STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.,
DEPOSITOR

U.S. BANK NATIONAL ASSOCIATION,
TRUSTEE

WELLS FARGO BANK, NATIONAL ASSOCIATION,
MASTER SERVICER AND SECURITIES ADMINISTRATOR

and

EMC MORTGAGE CORPORATION
SELLER

POOLING AND SERVICING AGREEMENT

Dated as of May 1, 2006

Structured Asset Mortgage Investments II Inc.

Prime Mortgage Trust, Certificates

Series 2006-1

ARTICLE I Definitions

Section 1.01        Definitions.
Section 1.02        Calculation of LIBOR.

ARTICLE II Conveyance of Mortgage Loans; Original Issuance of Certificates

Section 2.01        Conveyance of Mortgage Loans to Trustee.
Section 2.02        Acceptance of Mortgage Loans and Underlying Certificates by Trustee.
Section 2.03        Assignment of Interest in the Mortgage Loan Purchase Agreement.
Section 2.04        Substitution of Mortgage Loans.
Section 2.05        Issuance of Certificates.
Section 2.06        Representations and Warranties Concerning the Depositor.

ARTICLE III Administration of the Trust Fund and Servicing of Mortgage Loans

Section 3.01        Master Servicer and Securities Administrator.
Section 3.02        REMIC-Related Covenants.
Section 3.03        Monitoring of Servicers.
Section 3.04        Fidelity Bond.
Section 3.05        Power to Act; Procedures.
Section 3.06        Due-on-Sale Clauses; Assumption Agreements.
Section 3.07        Release of Mortgage Files.
Section 3.08        Documents, Records and Funds in Possession of Master Servicer to Be Held for Trustee.
Section 3.09        Standard Hazard Insurance and Flood Insurance Policies.
Section 3.10        Presentment of Claims and Collection of Proceeds.
Section 3.11        Maintenance of the Primary Mortgage Insurance Policies.
Section 3.12        Trustee to Retain Possession of Certain Insurance Policies and Documents.
Section 3.13        Realization Upon Defaulted Mortgage Loans.
Section 3.14        Compensation for the Master Servicer.
Section 3.15        REO Property.
Section 3.16        Annual Statement as to Compliance.
Section 3.17        Assessments of Compliance and Attestation Reports.
Section 3.18        Reports Filed with Securities and Exchange Commission.
Section 3.19        Intention of the Parties and Interpretation.
Section 3.20        UCC.
Section 3.21        Optional Purchase of Defaulted Mortgage Loans.

ARTICLE IV Accounts

Section 4.01        Protected Account.
Section 4.02        [Reserved].
Section 4.03        [Reserved].
Section 4.04        Distribution Account.
Section 4.05        Permitted Withdrawals and Transfers from the Distribution Account.

ARTICLE V Certificates

Section 5.01        Certificates.
Section 5.02        Registration of Transfer and Exchange of Certificates.
Section 5.03        Mutilated, Destroyed, Lost or Stolen Certificates.
Section 5.04        Persons Deemed Owners.
Section 5.05        Transfer Restrictions on Residual Certificates.
Section 5.06        Restrictions on Transferability of Non-Offered Certificates.
Section 5.07        ERISA Restrictions.
Section 5.08        Rule 144A Information.
Section 5.09        Appointment of Paying Agent and Certificate Registrar.

ARTICLE VI Payments to Certificateholders

Section 6.01        Distributions on the Certificates.
Section 6.02        [Reserved.]
Section 6.03        Allocation of Losses.
Section 6.04        Payments.
Section 6.05        Statements to Certificateholders.
Section 6.06        Monthly Advances.
Section 6.07        Compensating Interest Payments.

ARTICLE VII The Master Servicer

Section 7.01        Liabilities of the Master Servicer.
Section 7.02        Merger or Consolidation of the Master Servicer.
Section 7.03        Indemnification of the Trustee, the Master Servicer and the Securities Administrator.
Section 7.04        Limitations on Liability of the Master Servicer and Others.
Section 7.05        Master Servicer Not to Resign.
Section 7.06        Successor Master Servicer.
Section 7.07        Sale and Assignment of Master Servicing.

ARTICLE VIII Default

Section 8.01        Events of Default.
Section 8.02        Trustee to Act; Appointment of Successor.
Section 8.03        Notification to Certificateholders.
Section 8.04        Waiver of Defaults.
Section 8.05        List of Certificateholders.

ARTICLE IX Concerning the Trustee and the Securities Administrator

Section 9.01        Duties of Trustee and Securities Administrator.
Section 9.02        Certain Matters Affecting the Trustee and the Securities Administrator.
Section 9.03        Trustee and Securities Administrator Not Liable for Certificates or Mortgage Loans.
Section 9.04        Trustee and Securities Administrator May Own Certificates.
Section 9.05        Trustee’s and Securities Administrator’s Fees and Expenses.
Section 9.06        Eligibility Requirements for Trustee and Securities Administrator.
Section 9.07        Insurance.
Section 9.08        Resignation and Removal of the Trustee and Securities Administrator.
Section 9.09        Successor Trustee and Successor Securities Administrator.
Section 9.10        Merger or Consolidation of Trustee or Securities Administrator.
Section 9.11        Appointment of Co-Trustee or Separate Trustee.
Section 9.12        Federal Information Returns and Reports to Certificateholders; REMIC Administration.

ARTICLE X Termination

Section 10.01      Termination Upon Repurchase by the Depositor or its Designee or Liquidation of the Mortgage Loans.
Section 10.02      [Reserved].
Section 10.03      Additional Termination Requirements with respect to the Certificates.

ARTICLE XI Miscellaneous Provisions

Section 11.01      Intent of Parties.
Section 11.02      Amendment.
Section 11.03      Recordation of Agreement.
Section 11.04      Limitation on Rights of Certificateholders.
Section 11.05      Acts of Certificateholders.
Section 11.06      Governing Law.
Section 11.07      Notices.
Section 11.08      Severability of Provisions.
Section 11.09      Successors and Assigns.
Section 11.10      Article and Section Headings.
Section 11.11      Counterparts.
Section 11.12      Notice to Rating Agencies.

EXHIBITS

Exhibit A-1	-	Form of Class A Certificates
Exhibit A-2	-	Form of Class B Certificates
Exhibit A-3	-	Form of Class PO Certificates
Exhibit A-4	-	Form of Class R Certificates
Exhibit A-5	-	Form of Class X Certificates
Exhibit B	-	Mortgage Loan Schedule
Exhibit C	-	Reserved
Exhibit D	-	Request for Release of Documents
Exhibit E	-	Form of Affidavit pursuant to Section 860E(e)(4)
Exhibit F-1	-	Form of Investment Letter
Exhibit F-2	-	Form of Rule 144A and Related Matters Certificate
Exhibit F-3	-	Form of Rule 144A Global Certificate to Regulation S Global Certificate
Exhibit F-4	-	Form of Regulation S Global Certificate to Rule 144A Global Certificate
Exhibit G	-	Form of Custodial Agreement
Exhibit H	-	Form of Mortgage Loan Purchase Agreement
Exhibit I-1	-	Chevy Chase Servicing Agreement
Exhibit I-2	-	EMC Servicing Agreement
Exhibit I-3	-	National City Servicing Agreement
Exhibit I-4	-	Wachovia Servicing Agreement
Exhibit I-5	-	Wells Fargo Servicing Agreement
Exhibit J	-	Assignment Agreements
Exhibit K	-	Form of Back-Up Certification
Exhibit L	-	Servicing Criteria to Be Addressed in Assessment of Compliance
Exhibit M	-	Form 10-D, Form 8-K and Form 10-K Reporting Responsibility
Exhibit N	-	Additional Disclosure Notification
Exhibit O	-	Planned and Targeted Principal Schedules
Exhibit P	-	Form of Trustee Limited Power of Attorney
Exhibit Q	-	Form of Certification to be provided by the Securities Administrator to the Depositor

POOLING AND SERVICING AGREEMENT

Pooling and Servicing Agreement dated as of May 1, 2006, among Structured Asset Mortgage Investments II Inc., a Delaware corporation, as depositor (the “Depositor”), U.S. Bank National Association, as trustee (the “Trustee”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “Master Servicer”) and as securities administrator (in such capacity, the “Securities Administrator”), and EMC Mortgage Corporation, as seller (in such capacity, the “Seller”).

PRELIMINARY STATEMENT

On or prior to the Closing Date, the Depositor acquired the Mortgage Loans from the Seller. On the Closing Date, the Depositor will sell the Mortgage Loans and certain other property to the Trust Fund and receive in consideration therefor the Certificates, together evidencing the entire beneficial ownership interest in the Trust Fund.

The Trustee on behalf of the Trust shall make an election for the assets constituting REMIC I to be treated for federal income tax purposes as a REMIC. On the Startup Day, the REMIC I Regular Interests will be designated the “regular interestsæ in such REMIC, and the Class R-1 Certificates will be designated the sole class of “residual interests” in such REMIC.

The Trustee on behalf of the Trust shall make an election for the assets constituting REMIC II to be treated for federal income tax purposes as a REMIC. On the Startup Day, the REMIC II Regular Interests will be designated the “regular interests” in such REMIC, and the Class R-2 Certificates will be designated the sole class of “residual interests” in such REMIC.

The Trustee on behalf of the Trust shall make an election for the assets constituting REMIC III to be treated for federal income tax purposes as a REMIC. On the Startup Day, the Regular Certificates will be designated the “regular interests” in such REMIC, and the Class R-3 Certificates will be designated the sole class of “residual interests” in such REMIC.

The Mortgage Loans will have an Outstanding Principal Balance as of the Cut-off Date, after deducting all Scheduled Principal due on or before the Cut-off Date, of $286,444,709.62. The initial principal amount of the Certificates will not exceed such Outstanding Principal Balance.

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Securities Administrator, the Seller and the Trustee agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions.

Whenever used in this Agreement, the following words and phrases, unless otherwise expressly provided or unless the context otherwise requires, shall have the meanings specified in this Article.

Accepted Master Servicing Practices: With respect to any Mortgage Loan, as applicable, either (x) those customary mortgage servicing practices of prudent mortgage servicing institutions that master service mortgage loans of the same type and quality as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, to the extent applicable to the Trustee or the Master Servicer (except in its capacity as successor to a Servicer), or (y) as provided in the applicable Servicing Agreement, to the extent applicable to any Servicer, but in no event below the standard set forth in clause (x).

Account: The Distribution Account and the Protected Account as the context may require.

Accretion Termination Date: The earlier to occur of (i) the Distribution Date on which the Current Principal Amount of the Class II-A-7 Certificates has been reduced to zero and (ii) the Credit Support Depletion Date.

Accrued Certificate Interest: For any Certificate (other than the Class PO Certificates) for any Distribution Date, the interest accrued during the related Interest Accrual Period at the applicable Pass-Through Rate on the Current Principal Amount, or Notional Amount in the case of any Interest Only Certificate, of such Certificate immediately prior to such Distribution Date, less (i) in the case of a Senior Certificate (other than the Class PO Certificates), such Certificate’s share of any Net Interest Shortfall from the Mortgage Loans and, after the Cross-Over Date, the interest portion of any Realized Losses on the Mortgage Loans allocated thereto in accordance with Section 6.03(e) and (ii) in the case of a Subordinate Certificate, such Certificate’s share of any Net Interest Shortfall from the Mortgage Loans and the interest portion of any Realized Losses on the Mortgage Loans allocated thereto in accordance with Section 6.03(e). All calculations of interest on the Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months.

Additional Disclosure: As defined in Section 3.18.

Additional Form 10-D Disclosure: As defined in Section 3.18.

Additional Form 10-K Disclosure: As defined in Section 3.18.

Affiliate: As to any Person, any other Person controlling, controlled by or under common control with such Person. “Control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise. ”Controlled” and ”Controlling” have meanings correlative to the foregoing. The Trustee may conclusively presume that a Person is not an Affiliate of another Person unless a Responsible Officer of the Trustee has actual knowledge to the contrary.

Aggregate Planned Principal Amount: With respect to the Class II-A-4, Class II-A-5 and Class II-A-6 Certificates and any Distribution Date, the amount set forth in Exhibit O attached hereto opposite that Distribution Date.

Agreement: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

Annual Statement of Compliance: As defined in Section 3.16.

Allocable Share: With respect to any Class of Subordinate Certificates on any Distribution Date will generally equal such Class’s pro rata share (based on the Current Principal Amount of each Class entitled thereto) of the sum of each of the components of the definition of Subordinate Optimal Principal Amount for each Subgroup; provided, that except as described in the succeeding sentence, no Class of Subordinate Certificates (other than the Class of Subordinate Certificates outstanding with the lowest numerical designation) shall be entitled on any Distribution Date to receive distributions pursuant to clauses (2), (3) and (5) of the definition of Subordinate Optimal Principal Amount unless the Class Prepayment Distribution Trigger for the related Class is satisfied for such Distribution Date. If on any Distribution Date the Current Principal Amount of any Class of Subordinate Certificates for which the Class Prepayment Distribution Trigger was satisfied on such Distribution Date is reduced to zero, any amounts distributable to such Class pursuant to clauses (2), (3) and (5) of the definition of Subordinate Optimal Principal Amount, to the extent of such Class’s remaining Allocable Share, shall be distributed to the remaining Classes of Subordinate Certificates in reduction of their respective Current Principal Amounts, sequentially, in the order of their numerical Class designations.

Applicable Credit Rating: For any long-term deposit or security, a credit rating of AAA in the case of each of S&P and Fitch or Aaa in the case of Moody’s. For any short-term deposit or security, a rating of A-l+ in the case of S&P, F-1+ in the case of Fitch or P-1 in the case of Moody’s.

Applicable State Law: For purposes of Section 9.12(d), the Applicable State Law shall be (a) the law of the State of New York and (b) such other state law whose applicability shall have been brought to the attention of the Securities Administrator and the Trustee by either (i) an Opinion of Counsel reasonably acceptable to the Securities Administrator and the Trustee delivered to it by the Master Servicer or the Depositor, or (ii) written notice from the appropriate taxing authority as to the applicability of such state law.

Appraised Value: For any Mortgaged Property related to a Mortgage Loan, the amount set forth as the appraised value of such Mortgaged Property in an appraisal made for the mortgage originator in connection with its origination of the related Mortgage Loan.

Assessment of Compliance: As defined in Section 3.17.

Attesting Party: As defined in Section 3.17.

Attestation Report: As defined in Section 3.17.

Assignment Agreements: The agreements attached hereto as Exhibit J, whereby the Servicing Agreements were assigned to the Trustee for the benefit of the Holders of the Certificateholders.

Assignment of Proprietary Lease: With respect to a Cooperative Loan, the assignment of the related Cooperative Lease from the Mortgagor to the originator of the Cooperative Loan.

Assumed Final Distribution Date: With respect to the Certificates, the Distribution Date occurring in June 2036.

Available Funds: For any Distribution Date, an amount which generally includes, (1) all previously undistributed payments on account of principal (including the principal portion of Monthly Payments, Principal Prepayments and the principal amount of Net Liquidation Proceeds) with regard to the Mortgage Loans and all previously undistributed payments on account of interest received after the Cut-Off Date and on or prior to the related Determination Date, (2) any Monthly Advances and Compensating Interest made by the Master Servicer or a Servicer for such Distribution Date in respect of the Mortgage Loans and (3) any amounts reimbursed by the Master Servicer in connection with losses on certain eligible investments, net of all fees payable to, and amounts reimbursable to, the Servicers, the Master Servicer, the Securities Administrator, the Trustee and the Custodian as provided in this Agreement and the Custodial Agreement and investment earnings on amounts on deposit in the Distribution Account.

Average Loss Severity Percentage: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the sum of the Loss Severity Percentages for each Mortgage Loan which had a Realized Loss and the denominator of which is the number of Mortgage Loans which had Realized Losses.

Bankruptcy Code: The United States Bankruptcy Code, as amended as codified in 11 U.S.C. §§ 101-1330.

Bankruptcy Loss: With respect to any Mortgage Loan, any Deficient Valuation or Debt Service Reduction related to such Mortgage Loan as reported by the applicable Servicer to the Master Servicer.

Book-Entry Certificates: Initially, all Classes of the Senior Certificates and the Offered Subordinate Certificates.

Business Day: Any day other than (i) a Saturday or a Sunday, or (ii) a day on which the New York Stock Exchange or Federal Reserve is closed or on which banking institutions in the jurisdiction in which the Trustee, the Master Servicer, any Servicer or the Securities Administrator is located are authorized or obligated by law or executive order to be closed.

Certificate: Any one of the Certificates executed and countersigned by the Certificate Registrar substantially in the form of Exhibits A-1 through A-5 attached hereto.

Certificates Distribution Report: The report prepared by the Securities Administrator with respect to the Certificates and the Mortgage Loans pursuant to Section 6.05(a).

Certificateholder: A Holder of a Certificate.

Certificate Owner: Any Person who is the beneficial owner of a Certificate registered in the name of the Depository or its nominee.

Certificate Register: The register maintained pursuant to Section 5.02.

Certificate Registrar: The Securities Administrator or any successor certificate registrar appointed hereunder.

Chevy Chase: Chevy Chase Bank, F.S.B., or its successor in interest.

Chevy Chase Servicing Agreement: The Purchase, Warranties and Servicing Agreement, dated as of July 1, 2001, between the Seller and Chevy Chase, as amended by Amendment No. 1, dated as of January 13, 2003 and by Amendment No. 2, dated as of January 31, 2006, attached hereto as Exhibit I-1, and as modified by the related Assignment Agreement.

Class: With respect to the Certificates, I-A-1, II-A-1, II-A-2, II-A-3, II-A-4, II-A-5, II-A-6, II-A-7, II-A-8. II-A-9, III-A-1, III-A-2, PO, X, R-1, R-2, R-3, B-1, B-2, B-3, B-4, B-5 and B-6.

Class II-A Certificates: Any of the Class II-A-1, Class II-A-2, Class II-A-3, Class II-A-4, Class II-A-5, Class II-A-6, Class II-A-7, Class II-A-8 and Class II-A-9 Certificates.

Class II-A-8 Accrual Amount: On each Distribution Date preceding the Accretion Termination Date, an amount equal to the amount of Accrued Certificate Interest on the Class II-A-8 Certificates for that date which will be added to the Current Principal Amount of the Class II-A-8 Certificates and distributed pursuant to Section 6.01(g) to the holders of the Class II-A-7 Certificates and Class II-A-8 Certificates as principal in reduction of the Current Principal Amount of the Class II-A-7 Certificates and Class II-A-8 Certificates. Any distributions of the Class II-A-8 Accrual Amount to the Class II-A-7 Certificates and Class II-A-8 Certificates will reduce the Current Principal Amount of the Class II-A-7 Certificates and Class II-A-8 Certificates, as applicable, by that amount. The amount that is added to the Current Principal Amount of the Class II-A-8 Certificates will accrue interest at a rate of 6.00% per annum. On each Distribution Date on or after the Accretion Termination Date, the entire Accrued Certificate Interest on the Class II-A-8 Certificates for that date will be payable to the holders of the Class II-A-8 Certificates, as interest, to the extent not required to be paid to the Class II-A-7 Certificates and Class II-A-8 Certificates in order to fully reduce the Current Principal Amount of the Class II-A-7 Certificates to zero on the Accretion Termination Date; provided, however, that if the Accretion Termination Date is the Credit Support Depletion Date, the entire Class II-A-8 Accrual Amount for that date will be payable as interest to the holders of the Class II-A-8 Certificates.

Class II-A-9 Priority Amount: For any Distribution Date the product of (i) the Shift Percentage and (ii) the sum of (x) the Class II-A-9 Scheduled Principal Payment Amount for such Distribution Date and (y) the Class II-A-9 Unscheduled Principal Payment Amount for such Distribution Date.

Class II-A-9 Scheduled Principal Payment Amount: For any Distribution Date, an amount equal to the product of (x) the aggregate of the collections described in clause (1) of the definition of Subgroup Principal Distribution Amount for the related Subgroup and that Distribution Date (without application of the related Subgroup Senior Percentage) multiplied by (y) a fraction, (i) the numerator of which is the Current Principal Balance of the Class II-A-9 Certificates immediately prior to that Distribution Date and (ii) the denominator of which is the sum of the Non-PO Percentages of the Scheduled Principal Balances of the Mortgage Loans in Subgroup I, Subgroup II and Subgroup III as of the first day of the related Due Period.

Class II-A-9 Unscheduled Principal Payment Amount: For any Distribution Date, an amount equal to the product of (x) the aggregate of the collections described in clauses (2) through (5) of the definition of Subgroup Principal Distribution Amount for the related Subgroup and that Distribution Date (without application of the related Subgroup Senior Prepayment Percentage) multiplied by (y) a fraction, (i) the numerator of which is the Current Principal Amount of the Class II-A-9 Certificates immediately prior to that Distribution Date and (ii) the denominator of which is the sum of the Non-PO Percentages of the Scheduled Principal Balances of the Mortgage Loans in Subgroup I, Subgroup II and Subgroup II as of the first day of the related Due Period.

Class III-A Certificates: Any of the Class III-A-1 Certificates and Class III-A-2 Certificates.

Class A Certificates: Any of the Class I-A-1, Class II-A and Class III-A Certificates.

Class R Certificates: The Class R-1, Class R-2 and Class R-3 Certificates.

Class PO Certificate Cash Shortfall: For any Distribution Date, the difference between (i) principal distributable to the Class PO Certificates in accordance with priority fourth of clause (i) under subsection 6.01(a), and (ii) principal actually distributed to the Class PO Certificates after giving effect to clause (iii) under subsection 6.01(a).

Class PO Certificate Deferred Amount: As to each Distribution Date through the Cross-Over Date, the aggregate of all amounts allocable on such dates to the Class PO Certificates in respect of the principal portion of Realized Losses in respect of Discount Mortgage Loans in Subgroup I and the Class PO Certificate Cash Shortfall and all amounts previously allocated in respect of such losses and such shortfalls to the Class PO Certificates, and not distributed on prior Distribution Dates.

Class PO Certificate Principal Distribution Amount: The Class PO Certificates shall be entitled to distributions from Subgroup I. For the Class PO Certificates with respect to each Distribution Date will be an amount equal to the sum of:

(i) the PO Percentage of all scheduled payments of principal due on each Discount Mortgage Loan in Subgroup I on the related Due Date as specified in the amortization schedule at the time applicable thereto (after adjustment for previous principal prepayments but before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

(ii) the PO Percentage of the Scheduled Principal Balance of each Discount Mortgage Loan in Subgroup I which was the subject of a prepayment in full received by the related Servicer during the applicable Prepayment Period;

(iii) the PO Percentage of all partial prepayments of principal of each Discount Mortgage Loan in Subgroup I received during the applicable Prepayment Period;

(iv) the lesser of (a) the PO Percentage of the sum of (A) all Net Liquidation Proceeds and Subsequent Recoveries allocable to principal on each Discount Mortgage Loan in Subgroup I which became a Liquidated Mortgage Loan during the related Prepayment Period (other than a Discount Mortgage Loan described in clause (B)) and (B) the Scheduled Principal Balance of each such Discount Mortgage Loan in Subgroup I purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related Primary Mortgage Insurance Policy, if any, or otherwise; and (b) the PO Percentage of the sum of (A) the Scheduled Principal Balance of each Discount Mortgage Loan in Subgroup I which became a Liquidated Mortgage Loan during the related Prepayment Period (other than a Discount Mortgage Loan described in clause (B)) and (B) the Scheduled Principal Balance of each such Discount Mortgage Loan in Subgroup I that was purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related Primary Mortgage Insurance Policy, if any, or otherwise; and

(v) the PO Percentage of the sum of (a) the Scheduled Principal Balance of each Discount Mortgage Loan in Subgroup I which was repurchased by the Seller in connection with such Distribution Date and (b) the difference, if any, between the Scheduled Principal Balance of a Discount Mortgage Loan in Subgroup I that has been replaced by the Seller with a substitute Discount Mortgage Loan pursuant to the Agreement in connection with such Distribution Date and the Scheduled Principal Balance of such substitute Discount Mortgage Loan.

Class Prepayment Distribution Trigger: For a Class of Subordinate Certificates for any Distribution Date, the Class Prepayment Distribution Trigger is satisfied if the fraction (expressed as a percentage), the numerator of which is the aggregate Current Principal Amount of such Class and each Class of Subordinate Certificates subordinate thereto, if any, and the denominator of which is the Scheduled Principal Balance of all of the Mortgage Loans as of the beginning of the related Due Period, equals or exceeds such percentage calculated as of the Closing Date.

Clearing Agency: An organization registered as a “clearing agency” pursuant to Section 17A of the Securities and Exchange Act of 1934, as amended, which initially shall be DTC, Clearstream, Luxembourg and Euroclear.

Clearstream, Luxembourg: Clearstream Banking, a société anonyme, a limited liability company organized under the laws of Luxembourg.

Closing Date: May 31, 2006.

Code: The Internal Revenue Code of 1986, as amended.

Compensating Interest Payment: As defined in Section 6.07.

Cooperative: A private, cooperative housing corporation which owns or leases land and all or part of a building or buildings, including apartments, spaces used for commercial purposes and common areas therein and whose board of directors authorizes, among other things, the sale of Cooperative Stock.

Cooperative Apartment: A dwelling unit in a multi-dwelling building owned or leased by a Cooperative, which unit the Mortgagor has an exclusive right to occupy pursuant to the terms of a proprietary lease or occupancy agreement.

Cooperative Lease: With respect to a Cooperative Loan, the proprietary lease or occupancy agreement with respect to the Cooperative Apartment occupied by the Mortgagor and relating to the related Cooperative Stock, which lease or agreement confers an exclusive right to the holder of such Cooperative Stock to occupy such apartment.

Cooperative Loan: Any of the Mortgage Loans made in respect of a Cooperative Apartment, evidenced by a Mortgage Note and secured by (i) a Security Agreement, (ii) the related Cooperative Stock Certificate, (iii) an assignment of the Cooperative Lease, (iv) financing statements and (v) a stock power (or other similar instrument), and ancillary thereto, a recognition agreement between the Cooperative and the originator of the Cooperative Loan, each of which was transferred and assigned to the Trustee pursuant to Section 2.01 and are from time to time held as part of the Trust Fund.

Cooperative Stock: With respect to a Cooperative Loan, the single outstanding class of stock, partnership interest or other ownership instrument in the related Cooperative.

Cooperative Stock Certificate: With respect to a Cooperative Loan, the stock certificate or other instrument evidencing the related Cooperative Stock.

Corporate Trust Office: The office of the Trustee at which at any particular time its corporate trust business is administered, which office, at the date of the execution of this Agreement, is located at US Bank Corporate Trust Services, One Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Services/PRIME 2006-1, or such other address as the Trustee may designate from time to time. With respect to the Certificate Registrar and the presentment of Certificates for registration of transfer, exchange or final payment, Wells Fargo Bank, National Association, its offices located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust/PRIME 2006-1, and for all other purposes, its offices located at P.O. Box 98, Columbia, Maryland 21046 (or, for overnight deliveries, 9062 Old Annapolis Road, Columbia, Maryland 21045), Attention: Corporate Trust/Prime 2006-1.

Corresponding Certificates: With respect to each REMIC II Regular Interest, the Class with the same designation.

Credit Support Depletion Date: The first Distribution Date on which the related Subgroup Senior Percentage equals 100%.

Cross-Over Date: The Distribution Date on which the Current Principal Amounts of the Subordinate Certificates are reduced to zero.

Current Principal Amount: With respect to any Certificate (other than an Interest Only Certificate) as of any Distribution Date, the initial principal amount of such Certificate plus any Subsequent Recoveries added to the Current Principal Amount of such Certificate pursuant to Section 6.01(h), and reduced by (i) all amounts distributed on previous Distribution Dates on such Certificate with respect to principal, (ii) the principal portion of all Realized Losses allocated prior to such Distribution Date to such Certificates, taking account of the Loss Allocation Limitation and (iii) in the case of a Subordinate Certificate, such Certificate’s pro rata share, if any, of the applicable Subordinate Certificate Writedown Amount for previous Distribution Dates. With respect to any Class of Certificates (other than an Interest Only Certificate), the Current Principal Amount thereof will equal the sum of the Current Principal Amounts of all Certificates in such Class. Notwithstanding the foregoing, solely for purposes of giving consents, directions, waivers, approvals, requests and notices, each of the Residual Certificates after the Distribution Date on which they each receive the distribution of the last dollar of their respective original principal amount shall be deemed to have Current Principal Amounts equal to their respective Current Principal Amounts on the day immediately preceding such Distribution Date.

Current Report: The Current Report pursuant to Section 13 or 15(d) of the Exchange Act.

Custodial Agreement: An agreement, dated as of the Closing Date among the Depositor, the Master Servicer, the Trustee and the Custodian in substantially the form of Exhibit G hereto.

Custodian: Wells Fargo Bank, National Association, or any successor custodian appointed pursuant to the provisions hereof and of the Custodial Agreement.

Cut-off Date: May 1, 2006.

Cut-off Date Balance: An amount equal to $286,444,709.62.

Debt Service Reduction: Any reduction of the Scheduled Payments which a Mortgagor is obligated to pay with respect to a Mortgage Loan as a result of any proceeding under the Bankruptcy Code or any other similar state law or other proceeding.

Deficient Valuation: With respect to any Mortgage Loan, a valuation of the Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding indebtedness under the Mortgage Loan, which valuation results from a proceeding initiated under the Bankruptcy Code or any other similar state law or other proceeding.

Delinquent: A Mortgage Loan is “delinquent” if any payment due thereon is not made pursuant to the terms of such Mortgage Loan by the close of business on the day such payment is scheduled to be due. A Mortgage Loan is “30 days delinquent” if such payment has not been received by the close of business on the last day of the month in which such payment was due. For example, a Mortgage Loan with a payment due on December 1 that remained unpaid as of the close of business on December 31 would then be considered to be 30 to 59 days delinquent. Similarly for “60 days delinquent,” “90 days delinquent” and so on.  The determination as to whether a Mortgage Loan falls into these categories is made as of the close of business on the last Business Day of each month. This method of determining delinquencies is also referred to as the MBA method.

Depositor: Structured Asset Mortgage Investments II Inc., a Delaware corporation, or its successors in interest.

Depositor Information: As defined in Section 3.18(c).

Depository: The Depository Trust Company, the nominee of which is Cede & Co., or any successor thereto.

Depository Agreement: The meaning specified in Subsection 5.01(a) hereof.

Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

Designated Depository Institution: A depository institution (commercial bank, federal savings bank, mutual savings bank or savings and loan association) or trust company (which may include the Trustee), the deposits of which are fully insured by the FDIC to the extent provided by law.

Determination Date: With respect to each Mortgage Loan, the Determination Date as defined in the related Servicing Agreement.

Discount Mortgage Loan: Any Mortgage Loan with a Net Mortgage Rate less than 5.5000% per annum.

Disqualified Organization: Any of the following: (i) the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for the Freddie Mac or any successor thereto, a majority of its board of directors is not selected by such governmental unit), (ii) any foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers’ cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code or (v) any other Person so designated by the Trustee and the Certificate Registrar based upon an Opinion of Counsel that the holding of an ownership interest in a Residual Certificate by such Person may cause any REMIC contained in the Trust or any Person having an Ownership Interest in the Residual Certificate (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the transfer of an Ownership Interest in a Residual Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

Distribution Account: The trust account or accounts created and maintained pursuant to Section 4.04, which shall be denominated “Wells Fargo Bank, National Association, as Paying Agent, f/b/o holders of Structured Asset Mortgage Investments II Inc., Prime Mortgage Trust, Certificates, Series 2006-1 - Distribution Account.” The Distribution Account shall be an Eligible Account.

Distribution Date: The 25th day of any month, beginning in June 2006, or, if such 25th day is not a Business Day, the immediately following Business Day.

Distribution Report: The Asset-Backed Issuer Distribution Report pursuant to Section 13 or 15(d) of the Exchange Act.

DTC Custodian: Wells Fargo, National Association, or its successors in interest as custodian for the Depository.

Due Date: With respect to each Mortgage Loan, the date in each month on which its Scheduled Payment is due if such due date is the first day of a month and otherwise is deemed to be the first day of the following month or such other date specified in the related Servicing Agreement.

Due Period: With respect to any Distribution Date and each Mortgage Loan, the period commencing on the second day of the month preceding the month in which the Distribution Date occurs and ending at the close of business on the first day of the month in which the Distribution Date occurs.

EDGAR: As defined in Section 3.18.

Eligible Account: Any of (i) a segregated account maintained with a federal or state chartered depository institution (A) the short-term obligations of which are rated A-1 or better by Standard & Poor’s, F-1 by Fitch and P-1 by Moody’s at the time of any deposit therein or (B) insured by the FDIC (to the limits established by such Corporation), the uninsured deposits in which account are otherwise secured such that, as evidenced by an Opinion of Counsel (obtained by the Person requesting that the account be held pursuant to this clause (i)) delivered to the Trustee prior to the establishment of such account, the Certificateholders will have a claim with respect to the funds in such account and a perfected first priority security interest against any collateral (which shall be limited to Permitted Investments, each of which shall mature not later than the Business Day immediately preceding the Distribution Date next following the date of investment in such collateral or the Distribution Date if such Permitted Investment is an obligation of the institution that maintains the Distribution Account) securing such funds that is superior to claims of any other depositors or general creditors of the depository institution with which such account is maintained, (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company with trust powers acting in its fiduciary capacity or (iii) a segregated account or accounts of a depository institution acceptable to the Rating Agencies (as evidenced in writing by the Rating Agencies that use of any such account as the Distribution Account will not have an adverse effect on the then-current ratings assigned to the Classes of Certificates then rated by the Rating Agencies). Eligible Accounts may bear interest.

EMC: EMC Mortgage Corporation.

EMC Servicing Agreement: With respect to the Mortgage Loans serviced by EMC, the Servicing Agreement dated as of May 1, 2006, between the Depositor and EMC, attached hereto as Exhibit I-2 and as modified by the related Assignment Agreement.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

Euroclear: Euroclear Clearance System, Société Cooperative, a Belgium cooperative cooperation.

Euroclear Operator: Euroclear Bank S.A./N.V., as operator of the Euroclear system.

Event of Default: An event of default described in Section 8.01.

Excess Liquidation Proceeds: To the extent that such amount is not required by law to be paid to the related Mortgagor, the amount, if any, by which Liquidation Proceeds with respect to a Liquidated Mortgage Loan exceed the sum of (i) the Outstanding Principal Balance of such Mortgage Loan and accrued but unpaid interest at the related Mortgage Interest Rate through the last day of the month in which the related Liquidation Date occurs, plus (ii) related Liquidation Expenses.

Exchange Act: Securities Exchange Act of 1934, as amended.

Exchange Act Reports: Any reports required to be filed pursuant to Section 3.18 of this Agreement.

Fannie Mae: Federal National Mortgage Association or any successor thereto.

FDIC: Federal Deposit Insurance Corporation or any successor thereto.

Final Certification: The certification substantially in the form of Exhibit Three to the Custodial Agreement.

Fiscal Quarter: December 1 to February 29 (or the last day in such month), March 1 to May 31, June 1 to August 31, or September 1 to November 30, as applicable.

Fitch: Fitch, Inc. or its successor in interest.

Form 8-K Disclosure Information: As defined in Section 3.18(a)(ii)(A).

Form 10-K Filing Deadline: As defined in Section 3.18.

Fractional Undivided Interest: With respect to any Class of Certificates, the fractional undivided interest evidenced by any Certificate of such Class, the numerator of which is the Current Principal Amount, or Notional Amount in the case of the Interest Only Certificates, of such Certificate and the denominator of which is the Current Principal Amount, or Notional Amount in the case of the Interest Only Certificates, of such Class. With respect to the Certificates in the aggregate, the fractional undivided interest evidenced by (i) the Residual Certificates will be deemed to equal 0.25%, (ii) each Class of Interest Only Certificates will be deemed to equal 1.0% multiplied by a fraction, the numerator of which is the Notional Amount of such Certificate and the denominator of which is the aggregate Notional Amount of its respective Class and (iii) a Certificate of any other Class will be deemed to equal the fractional undivided interest remaining after taking into account clauses (i) and (ii) multiplied by a fraction, the numerator of which is the Current Principal Amount of such Certificate and the denominator of which is the aggregate Current Principal Amount of all the Certificates; provided, however, the percentage in clause (iii) above shall be increased by 1.0% upon the retirement of each Class of Interest Only Certificates.

Freddie Mac: Freddie Mac, formerly the Federal Home Loan Mortgage Corporation, or any successor thereto.

Global Certificate: Any Non-Offered Certificate registered in the name of the Depository or its nominee, beneficial interests in which are reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly or as an indirect participant in accordance with the rules of such depository).

Holder: The Person in whose name a Certificate is registered in the related Certificate Register, except that, subject to Subsections 11.02(b) and 11.05(e), solely for the purpose of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor, the Master Servicer or the Trustee or any Affiliate thereof shall be deemed not to be outstanding and the Fractional Undivided Interest evidenced thereby shall not be taken into account in determining whether the requisite percentage of Fractional Undivided Interests necessary to effect any such consent has been obtained.

Indemnified Persons: The Trustee, the Master Servicer, the Custodian and the Securities Administrator and their officers, directors, agents and employees and, with respect to the Trustee, any separate co-trustee and its officers, directors, agents and employees.

Independent: When used with respect to any specified Person, this term means that such Person (a) is in fact independent of the Depositor or the Master Servicer and of any Affiliate of the Depositor or the Master Servicer, (b) does not have any direct financial interest or any material indirect financial interest in the Depositor or the Master Servicer or any Affiliate of the Depositor or the Master Servicer and (c) is not connected with the Depositor or the Master Servicer or any Affiliate as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

Individual Certificate: Any Non-Offered Certificate registered in the name of the Holder other than the Depository or its nominee.

Initial Certification: The certification substantially in the form of Exhibit One to the Custodial Agreement.

Institutional Accredited Investor: Any Person meeting the requirements of Rule 501(a)(l), (2), (3) or (7) of Regulation D under the Securities Act or any entity all of the equity holders in which come within such paragraphs.

Insurance Policy: With respect to any Mortgage Loan, any standard hazard insurance policy, flood insurance policy or title insurance policy.

Insurance Proceeds: Amounts paid by the insurer under any Insurance Policy covering any Mortgage Loan or Mortgaged Property other than amounts required to be paid over to the Mortgagor pursuant to law or the related Mortgage Note or Security Instrument and other than amounts used to repair or restore the Mortgaged Property or to reimburse insured expenses.

Interest Accrual Period: For each Class of Certificates (other than the Class II-A-2, Class II-A-3, Class III-A-1 and Class III-A-2 Certificates) and for any Distribution Date, the calendar month preceding the month in which such Distribution Date occurs. For the Class II-A-2, Class II-A-3, Class III-A-1 and Class III-A-2 Certificates, the period from and including the preceding Distribution Date (or from May 25, 2006, in the case of the first Distribution Date) to and including the day prior to the current Distribution Date. All calculations of interest on the Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months.

Interest Determination Date: With respect to each Distribution Date, the second LIBOR Business Day immediately preceding the commencement of the related Interest Accrual Period.

Interest Only Certificates: The Class II-A-3, Class III-A-2 and Class X Certificates.

Interest Shortfall: With respect to any Distribution Date and each Mortgage Loan that during the related Prepayment Period was the subject of a Principal Prepayment or constitutes a Relief Act Mortgage Loan, an amount determined as follows:

(A) Partial principal prepayments received during the relevant Prepayment Period: The difference between (i) one month’s interest at the applicable Net Mortgage Rate on the amount of such prepayment and (ii) the amount of interest for the calendar month of such prepayment (adjusted to the applicable Net Mortgage Rate) received at the time of such prepayment;

(B) Principal prepayments in full received during the relevant Prepayment Period: The difference between (i) one month’s interest at the applicable Net Mortgage Rate on the Scheduled Principal Balance of such Mortgage Loan immediately prior to such prepayment and (ii) the amount of interest for the calendar month of such prepayment (adjusted to the applicable Net Mortgage Rate) received at the time of such prepayment; and

(C) As to any Relief Act Mortgage Loan, the excess of (i) 30 days’ interest (or, in the case of a principal prepayment in full, interest to the date of prepayment) on the Scheduled Principal Balance thereof (or, in the case of a principal prepayment in part, on the amount so prepaid) at the related Net Mortgage Rate over (ii) 30 days’ interest (or, in the case of a principal prepayment in full, interest to the date of prepayment) on such Scheduled Principal Balance (or, in the case of a Principal Prepayment in part, on the amount so prepaid) at the Net Mortgage Rate required to be paid by the Mortgagor as limited by application of the Relief Act.

Interim Certification: The certification substantially in the form of Exhibit Two to the Custodial Agreement.

Investment Letter: The letter to be furnished by each Institutional Accredited Investor which purchases any of the Class B-4, Class B-5 or Class B-6 Certificates in connection with such purchase, substantially in the form set forth as Exhibit F-1 hereto.

Issuing Entity: Prime Mortgage Trust 2006-1.

Lender-Paid PMI Rate: With respect to each Mortgage Loan covered by a lender-paid primary mortgage insurance policy, the amount payable to the related insurer, as stated in the Mortgage Loan Schedule.

LIBOR: With respect to any Distribution Date, the arithmetic mean of the London interbank offered rate quotations for one-month U.S. Dollar deposits, expressed on a per annum basis, determined in accordance with Section 1.02.

LIBOR Business Day: Any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in London, England and New York City are required or authorized to by law to be closed.

Liquidated Mortgage Loan: Any defaulted Mortgage Loan as to which the related Servicer or the Master Servicer has determined that all amounts it expects to recover from or on account of such Mortgage Loan have been recovered.

Liquidation Date: With respect to any Liquidated Mortgage Loan, the date on which the Master Servicer or the related Servicer has certified that such Mortgage Loan has become a Liquidated Mortgage Loan.

Liquidation Expenses: With respect to a Mortgage Loan in liquidation, unreimbursed expenses paid or incurred by or for the account of the Master Servicer or the related Servicer in connection with the liquidation of such Mortgage Loan and the related Mortgage Property, such expenses including (a) property protection expenses, (b) property sales expenses, (c) foreclosure and sale costs, including court costs and reasonable attorneys’ fees, and (d) similar expenses reasonably paid or incurred in connection with liquidation.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through trustee’s sale, foreclosure sale, Insurance Proceeds, condemnation proceeds or otherwise and any Subsequent Recoveries.

Loan-to-Value Ratio: With respect to any Mortgage Loan, the fraction, expressed as a percentage, the numerator of which is the original principal balance of the related Mortgage Loan and the denominator of which is the Original Value of the related Mortgaged Property.

Loss Allocation Limit: The meaning specified in Subsection 6.03(a)(iv) hereof.

Loss Severity Percentage: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the amount of Realized Losses incurred on a Mortgage Loan and the denominator of which is the Scheduled Principal Balance of such Mortgage Loan immediately prior to the liquidation of such Mortgage Loan.

Lost Notes: The original Mortgage Notes that have been lost, as indicated on the Mortgage Loan Schedule.

Master Servicer: As of the Closing Date, Wells Fargo Bank, N.A. and, thereafter, its respective successors in interest who meet the qualifications of the Servicing Agreements and this Agreement.

Master Servicing Compensation: For any Distribution Date, the Master Servicing Fee for such Distribution Date and any amounts earned on permitted investments in the Distribution Account.

Master Servicing Fee: As to each Mortgage Loan and any Distribution Date, an amount equal to 1/12th of the Master Servicing Fee Rate multiplied by the Scheduled Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs.

Master Servicing Fee Rate: 0.0155% per annum.

Master Servicer Information: As defined in Section 3.18(c).

Material Defect: The meaning specified in Section 2.02(a).

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS® System: The system of recording transfers of Mortgages electronically maintained by MERS.

MIN: The Mortgage Identification Number for Mortgage Loans registered with MERS on the MERS® System.

MOM Loan: With respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof, or as nominee for any subsequent assignee of the originator pursuant to an assignment of mortgage to MERS.

Monthly Advance: An advance of principal or interest required to be made by the applicable Servicer pursuant to the related Servicing Agreement or the Master Servicer pursuant to Section 6.06.

Moody’s: Moody’s Investors Service, Inc. or its successor in interest.

Mortgage File: The mortgage documents listed in Section 2.01(b) pertaining to a particular Mortgage Loan and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Interest Rate: The annual rate at which interest accrues from time to time on any Mortgage Loan pursuant to the related Mortgage Note, which rate is initially equal to the “Mortgage Interest Rate” set forth with respect thereto on the Mortgage Loan Schedule.

Mortgage Loan: A mortgage loan transferred and assigned to the Trustee pursuant to Section 2.01 or Section 2.04 and held as a part of the Trust Fund, as identified in the Mortgage Loan Schedule (which shall include, without limitation, (i) with respect to each Cooperative Loan, the related Mortgage Note, Security Agreement, Assignment of Proprietary Lease, Cooperative Stock Certificate, Cooperative Lease and Mortgage File and all rights appertaining thereto, and (ii) with respect to each Mortgage Loan other than a Cooperative Loan, each related Mortgage Note, Mortgage and Mortgage File and all rights appertaining thereto), including a mortgage loan the property securing which has become an REO Property. Notwithstanding any provision in this Agreement to the contrary, in no event shall the term “Mortgage Loan” include any Underlying Mortgage Loan.

Mortgage Loan Purchase Agreement: The Mortgage Loan Purchase Agreement dated as of May 31, 2006, between EMC Mortgage Corporation, as seller, and Structured Asset Mortgage Investments II Inc., as purchaser, and all amendments thereof and supplements thereto, attached as Exhibit H.

Mortgage Loan Schedule: The list of Mortgage Loans (as from time to time amended to reflect the repurchase or substitute of Mortgage Loans pursuant to the provisions of this Agreement) transferred to the Trustee as part of the Trust Fund and from time to time subject to this Agreement, the initial Mortgage Loan Schedule being attached hereto as Exhibit B setting forth the following information with respect to each Mortgage Loan:

(a)	the city, state and zip code of the Mortgaged Property;
(b)	the property type;
(c)	the Mortgage Interest Rate;
(d)	the Servicing Fee Rate;
(e)	the Master Servicing Fee Rate;
(f)	the LPMI Fee, if applicable;
(g)	[reserved];
(h)	the Net Rate;
(i)	the maturity date;
(j)	the stated original term to maturity;
(k)	the stated remaining term to maturity;
(l)	the original Principal Balance;
(m)	the first payment date;
(n)	the principal and interest payment in effect as of the Cut-off Date;
(o)	the unpaid Principal Balance as of the Cut-off Date;
(p)	the Loan-to-Value Ratio at origination;
(q)	the insurer of any Primary Mortgage Insurance Policy;
(r)	the MIN with respect to each MOM Loan;
(s)	the Gross Margin, if applicable;
(t)	the next Adjustment Date, if applicable;
(u)	the Maximum Mortgage Rate, if applicable;
(v)	the Minimum Mortgage Rate, if applicable;
(w)	the Periodic Rate Cap, if applicable;
(x)	the Loan Group, if applicable;
(y)	a code indicating whether the Mortgage Loan is negatively amortizing;
(z)	which Mortgage Loans adjust after an initial fixed-rate period of one, two, three, five, seven or ten years or any other period;
(aa)	the Prepayment Charge, if any;
(bb)	lien position (e.g., first lien or second lien);
(cc)	a code indicating whether the Mortgage Loan is has a balloon payment;
(dd)	a code indicating whether the Mortgage Loan is an interest-only loan;
(ee)	the interest-only term, if applicable;
(ff)	the Mortgage Loan Seller; and
(gg)	the original amortization term.

Such schedule also shall set forth for all of the Mortgage Loans, the total number of Mortgage Loans, the total of each of the amounts described under (n) and (j) above, the weighted average by principal balance as of the Cut-off Date of each of the rates described under (c) through (h) above, and the weighted average remaining term to maturity by unpaid principal balance as of the Cut-off Date.

Mortgage Note: The originally executed note or other evidence of the indebtedness of a Mortgagor under the related Mortgage Loan.

Mortgaged Property: Land and improvements securing the indebtedness of a Mortgagor under the related Mortgage Loan or, in the case of REO Property, such REO Property, or, in the case of a Cooperative Loan, the related Cooperative Lease and Cooperative Stock. In no event, however, shall the term “Mortgaged Property” include any mortgaged property or real estate owned property relating to an Underlying Mortgage Loan.

Mortgagor: The obligor on a Mortgage Note.

National City: National City Mortgage Co., or its successor in interest.

National City Servicing Agreement: The Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001, between the Seller and National City, as amended by Amendment Reg AB dated as of March 1, 2006, attached hereto as Exhibit I-3, and as modified by the related Assignment Agreement.

Net Interest Shortfall: With respect to any Distribution Date, the Interest Shortfall, if any, for such Distribution Date net of Compensating Interest Payments made with respect to such Distribution Date.

Net Liquidation Proceeds: As to any Liquidated Mortgage Loan, Liquidation Proceeds net of (i) Liquidation Expenses which are payable therefrom to the related Servicer or the Master Servicer in accordance with the related Servicing Agreement or this Agreement and (ii) unreimbursed advances by the related Servicer or the Master Servicer and Monthly Advances.

Net Mortgage Rate: With respect to each Mortgage Loan, the Mortgage Interest Rate in effect from time to time less the Servicing Fee (expressed as a per annum rate).

Non-Offered Certificates: The Class B-4, Class B-5 and Class B-6 Certificates.

Non-PO Percentage: With respect to any Mortgage Loan with a Net Mortgage Rate less than 5.5000% per annum, a fraction, expressed as a percentage, (x) the numerator of which is equal to the related Net Mortgage Rate, and (y) the denominator of which is equal to 5.5000% per annum. With respect to all other Mortgage Loans, 100%.

Nonrecoverable Advance: With respect to any Mortgage Loan, any advance or Monthly Advance (i) which was previously made or is proposed to be made by the Master Servicer, the Trustee (as successor Master Servicer) or the applicable Servicer and (ii) which, in the good faith judgment of the Master Servicer, the Trustee or the applicable Servicer, will not or, in the case of a proposed advance or Monthly Advance, would not, be ultimately recoverable by the Master Servicer, the Trustee (as successor Master Servicer) or the applicable Servicer from Liquidation Proceeds, Insurance Proceeds or future payments on the Mortgage Loan for which such advance or Monthly Advance was made or is proposed to be made.

Notional Amount: The Notional Amount of the Class II-A-3 Certificates as of any date of determination is equal to the Scheduled Principal Balance of the Class II-A-2 Certificates. For federal income tax purposes, however, the Notional Amount of the Class II-A-3 Certificates is an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest II-A-2. The Notional Amount of the Class III-A-2 Certificates as of any date of determination is equal to the Scheduled Principal Balance of the Class III-A-1 Certificates. For federal income tax purposes, however, the Notional Amount of the Class III-A-2 Certificates is an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest III-A-1. The Notional Amount of the Class X Certificates, as of any date of determination, is equal to the aggregate Scheduled Principal Balance of the Mortgage Loans with a Net Mortgage Rate greater than 7.5000% per annum. For federal income tax purposes, however, the Notional Amount of the Class X Certificates is an amount equal to the Uncertificated Notional Amount of REMIC II Regular Interest X.

Officer’s Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President or Assistant Vice President or other authorized officer of the Master Servicer, the Depositor, the Seller or the Servicer, as applicable, and delivered to the Trustee, as required by this Agreement.

Offered Certificates: The Senior Certificates and Offered Subordinate Certificates.

Offered Subordinate Certificates: The Class B-1, Class B-2 and Class B-3 Certificates.

Opinion of Counsel: A written opinion of counsel who is or are acceptable to the Trustee or the Master Servicer, as applicable, and who, unless required to be Independent (an “Opinion of Independent Counsel”), may be internal counsel for the Master Servicer or the Depositor.

Original Subordinate Principal Balance: The aggregate Current Principal Amount of the Subordinate Certificates as of the Closing Date.

Original Value: The lesser of (i) the Appraised Value or (ii) the sales price of a Mortgaged Property at the time of origination of a Mortgage Loan, except in instances where either clauses (i) or (ii) is unavailable, the other may be used to determine the Original Value, or if both clauses (i) and (ii) are unavailable, Original Value may be determined from other sources reasonably acceptable to the Depositor.

Outstanding Mortgage Loan: With respect to any Due Date, a Mortgage Loan which, prior to such Due Date, was not the subject of a Principal Prepayment in full, did not become a Liquidated Mortgage Loan and was not purchased or replaced.

Outstanding Principal Balance: As of the time of any determination, the principal balance of a Mortgage Loan remaining to be paid by the Mortgagor, or, in the case of an REO Property, the principal balance of the related Mortgage Loan remaining to be paid by the Mortgagor at the time such property was acquired by the Trust Fund less any Net Liquidation Proceeds with respect thereto to the extent applied to principal.

Pass-Through Rate: As to each Class of Certificates, the REMIC I Regular Interests and the REMIC II Regular Interests, the rate of interest determined as provided with respect thereto in Section 5.01(c). Any monthly calculation of interest at a stated rate shall be based upon annual interest at such rate divided by twelve.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of mortgage loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans.

Paying Agent: The Securities Administrator or any successor paying agent appointed hereunder.

Permitted Investments: At any time, any one or more of the following obligations and securities:

(i) direct obligations of, and obligations the timely payment of which are fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers’ acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof (including the Trustee, the Securities Administrator or the Master Servicer or its Affiliates acting in its commercial banking capacity) and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term debt rating and/or the long-term unsecured debt obligations of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment have the Applicable Credit Rating or better from each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the Federal Deposit Insurance Corporation;

(iii) repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above where the Trustee, the Securities Administrator or the Master Servicer or its Affiliates hold the security therefor;

(iv) securities bearing interest or sold at a discount issued by any corporation (including the Trustee, the Securities Administrator or the Master Servicer or its Affiliates) incorporated under the laws of the United States of America or any state thereof that have the Applicable Credit Rating or better from each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as part of the Trust to exceed 10% of the aggregate Outstanding Principal Balances of all the Mortgage Loans and Permitted Investments held as part of the Trust;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) having the Applicable Credit Rating or better from each Rating Agency at the time of such investment;

(vi) a Reinvestment Agreement issued by any bank, insurance company or other corporation or entity;

(vii) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency to the Trustee, the Securities Administrator or the Master Servicer or its Affiliates; and

(viii) any money market or common trust fund having the Applicable Credit Rating or better from each Rating Agency rating such fund, including any such fund for which the Trustee, the Securities Administrator or Master Servicer or any affiliate of the Trustee, the Securities Administrator or Master Servicer acts as a manager or an advisor; provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par or if such instrument or security is purchased at a price greater than par.

Permitted Transferee: Any Person other than a Disqualified Organization or an “electing large partnership” (as defined by Section 775 of the Code).

Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Physical Certificates: The Residual Certificates and the Non-Offered Certificates.

PO Percentage: With respect to any Discount Mortgage Loan, a fraction expressed as a percentage, (x) the numerator of which is equal to 5.5000% minus the related Net Mortgage Rate, and (y) the denominator of which is equal to 5.5000% per annum.

Prepayment Charge: With respect to any Mortgage Loan, the charges or premiums, if any, due in connection with a full or partial prepayment of such Mortgage Loan in accordance with the terms thereof.

Prepayment Interest Shortfall: With respect to any Distribution Date, the aggregate shortfall, if any, in collections of interest (adjusted to the related Net Mortgage Rates) on Mortgage Loans resulting from (a) prepayments in full received during the related Prepayment Period and (b) the partial prepayments received during the related Prepayment Period to the extent applied prior to the Due Date in the month of the Distribution Date.

Prepayment Period: With respect to any Distribution Date and the related Servicer, such period as is provided in the related Servicing Agreement.

Primary Mortgage Insurance Policy: Any primary mortgage guaranty insurance policy issued in connection with a Mortgage Loan which provides compensation to a Mortgage Note holder in the event of default by the obligor under such Mortgage Note or the related Security Instrument, if any or any replacement policy therefor through the related Interest Accrual Period for such Class relating to a Distribution Date.

Principal Prepayment: Any payment (whether partial or full) or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date to the extent that it is not accompanied by an amount as to interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment, including Insurance Proceeds and Repurchase Proceeds, but excluding the principal portion of Net Liquidation Proceeds received at the time a Mortgage Loan becomes a Liquidated Mortgage Loan.

Protected Account: An account established and maintained for the benefit of Holders of the Certificates by each Servicer with respect to the Mortgage Loans and with respect to REO Property pursuant to the applicable Servicing Agreement.

Purchase Price: With respect to any Mortgage Loan (or any property acquired with respect thereto) (x) required to be repurchased by the Seller pursuant to the Mortgage Loan Purchase Agreement or Article II of this Agreement or (y) that EMC has a right to purchase pursuant to Section 3.21 hereof, an amount equal to the sum of (i)(a) 100% of the Outstanding Principal Balance of such Mortgage Loan as of the date of repurchase (or if the related Mortgaged Property was acquired with respect thereto, 100% of the Outstanding Principal Balance at the date of the acquisition), plus (b) accrued but unpaid interest on the Outstanding Principal Balance at the related Mortgage Interest Rate, through and including the last day of the month of repurchase, plus (c) any unreimbursed Monthly Advances and servicing advances payable to the related Servicer of the Mortgage Loan or to the Master Servicer and (ii) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any predatory lending laws.

QIB: A Qualified Institutional Buyer as defined in Rule 144A promulgated under the Securities Act.

Qualified Insurer: Any insurance company duly qualified as such under the laws of the state or states in which the related Mortgaged Property or Mortgaged Properties is or are located, duly authorized and licensed in such state or states to transact the type of insurance business in which it is engaged and approved as an insurer by the Master Servicer, so long as the claims paying ability of which is acceptable to the Rating Agencies for pass-through certificates having the same rating as the related Certificates rated by the Rating Agencies as of the Closing Date.

Rating Agencies: With respect to the Certificates, Fitch and S&P.

Realized Loss: Any (i) Bankruptcy Loss or (ii) as to any Liquidated Mortgage Loan, (x) the Outstanding Principal Balance of such Liquidated Mortgage Loan plus accrued and unpaid interest thereon at the Mortgage Interest Rate through the last day of the month of such liquidation, less (y) the related Net Liquidation Proceeds with respect to such Mortgage Loan and the related Mortgage Property. In addition, to the extent the Paying Agent receives Subsequent Recoveries with respect to any Mortgage Loan, the amount of the Realized Loss with respect to that Mortgage Loan will be reduced to the extent such recoveries are applied to reduce the Current Principal Amount of any Class of Certificates on any Distribution Date.

Record Date: With respect to any Distribution Date and each Class of Certificates, other than the Class II-A-2, Class II-A-3, Class III-A-1 and Class III-A-2 Certificates, the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date. With respect to any Distribution Date and for the Class II-A-2, Class II-A-3, Class III-A-1 and Class III-A-2 Certificates, the Business Day preceding such Distribution Date so long as such Certificates remain in book-entry form; and otherwise, the last Business Day of the month preceding the month in which such Distribution Date occurs.

Regular Certificates: Any of the Certificates other than the Residual Certificates.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Regulation S: Regulation S promulgated under the Securities Act.

Regulation S Global Certificates: The Regulation S Temporary Global Certificates and the Regulation S Permanent Global Certificates.

Regulation S Permanent Global Certificates: As defined in Section 5.09 (b) hereof.

Regulation S Temporary Global Certificates: As defined in Section 5.09(c) hereof.

Relief Act: The Servicemembers Civil Relief Act, formerly known as the Soldiers’ and Sailors’ Civil Relief Act of 1940, as amended, or similar state law.

Relief Act Mortgage Loan: Any Mortgage Loan as to which the Scheduled Payment thereof has been reduced due to the application of the Relief Act.

REMIC: A real estate mortgage investment conduit, as defined in the Code.

REMIC I: That group of assets contained in the Trust Fund designated as a REMIC consisting of (i) the Mortgage Loans, (ii) the Distribution Account, (iii) any REO Property relating to the Mortgage Loans, (iv) the rights with respect to the related Servicing Agreement, (v) the rights with respect to the Assignment Agreement and (vi) any proceeds of the foregoing.

REMIC I Interests: The REMIC I Regular Interests and the Class R-1 Certificates.

REMIC I Regular Interests: REMIC I Regular Interests 1-Sub, 2-Sub, 3-Sub, PO, 1-ZZZ, 2-ZZZ, 3-ZZZ, X and R-2/R-3.

REMIC I Subordinated Balance Ratio: The ratio among the Uncertificated Principal Balances of each of the REMIC I Regular Interests ending with the designation “Sub,” equal to the ratio among, with respect to each such REMIC I Regular Interest, the excess of (x) the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Subgroup (other than the PO Percentage of the Scheduled Principal Balance of any such Mortgage Loans) over (y) the aggregate Current Principal Amount of the Senior Certificates (other than the Class PO Certificates) in the related Subgroup.

REMIC II: That group of assets contained in the Trust Fund designated as a REMIC consisting of the REMIC I Regular Interests.

REMIC II Interests: The REMIC II Regular Interests and the Class R-2 Certificates.

REMIC III: That group of assets contained in the Trust Fund designated as a REMIC consisting of the REMIC II Regular Interests.

REMIC Opinion: An Opinion of Independent Counsel to the effect that the proposed action described therein would not, under the REMIC Provisions, (i) cause any REMIC to fail to qualify as a REMIC while any regular interest in such REMIC is outstanding, (ii) result in a tax on prohibited transactions with respect to any REMIC or (iii) constitute a taxable contribution to any REMIC after the Startup Day.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

REO Property: A Mortgaged Property acquired in the name of the Trustee, for the benefit of Certificateholders, by foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

Reportable Event: As defined in Section 3.18.

Repurchase Proceeds: The Purchase Price in connection with any repurchase of a Mortgage Loan by the Seller and any cash deposit in connection with the substitution of a Mortgage Loan.

Request for Release: A request for release in the form attached hereto as Exhibit D.

Required Insurance Policy: With respect to any Mortgage Loan, any insurance policy which is required to be maintained from time to time under this Agreement with respect to such Mortgage Loan.

Residual Certificates: Any of the Class R-1, Class R-2 and Class R-3 Certificates.

Responsible Officer: Any officer assigned to the Corporate Trust Office (or any successor thereto), including any Vice President, Assistant Vice President, Trust Officer, any Assistant Secretary, any trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Agreement, and any other officer of the Trustee to whom a matter arising hereunder may be referred.

Rule 144A Certificate: The certificate to be furnished by each purchaser of a Non-Offered Certificate (which is also a Physical Certificate) which is a Qualified Institutional Buyer as defined under Rule 144A promulgated under the Securities Act, substantially in the form set forth as Exhibit F-2 hereto.

S&P: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and its successors in interest.

Scheduled Payment: With respect to any Mortgage Loan and any month, the scheduled payment or payments of principal and interest due during such month on such Mortgage Loan which either is payable by a Mortgagor in such month under the related Mortgage Note or, in the case of REO Property, would otherwise have been payable under the related Mortgage Note.

Scheduled Principal: The principal portion of any Scheduled Payment.

Scheduled Principal Balance: With respect to any Mortgage Loan on any Distribution Date, (i) the unpaid principal balance of such Mortgage Loan as of the close of business on the related Due Date (i.e., taking account of the principal payment to be made on such Due Date and irrespective of any delinquency in its payment), as specified in the amortization schedule at the time relating thereto (before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding occurring after the Cut-off Date (other than a Deficient Valuation) or any moratorium or similar waiver or grace period) and less (ii) any Principal Prepayments (including the principal portion of Net Liquidation Proceeds) received during or prior to the related Prepayment Period; provided that the Scheduled Principal Balance of a Liquidated Mortgage Loan is zero.

Securities Act: The Securities Act of 1933, as amended.

Securities Administrator: Wells Fargo Bank, N.A., or its successor in interest, or any successor securities administrator appointed as herein provided.

Securities Administrator Information: As defined in Section 3.18(c).

Securities Legend: “THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ”SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A“QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE AND THE CERTIFICATE REGISTRAR OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE TRUSTEE AND THE CERTIFICATE REGISTRAR OF SUCH OTHER EVIDENCE ACCEPTABLE TO THE TRUSTEE AND THE CERTIFICATE REGISTRAR THAT SUCH REOFFER, RESALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS OR IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION. THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED [in the case of a Residual Certificate or a Class B-4, Class B-5 and Class B-6 Certificate] UNLESS THE OPINION OF COUNSEL REQUIRED BY SECTION 5.07 OF THE POOLING AND SERVICING AGREEMENT IS PROVIDED [in the case of a Class B-4, Class B-5 and Class B-6 Certificate] UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION EXEMPTION (“PTE”) 84-14, PTE 91-38, PTE 90-1, PTE 95-60 OR PTE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL FIDUCIARY DUTIES ON THE PART OF THE DEPOSITOR, THE SECURITIES ADMINISTRATOR, THE MASTER SERVICER, ANY SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE AND WILL BE EVIDENCED BY A REPRESENTATION OR AN OPINION OF COUNSEL TO SUCH EFFECT BY OR ON BEHALF OF AN INSTITUTIONAL ACCREDITED INVESTOR”.

Security Agreement: With respect to a Cooperative Loan, the agreement creating a security interest in favor of the originator in the related Cooperative Stock.

Security Instrument: A written instrument creating a valid first lien on a Mortgaged Property securing a Mortgage Note, which may be any applicable form of mortgage, deed of trust, deed to secure debt or security deed, including any riders or addenda thereto.

Seller: EMC Mortgage Corporation, in its capacity as seller of the Mortgage Loans to the Depositor.

Senior Certificates: The Class I-A-1, Class II-A-1, Class II-A-2, Class II-A-3, Class II-A-4, Class II-A-5, Class II-A-6, Class II-A-7, Class II-A-8, Class II-A-9, Class III-A-1, Class III-A-2, Class R-1, Class R-2, Class R-3, Class X and Class PO Certificates.

Servicer: Any of Chevy Chase, EMC, National City, Wachovia and Wells Fargo.

Servicer Remittance Date: With respect to each Mortgage Loan, the date set forth in the related Servicing Agreement.

Servicing Agreements: The Chevy Chase Servicing Agreement, EMC Servicing Agreement, National City Servicing Agreement, Wachovia Servicing Agreement and Wells Fargo Servicing Agreement.

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time, or those Servicing Criteria otherwise mutually agreed to by EMC, the Master Servicer, the Trustee and the applicable Servicer in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit L.

Servicing Fee: As to any Mortgage Loan and Distribution Date, an amount equal to the product of (i) the Scheduled Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs and (ii) 1/12th of the Servicing Fee Rate.

Servicing Fee Rate: 0.25% per annum.

Servicing Officer: Any officer of the related Servicer or Master Servicer involved in or responsible for the administration and servicing or master servicing, as applicable, of the Mortgage Loans as to which officer evidence, reasonably acceptable to the Trustee, of due authorization of such officer, by such Servicer or Master Servicer has been furnished from time to time to the Trustee.

Shift Percentage: On any Distribution Date occurring during the periods set forth below will be as follows:

Period (dates inclusive)	Shift Percentage
June 25, 2006 - May 25, 2011	0%
June 25, 2011 - May 25, 2012	30%
June 25, 2012 - May 25, 2013	40%
June 25, 2013 - May 25, 2014	60%
June 25, 2014 - May 25, 2015	80%
June 25, 2015 and thereafter	100%

Sponsor: EMC Mortgage Corporation, in its capacity as sponsor hereunder.

Startup Day: May 31, 2006.

Subgroup: Any of Subgroup I, Subgroup II and Subgroup III.

Subgroup I: All of the Mortgage Loans with a Net Mortgage Rate of less than 5.5000% per annum plus the Subgroup I Fraction of the principal balance of any Mortgage Loan with a Net Mortgage Rate of greater than or equal to 5.5000% per annum and less than 6.2500% per annum.

Subgroup I Certificates: The Class I-A-1, Class R-1, Class R-2, Class R-3 and Class PO Certificates.

Subgroup I Fraction: With respect to any Mortgage Loan with a Net Mortgage Rate of greater than or equal to 5.5000% per annum and less than 6.2500% per annum, a fraction, (x) the numerator of which is equal to 6.2500% minus the Net Mortgage Rate of such Mortgage Loan, and (y) the denominator of which is equal to 0.7500%.

Subgroup I Principal Distribution Amount: The Subgroup Principal Distribution Amount with respect to Subgroup I.

Subgroup II: The Subgroup II-A Fraction of the principal balance of any Mortgage Loan with a Net Mortgage Rate of greater than or equal to 5.5000% per annum and less than 6.2500% per annum and the Subgroup II-B Fraction of the principal balance of any Mortgage Loan with a Net Mortgage Rate greater than or equal to 6.2500% per annum and less than 7.5000% per annum.

Subgroup II Certificates: The Class II-A-1, Class II-A-2, Class II-A-3, Class II-A-4, Class II-A-5, Class II-A-6, Class II-A-7, Class II-A-8 and Class II-A-9 Certificates.

Subgroup II-A Fraction: With respect to any Mortgage Loan with a Net Mortgage Rate of greater than or equal to 5.5000% per annum and less than 6.2500% per annum, a fraction, (x) the numerator of which is equal to the Net Mortgage Rate of such Mortgage Loan minus 5.5000%, and (y) the denominator of which is equal to 0.750%.

Subgroup II-B Fraction: With respect to any Mortgage Loan with a Net Mortgage Rate of greater than or equal to 6.2500% per annum and less than 7.5000% per annum, a fraction, (x) the numerator of which is equal to 7.5000% minus the Net Mortgage Rate of such Mortgage Loan, and (y) the denominator of which is equal to 1.250%.

Subgroup II Principal Distribution Amount: The Subgroup Principal Distribution Amount with respect to Subgroup II.

Subgroup III: All of the Mortgage Loans with a Net Mortgage Rate of greater than 7.5000% per annum, plus the Subgroup III Fraction of the principal balance of any Mortgage Loan with a Net Mortgage Rate of greater than or equal to 6.2500% per annum and less than 7.5000% per annum.

Subgroup III Certificates: The Class III-A-1, Class III-A-2 and Class X Certificates.

Subgroup III Fraction: With respect to any Mortgage Loan with a Net Mortgage Rate of greater than or equal to 6.2500% per annum and less than 7.5000% per annum, a fraction, (x) the numerator of which is equal to the Net Mortgage Rate of such Mortgage Loans minus 6.2500%, and (y) the denominator of which is equal to 1.2500%.

Subgroup III Principal Distribution Amount: The Subgroup Principal Distribution Amount with respect to Subgroup III.

Subgroup Principal Distribution Amount: With respect to each of Subgroup I, Subgroup II and Subgroup III Certificates and each Distribution Date will be an amount equal to the sum of the following (but in no event greater than the aggregate Current Principal Amounts of each of the Subgroup I, Subgroup II and Subgroup III Certificates, as applicable, immediately prior to such Distribution Date):

(1) the applicable Subgroup Senior Percentage of the Non-PO Percentage of the principal portion of all Scheduled Payments due on the Mortgage Loans in the related Subgroup on the related Due Date, as specified in the amortization schedule at the time applicable thereto (after adjustment for previous Principal Prepayments but before any adjustments to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

(2) the applicable Subgroup Senior Prepayment Percentage of the Non-PO Percentage of the Scheduled Principal Balance of each Mortgage Loan in the related Subgroup which was the subject of a Principal Prepayment in full received by the Servicers during the applicable Prepayment Period;

(3) the applicable Subgroup Senior Prepayment Percentage of the Non-PO Percentage of all Principal Prepayments in part received by the Servicers during the applicable Prepayment Period with respect to each Mortgage Loan in the related Subgroup;

(4) the lesser of (a) the applicable Subgroup Senior Prepayment Percentage of the Non-PO Percentage of the sum of (i) all Net Liquidation Proceeds allocable to principal received in respect of each Mortgage Loan in the related Subgroup which became a Liquidated Mortgage Loan during the related Prepayment Period (other than Mortgage Loans described in the immediately following clause (ii)) and all Subsequent Recoveries received in respect of each Liquidated Mortgage Loan in the related Subgroup during the related Due Period and (ii) the Scheduled Principal Balance of each such Mortgage Loan in the related Subgroup purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related Primary Mortgage Insurance Policy, if any, or otherwise; and (b) the applicable Subgroup Senior Percentage of the Non-PO Percentage of the sum of (i) the Scheduled Principal Balance of each Mortgage Loan in the related Subgroup which became a Liquidated Mortgage Loan during the related Prepayment Period (other than the Mortgage Loans described in the immediately following clause (ii)) and all Subsequent Recoveries received in respect of each Liquidated Mortgage Loan in the related Subgroup during the related Due Period and (ii) the Scheduled Principal Balance of each such Mortgage Loan in the related Subgroup that was purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related Primary Mortgage Insurance Policy, if any or otherwise; and

(5) the applicable Subgroup Senior Prepayment Percentage of the Non-PO Percentage of the sum of (a) the Scheduled Principal Balance of each Mortgage Loan in the related Subgroup which was repurchased by the Issuing Entity in connection with such Distribution Date and (b) the excess, if any, of the Scheduled Principal Balance of each Mortgage Loan in the related Subgroup that has been replaced by the Issuing Entity with a substitute Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement in connection with such Distribution Date over the Scheduled Principal Balance of each such substitute Mortgage Loan.

Subgroup Senior Percentage: With respect to each Subgroup, the lesser of (a) 100% and (b) the percentage (carried to six places rounded up) obtained by dividing the Current Principal Amount of the Senior Certificates of such Subgroup (other than any Class PO Certificates), immediately prior to such Distribution Date, by the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Subgroup (other than the PO Percentage thereof with respect to the related Discount Mortgage Loans) as of the beginning of the related Due Period. The initial Subgroup Senior Percentage for the Senior Certificates will be 94.50%.

Subgroup Senior Prepayment Percentage: The Subgroup Senior Prepayment Percentage for the Subgroup I, Subgroup II and Subgroup III Certificates, on any Distribution Date occurring during the periods set forth below will be as follows:

Period (dates inclusive)	Subgroup Senior Prepayment Percentage
June 25, 2006 - May 25, 2011	100%
June 25, 2011 - May 25, 2012	Subgroup Senior Percentage for the related Subgroup Certificates plus 70% of the related Subordinate Percentage
June 25, 2012 - May 25, 2013	Subgroup Senior Percentage for the related Subgroup Certificates plus 60% of the related Subordinate Percentage
June 25, 2013 - May 25, 2014	Subgroup Senior Percentage for the related Subgroup Certificates plus 40% of the related Subordinate Percentage
June 25, 2014 - May 25, 2015	Subgroup Senior Percentage for the related Subgroup Certificates plus 20% of the related Subordinate Percentage
June 25, 2015 and thereafter	Subgroup Senior Percentage for the related Subgroup Certificates

Any scheduled reduction to the Subgroup Senior Prepayment Percentage for the Subgroup I, Subgroup II and Subgroup III Certificates shall not be made as of any Distribution Date unless, as of the last day of the month preceding such Distribution Date (1) the aggregate Scheduled Principal Balance of the Mortgage Loans delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and such Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust) averaged over the last six months, as a percentage of the aggregate Current Principal Amount of the Subordinate Certificates does not exceed 50% and (2) cumulative Realized Losses on the Mortgage Loans do not exceed (a) 30% of the aggregate Current Principal Amount of the Original Subordinate Principal Balance if such Distribution Date occurs between and including June 2011 and May 2012, (b) 35% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including June 2012 and May 2013, (c) 40% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including June 2013 and May 2014, (d) 45% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including June 2014 and May 2015, and (e) 50% of the Original Subordinate Principal Balance if such Distribution Date occurs during or after June 2015.

Notwithstanding the foregoing, if on any Distribution Date, the percentage for Subgroup I, Subgroup II and Subgroup III, the numerator of which is the aggregate Current Principal Amount of the Senior Certificates of such Subgroup immediately preceding such Distribution Date, and the denominator of which is the Scheduled Principal Balance of the Mortgage Loans in such Subgroup (other than the PO Percentage thereof with respect to the Discount Mortgage Loans) as of the beginning of the related Due Period, exceeds such percentage as of the Cut-off Date, then the Subgroup Senior Prepayment Percentage with respect to the Senior Certificates of each Subgroup for such Distribution Date will equal 100%.

Subordinate Certificates: The Offered Subordinate Certificates and Non-Offered Certificates.

Subordinate Certificate Writedown Amount: With respect to the Subordinate Certificates, the amount by which (x) the sum of the Current Principal Amounts of the Certificates (after giving effect to the distribution of principal and the allocation of Realized Losses in reduction of the Current Principal Amounts of the Certificates on such Distribution Date) exceeds (y) the Scheduled Principal Balances of the Mortgage Loans on the Due Date related to such Distribution Date.

Subordinate Optimal Principal Amount: With respect to the Subordinate Certificates and each Distribution Date, an amount equal to the sum of the following from each Subgroup (but in no event greater than the aggregate Current Principal Amount of the Subordinate Certificates immediately prior to such Distribution Date):

(i) the Subordinate Percentage of the Non-PO Percentage of the principal portion of all Monthly Payments due on each Mortgage Loan in the related Subgroup on the related Due Date, as specified in the amortization schedule at the time applicable thereto (after adjustment for previous principal prepayments but before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

(ii) the Subordinate Prepayment Percentage of the Non-PO Percentage of the Scheduled Principal Balance of each Mortgage Loan in the related Subgroup which was the subject of a prepayment in full received by the Servicers during the applicable Prepayment Period;

(iii) the Subordinate Prepayment Percentage of the Non-PO Percentage of all partial prepayments of principal received during the applicable Prepayment Period for each Mortgage Loan in the related Subgroup;

(iv) the excess, if any, of (a) the Net Liquidation Proceeds allocable to principal received during the related Prepayment Period in respect of each Liquidated Mortgage Loan in the related Subgroup over (b) the sum of the amounts distributable to the holders of the Senior Certificates pursuant to clause (4) of the definition of “Subgroup Principal Distribution Amount” and “Class PO Certificate Principal Distribution Amount” on such Distribution Date;

(v) the Subordinate Prepayment Percentage of the Non-PO Percentage of the sum of (a) the Scheduled Principal Balance of each Mortgage Loan in the related Subgroup which was repurchased by the Seller in connection with such Distribution Date and (b) the difference, if any, between the Scheduled Principal Balance of a Mortgage Loan in the related Subgroup that has been replaced by the Seller with a substitute Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement in connection with such Distribution Date and the Scheduled Principal Balance of such substitute Mortgage Loan; and

(vi) on the Distribution Date on which the Current Principal Amounts of the Senior Certificates (other than the Class X, Class II-A-3, Class III-A-2 and Class PO Certificates) have all been reduced to zero, 100% of any Subgroup Principal Distribution Amount.

Subordinate Percentage: As of any Distribution Date and with respect to any Subgroup, 100% minus the related Subgroup Senior Percentage for the Senior Certificates related to such Subgroup. The initial Subordinate Percentage for each Subgroup will be equal to 5.50%.

Subordinate Prepayment Percentage: As of any Distribution Date and with respect to any Subgroup, 100% minus the related Subgroup Senior Prepayment Percentage for such Subgroup, except that on any Distribution Date after the Current Principal Amount of each Class of Senior Certificates have each been reduced to zero, the Subordinate Prepayment Percentage for the Subordinate Certificates with respect to such Subgroup will equal 100%.

Subsequent Recoveries: As of any Distribution Date, amounts received by the related Servicer during the related Due Period or surplus amounts held by the related Servicer to cover estimated expenses (including, but not limited to, recoveries in respect of the representations and warranties made by the Seller pursuant to the Mortgage Loan Purchase Agreement) specifically related to a Liquidated Mortgage Loan or disposition of an REO Property prior to the related Prepayment Period that resulted in a Realized Loss, after the liquidation or disposition of such Mortgage Loan.

Substitute Mortgage Loan: A mortgage loan tendered to the Trustee pursuant to the related Servicing Agreement, the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, in each case, (i) which has an Outstanding Principal Balance not greater nor materially less than the Mortgage Loan for which it is to be substituted; (ii) which has a Mortgage Interest Rate and Net Mortgage Rate not less than, and not materially greater than, such Mortgage Loan; (iii) which has a maturity date not materially earlier or later than such Mortgage Loan and not later than the latest maturity date of any Mortgage Loan; (iv) which is of the same property type and occupancy type as such Mortgage Loan; (v) which has a Loan-to-Value Ratio not greater than the Loan-to-Value Ratio of such Mortgage Loan; (vi) which is current in payment of principal and interest as of the date of substitution; and (vii) as to which the payment terms do not vary in any material respect from the payment terms of the Mortgage Loan for which it is to be substituted.

Targeted Principal Amount: With respect to the Class II-A-7 Certificates and any Distribution Date, the amount set forth in Exhibit O attached hereto opposite that Distribution Date.

Tax Administration and Tax Matters Person: The Securities Administrator or any successor thereto or assignee thereof shall serve as tax administrator hereunder and as agent for the Tax Matters Person. The Holder of each Class of Residual Certificates shall be the Tax Matters Person for the related REMIC, as more particularly set forth in Section 9.12 hereof.

Termination Purchase Price: The price, calculated as set forth in Section 10.01, to be paid in connection with the repurchase of the Mortgage Loans pursuant to Section 10.01.

Trust Fund: The corpus of the trust created by this Agreement, consisting of the Mortgage Loans and the other assets described in Section 2.01(a).

Trustee: U.S. Bank National Association or its successor in interest, or any successor trustee appointed as herein provided.

Uncertificated Notional Amount: With respect to REMIC I Regular Interest X, the aggregate Scheduled Principal Balance of the Mortgage Loans with Net Mortgage Rates greater than 7.500% per annum. With respect to REMIC II Regular Interest X, an amount equal to the Uncertificated Notional Amount for REMIC I Regular Interest X.

Uncertificated Principal Balance: With respect to any REMIC I Regular Interest or REMIC II Regular Interest as of any Distribution Date, the initial principal amount of such regular interest as set forth in Sections 5.01(c)(i) and (c)(ii), reduced by (i) all amounts distributed on previous Distribution Dates on such regular interest with respect to principal and (ii) the principal portion of all Realized Losses allocated prior to such Distribution Date to such regular interest, taking account of the Loss Allocation Limit.

Uninsured Cause: Any cause of damage to a Mortgaged Property or related REO Property such that the complete restoration of such Mortgaged Property or related REO Property is not fully reimbursable by the hazard insurance policies required to be maintained pursuant the related Servicing Agreement, without regard to whether or not such policy is maintained.

United States Person: A citizen or resident of the United States, a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of, the United States or any state thereof or the District of Columbia (except, in the case of a partnership, to the extent provided in Treasury regulations), provided that, for purposes solely of the Residual Certificates, no partnership or other entity treated as a partnership for United States federal income tax purposes shall be treated as a United States Person unless all Persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are United States Persons, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more such United States Persons have the authority to control all substantial decisions of the trust. To the extent prescribed in regulations by the Secretary of the Treasury, which have not yet been issued, a trust which was in existence on August 20, 1996 (other than a trust treated as owned by the grantor under subpart E of part I of subchapter J of chapter 1 of the Code) and which was treated as a United States Person on August 20, 1996 may elect to continue to be treated as a United States Person notwithstanding the previous sentence.

Wachovia: Wachovia Mortgage Corporation, or its successor in interest.

Wachovia Servicing Agreement: The Purchase, Warranties and Servicing Agreement, dated as of July 1, 2005, between the Seller and Wachovia, as amended by the Regulation AB Compliance Addendum to such Purchase, Warranties and Servicing Agreement, dated as of March 28, 2006, attached hereto as Exhibit I-4, and as modified by the related Assignment Agreement.

Wells Fargo: Wells Fargo Bank, N.A., or its successor in interest.

Wells Fargo Servicing Agreement: The Master Seller’s Warranties and Servicing Agreement, dated as of November 1, 2005, between the Seller and Wells Fargo, attached hereto as Exhibit I-5, and as modified by the related Assignment Agreement.

Section 1.02 Calculation of LIBOR.

LIBOR applicable to the calculation of the Pass-Through Rate on the Adjustable Rate Certificates for any Interest Accrual Period will be determined on each Interest Determination Date. On each Interest Determination Date, LIBOR shall be established by the Securities Administrator and, as to any Interest Accrual Period, will equal the rate for one month United States dollar deposits that appears on the Telerate Screen Page 3750 as of 11:00 a.m., London” time, on such Interest Determination Date. “Telerate Screen Page 3750” means the display designated as page 3750 on the Telerate Service (or such other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates of major banks). If such rate does not appear on such page (or such other page as may replace that page on that service, or if such service is no longer offered, LIBOR shall be so established by use of such other service for displaying LIBOR or comparable rates as may be reasonably selected by the Securities Administrator), the rate will be the Reference Bank Rate. The “Reference Bank Rate” will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the reference banks (which shall be any three major banks that are engaged in transactions in the London interbank market, selected by the Securities Administrator) as of 11:00 a.m., London time, on the Interest Determination Date to prime banks in the London interbank market for a period of one month in amounts approximately equal to the aggregate Current Principal Amount of the Adjustable Rate Certificates then outstanding. The Securities Administrator will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two such quotations are provided, the rate will be the arithmetic mean of the quotations rounded up to the nearest whole multiple of 0.03125%. If on such date fewer than two quotations are provided as requested, the rate will be the arithmetic mean of the rates quoted by one or more major banks in New York City, selected by the Securities Administrator, as of 11:00 a.m., New York City time, on such date for loans in U.S. Dollars to leading European banks for a period of one month in amounts approximately equal to the aggregate Current Principal Amount of the Adjustable Rate Certificates then outstanding. If no such quotations can be obtained, the rate will be LIBOR for the prior Distribution Date; provided however, if, under the priorities described above, LIBOR for a Distribution Date would be based on LIBOR for the previous Distribution Date for the third consecutive Distribution Date, the Securities Administrator shall select an alternative comparable index (over which the Securities Administrator e has no control), used for determining one-month Eurodollar lending rates that is calculated and published (or otherwise made available) by an independent party. The establishment of LIBOR by the Securities Administrator on any Interest Determination Date and the Securities Administrator’s subsequent calculation of the Pass-Through Rate applicable to the Adjustable Rate Certificates for the relevant Interest Accrual Period, in the absence of manifest error, will be final and binding. Promptly following each Interest Determination Date the Securities Administrator shall supply the Master Servicer with the results of its determination of LIBOR on such date.

ARTICLE II

Conveyance of Mortgage Loans;
Original Issuance of Certificates

Section 2.01 Conveyance of Mortgage Loans to Trustee.

(a) The Depositor concurrently with the execution and delivery of this Agreement, sells, transfers and assigns to the Trust without recourse all its right, title and interest in and to (i) the Mortgage Loans identified in the Mortgage Loan Schedule, including all interest and principal due with respect to the Mortgage Loans after the Cut-off Date, but excluding any payments of principal and interest due on or prior to the Cut-off Date; (ii) such assets as shall from time to time be credited or are required by the terms of this Agreement to be credited to the Distribution Account, (iii) such assets relating to the Mortgage Loans as from time to time may be held by the Servicers in the Protected Account and the Paying Agent in the Distribution Account, (iv) any REO Property, (v) the Required Insurance Policies and any amounts paid or payable by the insurer under any Insurance Policy (to the extent the mortgagee has a claim thereto), (vi) the Mortgage Loan Purchase Agreement to the extent provided in Subsection 2.03(a), (vii) the rights with respect to the Servicing Agreements as assigned to the Trustee on behalf of the Certificateholders by the Assignment Agreement and (viii) all proceeds of the foregoing. Although it is the intent of the parties to this Agreement that the conveyance of the Depositor’s right, title and interest in and to the Mortgage Loans and other assets in the Trust Fund pursuant to this Agreement shall constitute a purchase and sale and not a loan, in the event that such conveyance is deemed to be a loan, it is the intent of the parties to this Agreement that the Depositor shall be deemed to have granted to the Trustee a first priority perfected security interest in all of the Depositor’s right, title and interest in, to and under the Mortgage Loans and other assets in the Trust Fund, and that this Agreement shall constitute a security agreement under applicable law. Moreover, if for any other reason this Agreement is held or deemed to create a security interest in the Mortgage Loans and the other assets constituting the Trust Fund, then it is intended as follows: (a) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the Uniform Commercial Code; (b) the conveyance provided for in this Section shall be deemed to be a grant by the Depositor to the Trustee of a security interest in all of the Depositor’s right, title and interest in and to the Mortgage Loans and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts from time to time held or invested in the Distribution Account, whether in the form of cash, instruments, securities or other property; (c) the possession by the Trustee or its agent of the Mortgage Loans and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-305 of the Uniform Commercial Code; (d) the Securities Administrator shall be deemed to be the “securities intermediary,” as such term is defined in Section 8-102(a)(14)(ii) of the New York Uniform Commercial Code, that in the ordinary course of its business maintains “securities accounts” for others, as such term is used in Section 8-501 of the New York Uniform Commercial Code; (e) the “securities intermediary’s jurisdiction” as defined in the New York Uniform Commercial Code shall be the State of New York; (f) the Securities Administrator is not a “clearing corporation”, as such term is defined in Section 8-102(a)(5) of the New York Uniform Commercial Code and (g) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed to be notifications to or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. The Depositor, the Seller and the Trustee agree that it is not intended that any mortgage loan be conveyed to the Trust that is either (i) a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003, (ii) a “High-Cost Home Loan“ as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (iii) a “High Cost Home Mortgage Loan” as defined in the Massachusetts Predatory Home Loan Practices Act effective November 7, 2004 or (iv) a “High-Cost Home Loan” as defined by the Indiana High Cost Home Loan Law effective Jan 1, 2005.

(b) In connection with the above transfer and assignment, the Depositor hereby delivers to the Custodian, as agent for the Trustee, with respect to each Mortgage Loan (other than a Cooperative Loan):

(i) the original Mortgage Note, endorsed without recourse (a) to the order of the Trustee or (b) in the case of a Mortgage Loan registered on the MERS system, endorsed in blank, in either case showing an unbroken chain of endorsements from the originator thereof to the Person endorsing it to the Trustee, or lost note affidavit together with a copy of the related Mortgage Note;

(ii) the original Mortgage and, if the related Mortgage Loan is a MOM Loan, noting the presence of the MIN and language indicating that such Mortgage Loan is a MOM Loan, which shall have been recorded (or if the original is not available, a copy), with evidence of such recording indicated thereon (or if clause (w) in the proviso below applies, shall be in recordable form);

(iii) unless the Mortgage Loan is a MOM Loan, a certified copy of the assignment (which may be in the form of a blanket assignment if permitted in the jurisdiction in which the Mortgaged Property is located) to “U.S. Bank National Association, as Trustee“, with evidence of recording with respect to each Mortgage Loan in the name of the Trustee thereon (or if clause (w) in the proviso below applies or for Mortgage Loans with respect to which the related Mortgaged Property is located in a state other than Maryland or an Opinion of Counsel has been provided as set forth in this Section 2.01(b), shall be in recordable form);

(iv) all intervening assignments of the Security Instrument, if applicable and only to the extent available to the Depositor with evidence of recording thereon;

(v) the original or a copy of the policy or certificate of primary mortgage guaranty insurance, to the extent available, if any;

(vi) the original policy of title insurance or mortgagee’s certificate of title insurance or commitment or binder for title insurance; and

(vii) originals of all modification agreements, if applicable and available.

and (II) with respect to each Cooperative Loan so assigned:

(i) The original Mortgage Note, endorsed without recourse to the order of the Trustee and showing an unbroken chain of endorsements from the originator thereof to the Person endorsing it to the Trustee, or lost note affidavit, together with a copy of the related Mortgage Note;

(ii) A counterpart of the Cooperative Lease and the Assignment of Proprietary Lease to the originator of the Cooperative Loan with intervening assignments showing an unbroken chain of title from such originator to the Trustee;

(iii) The related Cooperative Stock Certificate, representing the related Cooperative Stock pledged with respect to such Cooperative Loan, together with an undated stock power (or other similar instrument) executed in blank;

(iv) The original recognition agreement by the Cooperative of the interests of the mortgagee with respect to the related Cooperative Loan and any transfer documents related to the recognition agreement;

(v) The Security Agreement;

(vi) Copies of the original UCC-1 financing statement, and any continuation statements, filed by the originator of such Cooperative Loan as secured party, each with evidence of recording thereof, evidencing the interest of the originator under the Security Agreement and the Assignment of Proprietary Lease;

(vii) Copies of the filed UCC-3 assignments of the security interest referenced in clause (vi) above showing an unbroken chain of title from the originator to the Trustee, each with evidence of recording thereof, evidencing the interest of the originator under the Security Agreement and the Assignment of Proprietary Lease;

(viii) An executed assignment of the interest of the originator in the Security Agreement and Assignment of Proprietary Lease, showing an unbroken chain of title from the originator to the Trustee; and

(ix) The original of each modification, assumption agreement or preferred loan agreement, if any, relating to such Cooperative Loan; provided, however, that in lieu of the foregoing, the Depositor may deliver to the Custodian, as agent of the Trustee, the following documents, under the circumstances set forth below: (w) in lieu of the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Depositor in time to permit their delivery as specified above, the Depositor may deliver a true copy thereof with a certification by the Depositor, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original, which has been transmitted for recording”; (x) in lieu of the Security Instrument, assignment to the Trustee or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents (as evidenced by a certification from the Depositor to such effect) the Depositor may deliver photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; (y) in lieu of the Mortgage Notes relating to the Mortgage Loans identified on Exhibit 5 to the Mortgage Loan Purchase Agreement, the Depositor may deliver lost note affidavits from the Seller; and (z) the Depositor shall not be required to deliver intervening assignments or Mortgage Note endorsements between the related underlying originator or underlying Seller and the Seller, between the Seller and the Depositor, and between the Depositor and the Trustee; and provided, further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Depositor, in lieu of delivering the above documents, may deliver to the Trustee or the Custodian, as its agent, a certification to such effect and shall deposit all amounts paid in respect of such Mortgage Loans in the Distribution Account on the Closing Date. The Depositor shall deliver such original documents (including any original documents as to which certified copies had previously been delivered) to the Trustee or the Custodian, as its agent, promptly after they are received. The Depositor shall cause the Seller, at its expense, to cause each assignment of the Security Instrument to the Trustee to be recorded not later than 180 days after the Closing Date, unless (a) such recordation is not required by the Rating Agencies or an Opinion of Counsel addressed to the Trustee has been provided to the Trustee (with a copy to the Custodian) which states that recordation of such Security Instrument is not required to protect the interests of the Certificateholders in the related Mortgage Loans or (b) MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as the mortgagee of record solely as nominee for the Seller and its successor and assigns; provided, however, notwithstanding the foregoing, each assignment shall be submitted for recording by the Seller in the manner described above, at no expense to the Trust or the Trustee or the Custodian, as its agent, upon the earliest to occur of: (i) reasonable direction by the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the Trust Fund, (ii) the occurrence of an Event of Default, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Seller and (iv) the occurrence of a servicing transfer as described in Section 8.02 hereof. Notwithstanding the foregoing, if the Seller fails to pay the cost of recording the assignments, such expense will be paid by the Trustee and the Trustee shall be reimbursed for such expenses by the Trust in accordance with Section 9.05.

Section 2.02 Acceptance of Mortgage Loans and Underlying Certificates by Trustee.

(a) The Trustee acknowledges the sale, transfer and assignment of the Trust Fund to it by the Depositor and receipt of, subject to further review and the exceptions which may be noted pursuant to the procedures described below, and declares that it holds, the documents (or certified copies thereof) delivered to the Custodian, as its agent, pursuant to Section 2.01(b), and declares that it will continue to hold those documents and any amendments, replacements or supplements thereto and all other assets of the Trust Fund delivered to it as Trustee in trust for the use and benefit of all present and future Holders of the related Certificates. On the Closing Date, the Custodian, with respect to the Mortgage Loans, shall acknowledge with respect to each Mortgage Loan by delivery to the Depositor and the Trustee of an Initial Certification receipt of the Mortgage File, but without review of such Mortgage File, except to the extent necessary to confirm that such Mortgage File contains the related Mortgage Note or lost note affidavit. No later than 90 days after the Closing Date (or, with respect to any Substitute Mortgage Loan, within five Business Days after the receipt by the Trustee or Custodian thereof), the Trustee agrees, for the benefit of the related Certificateholders, to review or cause to be reviewed by the Custodian on its behalf (under the Custodial Agreement), each Mortgage File delivered to it and to execute and deliver, or cause to be executed and delivered, to the Depositor and the Trustee an Interim Certification. In conducting such review, the Trustee or Custodian will ascertain whether all required documents have been executed and received, and based on the Mortgage Loan Schedule, whether those documents relate, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans it has received, as identified in the Mortgage Loan Schedule. In performing any such review, the Trustee or the Custodian, as its agent, may conclusively rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon. If the Trustee or the Custodian, as its agent, finds any document constituting part of the Mortgage File has not been executed or received, or to be unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in Exhibit B or to appear defective on its face (a “Material Defect”), the Trustee or the Custodian, as its agent, shall promptly notify the Seller. In accordance with the Mortgage Loan Purchase Agreement, the Seller shall correct or cure any such defect within ninety (90) days from the date of notice from the Trustee or the Custodian, as its agent, of the defect and if the Seller fails to correct or cure the defect within such period, and such defect materially and adversely affects the interests of the related Certificateholders in the related Mortgage Loan, the Trustee shall enforce the Seller’s obligation under the Mortgage Loan Purchase Agreement to, within 90 days from the Trustee’s or the Custodian’s notification, provide a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase such Mortgage Loan at the Purchase Price; provided that, if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure or repurchase must occur within 90 days from the date such breach was discovered; provided, however, that if such defect relates solely to the inability of the Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy have not been returned by the applicable jurisdiction, the Seller shall not be required to purchase such Mortgage Loan if the Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the Custodian, as its agent, shall be effected by the Seller within thirty days of its receipt of the original recorded document.

(b) No later than 180 days after the Closing Date, the Trustee or the Custodian, as its agent, will review, for the benefit of the Certificateholders, the Mortgage Files delivered to it and will execute and deliver or cause to be executed and delivered to the Depositor and the Trustee a Final Certification. In conducting such review, the Trustee or the Custodian, as its agent, will ascertain whether an original of each document required to be recorded has been returned from the recording office with evidence of recording thereon or a certified copy has been obtained from the recording office. If the Trustee or the Custodian, as its agent, finds a Material Defect, the Trustee or the Custodian, as its agent, shall promptly notify the Seller (provided, however, that with respect to those documents described in subsections (b)(I)(iv), (v), and (vii) of Section 2.01 and subsection (b)(II)(ix) of Section 2.01, the Trustee’s and Custodian’s obligations shall extend only to the documents actually delivered to the Custodian pursuant to such subsections). In accordance with the Mortgage Loan Purchase Agreement, the Seller shall correct or cure any such defect within 90 days from the date of notice from the Trustee or the Custodian, as its agent, of the Material Defect and if the Seller is unable to cure such defect within such period, and if such defect materially and adversely affects the interests of the related Certificateholders in the related Mortgage Loan, the Trustee shall enforce the Seller’s obligation under the Mortgage Loan Purchase Agreement to, within 90 days from the Trustee’s or Custodian’s notification, provide a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase such Mortgage Loan at the Purchase Price, provided that, if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure, repurchase or substitution must occur within 90 days from the date such breach was discovered, provided, however, that if such defect relates solely to the inability of the Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy, because the originals of such documents or a certified copy, have not been returned by the applicable jurisdiction, the Seller shall not be required to purchase such Mortgage Loan, if the Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the Custodian, as its agent, shall be effected by the Seller within thirty days of its receipt of the original recorded document.

(c) In the event that a Mortgage Loan is purchased by the Seller in accordance with Subsections 2.02(a) or (b) above, the Seller shall remit to the Securities Administrator the Purchase Price for deposit in the Distribution Account and the Seller shall provide to the Securities Administrator and the Trustee written notification detailing the components of the Purchase Price. Upon deposit of the Purchase Price in the Distribution Account, the Depositor shall notify the Trustee and the Custodian, as agent of the Trustee (upon receipt of a Request for Release in the form of Exhibit D attached hereto with respect to such Mortgage Loan), shall release to the Seller the related Mortgage File and the Trustee shall execute and deliver all instruments of transfer or assignment, without recourse, representation or warranty, furnished to it by the Seller, as are necessary to vest in the Seller title to and rights under the Mortgage Loan. Such purchase shall be deemed to have occurred on the date on which the Purchase Price in immediately available funds is received by the Paying Agent. The Master Servicer shall amend the Mortgage Loan Schedule to reflect such repurchase and shall promptly notify the Rating Agencies, the Seller, the Trustee and the Securities Administrator of such amendment. The obligation of the Seller to repurchase or substitute for any Mortgage Loan a Substitute Mortgage Loan as to which such a defect in a constituent document exists shall be the sole remedy respecting such defect available to the related Certificateholders or to the Trustee on their behalf.

Section 2.03 Assignment of Interest in the Mortgage Loan Purchase Agreement.

(a) The Depositor hereby assigns to the Trustee, on behalf of the Certificateholders of the Certificates, all of its right, title and interest in the Mortgage Loan Purchase Agreement, including but not limited to the Depositor’s rights and obligations pursuant to the Servicing Agreements (noting that the Seller has retained the right in the event of breach of the representations, warranties and covenants, if any, with respect to the related Mortgage Loans of the related Servicer under the related Servicing Agreement to enforce the provisions thereof and to seek all or any available remedies). The obligations of the Seller to substitute or repurchase, as applicable, a Mortgage Loan shall be the Trustee’s and the related Certificateholders’ sole remedy for any breach thereof. At the request of the Trustee, the Depositor shall take such actions as may be necessary to enforce the above right, title and interest on behalf of the Trustee and the Certificateholders or shall execute such further documents as the Trustee may reasonably require in order to enable the Trustee to carry out such enforcement.

(b) If the Depositor, the Securities Administrator or the Trustee discovers a breach of any of the representations and warranties set forth in the Mortgage Loan Purchase Agreement, which breach materially and adversely affects the value of the interests of related Certificateholders or the Trustee in the related Mortgage Loan, the party discovering the breach shall give prompt written notice of the breach to the other parties to this Agreement. The Seller, within 90 days of its discovery or receipt of notice that such breach has occurred (whichever occurs earlier), shall cure the breach in all material respects or, subject to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, shall purchase the Mortgage Loan or any property acquired with respect thereto from the Trustee; provided, however, that if there is a breach of any representation set forth in the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, and the Mortgage Loan or the related property acquired with respect thereto has been sold, then the Seller shall pay, in lieu of the Purchase Price, any excess of the Purchase Price over the Net Liquidation Proceeds received upon such sale. If the Net Liquidation Proceeds exceed the Purchase Price, any excess shall be paid to the Seller to the extent not required by law to be paid to the borrower. Any such purchase by the Seller shall be made by providing an amount equal to the Purchase Price to the Securities Administrator for deposit in the Distribution Account and written notification detailing the components of such Purchase Price to the Master Servicer. The Depositor shall notify the Trustee and submit to the Custodian, as agent for the Trustee, a Request for Release, and the Custodian shall release, or the Trustee shall cause the Custodian to release, to the Seller the related Mortgage File and the Trustee shall execute and deliver all instruments of transfer or assignment furnished to it by the Seller, without recourse, representation or warranty as are necessary to vest in the Seller title to and rights under the Mortgage Loan or any property acquired with respect thereto. Such purchase shall be deemed to have occurred on the date on which the Purchase Price in available funds is received by the Trustee. The Master Servicer shall amend the Mortgage Loan Schedule to reflect such repurchase and shall promptly notify the Seller, the Trustee, the Securities Administrator and the Rating Agencies of such amendment. Enforcement of the obligation of the Seller to purchase (or substitute a Substitute Mortgage Loan for) any Mortgage Loan or any property acquired with respect thereto (or pay the Purchase Price as set forth in the above proviso) as to which a breach has occurred and is continuing shall constitute the sole remedy respecting such breach available to the Certificateholders or the Trustee on their behalf.

In connection with any repurchase of a Mortgage Loan or the cure of a breach of a representation or warranty set forth in Section 7 of the Mortgage Loan Purchase Agreement pursuant to this Section 2.03, the Seller shall, or cause the related Servicer to, furnish to the Securities Administrator and the Trustee an officer’s certificate, signed by a duly authorized officer of the Seller or the related Servicer, as the case may be, to the effect that such repurchase or cure has been made in accordance with the terms and conditions of this Agreement and that all conditions precedent to such repurchase or cure have been satisfied, including the delivery to the Securities Administrator of the Purchase Price for deposit into the Distribution Account, together with copies of any Opinion of Counsel required to be delivered pursuant to this Agreement and the related Request for Release, in which the Securities Administrator and the Trustee may rely. Solely for purposes of the Securities Administrator providing an Assessment of Compliance, upon receipt of such documentation, the Securities Administrator shall approve such repurchase or cure, as applicable, and which approval shall be based solely on the Securities Administrator’s receipt of such documentation and deposits. It is understood and agreed that the obligation under this Agreement of the Seller to cure the breach of a representation or warranty set forth in Section 7 of the Mortgage Loan Purchase Agreement or to repurchase any Mortgage Loan as to which a breach has occurred and is continuing shall constitute the sole remedies against the Seller respecting such breach available to Certificateholders, the Depositor or the Trustee.

Section 2.04 Substitution of Mortgage Loans.

Notwithstanding anything to the contrary in this Agreement, in lieu of purchasing a Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement or Sections 2.02 or 2.03 of this Agreement, the Seller may, no later than the date by which such purchase by the Seller would otherwise be required, tender to the Trustee a Substitute Mortgage Loan accompanied by a certificate of an authorized officer of the Seller that such Substitute Mortgage Loan conforms to the requirements set forth in the definition of “Substitute Mortgage Loan” in this Agreement; provided, however, that substitution pursuant to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, in lieu of purchase shall not be permitted after the termination of the two-year period beginning on the Startup Day; provided, further, that if the breach would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure or substitution must occur within 90 days from the date the breach was discovered. The Custodian, as agent for the Trustee, shall examine the Mortgage File for any Substitute Mortgage Loan in the manner set forth in Section 2.02(a) and the Trustee or the Custodian, as its agent, shall notify the Seller, in writing, within five Business Days after receipt, whether or not the documents relating to the Substitute Mortgage Loan satisfy the requirements of the fifth sentence of Subsection 2.02(a). Within two Business Days after such notification, the Seller shall provide to the Securities Administrator for deposit in the Distribution Account the amount, if any, by which the Outstanding Principal Balance as of the next preceding Due Date of the Mortgage Loan for which substitution is being made, after giving effect to the Scheduled Principal due on such date, exceeds the Outstanding Principal Balance as of such date of the Substitute Mortgage Loan, after giving effect to Scheduled Principal due on such date, which amount shall be treated for the purposes of this Agreement as if it were the payment by the Seller of the Purchase Price for the purchase of a Mortgage Loan by the Seller. After such notification to the Seller and, if any such excess exists, upon receipt of such deposit, the Trustee shall accept such Substitute Mortgage Loan which shall thereafter be deemed to be a Mortgage Loan hereunder. In the event of such a substitution, accrued interest on the Substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Trust Fund and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Seller. The Scheduled Principal on a Substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Seller and the Scheduled Principal on the Mortgage Loan for which the substitution is made due on such Due Date shall be the property of the Trust Fund. Upon acceptance of the Substitute Mortgage Loan (and delivery to the Custodian of a Request for Release for such Mortgage Loan), the Custodian, as agent for the Trustee, shall release to the Seller the related Mortgage File related to any Mortgage Loan released pursuant to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, and shall execute and deliver all instruments of transfer or assignment, without recourse, representation or warranty in form as provided to it as are necessary to vest in the Seller title to and rights under any Mortgage Loan released pursuant to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable. The Seller shall deliver to the Custodian the documents related to the Substitute Mortgage Loan in accordance with the provisions of the Mortgage Loan Purchase Agreement or Subsections 2.01(b) and 2.02(b) of this Agreement, as applicable, with the date of acceptance of the Substitute Mortgage Loan deemed to be the Closing Date for purposes of the time periods set forth in those Subsections. The representations and warranties set forth in the Mortgage Loan Purchase Agreement shall be deemed to have been made by the Seller with respect to each Substitute Mortgage Loan as of the date of acceptance of such Mortgage Loan by the Trustee. The Master Servicer shall amend the Mortgage Loan Schedule to reflect such substitution and shall provide a copy of such amended Mortgage Loan Schedule to the Seller, the Trustee, the Securities Administrator and the Rating Agencies.

In connection with any substitution of a Mortgage Loan pursuant to this Section 2.04, the Seller shall, or cause the related Servicer to, furnish to the Securities Administrator and the Trustee an officer’s certificate, signed by a duly authorized officer of the Seller or the related Servicer, as the case may be, to the effect that such substitution has been made in accordance with the terms and conditions of this Agreement and that all conditions precedent to such substitution have been satisfied, together with copies of any Opinion of Counsel required to be delivered pursuant to this Agreement and the related Request for Release, in which the Securities Administrator and the Trustee may rely. Solely for purposes of the Securities Administrator providing an Assessment of Compliance, upon receipt of such documentation, the Securities Administrator shall approve such substitution and which approval shall be based solely on the Securities Administrator’s receipt of such documentation and deposits. It is understood and agreed that the obligation under this Agreement of the Seller to substitute any Mortgage Loan as to which a breach has occurred and is continuing shall constitute the sole remedies against the Seller respecting such breach available to Certificateholders, the Depositor or the Trustee.

Section 2.05 Issuance of Certificates.

(a) The Trustee acknowledges the assignment to it of the Mortgage Loans and the other assets comprising the Trust Fund and, concurrently therewith, the Certificate Registrar has signed, and countersigned and delivered to the Depositor, in exchange therefor, the Certificates in such authorized denominations representing such Fractional Undivided Interests as the Depositor has requested. The Trustee agrees that it will hold the Mortgage Loans and such other assets as may from time to time be delivered to it segregated on the books of the Trustee in trust for the benefit of the related Certificateholders.

(b) The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests and the other assets of REMIC II for the benefit of the holders of the REMIC II Interests. The Trustee acknowledges receipt of the REMIC I Regular Interests (which are uncertificated) and the other assets of REMIC II and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the REMIC II Interests.

(c) The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC II Regular Interests and the other assets of REMIC III for the benefit of the Holders of the Regular Certificates and the Class R-3 Certificates. The Trustee acknowledges receipt of the REMIC II Regular Interests (which are uncertificated) and the other assets of REMIC III and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Regular Certificates and the Class R-3 Certificates.

Section 2.06 Representations and Warranties Concerning the Depositor.

The Depositor hereby represents and warrants to the Trustee, the Master Servicer and the Securities Administrator as follows:

(a) the Depositor (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing as a foreign corporation to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Depositor’s business as presently conducted or on the Depositor’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(b) the Depositor has full corporate power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(c) the execution and delivery by the Depositor of this Agreement have been duly authorized by all necessary corporate action on the part of the Depositor; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Depositor or its properties or the articles of incorporation or by-laws of the Depositor, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Depositor’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(d) the execution, delivery and performance by the Depositor of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made;

(e) this Agreement has been duly executed and delivered by the Depositor and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Depositor enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f) there are no actions, suits or proceedings pending or, to the knowledge of the Depositor, threatened against the Depositor, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Depositor will be determined adversely to the Depositor and will if determined adversely to the Depositor materially and adversely affect the Depositor’s ability to enter into this Agreement or perform its obligations under this Agreement; and the Depositor is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement;

(g) The Depositor has filed all reports required to be filed by Section 13 or Section 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Depositor was required to file such reports) and it has been subject to such filing requirements for the past 90 days; and

(h) immediately prior to the transfer and assignment to the Trustee, each Mortgage Note and each Mortgage were not subject to an assignment or pledge, and the Depositor had good and marketable title to and was the sole owner thereof and had full right to transfer and sell such Mortgage Loan to the Trustee free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest.

ARTICLE III

Administration of the Trust Fund and Servicing of Mortgage Loans

Section 3.01 Master Servicer and Securities Administrator.

The Master Servicer shall supervise, monitor and oversee the obligation of the Servicers to service and administer the Mortgage Loans in accordance with the terms of the applicable Servicing Agreement and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection with such master servicing and administration. In performing its obligations hereunder, the Master Servicer shall act in a manner consistent with Accepted Master Servicing Practices. Furthermore, the Master Servicer shall oversee and consult with each Servicer as necessary from time-to-time to carry out the Master Servicer’s obligations hereunder, shall receive, review and evaluate all reports, information and other data provided to the Master Servicer by each Servicer and shall cause each Servicer to perform and observe the covenants, obligations and conditions to be performed or observed by such Servicer under its applicable Servicing Agreement. The Master Servicer shall independently and separately monitor the Servicer’s servicing activities with respect to each Mortgage Loan, reconcile the results of such monitoring with such information provided in the previous sentence on a monthly basis and coordinate corrective adjustments to the Servicers’ and Master Servicer’s records, and based on such reconciled and corrected information, the Master Servicer shall provide such information to the Securities Administrator as shall be necessary in order for it to prepare the statements specified in Section 6.05(a), and prepare any other information and statements required to be forwarded by the Master Servicer hereunder. The Master Servicer shall reconcile the results of its Mortgage Loan monitoring with the actual remittances of the Servicers pursuant to the applicable Servicing Agreement.

In addition to the foregoing, in connection with a modification of any Mortgage Loan by a Servicer, if the Master Servicer is unable to enforce the obligations of the Servicer with respect to such modification, the Master Servicer shall notify the Depositor of such Servicer’s failure to comply with the terms of the Servicing Agreement or this Agreement. If the Servicing Agreement requires the approval of the Master Servicer for a modification to a Mortgage Loan, the Master Servicer shall approve such modification if, based upon its receipt of written notification from the related Servicer outlining the terms of such modification and appropriate supporting documentation, the Master Servicer determines that the modification is permitted under the terms of the Servicing Agreement and that any conditions to such modification set forth in the Servicing Agreement have been satisfied. Furthermore, if the Servicing Agreement requires the oversight and monitoring of loss mitigation measures with respect to the related Mortgage Loans, the Master Servicer will monitor any loss mitigation procedure or recovery action related to a defaulted Mortgage Loan (to the extent it receives notice of such from the related Servicer) and confirm that such loss mitigation procedure or recovery action is initiated, conducted and concluded in accordance with any timeframes and any other requirements set forth in the Servicing Agreement, and the Master Servicer shall notify the Depositor in any case in which the Master Servicer believes that the related Servicer is not complying with such timeframes and/or other requirements.

The Trustee shall furnish the Servicers and the Master Servicer with any powers of attorney substantially in the form of Exhibit P hereto and upon written request from a Servicing Officer other documents in form as provided to it necessary or appropriate to enable the Servicers and the Master Servicer to service and administer the Mortgage Loans and REO Property. The Trustee shall be indemnified by the Master Servicer for any costs, liabilities or expenses incurred by it in connection with such powers of attorney.

The Trustee or the Custodian shall provide access to the records and documentation in possession of the Trustee regarding the Mortgage Loans and REO Property and the servicing thereof to the related Certificateholders, the FDIC, and the supervisory agents and examiners of the FDIC, such access being afforded only upon reasonable prior written request and during normal business hours at the office of the Trustee; provided, however, that, unless otherwise required by law, the Trustee shall not be required to provide access to such records and documentation if the provision thereof would violate the legal right to privacy of any Mortgagor. The Trustee shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at a charge that covers the Trustee’s actual costs.

The Trustee shall execute upon the related Servicer’s written instruction (which includes the documents to be signed) and deliver to the related Servicer and the Master Servicer any court pleadings, requests for trustee’s sale or other appropriate documents necessary or desirable to (i) the foreclosure or trustee’s sale with respect to a Mortgaged Property; (ii) any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Security Instrument; (iii) obtain a deficiency judgment against the Mortgagor; or (iv) enforce any other rights or remedies provided by the Mortgage Note or Security Instrument or otherwise available at law or equity.

Section 3.02 REMIC-Related Covenants.

For as long as each REMIC shall exist, the Trustee and the Securities Administrator shall act in accordance herewith to assure continuing treatment of such REMIC as a REMIC, and the Trustee and the Securities Administrator shall comply with any directions of the Depositor, the related Servicer or the Master Servicer to assure such continuing treatment. In particular, the Trustee shall not (a) sell or permit the sale of all or any portion of the Mortgage Loans or of any investment of deposits in an Account (except as otherwise expressly permitted by this Agreement) unless such sale is as a result of a repurchase of the Mortgage Loans pursuant to this Agreement or the Trustee has received a REMIC Opinion addressed to the Trustee prepared at the expense of the Trust Fund; and (b) other than with respect to a substitution pursuant to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, accept any contribution to any REMIC after the Startup Day without receipt of a REMIC Opinion addressed to the Trustee.

Section 3.03 Monitoring of Servicers.

(a) The Master Servicer shall be responsible for reporting to the Trustee and the Depositor the non-compliance by each Servicer with its duties under the related Servicing Agreement. In the review of each Servicer’s activities, the Master Servicer may rely upon an officer’s certificate of the Servicer (or similar document signed by an officer of the Servicer) with regard to the Servicer’s compliance with the terms of its Servicing Agreement. In the event that the Master Servicer, in its judgment, determines that a Servicer (other than Wells Fargo) should be terminated in accordance with its Servicing Agreement, or that a notice should be sent pursuant to such Servicing Agreement with respect to the occurrence of an event that, unless cured, would constitute grounds for such termination, the Master Servicer shall notify the Depositor and the Trustee thereof and the Master Servicer shall issue such notice or take such other action as it deems appropriate. In the event that the Master Servicer, in its judgment, determines that Wells Fargo should be terminated in accordance with the Wells Fargo Servicing Agreement, or that a notice should be sent pursuant to the Wells Fargo Servicing Agreement with respect to the occurrence of an event that, unless cured, would constitute grounds for such termination, the Master Servicer shall notify the Depositor and the Trustee thereof in writing. Pursuant to its receipt of such written notification from the Master Servicer, the Trustee shall issue such notice of termination to Wells Fargo or take such other action as it deems appropriate.

(b) The Master Servicer, for the benefit of the Trustee and the Certificateholders, shall enforce the obligations of each Servicer under the related Servicing Agreement, and shall, in the event that a Servicer, other than Wells Fargo, fails to perform its obligations in accordance with the related Servicing Agreement, subject to the preceding paragraph, terminate the rights and obligations of such Servicer thereunder and act as servicer of the related Mortgage Loans or to cause the Trustee to enter into a new Servicing Agreement with a successor Servicer selected by the Master Servicer; provided, however, it is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor Servicer. In the event that Wells Fargo fails to perform its obligations in accordance with the Wells Fargo Servicing Agreement, subject to the preceding paragraph, the Master Servicer shall notify the Trustee in writing of such failure. Pursuant to its receipt of such notification from the Master Servicer, the Trustee shall terminate the rights and obligations of Wells Fargo under the Wells Fargo Servicing Agreement and enter in to a new Servicing Agreement with a successor Servicer selected by the Trustee; provided, however, it is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor Servicer. In either event, such enforcement, including, without limitation, the legal prosecution of claims, termination of Servicing Agreements and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer (or in the case Wells Fargo is terminated as the Servicer, the successor servicer or the Trustee, as applicable) in its good faith business judgment, would require were it the owner of the Mortgage Loans. The Master Servicer shall pay the costs of such enforcement at its own expense, provided that the Master Servicer shall not be required to prosecute or defend any legal action except to the extent that the Master Servicer shall have received reasonable indemnity for its costs and expenses in pursuing such action. In the event that Wells Fargo is terminated as the Servicer, the Trustee shall pay the costs of such enforcement at its own expense, subject to its right to be reimbursed for such costs from the Distribution Account pursuant to Section 3.03(c); provided that the Trustee shall not be required to prosecute or defend any legal action except to the extent that the Trustee shall have received reasonable indemnity for its costs and expenses in pursuing such action. Nothing herein shall impose any obligation on the part of the Trustee to assume or succeed to the duties or obligations of Wells Fargo or the Master Servicer unless the Trustee has not been able to find a successor servicer or a successor master servicer.

(c) In the event that Wells Fargo is terminated as Servicer, to the extent that the costs and expenses of the Trustee related to any termination of Wells Fargo, or the enforcement or prosecution of related claims, rights or remedies, or the appointment of a successor Servicer (including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Wells Fargo as a result of an event of default by Wells Fargo and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor Servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor Servicer to service the Mortgage Loans in accordance with the related Servicing Agreement) are not fully and timely reimbursed by Wells Fargo after such termination, the Trustee shall be entitled to reimbursement of such costs and expenses from the Distribution Account. In all other cases, to the extent that the costs and expenses of the Master Servicer related to any termination of a Servicer (other than Wells Fargo), appointment of a successor Servicer or the transfer and assumption of servicing by the Master Servicer with respect to any Servicing Agreement (including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Servicer as a result of an event of default by such Servicer and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor servicer to service the Mortgage Loans in accordance with the related Servicing Agreement) are not fully and timely reimbursed by the terminated Servicer, the Master Servicer shall be entitled to reimbursement of such costs and expenses from the Distribution Account.

(d) The Master Servicer shall require each Servicer to comply with the remittance requirements and other obligations set forth in the related Servicing Agreement.

Section 3.04 Fidelity Bond.

The Master Servicer, at its expense, shall maintain in effect a blanket fidelity bond and an errors and omissions insurance policy, affording coverage with respect to all directors, officers, employees and other Persons acting on such Master Servicer’s behalf, and covering errors and omissions in the performance of the Master Servicer’s obligations hereunder. The errors and omissions insurance policy and the fidelity bond shall be in such form and amount generally acceptable for entities serving as master servicers or trustees.

Section 3.05 Power to Act; Procedures.

The Master Servicer shall master service the Mortgage Loans and shall have full power and authority, subject to the REMIC Provisions and the provisions of Article X hereof, to do any and all things that it may deem necessary or desirable in connection with the master servicing and administration of the Mortgage Loans, including but not limited to the power and authority (i) to execute and deliver, on behalf of the Holders of the Certificates and the Trustee, customary consents or waivers and other instruments and documents, (ii) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages, (iii) to collect any Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries, and (iv) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Mortgage Loan, in each case, in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable; provided, however, that the Master Servicer shall not (and, consistent with its responsibilities under Section 3.03, shall not authorize any Servicer to) knowingly or intentionally take any action, or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, may cause any REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) unless the Master Servicer has received an Opinion of Counsel (but not at the expense of the Master Servicer) to the effect that the contemplated action would not cause any REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon any REMIC. The Trustee shall furnish the Master Servicer, upon written request from a Servicing Officer, with any powers of attorney empowering the Master Servicer or any Servicer to execute and deliver instruments of satisfaction or cancellation, or of partial or full release or discharge, and to foreclose upon or otherwise liquidate Mortgaged Property, and to appeal, prosecute or defend in any court action relating to the Mortgage Loans or the Mortgaged Property, in accordance with the related Servicing Agreement and this Agreement, and the Trustee shall execute and deliver such other documents, as the Master Servicer may request, to enable the Master Servicer to master service and administer the Mortgage Loans and carry out its duties hereunder, in each case in accordance with Accepted Master Servicing Practices (and the Trustee shall have no liability for misuse of any such powers of attorney by the Master Servicer or any Servicer). If the Master Servicer or the Trustee has been advised that it is likely that the laws of the state in which action is to be taken prohibit such action if taken in the name of the Trustee or that the Trustee would be adversely affected under the “doing business” or tax laws of such state if such action is taken in its name, the Master Servicer shall join with the Trustee in the appointment of a co-trustee pursuant to Section 9.11 hereof. In the performance of its duties hereunder, the Master Servicer shall be an independent contractor and shall, except in those instances where it is taking action in the name of the Trust, not be deemed to be the agent of the Trust.

Section 3.06 Due-on-Sale Clauses; Assumption Agreements.

To the extent provided in the applicable Servicing Agreement, to the extent Mortgage Loans contain enforceable due-on-sale clauses, the Master Servicer shall cause the Servicers to enforce such clauses in accordance with the applicable Servicing Agreement. If applicable law prohibits the enforcement of a due-on-sale clause or such clause is otherwise not enforced in accordance with the applicable Servicing Agreement, and, as a consequence, a Mortgage Loan is assumed, the original Mortgagor may be released from liability in accordance with the applicable Servicing Agreement.

Section 3.07 Release of Mortgage Files.

(a) Upon becoming aware of the payment in full of any Mortgage Loan, or the receipt by any Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes for payment to Certificateholders on the next Distribution Date, the Servicer will, if required under the applicable Servicing Agreement (or if the applicable Servicer does not, the Master Servicer may), promptly furnish to the Custodian, on behalf of the Trustee, two copies of a certification substantially in the form of Exhibit D (or as otherwise provided in the Custodial Agreement) hereto signed by a Servicing Officer or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer (which certification shall include a statement to the effect that all amounts received in connection with such payment that are required to be deposited in the Protected Account maintained by the applicable Servicer pursuant to Section 4.01 or by the applicable Servicer pursuant to the applicable Servicing Agreement have been or will be so deposited) and shall request that the Custodian, on behalf of the Trustee, deliver to the applicable Servicer the related Mortgage File. Upon receipt of such certification and request, the Custodian, on behalf of the Trustee, shall promptly release the related Mortgage File to the applicable Servicer and the Trustee and Custodian shall have no further responsibility with regard to such Mortgage File. Upon any such payment in full, each Servicer is authorized, to give, as agent for the Trustee, as the mortgagee under the Mortgage that secured the Mortgage Loan, an instrument of satisfaction (or assignment of mortgage without recourse) regarding the Mortgaged Property subject to the Mortgage, which instrument of satisfaction or assignment, as the case may be, shall be delivered to the Person or Persons entitled thereto against receipt therefor of such payment, it being understood and agreed that no expenses incurred in connection with such instrument of satisfaction or assignment, as the case may be, shall be chargeable to the Protected Account.

(b) From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan and in accordance with the applicable Servicing Agreement, upon written instruction from such Servicer or the Master Servicer, the Trustee shall execute such documents as shall be prepared and furnished to the Trustee by a Servicer or the Master Servicer (in form reasonably acceptable to the Trustee) and as are necessary to the prosecution of any such proceedings. The Custodian, on behalf of the Trustee, shall, upon the request of a Servicer or the Master Servicer, and delivery to the Custodian, on behalf of the Trustee, of two copies of a request for release signed by a Servicing Officer substantially in the form of Exhibit D (or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer), release the related Mortgage File held in its possession or control to the Servicer or the Master Servicer. Such trust receipt shall obligate the Servicer or the Master Servicer to return the Mortgage File to the Custodian on behalf of the Trustee, when the need therefor by the Servicer or the Master Servicer no longer exists unless the Mortgage Loan shall be liquidated, in which case, upon receipt of a certificate of a Servicing Officer similar to that hereinabove specified, the Mortgage File shall be released by the Custodian, on behalf of the Trustee, to the Servicer or the Master Servicer.

Section 3.08 Documents, Records and Funds in Possession of Master Servicer to Be Held for Trustee.

(a) The Master Servicer shall transmit and each Servicer (to the extent required by the related Servicing Agreement) shall transmit to the Trustee or Custodian such documents and instruments coming into the possession of the Master Servicer or such Servicer from time to time as are required by the terms hereof, or in the case of the Servicers, the applicable Servicing Agreement, to be delivered to the Trustee or Custodian. Any funds received by the Master Servicer or by a Servicer in respect of any Mortgage Loan or which otherwise are collected by the Master Servicer or by a Servicer as Liquidation Proceeds, Insurance Proceeds or Subsequent Recoveries in respect of any Mortgage Loan shall be held for the benefit of the Trustee and the Certificateholders subject to the right of the Master Servicer to retain or withdraw from the Distribution Account the Master Servicing Compensation and other amounts provided in this Agreement, and to the right of each Servicer to retain its Servicing Fee and other amounts as provided in the applicable Servicing Agreement. The Master Servicer and each Servicer shall provide access to information and documentation regarding the Mortgage Loans to the Trustee, its agents and accountants at any time upon reasonable request and during normal business hours, to Certificateholders that are savings and loan associations, banks or insurance companies, the Office of Thrift Supervision, the FDIC and the supervisory agents and examiners of such Office and Corporation or examiners of any other federal or state banking or insurance regulatory authority if so required by applicable regulations of the Office of Thrift Supervision or other regulatory authority, such access to be afforded without charge but only upon reasonable request in writing and during normal business hours at the offices of the Master Servicer designated by it. In fulfilling such a request the Master Servicer shall not be responsible for determining the sufficiency of such information.

(b) All Mortgage Files and funds collected or held by, or under the control of, the Master Servicer, in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds, Insurance Proceeds or Subsequent Recoveries, shall be held by the Master Servicer for and on behalf of the Trustee and the Certificateholders and shall be and remain the sole and exclusive property of the Trustee; provided, however, that the Master Servicer and each Servicer shall be entitled to setoff against, and deduct from, any such funds any amounts that are properly due and payable to the Master Servicer or such Servicer under this Agreement or the applicable Servicing Agreement.

Section 3.09 Standard Hazard Insurance and Flood Insurance Policies.

(a) For each Mortgage Loan, the Master Servicer shall enforce any obligation of the Servicers under the related Servicing Agreement to maintain or cause to be maintained standard fire and casualty insurance and, where applicable, flood insurance, all in accordance with the provisions of the related Servicing Agreement. It is understood and agreed that such insurance shall be with insurers meeting the eligibility requirements set forth in the applicable Servicing Agreement and that no earthquake or other additional insurance is to be required of any Mortgagor or to be maintained on property acquired in respect of a defaulted loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.

(b) Pursuant to Section 4.01 and 4.04, any amounts collected by the Servicers or the Master Servicer, or by any Servicer, under any insurance policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or released to the Mortgagor in accordance with the applicable Servicing Agreement) shall be deposited into the Distribution Account, subject to withdrawal pursuant to Section 4.04 and 4.05. Any cost incurred by the Master Servicer or any Servicer in maintaining any such insurance if the Mortgagor defaults in its obligation to do so shall be added to the amount owing under the Mortgage Loan where the terms of the Mortgage Loan so permit; provided, however, that the addition of any such cost shall not be taken into account for purposes of calculating the distributions to be made to Certificateholders and shall be recoverable by the Master Servicer or such Servicer pursuant to Sections 4.04 and 4.05.

Section 3.10 Presentment of Claims and Collection of Proceeds.

The Master Servicer shall (to the extent provided in the applicable Servicing Agreement) cause the related Servicer to prepare and present on behalf of the Trustee and the Certificateholders all claims under the Insurance Policies and take such actions (including the negotiation, settlement, compromise or enforcement of the insured’s claim) as shall be necessary to realize recovery under such policies. Any proceeds disbursed to the Master Servicer (or disbursed to a Servicer and remitted to the Master Servicer) in respect of such policies, bonds or contracts shall be promptly deposited in the Distribution Account upon receipt, except that any amounts realized that are to be applied to the repair or restoration of the related Mortgaged Property as a condition precedent to the presentation of claims on the related Mortgage Loan to the insurer under any applicable Insurance Policy need not be so deposited (or remitted).

Section 3.11 Maintenance of the Primary Mortgage Insurance Policies.

(a) The Master Servicer shall not take, or authorize any Servicer (to the extent such action is prohibited under the applicable Servicing Agreement) to take, any action that would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Master Servicer or such Servicer, would have been covered thereunder. The Master Servicer shall use its best reasonable efforts to cause each Servicer (to the extent required under the related Servicing Agreement) to keep in force and effect (to the extent that the Mortgage Loan requires the Mortgagor to maintain such insurance), primary mortgage insurance applicable to each Mortgage Loan in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable. The Master Servicer shall not, and shall not authorize any Servicer (to the extent required under the related Servicing Agreement) to, cancel or refuse to renew any such Primary Mortgage Insurance Policy that is in effect at the date of the initial issuance of the Mortgage Note and is required to be kept in force hereunder except in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable.

(b) The Master Servicer agrees to present, or to cause each Servicer (to the extent required under the related Servicing Agreement) to present, on behalf of the Trustee and the Certificateholders, claims to the insurer under any Primary Mortgage Insurance Policies and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policies respecting defaulted Mortgage Loans. Pursuant to Section 4.01 and 4.04, any amounts collected by the Master Servicer or any Servicer under any Primary Mortgage Insurance Policies shall be deposited in the Distribution Account, subject to withdrawal pursuant to Section 4.04.

Section 3.12 Trustee to Retain Possession of Certain Insurance Policies and Documents.

The Trustee (or the Custodian, as directed by the Trustee), shall retain possession and custody of the originals (to the extent available) of any Primary Mortgage Insurance Policies, or certificate of insurance if applicable, and any certificates of renewal as to the foregoing as may be issued from time to time as contemplated by this Agreement. Until all amounts distributable in respect of the Certificates have been distributed in full and the Master Servicer otherwise has fulfilled its obligations under this Agreement, the Trustee (or its Custodian, if any, as directed by the Trustee) shall also retain possession and custody of each Mortgage File in accordance with and subject to the terms and conditions of this Agreement. The Master Servicer shall promptly deliver or cause to be delivered to the Trustee (or the Custodian, as directed by the Trustee), upon the execution or receipt thereof the originals of any Primary Mortgage Insurance Policies, any certificates of renewal, and such other documents or instruments that constitute portions of the Mortgage File that come into the possession of the Master Servicer from time to time.

Section 3.13 Realization Upon Defaulted Mortgage Loans.

The Master Servicer shall cause each Servicer (to the extent required under the related Servicing Agreement) to foreclose upon, repossess or otherwise comparably convert the ownership of Mortgaged Properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, all in accordance with the applicable Servicing Agreement.

Section 3.14 Compensation for the Master Servicer.

The Master Servicer will be entitled to receive the Master Servicing Fee as compensation for its activities under this Agreement; provided, that the aggregate Master Servicing Fee with respect to any Distribution Date shall be reduced by an amount equal to the Compensating Interest payable by the Master Servicer for such Distribution Date pursuant to Section 6.07 hereof. The Master Servicer will also be entitled to all income and gain realized from any investment of funds in the Distribution Account, pursuant to Article IV, for the performance of its activities hereunder. Servicing compensation in the form of assumption fees, if any, late payment charges, as collected, if any, or otherwise (but not including any prepayment premium or penalty) shall be retained by the applicable Servicer and shall not be deposited in the Protected Account. The Master Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder and shall not be entitled to reimbursement therefor except as provided in this Agreement.

Section 3.15 REO Property.

(a) In the event the Trust Fund acquires ownership of any REO Property in respect of any related Mortgage Loan, the deed or certificate of sale shall be issued to the Trustee, or to its nominee, on behalf of the related Certificateholders. The Master Servicer shall, to the extent provided in the applicable Servicing Agreement, cause the applicable Servicer to sell any REO Property as expeditiously as possible and in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable. Pursuant to its efforts to sell such REO Property, the Master Servicer shall cause the applicable Servicer to protect and conserve, such REO Property in the manner and to the extent required by the applicable Servicing Agreement, in accordance with the REMIC Provisions and in a manner that does not result in a tax on “net income from foreclosure property” or cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code.

(b) The Master Servicer shall, to the extent required by the related Servicing Agreement, cause the applicable Servicer to deposit all funds collected and received in connection with the operation of any REO Property in the Protected Account.

(c) The Master Servicer and the applicable Servicer, upon the final disposition of any REO Property, shall be entitled to reimbursement for any related unreimbursed Monthly Advances and other unreimbursed advances as well as any unpaid Servicing Fees from Liquidation Proceeds received in connection with the final disposition of such REO Property; provided, that any such unreimbursed Monthly Advances as well as any unpaid Servicing Fees may be reimbursed or paid, as the case may be, prior to final disposition, out of any net rental income or other net amounts derived from such REO Property.

(d) To the extent provided in the related Servicing Agreement, the Liquidation Proceeds from the final disposition of the REO Property, net of any payment to the Master Servicer and the applicable Servicer as provided above shall be deposited in the Protected Account on or prior to the Determination Date in the month following receipt thereof and be remitted by wire transfer in immediately available funds to the Master Servicer for deposit into the Distribution Account on the next succeeding Servicer Remittance Date.

Section 3.16 Annual Statement as to Compliance.

The Master Servicer and the Securities Administrator shall deliver (or otherwise make available) to the Depositor and the Securities Administrator not later than March 15th of each calendar year beginning in 2007, an Officer’s Certificate (an “ Annual Statement of Compliance” ) stating, as to each signatory thereof, that (i) a review of the activities of each such party during the preceding calendar year and of its performance under this Agreement or other applicable servicing agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, such party has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. The Master Servicer shall enforce the obligations of each Servicer, to the extent set forth in the related Servicing Agreement, to deliver a similar Annual Statement of Compliance by that Servicer to the Depositor and the Securities Administrator as described above as and when required with respect to the Master Servicer. In the event that certain servicing responsibilities with respect to any Mortgage Loan have been delegated by the Master Servicer, the Securities Administrator or a Servicer to a subservicer or subcontractor, each such entity shall cause such subservicer or subcontractor (and with respect to each Servicer, the Master Servicer shall enforce the obligation of such Servicer to the extent required under the related Servicing Agreement) to deliver a similar Annual Statement of Compliance by such subservicer or subcontractor to the Depositor and the Securities Administrator as described above as and when required with respect to the Master Servicer or the related Servicer (as the case may be).

Failure of the Master Servicer to comply with this Section 3.16 (including with respect to the timeframes required herein) shall be deemed an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same. Failure of the Securities Administrator to comply with this Section 3.16 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall be deemed a default and the Trustee at the written direction of the Depositor shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Securities Administrator under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Securities Administrator for the same. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

Section 3.17 Assessments of Compliance and Attestation Reports.

Pursuant to Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB, each of the Master Servicer, the Securities Administrator and the Custodian (to the extent set forth in this Section) (each, an “Attesting Party”) shall deliver (or otherwise make available) to the Master Servicer, the Securities Administrator and the Depositor on or before March 15th of each calendar year beginning in 2007, a report regarding such Attesting Party’s assessment of compliance (an “Assessment of Compliance”) with the Servicing Criteria during the preceding calendar year. The Assessment of Compliance, as set forth in Regulation AB, must contain the following:

(a) A statement by an authorized officer of such Attesting Party of its authority and responsibility for assessing compliance with the Servicing Criteria applicable to the related Attesting Party;

(b) A statement by an authorized officer that such Attesting Party used the Servicing Criteria attached as Exhibit L hereto, and which will also be attached to the Assessment of Compliance, to assess compliance with the Servicing Criteria applicable to the related Attesting Party;

(c) An assessment by such officer of the related Attesting Party’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities such Attesting Party performs with respect to asset-backed securities transactions taken as a whole involving the related Attesting Party, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the related Attesting Party’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the related Attesting Party, which statement shall be based on the activities such Attesting Party performs with respect to asset-backed securities transactions taken as a whole involving such Attesting Party, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on Exhibit L hereto which are indicated as applicable to the related Attesting Party.

On or before March 15th of each calendar year beginning in 2007, each Attesting Party shall furnish to the Master Servicer, the Depositor and the Securities Administrator a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the related Attesting Party, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Master Servicer shall enforce the obligation of each Servicer to deliver to the Securities Administrator, the Master Servicer and the Depositor an Assessment of Compliance and Attestation Report as and when provided in the related Servicing Agreement. Each of the Master Servicer and the Securities Administrator shall cause, and the Master Servicer shall enforce the obligation (as and when provided in the related Servicing Agreement) of each Servicer to cause, any subservicer and each subcontractor (to the extent such subcontractor is determined by the Master Servicer or the Securities Administrator, as applicable, to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB) that is engaged by such Servicer, the Master Servicer or the Securities Administrator, as applicable, to deliver to the Securities Administrator, the Master Servicer and the Depositor an Assessment of Compliance and Attestation Report as and when provided above. Such Assessment of Compliance, as to any subservicer or subcontractor, shall at a minimum address the applicable Servicing Criteria specified on Exhibit L hereto which are indicated as applicable to any “primary servicer” to the extent such subservicer or subcontractor is performing any servicing function for the party who engages it and to the extent such party is not itself addressing the Servicing Criteria related to such servicing function in its own Assessment of Compliance. The Securities Administrator shall confirm that each of the Assessments of Compliance delivered to it, taken as a whole, address all of the Servicing Criteria and taken individually address the Servicing Criteria for each party as set forth in Exhibit L and notify the Depositor of any exceptions. Notwithstanding the foregoing, as to any subcontractor, an Assessment of Compliance is not required to be delivered unless it is required as part of a Form 10-K with respect to the Trust Fund.

The Custodian shall deliver to the Master Servicer, the Securities Administrator and the Depositor an Assessment of Compliance and Attestation Report, as and when provided above, which shall at a minimum address each of the Servicing Criteria specified on Exhibit L hereto which are indicated as applicable to a “custodian”. Notwithstanding the foregoing, an Assessment of Compliance or Attestation Report is not required to be delivered by any Custodian unless it is required as part of a Form 10-K with respect to the Trust Fund.

Failure of the Master Servicer to comply with this Section 3.17 (including with respect to the timeframes required herein) shall constitute an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer’s rights to payment of any Master Servicing Compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). Failure of the Securities Administrator to comply with this Section 3.17 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall constitute a default and at the written direction of the Depositor, the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Securities Administrator under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Securities Administrator for the same (but subject to the Securities Administrator’s right to reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

Section 3.18 Reports Filed with Securities and Exchange Commission.

(a)  (i) (A) Within 15 days after each Distribution Date, the Securities Administrator shall, in accordance with industry standards, prepare and file with the Commission via the Electronic Data Gathering and Retrieval System (“EDGAR” ), a Distribution Report on Form 10-D, signed by the Master Servicer, with a copy of the Monthly Statement to be furnished by the Securities Administrator to the Certificateholders for such Distribution Date; provided that, the Securities Administrator shall have received no later than five (5) calendar days after the related Distribution Date, all information required to be provided to the Securities Administrator as described in clause (a)(iv) below. Any disclosure that is in addition to the Monthly Statement and that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall be, pursuant to the paragraph immediately below, reported by the parties set forth on Exhibit M to the Securities Administrator and the Depositor and approved for inclusion by the Depositor, and the Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure absent such reporting (other than in the case where the Securities Administrator is the reporting party as set forth in Exhibit M) and approval.

(B) Within five (5) calendar days after the related Distribution Date, (i) the parties set forth in Exhibit M shall be required to provide, and the Master Servicer shall enforce the obligations of each Servicer (to the extent provided in the related Servicing Agreement) to provide, pursuant to Section 3.18(a)(iv) below, to the Securities Administrator and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Securities Administrator and the Depositor and such party, the form and substance of any Additional Form 10-D Disclosure, if applicable, and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this Section.

(C) After preparing the Form 10-D, the Securities Administrator shall forward electronically a copy of the Form 10-D to the Depositor (in the case of any Additional 10-D Disclosure and otherwise if requested by the Depositor) and the Master Servicer for review. Within two Business Days after receipt of such copy, but no later than the 12th calendar day after the Distribution Date (provided that, the Securities Administrator forwards a copy of the Form 10-D no later than the 10th calendar after the Distribution Date), the Depositor shall notify the Securities Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D. In the absence of receipt of any written changes or approval, the Securities Administrator shall be entitled to assume that such Form 10-D is in final form and the Securities Administrator may proceed with the execution and filing of the Form 10-D. No later than the 13th calendar day after the related Distribution Date, a duly authorized officer of the Master Servicer shall sign the Form 10-D and, in the case where the Master Servicer and the Securities Administrator are not affiliated, return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Securities Administrator. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Securities Administrator shall follow the procedures set forth in Section 3.18(a)(v)(B). Promptly (but no later than one (1) Business Day) after filing with the Commission, the Securities Administrator shall make available on its internet website identified in Section 6.05 a final executed copy of each Form 10-D filed by the Securities Administrator. The signing party at the Master Servicer can be contacted as set forth in Section 11.07. Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. The Depositor shall notify the Securities Administrator in writing, no later than the fifth calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D, if the answer to the questions should be “no”. The Securities Administrator shall be entitled to rely on the representations in Section 2.06(g) or any such notice in preparing, executing and/or filing any such report. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Securities Administrator of their respective duties under Sections 3.18(a)(i) and (v) related to the timely preparation, execution and filing of Form 10-D is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under such Sections. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-D, where such failure results from a party’s failure to deliver on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

(ii) (A) Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), the Securities Administrator shall prepare and file, at the direction of the Depositor, on behalf of the Trust, any Form 8-K, as required by the Exchange Act; provided that, the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall be, pursuant to the paragraph immediately below, reported by the parties set forth on Exhibit M to the Securities Administrator and the Depositor and approved for inclusion by the Depositor, and the Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information absent such reporting (other than in the case where the Securities Administrator is the reporting party as set forth in Exhibit M) and approval.

(B) For so long as the Trust is subject to the Exchange Act reporting requirements, no later than the close of business on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties set forth in Exhibit M shall be required pursuant to Section 3.18(a)(iv) below to provide, and the Master Servicer will enforce the obligations of each Servicer (to the extent provided in the related Servicing Agreement) to provide to the Securities Administrator and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Securities Administrator and the Depositor and such party, the form and substance of any Form 8-K Disclosure Information, if applicable, and (ii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this Section.

  (C) After preparing the Form 8-K, the Securities Administrator shall forward electronically a copy of the Form 8-K to the Depositor and the Master Servicer for review. No later than the close of business New York City time on the 3rd Business Day after the Reportable Event, or in the case where the Master Servicer and Securities Administrator are affiliated, no later than noon New York City time on the 4th Business Day after the Reportable Event, a duly authorized officer of the Master Servicer shall sign the Form 8-K and, in the case where the Master Servicer and the Securities Administrator are not affiliated, return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Securities Administrator. Promptly, but no later than the close of business on the 3rd Business Day after the Reportable Event (provided that, the Securities Administrator forwards a copy of the Form 8-K no later than noon New York time on the third Business Day after the Reportable Event), the Depositor shall notify the Securities Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. In the absence of receipt of any written changes or approval, the Securities Administrator shall be entitled to assume that such Form 8-K is in final form and the Securities Administrator may proceed with the execution and filing of the Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Securities Administrator shall follow the procedures set forth in Section 3.18(a)(v)(B). Promptly (but no later than one (1) Business Day) after filing with the Commission, the Securities Administrator shall, make available on its internet website a final executed copy of each Form 8-K filed by the Securities Administrator. The signing party at the Master Servicer can be contacted as set forth in Section 11.07. The parties to this Agreement acknowledge that the performance by Master Servicer and the Securities Administrator of their respective duties under this Section 3.18(a)(ii) related to the timely preparation, execution and filing of Form 8-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under this Section 3.18(a)(ii). Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 8-K, where such failure results from a party’s failure to deliver on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

(iii) (A) Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “Form 10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in March 2007, the Securities Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Securities Administrator within the applicable time frames set forth in this Agreement, (I) an annual compliance statement for each Servicer, the Master Servicer, the Securities Administrator and any subservicer or subcontractor, as applicable, as described under Section 3.16, (II)(A) the annual reports on assessment of compliance with Servicing Criteria for each Servicer, the Master Servicer, each subservicer and subcontractor participating in the servicing function, the Securities Administrator and the Custodian, as described under Section 3.17, and (B) if any such report on assessment of compliance with Servicing Criteria described under Section 3.17 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such report on assessment of compliance with Servicing Criteria described under Section 3.17 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, (III)(A) the registered public accounting firm attestation report for each Servicer, the Master Servicer, the Securities Administrator, each subservicer, each subcontractor, as applicable, and the Custodian, as described under Section 3.17, and (B) if any registered public accounting firm attestation report described under Section 3.17 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and (IV) a Sarbanes-Oxley Certification as described in Section 3.18 (a)(iii)(D) below (provided, however, that the Securities Administrator, at its discretion, may omit from the Form 10-K any annual compliance statement, assessment of compliance or attestation report that is not required to be filed with such Form 10-K pursuant to Regulation AB). Any disclosure or information in addition to (I) through (IV) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall be, pursuant to the paragraph immediately below, reported by the parties set forth on Exhibit M to the Securities Administrator and the Depositor and approved for inclusion by the Depositor, and the Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure absent such reporting (other than in the case where the Securities Administrator is the reporting party as set forth in Exhibit M) and approval.

(B) No later than March 15th of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2007, (i) the parties set forth in Exhibit M shall be required to provide, and the Master Servicer shall enforce the obligations of each Servicer (to the extent provided in the related Servicing Agreement) to provide, pursuant to Section 3.18(a)(iv) below to the Securities Administrator and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Securities Administrator and the Depositor and such party, the form and substance of any Additional Form 10-K Disclosure, if applicable, and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this Section.

  (C) After preparing the Form 10-K, the Securities Administrator shall forward electronically a copy of the Form 10-K to the Depositor (only in the case where such Form 10-K includes Additional Form 10-K Disclosure and otherwise if requested by the Depositor) and the Master Servicer for review. Within three Business Days after receipt of such copy, but no later than March 25th (provided that, the Securities Administrator forwards a copy of the Form 10-K no later than the third Business Day prior to March 25th), the Depositor shall notify the Securities Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K. In the absence of receipt of any written changes or approval, the Securities Administrator shall be entitled to assume that such Form 10-K is in final form and the Securities Administrator may proceed with the execution and filing of the Form 10-K. No later than the close of business Eastern Standard time on the 4th Business Day prior to the Form 10-K Filing Deadline, an officer of the Master Servicer in charge of the master servicing function shall sign the Form 10-K and, in the case where the Master Servicer and the Securities Administrator are unaffiliated, return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Securities Administrator. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Securities Administrator will follow the procedures set forth in Section 3.18(a)(v)(B). Promptly (but no later than one (1) Business Day) after filing with the Commission, the Securities Administrator shall make available on its internet website a final executed copy of each Form 10-K filed by the Securities Administrator. The signing party at the Master Servicer can be contacted as set forth in Section 11.07. Form 10-K requires the registrant to indicate (by checking “yes ” or “no”) that it (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. The Depositor shall notify the Securities Administrator in writing, no later than March 15th of each year in which the Trust is subject to the reporting requirements of the Exchange Act with respect to the filing of a report on Form 10-K, if the answer to the questions should be “no”. The Securities Administrator shall be entitled to rely on the representations in Section 2.06(g) or any such notice in preparing, executing and/or filing any such report. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Securities Administrator of their respective duties under Sections 3.18(a)(iii) and (iv) related to the timely preparation, execution and filing of Form 10-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under such Sections and Sections 3.16 and Section 3.17. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-K, where such failure results from the Master Servicer’s or the Securities Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

  (D) Each Form 10-K shall include a certification (the “Sarbanes-Oxley Certification”) required to be included therewith pursuant to the Sarbanes-Oxley Act which shall be signed by the Certifying Person and delivered to the Securities Administrator no later than March 15th of each year in which the Trust is subject to the reporting requirements of the Exchange Act. The Master Servicer shall cause any Servicer, and any subservicer or subcontractor engaged by it to, provide to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”), by March 10th of each year in which the Trust is subject to the reporting requirements of the Exchange Act (or such other date specified in the related Servicing Agreement) and otherwise within a reasonable period of time upon request, a certification (each, a “Back-Up Certification”), in the form attached hereto as Exhibit K, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. An officer of the Master Servicer in charge of the master servicing function shall serve as the Certifying Person on behalf of the Trust. Such officer of the Certifying Person can be contacted as set forth in Section 11.07.

(iv) With respect to any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or any Form 8-K Disclosure Information (collectively, the “Additional Disclosure”) relating to the Trust Fund, the Securities Administrator’s obligation to include such Additional Information in the applicable Exchange Act report is subject to receipt from the entity that is indicated in Exhibit M as the responsible party for providing that information, if other than the Securities Administrator, as and when required as described in Section 3.18(a)(i) through (iii) above. Such Additional Disclosure shall be accompanied by a notice substantially in the form of Exhibit N. Each of the Master Servicer, the Seller, the Securities Administrator and the Depositor hereby agrees to notify and provide, and the Master Servicer agrees to enforce the obligations (to the extent provided in the related Servicing Agreement) of each Servicer to notify and provide, to the extent known to the Master Servicer, the Seller, the Securities Administrator and the Depositor all Additional Disclosure relating to the Trust Fund, with respect to which such party is indicated in Exhibit M as the responsible party for providing that information. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Disclosure information pursuant to this Section.

So long as the Depositor is subject to the filing requirements of the Exchange Act with respect to the Trust Fund, the Trustee shall notify the Securities Administrator and the Depositor of any bankruptcy or receivership with respect to the Trustee or of any proceedings of the type described under Item 1117 of Regulation AB that have occurred as of the related Due Period, together with a description thereof, no later than the date on which such information is required of other parties hereto as set forth under this Section 3.18. In addition, the Trustee shall notify the Securities Administrator and the Depositor of any affiliations or relationships that develop after the Closing Date between the Trustee and the Depositor, the Seller, the Securities Administrator, the Master Servicer or the Custodian of the type described under Item 1119 of Regulation AB, together with a description thereof, no later than March 15 of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2007. Should the identification of any of the Depositor, the Seller, the Securities Administrator, the Master Servicer or the Custodian change, the Depositor shall promptly notify the Trustee.

(v) (A) On or prior to January 30th of the first year in which the Securities Administrator is able to do so under applicable law, the Securities Administrator shall prepare and file a Form 15 relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act.

(B) In the event that the Securities Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Securities Administrator shall promptly notify the Depositor and the Master Servicer. In the case of Form 10-D and Form 10-K, the Depositor, the Master Servicer and the Securities Administrator shall cooperate to prepare and file a Form 12b-25 and a 10-DA and 10-KA as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Securities Administrator will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D. In the event that any previously filed Form 8-K, 10-D or 10-K needs to be amended, and such amendment relates to any Additional Disclosure, the Securities Administrator shall notify the Depositor and the parties affected thereby and such parties will cooperate to prepare any necessary Form 8-K, 10-DA or 10-KA. Any Form 15, Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K shall be signed by an appropriate officer of the Master Servicer. The parties hereto acknowledge that the performance by the Master Servicer and the Securities Administrator of their respective duties under this Section 3.18(a)(v) related to the timely preparation, execution and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Master Servicer and the Depositor timely performing their duties under this Section. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare, execute and/or timely file any such Form 15, Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, where such failure results from a party’s failure to deliver on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

The Depositor agrees to promptly furnish to the Securities Administrator, from time to time upon request, such further information, reports and financial statements within its control related to this Agreement, the Mortgage Loans as the Securities Administrator reasonably deems appropriate to prepare and file all necessary reports with the Commission. The Securities Administrator shall have no responsibility to file any items other than those specified in this Section 4.18; provided, however, the Securities Administrator shall cooperate with the Depositor in connection with any additional filings with respect to the Trust Fund as the Depositor deems necessary under the Exchange Act. Fees and expenses incurred by the Securities Administrator in connection with this Section 4.18 shall not be reimbursable from the Trust Fund.

(b)  In connection with the filing of any Form 10-K hereunder, in the case where the Master Servicer and Securities Administrator are not affiliated the Securities Administrator shall sign a Back-Up Certification substantially in the form of Exhibit Q; provided, however, that the Securities Administrator shall not be required to undertake an analysis of any accountant’s report attached as an exhibit to the Form 10-K.

(c)  The Securities Administrator shall indemnify and hold harmless, the Depositor and the Master Servicer and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Securities Administrator’s obligations under Sections 3.16, 3.17 and 3.18 or the Securities Administrator’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Securities Administrator shall indemnify and hold harmless the Depositor and the Master Servicer and each of their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Back-Up Certification, any Annual Statement of Compliance, any Assessment of Compliance or any Additional Disclosure provided by the Securities Administrator on its behalf or on behalf of any subservicer or subcontractor engaged by the Securities Administrator pursuant to Section 3.16, 3.17 or 3.18 (the “Securities Administrator Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Securities Administrator Information and not to any other information communicated in connection with the Certificates, without regard to whether the Securities Administrator Information or any portion thereof is presented together with or separately from such other information.

The Depositor shall indemnify and hold harmless the Securities Administrator and the Master Servicer and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the obligations of the Depositor under Sections 3.16, 3.17 and 3.18 or the Depositor’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Depositor shall indemnify and hold harmless the Master Servicer, the Securities Administrator and each of their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Additional Disclosure provided by the Depositor that is required to be filed pursuant to this Section 3.18 (the “Depositor Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Depositor Information that is required to be filed and not to any other information communicated in connection with the Certificates, without regard to whether the Depositor Information or any portion thereof is presented together with or separately from such other information.

The Master Servicer shall indemnify and hold harmless the Securities Administrator and the Depositor and each of its respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the obligations of the Master Servicer under Sections 3.16, 3.17 and 3.18 or the Master Servicer’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Master Servicer shall indemnify and hold harmless the Depositor and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Annual Statement of Compliance, any Assessment of Compliance or any Additional Disclosure provided by the Master Servicer on its behalf or on behalf of any subservicer or subcontractor engaged by the Master Servicer pursuant to Section 3.16, 3.17 or 3.18 (the “Master Servicer Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Master Servicer Information and not to any other information communicated in connection with the Certificates, without regard to whether the Master Servicer Information or any portion thereof is presented together with or separately from such other information.

If the indemnification provided for herein is unavailable or insufficient to hold harmless the Depositor, the Securities Administrator or the Master Servicer, as applicable, then the defaulting party, in connection with any conduct for which it is providing indemnification under this Section 3.18(c), agrees that it shall contribute to the amount paid or payable by the other parties as a result of the losses, claims, damages or liabilities of the other party in such proportion as is appropriate to reflect the relative fault and the relative benefit of the respective parties.

The indemnification provisions set forth in this Section 3.18(c) shall survive the termination of this Agreement or the termination of any party to this Agreement.

(d)  Failure of the Master Servicer to comply with this Section 3.18 (including with respect to the timeframes required herein) shall, constitute an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer’s rights to payment of any Master Servicing Compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). Failure of the Securities Administrator to comply with this Section 4.18 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall, at the written direction of the Depositor, constitute a default and the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Securities Administrator under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Securities Administrator for the same (but subject to the Securities Administrator’s right to reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary. In connection with the termination of the Master Servicer or the Securities Administrator pursuant to this Section 3.18(d), the Trustee shall be entitled to reimbursement of all costs and expenses associated with such termination to the extent set forth in Section 10.05. Notwithstanding anything to the contrary in this Agreement, no Event of Default by the Master Servicer or default by the Securities Administrator shall have occurred with respect to any failure to properly prepare, execute and/or timely file any report on Form 8-K, Form 10-D or Form 10-K, any Form 15 or Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, where such failure results from any party’s failure to deliver on a timely basis, any information from such party needed to prepare, arrange for execution or file any such report, Form or amendment, and does not result from its own negligence, bad faith or willful misconduct.

(e)  Notwithstanding the provisions of Section 11.02, this Section 3.18 may be amended without the consent of the Certificateholders.

(f)  Any report, notice or notification to be delivered by the Master Servicer or the Securities Administrator to the Depositor pursuant to this Section 3.18, may be delivered via email to or, in the case of a notification, telephonically by calling Reg AB Compliance Manager at 212-272-7525.

Section 3.19 Intention of the Parties and Interpretation.

Each of the parties acknowledges and agrees that the purpose of Sections 3.16, 3.17 and 3.18 of this Agreement is to facilitate compliance by the Seller, the Depositor and the Master Servicer with the provisions of Regulation AB. Therefore, each of the parties agrees that (a) the obligations of the parties hereunder shall be interpreted in such a manner as to accomplish that purpose, (b) the parties’ obligations hereunder will be supplemented and modified as necessary to be consistent with any such amendments, interpretive advice or guidance, convention or consensus among active participants in the asset-backed securities markets, advice of counsel, or otherwise in respect of the requirements of Regulation AB, (c) the parties shall comply with reasonable requests made by the Seller, the Depositor, the Master Servicer or the Securities Administrator for delivery of additional or different information as the Seller, the Depositor, the Master Servicer or the Securities Administrator may determine in good faith is necessary to comply with the provisions of Regulation AB, and (d) no amendment of this Agreement shall be required to effect any such changes in the obligations of the parties to this transaction as are necessary to accommodate evolving interpretations of the provisions of Regulation AB.

Section 3.20 UCC.

The Depositor shall inform the Trustee in writing of any Uniform Commercial Code financing statements that were filed on the Closing Date in connection with the Trust with stamped recorded copies of such financing statements to be delivered to the Trustee promptly upon receipt by the Depositor. If directed by the Depositor in writing, the Trustee will file any continuation statements solely at the expense of the Depositor. The Depositor shall file any financing statements or amendments thereto required by any change in the Uniform Commercial Code.

Section 3.21 Optional Purchase of Defaulted Mortgage Loans.

(a) With respect to any Mortgage Loan which as of the first day of a Fiscal Quarter is delinquent in payment by 90 days or more or is an REO Property, EMC shall have the right to purchase such Mortgage Loan from the Trust at a price equal to the Purchase Price; provided however (i) that such Mortgage Loan is still 90 days or more delinquent or is an REO Property as of the date of such purchase and (ii) this purchase option, if not theretofore exercised, shall terminate on the date prior to the last day of the related Fiscal Quarter. This purchase option, if not exercised, shall not be thereafter reinstated unless the delinquency is cured and the Mortgage Loan thereafter again becomes 90 days or more delinquent or becomes an REO Property, in which case the option shall again become exercisable as of the first day of the related Fiscal Quarter.

(b) If at any time EMC remits to the Master Servicer a payment for deposit in the Distribution Account covering the amount of the Purchase Price for such a Mortgage Loan, and EMC provides to the Trustee a certification signed by a Servicing Officer stating that the amount of such payment has been deposited in the Distribution Account, then the Trustee shall execute the assignment of such Mortgage Loan prepared and delivered to the Trustee, at the request of EMC, without recourse, representation or warranty, to EMC which shall succeed to all of the Trustee’s right, title and interest in and to such Mortgage Loan, and all security and documents relative thereto. Such assignment shall be an assignment outright and not for security. EMC will thereupon own such Mortgage, and all such security and documents, free of any further obligation to the Trustee or the Certificateholders with respect thereto.

ARTICLE IV

Accounts

Section 4.01 Protected Account.

(a) The Master Servicer shall enforce the obligation of each Servicer to establish and maintain a Protected Account in accordance with the applicable Servicing Agreement, with records to be kept with respect thereto on a Mortgage Loan by Mortgage Loan basis, into which accounts shall be deposited within 48 hours (or as of such other time specified in the related Servicing Agreement) of receipt, all collections of principal and interest on any Mortgage Loan and any REO Property received by a Servicer, including Principal Prepayments, Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries and advances made from the Servicer’s own funds (less servicing compensation as permitted by the applicable Servicing Agreement in the case of any Servicer) and all other amounts to be deposited in the Protected Account. Each Servicer is hereby authorized to make withdrawals from and deposits to the Protected Account for purposes required or permitted by this Agreement. To the extent provided in the related Servicing Agreement, the Protected Account shall be held by a Designated Depository Institution and segregated on the books of such institution in the name of the Trustee for the benefit of Holders of the Certificates.

(b) To the extent provided in the related Servicing Agreement, amounts on deposit in a Protected Account may be invested in Permitted Investments in the name of the Trustee for the benefit of Holders of the Certificates and, except as provided in the preceding paragraph, not commingled with any other funds. Such Permitted Investments shall mature, or shall be subject to redemption or withdrawal, no later than the date on which such funds are required to be withdrawn for deposit in the Distribution Account, and shall be held until required for such deposit. The income earned from Permitted Investments made pursuant to this Section 4.01 shall be paid to the related Servicer under the applicable Servicing Agreement, and the risk of loss of moneys required to be distributed to the Holders of the Certificates resulting from such investments shall be borne by and be the risk of the related Servicer. The related Servicer (to the extent provided in the applicable Servicing Agreement) shall deposit the amount of any such loss in the Protected Account within two Business Days of receipt of notification of such loss but not later than the second Business Day prior to the Distribution Date on which the moneys so invested are required to be distributed to the Holders of the Certificates.

(c) To the extent provided in the related Servicing Agreement and subject to this Article IV, on or before each Servicer Remittance Date, the related Servicer shall withdraw or shall cause to be withdrawn from its Protected Accounts and shall immediately deposit or cause to be deposited in the Distribution Account amounts representing the following collections and payments (other than with respect to principal of or interest on the Mortgage Loans due on or before the Cut-off Date):

(i) Scheduled Payments on the Mortgage Loans received or any related portion thereof advanced by such Servicer pursuant to its Servicing Agreement which were due on or before the related Due Date, net of the amount thereof comprising its Servicing Fee or any fees with respect to any lender-paid primary mortgage insurance policy;

(ii) Full Principal Prepayments and any Liquidation Proceeds or Subsequent Recoveries received by such Servicer with respect to the Mortgage Loans in the related Prepayment Period, with interest to the date of prepayment or liquidation, net of the amount thereof comprising its Servicing Fee;

(iii) Partial Principal Prepayments received by such Servicer for the Mortgage Loans in the related Prepayment Period; and

(iv) Any amount to be used as a Monthly Advance and any Compensating Interest Payments.

(d) Withdrawals may be made from an Account only to make remittances as provided in Sections 4.01(c), 4.04 and 4.05; to reimburse the Master Servicer or a Servicer for Monthly Advances which have been recovered by subsequent collections from the related Mortgagor; to remove amounts deposited in error; to remove fees, charges or other such amounts deposited on a temporary basis; or to clear and terminate the account at the termination of the Trust Fund in accordance with Section 10.01. As provided in Sections 4.01(a) and 4.02(b) certain amounts otherwise due to the Servicers may be retained by them and need not be deposited in the Distribution Account.

(e) In the event that the Master Servicer and Securities Administrator are no longer affiliated, the Master Servicer shall establish and maintain an account separate from the Distribution Account into which any funds remitted by the Servicers will be deposited. No later than noon New York time on the Business Day preceding each Distribution Date, the Master Servicer shall remit any such funds to the Paying Agent for deposit in the Distribution Account. The Master Servicer shall make the following permitted withdrawals and transfers from such account:

(i) The Master Servicer will, from time to time on demand of a Servicer or the Securities Administrator, make or cause to be made such withdrawals or transfers from the account as the Master Servicer has designated for such transfer or withdrawal pursuant to this Agreement and the related Servicing Agreement. The Master Servicer may clear and terminate the account pursuant to Section 10.01 and remove amounts from time to time deposited in error.

(ii) On an ongoing basis, the Master Servicer shall withdraw from the account (i) any expenses, costs and liabilities recoverable by the Trustee, the Master Servicer or the Securities Administrator or the Custodian pursuant to Sections 3.03, 7.03 and 9.05 and (ii) any amounts payable to the Master Servicer as set forth in Section 3.14; provided however, that the Master Servicer shall be obligated to pay from its own funds any amounts which it is required to pay under Section 7.03(a).

(iii) In addition, on or before the Business Day preceding each Distribution Date, the Master Servicer shall deposit in the Distribution Account (or remit to the Trustee for deposit therein) any Monthly Advances required to be made by the Master Servicer with respect to the Mortgage Loans.

(iv) No later than noon New York time on the Business Day preceding each Distribution Date, the Master Servicer will transfer all Available Funds on deposit in the account with respect to the related Distribution Date to the Paying Agent for deposit in the Distribution Account.

Section 4.02 [Reserved].

Section 4.03 [Reserved].

Section 4.04 Distribution Account.

(a) The Paying Agent shall establish and maintain in the name of the Paying Agent, for the benefit of the Certificateholders, the Distribution Account as a segregated trust account or accounts.

(b) The Distribution Account shall be an Eligible Account. The Master Servicer or Servicers, as the case may be, will remit to the Securities Administrator for deposit in the Distribution Account, the following amounts:

(i) Any amounts withdrawn from a Protected Account;

(ii) Any Monthly Advance and any Compensating Interest Payments;

(iii) Any Insurance Proceeds or Net Liquidation Proceeds or Subsequent Recoveries received by or on behalf of the Master Servicer or which were not deposited in a Protected Account;

(iv) The Purchase Price with respect to any Mortgage Loans purchased by the Seller pursuant to the Mortgage Loan Purchase Agreement or Sections 2.02 or 2.03 hereof, any amounts which are to be treated pursuant to Section 2.04 of this Agreement as the payment of a Purchase Price in connection with the tender of a Substitute Mortgage Loan by the Seller, the Purchase Price with respect to any Mortgage Loans purchased by EMC pursuant to Section 3.21, and all proceeds of any Mortgage Loans or property acquired with respect thereto repurchased by the Depositor or its designee pursuant to Section 10.01;

(v) Any amounts required to be deposited with respect to losses on investments of deposits in an Account; and

(vi) Any other amounts received by or on behalf of the Master Servicer and required to be deposited in the Distribution Account pursuant to this Agreement.

(c) All amounts deposited to the Distribution Account shall be held by the Securities Administrator in the name of the Trustee in trust for the benefit of the Certificateholders in accordance with the terms and provisions of this Agreement. The requirements for crediting the Distribution Account or the Distribution Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of (i) prepayment or late payment charges or assumption, tax service, statement account or payoff, substitution, satisfaction, release and other like fees and charges and (ii) the items enumerated in Subsections 4.05(a)(i), (ii), (iii), (iv), (vi), (vii), (viii), (ix), (x), (xi) and (xii), need not be credited by the Master Servicer or the related Servicer to the Distribution Account. In the event that the Master Servicer shall deposit or cause to be deposited to the Distribution Account any amount not required to be credited thereto, the Securities Administrator, upon receipt of a written request therefor signed by a Servicing Officer of the Master Servicer, shall promptly transfer such amount to the Master Servicer, any provision herein to the contrary notwithstanding.

(d) The Distribution Account shall constitute a trust account of the Trust Fund segregated on the books of the Paying Agent and held by the Paying Agent in trust in its Corporate Trust Office, and the Distribution Account and the funds deposited therein shall not be subject to, and shall be protected from, all claims, liens, and encumbrances of any creditors or depositors of the Paying Agent or the Master Servicer (whether made directly, or indirectly through a liquidator or receiver of the Paying Agent or the Master Servicer). The Distribution Account shall be an Eligible Account. The amount at any time credited to the Distribution Account shall be (i) held in cash and fully insured by the FDIC to the maximum coverage provided thereby or (ii) invested in the name of the Paying Agent, in such Permitted Investments as may be selected by the Master Servicer or deposited in demand deposits with such depository institutions as may be selected by the Master Servicer, provided that time deposits of such depository institutions would be a Permitted Investment. All Permitted Investments shall mature or be subject to redemption or withdrawal on or before, and shall be held until, the next succeeding Distribution Date if the obligor for such Permitted Investment is the Paying Agent or, if such obligor is any other Person, the Business Day preceding such Distribution Date. All investment earnings on amounts on deposit in the Distribution Account or benefit from funds uninvested therein from time to time shall be for the account of the Master Servicer. The Master Servicer shall be permitted to withdraw or receive distribution of any and all investment earnings from the Distribution Account on each Distribution Date. If there is any loss on a Permitted Investment or demand deposit, the Master Servicer shall remit the amount of the loss to the Paying Agent who shall deposit such amount in the Distribution Account. With respect to the Distribution Account and the funds deposited therein, the Master Servicer shall take such action as may be necessary to ensure that the related Certificateholders shall be entitled to the priorities afforded to such a trust account (in addition to a claim against the estate of the Paying Agent) as provided by 12 U.S.C. § 92a(e), and applicable regulations pursuant thereto, if applicable, or any applicable comparable state statute applicable to state chartered banking corporations.

Section 4.05 Permitted Withdrawals and Transfers from the Distribution Account.

(a) The Paying Agent will, from time to time on written demand of the Master Servicer or the Securities Administrator, make or cause to be made such withdrawals or transfers from the Distribution Account as the Master Servicer has designated for such transfer or withdrawal pursuant to this Agreement and the Servicing Agreements or as the Securities Administrator has instructed hereunder for the following purposes:

(i) to reimburse the Master Servicer or any Servicer for any Monthly Advance of its own funds, the right of the Master Servicer or a Servicer to reimbursement pursuant to this subclause (i) being limited to amounts received on a particular Mortgage Loan (including, for this purpose, the Purchase Price therefor, Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries) which represent late payments or recoveries of the principal of or interest on such Mortgage Loan respecting which such Monthly Advance was made;

(ii) to reimburse the Master Servicer or any Servicer from Insurance Proceeds or Liquidation Proceeds relating to a particular Mortgage Loan for amounts expended by the Master Servicer or such Servicer in good faith in connection with the restoration of the related Mortgaged Property which was damaged by an Uninsured Cause or in connection with the liquidation of such Mortgage Loan;

(iii) to reimburse the Master Servicer or any Servicer from Insurance Proceeds relating to a particular Mortgage Loan for insured expenses incurred with respect to such Mortgage Loan and to reimburse the Master Servicer or such Servicer from Liquidation Proceeds from a particular Mortgage Loan for Liquidation Expenses incurred with respect to such Mortgage Loan; provided that the Master Servicer shall not be entitled to reimbursement for Liquidation Expenses with respect to a Mortgage Loan to the extent that (i) any amounts with respect to such Mortgage Loan were paid as Excess Liquidation Proceeds pursuant to clause (viii) of this Subsection 4.05(a) to the Master Servicer; and (ii) such Liquidation Expenses were not included in the computation of such Excess Liquidation Proceeds;

(iv) to reimburse the Master Servicer or any Servicer for advances of funds (other than Monthly Advances) made with respect to the Mortgage Loans, and the right to reimbursement pursuant to this subclause being limited to amounts received on the related Mortgage Loan (including, for this purpose, the Purchase Price therefor, Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries) which represent late recoveries of the payments for which such advances were made;

(v) to reimburse the Master Servicer or any Servicer for any Monthly Advance or advance, after a Realized Loss has been allocated with respect to the related Mortgage Loan if the Monthly Advance or advance has not been reimbursed pursuant to clauses (i) and (iv);

(vi) to pay the Master Servicer as set forth in Section 3.14;

(vii) to reimburse the Master Servicer for expenses, costs and liabilities incurred by and reimbursable to it pursuant to Sections 3.03, 7.04(c) and (d);

(viii) to pay to the Master Servicer, as additional servicing compensation, any Excess Liquidation Proceeds to the extent not retained by the related Servicer;

(ix) to reimburse or pay any Servicer any such amounts as are due thereto under the applicable Servicing Agreement and have not been retained by or paid to the Servicer, to the extent provided in the related Servicing Agreement;

(x) to reimburse the Trustee, the Securities Administrator or the Custodian for expenses, costs and liabilities incurred by or reimbursable to it pursuant to this Agreement and the Custodial Agreement;

(xi) to remove amounts deposited in error; and

(xii) to clear and terminate the Distribution Account pursuant to Section 10.01.

(b) The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of accounting for any reimbursement from the Distribution Account pursuant to subclauses (i) through (iv) or with respect to any such amounts which would have been covered by such subclauses had the amounts not been retained by the Master Servicer without being deposited in the Distribution Account under Section 4.04(c).

(c) On each Distribution Date, the Paying Agent shall distribute the Available Funds to the extent on deposit in the Distribution Account to the Holders of the Certificates in accordance with written distribution instructions provided to it by the Securities Administrator no later than two Business Days prior to such Distribution Date and determined by the Securities Administrator in accordance with Section 6.01.

ARTICLE V

Certificates

Section 5.01 Certificates.

(a) The Depository and the Depositor signing on behalf of the Issuing Entity have entered into a Depository Agreement dated as of the Closing Date (the “Depository Agreement”). Except for the Residual Certificates, the Non-Offered Certificates (which are also Physical Certificates) and the Individual Certificates and as provided in Subsection 5.01(b), the Certificates shall at all times remain registered in the name of the Depository or its nominee and at all times: (i) registration of such Certificates may not be transferred by the Certificate Registrar except to a successor to the Depository; (ii) ownership and transfers of registration of such Certificates on the books of the Depository shall be governed by applicable rules established by the Depository; (iii) the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants; (iv) the Certificate Registrar shall deal with the Depository as representative of such Certificate Owners of the respective Class of Certificates for purposes of exercising the rights of the related Certificateholders under this Agreement, and requests and directions for and votes of such representative shall not be deemed to be inconsistent if they are made with respect to different Certificate Owners; and (v) the Certificate Registrar may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants.

The Residual Certificates and the Non-Offered Certificates are initially Physical Certificates. If at any time the Holders of all of the Certificates of one or more such Classes request that the Certificate Registrar cause such Class to become Global Certificates, the Certificate Registrar and the Depositor will take such action as may be reasonably required to cause the Depository to accept such Class or Classes for trading if it may legally be so traded.

All transfers by Certificate Owners of such respective Classes of Book-Entry Certificates and any Global Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owners. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures.

(b) If (i)(A) the Depositor advises the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository and (B) the Depositor is unable to locate a qualified successor within 30 days or (ii) the Depositor at its option advises the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository, the Certificate Registrar shall request that the Depository notify all Certificate Owners of the occurrence of any such event and of the availability of definitive, fully registered Certificates to Certificate Owners requesting the same. Upon surrender to the Certificate Registrar of the Certificates by the Depository, accompanied by registration instructions from the Depository for registration, the Certificate Registrar shall issue the definitive Certificates. Neither the Depositor nor the Certificate Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions.

(c) (i) REMIC I will be evidenced by (x) the REMIC I Regular Interests, which will be uncertificated and non-transferable and are hereby designated as the “regular interests” in REMIC I and have the initial principal amounts and accrue interest at the Pass-Through Rates equal to those set forth in this Section 5.01(c)(i), and (y) the Class R-1 Certificates, which are hereby designated as the sole class of “residual interests” in REMIC I.

The REMIC I Regular Interests and the Class R-1 Certificates will have the following designations, initial principal amounts and Pass-Through Rates:

REMIC I Interest	Initial Principal Amount	Pass-Through Rate	Related Subgroup
1-Sub	$5,852.52	5.5000%	Subgroup I
2-Sub	$6,148.77	6.2500%	Subgroup II
3-Sub	$3,754.94	7.5000%	Subgroup III
PO	$583,475.30	0.0000%	Subgroup I
1-ZZZ	$106,169,521.80	5.5000%	Subgroup I
2-ZZZ	$111,559,624.33	6.2500%	Subgroup II
3-ZZZ	$68,116,181.96	7.5000%	Subgroup III
X	(1)	(2)	Subgroup III
R-2/R-3	$100.00	5.5000%	Subgroup I
Class R-1	$50.00	5.5000%	Subgroup I

(1)
REMIC I Regular Interest X will not have an initial principal amount but will accrue interest on its uncertificated notional amount calculated in accordance with the definition of “Uncertificated Notional Amount” herein.

(2)
A variable pass-through rate equal to the excess, if any, of (a) the weighted average of the Net Mortgage Rates on the Mortgage Loans with Net Mortgage Rates greater than 7.5000% per annum over (b) 7.5000% per annum.

Interest shall be payable to the REMIC I Regular Interests at the applicable Pass-Through Rates on the related Uncertificated Principal Balances. On the first Distribution Date, REMIC I Regular Interest R-2/R-3 will be paid $100 in reduction of its Uncertificated Principal Balance from distributions of principal collected from Subgroup I. Following the distribution in the preceding sentence, distributions of principal shall be deemed to be made to the REMIC I Regular Interests (other than REMIC I Regular Interest R-2/R-3), in each case from the related Subgroup, in the following manner: first, to the related REMIC I Regular Interest ending with the designation “Sub,” so that the Uncertificated Principal Balance of each such REMIC I Regular Interest is equal to 0.1% of the excess of (x) the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Subgroup other than the PO Percentage of the Scheduled Principal Balance of any such Mortgage Loans over (y) the aggregate Current Principal Amount of the Senior Certificates related to such Subgroup other than the Class PO Certificates (except that if any such excess is a larger number than in the preceding distribution period, the least amount of principal shall be distributed to such REMIC I Regular Interests such that the REMIC I Subordinated Balance Ratio is maintained); and second, to the related REMIC I Regular Interest ending with the designation “ZZZ,” (provided that a portion of the remaining principal equal to the Class PO Certificate Principal Distribution Amount attributable to the Discount Mortgage Loans will be distributed to REMIC I Regular Interest PO). Realized Losses from each Subgroup shall be applied after all distributions have been made on each Distribution Date, first, to the related REMIC I Regular Interest ending with the designation “Sub,” so that the Uncertificated Principal Balance of each such REMIC I Regular Interest is equal to 0.1% of the excess of (x) the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Subgroup other than the PO Percentage of the Scheduled Principal Balance of any such Mortgage Loans over (y) the aggregate Current Principal Amount of the Senior Certificates related to such Subgroup other than the Class PO Certificates (except that if any such excess is a larger number than in the preceding distribution period, the least amount of Realized Losses shall be applied to such REMIC I Regular Interests such that the REMIC I Subordinated Balance Ratio is maintained); and second, any remaining Realized Losses from each Subgroup to the related REMIC I Regular Interests ending with the designation “ZZZ” (except that if a Realized Loss is recognized with respect to a Discount Mortgage Loan, the applicable portion of such Realized Loss will be allocated to REMIC I Regular Interest PO).

The aggregate amount of any Net Interest Shortfalls and interest portion of Realized Losses for any Distribution Date shall be allocated to accrued interest payable to the REMIC I Regular Interests (other than REMIC I Regular Interest PO), pro rata, based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rates on the respective Uncertificated Principal Balances of each such REMIC I Regular Interest.

(ii) REMIC II will be evidenced by (x) the REMIC II Regular Interests, which will be uncertificated and non-transferable and are hereby designated as the “regular interests” in REMIC II and have the initial principal amounts and accrue interest at the Pass-Through Rates equal to those set forth in this Section 5.01(c)(ii), and (y) the Class R-2 Certificates, which are hereby designated as the sole class of “residual interests” in REMIC II. The REMIC II Regular Interests and the Class R-2 Certificates will have the following designations, initial principal amounts and Pass-Through Rates:
Designation	Initial Principal Amount	Pass-Through Rate
I-A-1	$100,322,850.00	5.5000%
II-A-1	$3,000,000.00	6.2500%
II-A-2	$15,312,550.00	7.5000%
II-A-4	$23,399,000.00	6.0000%
II-A-5	$19,054,000.00	6.0000%
II-A-6	$4,316,000.00	6.0000%
II-A-7	$28,293,750.00	6.0000%
II-A-8	$1,500,000.00	6.0000%
II-A-9	$10,541,700.00	6.2500%
III-A-1	$64,365,000.00	7.5000%
PO	$583,475.30	0.0000%
X	(1)	(2)
Class R-2	$50.00	5.5000%
R-3	$50.00	5.5000%
B-1	$6,875,000.00	(3)
B-2	$3,151,000.00	(3)
B-3	$1,719,000.00	(3)
B-4	$1,718,000.00	(3)
B-5	$1,289,000.00	(3)
B-6	$1,004,234.32	(3)

(1)
REMIC II Regular Interest X will not have an initial principal amount but will accrue interest on its uncertificated notional amount calculated in accordance with the definition of “Uncertificated Notional Amount” herein.

(2)	REMIC II Regular Interest X will not have a Pass-Through Rate but will be entitled to receive 100% of the interest payable with respect to REMIC I Regular Interest X.

(3)
REMIC II Regular Interests B-1, B-2, B-3, B-4, B-5 and B-6 will each bear interest at a per annum rate equal to the weighted average of the Pass-Through Rates on REMIC I Regular Interests 1-Sub, 2-Sub and 3-Sub, weighted on the basis of the Uncertificated Principal Balances of each such REMIC I Regular Interest immediately preceding the related Distribution Date.

Principal shall be payable to, and shortfalls, losses and prepayments are allocable to, the REMIC II Regular Interests as such amounts are payable and allocable to the Corresponding Certificates; provided that, solely for purposes of the foregoing, any shortfalls or losses allocable to the Class II-A-3 Certificates and the Class III-A-2 Certificates shall be deemed to be allocated entirely to the Class II-A-2 Certificates and the Class III-A-1 Certificates, respectively. Interest shall be payable to the REMIC II Regular Interests at the Pass-Through Rate for each such REMIC II Regular Interest on each such REMIC II Regular Interest’s Uncertificated Principal Balance.

(iii) The Classes of the Certificates shall have the following designations, initial principal amounts and Pass-Through Rates:

Designation	Initial Principal Amount Pass-Through Rate
I-A-1	$100,322,850.00	5.50%
II-A-1	$3,000,000.00	6.25%
II-A-2	$15,312,550.00	(2)
II-A-3	(1)	(3)
II-A-4	$23,399,000.00	6.00%
II-A-5	$19,054,000.00	6.00%
II-A-6	$4,316,000.00	6.00%
II-A-7	$28,293,750.00	6.00%
II-A-8	$1,500,000.00	6.00%
II-A-9	$10,541,700.00	6.25%
III-A-1	$64,365,000.00	(4)
III-A-2	(1)	(5)
PO	$583,475.30	0.0000%
X	(1)	(6)
R-1	$50.00	5.5000%
R-2	$50.00	5.5000%
R-3	$50.00	5.5000%
B-1	$6,875,000.00	(7)
B-2	$3,151,000.00	(7)
B-3	$1,719,000.00	(7)
B-4	$1,718,000.00	(7)
B-5	$1,289,000.00	(7)
B-6	$1,004,234.32	(7)

(1)	As described in the definition of Notional Amount herein.

(2)
The Class II-A-2 Certificates will bear interest at a Pass-Through Rate equal to 5.430% per annum for the first Distribution Date, and thereafter at an adjustable Pass-Through Rate equal to LIBOR plus 0.350% per annum, subject to a minimum rate of 0.350% per annum and a maximum rate equal to 7.500% per annum.

(3)
The Class II-A-3 Certificates will bear interest at a Pass-Through Rate equal to 2.070% per annum for the first Distribution Date, and thereafter at an adjustable Pass-Through Rate equal to 7.150% per annum minus LIBOR, subject to a minimum rate of 0.000% per annum and a maximum rate equal to 7.150% per annum.

(4)
The Class III-A-1 Certificates will bear interest at a Pass-Through Rate equal to 5.430% per annum for the first Distribution Date, and thereafter at an adjustable Pass-Through Rate equal to LIBOR plus 0.350% per annum, subject to a minimum rate of 0.350% per annum and a maximum rate equal to 7.500% per annum.

(5)
The Class III-A-2 Certificates will bear interest at a Pass-Through Rate equal to 2.070% per annum for the first Distribution Date, and thereafter at an adjustable Pass-Through Rate equal to 7.150% per annum minus LIBOR, subject to a minimum rate of 0.000% per annum and a maximum rate equal to 7.150% per annum.

(6)
A variable pass-through rate equal to the excess, if any, of (a) the weighted average of the Net Mortgage Rates on the Mortgage Loans with Net Mortgage Rates greater than 7.5000% per annum over (b) 7.5000% per annum; provided that, for federal income tax purposes the Class X Certificates will not have a Pass-Through Rate but will be entitled to receive 100% of the interest payable with respect to REMIC II Regular Interest X.

(7)
A variable pass-through rate equal to the weighted average of 5.5000% per annum, 6.2500% per annum and 7.5000% per annum, weighted in proportion to the results of subtracting from the aggregate Scheduled Principal Balance of the Mortgage Loans in Subgroup I, Subgroup II and Subgroup III, respectively (other than the PO Percentage of the principal balance of such Mortgage Loans), the aggregate Current Principal Amount of the related Class or Classes of Senior Certificates other than the Class PO Certificates; provided that, for federal income tax purposes, the Class B Certificates will bear interest at a rate equivalent to the foregoing, expressed as the weighted average of the Pass-Through Rates on REMIC II Regular Interests B-1, B-2, B-3, B-4, B-5 and B-6, weighted on the basis of the Uncertificated Principal Balances of each such REMIC II Regular Interest immediately preceding the related Distribution Date.

(d) For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date immediately following the maturity date for the Mortgage Loan with the latest maturity date in the Trust Fund has been designated as the “latest possible maturity date” for the REMIC I Regular Interests, the REMIC II Regular Interests and the Regular Certificates.

(e) With respect to each Distribution Date, each Class of Certificates shall accrue interest during the related Interest Accrual Period. With respect to each Distribution Date and each such Class of Certificates, interest shall be calculated on the basis of a 360-day year comprised of twelve 30-day months, based upon the respective Pass-Through Rate set forth, or determined as provided, above and the Current Principal Amount (or Notional Amount in the case of the Interest Only Certificates) of such Class applicable to such Distribution Date.

(f) The Certificates shall be substantially in the forms set forth in Exhibits A-1, A-2, A-3, A-4 or A-5, as applicable. On original issuance, the Certificate Registrar shall sign, countersign and shall deliver them at the direction of the Depositor. Pending the preparation of Definitive Certificates of any Class, the Certificate Registrar may sign and countersign temporary Certificates that are printed, lithographed or typewritten, in authorized denominations for Certificates of such Class, substantially of the tenor of the Definitive Certificates in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers or authorized signatories executing such Certificates may determine, as evidenced by their execution of such Certificates. If temporary Certificates are issued, the Depositor will cause Definitive Certificates to be prepared without unreasonable delay. After the preparation of Definitive Certificates, the temporary Certificates shall be exchangeable for definitive Certificates upon surrender of the temporary Certificates at the office of the Certificate Registrar, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Certificates, the Certificate Registrar shall sign and countersign and deliver in exchange therefor a like aggregate principal amount, in authorized denominations for such Class, of Definitive Certificates of the same Class. Until so exchanged, such temporary Certificates shall in all respects be entitled to the same benefits as Definitive Certificates.

(g) Each Class of Book-Entry Certificates will be registered as a single Certificate of such Class held by a nominee of the Depository or the DTC Custodian, and beneficial interests will be held by investors through the book-entry facilities of the Depository in minimum denominations of (i) in the case of the Senior Certificates (other than the Class II-A-1 Certificates and Residual Certificates), $100,000 and in each case increments of $1.00 in excess thereof, (ii) in the case of the Class II-A-1 Certificates, $1,000 and increments of $1.00 in excess thereof, and (iii) in the case of the Subordinate Certificates, $100,000 and increments of $1.00 in excess thereof, except that one Certificate of each such Class may be issued in a different amount so that the sum of the denominations of all outstanding Certificates of such Class shall equal the Current Principal Amount of such Class on the Closing Date. On the Closing Date, the Certificate Registrar shall execute and countersign Physical Certificates all in an aggregate principal amount that shall equal the Current Principal Amount of such Class on the Closing Date. The Non-Offered Certificates shall be issued in certificated fully-registered form in minimum dollar denominations of $100,000 and integral multiples of $1.00 in excess thereof, except that one of each of the Non-Offered Certificates of each Class may be issued in a different amount so that the sum of the denominations of all outstanding related Non-Offered Certificates of such Class shall equal the Current Principal Amount of such Class on the Closing Date. The Class R-1, Class R-2 and Class R-3 Certificates shall each be issued in certificated fully-registered form, in the denomination of $50. Each Class of Global Certificates, if any, shall be issued in fully registered form in minimum dollar denominations of $100,000 and integral multiples of $1.00 in excess thereof, except that one Certificate of each Class may be in a different denomination so that the sum of the denominations of all outstanding Certificates of such Class shall equal the Current Principal Amount of such Class on the Closing Date. On the Closing Date, the Certificate Registrar shall execute and countersign (i) in the case of each Class of the Offered Certificates, the Certificate in the entire Current Principal Amount of the respective Class and (ii) in the case of each Class of the Non-Offered Certificates, Individual Certificates all in an aggregate principal amount that shall equal the Current Principal Amount of each such respective Class on the Closing Date. The Certificates referred to in clauses (i) and (ii) and if at any time there are to be Global Certificates, the Global Certificates shall be delivered by the Depositor to the Depository or pursuant to the Depository’s instructions, shall be delivered by the Depositor on behalf of the Depository to and deposited with the DTC Custodian. The Certificate Registrar shall sign the Certificates by facsimile or manual signature and countersign them by manual signature on behalf of the Certificate Registrar by one or more authorized signatories, each of whom shall be Responsible Officers of the Certificate Registrar or its agent. A Certificate bearing the manual and facsimile signatures of individuals who were the authorized signatories of the Certificate Registrar or its agent at the time of issuance shall bind the Certificate Registrar, notwithstanding that such individuals or any of them have ceased to hold such positions prior to the delivery of such Certificate.

(h) No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate the manually executed countersignature of the Certificate Registrar or its agent, and such countersignature upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly executed and delivered hereunder. All Certificates issued on the Closing Date shall be dated the Closing Date. All Certificates issued thereafter shall be dated the date of their countersignature.

(i) The Closing Date is hereby designated as the “startup” day of each REMIC within the meaning of Section 860G(a)(9) of the Code.

(j) For federal income tax purposes, each REMIC shall have a tax year that is a calendar year and shall report income on an accrual basis.

(k) The Trustee on behalf of the Trust shall cause each REMIC to timely elect to be treated as a REMIC under Section 860D of the Code. Any inconsistencies or ambiguities in this Agreement or in the administration of any trust established hereby shall be resolved in a manner that preserves the validity of such elections.

(l) The following legend shall be placed on the Residual Certificates, whether upon original issuance or upon issuance of any other Certificate of any such Class in exchange therefor or upon transfer thereof:

THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE PROPOSED TRANSFEREE PROVIDES THE CERTIFICATE REGISTRAR WITH AN OPINION OF COUNSEL ADDRESSED TO THE DEPOSITOR, TRUSTEE, CERTIFICATE REGISTRAR, MASTER SERVICER AND SECURITIES ADMINISTRATOR AND ON WHICH THEY MAY RELY THAT IS SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE OF CERTIFICATES ON BEHALF OF SUCH PERSON WILL NOT RESULT IN OR CONSTITUTE A NONEXEMPT PROHIBITED TRANSACTION, IS PERMISSIBLE UNDER APPLICABLE LAW AND WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, CERTIFICATE REGISTRAR, THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR, CERTIFICATE REGISTRAR OR THE TRUSTEE.

The following legend shall be placed upon the Class B-4, Class B-5 and Class B-6 Certificates, whether upon original issuance or upon issuance of any other Certificate of any such Class in exchange therefor or upon transfer thereof:

THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION EXEMPTION (“PTE”) 84-14, PTE 91-38, PTE 90-1, PTE 95-60 OR PTE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE SECURITIES ADMINISTRATOR, THE MASTER SERVICER, CERTIFICATE REGISTRAR OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE OR UNLESS THE OPINION SPECIFIED IN SECTION 5.07 OF THE AGREEMENT IS PROVIDED.

Section 5.02 Registration of Transfer and Exchange of Certificates.

(a) The Certificate Registrar shall maintain at its Corporate Trust Office a separate Certificate Register for Certificates in which, subject to such reasonable regulations as it may prescribe, the Certificate Registrar shall provide for the registration of the related Certificates and of transfers and exchanges of the related Certificates as herein provided.

(b) Subject to Subsection 5.01(a) and, in the case of any Global Certificate or Physical Certificate upon the satisfaction of the conditions set forth below, upon surrender for registration of transfer of any Certificate at any office or agency of the Certificate Registrar maintained for such purpose, the Certificate Registrar shall sign, countersign and shall deliver, in the name of the designated transferee or transferees, a new Certificate of a like Class and aggregate Fractional Undivided Interest, but bearing a different number.

(c) By acceptance of an Individual Certificate, whether upon original issuance or subsequent transfer, each holder of such a Certificate acknowledges the restrictions on the transfer of such Certificate set forth in the Securities Legend and agrees that it will transfer such a Certificate only as provided herein. In addition to the provisions of Subsection 5.02(h), the following restrictions shall apply with respect to the transfer and registration of transfer of an Individual Certificate to a transferee that takes delivery in the form of an Individual Certificate:

(i) The Certificate Registrar shall register the transfer of an Individual Certificate if the requested transfer is being made to a transferee who has provided the Certificate Registrar with a Rule 144A Certificate or comparable evidence as to its QIB status.

(ii) The Certificate Registrar shall register the transfer of any Individual Certificate if (x) the transferor has advised the Certificate Registrar in writing that the Certificate is being transferred to an Institutional Accredited Investor; and (y) prior to the transfer the transferee furnishes to the Certificate Registrar an Investment Letter (and the Certificate Registrar shall be fully protected in so doing), provided that, if based upon an Opinion of Counsel addressed to the Certificate Registrar to the effect that the delivery of (x) and (y) above are not sufficient to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable laws, the Certificate Registrar shall as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information prior to registering the transfer of an Individual Certificate as shall be set forth in such Opinion of Counsel.

(d) Subject to Subsection 5.02(h), so long as a Global Certificate of such Class is outstanding and is held by or on behalf of the Depository, transfers of beneficial interests in such Global Certificate, or transfers by holders of Individual Certificates of such Class to transferees that take delivery in the form of beneficial interests in the Global Certificate, may be made only in accordance with this Subsection 5.02(d) and in accordance with the rules of the Depository:

(i) In the case of a beneficial interest in the Global Certificate being transferred to an Institutional Accredited Investor, such transferee shall be required to take delivery in the form of an Individual Certificate or Certificates and the Certificate Registrar shall register such transfer only upon compliance with the provisions of Subsection 5.02(c)(ii).

(ii) In the case of a beneficial interest in a Class of Global Certificates being transferred to a transferee that takes delivery in the form of an Individual Certificate or Certificates of such Class, except as set forth in clause (i) above, the Certificate Registrar shall register such transfer only upon compliance with the provisions of Subsection 5.02(c)(i).

(iii) In the case of an Individual Certificate of a Class being transferred to a transferee that takes delivery in the form of a beneficial interest in a Global Certificate of such Class, the Certificate Registrar shall register such transfer if the transferee has provided the Certificate Registrar with a Rule 144A Certificate or comparable evidence as to its QIB status.

(iv) No restrictions shall apply with respect to the transfer or registration of transfer of a beneficial interest in the Global Certificate of a Class to a transferee that takes delivery in the form of a beneficial interest in the Global Certificate of such Class; provided that each such transferee shall be deemed to have made such representations and warranties contained in the Rule 144A Certificate as are sufficient to establish that it is a QIB.

(e) Subject to Subsection 5.02(h), an exchange of a beneficial interest in a Global Certificate of a Class for an Individual Certificate or Certificates of such Class, an exchange of an Individual Certificate or Certificates of a Class for a beneficial interest in the Global Certificate of such Class and an exchange of an Individual Certificate or Certificates of a Class for another Individual Certificate or Certificates of such Class (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and, in the case of the Global Certificate of such Class, so long as such Certificate is outstanding and is held by or on behalf of the Depository) may be made only in accordance with this Subsection 5.02(e) and in accordance with the rules of the Depository:

(i) A holder of a beneficial interest in a Global Certificate of a Class may at any time exchange such beneficial interest for an Individual Certificate or Certificates of such Class.

(ii) A holder of an Individual Certificate or Certificates of a Class may exchange such Certificate or Certificates for a beneficial interest in the Global Certificate of such Class if such holder furnishes to the Certificate Registrar a Rule 144A Certificate or comparable evidence as to its QIB status.

(iii) A holder of an Individual Certificate of a Class may exchange such Certificate for an equal aggregate principal amount of Individual Certificates of such Class in different authorized denominations without any certification.

(f) (i) Upon acceptance for exchange or transfer of an Individual Certificate of a Class for a beneficial interest in a Global Certificate of such Class as provided herein, the Certificate Registrar shall cancel such Individual Certificate and shall (or shall request the Depository to) endorse on the schedule affixed to the applicable Global Certificate (or on a continuation of such schedule affixed to the Global Certificate and made a part thereof) or otherwise make in its books and records an appropriate notation evidencing the date of such exchange or transfer and an increase in the certificate balance of the Global Certificate equal to the certificate balance of such Individual Certificate exchanged or transferred therefor.

(ii) Upon acceptance for exchange or transfer of a beneficial interest in a Global Certificate of a Class for an Individual Certificate of such Class as provided herein, the Certificate Registrar shall (or shall request the Depository to) endorse on the schedule affixed to such Global Certificate (or on a continuation of such schedule affixed to such Global Certificate and made a part thereof) or otherwise make in its books and records an appropriate notation evidencing the date of such exchange or transfer and a decrease in the certificate balance of such Global Certificate equal to the certificate balance of such Individual Certificate issued in exchange therefor or upon transfer thereof.

(g) The Securities Legend shall be placed on any Individual Certificate issued in exchange for or upon transfer of another Individual Certificate or of a beneficial interest in a Global Certificate.

(h) Subject to the restrictions on transfer and exchange set forth in this Section 5.02, the holder of any Individual Certificate may transfer or exchange the same in whole or in part (in an initial certificate balance equal to the minimum authorized denomination set forth in Section 5.01(g) above or any integral multiple of $1.00 in excess thereof) by surrendering such Certificate at the Corporate Trust Office, or at the office of any transfer agent, together with an executed instrument of assignment and transfer satisfactory in form and substance to the Certificate Registrar in the case of transfer and a written request for exchange in the case of exchange. The holder of a beneficial interest in a Global Certificate may, subject to the rules and procedures of the Depository, cause the Depository (or its nominee) to notify the Certificate Registrar in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates. Following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request made at the Corporate Trust Office, sign, countersign and deliver at the Corporate Trust Office, to the transferee (in the case of transfer) or holder (in the case of exchange) or send by first class mail at the risk of the transferee (in the case of transfer) or holder (in the case of exchange) to such address as the transferee or holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Fractional Undivided Interest and in such authorized denomination or denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the Corporate Trust Office by the registered holder in person, or by a duly authorized attorney-in-fact.

(i) At the option of the Certificateholders, Certificates may be exchanged for other Certificates of authorized denominations of a like Class and aggregate Fractional Undivided Interest, upon surrender of the Certificates to be exchanged at the Corporate Trust Office; provided, however, that no Certificate may be exchanged for new Certificates unless the original Fractional Undivided Interest represented by each such new Certificate (i) is at least equal to the minimum authorized denomination or (ii) is acceptable to the Depositor as indicated to the Certificate Registrar in writing. Whenever any Certificates are so surrendered for exchange, the Certificate Registrar shall sign and countersign and the Certificate Registrar shall deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

(j) If the Certificate Registrar so requires, every Certificate presented or surrendered for transfer or exchange shall be duly endorsed by, or be accompanied by a written instrument of transfer, with a signature guarantee, in form satisfactory to the Certificate Registrar, duly executed by the holder thereof or his or her attorney duly authorized in writing.

(k) No service charge shall be made for any transfer or exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

(l) The Certificate Registrar shall cancel all Certificates surrendered for transfer or exchange but shall retain such Certificates in accordance with its standard retention policy or for such further time as is required by the record retention requirements of the Securities Exchange Act of 1934, as amended, and thereafter may destroy such Certificates.

Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Registrar such security or indemnity as it may require to save it harmless, and (iii) the Certificate Registrar has not received notice that such Certificate has been acquired by a third Person, the Certificate Registrar shall sign, countersign and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and Fractional Undivided Interest but in each case bearing a different number. The mutilated, destroyed, lost or stolen Certificate shall thereupon be canceled of record by the Certificate Registrar and shall be of no further effect and evidence no rights.

(b) Upon the issuance of any new Certificate under this Section 5.03, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any duplicate Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.04 Persons Deemed Owners.

Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Paying Agent, the Certificate Registrar or the Trustee and any agent of the Depositor, the Paying Agent, the Certificate Registrar or the Trustee may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 6.01 and for all other purposes whatsoever. None of the Depositor, the Paying Agent, the Certificate Registrar or the Trustee or any agent of the Depositor, the Paying Agent, the Certificate Registrar or the Trustee shall be affected by notice to the contrary. No Certificate shall be deemed duly presented for a transfer effective on any Record Date unless the Certificate to be transferred is presented no later than the close of business on the third Business Day preceding such Record Date.

Section 5.05 Transfer Restrictions on Residual Certificates.

(a) Residual Certificates, or interests therein, may not be transferred without the prior express written consent of the Tax Matters Person and the Depositor. As a prerequisite to such consent, (1) the proposed transferee must provide the Tax Matters Person, the Depositor, the Certificate Registrar and the Trustee with an affidavit that the proposed transferee is a Permitted Transferee (and an affidavit that it is a United States Person), and (2) the proposed transferor must provide the Tax Matters Person, the Depositor, the Certificate Registrar and the Trustee with a certificate to the effect that it has no knowledge that the statements made by the proposed transferee in any such affidavit are false, each as provided in Subsection 5.05(b).

(b) No transfer, sale or other disposition of a Residual Certificate (including a beneficial interest therein) may be made unless, prior to the transfer, sale or other disposition of a Residual Certificate, (1) the proposed transferee (including the initial purchasers thereof) delivers to the Tax Matters Person, the Trustee, the Certificate Registrar and the Depositor an affidavit in the form attached hereto as Exhibit E stating, among other things, that as of the date of such transfer (i) such transferee is a Permitted Transferee and a United States person and that (ii) such transferee is not acquiring such Residual Certificate for the account of any Person who is not a Permitted Transferee or not a United States person, and (2) the proposed transferor delivers to the Tax Matters Person, the Trustee, the Certificate Registrar and the Depositor a certificate to the effect that it has no knowledge that the statements made by the proposed transferee in any such affidavit are false. The Tax Matters Person shall not consent to a transfer of a Residual Certificate if it has actual knowledge that any statement made in the affidavit issued pursuant to the preceding sentence is not true. Notwithstanding any transfer, sale or other disposition of a Residual Certificate to any Person who is not a Permitted Transferee or a United States Person, such transfer, sale or other disposition shall be deemed to be of no legal force or effect whatsoever and such Person shall not be deemed to be a Holder of a Residual Certificate for any purpose hereunder, including, but not limited to, the receipt of distributions thereon. If any purported transfer shall be in violation of the provisions of this Subsection 5.05(b), then the prior Holder thereof shall, upon discovery that the transfer of such Residual Certificate was not in fact permitted by this Subsection 5.05(b), be restored to all rights and obligations as a Holder thereof retroactive to the date of the purported transfer. None of the Trustee, the Certificate Registrar, the Tax Matters Person or the Depositor shall be under any liability to any Person for any registration or transfer of a Residual Certificate that is not permitted by this Subsection 5.05(b) or for making payments due on such Residual Certificate to the purported Holder thereof or taking any other action with respect to such purported Holder under the provisions of this Agreement so long as the written affidavit referred to above was received with respect to such transfer, and the Tax Matters Person, the Trustee, the Certificate Registrar and the Depositor, as applicable, had no knowledge that it was untrue. The prior Holder shall be entitled to recover from any purported Holder of a Residual Certificate that was in fact not a Permitted Transferee or a United States Person under this Subsection 5.05(b) at the time it became a Holder all payments made on such Residual Certificate. Each Holder of a Residual Certificate, by acceptance thereof, shall be deemed for all purposes to have consented to the provisions of this Subsection 5.05(b) and to any amendment of this Agreement deemed necessary (whether as a result of new legislation or otherwise) by counsel of the Tax Matters Person or the Depositor to ensure that the Residual Certificates are not transferred to any Person who is not a Permitted Transferee or a United States Person and that any transfer of such Residual Certificates will not cause the imposition of a tax upon the Trust or cause any REMIC to fail to qualify as a REMIC.

(c) The Residual Certificates (including a beneficial interest therein) may not be purchased by or transferred to any Person who is not a United States Person.

(d) By accepting a Residual Certificate, the purchaser thereof agrees to be a Tax Matters Person, and appoints the Securities Administrator to act as its agent with respect to all matters concerning the tax obligations of the Trust.

Section 5.06 Restrictions on Transferability of Non-Offered Certificates.

(a) No offer, sale, transfer or other disposition (including pledge) of any Non-Offered Certificate shall be made by any Holder thereof unless registered under the Securities Act, or an exemption from the registration requirements of the Securities Act and any applicable state securities or “Blue Sky” laws is available and the prospective transferee (other than the Depositor) of such Certificate signs and delivers to the Certificate Registrar an Investment Letter, if the transferee is an Institutional Accredited Investor, in the form set forth as Exhibit F-l hereto, or a Rule 144A Certificate, if the transferee is a QIB, in the form set forth as Exhibit F-2 hereto. Notwithstanding the provisions of the immediately preceding sentence, no restrictions shall apply with respect to the transfer or registration of transfer of a beneficial interest in any Non-Offered Certificate that is a Global Certificate of a Class to a transferee that takes delivery in the form of a beneficial interest in the Global Certificate of such Class provided that each such transferee shall be deemed to have made such representations and warranties contained in the Rule 144A Certificate as are sufficient to establish that it is a QIB. In the case of a proposed transfer of any Certificate to a transferee other than a QIB, the Certificate Registrar may require an Opinion of Counsel addressed to the Certificate Registrar that such transaction is exempt from the registration requirements of the Securities Act. The cost of such opinion shall not be an expense of the Certificate Registrar or the Trust Fund.

(b) The Non-Offered Certificates shall each bear a Securities Legend.

Section 5.07 ERISA Restrictions.

(a) Subject to the provisions of subsection (b), no Residual Certificates or Non-Offered Certificates may be acquired directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of ERISA or Section 4975 of the Code, unless the proposed transferee provides either (i) the Certificate Registrar, with an Opinion of Counsel addressed to the Depositor, the Trustee, the Certificate Registrar, the Master Servicer and the Securities Administrator (upon which they may rely) which is satisfactory to the Certificate Registrar, which opinion will not be at the expense of the Depositor, the Trustee, the Certificate Registrar, the Master Servicer or the Securities Administrator, that the purchase of such Certificates by or on behalf of such Plan is permissible under applicable law, will not constitute or result in a nonexempt prohibited transaction under ERISA or Section 4975 of the Code and will not subject the Depositor, the Master Servicer, the Certificate Registrar, the Securities Administrator or the Trustee to any obligation in addition to those undertaken in the Agreement or (ii) in the case of the Non-Offered Certificates, a representation or certification to the Certificate Registrar (upon which the Trustee, the Certificate Registrar and the other parties hereto are authorized to rely) to the effect that the proposed transfer and holding of such a Certificate and the servicing, management and operation of the Trust: (I) will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code which is not covered under an individual or class prohibited transaction exemption including but not limited to Department of Labor Prohibited Transaction Exemption (“PTE”) 84-14 (Class Exemption for Plan Asset Transactions Determined by Independent Qualified Professional Asset Managers); PTE 91-38 (Class Exemption for Certain Transactions Involving Bank Collective Investment Funds); PTE 90-1 (Class Exemption for Certain Transactions Involving Insurance Company Pooled Separate Accounts), PTE 95-60 (Class Exemption for Certain Transactions Involving Insurance Company General Accounts), and PTCE 96-23 (Class Exemption for Plan Asset Transactions Determined by In-House Asset Managers and (II) will not subject the Depositor, the Securities Administrator, the Certificate Registrar, the Master Servicer or the Trustee to any obligation in addition to those undertaken in the Agreement.

(b) Any Person acquiring an interest in a Global Certificate which is a Non-Offered Certificate, by acquisition of such Certificate, shall be deemed to have represented to the Certificate Registrar that in the case of the Non-Offered Certificates, either: (i) it is not acquiring an interest in such Certificate directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of ERISA or Section 4975 of the Code, or (ii) the transfer and holding of an interest in such Certificate to that Person and the subsequent servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, PTE 84-14, PTE 91-38, PTE 90-1, PTE 95-60 or PTE 96-23 and (II) will not subject the Depositor, the Securities Administrator, the Certificate Registrar, the Master Servicer or the Trustee to any obligation in addition to those undertaken in the Agreement.

(c) Each beneficial owner of a Class B-1, Class B-2 or Class B-3 Certificate or any interest therein shall be deemed to have represented, by virtue of its acquisition or holding of that certificate or interest therein, that either (i) it is not a Plan or investing with “Plan Assets”, (ii) it has acquired and is holding such certificate in reliance on Prohibited Transaction Exemption 90-30, as amended from time to time (the “Exemption”), and that it understands that there are certain conditions to the availability of the Exemption, including that the certificate must be rated, at the time of purchase, not lower than “BBB-“ (or its equivalent) by S&P, Fitch or Moody’s Investors Service, Inc., and the certificate is so rated or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in Prohibited Transaction Class Exemption (“PTCE”) 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

(d) Neither the Trustee, the Certificate Registrar, the Master Servicer nor the Securities Administrator will be required to monitor, determine or inquire as to compliance with the transfer restrictions in this Agreement with respect to the Book-Entry Certificates. Any attempted or purported transfer of any Certificate in violation of the provisions of this Agreement shall be void ab initio and such Certificate shall be considered to have been held continuously by the prior permitted Certificateholder. Any transferor of any Certificate in violation of such provisions, shall indemnify and hold harmless the Trustee, the Certificate Registrar, the Securities Administrator and the Master Servicer from and against any and all liabilities, claims, costs or expenses incurred by the Trustee, the Certificate Registrar, the Securities Administrator or the Master Servicer as a result of such attempted or purported transfer. Neither the Trustee nor the Certificate Registrar shall be liable for transfer of any such Book-Entry Certificates in or through book-entry facilities of any Depository or between or among Depository Participants or Certificate Owners made in violation of the transfer restrictions set forth herein.

Section 5.08 Rule 144A Information.

For so long as any Non-Offered Certificates are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act, (1) the Depositor will provide or cause to be provided to any holder of such Non-Offered Certificates and any prospective purchaser thereof designated by such a holder, upon the request of such holder or prospective purchaser, the information required to be provided to such holder or prospective purchaser by Rule 144A(d)(4) under the Securities Act; and (2) the Depositor shall update such information from time to time in order to prevent such information from becoming false and misleading and will take such other actions as are necessary to ensure that the safe harbor exemption from the registration requirements of the Securities Act under Rule 144A is and will be available for resales of such Certificates conducted in accordance with Rule 144A.

Section 5.09 Appointment of Paying Agent and Certificate Registrar.

Wells Fargo Bank, National Association, as Securities Administrator, shall act as the initial Paying Agent and Certificate Registrar for so long as it is also the Master Servicer. Each of the Paying Agent and the Certificate Registrar may resign upon thirty (30) days’ prior written notice to the Trustee; provided that no such resignation shall be effective until the appointment of a successor paying agent or certificate registrar. In the event the Paying Agent and/or the Certificate Registrar resigns or is removed by the Trustee for cause, the Trustee may appoint a successor paying agent or certificate registrar, as applicable. The Trustee shall cause such successor paying agent, if other than the Trustee or the Master Servicer or the Securities Administrator, to execute and deliver to the Trustee an instrument in which such paying agent shall agree with the Trustee that such paying agent will hold all sums held by it for the payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to the Certificateholders.

ARTICLE VI

Payments to Certificateholders

Section 6.01 Distributions on the Certificates.

(a) Interest and principal (as applicable) on the Certificates will be distributed by the Paying Agent monthly on each Distribution Date based on the Certificates Distribution Report for such Distribution Date furnished by the Securities Administrator pursuant to 6.05 hereof, commencing in June 2006, in an amount equal to the related Available Funds on deposit in the Distribution Account for such Distribution Date. On each Distribution Date, the related Available Funds on deposit in the Distribution Account shall be distributed as follows:

On each Distribution Date, the Available Funds will be distributed as follows:

(i) on each Distribution Date, the Available Funds will be distributed to the Senior Certificates as follows:

first, to the Senior Certificates (other than the Class PO Certificates), on a pro rata basis, the Accrued Certificate Interest on such Classes for such Distribution Date;

second, to the Senior Certificates (other than the Class PO Certificates), on a pro rata basis, any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates, to the extent of remaining Available Funds;

third, concurrently as follows:

(I)
to the extent of the remaining Available Funds related to Subgroup I, to the Class I-A-1 Certificates and Class R Certificates, as principal, the Subgroup I Principal Distribution Amount, in the order described in this Agreement, in reduction of the Current Principal Amounts thereof, until the Current Principal Amounts thereof have been reduced to zero;

(II)
to the extent of the remaining Available Funds related to Subgroup II, to the Class II-A Certificates (other than the Class II-A-3 Certificates), as principal, the Subgroup II Principal Distribution Amount, in the order described in this Agreement, in reduction of the Current Principal Amount thereof, until the Current Principal Amount thereof has been reduced to zero; and

(III)
to the extent of the remaining Available Funds related to Subgroup III, to the Class III-A-1 Certificates, as principal, the Subgroup III Principal Distribution Amount, in reduction of the Current Principal Amount thereof, until the Current Principal Amount thereof has been reduced to zero;

fourth, to the Class PO Certificates, the Class PO Certificate Principal Distribution Amount for such Distribution Date to the extent of the remaining Available Funds, until the Current Principal Amount thereof has been reduced to zero; and

fifth, to the Class PO Certificates, the Class PO Certificate Deferred Amount, provided that (i) on any Distribution Date, distributions pursuant to this priority fifth shall not exceed the excess, if any, of (x) Available Funds remaining after giving effect to distributions pursuant to priority first through fourth above over (y) the sum of the amount of Accrued Certificate Interest for such Distribution Date and Accrued Certificate Interest remaining undistributed from previous Distribution Dates on all Classes of Subordinate Certificates then outstanding, (ii) such distributions shall not reduce the Current Principal Amount of the Class PO Certificates, and (iii) no distribution will be made in respect of the Class PO Certificate Deferred Amount on or after the Cross-Over Date.

(ii) Except as set forth in clauses (iii) and (iv) below, on each Distribution Date on or prior to the Cross-Over Date, an amount equal to the remaining Available Funds after the distributions in clause (i) above shall be distributed sequentially in the following order, to the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates, in each case up to an amount equal to and in the following order: (a) the Accrued Certificate Interest thereon for such Distribution Date, (b) any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates and (c) such Class’s Allocable Share for such Distribution Date, in each case, to the extent of the remaining Available Funds.

(iii) On each Distribution Date prior to the Cross-Over Date but after the reduction of the Current Principal Amount of all of the Senior Certificates related to a Subgroup to zero, the remaining Class or Classes of Senior Certificates in the remaining Subgroups (other than the Class II-A-3, Class IIIA-2 and Class X Certificates) will be entitled to receive in reduction of their Current Principal Amounts, pro rata based upon their Current Principal Amounts immediately prior to such Distribution Date, in addition to any Principal Prepayments related to such remaining Senior Certificates’ respective Subgroup allocated to such Senior Certificates, 100% of the Principal Prepayments on any Mortgage Loan in the Subgroup or Subgroups relating to the class or classes of Senior Certificates of the fully repaid Subgroup; provided, however, if (A) the weighted average of the Subgroup Subordinate Percentages on such Distribution Date equals or exceeds two times the initial weighted average of the Subgroup Subordinate Percentages and (B) the aggregate Scheduled Principal Balance of the Mortgage Loans delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and bankruptcy and Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust), averaged over the last six months, as a percentage of the aggregate Current Principal Amount of the Subordinate Certificates does not exceed 50%, then the additional allocation of Principal Prepayments to the Subgroup I, Subgroup II and Subgroup III Certificates in accordance with this clause (iii) will not be made and 100% of the Principal Prepayments on any Mortgage Loan relating to the fully repaid class or classes of Senior Certificates will be allocated to the Subordinate Certificates.

(iv) If, after distributions have been made pursuant to priorities first and second of clause (i) above on any Distribution Date, the remaining Available Funds related to Subgroup I is less than the sum of the Subgroup I Principal Distribution Amount and Class PO Principal Distribution Amount, or the remaining Available Funds related to Subgroup II is less than the Subgroup II Principal Distribution Amount, or the remaining Available Funds related to Subgroup III is less than the Subgroup III Principal Distribution Amount, such amounts shall be reduced, and such remaining funds will be distributed to the related Senior Certificates (other than the Class II-A-3, Class III-A-2 and Class X Certificates) on the basis of such reduced amounts. Notwithstanding any reduction in principal distributable to the Class PO Certificates pursuant to this paragraph, the principal balance of the Class PO Certificates shall be reduced not only by principal so distributed but also by the difference between (i) principal distributable to the Class PO Certificates in accordance with priority fifth of clause (A) above, and (ii) principal actually distributed to the Class PO Certificates after giving effect to this paragraph (such difference for the Class PO Certificates, the “Class PO Certificate Cash Shortfall”). The Class PO Certificate Cash Shortfall for the Class PO Certificates with respect to any Distribution Date will be added to the Class PO Certificate Deferred Amount.

(v) On each Distribution Date, any Available Funds remaining after payment of interest and principal to the Classes of Certificates entitled thereto, in each case as described above, will be distributed to the Class R Certificates on a pro rata basis; provided, that if on any Distribution Date there are any Available Funds remaining after payment of interest and principal to a Class or Classes of Certificates entitled thereto, such amounts will be distributed to the other Class or Classes of Senior Certificates, pro rata, based upon their Current Principal Amounts, until all amounts due to all Classes of Senior Certificates have been paid in full, before any amounts are distributed to the Class R Certificates.

(b) “Pro rata” distributions among Classes of Certificates will be made in proportion to the then Current Principal Amount of such Classes.

(c) No Accrued Certificate Interest will be payable with respect to any Class of Certificates after the Distribution Date on which the Current Principal Amount or Notional Amount of such Certificate has been reduced to zero.

(d) If on any Distribution Date the Available Funds for the related Senior Certificates is less than the Accrued Certificate Interest on the related Senior Certificates for such Distribution Date prior to reduction for Net Interest Shortfalls and the interest portion of Realized Losses, the shortfall will be allocated among the Holders of each Class of the related Senior Certificates (other than the Class PO Certificates) in proportion to the respective amounts of Accrued Certificate Interest that would have been allocated thereto in the absence of such Net Interest Shortfalls and/or Realized Losses for such Distribution Date. In addition, the amount of any interest shortfalls will constitute unpaid Accrued Certificate Interest and will be distributable to Holders of the Certificates of the related Classes entitled to such amounts on subsequent Distribution Dates, to the extent of the applicable Available Funds after current interest distributions as required herein. Any such amounts so carried forward will not bear interest. Shortfalls in interest payments will not be offset by a reduction in the servicing compensation of the Master Servicer or otherwise, except to the extent of applicable Compensating Interest Payments.

(e) The expenses and fees of the Trust shall be paid by each of the REMICs, to the extent that such expenses relate to the assets of each of such respective REMICs, and all other expenses and fees of the Trust shall be paid pro rata by each of the REMICs.

(f) (i) On each Distribution Date, an amount, up to the amount of the Subgroup I Principal Distribution Amount for that Distribution Date, will be distributed as principal in the following order or priority:

(1) concurrently to the Class R-1, Class R-2 and Class R-3 Certificates, on a pro rata basis, in reduction of the Current Principal Amounts thereof, until the Current Principal Amounts thereof have been reduced to zero; and

(2) to the Class I-A-1 Certificates, in reduction of the Current Principal Amount thereof, until the Current Principal Amount thereof has been reduced to zero.

(ii)  On each Distribution Date, an amount, up to the amount of the Subgroup II Principal Distribution Amount for that Distribution Date, will be distributed as principal in the following order or priority:

(1) to the Class II-A-9 Certificates, the Class II-A-9 Priority Amount, in reduction of the Current Principal Amount thereof, until the Current Principal Amount thereof has been reduced to zero;

(2) any remaining amount will be distributed concurrently as follows:

A) 16.666666666667% to the Class II-A-2 Certificates, in reduction of the Current Principal Amount thereof until the Current Principal Amount thereof has been reduced to the zero; and

(B) 83.333333333333% sequentially in the following order of priority:

(a) to the Class II-A-4, Class II-A-5 and Class II-A-6 Certificates, sequentially, in that order, in reduction of the Current Principal Amount thereof, in each case until the aggregate Current Principal Amount thereof have been reduced to the Aggregate Planned Principal Amount for such Distribution Date;

(b) to the Class II-A-7 Certificates, in reduction of the Current Principal Amount thereof until the Current Principal Amount thereof has been reduced to the Targeted Principal Amount for such Distribution Date;

(c) to the Class II-A-8 Certificates, in reduction of the Current Principal Amount thereof until the Current Principal Amount thereof has been reduced to the zero;

(d) to the Class II-A-7 Certificates, in reduction of the Current Principal Amount thereof without regard to the Targeted Principal Amount, until the Current Principal Amount thereof has been reduced to zero;

(e) to the Class II-A-4, Class II-A-5 and Class II-A-6 Certificates, sequentially, in that order, in reduction of the Current Principal Amounts thereof without regard to the Aggregate Planned Principal Amount, in each case until the Current Principal Amount thereof has been reduced to zero;

(3) to Class II-A-1 Certificates, in reduction of the Current Principal Amount thereof until the Current Principal Amount thereof has been reduced to zero; and

(4) to Class II-A-9 Certificates, in reduction of the Current Principal Amount thereof without regard to the Class II-A-9 Priority Amount until the Current Principal Amount thereof has been reduced to zero; and

(g) Prior to the occurrence of the Credit Support Depletion Date, an amount equal to the Class II-A-8 Accrual Amount shall be distributed as follows:

(1) to the Class II-A-7 Certificates, in reduction of the Current Principal Amount thereof until the Current Principal Amount thereof has been reduced to the Targeted Principal Amount of the Class II-A-7 Certificates for such Distribution Date; and

(2) to the Class II-A-8 Certificates, in reduction of the Current Principal Amount thereof until the Current Principal Amount thereof has been reduced to zero;

(h) In addition, in the event that the Master Servicer receives any Subsequent Recoveries from a Servicer, the Master Servicer shall deposit such funds into the Distribution Account pursuant to Section 4.04. If, after taking into account such Subsequent Recoveries, the amount of a Realized Loss is reduced, the amount of such Subsequent Recoveries will be applied to increase the Current Principal Amount of the related Class of Subordinate Certificates with the highest payment priority to which Realized Losses have been allocated, but not by more than the amount of Realized Losses previously allocated to that Class of Subordinate Certificates pursuant to Section 6.03. The amount of any remaining Subsequent Recoveries will be applied to sequentially increase the Current Principal Amount of the related Subordinate Certificates, beginning with the Class of such Subordinate Certificates with the next highest payment priority, up to the amount of such Realized Losses previously allocated to such Class of Certificates pursuant to Section 6.03. Holders of such Certificates will not be entitled to any payment in respect of current interest on the amount of such increases for any Interest Accrual Period preceding the Distribution Date on which such increase occurs. Any such increases shall be applied to the Current Principal Amount of each Subordinate Certificate of such Class in accordance with its respective Fractional Undivided Interest.

Section 6.02 [Reserved.]

Section 6.03 Allocation of Losses.

On or prior to each Determination Date, the Master Servicer shall determine the amount of any Realized Loss in respect of each Mortgage Loan that occurred during the immediately preceding calendar month, based on information provided by the Servicer.

(a) Certificates

(i) Realized Losses with respect to a Mortgage Loan will be allocated on a pro rata basis between the PO Percentage of the Scheduled Principal Balance of such Mortgage Loan and the Non-PO Percentage of such Scheduled Principal Balance.

(ii) On each Distribution Date, the PO Percentage of the principal portion of any Realized Loss on a Discount Mortgage Loan and any Class PO Certificate Cash Shortfall will be allocated to the Class PO Certificates until the Current Principal Amount of the Class PO Certificates is reduced to zero. With respect to any Distribution Date through the Cross-Over Date, the aggregate of all amounts so allocable to the Class PO Certificates on such date in respect of any Realized Losses and any Class PO Certificate Cash Shortfalls and all amounts previously allocated in respect of such Realized Losses or Class PO Certificate Cash Shortfalls and not distributed on prior Distribution Dates will be the “Class PO Certificate Deferred Amount.” To the extent funds are available therefor on any Distribution Date through the Cross-Over Date, distributions in respect of the Class PO Certificate Deferred Amount for the Class PO Certificates will be made in accordance with priority fifth of clause (i) above. No interest shall accrue on the Class PO Certificate Deferred Amount. On each Distribution Date through the Cross-Over Date, the Current Principal Amount of the lowest ranking Class of Subordinate Certificates then outstanding will be reduced by the amount of any distributions in respect of any Class PO Certificate Deferred Amount on such Distribution Date in accordance with the priorities set forth above, through the operation of the Subordinate Certificate Writedown Amount. After the Cross-Over Date, no more distributions will be made in respect of, and applicable Realized Losses and Class PO Certificate Cash Shortfalls allocable to the Class PO Certificates will not be added to, the Class PO Certificate Deferred Amount.

(iii) The Non-PO Percentage of the principal portion of Realized Losses on the Mortgage Loans will be allocated on any Distribution Date as follows: first, to the Class B-6 Certificates; second, to the Class B-5 Certificates; third, to the Class B-4 Certificates; fourth, to the Class B-3 Certificates; fifth, to the Class B-2 Certificates; and sixth, to the Class B-1 Certificates, in each case until the Current Principal Amount of such Class has been reduced to zero.

(iv) Thereafter, the principal portion of Realized Losses on the Mortgage Loans will be allocated on any Distribution Date to the outstanding Class or Classes of Senior Certificates (other than Class II-A-3, Class III-A-2 and Class X Certificates), pro rata, based upon their respective Current Principal Amounts.

(v) Notwithstanding the foregoing, no such allocation of any Realized Loss shall be made on a Distribution Date to any Class of Certificates to the extent that such allocation would result in the reduction of the aggregate Current Principal Amounts of all the Certificates (other than the Class R Certificates) as of such Distribution Date, after giving effect to all distributions and prior allocations of Realized Losses on the Mortgage Loans on such date, to an amount less than the aggregate Scheduled Principal Balance of all of the Mortgage Loans as of the first day of the month of such Distribution Date (such limitation, the “Loss Allocation Limit”).

(b) Any Realized Losses allocated to a Class of Certificates shall be allocated among the related Certificates of such Class (other than the Interest Only Certificates) in proportion to their respective Current Principal Amounts. Any allocation of Realized Losses shall be accomplished by reducing the Current Principal Amount of the related Certificates on the related Distribution Date.

(c) Realized Losses shall be allocated on the Distribution Date in the month following the month in which such loss was incurred and, in the case of the principal portion thereof, after giving effect to distributions made on such Distribution Date.

(d) On each Distribution Date, the Securities Administrator shall determine and notify the Paying Agent in writing of the Subordinate Certificate Writedown Amount. Any Subordinate Certificate Writedown Amount shall effect a corresponding reduction in the Current Principal Amount of (i) if prior to the Cross-Over Date, the Current Principal Amounts of the Subordinate Certificates, in the reverse order of their numerical Class designations and (ii) from and after the Cross-Over Date, the Senior Certificates, in accordance with priorities set forth in clause (b) above, which reduction shall occur on such Distribution Date after giving effect to distributions made on such Distribution Date.

(e) Any Net Interest Shortfall will be allocated among the Classes of Certificates in proportion to the respective amounts of Accrued Certificate Interest that would have been allocated thereto in the absence of such Net Interest Shortfall for such Distribution Date. The interest portion of any Realized Losses with respect to the Mortgage Loans occurring on or prior to the Cross-Over Date will not be allocated among any Certificates, but will reduce the amount of Available Funds on the related Distribution Date. As a result of the subordination of the Subordinate Certificates in right of distribution, such Realized Losses on the Mortgage Loans will be borne by the Subordinate Certificates, in inverse order of their numerical Class designations. Following the Cross-Over Date, the interest portion of Realized Losses on the Mortgage Loans will be allocated to the Senior Certificates.

Section 6.04 Payments.

(a) On each Distribution Date, other than the final Distribution Date, the Paying Agent shall distribute to each Certificateholder of record as of the immediately preceding Record Date the Certificateholder’s pro rata share of its Class (based on the aggregate Fractional Undivided Interest represented by such Holder’s Certificates) of all amounts required to be distributed on such Distribution Date to such Class, based on written information provided to the Paying Agent by the Securities Administrator. The Securities Administrator shall calculate the amount to be distributed to each Class and, based on such amounts, the Securities Administrator shall determine the amount to be distributed to each Certificateholder. All of the Securities Administrator’s calculations of payments shall be based solely on information provided to the Securities Administrator by the Master Servicer. Neither the Securities Administrator nor the Paying Agent shall be required to confirm, verify or recompute any such information but shall be entitled to rely conclusively on such information.

(b) Payment of the above amounts to each Certificateholder shall be made (i) by check mailed to each Certificateholder entitled thereto at the address appearing in the Certificate Register or (ii) upon receipt by the Paying Agent on or before the fifth Business Day preceding the Record Date of written instructions from a Certificateholder by wire transfer to a United States dollar account maintained by the payee at any United States depository institution with appropriate facilities for receiving such a wire transfer; provided, however, that the final payment in respect of each Class of Certificates will be made only upon presentation and surrender of such respective Certificates at the office or agency of the Paying Agent specified in the notice to Certificateholders of such final payment.

Section 6.05 Statements to Certificateholders.

(a) Concurrently with each distribution to Holders of the Certificates, the Securities Administrator shall make available to the parties hereto, each Rating Agency and each such Holder via the Securities Administrator’s internet website as set forth below, a Certificates Distribution Report containing the following information with respect to the Certificates and the Mortgage Loans, expressed with respect to clauses (i) through (vii) in the aggregate and as a Fractional Undivided Interest representing an initial Current Principal Amount of $1,000, or in the case of the Residual Certificates, an initial Current Principal Amount of $50 each:

(i) the Current Principal Amount (or Notional Amount) of each Class of Certificates immediately prior to such Distribution Date;

(ii) the amount of the distribution allocable to principal on each applicable Class of Certificates;

(iii) the aggregate amount of interest accrued at the related Pass-Through Rate with respect to each Class during the related Interest Accrual Period;

(iv) the Net Interest Shortfall and any other adjustments to interest at the related Pass-Through Rate necessary to account for any difference between interest accrued and aggregate interest distributed with respect to each Class of Certificates;

(v) the amount of the distribution allocable to interest on each Class of Certificates;

(vi) the Pass-Through Rates for each Class of Certificates with respect to such Distribution Date;

(vii) the Current Principal Amount (or Notional Amount) of each Class of Certificates after such Distribution Date;

(viii) the amount of any Monthly Advances, Compensating Interest Payments and outstanding unreimbursed advances by the Master Servicer or the Servicers included in such distribution;

(ix) the aggregate amount of any Realized Losses (listed separately for each category of Realized Loss) during the related Prepayment Period and cumulatively since the Cut-off Date and the amount and source (separately identified) of any distribution in respect thereof included in such distribution;

(x) with respect to each Mortgage Loan which incurred a Realized Loss during the related Prepayment Period, (i) the loan number, (ii) the Scheduled Principal Balance of such Mortgage Loan as of the Cut-off Date, (ii) the Scheduled Principal Balance of such Mortgage Loan as of the beginning of the related Due Period, (iii) the Net Liquidation Proceeds with respect to such Mortgage Loan and (iv) the amount of the Realized Loss with respect to such Mortgage Loan;

(xi) the amount of Scheduled Principal and Principal Prepayments, (including but separately identifying the principal amount of Principal Prepayments, Insurance Proceeds, the purchase price in connection with the purchase of Mortgage Loans, cash deposits in connection with substitutions of Mortgage Loans and Net Liquidation Proceeds) and the number and principal balance of Mortgage Loans purchased or substituted for during the relevant period and cumulatively since the Cut-off Date;

(xii) the number of Mortgage Loans (excluding REO Property) remaining in the Trust Fund as of the end of the related Prepayment Period;

(xiii) information regarding any Mortgage Loan delinquencies as of the end of the previous calendar month, including the aggregate number and aggregate Outstanding Principal Balance of Mortgage Loans using the MBA method of calculation (a) Delinquent 30 to 59 days on a contractual basis, (b) Delinquent 60 to 89 days on a contractual basis, and (c) Delinquent 90 or more days on a contractual basis, in each case as of the close of business on the last Business Day of the immediately preceding month;

(xiv) the number of Mortgage Loans in the foreclosure process as of the end of the related Due Period and the aggregate Outstanding Principal Balance of such Mortgage Loans;

(xv) the number and aggregate Outstanding Principal Balance of all Mortgage Loans as to which the Mortgaged Property was REO Property as of the end of the related Due Period;

(xvi) the book value (the sum of (A) the Outstanding Principal Balance of the Mortgage Loan, (B) accrued interest through the date of foreclosure and (C) foreclosure expenses) of any REO Property; provided that, in the event that such information is not available to the Securities Administrator on the Distribution Date, such information shall be furnished promptly after it becomes available;

(xvii) the amount of Realized Losses allocated to each Class of Certificates since the prior Distribution Date and in the aggregate for all prior Distribution Dates; and

(xviii) the Average Loss Severity Percentage;

(xix) [Reserved]

(xx) the then applicable Subgroup Senior Percentage, Subgroup Senior Prepayment Percentage, Subordinate Percentage and Subordinate Prepayment Percentage for each Subgroup.

The information set forth above shall be calculated or reported, as the case may be, by the Securities Administrator, based solely on, and to the extent of, information provided to the Securities Administrator by the Master Servicer. The Securities Administrator may conclusively rely on such information and shall not be required to confirm, verify or recalculate any such information.

The Securities Administrator may make available each month, to any interested party, the Certificates Distribution Report to Holders of the Certificates via the Securities Administrator’s website initially located at “www.ctslink.com.” Assistance in using the website can be obtained by calling the Securities Administrator’s customer service desk at (301) 815-6600. Parties that are unable to use the above distribution option are entitled to have a paper copy mailed to them via first class mail by calling the Securities Administrator’s customer service desk and indicating such. The Securities Administrator shall have the right to change the way such reports are distributed in order to make such distribution more convenient and/or more accessible to the parties, and the Securities Administrator shall provide timely and adequate notification to all parties regarding any such change.

(b) By April 30 of each year beginning in 2007, the Securities Administrator will furnish such report to each Holder of the Certificates of record at any time during the prior calendar year as to the aggregate of amounts reported pursuant to subclauses (a)(ii) and (a)(v) above with respect to the Certificates, plus information with respect to the amount of servicing compensation and such other customary information as the Securities Administrator may determine to be necessary and/or to be required by the Internal Revenue Service or by a federal or state law or rules or regulations to enable such Holders to prepare their tax returns for such calendar year. Such obligations shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Securities Administrator pursuant to the requirements of the Code.

Section 6.06 Monthly Advances.

The Master Servicer shall cause the related Servicer to remit any Advance required pursuant to the terms of the related Servicing Agreement. The related Servicer shall be obligated to make any such Advance only to the extent that such advance would not be a Nonrecoverable Advance. If the related Servicer shall have determined that it has made a Nonrecoverable Advance or that a proposed Advance or a lesser portion of such Advance would constitute a Nonrecoverable Advance, the related Servicer shall deliver (i) to the Securities Administrator for the benefit of the Certificateholders funds constituting the remaining portion of such Advance, if applicable, and (ii) to the Master Servicer an Officer’s Certificate setting forth the basis for such determination. Subject to the Master Servicer’s recoverability determination, in the event that a Servicer (other than Wells Fargo) fails to make a required Advance, the Master Servicer, as successor servicer, shall be required to remit the amount of such Advance to the Distribution Account. Subject to the Securities Administrator’s recoverability determination, in the event that the Master Servicer fails to make a required Advance, the Securities Administrator shall be required to remit the amount of such Advance to the Distribution Account. If Wells Fargo, as a Servicer, the Master Servicer or the Securities Administrator was required to make an Advance but failed to do so, the Trustee upon receiving notice or becoming aware of such failure, and pursuant to the applicable terms of this Agreement, shall appoint a successor servicer who will make such Advance, or the Trustee as successor master servicer shall be required to remit the amount of such Advance to the Distribution Account, unless the Trustee shall have determined that such Advance is a Nonrecoverable Advance. If the Trustee cannot find a successor servicer to replace Wells Fargo as Servicer the Trustee shall become the successor servicer and shall be required to remit the amount of such Advance to the Distribution Account, unless the Trustee shall have determined that such Advance is a Nonrecoverable Advance.

Section 6.07 Compensating Interest Payments.

The Master Servicer shall deliver to the Securities Administrator for deposit in the Distribution Account not later than each Business Day preceding the related Distribution Date an amount equal to the lesser of (i) the sum of the aggregate amounts required to be paid by the Servicers under the related Servicing Agreement with respect to subclauses (a) and (b) of the definition of Interest Shortfall with respect to the Mortgage Loans for the related Distribution Date, and not so paid by the Servicers and (ii) the Master Servicing Fee for such Distribution Date (such amount, the “Compensating Interest Payment”). The Master Servicer shall not be entitled to any reimbursement of any Compensating Interest Payment.

ARTICLE VII

The Master Servicer

Section 7.01 Liabilities of the Master Servicer.

The Master Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by it herein.

Section 7.02 Merger or Consolidation of the Master Servicer.

(a) The Master Servicer will keep in full force and effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its duties under this Agreement.

(b) Any Person into which the Master Servicer may be merged or consolidated, or any corporation resulting from any merger or consolidation to which the Master Servicer shall be a party, or any Person succeeding to the business of the Master Servicer, shall be the successor of the Master Servicer hereunder, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 7.03 Indemnification of the Trustee, the Master Servicer and the Securities Administrator.

(a) The Master Servicer agrees to indemnify the Indemnified Persons for, and to hold them harmless against, any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or relating to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement with respect to the Mortgage Loans and the Certificates, the Servicing Agreements, the Assignment Agreement or the Certificates or the powers of attorney delivered by the Trustee hereunder (i) related to the Master Servicer’s failure to perform its duties in compliance with this Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) or (ii) incurred by reason of the Master Servicer’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder, provided, in each case, that with respect to any such claim or legal action (or pending or threatened claim or legal action), the Indemnified Person shall have given the Master Servicer and the Depositor written notice thereof promptly after a Responsible Officer of the Indemnified Person shall have with respect to such claim or legal action and actual knowledge thereof. The Master Servicer’s failure to receive any such notice shall not affect the Indemnified Person right to indemnification hereunder, except to the extent the Master Servicer is materially prejudiced by such failure to give notice. This indemnity shall survive the resignation or removal of the Trustee, Master Servicer or the Securities Administrator and the termination of this Agreement.

(b) [Reserved].

(c) The Trust Fund will indemnify any Indemnified Person for any loss, liability or expense of any Indemnified Person not otherwise covered by the Master Servicer’s indemnification pursuant to Subsection (a) above.

Section 7.04 Limitations on Liability of the Master Servicer and Others.

Subject to the obligation of the Master Servicer to indemnify the Indemnified Persons pursuant to Section 7.03:

(a) Neither the Master Servicer nor any of the directors, officers, employees or agents of the Master Servicer shall be under any liability to the Indemnified Persons, the Depositor, the Trust Fund or the Holders of the Certificates for taking any action or for refraining from taking any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Master Servicer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of such Person’s willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder.

(b) The Master Servicer and any director, officer, employee or agent of the Master Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

(c) The Master Servicer, the Custodian and any director, officer, employee or agent of the Master Servicer or the Custodian, and the Trustee, to the extent it becomes a party to the Wells Fargo Servicing Agreement pursuant to Section 3.03, and any officer, director, employee or agent of the Trustee, shall be indemnified by the Trust and held harmless thereby against any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or related to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement, the Certificates or any Servicing Agreement (except to the extent that the Master Servicer or the Trustee, as the case may be, is indemnified by the Servicer thereunder), other than (i) any such loss, liability or expense related to the Master Servicer’s failure to perform its duties in compliance with this Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement), or to the Custodian’s failure to perform its duties under the Custodial Agreement, respectively, or (ii) any such loss, liability or expense incurred by reason of the Master Servicer’s or the Custodian’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or under the Custodial Agreement, as applicable, or by reason of reckless disregard of obligations and duties hereunder or under the Custodial Agreement, as applicable.

(d) The Master Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties under this Agreement and that in its opinion may involve it in any expense or liability; provided, however, the Master Servicer may in its discretion, with the consent of the Trustee (which consent shall not be unreasonably withheld), undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Holders of the Certificates hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund and the Master Servicer shall be entitled to be reimbursed therefor out of the Distribution Account as provided by Section 4.05. Nothing in this Subsection 7.04(d) shall affect the Master Servicer’s obligation to supervise, or to take such actions as are necessary to ensure, the servicing and administration of the Mortgage Loans pursuant to Subsection 3.01(a).

(e) In taking or recommending any course of action pursuant to this Agreement, unless specifically required to do so pursuant to this Agreement, the Master Servicer shall not be required to investigate or make recommendations concerning potential liabilities which the Trust might incur as a result of such course of action by reason of the condition of the Mortgaged Properties but shall give notice to the Trustee if it has notice of such potential liabilities.

Section 7.05 Master Servicer Not to Resign.

Except as provided in Section 7.07, the Master Servicer shall not resign from the obligations and duties hereby imposed on it except upon a determination that any such duties hereunder are no longer permissible under applicable law and such impermissibility cannot be cured; provided, however, in the event that the Securities Administrator resigns or is terminated or removed in accordance with the provisions hereof, the Master Servicer shall resign. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Independent Counsel addressed to the Trustee to such effect delivered to the Trustee. No such resignation by the Master Servicer shall become effective until EMC or the Trustee or a successor to the Master Servicer reasonably satisfactory to the Trustee shall have assumed the responsibilities and obligations of the Master Servicer in accordance with Section 8.02 hereof. The Trustee shall notify the Rating Agencies of the resignation of the Master Servicer.

Section 7.06 Successor Master Servicer.

In connection with the appointment of any successor master servicer or the assumption of the duties of the Master Servicer, EMC or the Trustee may make such arrangements for the compensation of such successor master servicer out of payments on the Mortgage Loans as EMC or the Trustee and such successor master servicer shall agree. If the successor master servicer does not agree that such market value is a fair price, such successor master servicer shall obtain two quotations of market value from third parties actively engaged in the servicing of single-family mortgage loans. Notwithstanding the foregoing, the compensation payable to a successor master servicer may not exceed the compensation which the Master Servicer would have been entitled to retain if the Master Servicer had continued to act as Master Servicer hereunder.

Section 7.07 Sale and Assignment of Master Servicing.

The Master Servicer may sell and assign its rights and delegate its duties and obligations in its entirety as Master Servicer under this Agreement and EMC may terminate the Master Servicer without cause and select a new Master Servicer; provided, however, that: (i) the purchaser or transferee accepting such assignment and delegation (a) shall be a Person which shall be qualified to service mortgage loans for Fannie Mae or Freddie Mac; (b) shall have a net worth of not less than $10,000,000 (unless otherwise approved by each Rating Agency pursuant to clause (ii) below); (c) shall be reasonably satisfactory to the Trustee (as evidenced in a writing signed by the Trustee); and (d) shall execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by it as master servicer under this Agreement, any custodial agreement from and after the effective date of such agreement; (ii) each Rating Agency shall be given prior written notice of the identity of the proposed successor to the Master Servicer and each Rating Agency’s rating of the Certificates in effect immediately prior to such assignment, sale and delegation will not be downgraded, qualified or withdrawn as a result of such assignment, sale and delegation, as evidenced by a letter to such effect delivered to the Master Servicer and the Trustee; (iii) the Master Servicer assigning and selling the master servicing shall deliver to the Trustee an Officer’s Certificate and an Opinion of Independent Counsel addressed to the Trustee, each stating that all conditions precedent to such action under this Agreement have been completed and such action is permitted by and complies with the terms of this Agreement; and (iv) in the event the Master Servicer is terminated without cause by EMC, EMC shall pay the terminated Master Servicer a termination fee equal to 0.25% of the aggregate Scheduled Principal Balance of the Mortgage Loans at the time the master servicing of the Mortgage Loans is transferred to the successor Master Servicer. No such assignment or delegation shall affect any liability of the Master Servicer arising prior to the effective date thereof.

ARTICLE VIII

Default

Section 8.01 Events of Default.

“Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and only with respect to the defaulting Master Servicer:

(i)  Any failure by the Master Servicer to remit to the Securities Administrator any amounts received or collected by the Master Servicer in respect of the Mortgage Loans and required to be remitted by it (other than any Advance) pursuant to this Agreement, which failure shall continue unremedied for one Business Day after the date on which written notice of such failure shall have been given to the Master Servicer by the Trustee or the Depositor, or to the Trustee and the Master Servicer by the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates; or

(ii) The Master Servicer fails to observe or perform in any material respect any other material covenants and agreements set forth in this Agreement to be performed by it, which covenants and agreements materially affect the rights of Holders of the Certificates, and such failure continues unremedied for a period of 60 days after the date on which written notice of such failure, properly requiring the same to be remedied, shall have been given to the Master Servicer by the Trustee or to the Master Servicer and the Trustee by the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the Trust Fund; or

(iii) There is entered against the Master Servicer a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, and the continuance of any such decree or order is unstayed and in effect for a period of 60 consecutive days, or an involuntary case is commenced against the Master Servicer under any applicable insolvency or reorganization statute and the petition is not dismissed within 60 days after the commencement of the case; or

(iv) The Master Servicer consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or substantially all of its property; or the Master Servicer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(v) The Master Servicer assigns or delegates its duties or rights under this Agreement in contravention of the provisions permitting such assignment or delegation under Sections 7.05 or 7.07; or

(vi) The Master Servicer fails to deposit or cause to be deposited, in the Distribution Account any Monthly Advance required to be made by the Master Servicer (other than a Nonrecoverable Advance) by the close of business on the Business Day prior to the related Distribution Date.

In each and every such case, so long as such Event of Default with respect to the Master Servicer shall not have been remedied, either the Trustee or the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the principal of the Trust Fund, by notice in writing to the Master Servicer (and to the Trustee if given by such Holders of the Certificates), with a copy to the Rating Agencies, and with the consent of EMC, may terminate all of the rights and obligations (but not the liabilities) of the Master Servicer under this Agreement and in and to the Mortgage Loans and/or the REO Property serviced by the Master Servicer and the proceeds thereof. Upon the receipt by the Master Servicer of the written notice, all authority and power of the Master Servicer under this Agreement, whether with respect to the Certificates, the Mortgage Loans, REO Property or under any other related agreements (but only to the extent that such other agreements relate to the Mortgage Loans or related REO Property) shall, subject to Section 8.02, automatically and without further action pass to and be vested in the Trustee pursuant to this Section 8.01; and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of the Master Servicer as attorney-in-fact or otherwise, any and all documents and other instruments and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Master Servicer agrees to cooperate with the Trustee in effecting the termination of the Master Servicer’s rights and obligations hereunder, including, without limitation, the transfer to the Trustee of (i) the property and amounts which are then or should be part of the Trust or which thereafter become part of the Trust; and (ii) originals or copies of all documents of the Master Servicer reasonably requested by the Trustee to enable it to assume the Master Servicer’s duties thereunder. All reasonable and properly documented costs and expenses incurred by the Trustee in connection with such transfer shall be reimbursed to the Trustee by the Master Servicer within 30 days of request therefor or, if the Master Servicer fails to pay any such amount, reimbursed from amounts on deposit in the Distribution Amount. In addition to any other amounts which are then, or, notwithstanding the termination of its activities under this Agreement, may become payable to the Master Servicer under this Agreement, the Master Servicer shall be entitled to receive, out of any amount received on account of a Mortgage Loan or related REO Property, that portion of such payments which it would have received as reimbursement under this Agreement if notice of termination had not been given. The termination of the rights and obligations of the Master Servicer shall not affect any obligations incurred by the Master Servicer prior to such termination.

Notwithstanding the foregoing, if an Event of Default described in clause (vi) of this Section 8.01 shall occur and the Securities Administrator fails to make such Advance described in clause (vi) of Section 8.01, the Trustee upon receiving notice or becoming aware of such failure, and pursuant to the applicable terms of this Agreement, shall, by notice in writing to the Master Servicer, which may be delivered by telecopy, immediately terminate all of the rights and obligations of the Master Servicer thereafter arising under this Agreement, but without prejudice to any rights it may have as a Holder of the Certificates or to reimbursement of Monthly Advances and other advances of its own funds, and the Trustee shall act as provided in Section 8.02 to carry out the duties of the Master Servicer, including the obligation to make any Monthly Advance the nonpayment of which was an Event of Default described in clause (vi) of this Section 8.01. Any such action taken by the Trustee must be prior to the distribution on the relevant Distribution Date.

Section 8.02 Trustee to Act; Appointment of Successor.

(a) Upon the receipt by the Master Servicer of a notice of termination pursuant to Section 8.01 or an Opinion of Independent Counsel pursuant to Section 7.05 to the effect that the Master Servicer is legally unable to act or to delegate its duties to a Person which is legally able to act, the Trustee shall automatically become the successor in all respects to the Master Servicer in its capacity under this Agreement and the transactions set forth or provided for herein and shall thereafter have all the rights and powers of, and be subject to all the responsibilities, duties, liabilities and limitations on liabilities relating thereto placed on the Master Servicer by the terms and provisions hereof (including the requirement to make Monthly Advances pursuant to Section 6.06); provided, however, that the Trustee shall have no obligation whatsoever with respect to any liability (other than advances deemed recoverable and not previously made) incurred by the Master Servicer at or prior to the time of termination. As compensation therefor, the Trustee shall be entitled to compensation which the Master Servicer would have been entitled to retain if the Master Servicer had continued to act hereunder, except for those amounts due the Master Servicer as reimbursement permitted under this Agreement for advances previously made or expenses previously incurred. Notwithstanding the above, the Trustee may, if it shall be unwilling so to act, or shall, if it is legally unable so to act, appoint or petition a court of competent jurisdiction to appoint, any established housing and home finance institution which is a Fannie Mae- or Freddie Mac-approved servicer, and with respect to a successor to the Master Servicer only, having a net worth of not less than $10,000,000, as the successor to the Master Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer hereunder; provided, that the Trustee shall obtain a letter from each Rating Agency that the ratings, if any, on each of the Certificates will not be lowered as a result of the selection of the successor to the Master Servicer. Pending appointment of a successor to the Master Servicer hereunder, the Trustee shall act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans as it and such successor shall agree; provided, however, that the provisions of Section 7.06 shall apply, the compensation shall not be in excess of that which the Master Servicer would have been entitled to if the Master Servicer had continued to act hereunder, and that such successor shall undertake and assume the obligations of the Master Servicer to pay compensation to any third Person acting as an agent or independent contractor in the performance of master servicing responsibilities hereunder. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

(b) If the Trustee shall succeed to any duties of the Master Servicer respecting the Mortgage Loans as provided herein, it shall do so in a separate capacity and not in its capacity as Trustee and, accordingly, the provisions of Article IX shall be inapplicable to the Trustee in its duties as the successor to the Master Servicer in the servicing of the Mortgage Loans (although such provisions shall continue to apply to the Trustee in its capacity as Trustee); the provisions of Article VII, however, shall apply to it in its capacity as successor master servicer.

Section 8.03 Notification to Certificateholders.

Upon any termination or appointment of a successor to the Master Servicer, the Trustee shall give prompt written notice thereof to Holders of the Certificates at their respective addresses appearing in the Certificate Register and to the Rating Agencies.

Section 8.04 Waiver of Defaults.

The Trustee shall transmit by mail to all Holders of the Certificates, within 60 days after the occurrence of any Event of Default actually known to a Responsible Officer of the Trustee, unless such Event of Default shall have been cured, notice of each such Event of Default. The Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the Trust Fund may, on behalf of all Holders of the Certificates, waive any default by the Master Servicer in the performance of its obligations hereunder and the consequences thereof, except a default in the making of or the causing to be made any required distribution on the Certificates, which default may only be waived by Holders of Certificates evidencing Fractional Undivided Interests aggregating 100% of the Trust Fund. Upon any such waiver of a past default, such default shall be deemed to cease to exist, and any Event of Default arising therefrom shall be deemed to have been timely remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived. The Trustee shall give notice of any such waiver to the Rating Agencies.

Section 8.05 List of Certificateholders.

Upon written request of three or more Holders of Certificates of record, for purposes of communicating with other Holders of Certificates with respect to their rights under this Agreement, the Certificate Registrar will afford such Certificateholders access during business hours to the most recent list of related Certificateholders held by the Certificate Registrar.

ARTICLE IX

Concerning the Trustee and the Securities Administrator

Section 9.01 Duties of Trustee and Securities Administrator.

(a) The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred, and the Securities Administrator each undertake to perform such duties and only such duties as are specifically set forth in this Agreement as duties of the Trustee and the Securities Administrator, respectively. If an Event of Default has occurred and has not been cured or waived, the Trustee shall exercise such of the rights and powers vested in it by this Agreement use the same degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of his own affairs.

(b) Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments which are specifically required to be furnished to the Trustee and the Securities Administrator pursuant to any provision of this Agreement, the Trustee and the Securities Administrator, respectively, shall examine them to determine whether they are on their face in the form required by this Agreement; provided, however, that neither the Trustee nor the Securities Administrator shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished hereunder; provided, further, that neither the Trustee nor the Securities Administrator shall be responsible for the accuracy or verification of any calculation provided to it pursuant to this Agreement.

(c) On each Distribution Date, the Paying Agent shall make monthly distributions and the final distribution to the related Certificateholders from funds in the Distribution Account, as provided in Sections 6.01 and 10.01 herein based solely on the report of the Securities Administrator.

(d) No provision of this Agreement shall be construed to relieve the Trustee or the Securities Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i) Prior to the occurrence of an Event of Default, and after the curing or waiver of all such Events of Default which may have occurred, the duties and obligations of the Trustee and the Securities Administrator shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Securities Administrator shall be liable except for the performance of their respective duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Securities Administrator and, in the absence of bad faith on the part of the Trustee or the Securities Administrator, respectively, the Trustee or the Securities Administrator, respectively, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee or the Securities Administrator, respectively, and conforming to the requirements of this Agreement;

(ii) Neither the Trustee nor the Securities Administrator shall be liable in its individual capacity for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee or an officer of the Securities Administrator, respectively, unless it shall be proved that the Trustee or the Securities Administrator, respectively, was negligent in ascertaining the pertinent facts;

(iii) Neither the Trustee nor the Securities Administrator shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the directions of the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the portion of the Trust Fund related to such Certificates, if such action or non-action relates to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Securities Administrator, respectively, or exercising any trust or other power conferred upon the Trustee or the Securities Administrator, respectively, under this Agreement;

(iv) The Trustee shall not be required to take notice or be deemed to have notice or knowledge of any default or Event of Default unless a Responsible Officer of the Trustee’s Corporate Trust Office shall have actual knowledge thereof. In the absence of such notice, the Trustee may conclusively assume there is no such default or Event of Default;

(v) The Trustee shall not in any way be liable by reason of any insufficiency in any Account held by or in the name of Trustee unless it is determined by a court of competent jurisdiction that the Trustee’s gross negligence or willful misconduct was the primary cause of such insufficiency (except to the extent that the Trustee is obligor and has defaulted thereon);

(vi) Anything in this Agreement to the contrary notwithstanding, in no event shall the Trustee or the Securities Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Securities Administrator, respectively, has been advised of the likelihood of such loss or damage and regardless of the form of action;

(vii) None of the Securities Administrator, the Depositor or the Trustee shall be responsible for the acts or omissions of the other, it being understood that this Agreement shall not be construed to render them partners, joint venturers or agents of one another and

(viii) Neither the Trustee nor the Securities Administrator shall be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee or the Securities Administrator to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer under the Servicing Agreements, except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer in accordance with the terms of this Agreement.

(e) All funds received by the Master Servicer and the Paying Agent and required to be deposited in the Distribution Account pursuant to this Agreement will be promptly so deposited by the Master Servicer or the Paying Agent, as applicable.

(f) Except for those actions that the Trustee or the Securities Administrator is required to take hereunder, neither the Trustee nor the Securities Administrator shall have any obligation or liability to take any action or to refrain from taking any action hereunder in the absence of written direction as provided hereunder.

Section 9.02 Certain Matters Affecting the Trustee and the Securities Administrator.

Except as otherwise provided in Section 9.01:

(i) The Trustee and the Securities Administrator may rely and shall be protected in acting or refraining from acting in reliance on any resolution, certificate of the Depositor, the Master Servicer or a Servicer, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii) The Trustee and the Securities Administrator may consult with counsel and any advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(iii) Neither the Trustee nor the Securities Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement, other than its obligation to give notices pursuant to this Agreement, or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby. Nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of his own affairs;

(iv) Prior to the occurrence of an Event of Default hereunder and after the curing or waiver of all Events of Default which may have occurred, neither the Trustee nor the Securities Administrator shall be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v) Neither the Trustee nor the Securities Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the portion of the Trust Fund related to such Certificates, and provided that the payment within a reasonable time to the Trustee or the Securities Administrator, as applicable, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Securities Administrator, as applicable, reasonably assured to the Trustee or the Securities Administrator, as applicable, by the security afforded to it by the terms of this Agreement. The Trustee or the Securities Administrator may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such examination shall be paid by the related Certificateholders requesting the investigation;

(vi) The Trustee and the Securities Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or through Affiliates, agents or attorneys; provided, however, that the Trustee may not appoint any agent to perform its custodial functions with respect to the Mortgage Files or paying agent functions under this Agreement without the express written consent of the Master Servicer, which consent will not be unreasonably withheld. Neither the Trustee nor the Securities Administrator shall be liable or responsible for the misconduct or negligence of any of the Trustee’s or the Securities Administrator’s agents or attorneys or a custodian or paying agent appointed hereunder by the Trustee or the Securities Administrator with due care and, when required, with the consent of the Master Servicer;

(vii) Should the Trustee or the Securities Administrator deem the nature of any action required on its part, to be unclear, the Trustee or the Securities Administrator, respectively, may require prior to such action that it be provided by the Depositor with reasonable further instructions;

(viii) The right of the Trustee or the Securities Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and neither the Trustee nor the Securities Administrator shall be accountable for other than its negligence or willful misconduct in the performance of any such act;

(ix) Neither the Trustee nor the Securities Administrator shall be required to give any bond or surety with respect to the execution of the trust created hereby or the powers granted hereunder, except as provided in Subsection 9.07; and

(x) Neither the Trustee nor the Securities Administrator shall have any duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by the Seller pursuant to this Agreement or the Mortgage Loan Purchase Agreement, as applicable, or the eligibility of any Mortgage Loan for purposes of this Agreement.

Section 9.03 Trustee and Securities Administrator Not Liable for Certificates or Mortgage Loans.

The recitals contained herein and in the Certificates (other than the signature and countersignature of the Certificate Registrar on such Certificates) shall be taken as the statements of the Depositor, and neither the Trustee, nor the Custodian on its behalf, nor the Securities Administrator shall have any responsibility for their correctness. Neither the Trustee nor the Securities Administrator makes any representation as to the validity or sufficiency of the Certificates (other than the signature and countersignature of the Certificate Registrar on the such Certificates) or of any Mortgage Loan; provided, however, that the foregoing shall not relieve the Trustee, or the Custodian on its behalf, of the obligation to review the Mortgage Files pursuant to Sections 2.02 and 2.04. The Securities Administrator’s signature and countersignature (or countersignature of its agent) on the Certificates shall be solely in its capacity as Securities Administrator and shall not constitute the Certificates an obligation of the Securities Administrator in any other capacity. Neither the Trustee or the Securities Administrator shall be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor with respect to the Mortgage Loans. Neither the Trustee nor the Securities Administrator shall be responsible for the legality or validity of this Agreement or any document or instrument relating to this Agreement, the validity of the execution of this Agreement or of any supplement hereto or instrument of further assurance, or the validity, priority, perfection or sufficiency of the security for the Certificates issued hereunder or intended to be issued hereunder. Neither the Trustee nor the Securities Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage or any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of either Trust Fund, or any portion of either Trust Fund or its ability to make the payments to be distributed to Certificateholders, under this Agreement. Neither the Trustee nor the Securities Administrator shall have any responsibility for filing any financing statement or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder or to record this Agreement.

Section 9.04 Trustee and Securities Administrator May Own Certificates.

The Trustee and the Securities Administrator in its individual capacity or in any capacity other than as Trustee hereunder may become the owner or pledgee of any Certificates with the same rights it would have if it were not Trustee or the Securities Administrator, as applicable, and may otherwise deal with the parties hereto.

Section 9.05 Trustee’s and Securities Administrator’s Fees and Expenses.

The fees of the Trustee shall be paid in accordance with a side letter agreement between the Trustee and the Master Servicer. With respect to the Trust Fund, the Securities Administrator shall be entitled to receive a fee payable by the Master Servicer and as agreed to between the Securities Administrator and the Master Servicer in a separate agreement. In addition, the Trustee and the Securities Administrator will be entitled to recover, from the Distribution Account pursuant to Section 4.05 with respect to the Certificates all reasonable out-of-pocket expenses, indemnification payments, disbursements and advances and the expenses of the Trustee and the Securities Administrator, respectively, in connection with any Event of Default, any breach of this Agreement or any claim or legal action (including any pending or threatened claim or legal action) or incurred or made by the Trustee or the Securities Administrator, respectively, in the administration of the trusts hereunder (including the reasonable compensation, expenses and disbursements of its counsel) except any such expense, disbursement or advance as may arise from its negligence or intentional misconduct or which is the responsibility of the Certificateholders. If funds in the Distribution Account are insufficient therefor, the Trustee and the Securities Administrator shall recover such expenses from the Depositor and the Depositor hereby agrees to pay such expenses, disbursements or advances upon demand. Such compensation and reimbursement obligation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust.

Section 9.06 Eligibility Requirements for Trustee and Securities Administrator.

The Trustee and any successor Trustee and the Securities Administrator and any successor Securities Administrator shall during the entire duration of this Agreement be a state bank or trust company or a national banking association organized and doing business under the laws of such state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus and undivided profits of at least $40,000,000 or, in the case of a successor Trustee, $50,000,000, subject to supervision or examination by federal or state authority and, in the case of the Trustee, rated “BBB” or higher by S&P or Fitch and “Baa2” or higher by Moody’s with respect to their long-term rating and rated “BBB” or higher by S&P or Fitch and “Baa2” or higher by Moody’s with respect to any outstanding long-term unsecured unsubordinated debt, and, in the case of a successor Trustee or successor Securities Administrator other than pursuant to Section 9.10, rated in one of the two highest long-term debt categories of, or otherwise acceptable to, each of the Rating Agencies. If the Trustee publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 9.06 the combined capital and surplus of such corporation shall be deemed to be its total equity capital (combined capital and surplus) as set forth in its most recent report of condition so published. In case at any time the Trustee or the Securities Administrator shall cease to be eligible in accordance with the provisions of this Section 9.06, the Trustee or the Securities Administrator shall resign immediately in the manner and with the effect specified in Section 9.08.

The Securities Administrator (i) may not be the Seller, an originator of any of the Mortgage Loans, the Master Servicer, a Servicer, the Depositor or an affiliate of the Depositor unless the Securities Administrator is in an institutional trust department of Wells Fargo, N.A., (ii) must be authorized to exercise corporate trust powers under the laws of its jurisdiction of organization, and (iii) must be rated at least “A/F1” by Fitch, if Fitch is a Rating Agency, or the equivalent rating by S&P or Moody’s, or such other rating as is acceptable to Fitch as provided in writing. If no successor Securities Administrator shall have been appointed by the Depositor and shall have accepted appointment within 60 days after the Securities Administrator ceases to be the Securities Administrator pursuant to this Section 9.06, then the Trustee shall perform the duties of the Securities Administrator pursuant to this Agreement. The Trustee shall notify the Rating Agencies of any change of Securities Administrator. In such event, the Trustee shall assume all of the rights and obligations of the Securities Administrator hereunder arising thereafter except that the Trustee shall not be (i) liable for losses of the predecessor Securities Administrator or any acts or omissions of the predecessor Securities Administrator hereunder or (ii) deemed to have made any representations and warranties of the Securities Administrator made herein. The Trustee shall not be accountable, shall have no liability and makes no representation as to any acts or omissions hereunder of the Securities Administrator until such time as the Trustee may be required to act as successor Securities Administrator pursuant to this Section 9.06 and thereupon only for the acts or omissions of the Trustee as successor Securities Administrator.

The Trustee or successor Securities Administrator shall be entitled to be reimbursed from the Master Servicer for all reasonable costs and expenses associated with the transfer of the duties of the Securities Administrator from the predecessor Securities Administrator, including, without limitation, any costs or expenses associated with the complete transfer of all Securities Administrator data as may be required by the Trustee or successor Securities Administrator to correct any errors or insufficiencies in such Securities Administrator data or otherwise to enable the Trustee or successor Securities Administrator to perform the duties of the Securities Administrator properly and effectively.

Section 9.07 Insurance.

The Trustee, the Paying Agent and the Securities Administrator, at their own expense, shall at all times maintain and keep in full force and effect: (i) fidelity insurance, (ii) theft of documents insurance and (iii) forgery insurance (which may be collectively satisfied by a “Financial Institution Bond” and/or a “Bankers’ Blanket Bond”). All such insurance shall be in amounts, with standard coverage and subject to deductibles, as are customary for insurance typically maintained by banks or their affiliates which act as custodians for investor-owned mortgage pools. A certificate of an officer of the Trustee, the Paying Agent or the Securities Administrator as to the Trustee’s, the Paying Agent’s or the Securities Administrator’s, respectively, compliance with this Section 9.07 shall be furnished to any Certificateholder upon reasonable written request.

Section 9.08 Resignation and Removal of the Trustee and Securities Administrator.

(a) The Trustee and the Securities Administrator may at any time resign (including, in the case of the Securities Administrator, in connection with the resignation or termination of the Master Servicer) and be discharged from the Trust hereby created by giving written notice thereof to the Depositor, the Seller, the Securities Administrator (or the Trustee, if the Securities Administrator resigns) and the Master Servicer, with a copy to the Rating Agencies. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee or successor securities administrator, as applicable, by written instrument, in triplicate, one copy of which instrument shall be delivered to each of the resigning trustee or securities administrator, as applicable, and the successor trustee or securities administrator, as applicable. If no successor trustee or successor securities administrator shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Securities Administrator may petition any court of competent jurisdiction for the appointment of a successor trustee or securities administrator.

(b) If at any time the Trustee, the Paying Agent or the Securities Administrator shall cease to be eligible in accordance with the provisions of Section 9.06 and shall fail to resign after written request therefor by the Depositor or if at any time the Trustee, the Paying Agent or the Securities Administrator shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee, the Paying Agent or the Securities Administrator, as applicable, or of its property shall be appointed, or any public officer shall take charge or control of the Trustee, the Paying Agent or the Securities Administrator, as applicable, or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor shall promptly remove the Trustee, or shall be entitled to remove the Paying Agent or the Securities Administrator, as applicable, and appoint a successor Trustee or Securities Administrator, as applicable, by written instrument, in triplicate, one copy of which instrument shall be delivered to each of the Trustee, the Paying Agent or Securities Administrator, as applicable, so removed, the successor Trustee or Securities Administrator, as applicable.

(c) The Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates, may at any time remove the Trustee, the Paying Agent or the Securities Administrator and appoint a successor Trustee, Paying Agent or Securities Administrator for the related Trust Fund by written instrument or instruments, in quadruplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, , the Paying Agent, the Master Servicer, the Securities Administrator (if the Trustee or Paying Agent is removed), the Trustee (if the Securities Administrator is removed), and the Trustee or Securities Administrator so removed and the successor so appointed. In the event that the Trustee, the Paying Agent or Securities Administrator is removed by the Holders of Certificates in accordance with this Section 9.08(c), the Holders of such Certificates shall be responsible for paying any compensation payable to a successor Trustee, successor Paying Agent or successor Securities Administrator, in excess of the amount paid to the predecessor Trustee, predecessor Paying Agent or predecessor Securities Administrator, as applicable.

(d) No resignation or removal of the Trustee, the Paying Agent or the Securities Administrator and appointment of a successor Trustee, successor Paying Agent or Securities Administrator pursuant to any of the provisions of this Section 9.08 shall become effective except upon appointment of and acceptance of such appointment by the successor Trustee, successor Paying Agent or Securities Administrator as provided in Section 9.09.

Section 9.09 Successor Trustee and Successor Securities Administrator.

(a) Any successor Trustee, Paying Agent or Securities Administrator appointed as provided in Section 9.08 shall execute, acknowledge and deliver to the Depositor and to its predecessor Trustee, Paying Agent or Securities Administrator an instrument accepting such appointment hereunder. The resignation or removal of the predecessor Trustee, Paying Agent or Securities Administrator shall then become effective and such successor Trustee, Paying Agent or Securities Administrator, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee, Paying Agent or Securities Administrator herein. The predecessor Trustee, Paying Agent or Securities Administrator shall after payment of its outstanding fees and expenses promptly deliver to the successor Trustee, Paying Agent or Securities Administrator, as applicable, all assets and records of the Trust held by it hereunder, and the Depositor and the predecessor Trustee, Paying Agent or Securities Administrator, as applicable, shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee or Securities Administrator, as applicable, all such rights, powers, duties and obligations.

(b) No successor Trustee, Paying Agent or Securities Administrator shall accept appointment as provided in this Section 9.09 unless at the time of such acceptance such successor Trustee, Paying Agent or Securities Administrator shall be eligible under the provisions of Section 9.06.

(c) Upon acceptance of appointment by a successor trustee, paying agent or securities administrator as provided in this Section 9.09, the successor trustee, paying agent or securities administrator shall mail notice of the succession of such trustee, paying agent or securities administrator hereunder to all Certificateholders at their addresses as shown in the Certificate Register and to the Rating Agencies. The Depositor shall cause such notice to be mailed at the expense of the Trust Fund.

Section 9.10 Merger or Consolidation of Trustee or Securities Administrator.

Any state bank or trust company or national banking association into which the Trustee, the Paying Agent or the Securities Administrator may be merged or converted or with which it may be consolidated or any state bank or trust company or national banking association resulting from any merger, conversion or consolidation to which the Trustee, Paying Agent or the Securities Administrator, respectively, shall be a party, or any state bank or trust company or national banking association succeeding to all or substantially all of the corporate trust business of the Trustee, Paying Agent or the Securities Administrator, respectively, shall be the successor of the Trustee, Paying Agent or the Securities Administrator, respectively, hereunder, provided such state bank or trust company or national banking association shall be eligible under the provisions of Section 9.06. Such succession shall be valid without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 9.11 Appointment of Co-Trustee or Separate Trustee.

(a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust or property constituting the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee and the Depositor to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust, and to vest in such Person or Persons, in such capacity, such title to the Trust, or any part thereof, and, subject to the other provisions of this Section 9.11, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable.

(b) If the Depositor shall not have joined in such appointment within 15 days after the receipt by it of a written request so to do, the Trustee shall have the power to make such appointment without the Depositor.

(c) No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 9.06 hereunder and no notice to Certificateholders of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 9.08 hereof.

(d) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 9.11, all rights, powers, duties and obligations conferred or imposed upon the Trustee and required to be conferred on such co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

(e) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article IX. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

(f) To the extent not prohibited by law, any separate trustee or co-trustee may, at any time, request the Trustee, its agent or attorney-in-fact, with full power and authority, to do any lawful act under or with respect to this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

(g) No trustee under this Agreement shall be personally liable by reason of any act or omission of another trustee under this Agreement. The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate trustee or co-trustee.

Section 9.12 Federal Information Returns and Reports to Certificateholders; REMIC Administration.

(a) For federal income tax purposes, the taxable year of each REMIC shall be a calendar year and the Securities Administrator shall maintain or cause the maintenance of the books of each such REMIC on the accrual method of accounting.

(b) The Securities Administrator shall prepare and file or cause to be filed with the Internal Revenue Service, and the Trustee shall sign, federal tax information returns or elections required to be made hereunder with respect to each REMIC, each Trust Fund, if applicable, and the Certificates containing such information and at the times and in the manner as may be required by the Code or applicable Treasury regulations, and shall furnish to each Holder of Certificates at any time during the calendar year for which such returns or reports are made such statements or information at the times and in the manner as may be required thereby, including, without limitation, reports relating to interest, original issue discount and market discount or premium (using a constant prepayment assumption of 300% PSA as described in the prospectus supplement relating to the Offered Certificates). The Securities Administrator will apply for an Employee Identification Number from the Internal Revenue Service under Form SS-4 or any other acceptable method for all tax entities. In connection with the foregoing, the Securities Administrator shall timely prepare and file, and the Trustee shall sign, Internal Revenue Service Form 8811, which shall provide the name and address of the person who can be contacted to obtain information required to be reported to the holders of regular interests in each REMIC (the ““REMIC Reporting Agent”). The Trustee shall make elections to treat each REMIC as a REMIC (which elections shall apply to the taxable period ending December 31, 2006 and each calendar year thereafter) in such manner as the Code or applicable Treasury regulations may prescribe, and as described by the Securities Administrator. The Trustee shall sign all tax information returns filed pursuant to this Section and any other returns as may be required by the Code. The Holder of the Class R-1 Certificate is hereby designated as the “Tax Matters Person” (within the meaning of Treasury Regulation Section 1.860F-4(d)) for REMIC I, the Holder of the Class R-2 Certificate is hereby designated as the “Tax Matters Person” for REMIC II, and the Holder of the Class R-3 Certificate is hereby designated as the “Tax Matters Person” for REMIC III. The Securities Administrator is hereby designated and appointed as the agent of each such Tax Matters Person. Any Holder of a Residual Certificate will by acceptance thereof appoint the Securities Administrator as agent and attorney-in-fact for the purpose of acting as Tax Matters Person for each REMIC during such time as the Securities Administrator does not own any such Residual Certificate. In the event that the Code or applicable Treasury regulations prohibit the Trustee from signing tax or information returns or other statements, or the Securities Administrator from acting as agent for the Tax Matters Person, the Trustee and the Securities Administrator shall take whatever action that in their sole good faith judgment is necessary for the proper filing of such information returns or for the provision of a Tax Matters Person, including designation of the Holder of a Residual Certificate to sign such returns or act as Tax Matters Person. Each Holder of a Residual Certificate shall be bound by this Section.

(c) The Securities Administrator shall provide upon request and receipt of reasonable compensation such information as required in Section 860D(a)(6)(B) of the Code to the Internal Revenue Service, to any Person purporting to transfer a Residual Certificate to a Person other than a transferee permitted by Section 5.05(b), and to any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate, organization described in Section 1381 of the Code, or nominee holding an interest in a pass-through entity described in Section 860E(e)(6) of the Code, any record holder of which is not a transferee permitted by Section 5.05(b) (or which is deemed by statute to be an entity with a disqualified member).

(d) The Securities Administrator shall prepare and file or cause to be filed, and the Trustee shall sign, any state income tax returns required under Applicable State Law with respect to each REMIC or the Trust Fund.

(e) Notwithstanding any other provision of this Agreement, the Trustee and the Securities Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders of interest, original issue discount or principal on the Certificates that the Trustee or the Securities Administrator reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. In the event the Trustee or the Securities Administrator withholds any amount from payments of interest, original issue discount or principal or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Trustee or the Securities Administrator shall, together with their monthly report to such Certificateholders, indicate such amount withheld.

(f) The Trustee and the Securities Administrator agree to indemnify the Trust Fund and the Depositor for any taxes and costs including, without limitation, any reasonable attorneys fees imposed on or incurred by such Trust Fund, the Depositor or the Master Servicer, as a result of a breach of the Trustee’s covenants and the Securities Administrator’s covenants, respectively, set forth in this Section 9.12; provided, however, such liability and obligation to indemnify in this paragraph shall not be joint and several, and neither the Trustee nor the Securities Administrator shall be liable or be obligated to indemnify the Trust Fund for the failure by the other to perform any duty under this Agreement or the breach by the other of any covenant in this Agreement.

ARTICLE X

Termination

Section 10.01 Termination Upon Repurchase by the Depositor or its Designee or Liquidation of the Mortgage Loans.

(a) Subject to Section 10.02, the respective obligations and responsibilities of the Depositor, the Trustee, the Paying Agent, the Master Servicer and the Securities Administrator created hereby with respect to the Trust Fund and the related Certificates, other than the obligation of the Paying Agent to make payments to related Certificateholders as hereinafter set forth and the indemnification obligations under Section 7.03 hereof, shall terminate upon:

(i) the repurchase by or at the direction of the Depositor or its designee of all of the Mortgage Loans and all related REO Property remaining at a price (in each case, the “Termination Purchase Price”) equal to the sum of (a) 100% of the Outstanding Principal Balance of each such Mortgage Loan (other than a Mortgage Loan related to REO Property) as of the date of repurchase, net of the principal portion of any unreimbursed Monthly Advances made by the purchaser, together with interest at the applicable Mortgage Interest Rate accrued but unpaid to, but not including, the first day of the month of repurchase, (b) the appraised value of any related REO Property, less the good faith estimate of the Depositor of liquidation expenses to be incurred in connection with its disposal thereof (but not more than the Outstanding Principal Balance of the related Mortgage Loan, together with interest at the applicable Mortgage Interest Rate accrued on that balance but unpaid to, but not including, the first day of the month of repurchase), such appraisal to be calculated by an appraiser mutually agreed upon by the Depositor and the Trustee at the expense of the Depositor, (c) unreimbursed out-of pocket costs of the Master Servicer, including unreimbursed servicing advances and the principal portion of any unreimbursed Monthly Advances, made on the Mortgage Loans prior to the exercise of such repurchase right and (d) any unreimbursed costs and expenses of the Trustee and the Securities Administrator payable pursuant to Section 9.05 and to the Custodian pursuant to the Custodial Agreement; or

(ii) the later of the making of the final payment or other liquidation, or any advance with respect thereto, of the last Mortgage Loan remaining in the Trust Fund or the disposition of all property acquired with respect to any Mortgage Loan; provided, however, that in the event that an advance has been made, but not yet recovered, at the time of such termination, the Person having made such advance shall be entitled to receive, notwithstanding such termination, any payments received subsequent thereto with respect to which such advance was made; or

(iii) the payment to the Certificateholders of all amounts required to be paid to them pursuant to this Agreement.

(b) In no event, however, shall the portion of the Trust Fund created hereby continue beyond the earlier of (i) the “latest possible maturity date” specified in Section 5.01(d) or (ii) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James’s, living on the date of this Agreement.

(c) The right of the Depositor or its designee to repurchase all the assets of the Trust Fund as described in Subsection 10.01(a)(i) above shall be exercisable only if (i) the aggregate Scheduled Principal Balance of the Mortgage Loans in Loan at the time of any such repurchase is less than 10% of the Cut-Off Date Balance, and the or (ii) the Depositor, based upon an Opinion of Counsel addressed to the Depositor, the Trustee and the Securities Administrator, has determined that the REMIC status of REMIC I, REMIC II or REMIC III has been lost or that a substantial risk exists that such REMIC status will be lost for the then-current taxable year. At any time thereafter, in the case of (i) or (ii) above, the Depositor may elect to terminate REMIC I, REMIC II or REMIC III at any time, and upon such election, the Depositor or its designee, shall repurchase all the assets of the Trust Fund described in Subsection 10.01(a)(i) above.

(d) Paying Agent shall give notice of any termination to the Certificateholders, with a copy to the Master Servicer, the Securities Administrator, the Trustee and the Rating Agencies, upon which the Certificateholders shall surrender their Certificates to the Paying Agent for payment of the final distribution and cancellation. Such notice shall be given by letter, mailed not earlier than the l5th day and not later than the 25th day of the month next preceding the month of such final distribution, and shall specify (i) the Distribution Date upon which final payment of the related Certificates will be made upon presentation and surrender of the related Certificates at the office of the Paying Agent therein designated, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the related Certificates at the office of the Paying Agent therein specified.

(e) If the option of the Depositor to repurchase or cause the repurchase of all the assets in the Trust Fund as described in Subsection 10.01(a)(i) above, is exercised, the Depositor and/or its designee shall deliver to the Paying Agent for deposit in the Distribution Account, by the Business Day prior to the applicable Distribution Date, an amount equal to the related Termination Purchase Price. Upon presentation and surrender of the related Certificates by the related Certificateholders, the Paying Agent shall distribute to such Certificateholders as directed by the Securities Administrator in writing an amount determined as follows: with respect to each related Certificate (other than the Interest Only Certificates), the outstanding Current Principal Amount, plus with respect to each such Certificate, one month’s interest thereon at the applicable Pass-Through Rate; and with respect to the Class R Certificates, the percentage interest evidenced thereby multiplied by the difference, if any, between the above described repurchase price and the aggregate amount to be distributed to the Holders of the Certificates (other than the Class R Certificates). If the proceeds with respect to the related Mortgage Loans are not sufficient to pay all of the related Senior Certificates in full, any such deficiency shall be allocated first, to the related Subordinate Certificates, in inverse order of their numerical designations and then to the related Senior Certificates on a pro rata basis. Upon deposit of the related Termination Purchase Price and following such final Distribution Date, the Trustee shall release promptly to the Depositor and/or its designee the related Mortgage Files for the remaining Mortgage Loans, and the related portions of the Accounts with respect thereto shall terminate, subject to the Paying Agent’s obligation to hold any amounts payable to the related Certificateholders in trust without interest pending final distributions pursuant to Subsection 10.01(g). Any other amounts remaining in the Accounts will belong to the Depositor.

(f) Upon the presentation and surrender of the related Certificates, the Paying Agent shall distribute to the remaining related Certificateholders, pursuant to the written direction of the Securities Administrator and in accordance with their respective interests, all related distributable amounts remaining in the Distribution Account. Upon deposit by the Master Servicer of such distributable amounts, and following such final Distribution Date, the Paying Agent shall release promptly to the Depositor or its designee the related Mortgage Files for the remaining Mortgage Loans, and the Distribution Account shall terminate, subject to the Paying Agent’s obligation to hold any amounts payable to the related Certificateholders in trust without interest pending final distributions pursuant to this Subsection 10.01(f).

(g) If not all of the Certificateholders shall surrender their Certificates for cancellation within six months after the time specified in the above-mentioned written notice, the Paying Agent shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice, not all the related Certificates shall have been surrendered for cancellation, the Paying Agent may take appropriate steps, or appoint any agent to take appropriate steps, to contact the related remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets which remain subject to this Agreement.

Section 10.02 [Reserved].

Section 10.03 Additional Termination Requirements with respect to the Certificates.

(a) If the option of the Depositor to repurchase all of the Mortgage Loans and related properties under Subsection 10.01(a)(i) above is exercised, the Trust Fund and each REMIC shall be terminated in accordance with the following additional requirements, unless the Trustee has been furnished with an Opinion of Counsel addressed to the Trustee to the effect that the failure of the Trust to comply with the requirements of this Section 10.03 will not (i) result in the imposition of taxes on “prohibited transactions” as defined in Section 860F of the Code on any REMIC or (ii) cause any REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding:

(i) within 90 days prior to the final Distribution Date, at the written direction of the Depositor, the Trustee, as agent for the respective Tax Matters Persons, shall adopt a plan of complete liquidation of each REMIC in the case of a termination under Subsection 10.01(a)(i), provided to it by the Depositor, which meets the requirements of a “qualified liquidation” under Section 860F of the Code and any regulations thereunder; and

(ii) the Depositor shall notify the Trustee at the commencement of such 90-day liquidation period and, at or prior to the time of making of the final payment on the Certificates, the Trustee shall sell or otherwise dispose of all of the remaining assets of the Trust Fund and the REMICs in accordance with the terms hereof.

(b) By their acceptance of the Class R Certificates, the related Holders thereof hereby (i) agree to adopt such a plan of complete liquidation of the related REMIC upon the written request of the Depositor and to take such action in connection therewith as may be reasonably requested by the Depositor and (ii) appoint the Depositor as their attorney-in-fact, with full power of substitution, for purposes of adopting such a plan of complete liquidation. The Trustee shall adopt such plan of liquidation by filing the appropriate statement on the final tax return of each REMIC. Upon complete liquidation or final distribution of all of the assets of the Trust Fund, the Trust Fund and REMIC I, REMIC II and REMIC III shall terminate.

ARTICLE XI

Miscellaneous Provisions

Section 11.01 Intent of Parties.

The parties intend that each of REMIC I and REMIC II shall be treated as a REMIC for federal income tax purposes and that the provisions of this Agreement should be construed in furtherance of this intent.

Section 11.02 Amendment.

(a) This Agreement may be amended from time to time by the Depositor, the Master Servicer, the Securities Administrator and the Trustee, but without notice to or the consent of any of the related Certificateholders, to cure any ambiguity, to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions herein or therein, to comply with any changes in the Code, to revise any provision to reflect the obligations of the parties to this Agreement as they relate to Regulation AB or to make any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, addressed to the Trustee, adversely affect in any material respect the interests of any related Certificateholder or cause any REMIC to fail to qualify as a REMIC for federal income tax purposes as evidenced by an Opinion of Counsel addressed to the Trustee but not at the Trustee’s expense.

(b) With respect to the Certificates, this Agreement may also be amended from time to time by the Master Servicer, the Depositor, the Securities Administrator and the Trustee, and the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the applicable Class or Classes, if such amendment affects only such Class or Classes, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the related Certificateholders; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) reduce the aforesaid percentage of Certificates the Holders of which are required to consent to any such amendment, without the consent of the Holders of all Certificates then outstanding, or (iii) cause any related REMIC to fail to qualify as a REMIC for federal income tax purposes, as evidenced by an Opinion of Counsel addressed to the Trustee which shall be provided to the Trustee other than at the Trustee’s expense. Notwithstanding any other provision of this Agreement, for purposes of giving or withholding of consents pursuant to this first paragraph of Section 11.02(b), Certificates registered in the name of or held for the benefit of the Depositor, the Securities Administrator, the Master Servicer, or the Trustee or any Affiliate thereof shall be entitled to vote their Fractional Undivided Interests with respect to matters affecting such Certificates.

(c) Promptly after the execution of any such amendment, the Trustee shall furnish a copy of such amendment or written notification of the substance of such amendment to each related Certificateholder, with a copy to the Rating Agencies.

(d) In the case of an amendment under the second paragraph of Subsection 11.02(b) above, it shall not be necessary for the related Certificateholders to approve the particular form of such an amendment. Rather, it shall be sufficient if the related Certificateholders approve the substance of the amendment. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by related Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

(e) Prior to the execution of any amendment to this Agreement, the Trustee shall be entitled to receive and rely upon an Opinion of Counsel addressed to the Trustee stating that the execution of such amendment is authorized or permitted by this Agreement. The Trustee and the Securities Administrator may, but shall not be obligated to, enter into any such amendment which affects the Trustee’s or the Securities Administrator’s own respective rights, duties or immunities under this Agreement.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere. The Depositor shall effect such recordation, at the expense of the Trust upon the request in writing of a Certificateholder, but only if such direction is accompanied by an Opinion of Counsel (provided at the expense of the Certificateholder requesting recordation) to the effect that such recordation would materially and beneficially affect the interests of the Certificateholders or is required by law.

Section 11.04 Limitation on Rights of Certificateholders.

(a) The death or incapacity of any Certificateholder shall not terminate this Agreement or the Trust, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

(b) Except as expressly provided in this Agreement, no Certificateholders shall have any right to vote or in any manner otherwise control the operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to establish the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholders be under any liability to any third Person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

(c) No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon, under or with respect to this Agreement against the Depositor, the Securities Administrator, the Master Servicer or any successor to any such parties unless (i) such Certificateholder previously shall have given to the Trustee a written notice of a continuing default, as herein provided, (ii) the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the Trust Fund shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs and expenses and liabilities to be incurred therein or thereby, and (iii) the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding.

(d) No one or more Certificateholders shall have any right by virtue of any provision of this Agreement to affect the rights of any other Certificateholders or to obtain or seek to obtain priority or preference over any other such Certificateholder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 11.04, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 11.05 Acts of Certificateholders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is expressly required, to the Depositor. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee and the Depositor, if made in the manner provided in this Section 11.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his or her individual capacity, such certificate or affidavit shall also constitute sufficient proof of his or her authority. The fact and date of the execution of any such instrument or writing, or the authority of the individual executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Certificates (notwithstanding any notation of ownership or other writing on such Certificates, except an endorsement in accordance with Section 5.02 made on a Certificate presented in accordance with Section 5.04) shall be proved by the Certificate Register, and neither the Trustee, the Securities Administrator, the Depositor, the Master Servicer nor any successor to any such parties shall be affected by any notice to the contrary.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action of the holder of any Certificate shall bind every future holder of the same Certificate and the holder of every Certificate issued upon the registration of transfer or exchange thereof, if applicable, or in lieu thereof with respect to anything done, omitted or suffered to be done by the Trustee, the Securities Administrator, the Depositor, the Master Servicer or any successor to any such party in reliance thereon, whether or not notation of such action is made upon such Certificates.

(e) In determining whether the Holders of the requisite percentage of Certificates evidencing Fractional Undivided Interests have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Certificates owned by the Trustee, the Securities Administrator, the Depositor, the Master Servicer or any Affiliate thereof shall be disregarded, except as otherwise provided in Section 11.02(b) and except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Certificates which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded. Certificates which have been pledged in good faith to the Trustee, the Securities Administrator, the Depositor, the Master Servicer or any Affiliate thereof may be regarded as outstanding if the pledgor establishes to the satisfaction of the Trustee the pledgor’s right to act with respect to such Certificates and that the pledgor is not an Affiliate of the Trustee, the Securities Administrator, the Depositor, or the Master Servicer, as the case may be.

Section 11.06 Governing Law.

THIS AGREEMENT AND THE CERTIFICATES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS RULES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW, WHICH THE PARTIES HERETO EXPRESSLY RELY UPON IN THE CHOICE OF SUCH LAW AS THE GOVERNING LAW HEREUNDER) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 11.07 Notices.

All demands and notices hereunder shall be in writing and shall be deemed given when delivered at (including delivery by facsimile) or mailed by registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, to (i) in the case of the Depositor, 383 Madison Avenue, New York, New York 10179, Attention: Vice President-Servicing, telecopier number: (212) 272-5591, or to such other address as may hereafter be furnished to the other parties hereto in writing; (ii) in the case of the Trustee, at its Corporate Trust Office, or such other address as may hereafter be furnished to the other parties hereto in writing; (iii) in the case of the Seller, 2780 Lake Vista Drive, Lewisville, Texas 75067, Attention: President or General Counsel, facsimile number: (972) 444-2880, or to such other address as may hereafter be furnished to the other parties hereto in writing; (iv) in the case of the Master Servicer, Paying Agent, Certificate Registrar (other than in connection with presentment of Certificates for transfer, exchange or payment) or Securities Administrator, Wells Fargo Bank, N.A., P.O. Box 98, Columbia Maryland 21046 (or, in the case of overnight deliveries, 9062 Old Annapolis Road, Columbia, Maryland 21045) (Attention: Corporate Trust Services - Prime 2006-1), facsimile no.: (410) 715-2380, or such other address as may hereafter be furnished to the other parties hereto in writing; (v) in the case of the Rating Agencies, Fitch, One State Street Plaza, New York, New York 10004, Attention: ABS Monitoring Department, and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., 55 Water Street, New York, New York 10041, or such other address as may be hereafter furnished to the Depositor, Trustee and Master Servicer in writing by Fitch. Any notice delivered to the Depositor, the Master Servicer, the Securities Administrator or the Trustee under this Agreement shall be effective only upon receipt. Any notice required or permitted to be mailed to a Certificateholder, unless otherwise provided herein, shall be given by first-class mail, postage prepaid, at the address of such Certificateholder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given when mailed, whether or not the Certificateholder receives such notice.

Section 11.08 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severed from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the holders thereof.

Section 11.09 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

Section 11.10 Article and Section Headings.

The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 11.11 Counterparts.

This Agreement may be executed in two or more counterparts each of which when so executed and delivered shall be an original but all of which together shall constitute one and the same instrument.

Section 11.12 Notice to Rating Agencies.

The article and section headings herein are for convenience of reference only, and shall not limited or otherwise affect the meaning hereof. The Trustee shall promptly provide notice to each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

1. Any material change or amendment to this Agreement or the Servicing Agreements;

2. The occurrence of any Event of Default that has not been cured;

3. The resignation or termination of the Master Servicer, the Trustee or the Securities Administrator;

4. The repurchase or substitution of Mortgage Loans;

5. The final payment to Certificateholders; and

6. Any change in the location of the Distribution Account.

IN WITNESS WHEREOF, the Depositor, the Trustee, the Master Servicer and the Securities Administrator and EMC have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., as Depositor

By:	/s/ Baron Silverstein
Name:	Baron Silverstein
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Karen R. Beard
Name:	Karen R. Beard
Title:	Vice President

WELLS FARGO BANK, N.A., as Securities Administrator and Master Servicer

By:	/s/ Darron C. Woodrus
Name:	Darron C. Woodrus
Title:	Assistant Vice President

EMC MORTGAGE CORPORATION

By:	/s/ Debbie Pratt
Name:	Debbie Pratt
Title:	Senior Vice President

Accepted and Agreed as to
Sections 2.01, 2.02, 2.03, 2.04 and 9.09(c)

in its capacity as Seller

EMC MORTGAGE CORPORATION

By:	/s/ David Hamilton
Name:	David Hamilton
Title:	Executive Vice President

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the 31st day of May, 2006 before me, a notary public in and for said State, personally appeared ___________________, known to me to be a _______________________ of Structured Asset Mortgage Investments II Inc., the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF	)
	)	ss.:
COUNTY OF	)

On the 31st day of May, 2006 before me, a notary public in and for said State, personally appeared ____________, known to me to be a ____________ of U.S. Bank National Association, the entity that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF MARYLAND	)
	)	ss.:
COUNTY OF HOWARD	)

On the 31st day of May, 2006 before me, a notary public in and for said State, personally appeared Darron Woodus, known to me to be an Assistant Vice President of Wells Fargo Bank, N.A., the entity that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF TEXAS	)
	)	ss.:
COUNTY OF DALLAS	)

On the 31st day of May, 2006 before me, a notary public in and for said State, personally appeared _______________, known to me to be a __________________ of EMC Mortgage Corporation, the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF TEXAS	)
	)	ss.:
COUNTY OF DALLAS	)

On the 31st day of May, 2006 before me, a notary public in and for said State, personally appeared ____________, known to me to be ____________ of EMC Mortgage Corporation, the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

EXHIBIT A-1

FORM OF CLASS A-[_] CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

[THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE SECURITIES ADMINISTRATOR NAMED HEREIN.]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE SECURITIES ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED WILL BE REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT WILL BE MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No.1	[Adjustable][Fixed][Variable]Pass-Through Rate
Class [A]-[_] Senior
Date of Pooling and Servicing Agreement and Cut-off Date: May 1, 2006	Aggregate Initial [Current Principal][Notional] Amount of this Senior Certificate as of the Cut-off Date: $[_____________]
First Distribution Date: June 26, 2006	Initial [Current Principal][Notional] Amount of this Senior Certificate as of the Cut-off Date: $[_____________]
Master Servicer and Securities Administrator: Wells Fargo Bank, National Association	CUSIP: [____________]
Assumed Final Distribution Date: [_________]

PRIME MORTGAGE TRUST 2006-1
MORTGAGE PASS-THROUGH CERTIFICATE
SERIES 2006-1

evidencing a fractional undivided interest in the distributions allocable to the Class [_]-[A]-[_] Certificates with respect to a portion of a Trust Fund consisting primarily of a pool of fixed rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a portion of a trust (the “Trust Fund”) primarily consisting of fixed rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the “Mortgage Loans”) sold by Structured Asset Mortgage Investments II Inc. (“SAMI II”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to SAMI II. Wells Fargo Bank, National Association (“Wells Fargo”) will act as master servicer of the Mortgage Loans (the “Master Servicer”, which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among EMC Mortgage Corporation, as seller (the “Seller”), SAMI II, as depositor (the “Depositor”), Wells Fargo Bank, National Association as master servicer and securities administrator (in such capacity, the “Securities Administrator”) and U.S. Bank National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

[Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Current Principal Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement.] The Securities Administrator will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount [(of interest and] principal[, if any)] required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Current Principal Amount of this Class of Certificates will be reduced to zero.]

[Interest on this Certificate will accrue from and including the 25th day of the calendar month preceding the month in which a Distribution Date (as hereinafter defined) occurs to and including the 24th day of the calendar month in which that Distribution Date occurs on the [Current Principal][Notional] Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Securities Administrator will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the Business Day immediately preceding such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the [Current Principal][Notional] Amount of this Class of Certificates will be reduced to zero.]

Distributions on this Certificate will be made by the Securities Administrator by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Securities Administrator in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice. The Initial [Current Principal][Notional] Amount of this Certificate is set forth above. [The Current Principal Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.]

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Securities Administrator and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, and with the consent of the Insurer with respect to amendments related to the Mortgage Pass-Through Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Securities Administrator, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the “latest possible maturity date” specified in Section 5.01(d) of the Agreement or (ii) the expiration of 21 years after the death of certain persons identified in the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: May 31, 2006              WELLS FARGO BANK,
NATIONAL ASSOCIATION,
Not in its individual capacity but solely as Securities Administrator

By: _______________________________________
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
Authorized signatory of Wells Fargo Bank, National Association, not i
n its individual capacity but solely as Securities Administrator

By: ________________________________________
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
_____________________________________
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of _________________________ account number _____________, or, if mailed by check, to ______________________________. Applicable statements should be mailed to _____________________________________________.

This information is provided by ___________________________________________, the assignee named above, or ________________________, as its agent.

EXHIBIT A-2
FORM OF CLASS B-[_] CERTIFICATE

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE SENIOR CERTIFICATES, [AND THE CLASS B-[_] CERTIFICATES], AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND ANY REALIZED LOSSES ALLOCABLE HERETO. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE SECURITIES ADMINISTRATOR NAMED HEREIN.

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE SECURITIES ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED WILL BE REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT WILL BE MADE TO CEDE & CO. ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[EACH BENEFICIAL OWNER OF THIS CERTIFICATE OR ANY INTEREST HEREIN SHALL BE DEEMED TO HAVE REPRESENTED, BY VIRTUE OF ITS ACQUISITION OR HOLDING OF THIS CERTIFICATE OR INTEREST HEREIN, THAT EITHER (I) IT IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“PLAN”), OR INVESTING WITH ASSETS OF A PLAN OR (II) IT HAS ACQUIRED AND IS HOLDING SUCH CERTIFICATE IN RELIANCE ON PROHIBITED TRANSACTION EXEMPTION 90-30, AS AMENDED FROM TIME TO TIME (“EXEMPTION”), AND THAT IT UNDERSTANDS THAT THERE ARE CERTAIN CONDITIONS TO THE AVAILABILITY OF THE EXEMPTION, INCLUDING THAT THE CERTIFICATE MUST BE RATED, AT THE TIME OF PURCHASE, NOT LOWER THAN “BBB-“ (OR ITS EQUIVALENT) BY STANDARD & POOR’S, FITCH, INC. OR MOODY’S INVESTORS SERVICE, INC., AND THE CERTIFICATE IS SO RATED OR (III) (1) IT IS AN INSURANCE COMPANY, (2) THE SOURCE OF FUNDS USED TO ACQUIRE OR HOLD THE CERTIFICATE OR INTEREST HEREIN IS AN “INSURANCE COMPANY GENERAL ACCOUNT”, AS SUCH TERM IS DEFINED IN PROHIBITED TRANSACTION CLASS EXEMPTION (“PTCE”) 95-60, AND (3) THE CONDITIONS IN SECTIONS I AND III OF PTCE 95-60 HAVE BEEN SATISFIED.]

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, SUBJECT TO (A) THE RECEIPT BY THE SECURITIES ADMINISTRATOR OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE SECURITIES ADMINISTRATOR OF SUCH OTHER EVIDENCE ACCEPTABLE TO THE SECURITIES ADMINISTRATOR THAT SUCH REOFFER, RESALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS OR IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION.]

[THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION EXEMPTION (“PTE”) 84-14, PTE 91-38, PTE 90-1, PTE 95-60 OR PTE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE SECURITIES ADMINISTRATOR, THE MASTER SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE OR UNLESS THE OPINION SPECIFIED IN SECTION 5.07 OF THE AGREEMENT IS PROVIDED.]

Certificate No.1	Variable Pass-Through Rate
Class B-[_] Subordinate
Date of Pooling and Servicing Agreement and Cut-off Date: May 1, 2006	Aggregate Initial Current Principal Amount of this Subordinate Certificate as of the Cut-off Date: $[_________]

First Distribution Date: June 26, 2006	Initial Current Principal Amount of this Subordinate Certificate as of the Cut-off Date: $[_________]
Master Servicer: Wells Fargo Bank, National Association	CUSIP: [____________]
Assumed Final Distribution Date: [____________]

PRIME MORTGAGE TRUST 2006-1
MORTGAGE PASS-THROUGH CERTIFICATE
SERIES 2006-1

evidencing a fractional undivided interest in the distributions allocable to the Class B-[_] Certificates with respect to a portion of a Trust Fund consisting primarily of a pool of fixed rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that [_______] is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a portion of a trust (the “Trust Fund”) primarily consisting of fixed rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the “Mortgage Loans”) sold by Structured Asset Mortgage Investments II Inc. (“SAMI II”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to SAMI II. Wells Fargo Bank, National Association (“Wells Fargo”) will act as master servicer of the Mortgage Loans (the “Master Servicer”, which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among EMC as seller (the “Seller”), SAMI II, as depositor (the “Depositor”), Wells Fargo Bank, National Association as master servicer and securities administrator (in such capacity, the “Securities Administrator”), and U.S. Bank National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Current Principal Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Securities Administrator will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Current Principal Amount of this Class of Certificates will be reduced to zero.

Distributions on this Certificate will be made by the Securities Administrator by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Securities Administrator in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice. The Initial Current Principal Amount of this Certificate is set forth above. The Current Principal Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

[No transfer of this Class B-[_] Certificate will be made unless such transfer is (i) exempt from the registration requirements of the Securities act of 1933, as amended, and any applicable state securities laws or is made in accordance with said Act and laws and (ii) made in accordance with Section 5.02 of the Agreement. In the event that such transfer is to be made the Securities Administrator shall register such transfer if, (i) made to a transferee who has provided the Securities Administrator with evidence as to its QIB status; or (ii) (A) the transferor has advised the Securities Administrator in writing that the Certificate is being transferred to an Institutional Accredited Investor and (B) prior to such transfer the transferee furnishes to the Securities Administrator an Investment Letter; provided that if based upon an Opinion of Counsel to the effect that (A) and (B) above are met sufficient to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable laws.]

[Each beneficial owner of this Certificate or any interest herein shall be deemed to have represented, by virtue of its acquisition or holding of this certificate or interest herein, that either (i) it is not an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended or section 4975 of the Internal Revenue Code of 1986, as amended (“Plan”), or investing with assets of a Plan or (ii) it has acquired and is holding such certificate in reliance on Prohibited Transaction Exemption 90-30, as amended from time to time (“Exemption”), and that it understands that there are certain conditions to the availability of the Exemption, including that the certificate must be rated, at the time of purchase, not lower than “BBB-“ (or its equivalent) by Standard & Poor’s, Fitch, Inc. or Moody’s Investors Service, Inc., and the certificate is so rated or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account”, as such term is defined in Prohibited Transaction Class Exemption (“PTCE”) 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.]

[This Certificate may not be acquired directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, unless the transferee certifies or represents that the proposed transfer and holding of a Certificate and the servicing, management and operation of the trust and its assets: (i) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, Prohibited Transaction Exemption (“PTE”) 84-14, PTE 91-38, PTE 90-1, PTE 95-60 or PTE 96-23 and (ii) will not give rise to any additional obligations on the part of the Depositor, the Securities Administrator, the Master Servicer or the Trustee, which will be deemed represented by an owner of a Book-Entry Certificate or a Global Certificate or unless the opinion specified in section 5.07 of the Agreement is provided.]

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, and with the consent of the Insurer with respect to amendments related to the Mortgage Pass-Through Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Securities Administrator, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the “latest possible maturity date” specified in Section 5.01(d) of the Agreement or (ii) the expiration of 21 years after the death of certain persons identified in the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: May 31, 2006             WELLS FARGO BANK,
    NATIONAL ASSOCIATION,
Not in its individual capacity but solely as Securities Administrator

By: ______________________________________________
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
Authorized signatory of Wells Fargo Bank, National Association, not i
n its individual capacity but solely as Securities Administrator

By: _______________________________________________
                   Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
_____________________________________
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of _________________________ account number _____________, or, if mailed by check, to ______________________________. Applicable statements should be mailed to _____________________________________________.

This information is provided by ___________________________________________, the assignee named above, or ________________________, as its agent.

EXHIBIT A-3

FORM OF CLASS PO CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE SECURITIES ADMINISTRATOR NAMED HEREIN.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE SECURITIES ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED WILL BE REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT WILL BE MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No.1	Pass-Through Rate: 0.000%
Class PO Senior
Date of Pooling and Servicing Agreement and Cut-off Date: May 1, 2006	Aggregate Initial Current Principal Amount of this Senior Certificate as of the Cut-off Date: $[_____________]
First Distribution Date: June 26, 2006	Initial Current Principal Amount of this Senior Certificate as of the Cut-off Date: $[_____________]
Master Servicer: Wells Fargo Bank, National Association	CUSIP: [____________]
Assumed Final Distribution Date: [____________]

PRIME MORTGAGE TRUST 2006-1
MORTGAGE PASS-THROUGH CERTIFICATE
SERIES 2006-1

evidencing a fractional undivided interest in the distributions allocable to the Class PO Certificates with respect to a portion of a Trust Fund consisting primarily of a pool of fixed rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a portion of a trust (the “Trust Fund”) primarily consisting of fixed rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the “Mortgage Loans”) sold by Structured Asset Mortgage Investments II Inc. (“SAMI II”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to SAMI II. Wells Fargo Bank, National Association (“Wells Fargo”) will act as master servicer of the Mortgage Loans (the “Master Servicer”, which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among EMC Mortgage Corporation, as seller (the “Seller”), SAMI II, as depositor (the “Depositor”), Wells Fargo Bank, National Association as master servicer and securities administrator (in such capacity, the “Securities Administrator”) and U.S. Bank National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

The Securities Administrator will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount of principal required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Current Principal Amount of this Class of Certificates will be reduced to zero.

Distributions on this Certificate will be made by the Securities Administrator by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice. The Initial Current Principal Amount of this Certificate is set forth above. The Current Principal Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Securities Administrator and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, and with the consent of the Insurer with respect to amendments related to the Mortgage Pass-Through Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer the Securities Administrator, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the “latest possible maturity date” specified in Section 5.01(d) of the Agreement or (ii) the expiration of 21 years after the death of certain persons identified in the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: May 31, 2006      WELLS FARGO BANK,
NATIONAL ASSOCIATION,
Not in its individual capacity but solely as Securities Administrator

By: _____________________________
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
Authorized signatory of Wells Fargo Bank, National Association, not in its individual capacity but solely as Securities Administrator

By: __________________________________
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
_____________________________________
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of _________________________ account number _____________, or, if mailed by check, to ______________________________. Applicable statements should be mailed to _____________________________________________.

This information is provided by ___________________________________________, the assignee named above, or ________________________, as its agent.

EXHIBIT A-4

FORM OF CLASS R-[__] CERTIFICATE

THIS CERTIFICATE MAY NOT BE HELD BY OR TRANSFERRED TO A NON-UNITED STATES PERSON, A PUBLICLY TRADED PARTNERSHIP OR A DISQUALIFIED ORGANIZATION (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, AND/OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE PROPOSED TRANSFEREE PROVIDES THE SECURITIES ADMINISTRATOR WITH AN OPINION OF COUNSEL ADDRESSED TO THE TRUSTEE, DEPOSITOR, MASTER SERVICER AND SECURITIES ADMINISTRATOR AND ON WHICH THEY MAY RELY THAT IS SATISFACTORY TO THE SECURITIES ADMINISTRATOR THAT THE PURCHASE OF CERTIFICATES ON BEHALF OF SUCH PERSON WILL NOT RESULT IN OR CONSTITUTE A NONEXEMPT PROHIBITED TRANSACTION, IS PERMISSIBLE UNDER APPLICABLE LAW AND WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR OR THE TRUSTEE.

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES A TRANSFER AFFIDAVIT TO THE SECURITIES ADMINISTRATOR THAT (1) SUCH TRANSFEREE IS NOT (A) THE UNITED STATES, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY POSSESSION OF THE UNITED STATES, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING (OTHER THAN AN INSTRUMENTALITY WHICH IS A CORPORATION IF ALL OF ITS ACTIVITIES ARE SUBJECT TO TAX AND EXCEPT FOR THE FREDDIE MAC, A MAJORITY OF ITS BOARD OF DIRECTORS IS NOT SELECTED BY SUCH GOVERNMENTAL UNIT), (B) A FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF EITHER OF THE FOREGOING, (C) ANY ORGANIZATION (OTHER THAN CERTAIN FARMERS’ COOPERATIVES DESCRIBED IN SECTION 521 OF THE CODE) WHICH IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE (INCLUDING THE TAX IMPOSED BY SECTION 511 OF THE CODE ON UNRELATED BUSINESS TAXABLE INCOME), (D) RURAL ELECTRIC AND TELEPHONE COOPERATIVES DESCRIBED IN SECTION 1381(a)(2)(C) OF THE CODE, (E) AN ELECTING LARGE PARTNERSHIP UNDER SECTION 775(a) OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (A), (B), (C), (D) OR (E) BEING HEREIN REFERRED TO AS A “DISQUALIFIED ORGANIZATION”), OR (F) AN AGENT OF A DISQUALIFIED ORGANIZATION, (2) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX AND (3) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OR ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE OF THIS CERTIFICATE SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH.

Certificate No.1	Pass-Through Rate: _____%
Class R-[__]
Date of Pooling and Servicing Agreement and Cut-off Date: May 1, 2006	Aggregate Initial Current Principal Amount of this Certificate as of the Cut-off Date: $___________
First Distribution Date: June 26, 2006	Initial Current Principal Amount of this Certificate as of the Cut-off Date: $_________
Master Servicer: Wells Fargo Bank, National Association	CUSIP: [_____________]
Assumed Final Distribution Date: [____________]

PRIME MORTGAGE TRUST 2006-1
MORTGAGE PASS-THROUGH CERTIFICATE
SERIES 2006-1

evidencing a fractional undivided interest in the distributions allocable to the Class R-[__] Certificates with respect to a portion of a Trust Fund (as defined below) consisting primarily of a pool of fixed rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Bear, Stearns Securities Corp. is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a portion of a trust (the “Trust Fund”) primarily consisting of fixed rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the “Mortgage Loans”) sold by Structured Asset Mortgage Investments II Inc. (“SAMI II”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to SAMI II. Wells Fargo Bank, National Association (“Wells Fargo”) will act as master servicer of the Mortgage Loans (the “Master Servicer”, which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement’), among SAMI II, as depositor (the “Depositor”), Wells Fargo Bank, National Association as Master Servicer and securities administrator (in such capacity, the “Securities Administrator”), EMC Mortgage Corporation, as seller, and U.S. Bank National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Current Principal Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Securities Administrator will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Current Principal Amount of this Class of Certificates will be reduced to zero.

Distributions on this Certificate will be made by the Securities Administrator by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Securities Administrator in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice. The Initial Current Principal Amount of this Certificate is set forth above. The Current Principal Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

Each Holder of this Certificate will be deemed to have agreed to be bound by the restrictions set forth in the Agreement to the effect that (i) each person holding or acquiring any Ownership Interest in this Certificate must be a United States Person and a Permitted Transferee, (ii) the transfer of any Ownership Interest in this Certificate will be conditioned upon the delivery to SAMI II, the Trustee and the Securities Administrator of, among other things, an affidavit to the effect that it is a United States Person and Permitted Transferee, (iii) any attempted or purported transfer of any Ownership Interest in this Certificate in violation of such restrictions will be absolutely null and void and will vest no rights in the purported transferee, and (iv) if any person other than a United States Person and a Permitted Transferee acquires any Ownership Interest in this Certificate in violation of such restrictions, then the Depositor will have the right, in its sole discretion and without notice to the Holder of this Certificate, to sell this Certificate to a purchaser selected by the Depositor, which purchaser may be the Depositor, or any affiliate of the Depositor, on such terms and conditions as the Depositor may choose.

This certificate may not be acquired directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to title I of the Employee Retirement Income Security Act of 1974, as amended, and/or section 4975 of the Internal Revenue Code of 1986, as amended, unless the proposed transferee provides the Securities Administrator with an opinion of counsel addressed to the Trustee, Master Servicer and the Securities Administrator and on which they may rely (which shall not be at the expense of the Trustee, Master Servicer or the Securities Administrator) which is acceptable to the Securities Administrator, that the purchase of this Certificate will not result in or constitute a nonexempt prohibited transaction, is permissible under applicable law and will not give rise to any additional fiduciary obligations on the part of the Depositor, the Master Servicer, the Securities Administrator or the Trustee.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Securities Administrator and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, and with the consent of the Insurer with respect to amendments related to the Mortgage Pass-Through Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Securities Administrator, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the “latest possible maturity date” specified in Section 5.01(d) of the Agreement or (ii) the expiration of 21 years after the death of certain persons identified in the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: May 31, 2006            WELLS FARGO BANK,
NATIONAL ASSOCIATION,
Not in its individual capacity but solely as Securities Administrator

By: _______________________________________________
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
Authorized signatory of Wells Fargo Bank, National Association, not in its individual capacity but solely as Securities Administrator

By: ________________________________________________
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
_____________________________________
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of _________________________ account number _____________, or, if mailed by check, to ______________________________. Applicable statements should be mailed to _____________________________________________.

This information is provided by ___________________________________________, the assignee named above, or ________________________, as its agent.

EXHIBIT A-5

FORM OF CLASS X CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE SECURITIES ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED WILL BE REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT WILL BE MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No.1	Variable Pass-Through Rate

Class X Senior

Date of Pooling and Servicing Agreement and Cut-off Date: May 1, 2006	Aggregate Initial Notional Amount of this Senior Certificate as of the Cut-off Date: $[________]

First Distribution Date: June 26, 2006	Initial Current Amount of this Senior Certificate as of the Cut-off Date: $[________]

Master Servicer: Wells Fargo Bank, National Association	CUSIP: [________]

Assumed Final Distribution Date: [________]

PRIME MORTGAGE TRUST 2006-1
MORTGAGE PASS-THROUGH CERTIFICATE
SERIES 2006-1

evidencing a fractional undivided interest in the distributions allocable to the Class X Certificates with respect to a portion of a Trust Fund consisting primarily of a pool of fixed rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer, the Securities Administrator or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer, the Securities Administrator or the Trustee or any of their affiliates or any other person. None of the Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a portion of a trust (the “Trust Fund”) primarily consisting of fixed rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the “Mortgage Loans”) sold by Structured Asset Mortgage Investments II Inc. (“SAMI II”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to SAMI II. Wells Fargo Bank, National Association (“Wells Fargo”) will act as master servicer of the Mortgage Loans and as securities administrator (the “Master Servicer” and the “Securities Administrator, which terms includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among SAMI II, as depositor (the “Depositor”), Wells Fargo Bank, National Association as Master Servicer and securities administrator (in such capacity, the “Securities Administrator”), EMC Mortgage Corporation, as seller, and U.S. Bank National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Notional Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Securities Administrator will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Notional Amount of this Class of Certificates will be reduced to zero.

Distributions on this Certificate will be made by the Paying Agent by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Securities Administrator in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Paying Agent of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice. The Initial Notional Amount of this Certificate is set forth above. The Notional Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Securities Administrator and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the certificate registrar upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Securities Administrator, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the “latest possible maturity date” specified in Section 5.01(d) of the Agreement or (ii) the expiration of 21 years after the death of certain persons identified in the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Securities Administrator by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: May 31, 2006           WELLS FARGO BANK,
NATIONAL ASSOCIATION,
Not in its individual capacity but solely as Securities Administrator

By: ___________________________________________________
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
Authorized signatory of Wells Fargo Bank, National Association, not in its individual capacity but solely as Securities Administrator

By: _____________________________________________________
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
_____________________________________
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of _________________________ account number _____________, or, if mailed by check, to ______________________________. Applicable statements should be mailed to _____________________________________________.

This information is provided by ___________________________________________, the assignee named above, or ________________________, as its agent.

EXHIBIT B

MORTGAGE LOAN SCHEDULE

CITY1                                            STATE           ZIP_CODE           PROPTYPE
------------------------------------------------------------------------------------------------------------
POTOMAC                                          MD                      20854      Single Family
ASHBURN                                          VA                      20147      PUD
VIENNA                                           VA                      22182      PUD
YORBA LINDA                                      CA                      92886      Single Family
WASHINGTON                                       DC                      20007      Townhouse
CABIN JOHN                                       MD                      20818      Single Family
KENSINGTON                                       MD                      20895      Single Family
ROCKVILLE                                        MD                      20850      PUD
COLUMBIA                                         MD                      21044      Single Family
OAKTON                                           VA                      22124      Single Family
BETHESDA                                         MD                      20816      Single Family
ASHBURN                                          VA                      20147      Single Family
WASHINGTON                                       DC                      20015      Single Family
WASHINGTON                                       DC                      20010      Condominium
SOUTHINGTON                                      CT                      06489      Single Family
ALEXANDRIA                                       VA                      22315      Townhouse
FALLS CHURCH                                     VA                      22043      Single Family
ARLINGTON                                        VA                      22213      Single Family
REHOBOTH BEACH                                   DE                      19971      Single Family
CENTREVILLE                                      VA                      20120      PUD
GLENALLEN                                        VA                      23059      PUD
ANNAPOLIS                                        MD                      21403      Single Family
SILVER SPRING                                    MD                      20910      Single Family
ARVADA                                           CO                      80007      PUD
HERNDON                                          VA                      22070      PUD
MANASSAS                                         VA                      20111      Single Family
SAN DIEGO                                        CA                      92131      Single Family
CHAPEL HILL                                      NC                      27516      PUD
CHEVY CHASE                                      MD                      20815      Single Family
BOLTON LANDING                                   NY                      12814      Single Family
SILVER SPRING                                    MD                      20903      Single Family
VIENNA                                           VA                      22181      Townhouse
WASHINGTON                                       DC                      20002      2-4 Family
MANASSAS                                         VA                      20110      Single Family
CHEVY CHASE                                      MD                      20815      Single Family
NEWTOWN                                          CT                      06470      Single Family
ALEXANDRIA                                       VA                      22304      PUD
CORAL GABLES                                     FL                      33146      Single Family
FAIRFAX                                          VA                      22030      Single Family
WARREN                                           NJ                      07059      Single Family
ERWINNA                                          PA                      18920      Single Family
WASHINGTON                                       DC                      20016      Single Family
PORT WASHINGTON                                  NY                      11050      Single Family
MICHELLVILLE                                     MD                      20721      PUD
LA PLATA                                         MD                      20646      Single Family
BETHESDA                                         MD                      20814      Single Family
GREENWOOD LAKE                                   NY                      10925      Single Family
BOWIE                                            MD                      20715      PUD
ELLICOTT CITY                                    MD                      21043      PUD
WASHINGTON                                       DC                      20037      Townhouse
ALEXANDRIA                                       VA                      22312      PUD
BETHESDA                                         MD                      20816      Single Family
CHARLES TOWN                                     WV                      25414      PUD
WASHINGTON                                       DC                      20010      Condominium
CHANTILLY                                        VA                      20151      PUD
OAKTON                                           VA                      22124      Single Family
HILLSBOROUGH                                     NJ                      08844      PUD
SILVER SPRING                                    MD                      20905      PUD
WASHINGTON                                       DC                      20010      Condominium
BETHESDA                                         MD                      20814      Single Family
LEESBURG                                         VA                      20176      PUD
LAUREL                                           MD                      20707      PUD
NW, WASHINGTON                                   DC                      20010      Condominium
CHEVY CHASE                                      MD                      20815      Single Family
BURTONVILLE                                      MD                      20866      PUD
PHOENIX                                          AZ                      85018      Condominium
BETHESDA                                         MD                      20817      Single Family
BETHESDA                                         MD                      20814      Single Family
WASHINGTON                                       DC                      20015      Single Family
JACKSONVILLE                                     FL                      32207      Single Family
HAMILTON                                         VA                      20158      Single Family
MANASSAS PARK                                    VA                      20111      PUD
SPRINGFIELD                                      VA                      22153      Single Family
STERLING                                         VA                      20165      PUD
WALNUT CREEK                                     CA                      94597      Townhouse
UNION HALL                                       VA                      24176      Single Family
WASHINGTON                                       DC                      20002      Single Family
YORKTOWN                                         VA                      23693      Single Family
DERWOOD                                          MD                      20855      Single Family
ROCKVILLE                                        MD                      20852      Condominium
WARRENTON                                        VA                      20187      Single Family
RESTON                                           VA                      20191      Townhouse
ARLINGTON                                        VA                      22207      Single Family
ALEXANDRIA                                       VA                      22315      PUD
REHOBOTH BEACH                                   DE                      19971      Condominium
WASHINGTON                                       DC                      20015      Single Family
GAINESVILLE                                      VA                      20155      PUD
KENSINGTON                                       MD                      20895      Single Family
KENSINGTON                                       MD                      20895      Single Family
ALEXANDRIA                                       VA                      22314      Condominium
ALEXANDRIA                                       VA                      22308      Single Family
ASHBURN                                          VA                      20147      PUD
ARLINGTON                                        VA                      22205      Single Family
TOWER LAKES                                      IL                      60010      PUD
3027 MEETING STREET                              VA                      22044      Townhouse
REHOBETH BEACH                                   DE                      19971      PUD
CHEVY CHASE                                      MD                      20815      Single Family
QUEENSTOWN                                       MD                      21658      Single Family
GREAT FALLS                                      VA                      22066      PUD
POTOMAC                                          MD                      20854      PUD
DERWOOD                                          MD                      20855      Single Family
ALEXANDRIA                                       VA                      22311      Single Family
BETHESDA                                         MD                      20817      Single Family
CHOWCHILLA                                       CA                      96310      PUD
LLOYD HARBORS                                    NY                      11743      Single Family
LAUREL                                           MD                      20707      PUD
ARLINGTON                                        VA                      22201      Single Family
WASHINGTON                                       DC                      20009      Condominium
WASHINGTON                                       DC                      20008      Condominium
ARLINGTON                                        VA                      22201      Condominium
BETHESDA                                         MD                      20816      Single Family
FLEMINGTON                                       NJ                      08822      Single Family
Centreville                                      VA                      20121      Single Family
Upper Marlboro                                   MD                      20774      PUD
Winchester                                       VA                      22602      Single Family
Purcellville                                     VA                      20132      PUD
Clinton                                          MD                      20735      PUD
Manassas                                         VA                      20111      Single Family
Clinton                                          MD                      20735      Single Family
Herndon                                          VA                      20171      PUD
Newport News                                     VA                      23602      Single Family
Hollywood                                        FL                      33024      Single Family
Hamilton                                         VA                      20158      PUD
Rockford                                         IL                      61104      Single Family
Elk Grove                                        CA                      95624      Single Family
FAWN GROVE                                       PA                      17321      Single Family
WASHINGTON                                       DC                      20020      Condominium
BALTIMORE                                        MD                      21201      Townhouse
NEWARK                                           DE                      19711      Single Family
MENARD                                           TX                      76859      Single Family
Newark                                           NJ                      07107      2-4 Family
Milford                                          CT                      06460      Single Family
Brooklyn                                         NY                      11208      2-4 Family
Brooklyn                                         NY                      11207      2-4 Family
Rochester                                        NY                      14611      Single Family
Largo                                            FL                      33770      2-4 Family
SANFORD                                          FL                      32773      PUD
PATERSON                                         NJ                      07513      2-4 Family
ORLANDO                                          FL                      32837      Single Family
HAMPTON BOROUGH                                  NJ                      08827      2-4 Family
VICTORY GARDENS BOROUGH                          NJ                      07801      Single Family
MYRTLE BEACH                                     SC                      29577      Single Family
MUSKEGON                                         MI                      49442      Single Family
Cleveland                                        OH                      44109      2-4 Family
MIAMI                                            FL                      33032      Single Family
Newark                                           NJ                      07105      Single Family
Perth Amboy                                      NJ                      08861      2-4 Family
WESTMINSTER                                      CO                      80021      Single Family
Naples                                           FL                      34109      PUD
Englewood                                        FL                      34223      Single Family
New Orleans                                      LA                      70118      2-4 Family
Clermont                                         FL                      34711      Condominium
ATLANTA                                          GA                      30315      Single Family
DEMOREST                                         GA                      30535      Single Family
GAINESVILLE                                      GA                      30504      PUD
POWDER SPRINGS                                   GA                      30127      PUD
DALLAS                                           GA                      30132      PUD
BROOKLYN                                         NY                      11223      Single Family
Elkins Park                                      PA                      19027      Condominium
Richboro                                         PA                      18954      Single Family
AUBURN                                           WA                      98022      2-4 Family
AUSTIN                                           TX                      78753      PUD
Arlington                                        TX                      76012      Single Family
Phenix City                                      AL                      36867      Single Family
Salisbury                                        MD                      21801      Single Family
Brownsville                                      TX                      78520      Single Family
Roswell                                          GA                      30075      Single Family
Denver                                           CO                      80249      Single Family
Little Rock                                      AR                      72209      Single Family
Miami                                            FL                      33175      Single Family
Cleveland                                        GA                      30528      Single Family
HOUSTON                                          TX                      77072      PUD
MCKINNY                                          TX                      75071      PUD
Saint Paul                                       MN                      55102      Hi-Rise Condo
Houston                                          TX                      77089      PUD
Canyon Lake                                      TX                      78133      PUD
Dallas                                           TX                      75211      Single Family
SPRING                                           TX                      77386      PUD
Fort Worth                                       TX                      76134      Single Family
JACKSONVILLE                                     FL                      32210      PUD
Blue Island                                      IL                      60406      2-4 Family
San Antonio                                      TX                      78257      PUD
Providence                                       RI                      02907      2-4 Family
Oklahoma City                                    OK                      73132      Single Family
Von Ormy                                         TX                      78073      PUD
Rio Rancho                                       NM                      87144      Single Family
HEMET                                            CA                      92543      PUD
Arroyo Grande                                    CA                      93420      Single Family
San Pablo                                        CA                      94806      2-4 Family
Sanford                                          FL                      32771      Single Family
Portland                                         OR                      97219      Condominium
Redding                                          CA                      96001      Single Family
Sebring                                          FL                      33870      2-4 Family
Saint Helens                                     OR                      97051      2-4 Family
Vallejo                                          CA                      94590      Single Family
Portland                                         OR                      97211      Single Family
LEXINGTON                                        KY                      40511      PUD
Ramona                                           CA                      92065      Single Family
NEWTON                                           MA                      02458      Single Family
Brookings                                        OR                      97415      Single Family
CINCINNATI                                       OH                      45245      Single Family
COLUMBUS                                         OH                      43228      Single Family
TERRE HAUTE                                      IN                      47804      Single Family
NELSONVILLE                                      OH                      45764      Single Family
JUPITER                                          FL                      33477      Hi-Rise Condo
Denver                                           CO                      80211      Single Family
Milwaukee                                        WI                      53209      2-4 Family
Harmony                                          MN                      55939      Single Family
Silver Spring                                    MD                      20904      Single Family
Sterling                                         VA                      20166      PUD
MOORETOWN                                        NJ                      08057      Single Family
Humble                                           TX                      77396      Single Family
Chattanooga                                      TN                      37409      Single Family
Wichita                                          KS                      67208      Single Family
Rio Rico                                         AZ                      85648      Single Family
Cedar Rapids                                     IA                      52405      Single Family
Cottonwood                                       AZ                      86326      PUD
Emporia                                          KS                      66801      Single Family
FREDERICKSBURG                                   TX                      78624      Single Family
San Antonio                                      TX                      78023      Single Family
SPRING                                           TX                      77389      PUD
TEMPLE                                           TX                      76502      Single Family
MIAMI                                            FL                      33132      Hi-Rise Condo
Baytown                                          TX                      77521      Single Family
Somerset                                         OH                      43783      Single Family
Butler                                           OH                      44822      Single Family
Newark                                           OH                      43056      Single Family
Philadelphia                                     PA                      19145      Single Family
Utica                                            OH                      43080      Single Family
CANANDAIGUA                                      NY                      14424      2-4 Family
NORTH PROVIDENCE                                 RI                      02904      2-4 Family
Plainville                                       MA                      02762      Condominium
HOLBROOK                                         MA                      02343      Single Family
CANANDAIGUA                                      NY                      14424      2-4 Family
FARMINGVILLE                                     NY                      11738      Single Family
Waterbury                                        CT                      06708      Condominium
Rochester                                        NY                      14619      Single Family
Rochester                                        NY                      14615      Single Family
Rochester                                        NY                      14611      Single Family
Rochester                                        NY                      14609      Single Family
Stonewall                                        OK                      74871      Single Family
DURHAM                                           NC                      27704      Single Family
HYATTSVILLE                                      MD                      20784      Single Family
STERLING                                         VA                      20164      Single Family
Mission                                          TX                      78572      Single Family
Lytle                                            TX                      78052      Single Family
CHATSWORTH                                       CA                      91345      2-4 Family
Downey                                           CA                      90240      Single Family
CHANTILLY                                        VA                      20152      Single Family
Ellicott City                                    MD                      21043      PUD
Shrewsbury                                       PA                      17361      Condominium
ELKRIDGE                                         MD                      21075      Condominium
Sylmar                                           CA                      91342      Condominium
Las Cruces                                       NM                      88005      Single Family
Lubbock                                          TX                      79413      Single Family
Champaign                                        IL                      61822      Single Family
Newark                                           NJ                      07104      2-4 Family
Austin                                           TX                      78748      PUD
Trenton                                          NJ                      08611      Single Family
Florissant                                       MO                      63031      2-4 Family
Kingwood                                         TX                      77339      PUD
Rochester                                        NY                      14615      2-4 Family
Swansea                                          MA                      02777      2-4 Family
Lowell                                           MA                      01852      2-4 Family
City By The Sea                                  TX                      78336      Condominium
Charlotte                                        NC                      28205      Single Family
YUMA                                             AZ                      85364      Single Family
BALTIMORE                                        MD                      21205      Single Family
OWINGS                                           MD                      20736      Single Family
Las Vegas                                        NV                      89102      Single Family
Huntington                                       NY                      11743      Single Family
Huntington                                       NY                      11743      Single Family
Paterson                                         NJ                      07501      2-4 Family
West Orange                                      NJ                      07052      2-4 Family
West New York                                    NJ                      07093      2-4 Family
Paterson                                         NJ                      07501      2-4 Family
Clifton                                          NJ                      07011      Single Family
Leonia                                           NJ                      07605      2-4 Family
AUSTIN                                           TX                      78750      Single Family
ROCKFORD                                         IL                      61103      Single Family
GAITHERSBURG                                     MD                      20882      Single Family
SAN DIEGO                                        CA                      92129      Single Family
GLENDALE                                         CA                      91206      Single Family
SAN DIEGO                                        CA                      92131      PUD
BURBANK                                          CA                      91506      Single Family
RANCHO SANTA MARGARITA                           CA                      92688      PUD
CORONA                                           CA                      92882      Single Family
ALEXANDRIA                                       VA                      22310      PUD
PORT WASHIGTON                                   NY                      11050      Single Family
LANGHORNE                                        PA                      19047      Single Family
LOS ANGELES                                      CA                      90046      Single Family
GLENDALE                                         CA                      91206      Single Family
ARNOLD                                           MD                      21012      Single Family
SUGAR  LAND                                      TX                      77478      PUD
SAN JOSE                                         CA                      95135      PUD
BONITA                                           CA                      91902      Single Family
ASHBURN                                          VA                      20148      PUD
Pompton Lakes                                    NJ                      07442      Single Family
CHULA VISTA                                      CA                      91913      Condominium
HANFORD                                          CA                      93230      Single Family
Saint Louis                                      MO                      63123      Single Family
NILES                                            IL                      60714      Hi-Rise Condo
Hopkins                                          SC                      29061      Single Family
GOLD CANYON                                      AZ                      85218      2-4 Family
SCOTTSDALE                                       AZ                      85251      Single Family
MIAMI                                            FL                      33133      Single Family
Durham                                           NC                      27703      Single Family
Jacksonville                                     FL                      32206      Single Family
Orlando                                          FL                      32826      PUD
Jacksonville                                     FL                      32206      Single Family
SPARTA                                           GA                      30317      Single Family
FAIRFAX                                          VA                      22033      Condominium
RISING SUN                                       MD                      21911      Single Family
GLENDALE                                         CA                      91208      PUD
Panorama City                                    CA                      91402      Condominium
Olney                                            MD                      20832      PUD
Wando                                            SC                      29492      Single Family
MIAMI                                            FL                      33178      PUD
NEWPORT COAST AREA                               CA                      92657      Condominium
BERKELEY                                         CA                      94705      Single Family
REDDING                                          CT                      06896      Single Family
THOUSAND OAKS                                    CA                      91320      Single Family
HUNTINGTON BEACH                                 CA                      92646      Single Family
FISHERS                                          IN                      46038      Single Family
DIAMOND BAR                                      CA                      91765      Single Family
LOS ANGELES (NORTH HOLLYW                        CA                      91601      Single Family
SPRING VALLEY                                    CA                      91977      Single Family
SAN DIEGO                                        CA                      92103      Single Family
PASO ROBLES                                      CA                      93446      Single Family
GLENDORA                                         CA                      91741      PUD
SAN LEANDRO                                      CA                      94577      Single Family
HUNTINGTON BEACH                                 CA                      92649      Condominium
RANCHO CUCAMONGA                                 CA                      91739      Single Family
DUARTE                                           CA                      91010      Single Family
REDMOND                                          WA                      98053      Single Family
INGLEWOOD                                        CA                      90305      Single Family
STONY BROOK                                      NY                      11790      Single Family
GAINESVILLE                                      VA                      20155      PUD
SAN DIEGO                                        CA                      92129      Single Family
SANTA ANA                                        CA                      92707      Single Family
SAN DIEGO                                        CA                      92117      Single Family
SAN FRANCISCO                                    CA                      94134      Single Family
ROCKLIN                                          CA                      95677      Single Family
KENMORE                                          WA                      98028      Single Family
LEESBURG                                         VA                      20176      PUD
RENO                                             NV                      89506      Single Family
TORRANCE                                         CA                      90504      Single Family
CHULA VISTA                                      CA                      91910      Single Family
CARLSBAD                                         CA                      92009      PUD
LAGUNA NIGUEL                                    CA                      92677      PUD
OCEAN CITY                                       MD                      21842      Hi-Rise Condo
OXNARD                                           CA                      93030      Condominium
WESTMINSTER                                      CA                      92683      Single Family
NORWALK                                          CA                      90605      Single Family
NUEVO                                            CA                      92567      Single Family
IMPERIAL BEACH                                   CA                      91932      2-4 Family
STOCKTON                                         CA                      95210      Single Family
LONG BEACH                                       CA                      90802      Condominium
SPOTSYLVANIA                                     VA                      22553      PUD
VISTA                                            CA                      92083      Single Family
CAPE CORAL                                       FL                      33991      PUD
BRENTWOOD                                        CA                      94513      Single Family
CANOGA PARK                                      CA                      91306      Single Family
CANOGA PARK AREA)LO                              CA                      91303      Single Family
SAN DIEGO                                        CA                      92123      Single Family
TREASURE ISLAND                                  FL                      33706      Condominium
WESTMINSTER                                      CA                      92683      Single Family
ARLINGTON                                        VA                      22206      Single Family
SAN DIMAS                                        CA                      91773      Single Family
LAGUNA HILLS                                     CA                      92653      Single Family
WESTON                                           FL                      33326      Single Family
ORANGE                                           CA                      92868      Single Family
OCEANSIDE                                        CA                      92057      Single Family
LOS ANGELES                                      CA                      90026      Single Family
POMPANO BEACH                                    FL                      33060      Single Family
HOUSTON                                          TX                      77098      Single Family
ANTIOCH                                          CA                      94531      Single Family
RIVIERA BEACH                                    FL                      33404      Single Family
DOWNEY                                           CA                      90240      Single Family
FOUNTAIN VALLEY                                  CA                      92708      Single Family
MIAMI                                            FL                      33133      Single Family
PEARL RIVER                                      NY                      10965      Single Family
MIAMI BEACH                                      FL                      33139      Condominium
BROOKLYN                                         NY                      11211      2-4 Family
MISSION VIEJO                                    CA                      92692      Single Family
SAN DIEGO                                        CA                      92129      Single Family
LONG BEACH                                       CA                      90814      2-4 Family
RANCHO SANTA MARGARITA                           CA                      92688      PUD
Salt Lake City                                   UT                      84104      Single Family
Indianapolis                                     IN                      46221      Single Family
Bedminster                                       NJ                      07921      Condominium
Anoka                                            MN                      55303      Condominium
ORONO                                            MN                      55391      Single Family
Maple Grove                                      MN                      55369      PUD
KYLE                                             TX                      78640      PUD
KYLE                                             TX                      78640      PUD
NEW BRAUNFELS                                    TX                      78132      Single Family
CONVERSE                                         TX                      78109      PUD
COCOA                                            FL                      32926      Single Family
LANCASTER                                        CA                      93550      2-4 Family
GREENVILLE                                       TX                      75402      Single Family
KYLE                                             TX                      78640      PUD
THE WOODLANDS                                    TX                      77382      PUD
Tomball                                          TX                      77375      PUD
Waterbury                                        CT                      06710      2-4 Family
NORFOLK                                          VA                      23508      2-4 Family
Glendale                                         AZ                      85308      Single Family
Anthem                                           AZ                      85068      PUD
HOUSTON                                          TX                      77073      Single Family
Choctaw                                          OK                      73020      Single Family
Houston                                          TX                      77066      PUD
JOLIET                                           IL                      60431      Single Family
PEQUOT LAKES                                     MN                      56472      Single Family
ARP                                              TX                      75750      Single Family
TYLER                                            TX                      75709      Single Family
Asheboro                                         NC                      27205      Single Family
TAMPA                                            FL                      33647      PUD
Dallas                                           TX                      75216      Single Family
Tampa                                            FL                      33617      2-4 Family
Tampa                                            FL                      33617      2-4 Family
Phoenix                                          AZ                      85007      Single Family
Miami                                            FL                      33133      Single Family
Raeford                                          NC                      28376      Single Family
North Bergen                                     NJ                      07047      Condominium
Phoenix                                          AZ                      85051      PUD
Friendswood                                      TX                      77546      PUD
Old Hickory                                      TN                      37138      Single Family
Las Vegas                                        NV                      89130      PUD
Orlando                                          FL                      32822      PUD
St Augustine                                     FL                      32084      Single Family
Dallas                                           TX                      75216      Single Family
Dallas                                           TX                      75216      Single Family
Dallas                                           TX                      75216      Single Family
Salt Lake City                                   UT                      84104      Single Family
Dallas                                           TX                      75217      Single Family
Houston                                          TX                      77066      PUD
Lake Alfred                                      FL                      33850      Single Family
Brooksville                                      FL                      34613      Single Family
Wood River                                       IL                      62095      Single Family
Birmingham                                       AL                      35207      Single Family
Mc Louth                                         KS                      66054      Single Family
Boca Raton                                       FL                      33432      Hi-Rise Condo
Tampa                                            FL                      33604      Single Family
Freehold                                         NJ                      07728      Condominium
Attleboro                                        MA                      02703      Single Family
San Fernando                                     CA                      91340      2-4 Family
Downey                                           CA                      90241      Single Family
Cleveland                                        OH                      44105      Single Family
WILMINGTON                                       NC                      28411      PUD
Santa Rosa                                       CA                      95401      Single Family
ADELANTO                                         CA                      92301      Single Family
tempe                                            AZ                      85281      Condominium
denver                                           CO                      80239      Single Family
West Palm Beach                                  FL                      33406      Single Family
King City                                        CA                      93930      PUD
TUSCALOOSA                                       AL                      35406      PUD
SANTA ROSA                                       CA                      95404      Single Family
UKIAH                                            CA                      95482      Single Family
HIDDEN VALLEY LAKE                               CA                      95467      Single Family
HAYWARD                                          CA                      94544      Single Family
SAN JOSE                                         CA                      95124      Single Family
SANTA ROSA                                       CA                      95409      Single Family
Escondido                                        CA                      92026      Single Family
FREDERICK                                        MD                      21704      PUD
CLARKSBURG                                       MD                      20871      Single Family
Upland                                           CA                      91784      Single Family
Daly City                                        CA                      94015      Single Family
Phoenix                                          AZ                      85007      2-4 Family
Phoenix                                          AZ                      85037      Single Family
Phoenix                                          AZ                      85007      2-4 Family
Maricopa                                         AZ                      85239      PUD
LOCUST GROVE                                     GA                      30248      Single Family
CARTERSVILLE                                     GA                      30121      Single Family
MCDONOUGH                                        GA                      30252      Single Family
Hinesville                                       GA                      31313      Single Family
STATHAM                                          GA                      30666      Single Family
CHARLOTTE                                        NC                      28262      PUD
FAIRBURN                                         GA                      30213      PUD
CONYERS                                          GA                      30013      Single Family
MCDONOUGH                                        GA                      30252      Single Family
SENECA                                           SC                      29678      Single Family
ROME                                             GA                      30161      Single Family
Atlanta                                          GA                      30331      PUD
Newnan                                           GA                      30265      Single Family
CARTERSVILLE                                     GA                      30120      Single Family
STONE MOUNTAIN                                   GA                      30088      Single Family
Lithonia                                         GA                      30038      PUD
Powder Springs                                   GA                      30127      Single Family
DALLAS                                           GA                      30157      Single Family
CHARLOTTE                                        NC                      28262      PUD
Douglasville                                     GA                      30135      PUD
Dayton                                           TN                      37321      Single Family
CARTERSVILLE                                     GA                      30120      Single Family
STOCKBRIDGE                                      GA                      30281      Single Family
BARONA RANCHERIA                                 CA                      92262      Condominium
STEGER                                           IL                      60475      Single Family
LAS VEGAS                                        NV                      89130      Townhouse
PORTLAND                                         ME                      04102      Single Family
ENCINO                                           CA                      91436      Single Family
COMMERCE                                         TX                      75428      Single Family
Louisville                                       KY                      40210      2-4 Family
SPRINGFIELD                                      KY                      40069      Single Family
Olive Branch                                     MS                      38654      PUD
Olive Branch                                     MS                      38654      Single Family
Gunter                                           TX                      75058      Single Family
Grand Prairie                                    TX                      75054      PUD
SAN FRANCISCO                                    CA                      94115      2-4 Family
Tice                                             GA                      30576      Single Family
North Myrtle Beach                               SC                      29582      Condominium
Pelham                                           AL                      35124      Single Family
Atlanta                                          GA                      30309      Hi-Rise Condo
Rincon                                           GA                      31326      PUD
Newnan                                           GA                      30265      PUD
Cartersville                                     GA                      30121      PUD
Canton                                           GA                      30115      Single Family
Villa Rica                                       GA                      30180      Single Family
Dallas                                           GA                      30132      Single Family
Atlantic Beach                                   NC                      28512      Single Family
Valdosta                                         GA                      31605      Single Family
Vinton                                           VA                      24179      Single Family
Trenton                                          OH                      45067      Single Family
LEWISVILLE                                       TX                      75067      Single Family
Plano                                            TX                      75024      PUD
WICHITA                                          KS                      67203      2-4 Family
HORSESHOE BAY                                    TX                      78657      PUD
COLUMBIA                                         TN                      38401      Single Family
South Elgin                                      IL                      60177      Single Family
STREAMWOOD                                       IL                      60107      Single Family
RANCHO CUCAMONGA                                 CA                      91739      Single Family
NORTH RIDGEVILLE                                 OH                      44039      PUD
CORONA                                           CA                      92880      Single Family
KISSIMMEE                                        FL                      34747      PUD
ALAMOSA                                          CO                      81101      Single Family
CO SPGS                                          CO                      80915      Single Family
Muskogee                                         OK                      74403      2-4 Family
SANTA CRUZ                                       CA                      95062      Single Family
ALPINE                                           UT                      84004      Single Family
OREM                                             UT                      84097      Single Family
Murrieta                                         CA                      92562      Single Family
Norton                                           MA                      02766      Condominium
SHERMAN                                          CT                      06784      Single Family
Worcester                                        MA                      01610      2-4 Family
Columbiana                                       OH                      44408      Single Family
Hartford                                         MI                      49057      Single Family
Cleveland                                        OH                      44110      Single Family
Miami                                            OK                      74354      Single Family
Rowlett                                          TX                      75089      Single Family
Orlando                                          FL                      32809      2-4 Family
Atlanta                                          GA                      30344      Single Family
Stafford Township                                NJ                      08050      Single Family
Roselle                                          NJ                      07203      2-4 Family
COLUMBIA                                         TN                      38401      Single Family
Charleston                                       SC                      29406      Single Family
Riverdale                                        GA                      30296      PUD
Conyers                                          GA                      30013      2-4 Family
Las Vegas                                        NV                      89149      PUD
Scottsdale                                       AZ                      85260      Single Family
Hampton                                          GA                      30228      Single Family
Oro Valley                                       AZ                      85755      PUD
YUMA                                             AZ                      85367      Single Family
Hampstead                                        NC                      28443      PUD
Marietta                                         GA                      30062      Single Family
Dallas                                           TX                      75244      Single Family
CHICKAMAUGA                                      GA                      30707      Single Family
MACON                                            GA                      31210      Single Family
CHICKAMAUGA                                      GA                      30707      Single Family
Mount Laurel                                     NJ                      08054      Condominium
Philadelphia                                     PA                      19144      Townhouse
Avalon                                           NJ                      08202      Single Family
Vineland                                         NJ                      08360      Single Family
Philadelphia                                     PA                      19144      Single Family
Cherry Hill                                      NJ                      08002      Single Family
Hopewell                                         NJ                      08525      Single Family
Marion                                           IA                      52302      2-4 Family
POTOMAC                                          MD                      20854      Townhouse
Haverstraw                                       NY                      10927      Condominium
LILBURN                                          GA                      30047      Single Family
DOUGLASVILLE                                     GA                      30134      Townhouse
DES MOINES                                       IA                      50317      Single Family
BELLEVUE                                         WA                      98005      Single Family
Baltimore                                        MD                      21218      2-4 Family
Passaic                                          NJ                      07055      2-4 Family
Muskegon                                         MI                      49444      Single Family
Charlotte                                        NC                      28208      Single Family
SAN ANTONIO                                      TX                      78244      Single Family
PIPE CREEK                                       TX                      78063      Single Family
SAN ANTONIO                                      TX                      78239      2-4 Family
BROKEN ARROW                                     OK                      74014      PUD
FULLERTON                                        CA                      92833      2-4 Family
ROSEVILLE                                        CA                      95747      Single Family
BERKELEY                                         CA                      94703      Single Family
HEMET                                            CA                      92544      Single Family
GARDENA                                          CA                      90247      Single Family
PASO ROBLES                                      CA                      93446      Single Family
SAN JOSE                                         CA                      95125      Single Family
OAKLAND                                          CA                      94602      Single Family
TUSTIN                                           CA                      92780      Single Family
SANTA FE SPRINGS                                 CA                      90670      Single Family
GIG HARBOR                                       WA                      98335      Single Family
GARDENA                                          CA                      90247      2-4 Family
VIRGINIA BEACH                                   VA                      23454      Single Family
BEDFORD                                          IN                      47421      Single Family
ROSEDALE                                         NY                      11422      Single Family
CHINO                                            CA                      91710      Single Family
LA HONDA                                         CA                      94020      PUD
ROSEVILLE                                        CA                      95678      Single Family
PHOENIXVILLE                                     PA                      19460      Single Family
VIRGINIA BEACH                                   VA                      23456      PUD
ELMWOOD PARK                                     NJ                      07407      2-4 Family
BEACH MOUNTAIN                                   NC                      28604      Single Family
BIRMINGHAM                                       AL                      35213      Single Family
MOORESVILLE                                      NC                      28117      PUD
ALLEN                                            TX                      75013      PUD
WEST PALM BEACH                                  FL                      33411      PUD
TOMS RIVER                                       NJ                      08755      Single Family
CHAPEL HILL                                      NC                      27514      Single Family
PACIFIC PALISADES                                CA                      90272      PUD
RUMSON                                           NJ                      07760      Single Family
RICHMOND                                         VA                      23221      Single Family
JACKSONVILLE                                     FL                      32256      PUD
WINSTON SALEM                                    NC                      27106      PUD
HILTON HEAD                                      SC                      29926      Condominium
CORNELIUS                                        NC                      28031      PUD
ARLINGTON                                        VA                      22204      Single Family
CHARLTON                                         NY                      12019      Single Family
MIAMI BEACH                                      FL                      33139      Single Family
HOT SPRINGS                                      VA                      24445      Single Family
BIRMINGHAM                                       AL                      35210      Single Family
SUMMERVILLE                                      SC                      29483      PUD
SOUTH BARRINGTON                                 IL                      60010      Single Family
MT PLEASANT                                      SC                      29466      PUD
CHARLESTON                                       SC                      29407      Single Family
GAINESVILLE                                      GA                      30506      PUD
NEWARK                                           DE                      19711      Single Family
BRIARCLIFF MANOR                                 NY                      10510      Single Family
BOWIE                                            MD                      20721      Single Family
PALM BEACH GARDENS                               FL                      33410      PUD
VIRGINIA BEACH                                   VA                      23454      Single Family
OCEAN CITY                                       MD                      21842      Condominium
ARLINGTON                                        VA                      22205      Single Family
APEX                                             NC                      27539      PUD
RICHMOND                                         VA                      23226      Single Family
CARY                                             NC                      27519      PUD
WINSTON SALEM                                    NC                      27104      Single Family
MT PLEASANT                                      SC                      29466      Single Family
LUTZ                                             FL                      33558      PUD
LEESBURG                                         VA                      20176      PUD
VIRGINIA BEACH                                   VA                      23456      Single Family
DAHLONEGA                                        GA                      30533      Single Family
LAWRENCE TWP                                     NJ                      08648      Single Family
SENECA                                           SC                      29678      PUD
AVENTURA                                         FL                      33180      Hi-Rise Condo
SAVANNAH                                         GA                      31411      PUD
NEW YORK                                         NY                      10011      CO-OP
RALEIGH                                          NC                      27614      PUD
MONTCLAIR                                        NJ                      07043      Single Family
SHORT HILLS                                      NJ                      07078      Single Family
SAVANNAH                                         GA                      31401      Single Family
WARREN                                           NJ                      07059      Single Family
NEW YORK                                         NY                      10025      Condominium
BLUFFTON                                         SC                      29909      PUD
WILDWOOD                                         NJ                      08260      Single Family
HILTON HEAD ISLAND                               SC                      29928      PUD
BLOWING ROCK                                     NC                      28605      Single Family
NOKESVILLE                                       VA                      20181      PUD
NORFOLK                                          VA                      23509      Single Family
NEW YORK                                         NY                      10021      Condominium
LIGHTHOUSE POINT                                 FL                      33064      Single Family
WILTON                                           CT                      06897      Single Family
KIAWAH ISLAND                                    SC                      29455      PUD
GLADSTONE                                        NJ                      07934      Single Family
HILLSBOROUGH                                     NJ                      08844      Single Family
ALEXANDRIA                                       VA                      22314      PUD
PHILADELPHIA                                     PA                      19130      Condominium
JACKSONVILLE                                     FL                      32205      Single Family
HOMEWOOD                                         AL                      35209      Single Family
PEEKSKILL                                        NY                      10566      Condominium
YORKTOWN                                         VA                      23693      Single Family
LIGHTHOUSE POINT                                 FL                      33064      Single Family
HENDERSONVILLE                                   NC                      28739      Single Family
RICHMOND                                         VA                      23233      PUD
CHARLOTTE                                        NC                      28211      Single Family
RICHMOND HILL                                    GA                      31324      Single Family
WASHINGTON                                       DC                      20001      Single Family
EAST VINCENT TOWNSHIP                            PA                      19460      PUD
CRESCO                                           PA                      18326      PUD
CORAL SPRINGS                                    FL                      33076      PUD
RALEIGH                                          NC                      27609      Single Family
STEWARTSTOWN                                     PA                      17363      Single Family
COLUMBUS                                         GA                      31904      Single Family
FLORENCE                                         SC                      29501      Single Family
DAVIDSON                                         NC                      28036      PUD
OZONA                                            FL                      34683      Single Family
MILFORD                                          CT                      06460      Single Family
MOORESVILLE                                      NC                      28117      Single Family
ELLICOTT CITY                                    MD                      21043      Condominium
GLEN ALLEN                                       VA                      23059      Single Family
APEX                                             NC                      27523      Single Family
MC LEAN                                          VA                      22101      PUD
PARSIPPANY                                       NJ                      07054      Single Family
FT LAUDERDALE                                    FL                      33304      Single Family
FREDERICKSBURG                                   VA                      22406      Single Family
WINTER GARDEN                                    FL                      34787      PUD
MARIPOSA                                         CA                      95338      Single Family
CITY OF LONG BEACH                               CA                      90808      Single Family
PARK CITY                                        UT                      84098      Single Family
DRAPER                                           UT                      84020      Single Family
LINCOLN                                          CA                      95648      Single Family
CARMICHAEL                                       CA                      95608      Single Family
DANVILLE                                         CA                      94506      PUD
HOPEWELL                                         NJ                      08525      Single Family
NAPA                                             CA                      94558      Single Family
OAKTON                                           VA                      22124      PUD
BRUSH PRAIRIE                                    WA                      98606      Single Family
LADERA RANCH                                     CA                      92694      PUD
WEST LAFAYETTE                                   IN                      47906      Single Family
SAN JOSE                                         CA                      95132      Single Family
YUBA CITY                                        CA                      95993      Single Family
BERKELEY TOWNSHIP                                NJ                      08752      Condominium
MONTICELLO                                       IN                      47960      Single Family
YUBA CITY                                        CA                      95991      Single Family
EVANSTON                                         IL                      60201      Single Family
MILWAUKEE                                        WI                      53210      2-4 Family
UNINCORPORATED AREA                              CA                      92203      PUD
SPRING VALLEY                                    CA                      91977      Single Family
SAN DIEGO                                        CA                      92116      2-4 Family
ARLINGTON                                        VA                      22205      Single Family
ANDOVER                                          MA                      01810      Single Family
FRESNO                                           CA                      93720      PUD
WHEATLEY HEIGHTS                                 NY                      11798      Single Family
CHICAGO                                          IL                      60613      Hi-Rise Condo
KOKOMO                                           IN                      46902      Single Family
SAN JOSE                                         CA                      95126      PUD
SALT LAKE CITY                                   UT                      84121      Single Family
PARK CITY                                        UT                      84060      Condominium
GLENDALE                                         CA                      91206      Single Family
WINCHESTER                                       MA                      01890      Single Family
CITY OF SAN JOSE                                 CA                      95118      Single Family
WEST LINN                                        OR                      97068      Single Family
OKLAHOMA CITY                                    OK                      73142      Single Family

CITY1                                            CURRENT_GROSS                  SERV_FEE            MSERV
                                                 _COUPON
---------------------------------------------------------------------------------------------------------------
POTOMAC                                                             6.0000              0.2500          0.0155
ASHBURN                                                             5.5000              0.2500          0.0155
VIENNA                                                              5.5000              0.2500          0.0155
YORBA LINDA                                                         6.0000              0.2500          0.0155
WASHINGTON                                                          6.0000              0.2500          0.0155
CABIN JOHN                                                          6.0000              0.2500          0.0155
KENSINGTON                                                          6.0000              0.2500          0.0155
ROCKVILLE                                                           6.0000              0.2500          0.0155
COLUMBIA                                                            6.0000              0.2500          0.0155
OAKTON                                                              6.0000              0.2500          0.0155
BETHESDA                                                            6.0000              0.2500          0.0155
ASHBURN                                                             6.0000              0.2500          0.0155
WASHINGTON                                                          6.0000              0.2500          0.0155
WASHINGTON                                                          6.0000              0.2500          0.0155
SOUTHINGTON                                                         6.0000              0.2500          0.0155
ALEXANDRIA                                                          6.0000              0.2500          0.0155
FALLS CHURCH                                                        6.0000              0.2500          0.0155
ARLINGTON                                                           6.0000              0.2500          0.0155
REHOBOTH BEACH                                                      6.7500              0.2500          0.0155
CENTREVILLE                                                         5.6250              0.2500          0.0155
GLENALLEN                                                           6.7500              0.2500          0.0155
ANNAPOLIS                                                           6.6250              0.2500          0.0155
SILVER SPRING                                                       6.5000              0.2500          0.0155
ARVADA                                                              6.5000              0.2500          0.0155
HERNDON                                                             6.5000              0.2500          0.0155
MANASSAS                                                            6.5000              0.2500          0.0155
SAN DIEGO                                                           6.5000              0.2500          0.0155
CHAPEL HILL                                                         6.5000              0.2500          0.0155
CHEVY CHASE                                                         6.5000              0.2500          0.0155
BOLTON LANDING                                                      6.5000              0.2500          0.0155
SILVER SPRING                                                       6.5000              0.2500          0.0155
VIENNA                                                              6.5000              0.2500          0.0155
WASHINGTON                                                          6.5000              0.2500          0.0155
MANASSAS                                                            6.5000              0.2500          0.0155
CHEVY CHASE                                                         6.0000              0.2500          0.0155
NEWTOWN                                                             6.3750              0.2500          0.0155
ALEXANDRIA                                                          6.3750              0.2500          0.0155
CORAL GABLES                                                        6.3750              0.2500          0.0155
FAIRFAX                                                             5.7500              0.2500          0.0155
WARREN                                                              6.3750              0.2500          0.0155
ERWINNA                                                             6.3750              0.2500          0.0155
WASHINGTON                                                          5.7500              0.2500          0.0155
PORT WASHINGTON                                                     5.7500              0.2500          0.0155
MICHELLVILLE                                                        6.3750              0.2500          0.0155
LA PLATA                                                            6.3750              0.2500          0.0155
BETHESDA                                                            6.3750              0.2500          0.0155
GREENWOOD LAKE                                                      5.7500              0.2500          0.0155
BOWIE                                                               5.7500              0.2500          0.0155
ELLICOTT CITY                                                       6.3750              0.2500          0.0155
WASHINGTON                                                          6.3750              0.2500          0.0155
ALEXANDRIA                                                          6.3750              0.2500          0.0155
BETHESDA                                                            6.3750              0.2500          0.0155
CHARLES TOWN                                                        6.3750              0.2500          0.0155
WASHINGTON                                                          6.3750              0.2500          0.0155
CHANTILLY                                                           6.3750              0.2500          0.0155
OAKTON                                                              6.3750              0.2500          0.0155
HILLSBOROUGH                                                        6.3750              0.2500          0.0155
SILVER SPRING                                                       6.3750              0.2500          0.0155
WASHINGTON                                                          6.3750              0.2500          0.0155
BETHESDA                                                            6.3750              0.2500          0.0155
LEESBURG                                                            6.3750              0.2500          0.0155
LAUREL                                                              6.3750              0.2500          0.0155
NW, WASHINGTON                                                      6.3750              0.2500          0.0155
CHEVY CHASE                                                         6.3750              0.2500          0.0155
BURTONVILLE                                                         6.0000              0.2500          0.0155
PHOENIX                                                             6.3750              0.2500          0.0155
BETHESDA                                                            6.0000              0.2500          0.0155
BETHESDA                                                            6.3750              0.2500          0.0155
WASHINGTON                                                          5.8750              0.2500          0.0155
JACKSONVILLE                                                        6.2500              0.2500          0.0155
HAMILTON                                                            6.2500              0.2500          0.0155
MANASSAS PARK                                                       6.2500              0.2500          0.0155
SPRINGFIELD                                                         5.8750              0.2500          0.0155
STERLING                                                            6.2500              0.2500          0.0155
WALNUT CREEK                                                        6.2500              0.2500          0.0155
UNION HALL                                                          6.2500              0.2500          0.0155
WASHINGTON                                                          6.2500              0.2500          0.0155
YORKTOWN                                                            6.2500              0.2500          0.0155
DERWOOD                                                             6.2500              0.2500          0.0155
ROCKVILLE                                                           5.8750              0.2500          0.0155
WARRENTON                                                           6.2500              0.2500          0.0155
RESTON                                                              6.2500              0.2500          0.0155
ARLINGTON                                                           5.8750              0.2500          0.0155
ALEXANDRIA                                                          6.2500              0.2500          0.0155
REHOBOTH BEACH                                                      6.2500              0.2500          0.0155
WASHINGTON                                                          6.2500              0.2500          0.0155
GAINESVILLE                                                         6.2500              0.2500          0.0155
KENSINGTON                                                          6.2500              0.2500          0.0155
KENSINGTON                                                          6.2500              0.2500          0.0155
ALEXANDRIA                                                          5.8750              0.2500          0.0155
ALEXANDRIA                                                          5.8750              0.2500          0.0155
ASHBURN                                                             6.2500              0.2500          0.0155
ARLINGTON                                                           5.8750              0.2500          0.0155
TOWER LAKES                                                         6.1250              0.2500          0.0155
3027 MEETING STREET                                                 5.8750              0.2500          0.0155
REHOBETH BEACH                                                      5.8750              0.2500          0.0155
CHEVY CHASE                                                         6.1250              0.2500          0.0155
QUEENSTOWN                                                          6.1250              0.2500          0.0155
GREAT FALLS                                                         6.1250              0.2500          0.0155
POTOMAC                                                             6.1250              0.2500          0.0155
DERWOOD                                                             6.1250              0.2500          0.0155
ALEXANDRIA                                                          6.1250              0.2500          0.0155
BETHESDA                                                            6.1250              0.2500          0.0155
CHOWCHILLA                                                          6.1250              0.2500          0.0155
LLOYD HARBORS                                                       6.1250              0.2500          0.0155
LAUREL                                                              6.1250              0.2500          0.0155
ARLINGTON                                                           6.1250              0.2500          0.0155
WASHINGTON                                                          6.1250              0.2500          0.0155
WASHINGTON                                                          6.1250              0.2500          0.0155
ARLINGTON                                                           6.1250              0.2500          0.0155
BETHESDA                                                            6.1250              0.2500          0.0155
FLEMINGTON                                                          6.0000              0.2500          0.0155
Centreville                                                         8.6250              0.2500          0.0155
Upper Marlboro                                                      8.5000              0.2500          0.0155
Winchester                                                          7.8750              0.2500          0.0155
Purcellville                                                        7.7500              0.2500          0.0155
Clinton                                                             7.2500              0.2500          0.0155
Manassas                                                            7.5000              0.2500          0.0155
Clinton                                                             7.1250              0.2500          0.0155
Herndon                                                             7.2500              0.2500          0.0155
Newport News                                                        7.1250              0.2500          0.0155
Hollywood                                                           7.2500              0.2500          0.0155
Hamilton                                                            7.0000              0.2500          0.0155
Rockford                                                            7.5000              0.2500          0.0155
Elk Grove                                                           6.3750              0.2500          0.0155
FAWN GROVE                                                          7.5000              0.2500          0.0155
WASHINGTON                                                          6.8750              0.2500          0.0155
BALTIMORE                                                           8.8750              0.2500          0.0155
NEWARK                                                              6.8750              0.2500          0.0155
MENARD                                                              8.8750              0.2500          0.0155
Newark                                                              7.7500              0.2500          0.0155
Milford                                                             7.2500              0.2500          0.0155
Brooklyn                                                            7.3750              0.2500          0.0155
Brooklyn                                                            7.3750              0.2500          0.0155
Rochester                                                           7.9900              0.2500          0.0155
Largo                                                               8.3750              0.2500          0.0155
SANFORD                                                             7.0000              0.2500          0.0155
PATERSON                                                            7.2500              0.2500          0.0155
ORLANDO                                                             7.5000              0.2500          0.0155
HAMPTON BOROUGH                                                     8.1250              0.2500          0.0155
VICTORY GARDENS BOROUGH                                             8.6250              0.2500          0.0155
MYRTLE BEACH                                                        7.7500              0.2500          0.0155
MUSKEGON                                                            8.0000              0.2500          0.0155
Cleveland                                                           8.3750              0.2500          0.0155
MIAMI                                                               7.8750              0.2500          0.0155
Newark                                                              8.6250              0.2500          0.0155
Perth Amboy                                                         8.1250              0.2500          0.0155
WESTMINSTER                                                         7.7500              0.2500          0.0155
Naples                                                              7.0000              0.2500          0.0155
Englewood                                                           7.2500              0.2500          0.0155
New Orleans                                                         7.0000              0.2500          0.0155
Clermont                                                            7.1250              0.2500          0.0155
ATLANTA                                                             8.3750              0.2500          0.0155
DEMOREST                                                            7.6250              0.2500          0.0155
GAINESVILLE                                                         8.3750              0.2500          0.0155
POWDER SPRINGS                                                      7.8750              0.2500          0.0155
DALLAS                                                              7.2500              0.2500          0.0155
BROOKLYN                                                            7.5000              0.2500          0.0155
Elkins Park                                                         8.8750              0.2500          0.0155
Richboro                                                            7.1250              0.2500          0.0155
AUBURN                                                              7.3750              0.2500          0.0155
AUSTIN                                                              8.8750              0.2500          0.0155
Arlington                                                           7.5000              0.2500          0.0155
Phenix City                                                         7.3750              0.2500          0.0155
Salisbury                                                           7.3750              0.2500          0.0155
Brownsville                                                         7.2500              0.2500          0.0155
Roswell                                                             7.2500              0.2500          0.0155
Denver                                                              7.1250              0.2500          0.0155
Little Rock                                                         7.0000              0.2500          0.0155
Miami                                                               7.0000              0.2500          0.0155
Cleveland                                                           7.2500              0.2500          0.0155
HOUSTON                                                             7.3750              0.2500          0.0155
MCKINNY                                                             7.5000              0.2500          0.0155
Saint Paul                                                          7.8750              0.2500          0.0155
Houston                                                             7.8750              0.2500          0.0155
Canyon Lake                                                         8.0000              0.2500          0.0155
Dallas                                                              8.0000              0.2500          0.0155
SPRING                                                              7.0000              0.2500          0.0155
Fort Worth                                                          7.1250              0.2500          0.0155
JACKSONVILLE                                                        8.0000              0.2500          0.0155
Blue Island                                                         7.5000              0.2500          0.0155
San Antonio                                                         8.1250              0.2500          0.0155
Providence                                                          7.8750              0.2500          0.0155
Oklahoma City                                                       7.7500              0.2500          0.0155
Von Ormy                                                            8.0000              0.2500          0.0155
Rio Rancho                                                          7.3750              0.2500          0.0155
HEMET                                                               7.5000              0.2500          0.0155
Arroyo Grande                                                       7.2500              0.2500          0.0155
San Pablo                                                           8.7500              0.2500          0.0155
Sanford                                                             7.8750              0.2500          0.0155
Portland                                                            7.3750              0.2500          0.0155
Redding                                                             7.3750              0.2500          0.0155
Sebring                                                             7.7500              0.2500          0.0155
Saint Helens                                                        7.3750              0.2500          0.0155
Vallejo                                                             7.2500              0.2500          0.0155
Portland                                                            7.2500              0.2500          0.0155
LEXINGTON                                                           6.6250              0.2500          0.0155
Ramona                                                              7.5000              0.2500          0.0155
NEWTON                                                              7.5000              0.2500          0.0155
Brookings                                                           7.6250              0.2500          0.0155
CINCINNATI                                                          7.3750              0.2500          0.0155
COLUMBUS                                                            7.1250              0.2500          0.0155
TERRE HAUTE                                                         7.5000              0.2500          0.0155
NELSONVILLE                                                         7.0000              0.2500          0.0155
JUPITER                                                             7.5000              0.2500          0.0155
Denver                                                              7.7500              0.2500          0.0155
Milwaukee                                                           7.6250              0.2500          0.0155
Harmony                                                             7.5000              0.2500          0.0155
Silver Spring                                                       7.5000              0.2500          0.0155
Sterling                                                            7.2500              0.2500          0.0155
MOORETOWN                                                           5.7500              0.2500          0.0155
Humble                                                              7.2500              0.2500          0.0155
Chattanooga                                                         9.0000              0.2500          0.0155
Wichita                                                             8.1250              0.2500          0.0155
Rio Rico                                                            7.8750              0.2500          0.0155
Cedar Rapids                                                        7.8750              0.2500          0.0155
Cottonwood                                                          7.3750              0.2500          0.0155
Emporia                                                             7.8750              0.2500          0.0155
FREDERICKSBURG                                                      7.8750              0.2500          0.0155
San Antonio                                                         7.8750              0.2500          0.0155
SPRING                                                              7.5000              0.2500          0.0155
TEMPLE                                                              7.5000              0.2500          0.0155
MIAMI                                                               7.2500              0.2500          0.0155
Baytown                                                             7.7500              0.2500          0.0155
Somerset                                                            7.1250              0.2500          0.0155
Butler                                                              8.3750              0.2500          0.0155
Newark                                                              7.8750              0.2500          0.0155
Philadelphia                                                        8.7500              0.2500          0.0155
Utica                                                               8.8750              0.2500          0.0155
CANANDAIGUA                                                         7.8750              0.2500          0.0155
NORTH PROVIDENCE                                                    8.7500              0.2500          0.0155
Plainville                                                          8.2500              0.2500          0.0155
HOLBROOK                                                            7.3750              0.2500          0.0155
CANANDAIGUA                                                         7.8750              0.2500          0.0155
FARMINGVILLE                                                        7.3750              0.2500          0.0155
Waterbury                                                           6.8750              0.2500          0.0155
Rochester                                                           7.8750              0.2500          0.0155
Rochester                                                           7.8750              0.2500          0.0155
Rochester                                                           7.8750              0.2500          0.0155
Rochester                                                           7.8750              0.2500          0.0155
Stonewall                                                           6.8750              0.2500          0.0155
DURHAM                                                              7.3750              0.2500          0.0155
HYATTSVILLE                                                         7.2500              0.2500          0.0155
STERLING                                                            7.3750              0.2500          0.0155
Mission                                                             7.5000              0.2500          0.0155
Lytle                                                               7.7500              0.2500          0.0155
CHATSWORTH                                                          7.5000              0.2500          0.0155
Downey                                                              7.5000              0.2500          0.0155
CHANTILLY                                                           7.7500              0.2500          0.0155
Ellicott City                                                       7.6250              0.2500          0.0155
Shrewsbury                                                          7.8750              0.2500          0.0155
ELKRIDGE                                                            7.2500              0.2500          0.0155
Sylmar                                                              7.8000              0.2500          0.0155
Las Cruces                                                          7.2500              0.2500          0.0155
Lubbock                                                             7.5000              0.2500          0.0155
Champaign                                                           7.7500              0.2500          0.0155
Newark                                                              8.5000              0.2500          0.0155
Austin                                                              7.7500              0.2500          0.0155
Trenton                                                             7.8750              0.2500          0.0155
Florissant                                                          6.5000              0.2500          0.0155
Kingwood                                                            6.8750              0.2500          0.0155
Rochester                                                           8.0000              0.2500          0.0155
Swansea                                                             6.8750              0.2500          0.0155
Lowell                                                              7.1250              0.2500          0.0155
City By The Sea                                                     7.8750              0.2500          0.0155
Charlotte                                                           7.3750              0.2500          0.0155
YUMA                                                                7.6250              0.2500          0.0155
BALTIMORE                                                           7.5000              0.2500          0.0155
OWINGS                                                              7.0000              0.2500          0.0155
Las Vegas                                                           7.5000              0.2500          0.0155
Huntington                                                          7.8750              0.2500          0.0155
Huntington                                                          7.1250              0.2500          0.0155
Paterson                                                            7.3750              0.2500          0.0155
West Orange                                                         7.6250              0.2500          0.0155
West New York                                                       7.8750              0.2500          0.0155
Paterson                                                            7.5000              0.2500          0.0155
Clifton                                                             7.3750              0.2500          0.0155
Leonia                                                              7.1250              0.2500          0.0155
AUSTIN                                                              5.6250              0.2500          0.0155
ROCKFORD                                                            6.3750              0.2500          0.0155
GAITHERSBURG                                                        6.3750              0.2500          0.0155
SAN DIEGO                                                           5.6250              0.2500          0.0155
GLENDALE                                                            6.0000              0.2500          0.0155
SAN DIEGO                                                           6.0000              0.2500          0.0155
BURBANK                                                             6.0000              0.2500          0.0155
RANCHO SANTA MARGARITA                                              5.5000              0.2500          0.0155
CORONA                                                              6.5000              0.2500          0.0155
ALEXANDRIA                                                          6.1250              0.2500          0.0155
PORT WASHIGTON                                                      6.1250              0.2500          0.0155
LANGHORNE                                                           5.8750              0.2500          0.0155
LOS ANGELES                                                         5.8750              0.2500          0.0155
GLENDALE                                                            5.8750              0.2500          0.0155
ARNOLD                                                              6.2500              0.2500          0.0155
SUGAR  LAND                                                         6.0000              0.2500          0.0155
SAN JOSE                                                            6.0000              0.2500          0.0155
BONITA                                                              6.0000              0.2500          0.0155
ASHBURN                                                             5.6250              0.2500          0.0155
Pompton Lakes                                                       6.1250              0.2500          0.0155
CHULA VISTA                                                         7.1250              0.2500          0.0155
HANFORD                                                             7.8750              0.2500          0.0155
Saint Louis                                                         7.1250              0.2500          0.0155
NILES                                                               7.2500              0.2500          0.0155
Hopkins                                                             8.0000              0.2500          0.0155
GOLD CANYON                                                         7.3750              0.2500          0.0155
SCOTTSDALE                                                          7.0000              0.2500          0.0155
MIAMI                                                               7.7500              0.2500          0.0155
Durham                                                              8.1250              0.2500          0.0155
Jacksonville                                                        8.7500              0.2500          0.0155
Orlando                                                             7.2500              0.2500          0.0155
Jacksonville                                                        8.7500              0.2500          0.0155
SPARTA                                                              7.3750              0.2500          0.0155
FAIRFAX                                                             7.7500              0.2500          0.0155
RISING SUN                                                          7.6250              0.2500          0.0155
GLENDALE                                                            7.3750              0.2500          0.0155
Panorama City                                                       7.3750              0.2500          0.0155
Olney                                                               5.5000              0.2500          0.0155
Wando                                                               6.3750              0.2500          0.0155
MIAMI                                                               6.3750              0.2500          0.0155
NEWPORT COAST AREA                                                  6.3750              0.2500          0.0155
BERKELEY                                                            6.2500              0.2500          0.0155
REDDING                                                             5.6250              0.2500          0.0155
THOUSAND OAKS                                                       6.9900              0.2500          0.0155
HUNTINGTON BEACH                                                    5.9900              0.2500          0.0155
FISHERS                                                             7.0000              0.2500          0.0155
DIAMOND BAR                                                         7.0000              0.2500          0.0155
LOS ANGELES (NORTH HOLLYW                                           6.2500              0.2500          0.0155
SPRING VALLEY                                                       5.6000              0.2500          0.0155
SAN DIEGO                                                           5.8750              0.2500          0.0155
PASO ROBLES                                                         6.2500              0.2500          0.0155
GLENDORA                                                            5.7500              0.2500          0.0155
SAN LEANDRO                                                         5.7500              0.2500          0.0155
HUNTINGTON BEACH                                                    5.8750              0.2500          0.0155
RANCHO CUCAMONGA                                                    5.8750              0.2500          0.0155
DUARTE                                                              5.7500              0.2500          0.0155
REDMOND                                                             6.2500              0.2500          0.0155
INGLEWOOD                                                           6.5000              0.2500          0.0155
STONY BROOK                                                         6.5000              0.2500          0.0155
GAINESVILLE                                                         6.5000              0.2500          0.0155
SAN DIEGO                                                           6.5000              0.2500          0.0155
SANTA ANA                                                           5.8750              0.2500          0.0155
SAN DIEGO                                                           5.7500              0.2500          0.0155
SAN FRANCISCO                                                       5.7500              0.2500          0.0155
ROCKLIN                                                             5.7500              0.2500          0.0155
KENMORE                                                             5.7500              0.2500          0.0155
LEESBURG                                                            5.8750              0.2500          0.0155
RENO                                                                6.2500              0.2500          0.0155
TORRANCE                                                            5.6250              0.2500          0.0155
CHULA VISTA                                                         6.2500              0.2500          0.0155
CARLSBAD                                                            5.7500              0.2500          0.0155
LAGUNA NIGUEL                                                       6.3750              0.2500          0.0155
OCEAN CITY                                                          6.3750              0.2500          0.0155
OXNARD                                                              6.3750              0.2500          0.0155
WESTMINSTER                                                         6.2500              0.2500          0.0155
NORWALK                                                             6.3750              0.2500          0.0155
NUEVO                                                               6.3750              0.2500          0.0155
IMPERIAL BEACH                                                      6.0000              0.2500          0.0155
STOCKTON                                                            6.6250              0.2500          0.0155
LONG BEACH                                                          6.6250              0.2500          0.0155
SPOTSYLVANIA                                                        6.6250              0.2500          0.0155
VISTA                                                               6.6250              0.2500          0.0155
CAPE CORAL                                                          6.0000              0.2500          0.0155
BRENTWOOD                                                           5.6250              0.2500          0.0155
CANOGA PARK                                                         6.0000              0.2500          0.0155
CANOGA PARK AREA)LO                                                 6.0000              0.2500          0.0155
SAN DIEGO                                                           6.0000              0.2500          0.0155
TREASURE ISLAND                                                     7.1250              0.2500          0.0155
WESTMINSTER                                                         7.1250              0.2500          0.0155
ARLINGTON                                                           7.1250              0.2500          0.0155
SAN DIMAS                                                           6.3750              0.2500          0.0155
LAGUNA HILLS                                                        6.0000              0.2500          0.0155
WESTON                                                              6.1250              0.2500          0.0155
ORANGE                                                              6.7500              0.2500          0.0155
OCEANSIDE                                                           6.7500              0.2500          0.0155
LOS ANGELES                                                         6.7500              0.2500          0.0155
POMPANO BEACH                                                       6.7500              0.2500          0.0155
HOUSTON                                                             6.7500              0.2500          0.0155
ANTIOCH                                                             6.1250              0.2500          0.0155
RIVIERA BEACH                                                       6.2500              0.2500          0.0155
DOWNEY                                                              6.1250              0.2500          0.0155
FOUNTAIN VALLEY                                                     5.8750              0.2500          0.0155
MIAMI                                                               6.8750              0.2500          0.0155
PEARL RIVER                                                         6.8750              0.2500          0.0155
MIAMI BEACH                                                         6.8750              0.2500          0.0155
BROOKLYN                                                            6.2500              0.2500          0.0155
MISSION VIEJO                                                       6.1250              0.2500          0.0155
SAN DIEGO                                                           6.3750              0.2500          0.0155
LONG BEACH                                                          6.1250              0.2500          0.0155
RANCHO SANTA MARGARITA                                              5.9900              0.2500          0.0155
Salt Lake City                                                      7.2500              0.2500          0.0155
Indianapolis                                                        7.7500              0.2500          0.0155
Bedminster                                                          7.5000              0.2500          0.0155
Anoka                                                               7.3750              0.2500          0.0155
ORONO                                                               7.8750              0.2500          0.0155
Maple Grove                                                         7.3750              0.2500          0.0155
KYLE                                                                7.6250              0.2500          0.0155
KYLE                                                                7.6250              0.2500          0.0155
NEW BRAUNFELS                                                       8.8750              0.2500          0.0155
CONVERSE                                                            7.5000              0.2500          0.0155
COCOA                                                               7.1250              0.2500          0.0155
LANCASTER                                                           7.3750              0.2500          0.0155
GREENVILLE                                                          7.3750              0.2500          0.0155
KYLE                                                                7.6250              0.2500          0.0155
THE WOODLANDS                                                       7.2500              0.2500          0.0155
Tomball                                                             7.2500              0.2500          0.0155
Waterbury                                                           7.3750              0.2500          0.0155
NORFOLK                                                             7.2500              0.2500          0.0155
Glendale                                                            7.5000              0.2500          0.0155
Anthem                                                              7.1250              0.2500          0.0155
HOUSTON                                                             7.7500              0.2500          0.0155
Choctaw                                                             7.5000              0.2500          0.0155
Houston                                                             7.7500              0.2500          0.0155
JOLIET                                                              7.3750              0.2500          0.0155
PEQUOT LAKES                                                        7.3750              0.2500          0.0155
ARP                                                                 7.6250              0.2500          0.0155
TYLER                                                               7.5000              0.2500          0.0155
Asheboro                                                            8.0000              0.2500          0.0155
TAMPA                                                               7.2500              0.2500          0.0155
Dallas                                                              9.7500              0.2500          0.0155
Tampa                                                               7.8750              0.2500          0.0155
Tampa                                                               7.8750              0.2500          0.0155
Phoenix                                                             7.3750              0.2500          0.0155
Miami                                                               7.7500              0.2500          0.0155
Raeford                                                             8.0000              0.2500          0.0155
North Bergen                                                        7.3750              0.2500          0.0155
Phoenix                                                             7.0000              0.2500          0.0155
Friendswood                                                         7.3750              0.2500          0.0155
Old Hickory                                                         7.5000              0.2500          0.0155
Las Vegas                                                           7.5000              0.2500          0.0155
Orlando                                                             8.2500              0.2500          0.0155
St Augustine                                                        8.2500              0.2500          0.0155
Dallas                                                              7.2500              0.2500          0.0155
Dallas                                                              7.2500              0.2500          0.0155
Dallas                                                              7.2500              0.2500          0.0155
Salt Lake City                                                      8.6250              0.2500          0.0155
Dallas                                                              7.2500              0.2500          0.0155
Houston                                                             7.6250              0.2500          0.0155
Lake Alfred                                                         8.0000              0.2500          0.0155
Brooksville                                                         7.1250              0.2500          0.0155
Wood River                                                          7.6250              0.2500          0.0155
Birmingham                                                          8.1250              0.2500          0.0155
Mc Louth                                                            7.6250              0.2500          0.0155
Boca Raton                                                          7.3750              0.2500          0.0155
Tampa                                                               7.3750              0.2500          0.0155
Freehold                                                            7.5000              0.2500          0.0155
Attleboro                                                           7.2500              0.2500          0.0155
San Fernando                                                        7.3750              0.2500          0.0155
Downey                                                              7.5000              0.2500          0.0155
Cleveland                                                           7.3750              0.2500          0.0155
WILMINGTON                                                          8.5000              0.2500          0.0155
Santa Rosa                                                          6.1250              0.2500          0.0155
ADELANTO                                                            7.7500              0.2500          0.0155
tempe                                                               8.3750              0.2500          0.0155
denver                                                              8.7500              0.2500          0.0155
West Palm Beach                                                     9.2500              0.2500          0.0155
King City                                                           7.8750              0.2500          0.0155
TUSCALOOSA                                                          7.3750              0.2500          0.0155
SANTA ROSA                                                          6.7500              0.2500          0.0155
UKIAH                                                               6.8750              0.2500          0.0155
HIDDEN VALLEY LAKE                                                  6.6250              0.2500          0.0155
HAYWARD                                                             6.7500              0.2500          0.0155
SAN JOSE                                                            6.6250              0.2500          0.0155
SANTA ROSA                                                          6.2500              0.2500          0.0155
Escondido                                                           6.3750              0.2500          0.0155
FREDERICK                                                           7.6250              0.2500          0.0155
CLARKSBURG                                                          7.6250              0.2500          0.0155
Upland                                                              7.0000              0.2500          0.0155
Daly City                                                           7.6250              0.2500          0.0155
Phoenix                                                             7.5000              0.2500          0.0155
Phoenix                                                             8.7500              0.2500          0.0155
Phoenix                                                             7.5000              0.2500          0.0155
Maricopa                                                            7.3750              0.2500          0.0155
LOCUST GROVE                                                        7.1250              0.2500          0.0155
CARTERSVILLE                                                        7.2500              0.2500          0.0155
MCDONOUGH                                                           7.2500              0.2500          0.0155
Hinesville                                                          7.7500              0.2500          0.0155
STATHAM                                                             7.2500              0.2500          0.0155
CHARLOTTE                                                           7.0000              0.2500          0.0155
FAIRBURN                                                            7.3750              0.2500          0.0155
CONYERS                                                             7.0000              0.2500          0.0155
MCDONOUGH                                                           7.0000              0.2500          0.0155
SENECA                                                              7.0000              0.2500          0.0155
ROME                                                                7.3750              0.2500          0.0155
Atlanta                                                             7.3750              0.2500          0.0155
Newnan                                                              7.2500              0.2500          0.0155
CARTERSVILLE                                                        7.6250              0.2500          0.0155
STONE MOUNTAIN                                                      7.3750              0.2500          0.0155
Lithonia                                                            7.5000              0.2500          0.0155
Powder Springs                                                      7.3750              0.2500          0.0155
DALLAS                                                              7.3750              0.2500          0.0155
CHARLOTTE                                                           7.3750              0.2500          0.0155
Douglasville                                                        7.3750              0.2500          0.0155
Dayton                                                              7.3750              0.2500          0.0155
CARTERSVILLE                                                        6.8750              0.2500          0.0155
STOCKBRIDGE                                                         7.8750              0.2500          0.0155
BARONA RANCHERIA                                                    6.2500              0.2500          0.0155
STEGER                                                              7.0000              0.2500          0.0155
LAS VEGAS                                                           7.3750              0.2500          0.0155
PORTLAND                                                            7.5000              0.2500          0.0155
ENCINO                                                              7.2500              0.2500          0.0155
COMMERCE                                                            7.8750              0.2500          0.0155
Louisville                                                          8.6250              0.2500          0.0155
SPRINGFIELD                                                         7.8750              0.2500          0.0155
Olive Branch                                                        7.5000              0.2500          0.0155
Olive Branch                                                        7.2500              0.2500          0.0155
Gunter                                                              7.5000              0.2500          0.0155
Grand Prairie                                                       7.6250              0.2500          0.0155
SAN FRANCISCO                                                       7.0000              0.2500          0.0155
Tice                                                                5.7500              0.2500          0.0155
North Myrtle Beach                                                  8.6250              0.2500          0.0155
Pelham                                                              7.5000              0.2500          0.0155
Atlanta                                                             7.6250              0.2500          0.0155
Rincon                                                              7.5000              0.2500          0.0155
Newnan                                                              7.2500              0.2500          0.0155
Cartersville                                                        7.1250              0.2500          0.0155
Canton                                                              7.6250              0.2500          0.0155
Villa Rica                                                          8.1250              0.2500          0.0155
Dallas                                                              7.0000              0.2500          0.0155
Atlantic Beach                                                      5.7500              0.2500          0.0155
Valdosta                                                            5.6250              0.2500          0.0155
Vinton                                                              7.7500              0.2500          0.0155
Trenton                                                             7.0000              0.2500          0.0155
LEWISVILLE                                                          8.6250              0.2500          0.0155
Plano                                                               7.3750              0.2500          0.0155
WICHITA                                                             7.7500              0.2500          0.0155
HORSESHOE BAY                                                       7.2500              0.2500          0.0155
COLUMBIA                                                            7.7500              0.2500          0.0155
South Elgin                                                         7.1250              0.2500          0.0155
STREAMWOOD                                                          7.8750              0.2500          0.0155
RANCHO CUCAMONGA                                                    7.6250              0.2500          0.0155
NORTH RIDGEVILLE                                                    8.5000              0.2500          0.0155
CORONA                                                              7.0000              0.2500          0.0155
KISSIMMEE                                                           7.1250              0.2500          0.0155
ALAMOSA                                                             7.2500              0.2500          0.0155
CO SPGS                                                             7.5000              0.2500          0.0155
Muskogee                                                            6.7500              0.2500          0.0155
SANTA CRUZ                                                          7.3750              0.2500          0.0155
ALPINE                                                              7.2500              0.2500          0.0155
OREM                                                                7.5000              0.2500          0.0155
Murrieta                                                            8.8750              0.2500          0.0155
Norton                                                              7.7500              0.2500          0.0155
SHERMAN                                                             7.0000              0.2500          0.0155
Worcester                                                           8.7500              0.2500          0.0155
Columbiana                                                          8.5000              0.2500          0.0155
Hartford                                                            7.3750              0.2500          0.0155
Cleveland                                                           8.5000              0.2500          0.0155
Miami                                                               7.6250              0.2500          0.0155
Rowlett                                                             7.5000              0.2500          0.0155
Orlando                                                             7.6250              0.2500          0.0155
Atlanta                                                             8.5000              0.2500          0.0155
Stafford Township                                                   7.8750              0.2500          0.0155
Roselle                                                             7.7500              0.2500          0.0155
COLUMBIA                                                            7.3750              0.2500          0.0155
Charleston                                                          7.3750              0.2500          0.0155
Riverdale                                                           7.6250              0.2500          0.0155
Conyers                                                             7.7500              0.2500          0.0155
Las Vegas                                                           7.0000              0.2500          0.0155
Scottsdale                                                          8.7500              0.2500          0.0155
Hampton                                                             7.5000              0.2500          0.0155
Oro Valley                                                          6.3750              0.2500          0.0155
YUMA                                                                7.3750              0.2500          0.0155
Hampstead                                                           7.2500              0.2500          0.0155
Marietta                                                            7.2500              0.2500          0.0155
Dallas                                                              8.6250              0.2500          0.0155
CHICKAMAUGA                                                         8.5000              0.2500          0.0155
MACON                                                               5.8750              0.2500          0.0155
CHICKAMAUGA                                                         6.8750              0.2500          0.0155
Mount Laurel                                                        7.6250              0.2500          0.0155
Philadelphia                                                        8.1250              0.2500          0.0155
Avalon                                                              7.5000              0.2500          0.0155
Vineland                                                            7.3750              0.2500          0.0155
Philadelphia                                                        8.1250              0.2500          0.0155
Cherry Hill                                                         7.0000              0.2500          0.0155
Hopewell                                                            7.7500              0.2500          0.0155
Marion                                                              7.2500              0.2500          0.0155
POTOMAC                                                             7.1250              0.2500          0.0155
Haverstraw                                                          7.2500              0.2500          0.0155
LILBURN                                                             7.2500              0.2500          0.0155
DOUGLASVILLE                                                        8.0000              0.2500          0.0155
DES MOINES                                                          7.8750              0.2500          0.0155
BELLEVUE                                                            6.1250              0.2500          0.0155
Baltimore                                                           7.6250              0.2500          0.0155
Passaic                                                             7.8750              0.2500          0.0155
Muskegon                                                            7.7500              0.2500          0.0155
Charlotte                                                           7.6250              0.2500          0.0155
SAN ANTONIO                                                         7.5000              0.2500          0.0155
PIPE CREEK                                                          7.6250              0.2500          0.0155
SAN ANTONIO                                                         7.7500              0.2500          0.0155
BROKEN ARROW                                                        7.5000              0.2500          0.0155
FULLERTON                                                           6.0000              0.2500          0.0155
ROSEVILLE                                                           6.6250              0.2500          0.0155
BERKELEY                                                            6.3750              0.2500          0.0155
HEMET                                                               5.5000              0.2500          0.0155
GARDENA                                                             5.7500              0.2500          0.0155
PASO ROBLES                                                         5.6250              0.2500          0.0155
SAN JOSE                                                            5.8750              0.2500          0.0155
OAKLAND                                                             5.5000              0.2500          0.0155
TUSTIN                                                              5.8750              0.2500          0.0155
SANTA FE SPRINGS                                                    5.5000              0.2500          0.0155
GIG HARBOR                                                          5.8750              0.2500          0.0155
GARDENA                                                             5.8750              0.2500          0.0155
VIRGINIA BEACH                                                      6.2500              0.2500          0.0155
BEDFORD                                                             6.0000              0.2500          0.0155
ROSEDALE                                                            6.2500              0.2500          0.0155
CHINO                                                               5.8750              0.2500          0.0155
LA HONDA                                                            5.8750              0.2500          0.0155
ROSEVILLE                                                           5.8750              0.2500          0.0155
PHOENIXVILLE                                                        5.8750              0.2500          0.0155
VIRGINIA BEACH                                                      5.8750              0.2500          0.0155
ELMWOOD PARK                                                        6.1250              0.2500          0.0155
BEACH MOUNTAIN                                                      5.8750              0.2500          0.0155
BIRMINGHAM                                                          6.6250              0.2500          0.0155
MOORESVILLE                                                         6.1250              0.2500          0.0155
ALLEN                                                               6.1250              0.2500          0.0155
WEST PALM BEACH                                                     6.1250              0.2500          0.0155
TOMS RIVER                                                          5.5000              0.2500          0.0155
CHAPEL HILL                                                         5.7500              0.2500          0.0155
PACIFIC PALISADES                                                   5.7500              0.2500          0.0155
RUMSON                                                              6.1250              0.2500          0.0155
RICHMOND                                                            5.5000              0.2500          0.0155
JACKSONVILLE                                                        6.1250              0.2500          0.0155
WINSTON SALEM                                                       5.8750              0.2500          0.0155
HILTON HEAD                                                         5.6250              0.2500          0.0155
CORNELIUS                                                           5.6250              0.2500          0.0155
ARLINGTON                                                           5.7500              0.2500          0.0155
CHARLTON                                                            6.1250              0.2500          0.0155
MIAMI BEACH                                                         6.5000              0.2500          0.0155
HOT SPRINGS                                                         5.8750              0.2500          0.0155
BIRMINGHAM                                                          6.2500              0.2500          0.0155
SUMMERVILLE                                                         6.2500              0.2500          0.0155
SOUTH BARRINGTON                                                    5.8750              0.2500          0.0155
MT PLEASANT                                                         6.2500              0.2500          0.0155
CHARLESTON                                                          6.2500              0.2500          0.0155
GAINESVILLE                                                         5.8750              0.2500          0.0155
NEWARK                                                              6.1250              0.2500          0.0155
BRIARCLIFF MANOR                                                    6.0000              0.2500          0.0155
BOWIE                                                               6.1250              0.2500          0.0155
PALM BEACH GARDENS                                                  6.0000              0.2500          0.0155
VIRGINIA BEACH                                                      6.0000              0.2500          0.0155
OCEAN CITY                                                          6.5000              0.2500          0.0155
ARLINGTON                                                           6.0000              0.2500          0.0155
APEX                                                                6.0000              0.2500          0.0155
RICHMOND                                                            6.0000              0.2500          0.0155
CARY                                                                6.0000              0.2500          0.0155
WINSTON SALEM                                                       6.0000              0.2500          0.0155
MT PLEASANT                                                         5.6250              0.2500          0.0155
LUTZ                                                                5.8750              0.2500          0.0155
LEESBURG                                                            6.0000              0.2500          0.0155
VIRGINIA BEACH                                                      6.0000              0.2500          0.0155
DAHLONEGA                                                           6.0000              0.2500          0.0155
LAWRENCE TWP                                                        6.0000              0.2500          0.0155
SENECA                                                              5.7500              0.2500          0.0155
AVENTURA                                                            6.2500              0.2500          0.0155
SAVANNAH                                                            6.1250              0.2500          0.0155
NEW YORK                                                            6.0000              0.2500          0.0155
RALEIGH                                                             6.0000              0.2500          0.0155
MONTCLAIR                                                           6.3750              0.2500          0.0155
SHORT HILLS                                                         5.8750              0.2500          0.0155
SAVANNAH                                                            5.8750              0.2500          0.0155
WARREN                                                              6.0000              0.2500          0.0155
NEW YORK                                                            5.8750              0.2500          0.0155
BLUFFTON                                                            5.7500              0.2500          0.0155
WILDWOOD                                                            6.0000              0.2500          0.0155
HILTON HEAD ISLAND                                                  6.2500              0.2500          0.0155
BLOWING ROCK                                                        6.2500              0.2500          0.0155
NOKESVILLE                                                          6.3750              0.2500          0.0155
NORFOLK                                                             6.1250              0.2500          0.0155
NEW YORK                                                            6.2500              0.2500          0.0155
LIGHTHOUSE POINT                                                    6.2500              0.2500          0.0155
WILTON                                                              6.2500              0.2500          0.0155
KIAWAH ISLAND                                                       5.7500              0.2500          0.0155
GLADSTONE                                                           6.0000              0.2500          0.0155
HILLSBOROUGH                                                        6.1250              0.2500          0.0155
ALEXANDRIA                                                          6.2500              0.2500          0.0155
PHILADELPHIA                                                        6.3750              0.2500          0.0155
JACKSONVILLE                                                        6.3750              0.2500          0.0155
HOMEWOOD                                                            5.8750              0.2500          0.0155
PEEKSKILL                                                           6.2500              0.2500          0.0155
YORKTOWN                                                            5.6250              0.2500          0.0155
LIGHTHOUSE POINT                                                    6.8750              0.2500          0.0155
HENDERSONVILLE                                                      5.6250              0.2500          0.0155
RICHMOND                                                            6.1250              0.2500          0.0155
CHARLOTTE                                                           5.6250              0.2500          0.0155
RICHMOND HILL                                                       6.6250              0.2500          0.0155
WASHINGTON                                                          5.6250              0.2500          0.0155
EAST VINCENT TOWNSHIP                                               6.3750              0.2500          0.0155
CRESCO                                                              6.0000              0.2500          0.0155
CORAL SPRINGS                                                       6.0000              0.2500          0.0155
RALEIGH                                                             6.1250              0.2500          0.0155
STEWARTSTOWN                                                        6.0000              0.2500          0.0155
COLUMBUS                                                            6.1250              0.2500          0.0155
FLORENCE                                                            5.8750              0.2500          0.0155
DAVIDSON                                                            6.6250              0.2500          0.0155
OZONA                                                               6.6250              0.2500          0.0155
MILFORD                                                             6.0000              0.2500          0.0155
MOORESVILLE                                                         5.8750              0.2500          0.0155
ELLICOTT CITY                                                       5.8750              0.2500          0.0155
GLEN ALLEN                                                          6.1250              0.2500          0.0155
APEX                                                                6.0000              0.2500          0.0155
MC LEAN                                                             6.0000              0.2500          0.0155
PARSIPPANY                                                          6.1250              0.2500          0.0155
FT LAUDERDALE                                                       6.1250              0.2500          0.0155
FREDERICKSBURG                                                      6.0000              0.2500          0.0155
WINTER GARDEN                                                       6.6250              0.2500          0.0155
MARIPOSA                                                            6.0000              0.2500          0.0155
CITY OF LONG BEACH                                                  5.7500              0.2500          0.0155
PARK CITY                                                           6.1250              0.2500          0.0155
DRAPER                                                              5.8750              0.2500          0.0155
LINCOLN                                                             5.8750              0.2500          0.0155
CARMICHAEL                                                          5.8750              0.2500          0.0155
DANVILLE                                                            5.8750              0.2500          0.0155
HOPEWELL                                                            5.5000              0.2500          0.0155
NAPA                                                                6.0000              0.2500          0.0155
OAKTON                                                              6.0000              0.2500          0.0155
BRUSH PRAIRIE                                                       5.8750              0.2500          0.0155
LADERA RANCH                                                        5.8750              0.2500          0.0155
WEST LAFAYETTE                                                      6.1250              0.2500          0.0155
SAN JOSE                                                            5.6250              0.2500          0.0155
YUBA CITY                                                           5.8750              0.2500          0.0155
BERKELEY TOWNSHIP                                                   5.8750              0.2500          0.0155
MONTICELLO                                                          5.8750              0.2500          0.0155
YUBA CITY                                                           5.8750              0.2500          0.0155
EVANSTON                                                            5.8750              0.2500          0.0155
MILWAUKEE                                                           8.7500              0.2500          0.0155
UNINCORPORATED AREA                                                 6.2500              0.2500          0.0155
SPRING VALLEY                                                       6.1250              0.2500          0.0155
SAN DIEGO                                                           7.0000              0.2500          0.0155
ARLINGTON                                                           6.3750              0.2500          0.0155
ANDOVER                                                             5.6250              0.2500          0.0155
FRESNO                                                              6.6250              0.2500          0.0155
WHEATLEY HEIGHTS                                                    6.5000              0.2500          0.0155
CHICAGO                                                             6.5000              0.2500          0.0155
KOKOMO                                                              6.5000              0.2500          0.0155
SAN JOSE                                                            5.7500              0.2500          0.0155
SALT LAKE CITY                                                      6.1250              0.2500          0.0155
PARK CITY                                                           6.1250              0.2500          0.0155
GLENDALE                                                            6.1250              0.2500          0.0155
WINCHESTER                                                          5.7500              0.2500          0.0155
CITY OF SAN JOSE                                                    5.3750              0.2500          0.0155
WEST LINN                                                           6.0000              0.2500          0.0155
OKLAHOMA CITY                                                       5.7500              0.2500          0.0155

CITY1                                            LPMI          CURRENT_NET_COUPON                      STATED_MAT
---------------------------------------------------------------------------------------------------------------------------
POTOMAC                                            0.0000                                  5.7345                 20351201
ASHBURN                                            0.0000                                  5.2345                 20330901
VIENNA                                             0.0000                                  5.2345                 20351001
YORBA LINDA                                        0.0000                                  5.7345                 20351201
WASHINGTON                                         0.0000                                  5.7345                 20351201
CABIN JOHN                                         0.0000                                  5.7345                 20351001
KENSINGTON                                         0.0000                                  5.7345                 20351001
ROCKVILLE                                          0.0000                                  5.7345                 20351001
COLUMBIA                                           0.0000                                  5.7345                 20351201
OAKTON                                             0.0000                                  5.7345                 20351101
BETHESDA                                           0.0000                                  5.7345                 20351101
ASHBURN                                            0.0000                                  5.7345                 20360101
WASHINGTON                                         0.0000                                  5.7345                 20360101
WASHINGTON                                         0.0000                                  5.7345                 20351201
SOUTHINGTON                                        0.0000                                  5.7345                 20351101
ALEXANDRIA                                         0.0000                                  5.7345                 20351001
FALLS CHURCH                                       0.0000                                  5.7345                 20351001
ARLINGTON                                          0.0000                                  5.7345                 20351001
REHOBOTH BEACH                                     0.0000                                  6.4845                 20350901
CENTREVILLE                                        0.0000                                  5.3595                 20351001
GLENALLEN                                          0.0000                                  6.4845                 20360101
ANNAPOLIS                                          0.0000                                  6.3595                 20360101
SILVER SPRING                                      0.0000                                  6.2345                 20340201
ARVADA                                             0.0000                                  6.2345                 20360201
HERNDON                                            0.0000                                  6.2345                 20360101
MANASSAS                                           0.0000                                  6.2345                 20360101
SAN DIEGO                                          0.0000                                  6.2345                 20351201
CHAPEL HILL                                        0.0000                                  6.2345                 20360101
CHEVY CHASE                                        0.0000                                  6.2345                 20351201
BOLTON LANDING                                     0.0000                                  6.2345                 20351201
SILVER SPRING                                      0.0000                                  6.2345                 20360101
VIENNA                                             0.0000                                  6.2345                 20360101
WASHINGTON                                         0.0000                                  6.2345                 20351201
MANASSAS                                           0.0000                                  6.2345                 20360101
CHEVY CHASE                                        0.0000                                  5.7345                 20351101
NEWTOWN                                            0.0000                                  6.1095                 20360101
ALEXANDRIA                                         0.0000                                  6.1095                 20360101
CORAL GABLES                                       0.0000                                  6.1095                 20360101
FAIRFAX                                            0.0000                                  5.4845                 20351101
WARREN                                             0.0000                                  6.1095                 20360101
ERWINNA                                            0.0000                                  6.1095                 20360101
WASHINGTON                                         0.0000                                  5.4845                 20351101
PORT WASHINGTON                                    0.0000                                  5.4845                 20350801
MICHELLVILLE                                       0.0000                                  6.1095                 20351101
LA PLATA                                           0.0000                                  6.1095                 20351001
BETHESDA                                           0.0000                                  6.1095                 20351001
GREENWOOD LAKE                                     0.0000                                  5.4845                 20351101
BOWIE                                              0.0000                                  5.4845                 20351101
ELLICOTT CITY                                      0.0000                                  6.1095                 20351001
WASHINGTON                                         0.0000                                  6.1095                 20360101
ALEXANDRIA                                         0.0000                                  6.1095                 20360101
BETHESDA                                           0.0000                                  6.1095                 20360101
CHARLES TOWN                                       0.0000                                  6.1095                 20351101
WASHINGTON                                         0.0000                                  6.1095                 20360101
CHANTILLY                                          0.0000                                  6.1095                 20360101
OAKTON                                             0.0000                                  6.1095                 20360101
HILLSBOROUGH                                       0.0000                                  6.1095                 20360101
SILVER SPRING                                      0.0000                                  6.1095                 20351201
WASHINGTON                                         0.0000                                  6.1095                 20360101
BETHESDA                                           0.0000                                  6.1095                 20351201
LEESBURG                                           0.0000                                  6.1095                 20351201
LAUREL                                             0.0000                                  6.1095                 20351201
NW, WASHINGTON                                     0.0000                                  6.1095                 20351201
CHEVY CHASE                                        0.0000                                  6.1095                 20351201
BURTONVILLE                                        0.0000                                  5.7345                 20351001
PHOENIX                                            0.0000                                  6.1095                 20360101
BETHESDA                                           0.0000                                  5.7345                 20351101
BETHESDA                                           0.0000                                  6.1095                 20351101
WASHINGTON                                         0.0000                                  5.6095                 20351201
JACKSONVILLE                                       0.0000                                  5.9845                 20360101
HAMILTON                                           0.0000                                  5.9845                 20351201
MANASSAS PARK                                      0.0000                                  5.9845                 20351001
SPRINGFIELD                                        0.0000                                  5.6095                 20351201
STERLING                                           0.0000                                  5.9845                 20351001
WALNUT CREEK                                       0.0000                                  5.9845                 20351001
UNION HALL                                         0.0000                                  5.9845                 20351201
WASHINGTON                                         0.0000                                  5.9845                 20360101
YORKTOWN                                           0.0000                                  5.9845                 20360101
DERWOOD                                            0.0000                                  5.9845                 20351201
ROCKVILLE                                          0.0000                                  5.6095                 20351001
WARRENTON                                          0.0000                                  5.9845                 20351201
RESTON                                             0.0000                                  5.9845                 20351201
ARLINGTON                                          0.0000                                  5.6095                 20351101
ALEXANDRIA                                         0.0000                                  5.9845                 20360101
REHOBOTH BEACH                                     0.0000                                  5.9845                 20360101
WASHINGTON                                         0.0000                                  5.9845                 20351201
GAINESVILLE                                        0.0000                                  5.9845                 20360101
KENSINGTON                                         0.0000                                  5.9845                 20351201
KENSINGTON                                         0.0000                                  5.9845                 20351101
ALEXANDRIA                                         0.0000                                  5.6095                 20351101
ALEXANDRIA                                         0.0000                                  5.6095                 20351001
ASHBURN                                            0.0000                                  5.9845                 20351101
ARLINGTON                                          0.0000                                  5.6095                 20351001
TOWER LAKES                                        0.0000                                  5.8595                 20351101
3027 MEETING STREET                                0.0000                                  5.6095                 20351001
REHOBETH BEACH                                     0.0000                                  5.6095                 20351101
CHEVY CHASE                                        0.0000                                  5.8595                 20360101
QUEENSTOWN                                         0.0000                                  5.8595                 20351001
GREAT FALLS                                        0.0000                                  5.8595                 20351101
POTOMAC                                            0.0000                                  5.8595                 20351101
DERWOOD                                            0.0000                                  5.8595                 20351101
ALEXANDRIA                                         0.0000                                  5.8595                 20351001
BETHESDA                                           0.0000                                  5.8595                 20351001
CHOWCHILLA                                         0.0000                                  5.8595                 20351101
LLOYD HARBORS                                      0.0000                                  5.8595                 20350901
LAUREL                                             0.0000                                  5.8595                 20360101
ARLINGTON                                          0.0000                                  5.8595                 20351101
WASHINGTON                                         0.0000                                  5.8595                 20351201
WASHINGTON                                         0.0000                                  5.8595                 20351201
ARLINGTON                                          0.0000                                  5.8595                 20351101
BETHESDA                                           0.0000                                  5.8595                 20351201
FLEMINGTON                                         0.0000                                  5.7345                 20360101
Centreville                                        0.0000                                  8.3595                 20360401
Upper Marlboro                                     0.0000                                  8.2345                 20360401
Winchester                                         0.0000                                  7.6095                 20360401
Purcellville                                       0.0000                                  7.4845                 20360401
Clinton                                            0.0000                                  6.9845                 20360301
Manassas                                           0.0000                                  7.2345                 20360401
Clinton                                            0.0000                                  6.8595                 20360401
Herndon                                            0.0000                                  6.9845                 20360401
Newport News                                       0.0000                                  6.8595                 20360401
Hollywood                                          0.0000                                  6.9845                 20360401
Hamilton                                           0.0000                                  6.7345                 20360401
Rockford                                           0.0000                                  7.2345                 20360401
Elk Grove                                          0.0000                                  6.1095                 20350901
FAWN GROVE                                         0.0000                                  7.2345                 20360301
WASHINGTON                                         0.0000                                  6.6095                 20360301
BALTIMORE                                          0.0000                                  8.6095                 20360401
NEWARK                                             0.0000                                  6.6095                 20360301
MENARD                                             0.0000                                  8.6095                 20360401
Newark                                             0.0000                                  7.4845                 20360301
Milford                                            0.0000                                  6.9845                 20351201
Brooklyn                                           0.0000                                  7.1095                 20360101
Brooklyn                                           0.0000                                  7.1095                 20360401
Rochester                                          0.0000                                  7.7245                 20351201
Largo                                              0.0000                                  8.1095                 20360401
SANFORD                                            0.0000                                  6.7345                 20360401
PATERSON                                           0.0000                                  6.9845                 20360401
ORLANDO                                            0.0000                                  7.2345                 20360401
HAMPTON BOROUGH                                    0.0000                                  7.8595                 20360401
VICTORY GARDENS BOROUGH                            0.0000                                  8.3595                 20360401
MYRTLE BEACH                                       0.0000                                  7.4845                 20360401
MUSKEGON                                           0.0000                                  7.7345                 20360401
Cleveland                                          0.0000                                  8.1095                 20360401
MIAMI                                              0.0000                                  7.6095                 20360201
Newark                                             0.0000                                  8.3595                 20360301
Perth Amboy                                        0.0000                                  7.8595                 20360201
WESTMINSTER                                        0.0000                                  7.4845                 20360401
Naples                                             0.0000                                  6.7345                 20360201
Englewood                                          0.0000                                  6.9845                 20360201
New Orleans                                        0.0000                                  6.7345                 20360201
Clermont                                           0.0000                                  6.8595                 20360401
ATLANTA                                            0.0000                                  8.1095                 20360401
DEMOREST                                           0.0000                                  7.3595                 20360401
GAINESVILLE                                        0.0000                                  8.1095                 20360401
POWDER SPRINGS                                     0.0000                                  7.6095                 20360301
DALLAS                                             0.0000                                  6.9845                 20360401
BROOKLYN                                           0.0000                                  7.2345                 20360201
Elkins Park                                        0.0000                                  8.6095                 20360401
Richboro                                           0.0000                                  6.8595                 20360401
AUBURN                                             0.0000                                  7.1095                 20360401
AUSTIN                                             0.0000                                  8.6095                 20360401
Arlington                                          0.0000                                  7.2345                 20360401
Phenix City                                        0.0000                                  7.1095                 20360301
Salisbury                                          0.0000                                  7.1095                 20360401
Brownsville                                        0.0000                                  6.9845                 20360301
Roswell                                            0.0000                                  6.9845                 20360401
Denver                                             0.0000                                  6.8595                 20360101
Little Rock                                        0.0000                                  6.7345                 20360301
Miami                                              0.0000                                  6.7345                 20360301
Cleveland                                          0.0000                                  6.9845                 20360401
HOUSTON                                            0.0000                                  7.1095                 20360301
MCKINNY                                            0.0000                                  7.2345                 20360401
Saint Paul                                         0.0000                                  7.6095                 20360301
Houston                                            0.0000                                  7.6095                 20360301
Canyon Lake                                        0.0000                                  7.7345                 20360401
Dallas                                             0.0000                                  7.7345                 20360301
SPRING                                             0.0000                                  6.7345                 20360401
Fort Worth                                         0.0000                                  6.8595                 20360301
JACKSONVILLE                                       0.0000                                  7.7345                 20360401
Blue Island                                        0.0000                                  7.2345                 20360401
San Antonio                                        0.0000                                  7.8595                 20360301
Providence                                         0.0000                                  7.6095                 20360401
Oklahoma City                                      0.0000                                  7.4845                 20360401
Von Ormy                                           0.0000                                  7.7345                 20360401
Rio Rancho                                         0.0000                                  7.1095                 20360301
HEMET                                              0.0000                                  7.2345                 20360401
Arroyo Grande                                      0.0000                                  6.9845                 20360401
San Pablo                                          0.0000                                  8.4845                 20360401
Sanford                                            0.0000                                  7.6095                 20360401
Portland                                           0.0000                                  7.1095                 20360301
Redding                                            0.0000                                  7.1095                 20360401
Sebring                                            0.0000                                  7.4845                 20360401
Saint Helens                                       0.0000                                  7.1095                 20360301
Vallejo                                            0.0000                                  6.9845                 20360401
Portland                                           0.0000                                  6.9845                 20360401
LEXINGTON                                          0.0000                                  6.3595                 20360401
Ramona                                             0.0000                                  7.2345                 20360401
NEWTON                                             0.0000                                  7.2345                 20360301
Brookings                                          0.0000                                  7.3595                 20360401
CINCINNATI                                         0.0000                                  7.1095                 20360401
COLUMBUS                                           0.0000                                  6.8595                 20360401
TERRE HAUTE                                        0.0000                                  7.2345                 20360401
NELSONVILLE                                        0.0000                                  6.7345                 20360401
JUPITER                                            0.0000                                  7.2345                 20360401
Denver                                             0.0000                                  7.4845                 20360401
Milwaukee                                          0.0000                                  7.3595                 20360401
Harmony                                            0.0000                                  7.2345                 20360301
Silver Spring                                      0.0000                                  7.2345                 20360401
Sterling                                           0.0000                                  6.9845                 20360301
MOORETOWN                                          0.0000                                  5.4845                 20340201
Humble                                             0.0000                                  6.9845                 20360401
Chattanooga                                        0.0000                                  8.7345                 20360401
Wichita                                            0.0000                                  7.8595                 20360401
Rio Rico                                           0.0000                                  7.6095                 20360301
Cedar Rapids                                       0.0000                                  7.6095                 20360401
Cottonwood                                         0.0000                                  7.1095                 20360401
Emporia                                            0.0000                                  7.6095                 20351201
FREDERICKSBURG                                     0.0000                                  7.6095                 20360301
San Antonio                                        0.0000                                  7.6095                 20360301
SPRING                                             0.0000                                  7.2345                 20360401
TEMPLE                                             0.0000                                  7.2345                 20360401
MIAMI                                              0.0000                                  6.9845                 20360201
Baytown                                            0.0000                                  7.4845                 20360301
Somerset                                           0.0000                                  6.8595                 20360401
Butler                                             0.0000                                  8.1095                 20360401
Newark                                             0.0000                                  7.6095                 20360301
Philadelphia                                       0.0000                                  8.4845                 20360401
Utica                                              0.0000                                  8.6095                 20360301
CANANDAIGUA                                        0.0000                                  7.6095                 20360401
NORTH PROVIDENCE                                   0.0000                                  8.4845                 20351201
Plainville                                         0.0000                                  7.9845                 20360401
HOLBROOK                                           0.0000                                  7.1095                 20360401
CANANDAIGUA                                        0.0000                                  7.6095                 20360401
FARMINGVILLE                                       0.0000                                  7.1095                 20360401
Waterbury                                          0.0000                                  6.6095                 20360301
Rochester                                          0.0000                                  7.6095                 20360401
Rochester                                          0.0000                                  7.6095                 20360401
Rochester                                          0.0000                                  7.6095                 20360401
Rochester                                          0.0000                                  7.6095                 20360401
Stonewall                                          0.0000                                  6.6095                 20360401
DURHAM                                             0.0000                                  7.1095                 20360301
HYATTSVILLE                                        0.0000                                  6.9845                 20360401
STERLING                                           0.0000                                  7.1095                 20360401
Mission                                            0.0000                                  7.2345                 20360301
Lytle                                              0.0000                                  7.4845                 20360301
CHATSWORTH                                         0.0000                                  7.2345                 20360401
Downey                                             0.0000                                  7.2345                 20360301
CHANTILLY                                          0.0000                                  7.4845                 20360401
Ellicott City                                      0.0000                                  7.3595                 20360401
Shrewsbury                                         0.0000                                  7.6095                 20360301
ELKRIDGE                                           0.0000                                  6.9845                 20360401
Sylmar                                             0.0000                                  7.5345                 20360301
Las Cruces                                         0.0000                                  6.9845                 20360401
Lubbock                                            0.0000                                  7.2345                 20360101
Champaign                                          0.0000                                  7.4845                 20360401
Newark                                             0.0000                                  8.2345                 20360201
Austin                                             0.0000                                  7.4845                 20360201
Trenton                                            0.0000                                  7.6095                 20360101
Florissant                                         0.0000                                  6.2345                 20360201
Kingwood                                           0.0000                                  6.6095                 20360101
Rochester                                          0.0000                                  7.7345                 20360101
Swansea                                            0.0000                                  6.6095                 20360101
Lowell                                             0.0000                                  6.8595                 20360301
City By The Sea                                    0.0000                                  7.6095                 20360201
Charlotte                                          0.0000                                  7.1095                 20360301
YUMA                                               0.0000                                  7.3595                 20360301
BALTIMORE                                          0.0000                                  7.2345                 20360301
OWINGS                                             0.0000                                  6.7345                 20360401
Las Vegas                                          0.0000                                  7.2345                 20360401
Huntington                                         0.0000                                  7.6095                 20360301
Huntington                                         0.0000                                  6.8595                 20360301
Paterson                                           0.0000                                  7.1095                 20360301
West Orange                                        0.0000                                  7.3595                 20360401
West New York                                      0.0000                                  7.6095                 20360401
Paterson                                           0.0000                                  7.2345                 20360401
Clifton                                            0.0000                                  7.1095                 20360401
Leonia                                             0.0000                                  6.8595                 20360401
AUSTIN                                             0.0000                                  5.3595                 20350901
ROCKFORD                                           0.0000                                  6.1095                 20350901
GAITHERSBURG                                       0.0000                                  6.1095                 20350901
SAN DIEGO                                          0.0000                                  5.3595                 20351001
GLENDALE                                           0.0000                                  5.7345                 20351001
SAN DIEGO                                          0.0000                                  5.7345                 20350901
BURBANK                                            0.0000                                  5.7345                 20351001
RANCHO SANTA MARGARITA                             0.0000                                  5.2345                 20350901
CORONA                                             0.0000                                  6.2345                 20350901
ALEXANDRIA                                         0.0000                                  5.8595                 20350901
PORT WASHIGTON                                     0.0000                                  5.8595                 20350901
LANGHORNE                                          0.0000                                  5.6095                 20350701
LOS ANGELES                                        0.0000                                  5.6095                 20351001
GLENDALE                                           0.0000                                  5.6095                 20350901
ARNOLD                                             0.0000                                  5.9845                 20350901
SUGAR  LAND                                        0.0000                                  5.7345                 20350901
SAN JOSE                                           0.0000                                  5.7345                 20350601
BONITA                                             0.0000                                  5.7345                 20351001
ASHBURN                                            0.0000                                  5.3595                 20350701
Pompton Lakes                                      0.0000                                  5.8595                 20351001
CHULA VISTA                                        0.0000                                  6.8595                 20360401
HANFORD                                            0.0000                                  7.6095                 20360301
Saint Louis                                        0.0000                                  6.8595                 20360301
NILES                                              0.0000                                  6.9845                 20360301
Hopkins                                            0.0000                                  7.7345                 20360301
GOLD CANYON                                        0.0000                                  7.1095                 20360401
SCOTTSDALE                                         0.0000                                  6.7345                 20360301
MIAMI                                              0.0000                                  7.4845                 20360401
Durham                                             0.0000                                  7.8595                 20360401
Jacksonville                                       0.0000                                  8.4845                 20360401
Orlando                                            0.0000                                  6.9845                 20360401
Jacksonville                                       0.0000                                  8.4845                 20360401
SPARTA                                             0.0000                                  7.1095                 20360401
FAIRFAX                                            0.0000                                  7.4845                 20360401
RISING SUN                                         0.0000                                  7.3595                 20360401
GLENDALE                                           0.0000                                  7.1095                 20360401
Panorama City                                      0.0000                                  7.1095                 20360401
Olney                                              0.0000                                  5.2345                 20350901
Wando                                              0.0000                                  6.1095                 20351201
MIAMI                                              0.0000                                  6.1095                 20350701
NEWPORT COAST AREA                                 0.0000                                  6.1095                 20350701
BERKELEY                                           0.0000                                  5.9845                 20350801
REDDING                                            0.0000                                  5.3595                 20350801
THOUSAND OAKS                                      0.0000                                  6.7245                 20350801
HUNTINGTON BEACH                                   0.0000                                  5.7245                 20350801
FISHERS                                            0.0000                                  6.7345                 20350701
DIAMOND BAR                                        0.0000                                  6.7345                 20350601
LOS ANGELES (NORTH HOLLYW                          0.0000                                  5.9845                 20350601
SPRING VALLEY                                      0.0000                                  5.3345                 20350801
SAN DIEGO                                          0.0000                                  5.6095                 20350701
PASO ROBLES                                        0.0000                                  5.9845                 20350601
GLENDORA                                           0.0000                                  5.4845                 20350701
SAN LEANDRO                                        0.0000                                  5.4845                 20350701
HUNTINGTON BEACH                                   0.0000                                  5.6095                 20350801
RANCHO CUCAMONGA                                   0.0000                                  5.6095                 20350701
DUARTE                                             0.0000                                  5.4845                 20350701
REDMOND                                            0.0000                                  5.9845                 20350701
INGLEWOOD                                          0.0000                                  6.2345                 20350701
STONY BROOK                                        0.0000                                  6.2345                 20350701
GAINESVILLE                                        0.0000                                  6.2345                 20350801
SAN DIEGO                                          0.0000                                  6.2345                 20350801
SANTA ANA                                          0.0000                                  5.6095                 20350701
SAN DIEGO                                          0.0000                                  5.4845                 20350701
SAN FRANCISCO                                      0.0000                                  5.4845                 20350701
ROCKLIN                                            0.0000                                  5.4845                 20350801
KENMORE                                            0.0000                                  5.4845                 20350801
LEESBURG                                           0.0000                                  5.6095                 20350701
RENO                                               0.0000                                  5.9845                 20350701
TORRANCE                                           0.0000                                  5.3595                 20350701
CHULA VISTA                                        0.0000                                  5.9845                 20350601
CARLSBAD                                           0.0000                                  5.4845                 20350701
LAGUNA NIGUEL                                      0.0000                                  6.1095                 20350801
OCEAN CITY                                         0.0000                                  6.1095                 20350701
OXNARD                                             0.0000                                  6.1095                 20350701
WESTMINSTER                                        0.0000                                  5.9845                 20350701
NORWALK                                            0.0000                                  6.1095                 20350601
NUEVO                                              0.0000                                  6.1095                 20350801
IMPERIAL BEACH                                     0.0000                                  5.7345                 20350801
STOCKTON                                           0.0000                                  6.3595                 20350701
LONG BEACH                                         0.0000                                  6.3595                 20350701
SPOTSYLVANIA                                       0.0000                                  6.3595                 20350601
VISTA                                              0.0000                                  6.3595                 20350601
CAPE CORAL                                         0.0000                                  5.7345                 20350801
BRENTWOOD                                          0.0000                                  5.3595                 20350701
CANOGA PARK                                        0.0000                                  5.7345                 20350801
CANOGA PARK AREA)LO                                0.0000                                  5.7345                 20350701
SAN DIEGO                                          0.0000                                  5.7345                 20350701
TREASURE ISLAND                                    0.0000                                  6.8595                 20350701
WESTMINSTER                                        0.0000                                  6.8595                 20350701
ARLINGTON                                          0.0000                                  6.8595                 20350701
SAN DIMAS                                          0.0000                                  6.1095                 20350801
LAGUNA HILLS                                       0.0000                                  5.7345                 20350801
WESTON                                             0.0000                                  5.8595                 20350701
ORANGE                                             0.0000                                  6.4845                 20350801
OCEANSIDE                                          0.0000                                  6.4845                 20350601
LOS ANGELES                                        0.0000                                  6.4845                 20350601
POMPANO BEACH                                      0.0000                                  6.4845                 20350801
HOUSTON                                            0.0000                                  6.4845                 20350601
ANTIOCH                                            0.0000                                  5.8595                 20350701
RIVIERA BEACH                                      0.0000                                  5.9845                 20350801
DOWNEY                                             0.0000                                  5.8595                 20350801
FOUNTAIN VALLEY                                    0.0000                                  5.6095                 20350701
MIAMI                                              0.0000                                  6.6095                 20350801
PEARL RIVER                                        0.0000                                  6.6095                 20350701
MIAMI BEACH                                        0.0000                                  6.6095                 20350801
BROOKLYN                                           0.0000                                  5.9845                 20350701
MISSION VIEJO                                      0.0000                                  5.8595                 20350801
SAN DIEGO                                          0.0000                                  6.1095                 20350801
LONG BEACH                                         0.0000                                  5.8595                 20350701
RANCHO SANTA MARGARITA                             0.0000                                  5.7245                 20350801
Salt Lake City                                     0.0000                                  6.9845                 20360401
Indianapolis                                       0.0000                                  7.4845                 20360101
Bedminster                                         0.0000                                  7.2345                 20360301
Anoka                                              0.0000                                  7.1095                 20360401
ORONO                                              0.0000                                  7.6095                 20360401
Maple Grove                                        0.0000                                  7.1095                 20360401
KYLE                                               0.0000                                  7.3595                 20360401
KYLE                                               0.0000                                  7.3595                 20360401
NEW BRAUNFELS                                      0.0000                                  8.6095                 20360401
CONVERSE                                           0.0000                                  7.2345                 20360401
COCOA                                              0.0000                                  6.8595                 20360401
LANCASTER                                          0.0000                                  7.1095                 20360401
GREENVILLE                                         0.0000                                  7.1095                 20360401
KYLE                                               0.0000                                  7.3595                 20360401
THE WOODLANDS                                      0.0000                                  6.9845                 20360401
Tomball                                            0.0000                                  6.9845                 20360401
Waterbury                                          0.0000                                  7.1095                 20360501
NORFOLK                                            0.0000                                  6.9845                 20360401
Glendale                                           0.0000                                  7.2345                 20360401
Anthem                                             0.0000                                  6.8595                 20360401
HOUSTON                                            0.0000                                  7.4845                 20360201
Choctaw                                            0.0000                                  7.2345                 20360101
Houston                                            0.0000                                  7.4845                 20360201
JOLIET                                             0.0000                                  7.1095                 20360401
PEQUOT LAKES                                       0.0000                                  7.1095                 20360401
ARP                                                0.0000                                  7.3595                 20360301
TYLER                                              0.0000                                  7.2345                 20360401
Asheboro                                           0.0000                                  7.7345                 20360401
TAMPA                                              0.0000                                  6.9845                 20360301
Dallas                                             0.0000                                  9.4845                 20360401
Tampa                                              0.0000                                  7.6095                 20360401
Tampa                                              0.0000                                  7.6095                 20360401
Phoenix                                            0.0000                                  7.1095                 20360301
Miami                                              0.0000                                  7.4845                 20360401
Raeford                                            0.0000                                  7.7345                 20360301
North Bergen                                       0.0000                                  7.1095                 20360301
Phoenix                                            0.0000                                  6.7345                 20360401
Friendswood                                        0.0000                                  7.1095                 20360401
Old Hickory                                        0.0000                                  7.2345                 20360401
Las Vegas                                          0.0000                                  7.2345                 20360401
Orlando                                            0.0000                                  7.9845                 20360201
St Augustine                                       0.0000                                  7.9845                 20360301
Dallas                                             0.0000                                  6.9845                 20360401
Dallas                                             0.0000                                  6.9845                 20360401
Dallas                                             0.0000                                  6.9845                 20360401
Salt Lake City                                     0.0000                                  8.3595                 20360401
Dallas                                             0.0000                                  6.9845                 20360401
Houston                                            0.0000                                  7.3595                 20360401
Lake Alfred                                        0.0000                                  7.7345                 20360401
Brooksville                                        0.0000                                  6.8595                 20360301
Wood River                                         0.0000                                  7.3595                 20360401
Birmingham                                         0.0000                                  7.8595                 20360401
Mc Louth                                           0.0000                                  7.3595                 20360301
Boca Raton                                         0.0000                                  7.1095                 20360301
Tampa                                              0.0000                                  7.1095                 20360301
Freehold                                           0.0000                                  7.2345                 20360401
Attleboro                                          0.0000                                  6.9845                 20360401
San Fernando                                       0.0000                                  7.1095                 20360401
Downey                                             0.0000                                  7.2345                 20360301
Cleveland                                          0.0000                                  7.1095                 20351201
WILMINGTON                                         0.0000                                  8.2345                 20360401
Santa Rosa                                         0.0000                                  5.8595                 20351001
ADELANTO                                           0.0000                                  7.4845                 20360301
tempe                                              0.0000                                  8.1095                 20360401
denver                                             0.0000                                  8.4845                 20360401
West Palm Beach                                    0.0000                                  8.9845                 20360301
King City                                          0.0000                                  7.6095                 20360401
TUSCALOOSA                                         0.0000                                  7.1095                 20360401
SANTA ROSA                                         0.0000                                  6.4845                 20351201
UKIAH                                              0.0000                                  6.6095                 20351201
HIDDEN VALLEY LAKE                                 0.0000                                  6.3595                 20351201
HAYWARD                                            0.0000                                  6.4845                 20351201
SAN JOSE                                           0.0000                                  6.3595                 20360101
SANTA ROSA                                         0.0000                                  5.9845                 20360101
Escondido                                          0.0000                                  6.1095                 20351201
FREDERICK                                          0.0000                                  7.3595                 20360301
CLARKSBURG                                         0.0000                                  7.3595                 20360301
Upland                                             0.0000                                  6.7345                 20360401
Daly City                                          0.0000                                  7.3595                 20360401
Phoenix                                            0.0000                                  7.2345                 20360401
Phoenix                                            0.0000                                  8.4845                 20360401
Phoenix                                            0.0000                                  7.2345                 20360401
Maricopa                                           0.0000                                  7.1095                 20360401
LOCUST GROVE                                       0.0000                                  6.8595                 20360301
CARTERSVILLE                                       0.0000                                  6.9845                 20360401
MCDONOUGH                                          0.0000                                  6.9845                 20360201
Hinesville                                         0.0000                                  7.4845                 20360401
STATHAM                                            0.0000                                  6.9845                 20360201
CHARLOTTE                                          0.0000                                  6.7345                 20360201
FAIRBURN                                           0.0000                                  7.1095                 20360301
CONYERS                                            0.0000                                  6.7345                 20360301
MCDONOUGH                                          0.0000                                  6.7345                 20360301
SENECA                                             0.0000                                  6.7345                 20360301
ROME                                               0.0000                                  7.1095                 20360201
Atlanta                                            0.0000                                  7.1095                 20360301
Newnan                                             0.0000                                  6.9845                 20360401
CARTERSVILLE                                       0.0000                                  7.3595                 20360301
STONE MOUNTAIN                                     0.0000                                  7.1095                 20360301
Lithonia                                           0.0000                                  7.2345                 20360301
Powder Springs                                     0.0000                                  7.1095                 20360301
DALLAS                                             0.0000                                  7.1095                 20360301
CHARLOTTE                                          0.0000                                  7.1095                 20360301
Douglasville                                       0.0000                                  7.1095                 20360301
Dayton                                             0.0000                                  7.1095                 20360301
CARTERSVILLE                                       0.0000                                  6.6095                 20360401
STOCKBRIDGE                                        0.0000                                  7.6095                 20360301
BARONA RANCHERIA                                   0.0000                                  5.9845                 20351101
STEGER                                             0.0000                                  6.7345                 20360401
LAS VEGAS                                          0.0000                                  7.1095                 20360401
PORTLAND                                           0.0000                                  7.2345                 20360301
ENCINO                                             0.0000                                  6.9845                 20360301
COMMERCE                                           0.0000                                  7.6095                 20360401
Louisville                                         0.0000                                  8.3595                 20360201
SPRINGFIELD                                        0.0000                                  7.6095                 20360401
Olive Branch                                       0.0000                                  7.2345                 20360301
Olive Branch                                       0.0000                                  6.9845                 20360401
Gunter                                             0.0000                                  7.2345                 20360401
Grand Prairie                                      0.0000                                  7.3595                 20360301
SAN FRANCISCO                                      0.0000                                  6.7345                 20360201
Tice                                               0.0000                                  5.4845                 20310201
North Myrtle Beach                                 0.0000                                  8.3595                 20360301
Pelham                                             0.0000                                  7.2345                 20360101
Atlanta                                            0.0000                                  7.3595                 20360301
Rincon                                             0.0000                                  7.2345                 20360301
Newnan                                             0.0000                                  6.9845                 20360301
Cartersville                                       0.0000                                  6.8595                 20360401
Canton                                             0.0000                                  7.3595                 20360401
Villa Rica                                         0.0000                                  7.8595                 20360301
Dallas                                             0.0000                                  6.7345                 20360201
Atlantic Beach                                     0.0000                                  5.4845                 20351001
Valdosta                                           0.0000                                  5.3595                 20360101
Vinton                                             0.0000                                  7.4845                 20360401
Trenton                                            0.0000                                  6.7345                 20360401
LEWISVILLE                                         0.0000                                  8.3595                 20360401
Plano                                              0.0000                                  7.1095                 20360401
WICHITA                                            0.0000                                  7.4845                 20360401
HORSESHOE BAY                                      0.0000                                  6.9845                 20360401
COLUMBIA                                           0.0000                                  7.4845                 20360401
South Elgin                                        0.0000                                  6.8595                 20360401
STREAMWOOD                                         0.0000                                  7.6095                 20360301
RANCHO CUCAMONGA                                   0.0000                                  7.3595                 20360301
NORTH RIDGEVILLE                                   0.0000                                  8.2345                 20360401
CORONA                                             0.0000                                  6.7345                 20360401
KISSIMMEE                                          0.0000                                  6.8595                 20360401
ALAMOSA                                            0.0000                                  6.9845                 20360401
CO SPGS                                            0.0000                                  7.2345                 20360401
Muskogee                                           0.0000                                  6.4845                 20351201
SANTA CRUZ                                         0.0000                                  7.1095                 20360301
ALPINE                                             0.0000                                  6.9845                 20360401
OREM                                               0.0000                                  7.2345                 20360401
Murrieta                                           0.0000                                  8.6095                 20360401
Norton                                             0.0000                                  7.4845                 20360401
SHERMAN                                            0.0000                                  6.7345                 20360401
Worcester                                          0.0000                                  8.4845                 20360101
Columbiana                                         0.0000                                  8.2345                 20360301
Hartford                                           0.0000                                  7.1095                 20360301
Cleveland                                          0.0000                                  8.2345                 20360401
Miami                                              0.0000                                  7.3595                 20360401
Rowlett                                            0.0000                                  7.2345                 20360401
Orlando                                            0.0000                                  7.3595                 20360401
Atlanta                                            0.0000                                  8.2345                 20360401
Stafford Township                                  0.0000                                  7.6095                 20360201
Roselle                                            0.0000                                  7.4845                 20360201
COLUMBIA                                           0.0000                                  7.1095                 20360301
Charleston                                         0.0000                                  7.1095                 20360301
Riverdale                                          0.0000                                  7.3595                 20360401
Conyers                                            0.0000                                  7.4845                 20360301
Las Vegas                                          0.0000                                  6.7345                 20360401
Scottsdale                                         0.0000                                  8.4845                 20360401
Hampton                                            0.0000                                  7.2345                 20360401
Oro Valley                                         0.0000                                  6.1095                 20360201
YUMA                                               0.0000                                  7.1095                 20360401
Hampstead                                          0.0000                                  6.9845                 20360401
Marietta                                           0.0000                                  6.9845                 20360401
Dallas                                             0.0000                                  8.3595                 20360301
CHICKAMAUGA                                        0.0000                                  8.2345                 20360301
MACON                                              0.0000                                  5.6095                 20300801
CHICKAMAUGA                                        0.0000                                  6.6095                 20350701
Mount Laurel                                       0.0000                                  7.3595                 20360401
Philadelphia                                       0.0000                                  7.8595                 20360401
Avalon                                             0.0000                                  7.2345                 20360401
Vineland                                           0.0000                                  7.1095                 20360401
Philadelphia                                       0.0000                                  7.8595                 20360401
Cherry Hill                                        0.0000                                  6.7345                 20360401
Hopewell                                           0.0000                                  7.4845                 20360401
Marion                                             0.0000                                  6.9845                 20360401
POTOMAC                                            0.0000                                  6.8595                 20360301
Haverstraw                                         0.0000                                  6.9845                 20360401
LILBURN                                            0.0000                                  6.9845                 20360301
DOUGLASVILLE                                       0.0000                                  7.7345                 20360401
DES MOINES                                         0.0000                                  7.6095                 20360401
BELLEVUE                                           0.0000                                  5.8595                 20351001
Baltimore                                          0.0000                                  7.3595                 20360401
Passaic                                            0.0000                                  7.6095                 20360401
Muskegon                                           0.0000                                  7.4845                 20360401
Charlotte                                          0.0000                                  7.3595                 20360301
SAN ANTONIO                                        0.0000                                  7.2345                 20360401
PIPE CREEK                                         0.0000                                  7.3595                 20360401
SAN ANTONIO                                        0.0000                                  7.4845                 20360301
BROKEN ARROW                                       0.0000                                  7.2345                 20360401
FULLERTON                                          0.0000                                  5.7345                 20351001
ROSEVILLE                                          0.0000                                  6.3595                 20351001
BERKELEY                                           0.0000                                  6.1095                 20351001
HEMET                                              0.0000                                  5.2345                 20351001
GARDENA                                            0.0000                                  5.4845                 20351001
PASO ROBLES                                        0.0000                                  5.3595                 20351001
SAN JOSE                                           0.0000                                  5.6095                 20351001
OAKLAND                                            0.0000                                  5.2345                 20351001
TUSTIN                                             0.0000                                  5.6095                 20351001
SANTA FE SPRINGS                                   0.0000                                  5.2345                 20351001
GIG HARBOR                                         0.0000                                  5.6095                 20350901
GARDENA                                            0.0000                                  5.6095                 20351001
VIRGINIA BEACH                                     0.0000                                  5.9845                 20351001
BEDFORD                                            0.0000                                  5.7345                 20350901
ROSEDALE                                           0.0000                                  5.9845                 20351001
CHINO                                              0.0000                                  5.6095                 20351001
LA HONDA                                           0.0000                                  5.6095                 20351001
ROSEVILLE                                          0.0000                                  5.6095                 20351001
PHOENIXVILLE                                       0.0000                                  5.6095                 20351201
VIRGINIA BEACH                                     0.0000                                  5.6095                 20351201
ELMWOOD PARK                                       0.0000                                  5.8595                 20351001
BEACH MOUNTAIN                                     0.0000                                  5.6095                 20351101
BIRMINGHAM                                         0.0000                                  6.3595                 20351201
MOORESVILLE                                        0.0000                                  5.8595                 20351101
ALLEN                                              0.0000                                  5.8595                 20351201
WEST PALM BEACH                                    0.0000                                  5.8595                 20351101
TOMS RIVER                                         0.0000                                  5.2345                 20351101
CHAPEL HILL                                        0.0000                                  5.4845                 20351101
PACIFIC PALISADES                                  0.0000                                  5.4845                 20351201
RUMSON                                             0.0000                                  5.8595                 20351101
RICHMOND                                           0.0000                                  5.2345                 20351101
JACKSONVILLE                                       0.0000                                  5.8595                 20351101
WINSTON SALEM                                      0.0000                                  5.6095                 20351101
HILTON HEAD                                        0.0000                                  5.3595                 20351001
CORNELIUS                                          0.0000                                  5.3595                 20351101
ARLINGTON                                          0.0000                                  5.4845                 20351201
CHARLTON                                           0.0000                                  5.8595                 20351101
MIAMI BEACH                                        0.0000                                  6.2345                 20351201
HOT SPRINGS                                        0.0000                                  5.6095                 20351201
BIRMINGHAM                                         0.0000                                  5.9845                 20351201
SUMMERVILLE                                        0.0000                                  5.9845                 20351201
SOUTH BARRINGTON                                   0.0000                                  5.6095                 20351101
MT PLEASANT                                        0.0000                                  5.9845                 20351201
CHARLESTON                                         0.0000                                  5.9845                 20351101
GAINESVILLE                                        0.0000                                  5.6095                 20351101
NEWARK                                             0.0000                                  5.8595                 20351101
BRIARCLIFF MANOR                                   0.0000                                  5.7345                 20351101
BOWIE                                              0.0000                                  5.8595                 20351201
PALM BEACH GARDENS                                 0.0000                                  5.7345                 20351201
VIRGINIA BEACH                                     0.0000                                  5.7345                 20351201
OCEAN CITY                                         0.0000                                  6.2345                 20351201
ARLINGTON                                          0.0000                                  5.7345                 20351201
APEX                                               0.0000                                  5.7345                 20351201
RICHMOND                                           0.0000                                  5.7345                 20351201
CARY                                               0.0000                                  5.7345                 20351201
WINSTON SALEM                                      0.0000                                  5.7345                 20351101
MT PLEASANT                                        0.0000                                  5.3595                 20350801
LUTZ                                               0.0000                                  5.6095                 20351101
LEESBURG                                           0.0000                                  5.7345                 20351201
VIRGINIA BEACH                                     0.0000                                  5.7345                 20351201
DAHLONEGA                                          0.0000                                  5.7345                 20351101
LAWRENCE TWP                                       0.0000                                  5.7345                 20351101
SENECA                                             0.0000                                  5.4845                 20351001
AVENTURA                                           0.0000                                  5.9845                 20351101
SAVANNAH                                           0.0000                                  5.8595                 20351101
NEW YORK                                           0.0000                                  5.7345                 20351201
RALEIGH                                            0.0000                                  5.7345                 20351201
MONTCLAIR                                          0.0000                                  6.1095                 20351201
SHORT HILLS                                        0.0000                                  5.6095                 20351201
SAVANNAH                                           0.0000                                  5.6095                 20351101
WARREN                                             0.0000                                  5.7345                 20351101
NEW YORK                                           0.0000                                  5.6095                 20351201
BLUFFTON                                           0.0000                                  5.4845                 20351101
WILDWOOD                                           0.0000                                  5.7345                 20351001
HILTON HEAD ISLAND                                 0.0000                                  5.9845                 20351101
BLOWING ROCK                                       0.0000                                  5.9845                 20351101
NOKESVILLE                                         0.0000                                  6.1095                 20351201
NORFOLK                                            0.0000                                  5.8595                 20351201
NEW YORK                                           0.0000                                  5.9845                 20351201
LIGHTHOUSE POINT                                   0.0000                                  5.9845                 20351201
WILTON                                             0.0000                                  5.9845                 20351101
KIAWAH ISLAND                                      0.0000                                  5.4845                 20351101
GLADSTONE                                          0.0000                                  5.7345                 20351101
HILLSBOROUGH                                       0.0000                                  5.8595                 20351201
ALEXANDRIA                                         0.0000                                  5.9845                 20351201
PHILADELPHIA                                       0.0000                                  6.1095                 20351201
JACKSONVILLE                                       0.0000                                  6.1095                 20351201
HOMEWOOD                                           0.0000                                  5.6095                 20351101
PEEKSKILL                                          0.0000                                  5.9845                 20351201
YORKTOWN                                           0.0000                                  5.3595                 20351101
LIGHTHOUSE POINT                                   0.0000                                  6.6095                 20351201
HENDERSONVILLE                                     0.0000                                  5.3595                 20351101
RICHMOND                                           0.0000                                  5.8595                 20351201
CHARLOTTE                                          0.0000                                  5.3595                 20351201
RICHMOND HILL                                      0.0000                                  6.3595                 20351201
WASHINGTON                                         0.0000                                  5.3595                 20351101
EAST VINCENT TOWNSHIP                              0.0000                                  6.1095                 20351201
CRESCO                                             0.0000                                  5.7345                 20351101
CORAL SPRINGS                                      0.0000                                  5.7345                 20351101
RALEIGH                                            0.0000                                  5.8595                 20351201
STEWARTSTOWN                                       0.0000                                  5.7345                 20351201
COLUMBUS                                           0.0000                                  5.8595                 20351101
FLORENCE                                           0.0000                                  5.6095                 20351101
DAVIDSON                                           0.0000                                  6.3595                 20351101
OZONA                                              0.0000                                  6.3595                 20351001
MILFORD                                            0.0000                                  5.7345                 20351001
MOORESVILLE                                        0.0000                                  5.6095                 20351201
ELLICOTT CITY                                      0.0000                                  5.6095                 20351101
GLEN ALLEN                                         0.0000                                  5.8595                 20351201
APEX                                               0.0000                                  5.7345                 20351201
MC LEAN                                            0.0000                                  5.7345                 20351101
PARSIPPANY                                         0.0000                                  5.8595                 20351101
FT LAUDERDALE                                      0.0000                                  5.8595                 20351101
FREDERICKSBURG                                     0.0000                                  5.7345                 20351201
WINTER GARDEN                                      0.0000                                  6.3595                 20351201
MARIPOSA                                           0.0000                                  5.7345                 20351101
CITY OF LONG BEACH                                 0.0000                                  5.4845                 20350901
PARK CITY                                          0.0000                                  5.8595                 20351101
DRAPER                                             0.0000                                  5.6095                 20351001
LINCOLN                                            0.0000                                  5.6095                 20351201
CARMICHAEL                                         0.0000                                  5.6095                 20351001
DANVILLE                                           0.0000                                  5.6095                 20351001
HOPEWELL                                           0.0000                                  5.2345                 20351101
NAPA                                               0.0000                                  5.7345                 20351101
OAKTON                                             0.0000                                  5.7345                 20350901
BRUSH PRAIRIE                                      0.0000                                  5.6095                 20350901
LADERA RANCH                                       0.0000                                  5.6095                 20351101
WEST LAFAYETTE                                     0.0000                                  5.8595                 20351201
SAN JOSE                                           0.0000                                  5.3595                 20351001
YUBA CITY                                          0.0000                                  5.6095                 20351101
BERKELEY TOWNSHIP                                  0.0000                                  5.6095                 20351101
MONTICELLO                                         0.0000                                  5.6095                 20351101
YUBA CITY                                          0.0000                                  5.6095                 20351001
EVANSTON                                           0.0000                                  5.6095                 20350901
MILWAUKEE                                          0.0000                                  8.4845                 20351001
UNINCORPORATED AREA                                0.0000                                  5.9845                 20360101
SPRING VALLEY                                      0.0000                                  5.8595                 20351201
SAN DIEGO                                          0.0000                                  6.7345                 20351201
ARLINGTON                                          0.0000                                  6.1095                 20351201
ANDOVER                                            0.0000                                  5.3595                 20351001
FRESNO                                             0.0000                                  6.3595                 20360201
WHEATLEY HEIGHTS                                   0.0000                                  6.2345                 20360201
CHICAGO                                            0.0000                                  6.2345                 20351001
KOKOMO                                             0.0000                                  6.2345                 20351201
SAN JOSE                                           0.0000                                  5.4845                 20351001
SALT LAKE CITY                                     0.0000                                  5.8595                 20351001
PARK CITY                                          0.0000                                  5.8595                 20351001
GLENDALE                                           0.0000                                  5.8595                 20360101
WINCHESTER                                         0.0000                                  5.4845                 20351101
CITY OF SAN JOSE                                   0.0000                                  5.1095                 20350901
WEST LINN                                          0.0000                                  5.7345                 20351001
OKLAHOMA CITY                                      0.0000                                  5.4845                 20351001

CITY1                                            STATED_                     ORIGINAL_                             ORIGINAL_
                                                 ORIGINAL_TERM               AMORTIZATION_TERM                    BALANCE
------------------------------------------------------------------------------------------------------------------------------------
POTOMAC                                                             360                                  360             425,000.00
ASHBURN                                                             360                                  360             418,235.00
VIENNA                                                              360                                  360             815,000.00
YORBA LINDA                                                         360                                  360             660,000.00
WASHINGTON                                                          360                                  360             488,000.00
CABIN JOHN                                                          360                                  360             480,000.00
KENSINGTON                                                          360                                  360             464,000.00
ROCKVILLE                                                           360                                  360             498,000.00
COLUMBIA                                                            360                                  360             440,000.00
OAKTON                                                              360                                  360           1,000,000.00
BETHESDA                                                            360                                  360             520,000.00
ASHBURN                                                             360                                  360             700,000.00
WASHINGTON                                                          360                                  360             924,000.00
WASHINGTON                                                          360                                  360             539,920.00
SOUTHINGTON                                                         360                                  360             495,000.00
ALEXANDRIA                                                          360                                  360             427,500.00
FALLS CHURCH                                                        360                                  360           1,000,000.00
ARLINGTON                                                           360                                  360             999,000.00
REHOBOTH BEACH                                                      360                                  360             750,000.00
CENTREVILLE                                                         360                                  360             575,000.00
GLENALLEN                                                           360                                  360             413,000.00
ANNAPOLIS                                                           360                                  360             500,000.00
SILVER SPRING                                                       355                                  355             515,199.73
ARVADA                                                              360                                  360             470,000.00
HERNDON                                                             360                                  360             452,000.00
MANASSAS                                                            360                                  360             770,000.00
SAN DIEGO                                                           360                                  360             470,000.00
CHAPEL HILL                                                         360                                  360             536,000.00
CHEVY CHASE                                                         360                                  360             538,000.00
BOLTON LANDING                                                      360                                  360           1,000,000.00
SILVER SPRING                                                       360                                  360             410,000.00
VIENNA                                                              360                                  360             440,000.00
WASHINGTON                                                          360                                  360             551,200.00
MANASSAS                                                            360                                  360             396,000.00
CHEVY CHASE                                                         360                                  360             816,334.00
NEWTOWN                                                             360                                  360             825,300.00
ALEXANDRIA                                                          360                                  360             490,000.00
CORAL GABLES                                                        360                                  360             537,300.00
FAIRFAX                                                             360                                  360             527,000.00
WARREN                                                              360                                  360             647,500.00
ERWINNA                                                             360                                  360             975,000.00
WASHINGTON                                                          360                                  360             611,000.00
PORT WASHINGTON                                                     360                                  360             655,000.00
MICHELLVILLE                                                        360                                  360             468,750.00
LA PLATA                                                            360                                  360             440,000.00
BETHESDA                                                            360                                  360             646,500.00
GREENWOOD LAKE                                                      360                                  360             500,000.00
BOWIE                                                               360                                  360             506,000.00
ELLICOTT CITY                                                       360                                  360             628,295.00
WASHINGTON                                                          360                                  360             453,500.00
ALEXANDRIA                                                          360                                  360             468,000.00
BETHESDA                                                            360                                  360             719,200.00
CHARLES TOWN                                                        360                                  360             388,000.00
WASHINGTON                                                          360                                  360             522,320.00
CHANTILLY                                                           360                                  360             456,000.00
OAKTON                                                              360                                  360             500,000.00
HILLSBOROUGH                                                        360                                  360             448,000.00
SILVER SPRING                                                       360                                  360             439,000.00
WASHINGTON                                                          360                                  360             539,920.00
BETHESDA                                                            360                                  360             712,000.00
LEESBURG                                                            360                                  360             420,150.00
LAUREL                                                              360                                  360             628,000.00
NW, WASHINGTON                                                      360                                  360             461,930.00
CHEVY CHASE                                                         360                                  360             999,999.00
BURTONVILLE                                                         360                                  360             660,000.00
PHOENIX                                                             360                                  360             500,000.00
BETHESDA                                                            360                                  360             999,999.00
BETHESDA                                                            360                                  360             516,750.00
WASHINGTON                                                          360                                  360             663,200.00
JACKSONVILLE                                                        360                                  360             425,000.00
HAMILTON                                                            360                                  360             715,000.00
MANASSAS PARK                                                       360                                  360             429,000.00
SPRINGFIELD                                                         360                                  360             420,000.00
STERLING                                                            360                                  360             428,000.00
WALNUT CREEK                                                        360                                  360             400,500.00
UNION HALL                                                          360                                  360             433,000.00
WASHINGTON                                                          360                                  360             444,000.00
YORKTOWN                                                            360                                  360             794,150.00
DERWOOD                                                             360                                  360             474,500.00
ROCKVILLE                                                           360                                  360             414,720.00
WARRENTON                                                           360                                  360             460,000.00
RESTON                                                              360                                  360             650,000.00
ARLINGTON                                                           360                                  360             490,838.00
ALEXANDRIA                                                          360                                  360             506,500.00
REHOBOTH BEACH                                                      360                                  360             418,500.00
WASHINGTON                                                          360                                  360             554,000.00
GAINESVILLE                                                         360                                  360             488,000.00
KENSINGTON                                                          360                                  360             564,000.00
KENSINGTON                                                          360                                  360             470,000.00
ALEXANDRIA                                                          360                                  360             490,000.00
ALEXANDRIA                                                          360                                  360             425,000.00
ASHBURN                                                             360                                  360             475,056.00
ARLINGTON                                                           360                                  360             502,000.00
TOWER LAKES                                                         360                                  360             556,000.00
3027 MEETING STREET                                                 360                                  360             455,200.00
REHOBETH BEACH                                                      360                                  360             420,000.00
CHEVY CHASE                                                         360                                  360           1,000,000.00
QUEENSTOWN                                                          360                                  360             500,000.00
GREAT FALLS                                                         360                                  360             720,000.00
POTOMAC                                                             360                                  360             660,000.00
DERWOOD                                                             360                                  360             425,000.00
ALEXANDRIA                                                          360                                  360             429,750.00
BETHESDA                                                            360                                  360             671,480.00
CHOWCHILLA                                                          360                                  360             480,000.00
LLOYD HARBORS                                                       360                                  360             999,999.00
LAUREL                                                              360                                  360             517,152.00
ARLINGTON                                                           360                                  360             700,000.00
WASHINGTON                                                          360                                  360             359,720.00
WASHINGTON                                                          360                                  360             900,000.00
ARLINGTON                                                           360                                  360             490,000.00
BETHESDA                                                            360                                  360             700,000.00
FLEMINGTON                                                          360                                  360             527,000.00
Centreville                                                         360                                  360             304,000.00
Upper Marlboro                                                      360                                  360             479,360.00
Winchester                                                          360                                  360             202,000.00
Purcellville                                                        360                                  360             526,291.00
Clinton                                                             360                                  360             476,296.00
Manassas                                                            360                                  360             420,000.00
Clinton                                                             360                                  360             520,260.00
Herndon                                                             360                                  360             455,000.00
Newport News                                                        360                                  360             115,200.00
Hollywood                                                           360                                  360             231,200.00
Hamilton                                                            360                                  360             451,750.00
Rockford                                                            360                                  360              55,200.00
Elk Grove                                                           360                                  360             398,550.00
FAWN GROVE                                                          360                                  360             388,000.00
WASHINGTON                                                          360                                  360             104,000.00
BALTIMORE                                                           360                                  360              98,800.00
NEWARK                                                              360                                  360             220,000.00
MENARD                                                              360                                  360              64,000.00
Newark                                                              360                                  360             248,000.00
Milford                                                             360                                  360             256,000.00
Brooklyn                                                            360                                  360             399,200.00
Brooklyn                                                            360                                  360             360,000.00
Rochester                                                           360                                  360              40,800.00
Largo                                                               360                                  360             165,350.00
SANFORD                                                             360                                  360             135,100.00
PATERSON                                                            360                                  360             356,800.00
ORLANDO                                                             360                                  360             185,500.00
HAMPTON BOROUGH                                                     360                                  360             231,000.00
VICTORY GARDENS BOROUGH                                             360                                  360             211,200.00
MYRTLE BEACH                                                        360                                  360             796,000.00
MUSKEGON                                                            360                                  360              53,550.00
Cleveland                                                           360                                  360              66,500.00
MIAMI                                                               360                                  360             416,000.00
Newark                                                              360                                  360             328,000.00
Perth Amboy                                                         360                                  360             392,000.00
WESTMINSTER                                                         360                                  480             192,000.00
Naples                                                              360                                  360             496,000.00
Englewood                                                           360                                  360             975,000.00
New Orleans                                                         360                                  360             308,000.00
Clermont                                                            360                                  360              69,000.00
ATLANTA                                                             360                                  360              58,762.00
DEMOREST                                                            360                                  360             110,400.00
GAINESVILLE                                                         360                                  360              92,600.00
POWDER SPRINGS                                                      360                                  360             129,000.00
DALLAS                                                              360                                  360             138,400.00
BROOKLYN                                                            360                                  360             728,000.00
Elkins Park                                                         360                                  360             188,800.00
Richboro                                                            360                                  360             492,000.00
AUBURN                                                              360                                  360             260,000.00
AUSTIN                                                              360                                  360              78,000.00
Arlington                                                           360                                  360              86,400.00
Phenix City                                                         360                                  360              64,750.00
Salisbury                                                           360                                  360             146,250.00
Brownsville                                                         360                                  360             392,400.00
Roswell                                                             360                                  360             192,000.00
Denver                                                              360                                  360             136,616.00
Little Rock                                                         360                                  360              68,250.00
Miami                                                               360                                  360             319,992.00
Cleveland                                                           360                                  360             172,000.00
HOUSTON                                                             360                                  360              92,250.00
MCKINNY                                                             360                                  360              74,750.00
Saint Paul                                                          360                                  360             626,500.00
Houston                                                             360                                  360              94,000.00
Canyon Lake                                                         360                                  360             110,320.00
Dallas                                                              360                                  360              64,000.00
SPRING                                                              360                                  360             101,744.00
Fort Worth                                                          360                                  360              59,500.00
JACKSONVILLE                                                        360                                  360             104,243.00
Blue Island                                                         360                                  360             176,000.00
San Antonio                                                         360                                  360             596,000.00
Providence                                                          360                                  360             252,000.00
Oklahoma City                                                       360                                  360             126,400.00
Von Ormy                                                            360                                  360             159,960.00
Rio Rancho                                                          360                                  360             188,500.00
HEMET                                                               360                                  360              60,000.00
Arroyo Grande                                                       360                                  360           1,312,500.00
San Pablo                                                           360                                  360             410,000.00
Sanford                                                             360                                  360             111,000.00
Portland                                                            360                                  360             124,000.00
Redding                                                             360                                  360             231,000.00
Sebring                                                             360                                  360             116,000.00
Saint Helens                                                        360                                  360             140,720.00
Vallejo                                                             360                                  480             336,000.00
Portland                                                            360                                  480             210,000.00
LEXINGTON                                                           360                                  360             112,000.00
Ramona                                                              360                                  360             552,000.00
NEWTON                                                              360                                  360           2,000,000.00
Brookings                                                           360                                  360             160,000.00
CINCINNATI                                                          360                                  360              96,000.00
COLUMBUS                                                            360                                  360             120,000.00
TERRE HAUTE                                                         360                                  360              62,300.00
NELSONVILLE                                                         360                                  360             108,000.00
JUPITER                                                             360                                  360             600,000.00
Denver                                                              360                                  360             133,600.00
Milwaukee                                                           360                                  360             104,000.00
Harmony                                                             360                                  360              70,000.00
Silver Spring                                                       360                                  360           1,627,500.00
Sterling                                                            360                                  360             422,750.00
MOORETOWN                                                           360                                  360             600,000.00
Humble                                                              360                                  360              60,200.00
Chattanooga                                                         360                                  360              44,520.00
Wichita                                                             360                                  360              74,400.00
Rio Rico                                                            360                                  360             149,570.00
Cedar Rapids                                                        360                                  360              94,400.00
Cottonwood                                                          360                                  360             179,000.00
Emporia                                                             360                                  360              75,400.00
FREDERICKSBURG                                                      360                                  360             136,000.00
San Antonio                                                         360                                  360             112,548.00
SPRING                                                              360                                  360              74,512.00
TEMPLE                                                              360                                  360              69,300.00
MIAMI                                                               360                                  360             248,250.00
Baytown                                                             360                                  360              66,850.00
Somerset                                                            360                                  360             151,200.00
Butler                                                              360                                  360              74,400.00
Newark                                                              360                                  360             213,200.00
Philadelphia                                                        360                                  360             117,000.00
Utica                                                               360                                  360              78,978.00
CANANDAIGUA                                                         360                                  360              95,130.00
NORTH PROVIDENCE                                                    360                                  360             276,000.00
Plainville                                                          360                                  360             288,000.00
HOLBROOK                                                            360                                  360             268,000.00
CANANDAIGUA                                                         360                                  360             118,900.00
FARMINGVILLE                                                        360                                  360             356,000.00
Waterbury                                                           360                                  360             132,000.00
Rochester                                                           360                                  360              43,500.00
Rochester                                                           360                                  360              37,500.00
Rochester                                                           360                                  360              43,500.00
Rochester                                                           360                                  360              45,750.00
Stonewall                                                           360                                  360              76,000.00
DURHAM                                                              360                                  360              94,400.00
HYATTSVILLE                                                         360                                  360             206,500.00
STERLING                                                            360                                  360             345,150.00
Mission                                                             360                                  360              67,760.00
Lytle                                                               360                                  360             144,000.00
CHATSWORTH                                                          360                                  360             975,000.00
Downey                                                              360                                  360             980,000.00
CHANTILLY                                                           360                                  360             853,600.00
Ellicott City                                                       360                                  360             703,900.00
Shrewsbury                                                          360                                  360             187,750.00
ELKRIDGE                                                            360                                  360             276,250.00
Sylmar                                                              360                                  360             304,800.00
Las Cruces                                                          360                                  360             147,200.00
Lubbock                                                             360                                  360              62,450.00
Champaign                                                           360                                  360              96,150.00
Newark                                                              360                                  360             332,000.00
Austin                                                              360                                  360             119,900.00
Trenton                                                             360                                  360             109,600.00
Florissant                                                          360                                  360             104,000.00
Kingwood                                                            360                                  360             102,650.00
Rochester                                                           360                                  360              68,000.00
Swansea                                                             360                                  360             309,600.00
Lowell                                                              360                                  360             255,450.00
City By The Sea                                                     360                                  360             109,200.00
Charlotte                                                           360                                  360             144,000.00
YUMA                                                                360                                  360              96,000.00
BALTIMORE                                                           360                                  360              54,400.00
OWINGS                                                              360                                  360             425,000.00
Las Vegas                                                           360                                  360             248,000.00
Huntington                                                          360                                  360             494,160.00
Huntington                                                          360                                  480             337,840.00
Paterson                                                            360                                  360             352,000.00
West Orange                                                         360                                  360             248,000.00
West New York                                                       360                                  480             400,000.00
Paterson                                                            360                                  360             341,000.00
Clifton                                                             360                                  480             224,000.00
Leonia                                                              360                                  360             405,000.00
AUSTIN                                                              360                                  360             320,000.00
ROCKFORD                                                            360                                  360             132,000.00
GAITHERSBURG                                                        360                                  360             575,000.00
SAN DIEGO                                                           360                                  360             427,000.00
GLENDALE                                                            360                                  360             704,000.00
SAN DIEGO                                                           360                                  360             572,000.00
BURBANK                                                             360                                  360             440,000.00
RANCHO SANTA MARGARITA                                              360                                  360             570,000.00
CORONA                                                              360                                  360             479,920.00
ALEXANDRIA                                                          360                                  360             455,200.00
PORT WASHIGTON                                                      360                                  360             555,000.00
LANGHORNE                                                           360                                  360             435,300.00
LOS ANGELES                                                         360                                  360             450,000.00
GLENDALE                                                            360                                  360             520,000.00
ARNOLD                                                              360                                  360             423,920.00
SUGAR  LAND                                                         360                                  360             174,400.00
SAN JOSE                                                            360                                  360             505,070.00
BONITA                                                              360                                  360             455,000.00
ASHBURN                                                             360                                  360             645,000.00
Pompton Lakes                                                       360                                  360             185,000.00
CHULA VISTA                                                         360                                  360             394,400.00
HANFORD                                                             360                                  360              87,000.00
Saint Louis                                                         360                                  360             137,600.00
NILES                                                               360                                  360             115,050.00
Hopkins                                                             360                                  360              39,650.00
GOLD CANYON                                                         360                                  360             325,000.00
SCOTTSDALE                                                          360                                  360             221,000.00
MIAMI                                                               360                                  360             640,000.00
Durham                                                              360                                  360              55,920.00
Jacksonville                                                        360                                  360              53,900.00
Orlando                                                             360                                  360             172,800.00
Jacksonville                                                        360                                  360              56,000.00
SPARTA                                                              360                                  360              96,000.00
FAIRFAX                                                             360                                  360             224,700.00
RISING SUN                                                          360                                  360             240,000.00
GLENDALE                                                            360                                  360             665,000.00
Panorama City                                                       360                                  360             423,200.00
Olney                                                               360                                  360             474,000.00
Wando                                                               360                                  360             634,000.00
MIAMI                                                               360                                  360             432,000.00
NEWPORT COAST AREA                                                  360                                  360             565,000.00
BERKELEY                                                            360                                  360             404,000.00
REDDING                                                             360                                  360             840,000.00
THOUSAND OAKS                                                       360                                  360             520,000.00
HUNTINGTON BEACH                                                    360                                  360             611,250.00
FISHERS                                                             360                                  360             360,000.00
DIAMOND BAR                                                         360                                  360             376,000.00
LOS ANGELES (NORTH HOLLYW                                           360                                  360             478,400.00
SPRING VALLEY                                                       360                                  360             440,000.00
SAN DIEGO                                                           360                                  360           1,000,000.00
PASO ROBLES                                                         360                                  360             366,000.00
GLENDORA                                                            360                                  360           1,093,000.00
SAN LEANDRO                                                         360                                  360             392,000.00
HUNTINGTON BEACH                                                    360                                  360             413,600.00
RANCHO CUCAMONGA                                                    360                                  360             477,000.00
DUARTE                                                              360                                  360             375,000.00
REDMOND                                                             360                                  360             454,900.00
INGLEWOOD                                                           360                                  360             364,000.00
STONY BROOK                                                         360                                  360             426,000.00
GAINESVILLE                                                         360                                  360             450,000.00
SAN DIEGO                                                           360                                  360             390,000.00
SANTA ANA                                                           360                                  360             433,900.00
SAN DIEGO                                                           360                                  360             440,000.00
SAN FRANCISCO                                                       360                                  360             500,000.00
ROCKLIN                                                             360                                  360             499,999.00
KENMORE                                                             360                                  360             411,200.00
LEESBURG                                                            360                                  360             504,000.00
RENO                                                                360                                  360             369,000.00
TORRANCE                                                            360                                  360             400,000.00
CHULA VISTA                                                         360                                  360             400,000.00
CARLSBAD                                                            360                                  360             485,000.00
LAGUNA NIGUEL                                                       360                                  360             975,000.00
OCEAN CITY                                                          360                                  360             484,000.00
OXNARD                                                              360                                  360             397,500.00
WESTMINSTER                                                         360                                  360             499,500.00
NORWALK                                                             360                                  360             384,000.00
NUEVO                                                               360                                  360             380,000.00
IMPERIAL BEACH                                                      360                                  360             700,000.00
STOCKTON                                                            360                                  360             424,000.00
LONG BEACH                                                          360                                  360             400,000.00
SPOTSYLVANIA                                                        360                                  360             628,600.00
VISTA                                                               360                                  360             460,000.00
CAPE CORAL                                                          360                                  360             435,500.00
BRENTWOOD                                                           360                                  360             380,419.00
CANOGA PARK                                                         360                                  360             572,000.00
CANOGA PARK AREA)LO                                                 360                                  360             385,000.00
SAN DIEGO                                                           360                                  360             371,000.00
TREASURE ISLAND                                                     360                                  360             360,000.00
WESTMINSTER                                                         360                                  360             476,000.00
ARLINGTON                                                           360                                  360             424,000.00
SAN DIMAS                                                           360                                  360             380,000.00
LAGUNA HILLS                                                        360                                  360             400,000.00
WESTON                                                              360                                  360             380,000.00
ORANGE                                                              360                                  360             444,000.00
OCEANSIDE                                                           360                                  360             475,000.00
LOS ANGELES                                                         360                                  360             532,000.00
POMPANO BEACH                                                       360                                  360             551,600.00
HOUSTON                                                             360                                  360             430,500.00
ANTIOCH                                                             360                                  360             407,000.00
RIVIERA BEACH                                                       360                                  360             434,000.00
DOWNEY                                                              360                                  360             612,800.00
FOUNTAIN VALLEY                                                     360                                  360             560,000.00
MIAMI                                                               360                                  360             872,000.00
PEARL RIVER                                                         360                                  360             456,000.00
MIAMI BEACH                                                         360                                  360             492,000.00
BROOKLYN                                                            360                                  360             997,500.00
MISSION VIEJO                                                       360                                  360             425,000.00
SAN DIEGO                                                           360                                  360             420,000.00
LONG BEACH                                                          360                                  360             645,000.00
RANCHO SANTA MARGARITA                                              360                                  360             435,000.00
Salt Lake City                                                      360                                  360              99,000.00
Indianapolis                                                        360                                  360              52,000.00
Bedminster                                                          360                                  360             200,000.00
Anoka                                                               360                                  360              90,600.00
ORONO                                                               360                                  360           1,125,000.00
Maple Grove                                                         360                                  360              95,800.00
KYLE                                                                360                                  360             102,200.00
KYLE                                                                360                                  360              96,950.00
NEW BRAUNFELS                                                       360                                  360             130,500.00
CONVERSE                                                            360                                  360              92,774.00
COCOA                                                               360                                  360             182,000.00
LANCASTER                                                           360                                  360             364,100.00
GREENVILLE                                                          360                                  360              92,640.00
KYLE                                                                360                                  360              98,000.00
THE WOODLANDS                                                       360                                  360              89,628.00
Tomball                                                             360                                  360             108,016.00
Waterbury                                                           360                                  360              90,000.00
NORFOLK                                                             360                                  360             136,000.00
Glendale                                                            360                                  360             174,400.00
Anthem                                                              360                                  360             514,400.00
HOUSTON                                                             360                                  360             109,416.00
Choctaw                                                             360                                  360             126,400.00
Houston                                                             360                                  360              89,152.00
JOLIET                                                              360                                  360             126,400.00
PEQUOT LAKES                                                        360                                  360             164,000.00
ARP                                                                 360                                  360              92,000.00
TYLER                                                               360                                  360              48,000.00
Asheboro                                                            360                                  360              80,000.00
TAMPA                                                               360                                  360             336,000.00
Dallas                                                              360                                  360              54,400.00
Tampa                                                               360                                  360             152,000.00
Tampa                                                               360                                  360             152,000.00
Phoenix                                                             360                                  360             148,000.00
Miami                                                               360                                  360           1,000,000.00
Raeford                                                             360                                  360             102,400.00
North Bergen                                                        360                                  360             160,000.00
Phoenix                                                             360                                  360             123,200.00
Friendswood                                                         360                                  360             438,750.00
Old Hickory                                                         360                                  360             611,250.00
Las Vegas                                                           360                                  480             268,000.00
Orlando                                                             360                                  480             184,000.00
St Augustine                                                        360                                  360              73,600.00
Dallas                                                              360                                  360              55,999.00
Dallas                                                              360                                  360              42,400.00
Dallas                                                              360                                  360              48,799.00
Salt Lake City                                                      360                                  360              85,200.00
Dallas                                                              360                                  360              53,599.00
Houston                                                             360                                  360              85,800.00
Lake Alfred                                                         360                                  360              70,400.00
Brooksville                                                         360                                  360             460,000.00
Wood River                                                          360                                  360              54,320.00
Birmingham                                                          360                                  360              40,130.00
Mc Louth                                                            360                                  360              56,000.00
Boca Raton                                                          360                                  360             813,750.00
Tampa                                                               360                                  360             173,150.00
Freehold                                                            360                                  360             218,000.00
Attleboro                                                           360                                  480             417,000.00
San Fernando                                                        360                                  480             479,600.00
Downey                                                              360                                  360             438,750.00
Cleveland                                                           360                                  360              76,000.00
WILMINGTON                                                          360                                  360              95,200.00
Santa Rosa                                                          360                                  360             615,200.00
ADELANTO                                                            360                                  360             205,400.00
tempe                                                               360                                  480             156,000.00
denver                                                              360                                  360             119,500.00
West Palm Beach                                                     360                                  360             236,000.00
King City                                                           360                                  480             212,000.00
TUSCALOOSA                                                          360                                  360             435,000.00
SANTA ROSA                                                          360                                  360             460,000.00
UKIAH                                                               360                                  360             315,000.00
HIDDEN VALLEY LAKE                                                  360                                  360             450,000.00
HAYWARD                                                             360                                  360             400,000.00
SAN JOSE                                                            360                                  360             640,000.00
SANTA ROSA                                                          360                                  360             700,000.00
Escondido                                                           360                                  360             480,000.00
FREDERICK                                                           360                                  360             507,920.00
CLARKSBURG                                                          360                                  360             444,668.00
Upland                                                              360                                  360             524,000.00
Daly City                                                           360                                  360             600,000.00
Phoenix                                                             360                                  360             148,400.00
Phoenix                                                             360                                  360             131,200.00
Phoenix                                                             360                                  360             148,400.00
Maricopa                                                            360                                  360             231,970.00
LOCUST GROVE                                                        360                                  360              88,000.00
CARTERSVILLE                                                        360                                  360              55,250.00
MCDONOUGH                                                           360                                  360             111,199.00
Hinesville                                                          360                                  360              90,999.00
STATHAM                                                             360                                  360              61,748.00
CHARLOTTE                                                           360                                  360             151,257.00
FAIRBURN                                                            360                                  360             120,130.00
CONYERS                                                             360                                  360             107,599.00
MCDONOUGH                                                           360                                  360             119,999.00
SENECA                                                              360                                  360              95,600.00
ROME                                                                360                                  360              94,400.00
Atlanta                                                             360                                  360             147,283.00
Newnan                                                              360                                  360             112,800.00
CARTERSVILLE                                                        360                                  360              65,921.00
STONE MOUNTAIN                                                      360                                  360              97,600.00
Lithonia                                                            360                                  360              90,000.00
Powder Springs                                                      360                                  360             111,200.00
DALLAS                                                              360                                  360             111,900.00
CHARLOTTE                                                           360                                  360             135,992.00
Douglasville                                                        360                                  360             145,792.00
Dayton                                                              360                                  360             112,000.00
CARTERSVILLE                                                        360                                  360              96,600.00
STOCKBRIDGE                                                         360                                  360             124,392.00
BARONA RANCHERIA                                                    360                                  360             400,000.00
STEGER                                                              360                                  360             150,000.00
LAS VEGAS                                                           360                                  360             182,400.00
PORTLAND                                                            360                                  360             304,000.00
ENCINO                                                              360                                  360             839,300.00
COMMERCE                                                            360                                  360              95,920.00
Louisville                                                          360                                  360              52,200.00
SPRINGFIELD                                                         360                                  360              54,400.00
Olive Branch                                                        360                                  360             105,520.00
Olive Branch                                                        360                                  360             105,520.00
Gunter                                                              360                                  360              65,880.00
Grand Prairie                                                       360                                  360             137,698.00
SAN FRANCISCO                                                       360                                  360             975,000.00
Tice                                                                300                                  300             500,000.00
North Myrtle Beach                                                  360                                  360             100,800.00
Pelham                                                              360                                  360             131,200.00
Atlanta                                                             360                                  360             133,875.00
Rincon                                                              360                                  360             103,200.00
Newnan                                                              360                                  480             112,000.00
Cartersville                                                        360                                  360              99,200.00
Canton                                                              360                                  360             114,400.00
Villa Rica                                                          360                                  360              93,600.00
Dallas                                                              360                                  480             246,050.00
Atlantic Beach                                                      360                                  360             516,000.00
Valdosta                                                            360                                  360             550,000.00
Vinton                                                              360                                  360             148,000.00
Trenton                                                             360                                  360             101,150.00
LEWISVILLE                                                          360                                  360              64,000.00
Plano                                                               360                                  360             148,000.00
WICHITA                                                             360                                  360              79,800.00
HORSESHOE BAY                                                       360                                  360             600,000.00
COLUMBIA                                                            360                                  360              70,100.00
South Elgin                                                         360                                  360             220,800.00
STREAMWOOD                                                          360                                  360             466,068.00
RANCHO CUCAMONGA                                                    360                                  360             626,712.00
NORTH RIDGEVILLE                                                    360                                  360             140,788.00
CORONA                                                              360                                  360             492,392.00
KISSIMMEE                                                           360                                  360             250,000.00
ALAMOSA                                                             360                                  360             137,600.00
CO SPGS                                                             360                                  360             154,400.00
Muskogee                                                            360                                  360             150,128.00
SANTA CRUZ                                                          360                                  360             644,000.00
ALPINE                                                              360                                  360             600,000.00
OREM                                                                360                                  360             940,000.00
Murrieta                                                            360                                  360             512,000.00
Norton                                                              360                                  480             220,000.00
SHERMAN                                                             360                                  360             560,000.00
Worcester                                                           360                                  360             345,600.00
Columbiana                                                          360                                  360             164,000.00
Hartford                                                            360                                  360              56,000.00
Cleveland                                                           360                                  360              73,600.00
Miami                                                               360                                  360              50,190.00
Rowlett                                                             360                                  360             108,000.00
Orlando                                                             360                                  360             117,000.00
Atlanta                                                             360                                  360              72,000.00
Stafford Township                                                   360                                  360             185,400.00
Roselle                                                             360                                  360             320,000.00
COLUMBIA                                                            360                                  360              89,440.00
Charleston                                                          360                                  360             140,480.00
Riverdale                                                           360                                  360             103,800.00
Conyers                                                             360                                  360              80,000.00
Las Vegas                                                           360                                  360             188,720.00
Scottsdale                                                          360                                  360             473,200.00
Hampton                                                             360                                  480              84,000.00
Oro Valley                                                          360                                  360             482,930.00
YUMA                                                                360                                  360             159,200.00
Hampstead                                                           360                                  360             481,659.00
Marietta                                                            360                                  360             109,520.00
Dallas                                                              360                                  360             316,800.00
CHICKAMAUGA                                                         360                                  360              67,500.00
MACON                                                               300                                  300             441,000.00
CHICKAMAUGA                                                         360                                  360             129,450.00
Mount Laurel                                                        360                                  360             128,000.00
Philadelphia                                                        360                                  360              50,400.00
Avalon                                                              360                                  360           1,575,000.00
Vineland                                                            360                                  360             165,600.00
Philadelphia                                                        360                                  360              58,800.00
Cherry Hill                                                         360                                  360             296,000.00
Hopewell                                                            360                                  360             300,000.00
Marion                                                              360                                  360             130,000.00
POTOMAC                                                             360                                  360           1,363,000.00
Haverstraw                                                          360                                  360             253,380.00
LILBURN                                                             360                                  360             115,920.00
DOUGLASVILLE                                                        360                                  360              52,500.00
DES MOINES                                                          360                                  360              58,125.00
BELLEVUE                                                            360                                  360             421,050.00
Baltimore                                                           360                                  360             259,000.00
Passaic                                                             360                                  360             342,400.00
Muskegon                                                            360                                  360              52,800.00
Charlotte                                                           360                                  360              92,800.00
SAN ANTONIO                                                         360                                  360              90,800.00
PIPE CREEK                                                          360                                  360              53,600.00
SAN ANTONIO                                                         360                                  360             129,500.00
BROKEN ARROW                                                        360                                  360              95,268.00
FULLERTON                                                           360                                  360             362,500.00
ROSEVILLE                                                           360                                  360             375,000.00
BERKELEY                                                            360                                  360             375,000.00
HEMET                                                               360                                  360             375,000.00
GARDENA                                                             360                                  360             364,000.00
PASO ROBLES                                                         360                                  360             370,000.00
SAN JOSE                                                            360                                  360             375,000.00
OAKLAND                                                             360                                  360             360,000.00
TUSTIN                                                              360                                  360             363,650.00
SANTA FE SPRINGS                                                    360                                  360             370,000.00
GIG HARBOR                                                          360                                  360             359,650.00
GARDENA                                                             360                                  360             445,600.00
VIRGINIA BEACH                                                      360                                  360             375,000.00
BEDFORD                                                             360                                  360              34,000.00
ROSEDALE                                                            360                                  360             375,000.00
CHINO                                                               360                                  360             372,000.00
LA HONDA                                                            360                                  360             375,000.00
ROSEVILLE                                                           360                                  360             374,455.00
PHOENIXVILLE                                                        360                                  360             424,800.00
VIRGINIA BEACH                                                      360                                  360             518,000.00
ELMWOOD PARK                                                        360                                  360             548,175.00
BEACH MOUNTAIN                                                      360                                  360             560,000.00
BIRMINGHAM                                                          360                                  360             499,600.00
MOORESVILLE                                                         360                                  360             567,500.00
ALLEN                                                               360                                  360             460,640.00
WEST PALM BEACH                                                     360                                  360             468,000.00
TOMS RIVER                                                          360                                  360             550,000.00
CHAPEL HILL                                                         360                                  360             600,000.00
PACIFIC PALISADES                                                   360                                  360           1,185,000.00
RUMSON                                                              360                                  360             625,000.00
RICHMOND                                                            360                                  360             476,000.00
JACKSONVILLE                                                        360                                  360             451,551.00
WINSTON SALEM                                                       360                                  360             577,600.00
HILTON HEAD                                                         360                                  360             460,000.00
CORNELIUS                                                           360                                  360             720,000.00
ARLINGTON                                                           360                                  360             461,000.00
CHARLTON                                                            360                                  360             728,000.00
MIAMI BEACH                                                         360                                  360             643,500.00
HOT SPRINGS                                                         360                                  360             700,000.00
BIRMINGHAM                                                          360                                  360             626,400.00
SUMMERVILLE                                                         360                                  360             515,744.00
SOUTH BARRINGTON                                                    360                                  360             464,000.00
MT PLEASANT                                                         360                                  360             538,000.00
CHARLESTON                                                          360                                  360             450,000.00
GAINESVILLE                                                         360                                  360             423,920.00
NEWARK                                                              360                                  360             590,000.00
BRIARCLIFF MANOR                                                    360                                  360             980,000.00
BOWIE                                                               360                                  360             525,000.00
PALM BEACH GARDENS                                                  360                                  360             700,000.00
VIRGINIA BEACH                                                      360                                  360             900,000.00
OCEAN CITY                                                          360                                  360             600,000.00
ARLINGTON                                                           360                                  360             450,000.00
APEX                                                                360                                  360             498,700.00
RICHMOND                                                            360                                  360             713,650.00
CARY                                                                360                                  360             428,700.00
WINSTON SALEM                                                       360                                  360             920,000.00
MT PLEASANT                                                         360                                  360             450,000.00
LUTZ                                                                360                                  360             421,600.00
LEESBURG                                                            360                                  360             475,000.00
VIRGINIA BEACH                                                      360                                  360             730,000.00
DAHLONEGA                                                           360                                  360             479,200.00
LAWRENCE TWP                                                        360                                  360             474,400.00
SENECA                                                              360                                  360             576,000.00
AVENTURA                                                            360                                  360           1,072,500.00
SAVANNAH                                                            360                                  360             750,000.00
NEW YORK                                                            360                                  360             789,000.00
RALEIGH                                                             360                                  360             500,000.00
MONTCLAIR                                                           360                                  360             479,920.00
SHORT HILLS                                                         360                                  360             677,000.00
SAVANNAH                                                            360                                  360             424,000.00
WARREN                                                              360                                  360           1,000,000.00
NEW YORK                                                            360                                  360             650,000.00
BLUFFTON                                                            360                                  360             636,000.00
WILDWOOD                                                            360                                  360             496,000.00
HILTON HEAD ISLAND                                                  360                                  360             450,000.00
BLOWING ROCK                                                        360                                  360             747,500.00
NOKESVILLE                                                          360                                  360             451,000.00
NORFOLK                                                             360                                  360             481,500.00
NEW YORK                                                            360                                  360             420,000.00
LIGHTHOUSE POINT                                                    360                                  360           1,000,000.00
WILTON                                                              360                                  360             600,000.00
KIAWAH ISLAND                                                       360                                  360           1,000,000.00
GLADSTONE                                                           360                                  360           1,000,000.00
HILLSBOROUGH                                                        360                                  360             455,000.00
ALEXANDRIA                                                          360                                  360             624,000.00
PHILADELPHIA                                                        360                                  360             424,040.00
JACKSONVILLE                                                        360                                  360             615,200.00
HOMEWOOD                                                            360                                  360             440,000.00
PEEKSKILL                                                           360                                  360             532,000.00
YORKTOWN                                                            360                                  360           1,500,000.00
LIGHTHOUSE POINT                                                    360                                  360             445,000.00
HENDERSONVILLE                                                      360                                  360             618,400.00
RICHMOND                                                            360                                  360             800,000.00
CHARLOTTE                                                           360                                  360             504,000.00
RICHMOND HILL                                                       360                                  360             480,000.00
WASHINGTON                                                          360                                  360             610,000.00
EAST VINCENT TOWNSHIP                                               360                                  360             492,000.00
CRESCO                                                              360                                  360             512,000.00
CORAL SPRINGS                                                       360                                  360             452,000.00
RALEIGH                                                             360                                  360             571,500.00
STEWARTSTOWN                                                        360                                  360             858,400.00
COLUMBUS                                                            360                                  360             568,000.00
FLORENCE                                                            360                                  360             460,000.00
DAVIDSON                                                            360                                  360           1,387,500.00
OZONA                                                               360                                  360             572,000.00
MILFORD                                                             360                                  360             528,000.00
MOORESVILLE                                                         360                                  360           1,000,000.00
ELLICOTT CITY                                                       360                                  360             477,340.00
GLEN ALLEN                                                          360                                  360             422,400.00
APEX                                                                360                                  360             439,245.00
MC LEAN                                                             360                                  360           1,000,000.00
PARSIPPANY                                                          360                                  360             439,200.00
FT LAUDERDALE                                                       360                                  360             655,000.00
FREDERICKSBURG                                                      360                                  360             592,000.00
WINTER GARDEN                                                       360                                  360             650,000.00
MARIPOSA                                                            360                                  360             442,500.00
CITY OF LONG BEACH                                                  360                                  360             442,000.00
PARK CITY                                                           360                                  360             484,500.00
DRAPER                                                              360                                  360             492,000.00
LINCOLN                                                             360                                  360             401,734.00
CARMICHAEL                                                          360                                  360             419,000.00
DANVILLE                                                            360                                  360             650,000.00
HOPEWELL                                                            360                                  360             442,000.00
NAPA                                                                360                                  360             500,000.00
OAKTON                                                              360                                  360             468,000.00
BRUSH PRAIRIE                                                       360                                  360             396,000.00
LADERA RANCH                                                        360                                  360             630,000.00
WEST LAFAYETTE                                                      360                                  360             462,000.00
SAN JOSE                                                            360                                  360             650,000.00
YUBA CITY                                                           360                                  360             474,500.00
BERKELEY TOWNSHIP                                                   360                                  360             479,250.00
MONTICELLO                                                          360                                  360             520,000.00
YUBA CITY                                                           360                                  360             425,734.00
EVANSTON                                                            360                                  360             552,000.00
MILWAUKEE                                                           360                                  360              56,250.00
UNINCORPORATED AREA                                                 360                                  360             435,000.00
SPRING VALLEY                                                       360                                  360             510,000.00
SAN DIEGO                                                           360                                  360             636,750.00
ARLINGTON                                                           360                                  360             458,000.00
ANDOVER                                                             360                                  360             412,500.00
FRESNO                                                              360                                  360             528,750.00
WHEATLEY HEIGHTS                                                    360                                  360             508,000.00
CHICAGO                                                             360                                  360             560,000.00
KOKOMO                                                              360                                  360             473,600.00
SAN JOSE                                                            360                                  360             471,500.00
SALT LAKE CITY                                                      360                                  360             432,000.00
PARK CITY                                                           360                                  360             401,600.00
GLENDALE                                                            360                                  360             580,000.00
WINCHESTER                                                          360                                  360             603,400.00
CITY OF SAN JOSE                                                    360                                  360             425,000.00
WEST LINN                                                           360                                  360             620,000.00
OKLAHOMA CITY                                                       360                                  360             508,000.00

CITY1                                            FIRST_PAY             PAYMENT               CURRENT_              LOAN_TO_
                                                 _DATE                                      BALANCE               VALUE
----------------------------------------------------------------------------------------------------------------------------------
POTOMAC                                                 20060101              2,548.09            422,762.78                64.89
ASHBURN                                                 20031001              2,374.69            402,471.37                79.51
VIENNA                                                  20051101              3,735.42            815,000.00                49.10
YORBA LINDA                                             20060101              3,957.03            656,681.78                53.88
WASHINGTON                                              20060101              2,925.81            485,411.82                62.97
CABIN JOHN                                              20051101              2,877.84            475,421.42                40.68
KENSINGTON                                              20051101              2,781.91            460,268.74                64.00
ROCKVILLE                                               20051101              2,985.76            494,477.12                54.43
COLUMBIA                                                20060101              2,638.02            437,787.84                80.00
OAKTON                                                  20051201              5,000.00          1,000,000.00                70.18
BETHESDA                                                20051201              3,117.66            516,843.78                68.00
ASHBURN                                                 20060201              3,491.93            698,389.90                71.98
WASHINGTON                                              20060201              4,620.00            924,000.00                70.00
WASHINGTON                                              20060101              3,237.09            537,183.29                80.00
SOUTHINGTON                                             20051201              2,967.78            492,006.12                79.71
ALEXANDRIA                                              20051101              2,563.08            424,475.05                79.98
FALLS CHURCH                                            20051101              5,000.00          1,000,000.00                77.37
ARLINGTON                                               20051101              4,869.70            973,939.98                74.83
REHOBOTH BEACH                                          20051001              4,218.64            749,980.67                55.56
CENTREVILLE                                             20051101              2,690.42            573,956.11                75.67
GLENALLEN                                               20060201              2,323.13            413,000.00                63.54
ANNAPOLIS                                               20060201              2,760.42            500,000.00                45.45
SILVER SPRING                                           20040801              3,271.36            504,539.12                80.00
ARVADA                                                  20060301              2,545.83            470,000.00                79.66
HERNDON                                                 20060201              2,856.95            450,352.20                73.74
MANASSAS                                                20060201              4,866.92            767,192.90                70.00
SAN DIEGO                                               20060101              2,970.72            467,852.42                70.46
CHAPEL HILL                                             20060201              3,387.88            534,045.96                65.77
CHEVY CHASE                                             20060101              2,914.17            538,000.00                53.80
BOLTON LANDING                                          20060101              5,416.67          1,000,000.00                33.33
SILVER SPRING                                           20060201              2,220.83            410,000.00                65.08
VIENNA                                                  20060201              2,781.10            438,395.96                57.14
WASHINGTON                                              20060101              2,985.67            551,200.00                80.00
MANASSAS                                                20060201              2,145.00            396,000.00                80.00
CHEVY CHASE                                             20051201              4,081.67            816,334.00                42.96
NEWTOWN                                                 20060201              4,382.05            824,858.50                68.77
ALEXANDRIA                                              20060201              3,056.96            488,170.11                72.59
CORAL GABLES                                            20060201              3,352.05            535,293.47                29.85
FAIRFAX                                                 20051201              3,075.43            523,658.85                56.97
WARREN                                                  20060201              4,039.56            645,081.66                71.94
ERWINNA                                                 20060201              6,082.73            971,358.91                71.96
WASHINGTON                                              20051201              3,565.63            600,432.95                65.70
PORT WASHINGTON                                         20050901              3,822.40            648,725.88                54.58
MICHELLVILLE                                            20051201              2,924.39            465,966.44                70.49
LA PLATA                                                20051101              2,336.41            439,794.63                73.33
BETHESDA                                                20051101              3,415.16            642,853.10                69.14
GREENWOOD LAKE                                          20051201              2,395.83            500,000.00                41.67
BOWIE                                                   20051201              2,952.88            502,792.00                72.29
ELLICOTT CITY                                           20051101              3,337.82            628,295.00                73.74
WASHINGTON                                              20060201              2,829.25            448,402.65                50.39
ALEXANDRIA                                              20060201              2,919.71            466,252.25                80.00
BETHESDA                                                20060201              3,820.75            719,200.00                80.00
CHARLES TOWN                                            20051201              2,061.25            388,000.00                79.75
WASHINGTON                                              20060201              2,774.83            522,320.00                80.00
CHANTILLY                                               20060201              2,844.85            454,297.09                80.00
OAKTON                                                  20060201              3,119.35            498,132.79                60.61
HILLSBOROUGH                                            20060201              2,794.94            446,326.97                80.00
SILVER SPRING                                           20060101              2,738.79            436,945.28                68.70
WASHINGTON                                              20060201              2,868.25            539,905.75                80.00
BETHESDA                                                20060101              3,782.50            712,000.00                79.11
LEESBURG                                                20060101              2,621.19            418,183.50                62.71
LAUREL                                                  20060101              3,336.25            628,000.00                80.00
NW, WASHINGTON                                          20060101              2,881.84            459,767.91                70.00
CHEVY CHASE                                             20060101              6,238.69            995,318.50                51.15
BURTONVILLE                                             20051101              2,085.01            417,002.50                80.00
PHOENIX                                                 20060201              3,119.35            498,132.79                65.79
BETHESDA                                                20051201              5,995.50            993,950.82                76.92
BETHESDA                                                20051201              2,745.23            516,750.00                75.00
WASHINGTON                                              20060101              3,923.08            659,785.92                80.00
JACKSONVILLE                                            20060201              2,616.80            423,374.32                28.33
HAMILTON                                                20060101              4,402.38            711,572.37                57.66
MANASSAS PARK                                           20051101              2,641.43            426,105.69                75.00
SPRINGFIELD                                             20060101              2,484.46            417,837.88                56.00
STERLING                                                20051101              2,635.27            425,094.29                57.84
WALNUT CREEK                                            20051101              2,085.94            400,500.00                50.06
UNION HALL                                              20060101              2,254.68            432,898.42                74.14
WASHINGTON                                              20060201              2,733.78            442,301.63                80.00
YORKTOWN                                                20060201              4,889.72            791,112.28                79.93
DERWOOD                                                 20060101              2,921.58            472,225.30                79.08
ROCKVILLE                                               20051101              2,030.40            414,720.00                80.00
WARRENTON                                               20060101              2,832.30            457,533.46                80.00
RESTON                                                  20060101              4,002.16            646,883.89                61.90
ARLINGTON                                               20051201              2,392.87            488,767.02                51.61
ALEXANDRIA                                              20060201              2,638.02            506,500.00                62.07
REHOBOTH BEACH                                          20060201              2,576.78            416,899.18                78.22
WASHINGTON                                              20060101              3,411.07            551,319.04                66.83
GAINESVILLE                                             20060201              3,004.70            486,133.34                80.00
KENSINGTON                                              20060101              3,472.65            561,296.23                57.85
KENSINGTON                                              20051201              2,893.87            467,289.14                52.81
ALEXANDRIA                                              20051201              2,898.54            486,965.58                56.00
ALEXANDRIA                                              20051101              2,514.04            421,797.04                66.93
ASHBURN                                                 20051201              2,474.25            475,056.00                70.90
ARLINGTON                                               20051101              2,969.52            498,364.26                80.00
TOWER LAKES                                             20051201              3,378.31            552,715.93                80.00
3027 MEETING STREET                                     20051101              2,692.68            451,903.21                80.00
REHOBETH BEACH                                          20051201              2,056.25            420,000.00                80.00
CHEVY CHASE                                             20060201              6,076.11            996,082.36                62.50
QUEENSTOWN                                              20051101              2,536.25            496,898.90                57.14
GREAT FALLS                                             20051201              4,374.80            715,747.26                57.60
POTOMAC                                                 20051201              3,368.75            660,000.00                66.00
DERWOOD                                                 20051201              2,582.34            421,413.68                46.45
ALEXANDRIA                                              20051101              2,611.21            426,780.99                75.00
BETHESDA                                                20051101              3,427.35            671,480.00                80.00
CHOWCHILLA                                              20051201              2,916.53            477,149.82                75.00
LLOYD HARBORS                                           20051001              5,104.16            999,999.00                50.00
LAUREL                                                  20060201              2,636.56            516,550.47                80.00
ARLINGTON                                               20051201              3,572.92            700,000.00                69.31
WASHINGTON                                              20060101              1,836.07            359,720.00                68.00
WASHINGTON                                              20060101              5,468.49            895,581.38                80.00
ARLINGTON                                               20051201              2,977.29            487,105.74                76.56
BETHESDA                                                20060101              3,569.84            699,398.98                40.00
FLEMINGTON                                              20060201              3,159.63            523,887.05                72.69
Centreville                                             20060501              2,185.00            304,000.00                80.00
Upper Marlboro                                          20060501              3,685.86            479,069.61                80.00
Winchester                                              20060501              1,325.63            202,000.00                80.00
Purcellville                                            20060501              3,398.96            526,291.00                80.00
Clinton                                                 20060401              2,877.62            476,296.00                80.00
Manassas                                                20060501              2,625.00            419,999.91                80.00
Clinton                                                 20060501              3,089.04            520,260.00                80.00
Herndon                                                 20060501              2,748.96            455,000.00                65.00
Newport News                                            20060501                684.00            115,200.00                80.00
Hollywood                                               20060501              1,396.83            231,200.00                80.00
Hamilton                                                20060501              2,635.21            451,750.00                65.00
Rockford                                                20060501                385.97             55,159.03                80.00
Elk Grove                                               20051001              2,486.43            395,541.44                77.39
FAWN GROVE                                              20060401              2,425.00            388,000.00                80.00
WASHINGTON                                              20060401                683.21            103,824.75                80.00
BALTIMORE                                               20060501                730.71             98,800.00                79.94
NEWARK                                                  20060401              1,259.27            219,800.00                80.00
MENARD                                                  20060501                509.21             63,938.59                80.00
Newark                                                  20060401              1,601.67            248,000.00                72.94
Milford                                                 20060101              1,546.66            255,998.73                80.00
Brooklyn                                                20060201              2,453.42            399,200.00                80.00
Brooklyn                                                20060501              2,486.43            359,726.07                80.00
Rochester                                               20060101                299.09             40,651.66                80.00
Largo                                                   20060501              1,154.01            165,350.00                74.99
SANFORD                                                 20060501                788.08            135,100.00                70.00
PATERSON                                                20060501              2,155.67            356,800.00                80.00
ORLANDO                                                 20060501              1,159.38            185,500.00                70.00
HAMPTON BOROUGH                                         20060501              1,564.06            231,000.00                70.00
VICTORY GARDENS BOROUGH                                 20060501              1,518.00            211,200.00                80.00
MYRTLE BEACH                                            20060501              5,140.83            796,000.00                80.00
MUSKEGON                                                20060501                392.93             53,514.07                79.99
Cleveland                                               20060501                464.11             66,500.00                70.00
MIAMI                                                   20060301              2,730.00            416,000.00                80.00
Newark                                                  20060401              2,551.15            327,611.31                80.00
Perth Amboy                                             20060301              2,910.59            391,225.51                80.00
WESTMINSTER                                             20060501              1,299.11            191,940.89                80.00
Naples                                                  20060301              3,299.91            494,773.16                80.00
Englewood                                               20060301              5,890.63            975,000.00                65.00
New Orleans                                             20060301              1,796.67            308,000.00                80.00
Clermont                                                20060501                464.87             68,944.82                71.88
ATLANTA                                                 20060501                446.63             58,725.48                75.00
DEMOREST                                                20060501                701.50            110,400.00                80.00
GAINESVILLE                                             20060501                703.83             92,542.44                80.00
POWDER SPRINGS                                          20060401                846.21            128,946.56                75.00
DALLAS                                                  20060501                836.17            138,400.00                80.00
BROOKLYN                                                20060301              5,090.28            726,369.01                70.00
Elkins Park                                             20060501              1,502.18            188,694.15                80.00
Richboro                                                20060501              3,314.70            491,606.55                80.00
AUBURN                                                  20060501              1,597.92            260,000.00                65.00
AUSTIN                                                  20060501                576.87             78,000.00                67.83
Arlington                                               20060501                604.12             86,335.88                80.00
Phenix City                                             20060401                447.21             64,651.16                70.00
Salisbury                                               20060501              1,010.11            146,138.72                75.00
Brownsville                                             20060401              2,676.86            391,785.93                81.75
Roswell                                                 20060501              1,309.78            191,850.22                80.00
Denver                                                  20060201                920.41            136,175.09                80.00
Little Rock                                             20060401                454.07             68,135.91                65.00
Miami                                                   20060401              2,128.91            319,465.89                80.00
Cleveland                                               20060501              1,173.34            171,865.83                80.00
HOUSTON                                                 20060401                637.15             92,109.17                75.00
MCKINNY                                                 20060501                522.66             74,694.53                65.00
Saint Paul                                              20060401              4,111.41            626,500.00                79.99
Houston                                                 20060401                681.57             93,870.19                80.00
Canyon Lake                                             20060501                809.49            110,245.98                80.00
Dallas                                                  20060401                469.61             63,913.83                80.00
SPRING                                                  20060501                676.91            101,660.60                80.00
Fort Worth                                              20060401                400.86             59,404.56                70.00
JACKSONVILLE                                            20060501                694.95            104,243.00                75.00
Blue Island                                             20060501              1,100.00            176,000.00                80.00
San Antonio                                             20060401              4,425.28            595,217.64                80.00
Providence                                              20060501              1,827.17            251,826.58                70.00
Oklahoma City                                           20060501                905.55            126,310.78                80.00
Von Ormy                                                20060501              1,173.73            159,852.67                80.00
Rio Rancho                                              20060401              1,301.92            188,212.26                79.87
HEMET                                                   20060501                419.53             59,955.47                35.61
Arroyo Grande                                           20060501              8,953.56          1,311,476.13                75.00
San Pablo                                               20060501              2,989.58            410,000.00                80.00
Sanford                                                 20060501                804.83            110,923.61                79.86
Portland                                                20060401                762.08            124,000.00                80.00
Redding                                                 20060501              1,595.46            230,824.23                79.99
Sebring                                                 20060501                831.04            115,918.13                80.00
Saint Helens                                            20060401                864.84            140,720.00                80.00
Vallejo                                                 20060501              2,149.30            335,880.70                80.00
Portland                                                20060501              1,343.31            209,925.44                73.17
LEXINGTON                                               20060501                717.15            111,901.18                79.72
Ramona                                                  20060501              3,450.00            552,000.00                80.00
NEWTON                                                  20060401             13,984.29          1,997,022.14                55.56
Brookings                                               20060501              1,016.67            160,000.00                80.00
CINCINNATI                                              20060501                663.05             95,926.95                80.00
COLUMBUS                                                20060501                808.46            119,904.04                80.00
TERRE HAUTE                                             20060501                435.61             62,253.77                84.88
NELSONVILLE                                             20060501                718.53            107,911.47                80.00
JUPITER                                                 20060501              3,750.00            600,000.00                63.16
Denver                                                  20060501                957.13            133,505.70                80.00
Milwaukee                                               20060501                736.11            103,924.72                83.87
Harmony                                                 20060401                489.45             69,895.78                80.00
Silver Spring                                           20060501             11,379.72          1,626,292.16                70.76
Sterling                                                20060401              2,554.11            422,750.00                95.00
MOORETOWN                                               20040301              3,501.44            581,763.48                80.00
Humble                                                  20060501                410.67             60,153.04                70.00
Chattanooga                                             20060501                358.22             44,495.68                80.00
Wichita                                                 20060501                503.75             74,400.00                80.00
Rio Rico                                                20060401                981.11            149,502.96                80.00
Cedar Rapids                                            20060501                684.47             94,335.03                80.00
Cottonwood                                              20060501              1,100.10            179,000.00                79.92
Emporia                                                 20060101                546.70             74,430.21                80.00
FREDERICKSBURG                                          20060401                986.09            135,811.30                80.00
San Antonio                                             20060401                816.05            112,392.59                80.00
SPRING                                                  20060501                521.00             74,456.70                80.00
TEMPLE                                                  20060501                484.56             69,248.57                79.93
MIAMI                                                   20060301              1,499.84            248,250.00                75.00
Baytown                                                 20060401                478.92             66,755.33                70.00
Somerset                                                20060501              1,018.66            151,079.09                80.00
Butler                                                  20060501                565.49             74,353.76                80.00
Newark                                                  20060401              1,545.85            212,905.59                80.00
Philadelphia                                            20060501                853.12            117,000.00                75.48
Utica                                                   20060401                628.38             78,889.13                80.00
CANANDAIGUA                                             20060501                689.76             95,064.53                70.00
NORTH PROVIDENCE                                        20060101              2,171.30            275,194.34                80.00
Plainville                                              20060501              1,980.00            288,000.00                80.00
HOLBROOK                                                20060501              1,647.08            268,000.00                80.00
CANANDAIGUA                                             20060501                862.11            118,818.17                69.98
FARMINGVILLE                                            20060501              2,187.92            356,000.00                80.00
Waterbury                                               20060401                867.15            131,777.56                80.00
Rochester                                               20060501                315.41             43,470.06                75.00
Rochester                                               20060501                271.90             37,474.19                75.00
Rochester                                               20060501                315.41             43,470.06                75.00
Rochester                                               20060501                331.72             45,718.51                75.00
Stonewall                                               20060501                499.27             75,936.15                80.00
DURHAM                                                  20060401                652.00             94,244.21                74.98
HYATTSVILLE                                             20060501              1,240.74            205,364.31                70.00
STERLING                                                20060501              2,121.23            345,150.00                78.00
Mission                                                 20060401                473.79             67,659.11                80.00
Lytle                                                   20060401                930.00            144,000.00                80.00
CHATSWORTH                                              20060501              6,817.34            974,276.41                75.00
Downey                                                  20060401              6,852.30            978,540.85                70.00
CHANTILLY                                               20060501              5,512.83            853,600.00                76.97
Ellicott City                                           20060501              4,982.16            703,390.54                79.99
Shrewsbury                                              20060401              1,232.11            187,750.00                79.98
ELKRIDGE                                                20060501              1,669.01            276,250.00                79.99
Sylmar                                                  20060401              1,981.20            304,800.00                80.00
Las Cruces                                              20060501                889.33            147,200.00                80.00
Lubbock                                                 20060201                436.66             62,262.86                79.05
Champaign                                               20060501                620.97             96,150.00                70.75
Newark                                                  20060301              2,351.67            332,000.00                80.00
Austin                                                  20060301                858.98            119,644.48                79.97
Trenton                                                 20060201                794.68            109,295.30                80.00
Florissant                                              20060301                657.35            103,713.39                80.00
Kingwood                                                20060201                588.10            102,650.00                79.98
Rochester                                               20060201                498.96             67,815.65                76.40
Swansea                                                 20060201              2,033.85            308,539.43                80.00
Lowell                                                  20060401              1,514.40            255,056.97                65.00
City By The Sea                                         20060301                791.78            108,973.06                80.00
Charlotte                                               20060401                885.00            144,000.00                80.00
YUMA                                                    20060401                610.00             96,000.00                80.00
BALTIMORE                                               20060401                380.37             54,319.01                80.00
OWINGS                                                  20060501              2,827.54            424,651.63                56.67
Las Vegas                                               20060501              1,550.00            248,000.00                80.00
Huntington                                              20060401              3,242.93            494,160.00                80.00
Huntington                                              20060401              2,130.19            337,590.74                80.00
Paterson                                                20060401              2,163.33            352,000.00                80.00
West Orange                                             20060501              1,575.83            248,000.00                67.03
West New York                                           20060501              2,743.79            399,881.21                77.67
Paterson                                                20060501              2,384.32            340,746.93                77.50
Clifton                                                 20060501              1,453.43            223,923.24                80.00
Leonia                                                  20060501              2,404.69            405,000.00                75.00
AUSTIN                                                  20051001              1,842.10            317,217.90                80.00
ROCKFORD                                                20051001                823.51            130,999.44                80.00
GAITHERSBURG                                            20051001              3,587.25            570,659.42                63.89
SAN DIEGO                                               20051101              2,458.05            423,759.28                64.99
GLENDALE                                                20051101              3,520.00            704,000.00                80.00
SAN DIEGO                                               20051001              2,841.99            568,397.00                80.00
BURBANK                                                 20051101              2,192.59            438,517.48                78.57
RANCHO SANTA MARGARITA                                  20051001              2,612.50            570,000.00                75.00
CORONA                                                  20051001              3,033.42            475,632.31                80.00
ALEXANDRIA                                              20051001              2,323.42            455,200.00                80.00
PORT WASHIGTON                                          20051001              2,832.81            555,000.00                64.16
LANGHORNE                                               20050801              2,574.96            430,762.90                79.16
LOS ANGELES                                             20051101              2,661.92            446,740.87                46.39
GLENDALE                                                20051001              3,076.00            515,685.28                56.52
ARNOLD                                                  20051001              2,196.93            421,809.73                80.00
SUGAR  LAND                                             20051001              1,045.62            172,986.49                80.00
SAN JOSE                                                20050701              3,028.15            499,398.85                80.00
BONITA                                                  20051101              2,727.95            449,097.81                50.00
ASHBURN                                                 20050801              3,023.44            645,000.00                68.04
Pompton Lakes                                           20051101              1,124.08            183,721.88                51.39
CHULA VISTA                                             20060501              2,341.75            394,400.00                80.00
HANFORD                                                 20060401                570.94             87,000.00                79.09
Saint Louis                                             20060401                817.00            137,600.00                80.00
NILES                                                   20060401                695.09            115,050.00                65.00
Hopkins                                                 20060401                290.94             39,596.61                65.00
GOLD CANYON                                             20060501              1,997.40            325,000.00                65.00
SCOTTSDALE                                              20060401              1,289.17            221,000.00                65.00
MIAMI                                                   20060501              4,133.33            640,000.00                80.00
Durham                                                  20060501                378.62             55,920.00                80.00
Jacksonville                                            20060501                424.03             53,868.99                70.00
Orlando                                                 20060501              1,044.00            172,800.00                80.00
Jacksonville                                            20060501                440.55             55,967.78                70.00
SPARTA                                                  20060501                663.05             95,926.95                80.00
FAIRFAX                                                 20060501              1,451.19            224,700.00                70.00
RISING SUN                                              20060501              1,525.00            240,000.00                80.00
GLENDALE                                                20060501              4,086.98            665,000.00                70.00
Panorama City                                           20060501              2,922.94            422,877.98                80.00
Olney                                                   20051001              2,691.32            469,782.23                61.88
Wando                                                   20060101              3,955.34            631,032.58                52.83
MIAMI                                                   20050801              2,055.22            386,865.68                90.00
NEWPORT COAST AREA                                      20050801              3,001.56            565,000.00                64.20
BERKELEY                                                20050901              2,104.17            404,000.00                80.00
REDDING                                                 20050901              3,922.58            836,816.08                68.57
THOUSAND OAKS                                           20050901              3,029.00            520,000.00                80.00
HUNTINGTON BEACH                                        20050901              3,048.16            610,649.27                75.00
FISHERS                                                 20050801              2,100.00            360,000.00                80.00
DIAMOND BAR                                             20050701              2,193.33            376,000.00                80.00
LOS ANGELES (NORTH HOLLYW                               20050701              2,491.67            478,400.00                80.00
SPRING VALLEY                                           20050901              2,041.89            437,547.24                45.60
SAN DIEGO                                               20050801              4,895.83          1,000,000.00                69.07
PASO ROBLES                                             20050701              1,906.25            366,000.00                69.71
GLENDORA                                                20050801              5,186.43          1,082,385.40                64.29
SAN LEANDRO                                             20050801              1,878.33            392,000.00                68.77
HUNTINGTON BEACH                                        20050901              2,024.91            413,599.23                80.00
RANCHO CUCAMONGA                                        20050801              2,321.13            474,103.94                52.53
DUARTE                                                  20050801              1,796.87            375,000.00                64.66
REDMOND                                                 20050801              2,369.27            454,900.00                70.00
INGLEWOOD                                               20050801              1,971.67            364,000.00                65.00
STONY BROOK                                             20050801              2,302.89            425,148.28                80.00
GAINESVILLE                                             20050901              2,437.50            450,000.00                78.95
SAN DIEGO                                               20050901              2,112.50            390,000.00                75.00
SANTA ANA                                               20050801              2,124.30            433,900.00                76.12
SAN DIEGO                                               20050801              2,108.33            440,000.00                80.00
SAN FRANCISCO                                           20050801              2,395.81            499,994.25                80.00
ROCKLIN                                                 20050901              2,393.43            499,499.00                62.50
KENMORE                                                 20050901              1,970.33            411,200.00                80.00
LEESBURG                                                20050801              2,467.50            504,000.00                70.00
RENO                                                    20050801              1,915.32            367,741.50                90.00
TORRANCE                                                20050801              1,875.00            400,000.00                66.67
CHULA VISTA                                             20050701              2,083.31            399,995.53                63.49
CARLSBAD                                                20050801              2,323.96            485,000.00                54.80
LAGUNA NIGUEL                                           20050901              5,179.69            974,999.99                75.00
OCEAN CITY                                              20050801              2,570.45            483,848.58                79.87
OXNARD                                                  20050801              2,111.72            397,500.00                75.00
WESTMINSTER                                             20050801              2,598.96            499,000.00                74.00
NORWALK                                                 20050701              2,040.00            383,999.99                80.00
NUEVO                                                   20050901              2,018.75            380,000.00                80.00
IMPERIAL BEACH                                          20050901              3,500.00            700,000.00                70.00
STOCKTON                                                20050801              2,338.76            423,623.85                80.00
LONG BEACH                                              20050801              2,208.33            400,000.00                87.91
SPOTSYLVANIA                                            20050701              3,470.33            628,588.29                70.00
VISTA                                                   20050701              2,539.58            459,999.58                80.00
CAPE CORAL                                              20050901              2,176.49            435,297.19                89.99
BRENTWOOD                                               20050801              1,783.21            380,419.00                54.35
CANOGA PARK                                             20050901              2,852.79            570,558.65                80.00
CANOGA PARK AREA)LO                                     20050801              1,922.18            384,435.77                70.00
SAN DIEGO                                               20050801              1,854.99            370,997.43                70.00
TREASURE ISLAND                                         20050801              2,137.50            360,000.00                80.00
WESTMINSTER                                             20050801              2,826.25            476,000.00                70.00
ARLINGTON                                               20050801              2,517.50            424,000.00                80.00
SAN DIMAS                                               20050901              2,018.75            380,000.00                80.00
LAGUNA HILLS                                            20050901              2,000.00            400,000.00                51.55
WESTON                                                  20050801              1,924.55            377,055.60                80.00
ORANGE                                                  20050901              2,497.50            444,000.00                80.00
OCEANSIDE                                               20050701              2,667.70            474,257.43                79.17
LOS ANGELES                                             20050701              2,992.50            532,000.00                70.00
POMPANO BEACH                                           20050901              3,084.90            548,426.85                80.00
HOUSTON                                                 20050701              2,421.56            430,500.00                70.00
ANTIOCH                                                 20050801              2,077.40            407,000.00                68.40
RIVIERA BEACH                                           20050901              2,260.42            434,000.00                80.00
DOWNEY                                                  20050901              3,125.93            612,427.83                80.00
FOUNTAIN VALLEY                                         20050801              2,741.67            560,000.00                74.67
MIAMI                                                   20050901              4,994.40            871,750.21                79.27
PEARL RIVER                                             20050801              2,612.50            456,000.00                80.00
MIAMI BEACH                                             20050901              2,818.75            492,000.00                80.00
BROOKLYN                                                20050801              5,195.31            997,500.00                70.00
MISSION VIEJO                                           20050901              2,167.61            424,674.13                70.25
SAN DIEGO                                               20050901              2,224.02            418,638.82                70.00
LONG BEACH                                              20050801              3,287.18            644,018.39                75.00
RANCHO SANTA MARGARITA                                  20050901              2,162.39            433,200.00                64.93
Salt Lake City                                          20060501                598.13             99,000.00                74.44
Indianapolis                                            20060201                335.83             52,000.00                80.00
Bedminster                                              20060401              1,250.00            200,000.00                80.00
Anoka                                                   20060501                556.81             90,600.00                69.98
ORONO                                                   20060501              8,157.03          1,124,225.78                75.00
Maple Grove                                             20060501                661.67             95,727.10                69.99
KYLE                                                    20060501                649.40            102,200.00                70.00
KYLE                                                    20060501                616.04             96,950.00                70.00
NEW BRAUNFELS                                           20060501              1,038.32            130,426.84                90.00
CONVERSE                                                20060501                648.69             92,705.15                78.77
COCOA                                                   20060501              1,226.17            181,854.46                65.00
LANCASTER                                               20060501              2,237.70            364,100.00                67.43
GREENVILLE                                              20060501                639.84             92,569.51                80.00
KYLE                                                    20060501                622.71             98,000.00                70.00
THE WOODLANDS                                           20060501                611.42             89,558.08                70.00
Tomball                                                 20060501                736.86            107,931.74                80.00
Waterbury                                               20060601                621.61             90,000.00                39.65
NORFOLK                                                 20060501                927.76            135,893.91                80.00
Glendale                                                20060501              1,090.00            174,400.00                80.00
Anthem                                                  20060501              3,465.61            513,988.64                80.00
HOUSTON                                                 20060301                783.87            109,182.82                80.00
Choctaw                                                 20060201                883.81            126,021.23                80.00
Houston                                                 20060301                638.70             88,962.00                80.00
JOLIET                                                  20060501                776.83            126,400.00                78.51
PEQUOT LAKES                                            20060501              1,132.71            163,875.21                80.00
ARP                                                     20060401                651.17             91,766.40                80.00
TYLER                                                   20060501                335.62             47,964.38                80.00
Asheboro                                                20060501                587.01             79,946.32                76.19
TAMPA                                                   20060401              2,030.00            336,000.00                80.00
Dallas                                                  20060501                467.38             54,374.62                80.00
Tampa                                                   20060501                997.50            152,000.00                80.00
Tampa                                                   20060501                997.50            152,000.00                80.00
Phoenix                                                 20060401              1,022.20            147,773.85                80.00
Miami                                                   20060501              6,458.33          1,000,000.00                74.07
Raeford                                                 20060401                751.37            102,262.14                80.00
North Bergen                                            20060401                975.87            158,786.26                88.89
Phoenix                                                 20060501                819.65            123,099.02                80.00
Friendswood                                             20060501              3,030.34            438,416.14                75.00
Old Hickory                                             20060501              3,820.31            611,250.00                75.00
Las Vegas                                               20060501              1,763.63            267,911.37                80.00
Orlando                                                 20060301              1,314.02            183,454.04                80.00
St Augustine                                            20060401                552.93             73,505.75                80.00
Dallas                                                  20060501                382.01             55,955.32                80.00
Dallas                                                  20060501                289.24             42,366.93                80.00
Dallas                                                  20060501                332.90             48,760.93                80.00
Salt Lake City                                          20060501                612.38             85,200.00                80.00
Dallas                                                  20060501                365.64             53,557.19                80.00
Houston                                                 20060501                607.29             85,737.90                65.00
Lake Alfred                                             20060501                516.58             70,352.75                80.00
Brooksville                                             20060401              3,099.11            459,262.10                80.00
Wood River                                              20060501                384.48             54,280.68                80.00
Birmingham                                              20060501                297.97             40,103.74                72.05
Mc Louth                                                20060401                396.36             55,918.69                80.00
Boca Raton                                              20060401              5,001.17            813,750.00                75.00
Tampa                                                   20060401              1,064.15            173,150.00                79.98
Freehold                                                20060501              1,362.50            218,000.00                79.85
Attleboro                                               20060501              2,667.43            416,851.94                74.46
San Fernando                                            20060501              3,111.89            479,435.65                79.93
Downey                                                  20060401              3,067.80            438,096.74                65.00
Cleveland                                               20060101                524.91             75,707.26                80.00
WILMINGTON                                              20060501                674.33             95,200.00                80.00
Santa Rosa                                              20051101              3,136.84            614,564.64                80.00
ADELANTO                                                20060401              1,326.54            205,400.00                80.00
tempe                                                   20060501              1,128.82            155,959.93                80.00
denver                                                  20060501                871.35            119,500.00                79.99
West Palm Beach                                         20060401              1,819.16            235,999.72                80.00
King City                                               20060501              1,454.22            211,937.03                80.00
TUSCALOOSA                                              20060501              2,673.44            435,000.00                64.93
SANTA ROSA                                              20060101              2,587.50            460,000.00                61.74
UKIAH                                                   20060101              2,069.33            313,661.54                78.75
HIDDEN VALLEY LAKE                                      20060101              2,881.40            447,972.93                63.92
HAYWARD                                                 20060101              2,594.39            398,258.57                58.82
SAN JOSE                                                20060201              4,097.99            637,722.60                72.32
SANTA ROSA                                              20060201              4,310.02            697,322.42                78.21
Escondido                                               20060101              2,550.00            480,000.00                80.00
FREDERICK                                               20060401              3,227.41            507,920.00                80.00
CLARKSBURG                                              20060401              3,147.33            444,022.28                65.00
Upland                                                  20060501              3,056.67            524,000.00                80.00
Daly City                                               20060501              3,812.50            600,000.00                80.00
Phoenix                                                 20060501                927.50            148,400.00                70.00
Phoenix                                                 20060501              1,032.15            131,124.52                80.00
Phoenix                                                 20060501                927.50            148,400.00                70.00
Maricopa                                                20060501              1,425.65            231,970.00                80.00
LOCUST GROVE                                            20060401                592.87             87,858.84                80.00
CARTERSVILLE                                            20060501                333.80             55,250.00                65.00
MCDONOUGH                                               20060301                671.83            111,199.00                80.00
Hinesville                                              20060501                587.70             90,999.00                78.45
STATHAM                                                 20060301                421.23             61,602.62                80.00
CHARLOTTE                                               20060301                882.33            151,257.00                80.00
FAIRBURN                                                20060401                738.26            120,124.27                80.00
CONYERS                                                 20060401                627.66            107,599.00                80.00
MCDONOUGH                                               20060401                699.99            119,999.00                80.00
SENECA                                                  20060401                636.03             95,442.82                80.00
ROME                                                    20060301                580.17             94,400.00                80.00
Atlanta                                                 20060401              1,017.25            147,058.17                80.00
Newnan                                                  20060501                769.49            112,712.01                80.00
CARTERSVILLE                                            20060401                466.58             65,825.28                75.00
STONE MOUNTAIN                                          20060401                599.83             97,600.00                80.00
Lithonia                                                20060401                629.29             89,791.63                80.00
Powder Springs                                          20060401                768.03            111,030.26                80.00
DALLAS                                                  20060401                687.66            111,890.00                79.99
CHARLOTTE                                               20060401                835.78            135,992.00                80.00
Douglasville                                            20060401                896.01            145,792.00                80.00
Dayton                                                  20060401                688.33            112,000.00                80.00
CARTERSVILLE                                            20060501                553.44             96,600.00                80.00
STOCKBRIDGE                                             20060401                901.93            124,220.22                80.00
BARONA RANCHERIA                                        20051201              2,083.33            400,000.00                77.67
STEGER                                                  20060501                997.95            148,879.10                50.00
LAS VEGAS                                               20060501              1,121.00            182,400.00                80.00
PORTLAND                                                20060401              1,900.00            304,000.00                80.00
ENCINO                                                  20060401              5,725.51            837,986.57                70.00
COMMERCE                                                20060501                695.49             95,853.99                80.00
Louisville                                              20060301                406.01             52,106.87                94.91
SPRINGFIELD                                             20060501                394.44             54,362.00                80.00
Olive Branch                                            20060401                659.50            105,520.00                80.00
Olive Branch                                            20060501                637.52            105,520.00                80.00
Gunter                                                  20060501                460.64             65,831.11                80.00
Grand Prairie                                           20060401                974.62            137,498.04                80.00
SAN FRANCISCO                                           20060301              5,687.50            975,000.00                65.00
Tice                                                    20060301              3,145.53            497,740.11                31.25
North Myrtle Beach                                      20060401                784.01            100,680.55                80.00
Pelham                                                  20060201                917.37            130,806.85                80.00
Atlanta                                                 20060401                850.66            133,875.00                75.00
Rincon                                                  20060401                721.59            103,046.34                80.00
Newnan                                                  20060401                716.43            111,920.24                80.00
Cartersville                                            20060501                668.33             99,120.67                80.00
Canton                                                  20060501                726.92            114,400.00                80.00
Villa Rica                                              20060401                633.75             93,600.00                80.00
Dallas                                                  20060301              1,529.03            245,767.13                95.00
Atlantic Beach                                          20051101              2,472.50            516,000.00                80.00
Valdosta                                                20060201              3,166.11            547,631.48                76.18
Vinton                                                  20060501                955.83            148,000.00                80.00
Trenton                                                 20060501                590.04            101,150.00                74.98
LEWISVILLE                                              20060501                460.00             64,000.00                80.00
Plano                                                   20060501                909.58            148,000.00                80.00
WICHITA                                                 20060501                515.37             79,800.00                70.00
HORSESHOE BAY                                           20060501              4,093.06            599,531.94                80.00
COLUMBIA                                                20060501                502.20             70,050.53                78.76
South Elgin                                             20060501              1,311.00            220,800.00                80.00
STREAMWOOD                                              20060401              3,379.32            465,424.40                80.00
RANCHO CUCAMONGA                                        20060401              4,435.83            625,801.92                80.00
NORTH RIDGEVILLE                                        20060501              1,082.54            140,702.71                80.00
CORONA                                                  20060501              3,275.90            491,988.39                80.00
KISSIMMEE                                               20060501              1,484.38            250,000.00                55.12
ALAMOSA                                                 20060501                831.33            137,600.00                79.08
CO SPGS                                                 20060501                965.00            154,400.00                80.00
Muskogee                                                20060101                973.73            149,474.39                76.21
SANTA CRUZ                                              20060401              4,447.95            643,016.93                80.00
ALPINE                                                  20060501              3,625.00            600,000.00                80.00
OREM                                                    20060501              5,875.00            940,000.00                80.00
Murrieta                                                20060501              3,786.67            512,000.00                80.00
Norton                                                  20060501              1,488.56            219,932.27                80.00
SHERMAN                                                 20060501              3,266.67            560,000.00                75.68
Worcester                                               20060201              2,520.00            345,600.00                80.00
Columbiana                                              20060401              1,261.02            163,800.59                80.00
Hartford                                                20060401                386.78             55,914.51                80.00
Cleveland                                               20060501                565.92             73,555.41                80.00
Miami                                                   20060501                355.24             50,153.68                78.30
Rowlett                                                 20060501                755.15            107,919.85                79.41
Orlando                                                 20060501                828.12            116,915.32                65.00
Atlanta                                                 20060501                553.62             71,956.38                80.00
Stafford Township                                       20060301              1,344.28            185,014.71                80.00
Roselle                                                 20060301              2,066.67            320,000.00                80.00
COLUMBIA                                                20060401                549.68             89,440.00                80.00
Charleston                                              20060401                863.37            140,480.00                80.00
Riverdale                                               20060501                659.56            103,800.00                80.00
Conyers                                                 20060401                573.13             79,886.71                62.75
Las Vegas                                               20060501              1,100.87            188,720.00                80.00
Scottsdale                                              20060501              3,450.42            473,200.00                80.00
Hampton                                                 20060501                552.78             83,972.22                70.00
Oro Valley                                              20060301              3,012.85            481,581.01                69.99
YUMA                                                    20060501                978.42            159,200.00                80.00
Hampstead                                               20060501              2,910.02            481,659.00                55.62
Marietta                                                20060501                661.68            109,520.00                80.00
Dallas                                                  20060401              2,277.00            316,800.00                80.00
CHICKAMAUGA                                             20060401                519.02             67,417.92                90.00
MACON                                                   20050901              2,807.77            435,035.74                63.45
CHICKAMAUGA                                             20050801                850.39            128,334.04                93.80
Mount Laurel                                            20060501                905.98            127,907.35                80.00
Philadelphia                                            20060501                374.22             50,367.03                80.00
Avalon                                                  20060501             11,012.63          1,573,831.12                70.00
Vineland                                                20060501              1,143.76            165,473.99                80.00
Philadelphia                                            20060501                436.59             58,761.53                80.00
Cherry Hill                                             20060501              1,969.30            295,757.37                80.00
Hopewell                                                20060501              2,149.24            299,788.26                80.00
Marion                                                  20060501                886.83            129,898.59                80.00
POTOMAC                                                 20060401              9,182.78          1,360,813.59                65.00
Haverstraw                                              20060501              1,530.84            253,380.00                80.00
LILBURN                                                 20060401                700.35            115,920.00                80.00
DOUGLASVILLE                                            20060501                385.23             52,464.77                70.00
DES MOINES                                              20060501                421.45             58,085.00                93.00
BELLEVUE                                                20051101              2,558.34            418,141.15                61.92
Baltimore                                               20060501              1,644.54            258,812.54                70.00
Passaic                                                 20060501              2,482.64            342,164.36                80.00
Muskegon                                                20060501                378.27             52,762.73                80.00
Charlotte                                               20060401                656.83             92,665.25                80.00
SAN ANTONIO                                             20060501                634.89             90,732.61                80.00
PIPE CREEK                                              20060501                379.38             53,561.20                80.00
SAN ANTONIO                                             20060401                836.35            129,500.00                70.00
BROKEN ARROW                                            20060501                595.43             95,268.00                80.00
FULLERTON                                               20051101              2,173.38            359,935.64                39.84
ROSEVILLE                                               20051101              2,401.17            372,645.29                64.66
BERKELEY                                                20051101              2,339.51            372,529.58                52.08
HEMET                                                   20051101              2,129.21            372,086.97                69.44
GARDENA                                                 20051101              2,124.21            361,243.78                70.00
PASO ROBLES                                             20051101              2,129.93            367,190.99                68.52
SAN JOSE                                                20051101              2,218.27            372,284.04                53.57
OAKLAND                                                 20051101              2,044.04            357,203.44                75.00
TUSTIN                                                  20051101              2,151.13            360,096.70                55.95
SANTA FE SPRINGS                                        20051101              2,100.82            367,125.82                73.27
GIG HARBOR                                              20051001              2,127.47            351,742.88                79.92
GARDENA                                                 20051101              2,635.89            426,284.08                72.34
VIRGINIA BEACH                                          20051101              2,308.94            372,469.73                49.34
BEDFORD                                                 20051001                203.85             33,700.22                54.84
ROSEDALE                                                20051101              2,308.94            372,470.03                93.75
CHINO                                                   20051101              2,200.52            369,305.72                74.40
LA HONDA                                                20051101              2,218.27            372,284.04                61.68
ROSEVILLE                                               20051101              2,215.04            371,742.96                68.90
PHOENIXVILLE                                            20060101              2,512.86            422,613.15                80.00
VIRGINIA BEACH                                          20060101              3,064.17            515,333.38                59.54
ELMWOOD PARK                                            20051101              3,330.77            544,387.86                75.09
BEACH MOUNTAIN                                          20051201              3,312.62            556,532.07                80.00
BIRMINGHAM                                              20060101              3,198.99            497,371.62                79.55
MOORESVILLE                                             20051201              3,448.19            564,148.03                76.69
ALLEN                                                   20060101              2,798.90            458,378.44                80.00
WEST PALM BEACH                                         20051201              2,843.62            465,235.71                80.00
TOMS RIVER                                              20051201              3,122.84            546,031.88                73.26
CHAPEL HILL                                             20051201              3,501.44            596,196.05                61.22
PACIFIC PALISADES                                       20060101              6,915.34          1,178,754.16                47.40
RUMSON                                                  20051201              3,797.57            621,308.37                60.98
RICHMOND                                                20051201              2,702.68            472,837.89                80.00
JACKSONVILLE                                            20051201              2,743.67            448,505.04                72.95
WINSTON SALEM                                           20051201              3,416.73            574,023.09                80.00
HILTON HEAD                                             20051101              2,156.25            459,999.99                78.63
CORNELIUS                                               20051201              3,375.00            720,000.00                80.00
ARLINGTON                                               20060101              2,208.96            461,000.00                64.25
CHARLTON                                                20051201              4,423.41            723,699.99                80.00
MIAMI BEACH                                             20060101              4,067.36            640,559.65                65.00
HOT SPRINGS                                             20060101              4,140.76            696,396.50                80.00
BIRMINGHAM                                              20060101              3,856.85            623,397.12                80.00
SUMMERVILLE                                             20060101              3,175.52            513,271.62                80.00
SOUTH BARRINGTON                                        20051201              2,744.74            461,126.47                80.00
MT PLEASANT                                             20060101              3,312.56            535,420.89                54.62
CHARLESTON                                              20051201              2,770.73            447,404.52                27.15
GAINESVILLE                                             20051201              2,507.65            419,169.06                80.00
NEWARK                                                  20051201              3,584.91            586,515.08                24.58
BRIARCLIFF MANOR                                        20051201              5,875.60            974,072.73                80.00
BOWIE                                                   20060101              2,661.23            521,383.12                73.94
PALM BEACH GARDENS                                      20060101              4,196.86            696,480.68                56.91
VIRGINIA BEACH                                          20060101              5,395.96            895,475.18                52.94
OCEAN CITY                                              20060101              3,792.41            594,732.20                80.00
ARLINGTON                                               20060101              2,697.98            447,737.59                78.26
APEX                                                    20060101              2,989.96            496,085.67                80.00
RICHMOND                                                20060101              4,278.70            709,410.54                69.62
CARY                                                    20060101              2,570.28            426,439.77                80.00
WINSTON SALEM                                           20051201              5,515.87            914,435.62                80.00
MT PLEASANT                                             20050901              2,590.45            445,588.26                61.64
LUTZ                                                    20051201              2,493.93            418,989.14                80.00
LEESBURG                                                20060101              2,847.87            472,325.86                65.52
VIRGINIA BEACH                                          20060101              4,376.72            726,329.88                47.10
DAHLONEGA                                               20051201              2,396.00            479,199.99                80.00
LAWRENCE TWP                                            20051201              2,844.27            471,385.65                80.00
SENECA                                                  20051101              3,361.38            571,729.33                80.00
AVENTURA                                                20051201              6,603.57          1,066,314.15                75.00
SAVANNAH                                                20051201              4,557.08            740,493.00                71.43
NEW YORK                                                20060101              4,730.46            783,335.51                60.69
RALEIGH                                                 20060101              2,997.76            497,485.59                76.34
MONTCLAIR                                               20060101              2,994.08            477,673.73                80.00
SHORT HILLS                                             20060101              4,004.72            673,514.83                55.27
SAVANNAH                                                20051201              2,508.12            421,374.33                80.00
WARREN                                                  20051201              5,995.51            993,951.77                43.48
NEW YORK                                                20060101              3,845.00            646,653.86                61.90
BLUFFTON                                                20051201              3,047.50            606,000.00                80.00
WILDWOOD                                                20051101              2,480.00            495,999.99                80.00
HILTON HEAD ISLAND                                      20051201              2,770.73            447,404.52                53.25
BLOWING ROCK                                            20051201              3,893.23            747,499.99                65.00
NOKESVILLE                                              20060101              2,813.66            448,889.08                79.82
NORFOLK                                                 20060101              2,925.65            479,136.03                41.87
NEW YORK                                                20060101              2,586.02            416,785.83                80.00
LIGHTHOUSE POINT                                        20060101              6,157.17            520,011.40                67.61
WILTON                                                  20051201              3,694.31            591,460.68                32.43
KIAWAH ISLAND                                           20051201              5,835.73            993,660.10                68.97
GLADSTONE                                               20051201              5,995.51            993,951.77                76.92
HILLSBOROUGH                                            20060101              2,764.63            452,766.15                78.45
ALEXANDRIA                                              20060101              3,250.00            624,000.00                80.00
PHILADELPHIA                                            20060101              2,645.46            422,055.12                80.00
JACKSONVILLE                                            20060101              3,838.05            612,320.56                80.00
HOMEWOOD                                                20051201              2,602.77            437,275.23                80.00
PEEKSKILL                                               20060101              3,275.62            529,449.62                80.00
YORKTOWN                                                20051201              8,634.85          1,479,702.46                68.18
LIGHTHOUSE POINT                                        20060101              2,923.33            443,109.21                68.99
HENDERSONVILLE                                          20051201              3,559.86            614,386.57                72.75
RICHMOND                                                20060101              4,860.89            796,072.33                44.44
CHARLOTTE                                               20060101              2,901.31            501,280.58                80.00
RICHMOND HILL                                           20060101              3,073.50            477,405.03                80.00
WASHINGTON                                              20051201              3,511.50            604,133.60                70.11
EAST VINCENT TOWNSHIP                                   20060101              3,069.44            489,697.22                80.00
CRESCO                                                  20051201              3,069.70            508,747.51                80.00
CORAL SPRINGS                                           20051201              2,709.97            449,266.20                71.18
RALEIGH                                                 20060101              3,472.49            568,689.51                66.07
STEWARTSTOWN                                            20060101              5,146.54            781,960.36                80.00
COLUMBUS                                                20051201              3,451.23            564,137.35                80.00
FLORENCE                                                20051201              2,721.08            457,151.35                80.00
DAVIDSON                                                20051201              7,660.16          1,387,500.00                77.08
OZONA                                                   20051101              3,662.58            568,408.31                80.00
MILFORD                                                 20051101              3,165.63            524,263.95                78.22
MOORESVILLE                                             20060101              5,915.38            994,852.09                80.00
ELLICOTT CITY                                           20051201              2,823.65            474,334.83                80.00
GLEN ALLEN                                              20060101              2,156.00            422,400.00                80.00
APEX                                                    20060101              2,633.50            437,036.65                75.08
MC LEAN                                                 20051201              5,995.51            993,951.77                76.92
PARSIPPANY                                              20051201              2,241.75            439,199.99                80.00
FT LAUDERDALE                                           20051201              3,979.85            651,131.20                78.92
FREDERICKSBURG                                          20060101              3,549.34            586,863.80                80.00
WINTER GARDEN                                           20060101              4,162.02            647,100.77                76.47
MARIPOSA                                                20051201              2,653.02            439,823.62                75.00
CITY OF LONG BEACH                                      20051001              2,579.39            438,245.70                69.06
PARK CITY                                               20051201              2,943.87            481,297.20                59.81
DRAPER                                                  20051101              2,910.37            488,436.66                80.00
LINCOLN                                                 20060101              2,376.41            399,665.91                70.48
CARMICHAEL                                              20051101              2,478.55            415,965.34                79.96
DANVILLE                                                20051101              3,845.00            645,292.35                53.06
HOPEWELL                                                20051201              2,509.63            439,063.75                71.87
NAPA                                                    20051201              2,997.76            494,934.01                44.84
OAKTON                                                  20051001              2,805.90            464,206.93                71.45
BRUSH PRAIRIE                                           20051001              2,342.49            392,714.19                80.00
LADERA RANCH                                            20051201              3,726.69            626,098.62                70.00
WEST LAFAYETTE                                          20060101              2,807.17            455,695.99                65.53
SAN JOSE                                                20051101              3,741.77            645,066.81                77.84
YUBA CITY                                               20051201              2,806.85            471,561.56                59.35
BERKELEY TOWNSHIP                                       20051201              2,834.94            476,282.22                75.00
MONTICELLO                                              20051201              3,076.00            516,579.06                80.00
YUBA CITY                                               20051101              2,518.38            422,473.43                67.04
EVANSTON                                                20051001              3,265.29            530,689.33                80.00
MILWAUKEE                                               20051101                410.16             56,250.00                75.00
UNINCORPORATED AREA                                     20060201              2,678.37            433,201.45                69.60
SPRING VALLEY                                           20060101              3,098.82            507,496.11                69.39
SAN DIEGO                                               20060101              3,714.38            636,750.00                75.00
ARLINGTON                                               20060101              2,857.33            455,856.33                76.33
ANDOVER                                                 20051101              2,374.58            408,659.42                75.00
FRESNO                                                  20060301              3,385.65            525,955.93                75.00
WHEATLEY HEIGHTS                                        20060301              3,210.91            506,614.80                80.00
CHICAGO                                                 20051101              3,539.58            556,398.16                80.00
KOKOMO                                                  20060101              2,993.47            471,435.99                79.60
SAN JOSE                                                20051101              2,751.55            467,368.87                73.67
SALT LAKE CITY                                          20051101              2,624.88            429,015.45                80.00
PARK CITY                                               20051101              2,440.17            398,825.45                80.00
GLENDALE                                                20060201              3,524.15            577,727.75                68.24
WINCHESTER                                              20051201              3,521.28            599,574.49                79.39
CITY OF SAN JOSE                                        20051001              2,379.88            421,111.62                60.71
WEST LINN                                               20051101              3,717.21            615,614.17                80.00
OKLAHOMA CITY                                           20051101              2,964.55            504,017.22                41.64

CITY1                                            MI                              MERS                              GROUP I
--------------------------------------------------------------------------------------------------------------------------------
POTOMAC                                          No MI                           M10001530585060940               I
ASHBURN                                          No MI                           M10001530533074597               I
VIENNA                                           No MI                           M10001530535073357               I
YORBA LINDA                                      No MI                           M10001530585058795               I
WASHINGTON                                       No MI                           M10001530585056054               I
CABIN JOHN                                       No MI                           M10001530535102297               I
KENSINGTON                                       No MI                           M10001530535100440               I
ROCKVILLE                                        No MI                           M10001530585051311               I
COLUMBIA                                         No MI                           M10001530535110423               I
OAKTON                                           No MI                           M10001530535110464               I
BETHESDA                                         No MI                           M10001530531170576               I
ASHBURN                                          No MI                           M10001530535120380               I
WASHINGTON                                       No MI                           M10001530535120406               I
WASHINGTON                                       No MI                           M10001530535120596               I
SOUTHINGTON                                      No MI                           M10001530585050875               I
ALEXANDRIA                                       No MI                           M10001530535098461               I
FALLS CHURCH                                     No MI                           M10001530535093660               I
ARLINGTON                                        No MI                           M10001530535087076               I
REHOBOTH BEACH                                   No MI                           M10002530535086532               I
CENTREVILLE                                      No MI                           M10001530535085211               I
GLENALLEN                                        No MI                           M10001530535123210               I
ANNAPOLIS                                        No MI                           M10001530585073430               I
SILVER SPRING                                    No MI                           M10001530533114294               I
ARVADA                                           No MI                           M10001530535128821               I
HERNDON                                          No MI                           M10001530585072614               I
MANASSAS                                         No MI                           M10001530585071822               I
SAN DIEGO                                        No MI                           M10001530580660012               I
CHAPEL HILL                                      No MI                           M10001530585065691               I
CHEVY CHASE                                      No MI                           M10001530585065477               I
BOLTON LANDING                                   No MI                           M10001530585059843               I
SILVER SPRING                                    No MI                           M10001530533019089               I
VIENNA                                           No MI                           M10001530535126478               I
WASHINGTON                                       No MI                           M10001530535122048               I
MANASSAS                                         No MI                           M10001530535113443               I
CHEVY CHASE                                      No MI                           m10001530535104715               I
NEWTOWN                                          No MI                           M10001530580740792               I
ALEXANDRIA                                       No MI                           M10001530585074420               I
CORAL GABLES                                     No MI                           M10001530585072887               I
FAIRFAX                                          No MI                           M10001530535110209               I
WARREN                                           No MI                           M10001530585069289               I
ERWINNA                                          No MI                           M10001530585065998               I
WASHINGTON                                       No MI                           M10001530535107239               I
PORT WASHINGTON                                  No MI                           M10001530585026891               I
MICHELLVILLE                                     No MI                           M10001530585057409               I
LA PLATA                                         No MI                           M10001530535098966               I
BETHESDA                                         No MI                           M10001530535095053               I
GREENWOOD LAKE                                   No MI                           M10001530585048812               I
BOWIE                                            No MI                           M10001530585056096               I
ELLICOTT CITY                                    No MI                           M10001530535094239               I
WASHINGTON                                       No MI                           M10001530535130231               I
ALEXANDRIA                                       No MI                           M10001530535129498               I
BETHESDA                                         No MI                           M10001530535129018               I
CHARLES TOWN                                     No MI                           M10001530535103808               I
WASHINGTON                                       No MI                           M10001530535127385               I
CHANTILLY                                        No MI                           M10001530535125900               I
OAKTON                                           No MI                           M10001530535125660               I
HILLSBOROUGH                                     No MI                           M10001530535124341               I
SILVER SPRING                                    No MI                           M10001530535122923               I
WASHINGTON                                       No MI                           M10001530535121560               I
BETHESDA                                         No MI                           M10015305351210214               I
LEESBURG                                         No MI                           M10001530535121206               I
LAUREL                                           No MI                           M10001530535119309               I
NW, WASHINGTON                                   No MI                           M10001530535118319               I
CHEVY CHASE                                      No MI                           M10001530535115034               I
BURTONVILLE                                      No MI                           M10001530535106942               I
PHOENIX                                          No MI                           M10001530585076086               I
BETHESDA                                         No MI                           M10001530535106959               I
BETHESDA                                         No MI                           M10001530535112379               I
WASHINGTON                                       No MI                           M10001530535110092               I
JACKSONVILLE                                     No MI                           M10001530585070865               I
HAMILTON                                         No MI                           M10001530580588654               I
MANASSAS PARK                                    No MI                           M10001530535095049               I
SPRINGFIELD                                      No MI                           M10001530535118058               I
STERLING                                         No MI                           M10001530585046659               I
WALNUT CREEK                                     No MI                           M10001530585040108               I
UNION HALL                                       No MI                           M10001530535103972               I
WASHINGTON                                       No MI                           M10001530535127351               I
YORKTOWN                                         No MI                           M10001530535124960               I
DERWOOD                                          No MI                           M10001530535122261               I
ROCKVILLE                                        No MI                           M10001530535078323               I
WARRENTON                                        No MI                           M10001530535121222               I
RESTON                                           No MI                           M10001530535120935               I
ARLINGTON                                        No MI                           M10001530535093678               I
ALEXANDRIA                                       No MI                           M10001530535120745               I
REHOBOTH BEACH                                   No MI                           M10001530535117840               I
WASHINGTON                                       No MI                           M10001530535117824               I
GAINESVILLE                                      No MI                           M10001530535117035               I
KENSINGTON                                       No MI                           M10001530531155013               I
KENSINGTON                                       No MI                           M10001530535111413               I
ALEXANDRIA                                       No MI                           M10001530585050271               I
ALEXANDRIA                                       No MI                           M10001530585053713               I
ASHBURN                                          No MI                           M10001530535110266               I
ARLINGTON                                        No MI                           M10001530535103014               I
TOWER LAKES                                      No MI                           M10001530585061229               I
3027 MEETING STREET                              No MI                           M10001530535103170               I
REHOBETH BEACH                                   No MI                           M10001530535103600               I
CHEVY CHASE                                      No MI                           M10001530585060668               I
QUEENSTOWN                                       No MI                                                     0      I
GREAT FALLS                                      No MI                           M10001530585055429               I
POTOMAC                                          No MI                           M10001530535100481               I
DERWOOD                                          No MI                           M10001530585503184               I
ALEXANDRIA                                       No MI                           M10001530535099295               I
BETHESDA                                         No MI                           M10001530535098909               I
CHOWCHILLA                                       No MI                           M10001530585048101               I
LLOYD HARBORS                                    No MI                           M10001530585032667               I
LAUREL                                           No MI                           M10001530585028749               I
ARLINGTON                                        No MI                           M10001530535107668               I
WASHINGTON                                       No MI                           M10001530535118566               I
WASHINGTON                                       No MI                           M10001530535116933               I
ARLINGTON                                        No MI                           M10001530535109680               I
BETHESDA                                         No MI                           M10001530535108898               I
FLEMINGTON                                       No MI                           M10001530585074446               I
Centreville                                      No MI                           100218000000177440               I
Upper Marlboro                                   No MI                           100218000000176020               I
Winchester                                       No MI                           100218000000174934               I
Purcellville                                     No MI                           100218000000177689               I
Clinton                                          No MI                           100218000000174124               I
Manassas                                         No MI                           100218000000176491               I
Clinton                                          No MI                           100218000000177325               I
Herndon                                          No MI                           100218000000175550               I
Newport News                                     No MI                           100218000000174140               I
Hollywood                                        No MI                           100218000000176640               I
Hamilton                                         No MI                           100218000000176236               I
Rockford                                         No MI                           100212504000264856               I
Elk Grove                                        No MI                           100212504000183791               I
FAWN GROVE                                       No MI                           100212504000045792               I
WASHINGTON                                       No MI                           100212504000249709               I
BALTIMORE                                        No MI                           100212504000254659               I
NEWARK                                           No MI                           100212504000255664               I
MENARD                                           No MI                           100060806030041870               I
Newark                                           No MI                           100038600000114885               I
Milford                                          No MI                           100038603000039631               I
Brooklyn                                         No MI                           100038600000112137               I
Brooklyn                                         No MI                                                     0      I
Rochester                                        No MI                           100038603000038161               I
Largo                                            No MI                           100090704306030129               I
SANFORD                                          No MI                           100246606030700021               I
PATERSON                                         No MI                           100246606022700005               I
ORLANDO                                          No MI                           100246606022800060               I
HAMPTON BOROUGH                                  No MI                           100288006011900022               I
VICTORY GARDENS BOROUGH                          No MI                           100246606021700014               I
MYRTLE BEACH                                     No MI                           100075120040109815               I
MUSKEGON                                         No MI                           100098500040208704               I
Cleveland                                        No MI                           100098500040230617               I
MIAMI                                            No MI                           100361200000505609               I
Newark                                           No MI                           100022100135593077               I
Perth Amboy                                      No MI                           100022100136638699               I
WESTMINSTER                                      No MI                           100328400000601307               I
Naples                                           No MI                           100022100135849743               I
Englewood                                        No MI                                                     0      I
New Orleans                                      No MI                           100022100135848265               I
Clermont                                         No MI                           100022100137172938               I
ATLANTA                                          No MI                           100184602051118007               I
DEMOREST                                         No MI                           100184602060221040               I
GAINESVILLE                                      No MI                           100184622160303001               I
POWDER SPRINGS                                   No MI                           100184609060125014               I
DALLAS                                           No MI                           100184609060111014               I
BROOKLYN                                         No MI                           100163405811617325               I
Elkins Park                                      No MI                           100086850060300137               I
Richboro                                         No MI                           100086801060300825               I
AUBURN                                           No MI                           100414001000143202               I
AUSTIN                                           No MI                           100414001000141537               I
Arlington                                        No MI                                                     0      I
Phenix City                                      No MI                           100378000003133065               I
Salisbury                                        No MI                           100378000003125756               I
Brownsville                                      Mortgage Guaranty In                                      0      I
Roswell                                          No MI                           100378000003135730               I
Denver                                           No MI                           100378000003107382               I
Little Rock                                      No MI                                                     0      I
Miami                                            No MI                                                     0      I
Cleveland                                        No MI                                                     0      I
HOUSTON                                          No MI                           100378000003127349               I
MCKINNY                                          No MI                           100378000003132570               I
Saint Paul                                       No MI                           100119750000025147               I
Houston                                          No MI                           100098900060233881               I
Canyon Lake                                      No MI                           100098900060242387               I
Dallas                                           No MI                           100098900060201623               I
SPRING                                           No MI                           100098900060334069               I
Fort Worth                                       No MI                           100098900051243063               I
JACKSONVILLE                                     No MI                           100098900060301209               I
Blue Island                                      No MI                           100098900060150176               I
San Antonio                                      No MI                           100098900060235472               I
Providence                                       No MI                           100098900060312081               I
Oklahoma City                                    No MI                           100098900060302314               I
Von Ormy                                         No MI                           100098900060320910               I
Rio Rancho                                       No MI                           100098900060133438               I
HEMET                                            No MI                           100199105110034572               I
Arroyo Grande                                    No MI                                                     0      I
San Pablo                                        No MI                           100073500011673380               I
Sanford                                          No MI                           100073510100446515               I
Portland                                         No MI                           100073500011668968               I
Redding                                          No MI                           100073500011664454               I
Sebring                                          No MI                           100073510100447083               I
Saint Helens                                     No MI                           100073500011663795               I
Vallejo                                          No MI                           100073500011666681               I
Portland                                         No MI                           100073500011671426               I
LEXINGTON                                        No MI                           100035019000115524               I
Ramona                                           No MI                           100073500011681664               I
NEWTON                                           No MI                           100073500011662144               I
Brookings                                        No MI                           100073500011669420               I
CINCINNATI                                       No MI                           100330706020112208               I
COLUMBUS                                         No MI                           100330706030112651               I
TERRE HAUTE                                      Republic MIC                    100330706020112034               I
NELSONVILLE                                      No MI                           100330706030118252               I
JUPITER                                          No MI                           100330706020111952               I
Denver                                           No MI                           100030200010115473               I
Milwaukee                                        PMI                             100030200541001192               I
Harmony                                          No MI                           100030200522000824               I
Silver Spring                                    No MI                           100015305850662101               I
Sterling                                         PMI                             100015305360123545               I
MOORETOWN                                        No MI                                                     0      I
Humble                                           No MI                           100101309060301620               I
Chattanooga                                      No MI                           100101309060300564               I
Wichita                                          No MI                                                     0      I
Rio Rico                                         No MI                           100101300000008474               I
Cedar Rapids                                     No MI                           100101300000014105               I
Cottonwood                                       No MI                           100101309060106706               I
Emporia                                          No MI                           100101309051110316               I
FREDERICKSBURG                                   No MI                           100177014800022358               I
San Antonio                                      No MI                           100177014800021327               I
SPRING                                           No MI                                                     0      I
TEMPLE                                           No MI                           100177015800029889               I
MIAMI                                            No MI                           100188101000102176               I
Baytown                                          No MI                           100185400260104986               I
Somerset                                         No MI                                                     0      I
Butler                                           No MI                                                     0      I
Newark                                           No MI                                                     0      I
Philadelphia                                     No MI                                                     0      I
Utica                                            No MI                           100022100132074360               I
CANANDAIGUA                                      No MI                           100102600400518546               I
NORTH PROVIDENCE                                 No MI                           100102600400470938               I
Plainville                                       No MI                                                     0      I
HOLBROOK                                         No MI                           100102600400510196               I
CANANDAIGUA                                      No MI                           100102600400518322               I
FARMINGVILLE                                     No MI                           100102600400532216               I
Waterbury                                        No MI                           100102600400515740               I
Rochester                                        No MI                           100294800036125900               I
Rochester                                        No MI                           100294800036125876               I
Rochester                                        No MI                           100294800036125777               I
Rochester                                        No MI                           100294800036125884               I
Stonewall                                        No MI                           100259810000001469               I
DURHAM                                           No MI                           100127800007264616               I
HYATTSVILLE                                      No MI                           100127800007263782               I
STERLING                                         No MI                           100127800007266447               I
Mission                                          No MI                           100102373335106387               I
Lytle                                            No MI                           100102372235106254               I
CHATSWORTH                                       No MI                           100034673335106797               I
Downey                                           No MI                                                     0      I
CHANTILLY                                        No MI                           100031458006032305               I
Ellicott City                                    No MI                           100031458006030630               I
Shrewsbury                                       No MI                           100031458005100400               I
ELKRIDGE                                         No MI                           100031458005062196               I
Sylmar                                           No MI                           100031432006012443               I
Las Cruces                                       No MI                           100031449006021968               I
Lubbock                                          No MI                           100039221700008209               I
Champaign                                        No MI                           100039261008037898               I
Newark                                           No MI                           100039227050171836               I
Austin                                           No MI                           100039221700008415               I
Trenton                                          No MI                           100039227050167586               I
Florissant                                       No MI                           100039287627051184               I
Kingwood                                         No MI                           100039225600010413               I
Rochester                                        No MI                           100039227250017532               I
Swansea                                          No MI                           100039246250092212               I
Lowell                                           No MI                                                     0      I
City By The Sea                                  No MI                           100039274050286859               I
Charlotte                                        No MI                           100039263062865560               I
YUMA                                             No MI                           100183300000277294               I
BALTIMORE                                        No MI                           100183300000275942               I
OWINGS                                           No MI                           100183300000270968               I
Las Vegas                                        No MI                           100183300000027962               I
Huntington                                       No MI                           100129810013022336               I
Huntington                                       No MI                           100129810013024787               I
Paterson                                         No MI                           100234400000139657               I
West Orange                                      No MI                           100234400000141745               I
West New York                                    No MI                           100234400000140846               I
Paterson                                         No MI                           100234400000139699               I
Clifton                                          No MI                           100234400000139889               I
Leonia                                           No MI                           100234400000141562               I
AUSTIN                                           No MI                           100213300000100409               I
ROCKFORD                                         No MI                           100213300000100011               I
GAITHERSBURG                                     No MI                           100213300000102140               I
SAN DIEGO                                        No MI                           100213300000097530               I
GLENDALE                                         No MI                           100213300000100615               I
SAN DIEGO                                        No MI                           100213300000103346               I
BURBANK                                          No MI                           100213300000101290               I
RANCHO SANTA MARGARITA                           No MI                           100213300000099981               I
CORONA                                           No MI                           100213300000098983               I
ALEXANDRIA                                       No MI                           100213300000009747               I
PORT WASHIGTON                                   No MI                           100213300000100136               I
LANGHORNE                                        No MI                           10039520050056121                I
LOS ANGELES                                      No MI                           100213300000100631               I
GLENDALE                                         No MI                           100213300000101266               I
ARNOLD                                           No MI                           100213300000097225               I
SUGAR  LAND                                      No MI                           100213300000098298               I
SAN JOSE                                         No MI                           100213300000085832               I
BONITA                                           No MI                           100213300000104716               I
ASHBURN                                          No MI                           100213300000009021               I
Pompton Lakes                                    No MI                           100284939509090001               I
CHULA VISTA                                      No MI                           100245700134875903               I
HANFORD                                          No MI                                                     0      I
Saint Louis                                      No MI                                                     0      I
NILES                                            No MI                           100196368000745078               I
Hopkins                                          No MI                           100196368000696099               I
GOLD CANYON                                      No MI                           100199300006353745               I
SCOTTSDALE                                       No MI                           100199300006348323               I
MIAMI                                            No MI                                                     0      I
Durham                                           No MI                           100263700003360083               I
Jacksonville                                     No MI                           100263700000959077               I
Orlando                                          No MI                           100263700000959150               I
Jacksonville                                     No MI                           100263700000959069               I
SPARTA                                           No MI                                                     0      I
FAIRFAX                                          No MI                                                     0      I
RISING SUN                                       No MI                                                     0      I
GLENDALE                                         No MI                           100311300060000249               I
Panorama City                                    No MI                           100022407895875994               I
Olney                                            No MI                           100115600083133717               I
Wando                                            No MI                           100115600052389852               I
MIAMI                                            Radian Guaranty                 100366000000009874               I
NEWPORT COAST AREA                               No MI                           100022100125441022               I
BERKELEY                                         No MI                           100360426010403664               I
REDDING                                          No MI                           100366000000012597               I
THOUSAND OAKS                                    No MI                           100053525031166952               I
HUNTINGTON BEACH                                 No MI                           100360426010395845               I
FISHERS                                          No MI                           100103880491981311               I
DIAMOND BAR                                      No MI                           100183300000203597               I
LOS ANGELES (NORTH HOLLYW                        No MI                           100036800800165424               I
SPRING VALLEY                                    No MI                           100184750506240049               I
SAN DIEGO                                        No MI                           100360426010393360               I
PASO ROBLES                                      No MI                           100022100125452813               I
GLENDORA                                         No MI                           100053525031142607               I
SAN LEANDRO                                      No MI                           100053525031119100               I
HUNTINGTON BEACH                                 No MI                           100097000506180019               I
RANCHO CUCAMONGA                                 No MI                           100036800800171398               I
DUARTE                                           No MI                           100082911111168503               I
REDMOND                                          No MI                           100053525031124811               I
INGLEWOOD                                        No MI                           100022100125455881               I
STONY BROOK                                      No MI                           100366000000010229               I
GAINESVILLE                                      No MI                           100360426010403508               I
SAN DIEGO                                        No MI                           100089609925695918               I
SANTA ANA                                        No MI                           100015700054913450               I
SAN DIEGO                                        No MI                           100245711034345822               I
SAN FRANCISCO                                    No MI                           100360426010401551               I
ROCKLIN                                          No MI                           100089609925694341               I
KENMORE                                          No MI                           100053525031114903               I
LEESBURG                                         No MI                           100366000000011318               I
RENO                                             Radian Guaranty                 100053525031115157               I
TORRANCE                                         No MI                           100360426010397544               I
CHULA VISTA                                      No MI                           100109800000115536               I
CARLSBAD                                         No MI                           100176000104050758               I
LAGUNA NIGUEL                                    No MI                           100360426010402757               I
OCEAN CITY                                       No MI                           100130000000119504               I
OXNARD                                           No MI                           100360426020032016               I
WESTMINSTER                                      No MI                           100104300450408189               I
NORWALK                                          No MI                           100360426010374337               I
NUEVO                                            No MI                           100022100125449959               I
IMPERIAL BEACH                                   No MI                           100089609925695868               I
STOCKTON                                         No MI                           100062800203191669               I
LONG BEACH                                       Radian Guaranty                 100097000506140005               I
SPOTSYLVANIA                                     No MI                           100077910003808124               I
VISTA                                            No MI                           100245711034215876               I
CAPE CORAL                                       Radian Guaranty                 100053525031124902               I
BRENTWOOD                                        No MI                           100053525031129711               I
CANOGA PARK                                      No MI                           100360426010402351               I
CANOGA PARK AREA)LO                              No MI                           100036800800170929               I
SAN DIEGO                                        No MI                           100089609925694234               I
TREASURE ISLAND                                  No MI                           100366000000009833               I
WESTMINSTER                                      No MI                           100104300450505182               I
ARLINGTON                                        No MI                           100053525031116023               I
SAN DIMAS                                        No MI                           100097000506110032               I
LAGUNA HILLS                                     No MI                           100053525031151855               I
WESTON                                           No MI                           100073800000202674               I
ORANGE                                           No MI                           100360426010405966               I
OCEANSIDE                                        No MI                           100093900000059565               I
LOS ANGELES                                      No MI                           100015700054907098               I
POMPANO BEACH                                    No MI                           100053525031137714               I
HOUSTON                                          No MI                           100110900000026613               I
ANTIOCH                                          No MI                           100097000505060014               I
RIVIERA BEACH                                    No MI                           100053525031169170               I
DOWNEY                                           No MI                           100360426010406865               I
FOUNTAIN VALLEY                                  No MI                           100104300450505166               I
MIAMI                                            No MI                           100360426010404639               I
PEARL RIVER                                      No MI                           100366000000010633               I
MIAMI BEACH                                      No MI                           100360426010402088               I
BROOKLYN                                         No MI                           100366000000010534               I
MISSION VIEJO                                    No MI                           100245711034470018               I
SAN DIEGO                                        No MI                           100093900000072261               I
LONG BEACH                                       No MI                           100360426010396595               I
RANCHO SANTA MARGARITA                           No MI                           100053525031164494               I
Salt Lake City                                   No MI                           100099230602210067               I
Indianapolis                                     No MI                           100013900803666100               I
Bedminster                                       No MI                                                     0      I
Anoka                                            No MI                           100431500000004412               I
ORONO                                            No MI                           100431500000002986               I
Maple Grove                                      No MI                           100131500000004255               I
KYLE                                             No MI                           100198900000045378               I
KYLE                                             No MI                           100198900000043910               I
NEW BRAUNFELS                                    PMI                             100198900000043381               I
CONVERSE                                         No MI                           100198900000045006               I
COCOA                                            No MI                           100198900000045782               I
LANCASTER                                        No MI                           100198900000046814               I
GREENVILLE                                       No MI                                                     0      I
KYLE                                             No MI                           100198900000047382               I
THE WOODLANDS                                    No MI                           100198900000045954               I
Tomball                                          No MI                           100198900000046079               I
Waterbury                                        No MI                           100198900000048661               I
NORFOLK                                          No MI                           100198900000046798               I
Glendale                                         No MI                           100199500136890629               I
Anthem                                           No MI                           100194500135374518               I
HOUSTON                                          No MI                           100016900058667776               I
Choctaw                                          No MI                           100016900063424148               I
Houston                                          No MI                           100016900061063146               I
JOLIET                                           No MI                           100399600000116388               I
PEQUOT LAKES                                     No MI                           100399600000117907               I
ARP                                              No MI                           100251800000009339               I
TYLER                                            No MI                           100251800000011939               I
Asheboro                                         No MI                           100251800000012291               I
TAMPA                                            No MI                           100251800000009933               I
Dallas                                           No MI                           100251800000012341               I
Tampa                                            No MI                           100034200005513985               I
Tampa                                            No MI                           100034200005514009               I
Phoenix                                          No MI                           100034200005472653               I
Miami                                            No MI                           100034200005547546               I
Raeford                                          No MI                           100034200005543321               I
North Bergen                                     Republic MIC                    100034200005507656               I
Phoenix                                          No MI                           100034200057090692               I
Friendswood                                      No MI                           100034200057061396               I
Old Hickory                                      No MI                           100034200057079752               I
Las Vegas                                        No MI                           100034200057046892               I
Orlando                                          No MI                           100022100133749051               I
St Augustine                                     No MI                           100148700000034120               I
Dallas                                           No MI                           100424906020022863               I
Dallas                                           No MI                           100424906020022855               I
Dallas                                           No MI                           100424906020022830               I
Salt Lake City                                   No MI                           100424906030030054               I
Dallas                                           No MI                           100424900602300228               I
Houston                                          No MI                           100424906020027656               I
Lake Alfred                                      No MI                           100038500010128067               I
Brooksville                                      No MI                           100038500010119140               I
Wood River                                       No MI                           100038500010127010               I
Birmingham                                       No MI                           100038500010125485               I
Mc Louth                                         No MI                           100038500010111121               I
Boca Raton                                       No MI                           100083300000008120               I
Tampa                                            No MI                           100083300000007452               I
Freehold                                         No MI                           100133001000534673               I
Attleboro                                        No MI                           100209600002148231               I
San Fernando                                     No MI                                                     0      I
Downey                                           No MI                           100385700009175348               I
Cleveland                                        No MI                           100431900103357842               I
WILMINGTON                                       No MI                           100431900103532469               I
Santa Rosa                                       No MI                           100431900103193452               I
ADELANTO                                         No MI                           100431900103458467               I
tempe                                            No MI                           100431900103540942               I
denver                                           No MI                           100431900103558167               I
West Palm Beach                                  No MI                           100431900103502116               I
King City                                        No MI                           100431900103519599               I
TUSCALOOSA                                       No MI                           100020700194504774               I
SANTA ROSA                                       No MI                           100161200000024025               I
UKIAH                                            No MI                           100161200000243310               I
HIDDEN VALLEY LAKE                               No MI                           100161200000238484               I
HAYWARD                                          No MI                           100161200000242502               I
SAN JOSE                                         No MI                           100161200000242437               I
SANTA ROSA                                       No MI                           100161200000242718               I
Escondido                                        No MI                           100246100006611545               I
FREDERICK                                        No MI                           100027605111307941               I
CLARKSBURG                                       No MI                           100027605052617019               I
Upland                                           No MI                           100171906030014814               I
Daly City                                        No MI                           100171906030015464               I
Phoenix                                          No MI                                                     0      I
Phoenix                                          No MI                           100171906020013727               I
Phoenix                                          No MI                           100171906030015415               I
Maricopa                                         No MI                           100188601000009842               I
LOCUST GROVE                                     No MI                           100032100001005840               I
CARTERSVILLE                                     No MI                           100032100001008224               I
MCDONOUGH                                        No MI                           100032100000551000               I
Hinesville                                       No MI                           100032100001011053               I
STATHAM                                          No MI                                                     0      I
CHARLOTTE                                        No MI                           100032100000606184               I
FAIRBURN                                         No MI                           100032100000610574               I
CONYERS                                          No MI                           100032100001003175               I
MCDONOUGH                                        No MI                           100032100000627677               I
SENECA                                           No MI                           100032100000633766               I
ROME                                             No MI                           100032100000630127               I
Atlanta                                          No MI                           100032100000633378               I
Newnan                                           No MI                           100032100001011665               I
CARTERSVILLE                                     No MI                           100032100001002334               I
STONE MOUNTAIN                                   No MI                           100032100001001070               I
Lithonia                                         No MI                           100032100001003407               I
Powder Springs                                   No MI                           100032100001005337               I
DALLAS                                           No MI                           100032100000633105               I
CHARLOTTE                                        No MI                           100032100001008026               I
Douglasville                                     No MI                           100032100001007002               I
Dayton                                           No MI                           100032100001004595               I
CARTERSVILLE                                     No MI                           100032100001007952               I
STOCKBRIDGE                                      No MI                           100032100001007093               I
BARONA RANCHERIA                                 No MI                           100086600100101700               I
STEGER                                           No MI                           100086600360034161               I
LAS VEGAS                                        No MI                           100096600193001056               I
PORTLAND                                         No MI                           100086600526040185               I
ENCINO                                           No MI                           100086600210059012               I
COMMERCE                                         No MI                                                     0      I
Louisville                                       PMI                             100404400000018178               I
SPRINGFIELD                                      No MI                           100404400000024143               I
Olive Branch                                     No MI                           100404400000019150               I
Olive Branch                                     No MI                           100404400000015885               I
Gunter                                           No MI                                                     0      I
Grand Prairie                                    No MI                           100404400000029035               I
SAN FRANCISCO                                    No MI                                                     0      I
Tice                                             No MI                           100229330000103162               I
North Myrtle Beach                               No MI                           100229330000114581               I
Pelham                                           No MI                           100229330000098875               I
Atlanta                                          No MI                           100229330000121222               I
Rincon                                           No MI                           100229330000117675               I
Newnan                                           No MI                           100229330000112007               I
Cartersville                                     No MI                           100229330000124457               I
Canton                                           No MI                           100229330000129795               I
Villa Rica                                       No MI                                                     0      I
Dallas                                           Mortgage Guaranty In            100229330000092514               I
Atlantic Beach                                   No MI                           100229330000056626               I
Valdosta                                         No MI                           100229330000023873               I
Vinton                                           No MI                           100146401692001590               I
Trenton                                          No MI                           100053630461006528               I
LEWISVILLE                                       No MI                           100053630231007079               I
Plano                                            No MI                           100053630191010568               I
WICHITA                                          No MI                           100053620141000561               I
HORSESHOE BAY                                    No MI                           100053620011089801               I
COLUMBIA                                         No MI                           100053630641004732               I
South Elgin                                      No MI                           100113200135360657               I
STREAMWOOD                                       No MI                           100057400002626044               I
RANCHO CUCAMONGA                                 No MI                           100057400002560284               I
NORTH RIDGEVILLE                                 No MI                           100057400002507459               I
CORONA                                           No MI                           100057400002277525               I
KISSIMMEE                                        No MI                           100057400002467902               I
ALAMOSA                                          No MI                           100124700007011666               I
CO SPGS                                          No MI                           100124700070114537               I
Muskogee                                         No MI                           100124700070075381               I
SANTA CRUZ                                       No MI                           100124700070109024               I
ALPINE                                           No MI                           100124700070121417               I
OREM                                             No MI                           100124700070124015               I
Murrieta                                         No MI                           100114700000223301               I
Norton                                           No MI                           100094600000419160               I
SHERMAN                                          No MI                           100094600000417636               I
Worcester                                        No MI                                                     0      I
Columbiana                                       No MI                           100265600004816562               I
Hartford                                         No MI                           100265600004818972               I
Cleveland                                        No MI                           100265600004256892               I
Miami                                            No MI                           100265600004286741               I
Rowlett                                          No MI                           100265600004824871               I
Orlando                                          No MI                           100265600004422155               I
Atlanta                                          No MI                           100265600004820598               I
Stafford Township                                No MI                           100057602000171184               I
Roselle                                          No MI                           100057602000171812               I
COLUMBIA                                         No MI                           100047152206003560               I
Charleston                                       No MI                           100078200000198409               I
Riverdale                                        No MI                           100135813100121302               I
Conyers                                          No MI                           100135813110045723               I
Las Vegas                                        No MI                           100194992106019856               I
Scottsdale                                       No MI                           100194972106020922               I
Hampton                                          No MI                           100173250010039634               I
Oro Valley                                       No MI                           100070706010079460               I
YUMA                                             No MI                           100070706030084219               I
Hampstead                                        No MI                           100065500000237742               I
Marietta                                         No MI                           100065500000240183               I
Dallas                                           No MI                           100307100000146494               I
CHICKAMAUGA                                      Radian Guaranty                 100085600023235909               I
MACON                                            No MI                           100029500008211736               I
CHICKAMAUGA                                      Mortgage Guaranty In            100029500007864709               I
Mount Laurel                                     No MI                           100076500000917977               I
Philadelphia                                     No MI                           100076500000927158               I
Avalon                                           No MI                           100076500000926614               I
Vineland                                         No MI                           100076500000942157               I
Philadelphia                                     No MI                           100076500001186614               I
Cherry Hill                                      No MI                           100076500000187159               I
Hopewell                                         No MI                           100076500000923199               I
Marion                                           No MI                           100293000135581274               I
POTOMAC                                          No MI                           100293000135199549               I
Haverstraw                                       No MI                           100293000135603136               I
LILBURN                                          No MI                           100293000134852304               I
DOUGLASVILLE                                     No MI                           100293000134992803               I
DES MOINES                                       PMI                             100293000134623465               I
BELLEVUE                                         No MI                           100257000000167112               I
Baltimore                                        No MI                           100289400000037392               I
Passaic                                          No MI                           100212002000057446               I
Muskegon                                         No MI                           100031205707300709               I
Charlotte                                        No MI                           100031209807280613               I
SAN ANTONIO                                      No MI                           100075900496002915               I
PIPE CREEK                                       No MI                           100075900496002741               I
SAN ANTONIO                                      No MI                           100075900495015959               I
BROKEN ARROW                                     No MI                           100075900126009934               I
FULLERTON                                        No MI                                                     0      I
ROSEVILLE                                        No MI                                                     0      I
BERKELEY                                         No MI                                                     0      I
HEMET                                            No MI                                                     0      I
GARDENA                                          No MI                                                     0      I
PASO ROBLES                                      No MI                                                     0      I
SAN JOSE                                         No MI                                                     0      I
OAKLAND                                          No MI                                                     0      I
TUSTIN                                           No MI                                                     0      I
SANTA FE SPRINGS                                 No MI                                                     0      I
GIG HARBOR                                       No MI                           100131020506926565               I
GARDENA                                          No MI                                                     0      I
VIRGINIA BEACH                                   No MI                                                     0      I
BEDFORD                                          No MI                                                     0      I
ROSEDALE                                         Republic MIC                                              0      I
CHINO                                            No MI                                                     0      I
LA HONDA                                         No MI                                                     0      I
ROSEVILLE                                        No MI                                                     0      I
PHOENIXVILLE                                     No MI                           100013700057791954               I
VIRGINIA BEACH                                   No MI                           100013700059571222               I
ELMWOOD PARK                                     No MI                           100013700069887766               I
BEACH MOUNTAIN                                   No MI                           100013700057759431               I
BIRMINGHAM                                       No MI                           100013700039406838               I
MOORESVILLE                                      No MI                           100013700059559474               I
ALLEN                                            No MI                           100013700039392103               I
WEST PALM BEACH                                  No MI                           100013700057739797               I
TOMS RIVER                                       No MI                           100013700057635482               I
CHAPEL HILL                                      No MI                           100013700057747170               I
PACIFIC PALISADES                                No MI                           100013700089661407               I
RUMSON                                           No MI                           100013700057731604               I
RICHMOND                                         No MI                           100013700057766543               I
JACKSONVILLE                                     No MI                           100013700057763490               I
WINSTON SALEM                                    No MI                           100013700057764076               I
HILTON HEAD                                      No MI                           100013700057731323               I
CORNELIUS                                        No MI                           100013700057761163               I
ARLINGTON                                        No MI                           100013700057749010               I
CHARLTON                                         No MI                           100013700057725200               I
MIAMI BEACH                                      No MI                           100013700059625036               I
HOT SPRINGS                                      No MI                           100013700089661498               I
BIRMINGHAM                                       No MI                           100013700039386337               I
SUMMERVILLE                                      No MI                           100013700057102855               I
SOUTH BARRINGTON                                 No MI                           100013700063156531               I
MT PLEASANT                                      No MI                           100013700057662585               I
CHARLESTON                                       No MI                           100013700069876207               I
GAINESVILLE                                      No MI                           100013700057773911               I
NEWARK                                           No MI                           100013700057724211               I
BRIARCLIFF MANOR                                 No MI                           100013700057608018               I
BOWIE                                            No MI                           100013700059569036               I
PALM BEACH GARDENS                               No MI                           100013700059586964               I
VIRGINIA BEACH                                   No MI                           100013700059586931               I
OCEAN CITY                                       No MI                           100013700057692749               I
ARLINGTON                                        No MI                           100013700059585867               I
APEX                                             No MI                           100013700059575538               I
RICHMOND                                         No MI                           100013700059573954               I
CARY                                             No MI                           100013700059561496               I
WINSTON SALEM                                    No MI                           100013700059559870               I
MT PLEASANT                                      No MI                           100013700057554428               I
LUTZ                                             No MI                           100013700057787960               I
LEESBURG                                         No MI                           100013700059556140               I
VIRGINIA BEACH                                   No MI                           100013700057791616               I
DAHLONEGA                                        No MI                           100013700057788992               I
LAWRENCE TWP                                     No MI                           100013700057787796               I
SENECA                                           No MI                           100013700057709881               I
AVENTURA                                         No MI                           100013700057714030               I
SAVANNAH                                         No MI                           100013700059567063               I
NEW YORK                                         No MI                           100013700057783126               I
RALEIGH                                          No MI                           100013700057778977               I
MONTCLAIR                                        No MI                           100013700059597599               I
SHORT HILLS                                      No MI                           100013700057743237               I
SAVANNAH                                         No MI                           100013700089665853               I
WARREN                                           No MI                           100013700057753418               I
NEW YORK                                         No MI                           100013700059573814               I
BLUFFTON                                         No MI                           100013700057732834               I
WILDWOOD                                         No MI                           100013700057748384               I
HILTON HEAD ISLAND                               No MI                           100013700057746875               I
BLOWING ROCK                                     No MI                           100013700057762021               I
NOKESVILLE                                       No MI                           100013700059600757               I
NORFOLK                                          No MI                           100013700059565273               I
NEW YORK                                         No MI                           100013700057772863               I
LIGHTHOUSE POINT                                 No MI                           100013700057776666               I
WILTON                                           No MI                           100013700057791897               I
KIAWAH ISLAND                                    No MI                           100013700057780171               I
GLADSTONE                                        No MI                           100013700057728014               I
HILLSBOROUGH                                     No MI                           100013700057721795               I
ALEXANDRIA                                       No MI                           100013700059565042               I
PHILADELPHIA                                     No MI                           100013700059605830               I
JACKSONVILLE                                     No MI                           100013700059560910               I
HOMEWOOD                                         No MI                           100013700057790592               I
PEEKSKILL                                        No MI                           100013700059586865               I
YORKTOWN                                         No MI                           100013700057675041               I
LIGHTHOUSE POINT                                 No MI                           100013700057785618               I
HENDERSONVILLE                                   No MI                           100013700057713842               I
RICHMOND                                         No MI                           100013700057785329               I
CHARLOTTE                                        No MI                           100013700057720789               I
RICHMOND HILL                                    No MI                           100013700059596443               I
WASHINGTON                                       No MI                           100013700057724195               I
EAST VINCENT TOWNSHIP                            No MI                           100013700057713792               I
CRESCO                                           No MI                           100013700057719898               I
CORAL SPRINGS                                    No MI                           100013700039361579               I
RALEIGH                                          No MI                           100013700089671836               I
STEWARTSTOWN                                     No MI                           100013700057106559               I
COLUMBUS                                         No MI                           100013700059569499               I
FLORENCE                                         No MI                           100013700057791780               I
DAVIDSON                                         No MI                           100013700057713313               I
OZONA                                            No MI                           100013700069909529               I
MILFORD                                          No MI                           100013700069950499               I
MOORESVILLE                                      No MI                           100013700069915781               I
ELLICOTT CITY                                    No MI                           100013700057736264               I
GLEN ALLEN                                       No MI                           100013700089665275               I
APEX                                             No MI                           100013700069376257               I
MC LEAN                                          No MI                           100013700057665349               I
PARSIPPANY                                       No MI                           100013700057694158               I
FT LAUDERDALE                                    No MI                           100013700057693184               I
FREDERICKSBURG                                   No MI                           100013700063160269               I
WINTER GARDEN                                    No MI                           100013700068966231               I
MARIPOSA                                         No MI                           100245400024350576               I
CITY OF LONG BEACH                               No MI                           100220501000176445               I
PARK CITY                                        No MI                           100245400023934784               I
DRAPER                                           No MI                           100245400023923225               I
LINCOLN                                          No MI                           100245400024152725               I
CARMICHAEL                                       No MI                           100245400023905909               I
DANVILLE                                         No MI                           100245400023901965               I
HOPEWELL                                         No MI                           100220501000177476               I
NAPA                                             No MI                           100245400023893899               I
OAKTON                                           No MI                           100245400023875110               I
BRUSH PRAIRIE                                    No MI                           100097700070017550               I
LADERA RANCH                                     No MI                           100245400024361243               I
WEST LAFAYETTE                                   No MI                           100271601300152480               I
SAN JOSE                                         No MI                           100220501000186535               I
YUBA CITY                                        No MI                           100245400022938638               I
BERKELEY TOWNSHIP                                No MI                           100245400023940518               I
MONTICELLO                                       No MI                           100245400023916914               I
YUBA CITY                                        No MI                           100245400022926872               I
EVANSTON                                         No MI                           100097700001033528               I
MILWAUKEE                                        No MI                           100272405091932384               I
UNINCORPORATED AREA                              No MI                           100365305110013877               I
SPRING VALLEY                                    No MI                           100245400024363355               I
SAN DIEGO                                        No MI                           100245400024386638               I
ARLINGTON                                        No MI                           100245400023694545               I
ANDOVER                                          No MI                           100220501000181783               I
FRESNO                                           No MI                           100245400024460979               I
WHEATLEY HEIGHTS                                 No MI                           100245400023709251               I
CHICAGO                                          No MI                           100097700001037594               I
KOKOMO                                           No MI                           100245400024395910               I
SAN JOSE                                         No MI                           100245400023910701               I
SALT LAKE CITY                                   No MI                           100245400023899631               I
PARK CITY                                        No MI                           100245400023857571               I
GLENDALE                                         No MI                           100245400024380979               I
WINCHESTER                                       No MI                           100245400023897171               I
CITY OF SAN JOSE                                 No MI                           100220501000180280               I
WEST LINN                                        No MI                           100097700070020760               I
OKLAHOMA CITY                                    No MI                           100245400023770196               I

CITY1                                            LIEN                 BALLOON            IO_FLAG          IO_PERIOD
--------------------------------------------------------------------------------------------------------------------------
POTOMAC                                          First Lien           No                 NO                             0
ASHBURN                                          First Lien           No                 NO                             0
VIENNA                                           First Lien           No                 YES                          120
YORBA LINDA                                      First Lien           No                 NO                             0
WASHINGTON                                       First Lien           No                 NO                             0
CABIN JOHN                                       First Lien           No                 NO                             0
KENSINGTON                                       First Lien           No                 NO                             0
ROCKVILLE                                        First Lien           No                 NO                             0
COLUMBIA                                         First Lien           No                 NO                             0
OAKTON                                           First Lien           No                 YES                          120
BETHESDA                                         First Lien           No                 NO                             0
ASHBURN                                          First Lien           No                 YES                          120
WASHINGTON                                       First Lien           No                 YES                          120
WASHINGTON                                       First Lien           No                 NO                             0
SOUTHINGTON                                      First Lien           No                 NO                             0
ALEXANDRIA                                       First Lien           No                 NO                             0
FALLS CHURCH                                     First Lien           No                 YES                          120
ARLINGTON                                        First Lien           No                 YES                          120
REHOBOTH BEACH                                   First Lien           No                 YES                          120
CENTREVILLE                                      First Lien           No                 YES                          120
GLENALLEN                                        First Lien           No                 YES                          120
ANNAPOLIS                                        First Lien           No                 YES                          120
SILVER SPRING                                    First Lien           No                 NO                             0
ARVADA                                           First Lien           No                 YES                          120
HERNDON                                          First Lien           No                 NO                             0
MANASSAS                                         First Lien           No                 NO                             0
SAN DIEGO                                        First Lien           No                 NO                             0
CHAPEL HILL                                      First Lien           No                 NO                             0
CHEVY CHASE                                      First Lien           No                 YES                          120
BOLTON LANDING                                   First Lien           No                 YES                          120
SILVER SPRING                                    First Lien           No                 YES                          120
VIENNA                                           First Lien           No                 NO                             0
WASHINGTON                                       First Lien           No                 YES                          120
MANASSAS                                         First Lien           No                 YES                          120
CHEVY CHASE                                      First Lien           No                 YES                          120
NEWTOWN                                          First Lien           No                 YES                          120
ALEXANDRIA                                       First Lien           No                 NO                             0
CORAL GABLES                                     First Lien           No                 NO                             0
FAIRFAX                                          First Lien           No                 NO                             0
WARREN                                           First Lien           No                 NO                             0
ERWINNA                                          First Lien           No                 NO                             0
WASHINGTON                                       First Lien           No                 NO                             0
PORT WASHINGTON                                  First Lien           No                 NO                             0
MICHELLVILLE                                     First Lien           No                 NO                             0
LA PLATA                                         First Lien           No                 YES                          120
BETHESDA                                         First Lien           No                 YES                          120
GREENWOOD LAKE                                   First Lien           No                 YES                          120
BOWIE                                            First Lien           No                 NO                             0
ELLICOTT CITY                                    First Lien           No                 YES                          120
WASHINGTON                                       First Lien           No                 NO                             0
ALEXANDRIA                                       First Lien           No                 NO                             0
BETHESDA                                         First Lien           No                 YES                          120
CHARLES TOWN                                     First Lien           No                 YES                          120
WASHINGTON                                       First Lien           No                 YES                          120
CHANTILLY                                        First Lien           No                 NO                             0
OAKTON                                           First Lien           No                 NO                             0
HILLSBOROUGH                                     First Lien           No                 NO                             0
SILVER SPRING                                    First Lien           No                 NO                             0
WASHINGTON                                       First Lien           No                 YES                          120
BETHESDA                                         First Lien           No                 YES                          120
LEESBURG                                         First Lien           No                 NO                             0
LAUREL                                           First Lien           No                 YES                          120
NW, WASHINGTON                                   First Lien           No                 NO                             0
CHEVY CHASE                                      First Lien           No                 NO                             0
BURTONVILLE                                      First Lien           No                 YES                          120
PHOENIX                                          First Lien           No                 NO                             0
BETHESDA                                         First Lien           No                 NO                             0
BETHESDA                                         First Lien           No                 YES                          120
WASHINGTON                                       First Lien           No                 NO                             0
JACKSONVILLE                                     First Lien           No                 NO                             0
HAMILTON                                         First Lien           No                 NO                             0
MANASSAS PARK                                    First Lien           No                 NO                             0
SPRINGFIELD                                      First Lien           No                 NO                             0
STERLING                                         First Lien           No                 NO                             0
WALNUT CREEK                                     First Lien           No                 YES                          120
UNION HALL                                       First Lien           No                 YES                          120
WASHINGTON                                       First Lien           No                 NO                             0
YORKTOWN                                         First Lien           No                 NO                             0
DERWOOD                                          First Lien           No                 NO                             0
ROCKVILLE                                        First Lien           No                 YES                          120
WARRENTON                                        First Lien           No                 NO                             0
RESTON                                           First Lien           No                 NO                             0
ARLINGTON                                        First Lien           No                 YES                          120
ALEXANDRIA                                       First Lien           No                 YES                          120
REHOBOTH BEACH                                   First Lien           No                 NO                             0
WASHINGTON                                       First Lien           No                 NO                             0
GAINESVILLE                                      First Lien           No                 NO                             0
KENSINGTON                                       First Lien           No                 NO                             0
KENSINGTON                                       First Lien           No                 NO                             0
ALEXANDRIA                                       First Lien           No                 NO                             0
ALEXANDRIA                                       First Lien           No                 NO                             0
ASHBURN                                          First Lien           No                 YES                          120
ARLINGTON                                        First Lien           No                 NO                             0
TOWER LAKES                                      First Lien           No                 NO                             0
3027 MEETING STREET                              First Lien           No                 NO                             0
REHOBETH BEACH                                   First Lien           No                 YES                          120
CHEVY CHASE                                      First Lien           No                 NO                             0
QUEENSTOWN                                       First Lien           No                 YES                          120
GREAT FALLS                                      First Lien           No                 NO                             0
POTOMAC                                          First Lien           No                 YES                          120
DERWOOD                                          First Lien           No                 NO                             0
ALEXANDRIA                                       First Lien           No                 NO                             0
BETHESDA                                         First Lien           No                 YES                          120
CHOWCHILLA                                       First Lien           No                 NO                             0
LLOYD HARBORS                                    First Lien           No                 YES                          120
LAUREL                                           First Lien           No                 YES                          120
ARLINGTON                                        First Lien           No                 YES                          120
WASHINGTON                                       First Lien           No                 YES                          120
WASHINGTON                                       First Lien           No                 NO                             0
ARLINGTON                                        First Lien           No                 NO                             0
BETHESDA                                         First Lien           No                 YES                          120
FLEMINGTON                                       First Lien           No                 NO                             0
Centreville                                      First Lien           No                 YES                          120
Upper Marlboro                                   First Lien           No                 NO                             0
Winchester                                       First Lien           No                 YES                          120
Purcellville                                     First Lien           No                 YES                          120
Clinton                                          First Lien           No                 YES                          120
Manassas                                         First Lien           No                 YES                          120
Clinton                                          First Lien           No                 YES                          120
Herndon                                          First Lien           No                 YES                          120
Newport News                                     First Lien           No                 YES                          120
Hollywood                                        First Lien           No                 YES                          120
Hamilton                                         First Lien           No                 YES                          120
Rockford                                         First Lien           No                 NO                             0
Elk Grove                                        First Lien           No                 NO                             0
FAWN GROVE                                       First Lien           No                 YES                          120
WASHINGTON                                       First Lien           No                 NO                             0
BALTIMORE                                        First Lien           No                 YES                          120
NEWARK                                           First Lien           No                 YES                          120
MENARD                                           First Lien           No                 NO                             0
Newark                                           First Lien           No                 YES                          120
Milford                                          First Lien           No                 YES                          120
Brooklyn                                         First Lien           No                 YES                          120
Brooklyn                                         First Lien           No                 NO                             0
Rochester                                        First Lien           No                 NO                             0
Largo                                            First Lien           No                 YES                          120
SANFORD                                          First Lien           No                 YES                          120
PATERSON                                         First Lien           No                 YES                          120
ORLANDO                                          First Lien           No                 YES                          120
HAMPTON BOROUGH                                  First Lien           No                 YES                          120
VICTORY GARDENS BOROUGH                          First Lien           No                 YES                          120
MYRTLE BEACH                                     First Lien           No                 YES                          120
MUSKEGON                                         First Lien           No                 NO                             0
Cleveland                                        First Lien           No                 YES                          120
MIAMI                                            First Lien           No                 YES                          120
Newark                                           First Lien           No                 NO                             0
Perth Amboy                                      First Lien           No                 NO                             0
WESTMINSTER                                      First Lien           Yes                NO                             0
Naples                                           First Lien           No                 NO                             0
Englewood                                        First Lien           No                 YES                          120
New Orleans                                      First Lien           No                 YES                          120
Clermont                                         First Lien           No                 NO                             0
ATLANTA                                          First Lien           No                 NO                             0
DEMOREST                                         First Lien           No                 YES                          120
GAINESVILLE                                      First Lien           No                 NO                             0
POWDER SPRINGS                                   First Lien           No                 YES                          120
DALLAS                                           First Lien           No                 YES                          120
BROOKLYN                                         First Lien           No                 NO                             0
Elkins Park                                      First Lien           No                 NO                             0
Richboro                                         First Lien           No                 NO                             0
AUBURN                                           First Lien           No                 YES                          120
AUSTIN                                           First Lien           No                 YES                          120
Arlington                                        First Lien           No                 NO                             0
Phenix City                                      First Lien           No                 NO                             0
Salisbury                                        First Lien           No                 NO                             0
Brownsville                                      First Lien           No                 NO                             0
Roswell                                          First Lien           No                 NO                             0
Denver                                           First Lien           No                 NO                             0
Little Rock                                      First Lien           No                 NO                             0
Miami                                            First Lien           No                 NO                             0
Cleveland                                        First Lien           No                 NO                             0
HOUSTON                                          First Lien           No                 NO                             0
MCKINNY                                          First Lien           No                 NO                             0
Saint Paul                                       First Lien           No                 YES                          120
Houston                                          First Lien           No                 NO                             0
Canyon Lake                                      First Lien           No                 NO                             0
Dallas                                           First Lien           No                 NO                             0
SPRING                                           First Lien           No                 NO                             0
Fort Worth                                       First Lien           No                 NO                             0
JACKSONVILLE                                     First Lien           No                 YES                          120
Blue Island                                      First Lien           No                 YES                          120
San Antonio                                      First Lien           No                 NO                             0
Providence                                       First Lien           No                 NO                             0
Oklahoma City                                    First Lien           No                 NO                             0
Von Ormy                                         First Lien           No                 NO                             0
Rio Rancho                                       First Lien           No                 NO                             0
HEMET                                            First Lien           No                 NO                             0
Arroyo Grande                                    First Lien           No                 NO                             0
San Pablo                                        First Lien           No                 YES                          120
Sanford                                          First Lien           No                 NO                             0
Portland                                         First Lien           No                 YES                          120
Redding                                          First Lien           No                 NO                             0
Sebring                                          First Lien           No                 NO                             0
Saint Helens                                     First Lien           No                 YES                          120
Vallejo                                          First Lien           Yes                NO                             0
Portland                                         First Lien           Yes                NO                             0
LEXINGTON                                        First Lien           No                 NO                             0
Ramona                                           First Lien           No                 YES                          120
NEWTON                                           First Lien           No                 NO                             0
Brookings                                        First Lien           No                 YES                          120
CINCINNATI                                       First Lien           No                 NO                             0
COLUMBUS                                         First Lien           No                 NO                             0
TERRE HAUTE                                      First Lien           No                 NO                             0
NELSONVILLE                                      First Lien           No                 NO                             0
JUPITER                                          First Lien           No                 YES                          120
Denver                                           First Lien           No                 NO                             0
Milwaukee                                        First Lien           No                 NO                             0
Harmony                                          First Lien           No                 NO                             0
Silver Spring                                    First Lien           No                 NO                             0
Sterling                                         First Lien           No                 YES                          120
MOORETOWN                                        First Lien           No                 NO                             0
Humble                                           First Lien           No                 NO                             0
Chattanooga                                      First Lien           No                 NO                             0
Wichita                                          First Lien           No                 YES                          120
Rio Rico                                         First Lien           No                 YES                          120
Cedar Rapids                                     First Lien           No                 NO                             0
Cottonwood                                       First Lien           No                 YES                          120
Emporia                                          First Lien           No                 NO                             0
FREDERICKSBURG                                   First Lien           No                 NO                             0
San Antonio                                      First Lien           No                 NO                             0
SPRING                                           First Lien           No                 NO                             0
TEMPLE                                           First Lien           No                 NO                             0
MIAMI                                            First Lien           No                 YES                          120
Baytown                                          First Lien           No                 NO                             0
Somerset                                         First Lien           No                 NO                             0
Butler                                           First Lien           No                 NO                             0
Newark                                           First Lien           No                 NO                             0
Philadelphia                                     First Lien           No                 YES                          120
Utica                                            First Lien           No                 NO                             0
CANANDAIGUA                                      First Lien           No                 NO                             0
NORTH PROVIDENCE                                 First Lien           No                 NO                             0
Plainville                                       First Lien           No                 YES                          120
HOLBROOK                                         First Lien           No                 YES                          120
CANANDAIGUA                                      First Lien           No                 NO                             0
FARMINGVILLE                                     First Lien           No                 YES                          120
Waterbury                                        First Lien           No                 NO                             0
Rochester                                        First Lien           No                 NO                             0
Rochester                                        First Lien           No                 NO                             0
Rochester                                        First Lien           No                 NO                             0
Rochester                                        First Lien           No                 NO                             0
Stonewall                                        First Lien           No                 NO                             0
DURHAM                                           First Lien           No                 NO                             0
HYATTSVILLE                                      First Lien           No                 YES                          120
STERLING                                         First Lien           No                 YES                          120
Mission                                          First Lien           No                 NO                             0
Lytle                                            First Lien           No                 YES                          120
CHATSWORTH                                       First Lien           No                 NO                             0
Downey                                           First Lien           No                 NO                             0
CHANTILLY                                        First Lien           No                 YES                          120
Ellicott City                                    First Lien           No                 NO                             0
Shrewsbury                                       First Lien           No                 YES                          120
ELKRIDGE                                         First Lien           No                 YES                          120
Sylmar                                           First Lien           No                 YES                          120
Las Cruces                                       First Lien           No                 YES                          120
Lubbock                                          First Lien           No                 NO                             0
Champaign                                        First Lien           No                 YES                          120
Newark                                           First Lien           No                 YES                          120
Austin                                           First Lien           No                 NO                             0
Trenton                                          First Lien           No                 NO                             0
Florissant                                       First Lien           No                 NO                             0
Kingwood                                         First Lien           No                 YES                          120
Rochester                                        First Lien           No                 NO                             0
Swansea                                          First Lien           No                 NO                             0
Lowell                                           First Lien           No                 YES                          120
City By The Sea                                  First Lien           No                 NO                             0
Charlotte                                        First Lien           No                 YES                          120
YUMA                                             First Lien           No                 YES                          120
BALTIMORE                                        First Lien           No                 NO                             0
OWINGS                                           First Lien           No                 NO                             0
Las Vegas                                        First Lien           No                 YES                          120
Huntington                                       First Lien           No                 YES                          120
Huntington                                       First Lien           Yes                NO                             0
Paterson                                         First Lien           No                 YES                          120
West Orange                                      First Lien           No                 YES                          120
West New York                                    First Lien           Yes                NO                             0
Paterson                                         First Lien           No                 NO                             0
Clifton                                          First Lien           Yes                NO                             0
Leonia                                           First Lien           No                 YES                          120
AUSTIN                                           First Lien           No                 NO                             0
ROCKFORD                                         First Lien           No                 NO                             0
GAITHERSBURG                                     First Lien           No                 NO                             0
SAN DIEGO                                        First Lien           No                 NO                             0
GLENDALE                                         First Lien           No                 YES                          120
SAN DIEGO                                        First Lien           No                 YES                          120
BURBANK                                          First Lien           No                 YES                          120
RANCHO SANTA MARGARITA                           First Lien           No                 YES                          120
CORONA                                           First Lien           No                 NO                             0
ALEXANDRIA                                       First Lien           No                 YES                          120
PORT WASHIGTON                                   First Lien           No                 YES                          120
LANGHORNE                                        First Lien           No                 NO                             0
LOS ANGELES                                      First Lien           No                 NO                             0
GLENDALE                                         First Lien           No                 NO                             0
ARNOLD                                           First Lien           No                 YES                          120
SUGAR  LAND                                      First Lien           No                 NO                             0
SAN JOSE                                         First Lien           No                 NO                             0
BONITA                                           First Lien           No                 NO                             0
ASHBURN                                          First Lien           No                 YES                          120
Pompton Lakes                                    First Lien           No                 NO                             0
CHULA VISTA                                      First Lien           No                 YES                          120
HANFORD                                          First Lien           No                 YES                          120
Saint Louis                                      First Lien           No                 YES                          120
NILES                                            First Lien           No                 YES                          120
Hopkins                                          First Lien           No                 NO                             0
GOLD CANYON                                      First Lien           No                 YES                          120
SCOTTSDALE                                       First Lien           No                 YES                          120
MIAMI                                            First Lien           No                 YES                          120
Durham                                           First Lien           No                 YES                          120
Jacksonville                                     First Lien           No                 NO                             0
Orlando                                          First Lien           No                 YES                          120
Jacksonville                                     First Lien           No                 NO                             0
SPARTA                                           First Lien           No                 NO                             0
FAIRFAX                                          First Lien           No                 YES                          120
RISING SUN                                       First Lien           No                 YES                          120
GLENDALE                                         First Lien           No                 YES                          120
Panorama City                                    First Lien           No                 NO                             0
Olney                                            First Lien           No                 NO                             0
Wando                                            First Lien           No                 NO                             0
MIAMI                                            First Lien           No                 YES                           60
NEWPORT COAST AREA                               First Lien           No                 YES                           60
BERKELEY                                         First Lien           No                 YES                           60
REDDING                                          First Lien           No                 YES                           60
THOUSAND OAKS                                    First Lien           No                 YES                           60
HUNTINGTON BEACH                                 First Lien           No                 YES                           60
FISHERS                                          First Lien           No                 YES                           60
DIAMOND BAR                                      First Lien           No                 YES                           60
LOS ANGELES (NORTH HOLLYW                        First Lien           No                 YES                          120
SPRING VALLEY                                    First Lien           No                 YES                           60
SAN DIEGO                                        First Lien           No                 YES                           60
PASO ROBLES                                      First Lien           No                 YES                          120
GLENDORA                                         First Lien           No                 YES                           60
SAN LEANDRO                                      First Lien           No                 YES                           60
HUNTINGTON BEACH                                 First Lien           No                 YES                           60
RANCHO CUCAMONGA                                 First Lien           No                 YES                          120
DUARTE                                           First Lien           No                 YES                           60
REDMOND                                          First Lien           No                 YES                           60
INGLEWOOD                                        First Lien           No                 YES                           60
STONY BROOK                                      First Lien           No                 YES                           60
GAINESVILLE                                      First Lien           No                 YES                          120
SAN DIEGO                                        First Lien           No                 YES                           60
SANTA ANA                                        First Lien           No                 YES                           60
SAN DIEGO                                        First Lien           No                 YES                           60
SAN FRANCISCO                                    First Lien           No                 YES                          120
ROCKLIN                                          First Lien           No                 YES                           60
KENMORE                                          First Lien           No                 YES                           60
LEESBURG                                         First Lien           No                 YES                           60
RENO                                             First Lien           No                 YES                           60
TORRANCE                                         First Lien           No                 YES                           60
CHULA VISTA                                      First Lien           No                 YES                           60
CARLSBAD                                         First Lien           No                 YES                           60
LAGUNA NIGUEL                                    First Lien           No                 YES                           60
OCEAN CITY                                       First Lien           No                 YES                           60
OXNARD                                           First Lien           No                 YES                           60
WESTMINSTER                                      First Lien           No                 YES                           60
NORWALK                                          First Lien           No                 YES                           60
NUEVO                                            First Lien           No                 YES                           60
IMPERIAL BEACH                                   First Lien           No                 YES                           60
STOCKTON                                         First Lien           No                 YES                           60
LONG BEACH                                       First Lien           No                 YES                           60
SPOTSYLVANIA                                     First Lien           No                 YES                           60
VISTA                                            First Lien           No                 YES                           60
CAPE CORAL                                       First Lien           No                 YES                           60
BRENTWOOD                                        First Lien           No                 YES                           60
CANOGA PARK                                      First Lien           No                 YES                           60
CANOGA PARK AREA)LO                              First Lien           No                 YES                          120
SAN DIEGO                                        First Lien           No                 YES                           60
TREASURE ISLAND                                  First Lien           No                 YES                           60
WESTMINSTER                                      First Lien           No                 YES                           60
ARLINGTON                                        First Lien           No                 YES                           60
SAN DIMAS                                        First Lien           No                 YES                           60
LAGUNA HILLS                                     First Lien           No                 YES                           60
WESTON                                           First Lien           No                 YES                          120
ORANGE                                           First Lien           No                 YES                           60
OCEANSIDE                                        First Lien           No                 YES                           60
LOS ANGELES                                      First Lien           No                 YES                           60
POMPANO BEACH                                    First Lien           No                 YES                           60
HOUSTON                                          First Lien           No                 YES                           60
ANTIOCH                                          First Lien           No                 YES                           60
RIVIERA BEACH                                    First Lien           No                 YES                           60
DOWNEY                                           First Lien           No                 YES                           60
FOUNTAIN VALLEY                                  First Lien           No                 YES                           60
MIAMI                                            First Lien           No                 YES                          120
PEARL RIVER                                      First Lien           No                 YES                           60
MIAMI BEACH                                      First Lien           No                 YES                           60
BROOKLYN                                         First Lien           No                 YES                           60
MISSION VIEJO                                    First Lien           No                 YES                           60
SAN DIEGO                                        First Lien           No                 YES                           60
LONG BEACH                                       First Lien           No                 YES                           60
RANCHO SANTA MARGARITA                           First Lien           No                 YES                           60
Salt Lake City                                   First Lien           No                 YES                          120
Indianapolis                                     First Lien           No                 YES                          120
Bedminster                                       First Lien           No                 YES                          120
Anoka                                            First Lien           No                 YES                          120
ORONO                                            First Lien           No                 NO                             0
Maple Grove                                      First Lien           No                 NO                             0
KYLE                                             First Lien           No                 YES                          120
KYLE                                             First Lien           No                 YES                          120
NEW BRAUNFELS                                    First Lien           No                 NO                             0
CONVERSE                                         First Lien           No                 NO                             0
COCOA                                            First Lien           No                 NO                             0
LANCASTER                                        First Lien           No                 YES                          120
GREENVILLE                                       First Lien           No                 NO                             0
KYLE                                             First Lien           No                 YES                          120
THE WOODLANDS                                    First Lien           No                 NO                             0
Tomball                                          First Lien           No                 NO                             0
Waterbury                                        First Lien           No                 NO                             0
NORFOLK                                          First Lien           No                 NO                             0
Glendale                                         First Lien           No                 YES                          120
Anthem                                           First Lien           No                 NO                             0
HOUSTON                                          First Lien           No                 NO                             0
Choctaw                                          First Lien           No                 NO                             0
Houston                                          First Lien           No                 NO                             0
JOLIET                                           First Lien           No                 YES                          120
PEQUOT LAKES                                     First Lien           No                 NO                             0
ARP                                              First Lien           No                 NO                             0
TYLER                                            First Lien           No                 NO                             0
Asheboro                                         First Lien           No                 NO                             0
TAMPA                                            First Lien           No                 YES                          120
Dallas                                           First Lien           No                 NO                             0
Tampa                                            First Lien           No                 YES                          120
Tampa                                            First Lien           No                 YES                          120
Phoenix                                          First Lien           No                 NO                             0
Miami                                            First Lien           No                 YES                          120
Raeford                                          First Lien           No                 NO                             0
North Bergen                                     First Lien           No                 YES                          120
Phoenix                                          First Lien           No                 NO                             0
Friendswood                                      First Lien           No                 NO                             0
Old Hickory                                      First Lien           No                 YES                          120
Las Vegas                                        First Lien           Yes                NO                             0
Orlando                                          First Lien           Yes                NO                             0
St Augustine                                     First Lien           No                 NO                             0
Dallas                                           First Lien           No                 NO                             0
Dallas                                           First Lien           No                 NO                             0
Dallas                                           First Lien           No                 NO                             0
Salt Lake City                                   First Lien           No                 YES                           60
Dallas                                           First Lien           No                 NO                             0
Houston                                          First Lien           No                 NO                             0
Lake Alfred                                      First Lien           No                 NO                             0
Brooksville                                      First Lien           No                 NO                             0
Wood River                                       First Lien           No                 NO                             0
Birmingham                                       First Lien           No                 NO                             0
Mc Louth                                         First Lien           No                 NO                             0
Boca Raton                                       First Lien           No                 YES                          120
Tampa                                            First Lien           No                 YES                          120
Freehold                                         First Lien           No                 YES                          120
Attleboro                                        First Lien           Yes                NO                             0
San Fernando                                     First Lien           Yes                NO                             0
Downey                                           First Lien           No                 NO                             0
Cleveland                                        First Lien           No                 NO                             0
WILMINGTON                                       First Lien           No                 YES                          120
Santa Rosa                                       First Lien           No                 YES                          120
ADELANTO                                         First Lien           No                 YES                          120
tempe                                            First Lien           Yes                NO                             0
denver                                           First Lien           No                 YES                          120
West Palm Beach                                  First Lien           No                 YES                          120
King City                                        First Lien           Yes                NO                             0
TUSCALOOSA                                       First Lien           No                 YES                          120
SANTA ROSA                                       First Lien           No                 YES                          120
UKIAH                                            First Lien           No                 NO                             0
HIDDEN VALLEY LAKE                               First Lien           No                 NO                             0
HAYWARD                                          First Lien           No                 NO                             0
SAN JOSE                                         First Lien           No                 NO                             0
SANTA ROSA                                       First Lien           No                 NO                             0
Escondido                                        First Lien           No                 YES                          120
FREDERICK                                        First Lien           No                 YES                          120
CLARKSBURG                                       First Lien           No                 NO                             0
Upland                                           First Lien           No                 YES                          120
Daly City                                        First Lien           No                 YES                          120
Phoenix                                          First Lien           No                 YES                          120
Phoenix                                          First Lien           No                 NO                             0
Phoenix                                          First Lien           No                 YES                          120
Maricopa                                         First Lien           No                 YES                          120
LOCUST GROVE                                     First Lien           No                 NO                             0
CARTERSVILLE                                     First Lien           No                 YES                          120
MCDONOUGH                                        First Lien           No                 YES                          120
Hinesville                                       First Lien           No                 YES                          120
STATHAM                                          First Lien           No                 NO                             0
CHARLOTTE                                        First Lien           No                 YES                          120
FAIRBURN                                         First Lien           No                 YES                          120
CONYERS                                          First Lien           No                 YES                          120
MCDONOUGH                                        First Lien           No                 YES                          120
SENECA                                           First Lien           No                 NO                             0
ROME                                             First Lien           No                 YES                          120
Atlanta                                          First Lien           No                 NO                             0
Newnan                                           First Lien           No                 NO                             0
CARTERSVILLE                                     First Lien           No                 NO                             0
STONE MOUNTAIN                                   First Lien           No                 YES                          120
Lithonia                                         First Lien           No                 NO                             0
Powder Springs                                   First Lien           No                 NO                             0
DALLAS                                           First Lien           No                 YES                          120
CHARLOTTE                                        First Lien           No                 YES                          120
Douglasville                                     First Lien           No                 YES                          120
Dayton                                           First Lien           No                 YES                          120
CARTERSVILLE                                     First Lien           No                 YES                          120
STOCKBRIDGE                                      First Lien           No                 NO                             0
BARONA RANCHERIA                                 First Lien           No                 YES                          120
STEGER                                           First Lien           No                 NO                             0
LAS VEGAS                                        First Lien           No                 YES                          120
PORTLAND                                         First Lien           No                 YES                          120
ENCINO                                           First Lien           No                 NO                             0
COMMERCE                                         First Lien           No                 NO                             0
Louisville                                       First Lien           No                 NO                             0
SPRINGFIELD                                      First Lien           No                 NO                             0
Olive Branch                                     First Lien           No                 YES                          120
Olive Branch                                     First Lien           No                 YES                          120
Gunter                                           First Lien           No                 NO                             0
Grand Prairie                                    First Lien           No                 NO                             0
SAN FRANCISCO                                    First Lien           No                 YES                          120
Tice                                             First Lien           No                 NO                             0
North Myrtle Beach                               First Lien           No                 NO                             0
Pelham                                           First Lien           No                 NO                             0
Atlanta                                          First Lien           No                 YES                          120
Rincon                                           First Lien           No                 NO                             0
Newnan                                           First Lien           Yes                NO                             0
Cartersville                                     First Lien           No                 NO                             0
Canton                                           First Lien           No                 YES                          120
Villa Rica                                       First Lien           No                 YES                          120
Dallas                                           First Lien           Yes                NO                             0
Atlantic Beach                                   First Lien           No                 YES                          120
Valdosta                                         First Lien           No                 NO                             0
Vinton                                           First Lien           No                 YES                          120
Trenton                                          First Lien           No                 YES                          120
LEWISVILLE                                       First Lien           No                 YES                          120
Plano                                            First Lien           No                 YES                          120
WICHITA                                          First Lien           No                 YES                          120
HORSESHOE BAY                                    First Lien           No                 NO                             0
COLUMBIA                                         First Lien           No                 NO                             0
South Elgin                                      First Lien           No                 YES                          120
STREAMWOOD                                       First Lien           No                 NO                             0
RANCHO CUCAMONGA                                 First Lien           No                 NO                             0
NORTH RIDGEVILLE                                 First Lien           No                 NO                             0
CORONA                                           First Lien           No                 NO                             0
KISSIMMEE                                        First Lien           No                 YES                          120
ALAMOSA                                          First Lien           No                 YES                          120
CO SPGS                                          First Lien           No                 YES                          120
Muskogee                                         First Lien           No                 NO                             0
SANTA CRUZ                                       First Lien           No                 NO                             0
ALPINE                                           First Lien           No                 YES                          120
OREM                                             First Lien           No                 YES                          120
Murrieta                                         First Lien           No                 YES                          120
Norton                                           First Lien           Yes                NO                             0
SHERMAN                                          First Lien           No                 YES                          120
Worcester                                        First Lien           No                 YES                          120
Columbiana                                       First Lien           No                 NO                             0
Hartford                                         First Lien           No                 NO                             0
Cleveland                                        First Lien           No                 NO                             0
Miami                                            First Lien           No                 NO                             0
Rowlett                                          First Lien           No                 NO                             0
Orlando                                          First Lien           No                 NO                             0
Atlanta                                          First Lien           No                 NO                             0
Stafford Township                                First Lien           No                 NO                             0
Roselle                                          First Lien           No                 YES                          120
COLUMBIA                                         First Lien           No                 YES                          120
Charleston                                       First Lien           No                 YES                          120
Riverdale                                        First Lien           No                 YES                          120
Conyers                                          First Lien           No                 NO                             0
Las Vegas                                        First Lien           No                 YES                          120
Scottsdale                                       First Lien           No                 YES                          120
Hampton                                          First Lien           Yes                NO                             0
Oro Valley                                       First Lien           No                 NO                             0
YUMA                                             First Lien           No                 YES                          120
Hampstead                                        First Lien           No                 YES                          120
Marietta                                         First Lien           No                 YES                          120
Dallas                                           First Lien           No                 YES                           60
CHICKAMAUGA                                      First Lien           No                 NO                             0
MACON                                            First Lien           No                 NO                             0
CHICKAMAUGA                                      First Lien           No                 NO                             0
Mount Laurel                                     First Lien           No                 NO                             0
Philadelphia                                     First Lien           No                 NO                             0
Avalon                                           First Lien           No                 NO                             0
Vineland                                         First Lien           No                 NO                             0
Philadelphia                                     First Lien           No                 NO                             0
Cherry Hill                                      First Lien           No                 NO                             0
Hopewell                                         First Lien           No                 NO                             0
Marion                                           First Lien           No                 NO                             0
POTOMAC                                          First Lien           No                 NO                             0
Haverstraw                                       First Lien           No                 YES                          120
LILBURN                                          First Lien           No                 YES                          120
DOUGLASVILLE                                     First Lien           No                 NO                             0
DES MOINES                                       First Lien           No                 NO                             0
BELLEVUE                                         First Lien           No                 NO                             0
Baltimore                                        First Lien           No                 YES                          120
Passaic                                          First Lien           No                 NO                             0
Muskegon                                         First Lien           No                 NO                             0
Charlotte                                        First Lien           No                 NO                             0
SAN ANTONIO                                      First Lien           No                 NO                             0
PIPE CREEK                                       First Lien           No                 NO                             0
SAN ANTONIO                                      First Lien           No                 YES                          120
BROKEN ARROW                                     First Lien           No                 YES                          120
FULLERTON                                        First Lien           No                 NO                             0
ROSEVILLE                                        First Lien           No                 NO                             0
BERKELEY                                         First Lien           No                 NO                             0
HEMET                                            First Lien           No                 NO                             0
GARDENA                                          First Lien           No                 NO                             0
PASO ROBLES                                      First Lien           No                 NO                             0
SAN JOSE                                         First Lien           No                 NO                             0
OAKLAND                                          First Lien           No                 NO                             0
TUSTIN                                           First Lien           No                 NO                             0
SANTA FE SPRINGS                                 First Lien           No                 NO                             0
GIG HARBOR                                       First Lien           No                 NO                             0
GARDENA                                          First Lien           No                 NO                             0
VIRGINIA BEACH                                   First Lien           No                 NO                             0
BEDFORD                                          First Lien           No                 NO                             0
ROSEDALE                                         First Lien           No                 NO                             0
CHINO                                            First Lien           No                 NO                             0
LA HONDA                                         First Lien           No                 NO                             0
ROSEVILLE                                        First Lien           No                 NO                             0
PHOENIXVILLE                                     First Lien           No                 NO                             0
VIRGINIA BEACH                                   First Lien           No                 NO                             0
ELMWOOD PARK                                     First Lien           No                 NO                             0
BEACH MOUNTAIN                                   First Lien           No                 NO                             0
BIRMINGHAM                                       First Lien           No                 NO                             0
MOORESVILLE                                      First Lien           No                 NO                             0
ALLEN                                            First Lien           No                 NO                             0
WEST PALM BEACH                                  First Lien           No                 NO                             0
TOMS RIVER                                       First Lien           No                 NO                             0
CHAPEL HILL                                      First Lien           No                 NO                             0
PACIFIC PALISADES                                First Lien           No                 NO                             0
RUMSON                                           First Lien           No                 NO                             0
RICHMOND                                         First Lien           No                 NO                             0
JACKSONVILLE                                     First Lien           No                 NO                             0
WINSTON SALEM                                    First Lien           No                 NO                             0
HILTON HEAD                                      First Lien           No                 YES                          120
CORNELIUS                                        First Lien           No                 YES                          120
ARLINGTON                                        First Lien           No                 YES                          120
CHARLTON                                         First Lien           No                 NO                             0
MIAMI BEACH                                      First Lien           No                 NO                             0
HOT SPRINGS                                      First Lien           No                 NO                             0
BIRMINGHAM                                       First Lien           No                 NO                             0
SUMMERVILLE                                      First Lien           No                 NO                             0
SOUTH BARRINGTON                                 First Lien           No                 NO                             0
MT PLEASANT                                      First Lien           No                 NO                             0
CHARLESTON                                       First Lien           No                 NO                             0
GAINESVILLE                                      First Lien           No                 NO                             0
NEWARK                                           First Lien           No                 NO                             0
BRIARCLIFF MANOR                                 First Lien           No                 NO                             0
BOWIE                                            First Lien           No                 YES                          120
PALM BEACH GARDENS                               First Lien           No                 NO                             0
VIRGINIA BEACH                                   First Lien           No                 NO                             0
OCEAN CITY                                       First Lien           No                 NO                             0
ARLINGTON                                        First Lien           No                 NO                             0
APEX                                             First Lien           No                 NO                             0
RICHMOND                                         First Lien           No                 NO                             0
CARY                                             First Lien           No                 NO                             0
WINSTON SALEM                                    First Lien           No                 NO                             0
MT PLEASANT                                      First Lien           No                 NO                             0
LUTZ                                             First Lien           No                 NO                             0
LEESBURG                                         First Lien           No                 NO                             0
VIRGINIA BEACH                                   First Lien           No                 NO                             0
DAHLONEGA                                        First Lien           No                 YES                          120
LAWRENCE TWP                                     First Lien           No                 NO                             0
SENECA                                           First Lien           No                 NO                             0
AVENTURA                                         First Lien           No                 NO                             0
SAVANNAH                                         First Lien           No                 NO                             0
NEW YORK                                         First Lien           No                 NO                             0
RALEIGH                                          First Lien           No                 NO                             0
MONTCLAIR                                        First Lien           No                 NO                             0
SHORT HILLS                                      First Lien           No                 NO                             0
SAVANNAH                                         First Lien           No                 NO                             0
WARREN                                           First Lien           No                 NO                             0
NEW YORK                                         First Lien           No                 NO                             0
BLUFFTON                                         First Lien           No                 YES                          120
WILDWOOD                                         First Lien           No                 YES                          120
HILTON HEAD ISLAND                               First Lien           No                 NO                             0
BLOWING ROCK                                     First Lien           No                 YES                          120
NOKESVILLE                                       First Lien           No                 NO                             0
NORFOLK                                          First Lien           No                 NO                             0
NEW YORK                                         First Lien           No                 NO                             0
LIGHTHOUSE POINT                                 First Lien           No                 NO                             0
WILTON                                           First Lien           No                 NO                             0
KIAWAH ISLAND                                    First Lien           No                 NO                             0
GLADSTONE                                        First Lien           No                 NO                             0
HILLSBOROUGH                                     First Lien           No                 NO                             0
ALEXANDRIA                                       First Lien           No                 YES                          120
PHILADELPHIA                                     First Lien           No                 NO                             0
JACKSONVILLE                                     First Lien           No                 NO                             0
HOMEWOOD                                         First Lien           No                 NO                             0
PEEKSKILL                                        First Lien           No                 NO                             0
YORKTOWN                                         First Lien           No                 NO                             0
LIGHTHOUSE POINT                                 First Lien           No                 NO                             0
HENDERSONVILLE                                   First Lien           No                 NO                             0
RICHMOND                                         First Lien           No                 NO                             0
CHARLOTTE                                        First Lien           No                 NO                             0
RICHMOND HILL                                    First Lien           No                 NO                             0
WASHINGTON                                       First Lien           No                 NO                             0
EAST VINCENT TOWNSHIP                            First Lien           No                 NO                             0
CRESCO                                           First Lien           No                 NO                             0
CORAL SPRINGS                                    First Lien           No                 NO                             0
RALEIGH                                          First Lien           No                 NO                             0
STEWARTSTOWN                                     First Lien           No                 NO                             0
COLUMBUS                                         First Lien           No                 NO                             0
FLORENCE                                         First Lien           No                 NO                             0
DAVIDSON                                         First Lien           No                 YES                          120
OZONA                                            First Lien           No                 NO                             0
MILFORD                                          First Lien           No                 NO                             0
MOORESVILLE                                      First Lien           No                 NO                             0
ELLICOTT CITY                                    First Lien           No                 NO                             0
GLEN ALLEN                                       First Lien           No                 YES                          120
APEX                                             First Lien           No                 NO                             0
MC LEAN                                          First Lien           No                 NO                             0
PARSIPPANY                                       First Lien           No                 YES                          120
FT LAUDERDALE                                    First Lien           No                 NO                             0
FREDERICKSBURG                                   First Lien           No                 NO                             0
WINTER GARDEN                                    First Lien           No                 NO                             0
MARIPOSA                                         First Lien           No                 NO                             0
CITY OF LONG BEACH                               First Lien           No                 NO                             0
PARK CITY                                        First Lien           No                 NO                             0
DRAPER                                           First Lien           No                 NO                             0
LINCOLN                                          First Lien           No                 NO                             0
CARMICHAEL                                       First Lien           No                 NO                             0
DANVILLE                                         First Lien           No                 NO                             0
HOPEWELL                                         First Lien           No                 NO                             0
NAPA                                             First Lien           No                 NO                             0
OAKTON                                           First Lien           No                 NO                             0
BRUSH PRAIRIE                                    First Lien           No                 NO                             0
LADERA RANCH                                     First Lien           No                 NO                             0
WEST LAFAYETTE                                   First Lien           No                 NO                             0
SAN JOSE                                         First Lien           No                 NO                             0
YUBA CITY                                        First Lien           No                 NO                             0
BERKELEY TOWNSHIP                                First Lien           No                 NO                             0
MONTICELLO                                       First Lien           No                 NO                             0
YUBA CITY                                        First Lien           No                 NO                             0
EVANSTON                                         First Lien           No                 NO                             0
MILWAUKEE                                        First Lien           No                 YES                          120
UNINCORPORATED AREA                              First Lien           No                 NO                             0
SPRING VALLEY                                    First Lien           No                 NO                             0
SAN DIEGO                                        First Lien           No                 YES                          120
ARLINGTON                                        First Lien           No                 NO                             0
ANDOVER                                          First Lien           No                 NO                             0
FRESNO                                           First Lien           No                 NO                             0
WHEATLEY HEIGHTS                                 First Lien           No                 NO                             0
CHICAGO                                          First Lien           No                 NO                             0
KOKOMO                                           First Lien           No                 NO                             0
SAN JOSE                                         First Lien           No                 NO                             0
SALT LAKE CITY                                   First Lien           No                 NO                             0
PARK CITY                                        First Lien           No                 NO                             0
GLENDALE                                         First Lien           No                 NO                             0
WINCHESTER                                       First Lien           No                 NO                             0
CITY OF SAN JOSE                                 First Lien           No                 NO                             0
WEST LINN                                        First Lien           No                 NO                             0
OKLAHOMA CITY                                    First Lien           No                 NO                             0

CITY1                                            PORTFOLIO
------------------------------------------------------------------
POTOMAC                                          EMC
ASHBURN                                          EMC
VIENNA                                           EMC
YORBA LINDA                                      EMC
WASHINGTON                                       EMC
CABIN JOHN                                       EMC
KENSINGTON                                       EMC
ROCKVILLE                                        EMC
COLUMBIA                                         EMC
OAKTON                                           EMC
BETHESDA                                         EMC
ASHBURN                                          EMC
WASHINGTON                                       EMC
WASHINGTON                                       EMC
SOUTHINGTON                                      EMC
ALEXANDRIA                                       EMC
FALLS CHURCH                                     EMC
ARLINGTON                                        EMC
REHOBOTH BEACH                                   EMC
CENTREVILLE                                      EMC
GLENALLEN                                        EMC
ANNAPOLIS                                        EMC
SILVER SPRING                                    EMC
ARVADA                                           EMC
HERNDON                                          EMC
MANASSAS                                         EMC
SAN DIEGO                                        EMC
CHAPEL HILL                                      EMC
CHEVY CHASE                                      EMC
BOLTON LANDING                                   EMC
SILVER SPRING                                    EMC
VIENNA                                           EMC
WASHINGTON                                       EMC
MANASSAS                                         EMC
CHEVY CHASE                                      EMC
NEWTOWN                                          EMC
ALEXANDRIA                                       EMC
CORAL GABLES                                     EMC
FAIRFAX                                          EMC
WARREN                                           EMC
ERWINNA                                          EMC
WASHINGTON                                       EMC
PORT WASHINGTON                                  EMC
MICHELLVILLE                                     EMC
LA PLATA                                         EMC
BETHESDA                                         EMC
GREENWOOD LAKE                                   EMC
BOWIE                                            EMC
ELLICOTT CITY                                    EMC
WASHINGTON                                       EMC
ALEXANDRIA                                       EMC
BETHESDA                                         EMC
CHARLES TOWN                                     EMC
WASHINGTON                                       EMC
CHANTILLY                                        EMC
OAKTON                                           EMC
HILLSBOROUGH                                     EMC
SILVER SPRING                                    EMC
WASHINGTON                                       EMC
BETHESDA                                         EMC
LEESBURG                                         EMC
LAUREL                                           EMC
NW, WASHINGTON                                   EMC
CHEVY CHASE                                      EMC
BURTONVILLE                                      EMC
PHOENIX                                          EMC
BETHESDA                                         EMC
BETHESDA                                         EMC
WASHINGTON                                       EMC
JACKSONVILLE                                     EMC
HAMILTON                                         EMC
MANASSAS PARK                                    EMC
SPRINGFIELD                                      EMC
STERLING                                         EMC
WALNUT CREEK                                     EMC
UNION HALL                                       EMC
WASHINGTON                                       EMC
YORKTOWN                                         EMC
DERWOOD                                          EMC
ROCKVILLE                                        EMC
WARRENTON                                        EMC
RESTON                                           EMC
ARLINGTON                                        EMC
ALEXANDRIA                                       EMC
REHOBOTH BEACH                                   EMC
WASHINGTON                                       EMC
GAINESVILLE                                      EMC
KENSINGTON                                       EMC
KENSINGTON                                       EMC
ALEXANDRIA                                       EMC
ALEXANDRIA                                       EMC
ASHBURN                                          EMC
ARLINGTON                                        EMC
TOWER LAKES                                      EMC
3027 MEETING STREET                              EMC
REHOBETH BEACH                                   EMC
CHEVY CHASE                                      EMC
QUEENSTOWN                                       EMC
GREAT FALLS                                      EMC
POTOMAC                                          EMC
DERWOOD                                          EMC
ALEXANDRIA                                       EMC
BETHESDA                                         EMC
CHOWCHILLA                                       EMC
LLOYD HARBORS                                    EMC
LAUREL                                           EMC
ARLINGTON                                        EMC
WASHINGTON                                       EMC
WASHINGTON                                       EMC
ARLINGTON                                        EMC
BETHESDA                                         EMC
FLEMINGTON                                       EMC
Centreville                                      EMC
Upper Marlboro                                   EMC
Winchester                                       EMC
Purcellville                                     EMC
Clinton                                          EMC
Manassas                                         EMC
Clinton                                          EMC
Herndon                                          EMC
Newport News                                     EMC
Hollywood                                        EMC
Hamilton                                         EMC
Rockford                                         EMC
Elk Grove                                        EMC
FAWN GROVE                                       EMC
WASHINGTON                                       EMC
BALTIMORE                                        EMC
NEWARK                                           EMC
MENARD                                           EMC
Newark                                           EMC
Milford                                          EMC
Brooklyn                                         EMC
Brooklyn                                         EMC
Rochester                                        EMC
Largo                                            EMC
SANFORD                                          EMC
PATERSON                                         EMC
ORLANDO                                          EMC
HAMPTON BOROUGH                                  EMC
VICTORY GARDENS BOROUGH                          EMC
MYRTLE BEACH                                     EMC
MUSKEGON                                         EMC
Cleveland                                        EMC
MIAMI                                            EMC
Newark                                           EMC
Perth Amboy                                      EMC
WESTMINSTER                                      EMC
Naples                                           EMC
Englewood                                        EMC
New Orleans                                      EMC
Clermont                                         EMC
ATLANTA                                          EMC
DEMOREST                                         EMC
GAINESVILLE                                      EMC
POWDER SPRINGS                                   EMC
DALLAS                                           EMC
BROOKLYN                                         EMC
Elkins Park                                      EMC
Richboro                                         EMC
AUBURN                                           EMC
AUSTIN                                           EMC
Arlington                                        EMC
Phenix City                                      EMC
Salisbury                                        EMC
Brownsville                                      EMC
Roswell                                          EMC
Denver                                           EMC
Little Rock                                      EMC
Miami                                            EMC
Cleveland                                        EMC
HOUSTON                                          EMC
MCKINNY                                          EMC
Saint Paul                                       EMC
Houston                                          EMC
Canyon Lake                                      EMC
Dallas                                           EMC
SPRING                                           EMC
Fort Worth                                       EMC
JACKSONVILLE                                     EMC
Blue Island                                      EMC
San Antonio                                      EMC
Providence                                       EMC
Oklahoma City                                    EMC
Von Ormy                                         EMC
Rio Rancho                                       EMC
HEMET                                            EMC
Arroyo Grande                                    EMC
San Pablo                                        EMC
Sanford                                          EMC
Portland                                         EMC
Redding                                          EMC
Sebring                                          EMC
Saint Helens                                     EMC
Vallejo                                          EMC
Portland                                         EMC
LEXINGTON                                        EMC
Ramona                                           EMC
NEWTON                                           EMC
Brookings                                        EMC
CINCINNATI                                       EMC
COLUMBUS                                         EMC
TERRE HAUTE                                      EMC
NELSONVILLE                                      EMC
JUPITER                                          EMC
Denver                                           EMC
Milwaukee                                        EMC
Harmony                                          EMC
Silver Spring                                    EMC
Sterling                                         EMC
MOORETOWN                                        EMC
Humble                                           EMC
Chattanooga                                      EMC
Wichita                                          EMC
Rio Rico                                         EMC
Cedar Rapids                                     EMC
Cottonwood                                       EMC
Emporia                                          EMC
FREDERICKSBURG                                   EMC
San Antonio                                      EMC
SPRING                                           EMC
TEMPLE                                           EMC
MIAMI                                            EMC
Baytown                                          EMC
Somerset                                         EMC
Butler                                           EMC
Newark                                           EMC
Philadelphia                                     EMC
Utica                                            EMC
CANANDAIGUA                                      EMC
NORTH PROVIDENCE                                 EMC
Plainville                                       EMC
HOLBROOK                                         EMC
CANANDAIGUA                                      EMC
FARMINGVILLE                                     EMC
Waterbury                                        EMC
Rochester                                        EMC
Rochester                                        EMC
Rochester                                        EMC
Rochester                                        EMC
Stonewall                                        EMC
DURHAM                                           EMC
HYATTSVILLE                                      EMC
STERLING                                         EMC
Mission                                          EMC
Lytle                                            EMC
CHATSWORTH                                       EMC
Downey                                           EMC
CHANTILLY                                        EMC
Ellicott City                                    EMC
Shrewsbury                                       EMC
ELKRIDGE                                         EMC
Sylmar                                           EMC
Las Cruces                                       EMC
Lubbock                                          EMC
Champaign                                        EMC
Newark                                           EMC
Austin                                           EMC
Trenton                                          EMC
Florissant                                       EMC
Kingwood                                         EMC
Rochester                                        EMC
Swansea                                          EMC
Lowell                                           EMC
City By The Sea                                  EMC
Charlotte                                        EMC
YUMA                                             EMC
BALTIMORE                                        EMC
OWINGS                                           EMC
Las Vegas                                        EMC
Huntington                                       EMC
Huntington                                       EMC
Paterson                                         EMC
West Orange                                      EMC
West New York                                    EMC
Paterson                                         EMC
Clifton                                          EMC
Leonia                                           EMC
AUSTIN                                           EMC
ROCKFORD                                         EMC
GAITHERSBURG                                     EMC
SAN DIEGO                                        EMC
GLENDALE                                         EMC
SAN DIEGO                                        EMC
BURBANK                                          EMC
RANCHO SANTA MARGARITA                           EMC
CORONA                                           EMC
ALEXANDRIA                                       EMC
PORT WASHIGTON                                   EMC
LANGHORNE                                        EMC
LOS ANGELES                                      EMC
GLENDALE                                         EMC
ARNOLD                                           EMC
SUGAR  LAND                                      EMC
SAN JOSE                                         EMC
BONITA                                           EMC
ASHBURN                                          EMC
Pompton Lakes                                    EMC
CHULA VISTA                                      EMC
HANFORD                                          EMC
Saint Louis                                      EMC
NILES                                            EMC
Hopkins                                          EMC
GOLD CANYON                                      EMC
SCOTTSDALE                                       EMC
MIAMI                                            EMC
Durham                                           EMC
Jacksonville                                     EMC
Orlando                                          EMC
Jacksonville                                     EMC
SPARTA                                           EMC
FAIRFAX                                          EMC
RISING SUN                                       EMC
GLENDALE                                         EMC
Panorama City                                    EMC
Olney                                            EMC
Wando                                            EMC
MIAMI                                            EMC
NEWPORT COAST AREA                               EMC
BERKELEY                                         EMC
REDDING                                          EMC
THOUSAND OAKS                                    EMC
HUNTINGTON BEACH                                 EMC
FISHERS                                          EMC
DIAMOND BAR                                      EMC
LOS ANGELES (NORTH HOLLYW                        EMC
SPRING VALLEY                                    EMC
SAN DIEGO                                        EMC
PASO ROBLES                                      EMC
GLENDORA                                         EMC
SAN LEANDRO                                      EMC
HUNTINGTON BEACH                                 EMC
RANCHO CUCAMONGA                                 EMC
DUARTE                                           EMC
REDMOND                                          EMC
INGLEWOOD                                        EMC
STONY BROOK                                      EMC
GAINESVILLE                                      EMC
SAN DIEGO                                        EMC
SANTA ANA                                        EMC
SAN DIEGO                                        EMC
SAN FRANCISCO                                    EMC
ROCKLIN                                          EMC
KENMORE                                          EMC
LEESBURG                                         EMC
RENO                                             EMC
TORRANCE                                         EMC
CHULA VISTA                                      EMC
CARLSBAD                                         EMC
LAGUNA NIGUEL                                    EMC
OCEAN CITY                                       EMC
OXNARD                                           EMC
WESTMINSTER                                      EMC
NORWALK                                          EMC
NUEVO                                            EMC
IMPERIAL BEACH                                   EMC
STOCKTON                                         EMC
LONG BEACH                                       EMC
SPOTSYLVANIA                                     EMC
VISTA                                            EMC
CAPE CORAL                                       EMC
BRENTWOOD                                        EMC
CANOGA PARK                                      EMC
CANOGA PARK AREA)LO                              EMC
SAN DIEGO                                        EMC
TREASURE ISLAND                                  EMC
WESTMINSTER                                      EMC
ARLINGTON                                        EMC
SAN DIMAS                                        EMC
LAGUNA HILLS                                     EMC
WESTON                                           EMC
ORANGE                                           EMC
OCEANSIDE                                        EMC
LOS ANGELES                                      EMC
POMPANO BEACH                                    EMC
HOUSTON                                          EMC
ANTIOCH                                          EMC
RIVIERA BEACH                                    EMC
DOWNEY                                           EMC
FOUNTAIN VALLEY                                  EMC
MIAMI                                            EMC
PEARL RIVER                                      EMC
MIAMI BEACH                                      EMC
BROOKLYN                                         EMC
MISSION VIEJO                                    EMC
SAN DIEGO                                        EMC
LONG BEACH                                       EMC
RANCHO SANTA MARGARITA                           EMC
Salt Lake City                                   EMC
Indianapolis                                     EMC
Bedminster                                       EMC
Anoka                                            EMC
ORONO                                            EMC
Maple Grove                                      EMC
KYLE                                             EMC
KYLE                                             EMC
NEW BRAUNFELS                                    EMC
CONVERSE                                         EMC
COCOA                                            EMC
LANCASTER                                        EMC
GREENVILLE                                       EMC
KYLE                                             EMC
THE WOODLANDS                                    EMC
Tomball                                          EMC
Waterbury                                        EMC
NORFOLK                                          EMC
Glendale                                         EMC
Anthem                                           EMC
HOUSTON                                          EMC
Choctaw                                          EMC
Houston                                          EMC
JOLIET                                           EMC
PEQUOT LAKES                                     EMC
ARP                                              EMC
TYLER                                            EMC
Asheboro                                         EMC
TAMPA                                            EMC
Dallas                                           EMC
Tampa                                            EMC
Tampa                                            EMC
Phoenix                                          EMC
Miami                                            EMC
Raeford                                          EMC
North Bergen                                     EMC
Phoenix                                          EMC
Friendswood                                      EMC
Old Hickory                                      EMC
Las Vegas                                        EMC
Orlando                                          EMC
St Augustine                                     EMC
Dallas                                           EMC
Dallas                                           EMC
Dallas                                           EMC
Salt Lake City                                   EMC
Dallas                                           EMC
Houston                                          EMC
Lake Alfred                                      EMC
Brooksville                                      EMC
Wood River                                       EMC
Birmingham                                       EMC
Mc Louth                                         EMC
Boca Raton                                       EMC
Tampa                                            EMC
Freehold                                         EMC
Attleboro                                        EMC
San Fernando                                     EMC
Downey                                           EMC
Cleveland                                        EMC
WILMINGTON                                       EMC
Santa Rosa                                       EMC
ADELANTO                                         EMC
tempe                                            EMC
denver                                           EMC
West Palm Beach                                  EMC
King City                                        EMC
TUSCALOOSA                                       EMC
SANTA ROSA                                       EMC
UKIAH                                            EMC
HIDDEN VALLEY LAKE                               EMC
HAYWARD                                          EMC
SAN JOSE                                         EMC
SANTA ROSA                                       EMC
Escondido                                        EMC
FREDERICK                                        EMC
CLARKSBURG                                       EMC
Upland                                           EMC
Daly City                                        EMC
Phoenix                                          EMC
Phoenix                                          EMC
Phoenix                                          EMC
Maricopa                                         EMC
LOCUST GROVE                                     EMC
CARTERSVILLE                                     EMC
MCDONOUGH                                        EMC
Hinesville                                       EMC
STATHAM                                          EMC
CHARLOTTE                                        EMC
FAIRBURN                                         EMC
CONYERS                                          EMC
MCDONOUGH                                        EMC
SENECA                                           EMC
ROME                                             EMC
Atlanta                                          EMC
Newnan                                           EMC
CARTERSVILLE                                     EMC
STONE MOUNTAIN                                   EMC
Lithonia                                         EMC
Powder Springs                                   EMC
DALLAS                                           EMC
CHARLOTTE                                        EMC
Douglasville                                     EMC
Dayton                                           EMC
CARTERSVILLE                                     EMC
STOCKBRIDGE                                      EMC
BARONA RANCHERIA                                 EMC
STEGER                                           EMC
LAS VEGAS                                        EMC
PORTLAND                                         EMC
ENCINO                                           EMC
COMMERCE                                         EMC
Louisville                                       EMC
SPRINGFIELD                                      EMC
Olive Branch                                     EMC
Olive Branch                                     EMC
Gunter                                           EMC
Grand Prairie                                    EMC
SAN FRANCISCO                                    EMC
Tice                                             EMC
North Myrtle Beach                               EMC
Pelham                                           EMC
Atlanta                                          EMC
Rincon                                           EMC
Newnan                                           EMC
Cartersville                                     EMC
Canton                                           EMC
Villa Rica                                       EMC
Dallas                                           EMC
Atlantic Beach                                   EMC
Valdosta                                         EMC
Vinton                                           EMC
Trenton                                          EMC
LEWISVILLE                                       EMC
Plano                                            EMC
WICHITA                                          EMC
HORSESHOE BAY                                    EMC
COLUMBIA                                         EMC
South Elgin                                      EMC
STREAMWOOD                                       EMC
RANCHO CUCAMONGA                                 EMC
NORTH RIDGEVILLE                                 EMC
CORONA                                           EMC
KISSIMMEE                                        EMC
ALAMOSA                                          EMC
CO SPGS                                          EMC
Muskogee                                         EMC
SANTA CRUZ                                       EMC
ALPINE                                           EMC
OREM                                             EMC
Murrieta                                         EMC
Norton                                           EMC
SHERMAN                                          EMC
Worcester                                        EMC
Columbiana                                       EMC
Hartford                                         EMC
Cleveland                                        EMC
Miami                                            EMC
Rowlett                                          EMC
Orlando                                          EMC
Atlanta                                          EMC
Stafford Township                                EMC
Roselle                                          EMC
COLUMBIA                                         EMC
Charleston                                       EMC
Riverdale                                        EMC
Conyers                                          EMC
Las Vegas                                        EMC
Scottsdale                                       EMC
Hampton                                          EMC
Oro Valley                                       EMC
YUMA                                             EMC
Hampstead                                        EMC
Marietta                                         EMC
Dallas                                           EMC
CHICKAMAUGA                                      EMC
MACON                                            EMC
CHICKAMAUGA                                      EMC
Mount Laurel                                     EMC
Philadelphia                                     EMC
Avalon                                           EMC
Vineland                                         EMC
Philadelphia                                     EMC
Cherry Hill                                      EMC
Hopewell                                         EMC
Marion                                           EMC
POTOMAC                                          EMC
Haverstraw                                       EMC
LILBURN                                          EMC
DOUGLASVILLE                                     EMC
DES MOINES                                       EMC
BELLEVUE                                         EMC
Baltimore                                        EMC
Passaic                                          EMC
Muskegon                                         EMC
Charlotte                                        EMC
SAN ANTONIO                                      EMC
PIPE CREEK                                       EMC
SAN ANTONIO                                      EMC
BROKEN ARROW                                     EMC
FULLERTON                                        EMC
ROSEVILLE                                        EMC
BERKELEY                                         EMC
HEMET                                            EMC
GARDENA                                          EMC
PASO ROBLES                                      EMC
SAN JOSE                                         EMC
OAKLAND                                          EMC
TUSTIN                                           EMC
SANTA FE SPRINGS                                 EMC
GIG HARBOR                                       EMC
GARDENA                                          EMC
VIRGINIA BEACH                                   EMC
BEDFORD                                          EMC
ROSEDALE                                         EMC
CHINO                                            EMC
LA HONDA                                         EMC
ROSEVILLE                                        EMC
PHOENIXVILLE                                     EMC
VIRGINIA BEACH                                   EMC
ELMWOOD PARK                                     EMC
BEACH MOUNTAIN                                   EMC
BIRMINGHAM                                       EMC
MOORESVILLE                                      EMC
ALLEN                                            EMC
WEST PALM BEACH                                  EMC
TOMS RIVER                                       EMC
CHAPEL HILL                                      EMC
PACIFIC PALISADES                                EMC
RUMSON                                           EMC
RICHMOND                                         EMC
JACKSONVILLE                                     EMC
WINSTON SALEM                                    EMC
HILTON HEAD                                      EMC
CORNELIUS                                        EMC
ARLINGTON                                        EMC
CHARLTON                                         EMC
MIAMI BEACH                                      EMC
HOT SPRINGS                                      EMC
BIRMINGHAM                                       EMC
SUMMERVILLE                                      EMC
SOUTH BARRINGTON                                 EMC
MT PLEASANT                                      EMC
CHARLESTON                                       EMC
GAINESVILLE                                      EMC
NEWARK                                           EMC
BRIARCLIFF MANOR                                 EMC
BOWIE                                            EMC
PALM BEACH GARDENS                               EMC
VIRGINIA BEACH                                   EMC
OCEAN CITY                                       EMC
ARLINGTON                                        EMC
APEX                                             EMC
RICHMOND                                         EMC
CARY                                             EMC
WINSTON SALEM                                    EMC
MT PLEASANT                                      EMC
LUTZ                                             EMC
LEESBURG                                         EMC
VIRGINIA BEACH                                   EMC
DAHLONEGA                                        EMC
LAWRENCE TWP                                     EMC
SENECA                                           EMC
AVENTURA                                         EMC
SAVANNAH                                         EMC
NEW YORK                                         EMC
RALEIGH                                          EMC
MONTCLAIR                                        EMC
SHORT HILLS                                      EMC
SAVANNAH                                         EMC
WARREN                                           EMC
NEW YORK                                         EMC
BLUFFTON                                         EMC
WILDWOOD                                         EMC
HILTON HEAD ISLAND                               EMC
BLOWING ROCK                                     EMC
NOKESVILLE                                       EMC
NORFOLK                                          EMC
NEW YORK                                         EMC
LIGHTHOUSE POINT                                 EMC
WILTON                                           EMC
KIAWAH ISLAND                                    EMC
GLADSTONE                                        EMC
HILLSBOROUGH                                     EMC
ALEXANDRIA                                       EMC
PHILADELPHIA                                     EMC
JACKSONVILLE                                     EMC
HOMEWOOD                                         EMC
PEEKSKILL                                        EMC
YORKTOWN                                         EMC
LIGHTHOUSE POINT                                 EMC
HENDERSONVILLE                                   EMC
RICHMOND                                         EMC
CHARLOTTE                                        EMC
RICHMOND HILL                                    EMC
WASHINGTON                                       EMC
EAST VINCENT TOWNSHIP                            EMC
CRESCO                                           EMC
CORAL SPRINGS                                    EMC
RALEIGH                                          EMC
STEWARTSTOWN                                     EMC
COLUMBUS                                         EMC
FLORENCE                                         EMC
DAVIDSON                                         EMC
OZONA                                            EMC
MILFORD                                          EMC
MOORESVILLE                                      EMC
ELLICOTT CITY                                    EMC
GLEN ALLEN                                       EMC
APEX                                             EMC
MC LEAN                                          EMC
PARSIPPANY                                       EMC
FT LAUDERDALE                                    EMC
FREDERICKSBURG                                   EMC
WINTER GARDEN                                    EMC
MARIPOSA                                         EMC
CITY OF LONG BEACH                               EMC
PARK CITY                                        EMC
DRAPER                                           EMC
LINCOLN                                          EMC
CARMICHAEL                                       EMC
DANVILLE                                         EMC
HOPEWELL                                         EMC
NAPA                                             EMC
OAKTON                                           EMC
BRUSH PRAIRIE                                    EMC
LADERA RANCH                                     EMC
WEST LAFAYETTE                                   EMC
SAN JOSE                                         EMC
YUBA CITY                                        EMC
BERKELEY TOWNSHIP                                EMC
MONTICELLO                                       EMC
YUBA CITY                                        EMC
EVANSTON                                         EMC
MILWAUKEE                                        EMC
UNINCORPORATED AREA                              EMC
SPRING VALLEY                                    EMC
SAN DIEGO                                        EMC
ARLINGTON                                        EMC
ANDOVER                                          EMC
FRESNO                                           EMC
WHEATLEY HEIGHTS                                 EMC
CHICAGO                                          EMC
KOKOMO                                           EMC
SAN JOSE                                         EMC
SALT LAKE CITY                                   EMC
PARK CITY                                        EMC
GLENDALE                                         EMC
WINCHESTER                                       EMC
CITY OF SAN JOSE                                 EMC
WEST LINN                                        EMC
OKLAHOMA CITY                                    EMC

EXHIBIT C

[Reserved]

EXHIBIT D

REQUEST FOR RELEASE OF DOCUMENTS

To:     Wells Fargo Bank, N.A.
1015 10th Avenue
Minneapolis, Minnesota 55414

RE:	Custodial Agreement dated as of
May 31, 2006, among SAMI II,
Wells Fargo Bank,
National Association, as Master Servicer, Custodian
and Securities Administrator,
and U.S. Bank National Association as Trustee

In connection with the administration of the Mortgage Loans held by you pursuant to the above-captioned Custodial Agreement, we request the release, and hereby acknowledge receipt, of the Mortgage File for the Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

_____	1.	Mortgage Paid in Full and proceeds have been deposited into the Custodial Account

_____	2.	Foreclosure

_____	3.	Substitution

_____	4.	Other Liquidation

_____	5. Nonliquidation Reason:_________________________________________________________________

_____	6.	California Mortgage Loan paid in full

By: _________________________________________________________________________________
                    (authorized signer)

Issuer: ______________________________________________________________________________

Address:_____________________________________________________________________________

Date:________________________________________________________________________________

EXHIBIT E

FORM OF AFFIDAVIT
                                            &# 160;
 Affidavit pursuant to Section 860E(e)(4) of the Internal Revenue Code of 1986, as amended, and for other purposes

STATE OF            )
                                            )   ss:
COUNTY OF                    )

[NAME OF OFFICER], being first duly sworn, deposes and says:

1. That he is [Title of Officer] of [Name of Investor] (the “Investor”), a [savings institution] [corporation] duly organized and existing under the laws of [the State of _______________] [the United States], on behalf of which he makes this affidavit.

2. That (i) the Investor is not a “disqualified organization” as defined in Section 860E(e)(5) of the Internal Revenue Code of 1986, as amended (the “Code”), and will not be a disqualified organization as of [Closing Date] [date of purchase]; (ii) it is not acquiring the Structured Asset Mortgage Investments II Inc., Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1 [Class R Certificates] (the “Residual Certificates”) for the account of a disqualified organization; (iii) it consents to any amendment of the Pooling and Servicing Agreement that shall be deemed necessary by Structured Asset Mortgage Investments II Inc. (upon advice of counsel) to constitute a reasonable arrangement to ensure that the Residual Certificates will not be owned directly or indirectly by a disqualified organization; and (iv) it will not transfer such Residual Certificates unless (a) it has received from the transferee an affidavit in substantially the same form as this affidavit containing these same four representations and (b) as of the time of the transfer, it does not have actual knowledge that such affidavit is false.

3. That the Investor is one of the following: (i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of, the United States or any state thereof or the District of Columbia (except, in the case of a partnership, to the extent provided in regulations), provided that no partnership or other entity treated as a partnership for United States federal income tax purposes shall be treated as a United States Person unless all persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are United States Persons, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust other than a “foreign trust,” as defined in Section 7701 (a)(31) of the Code.

4.That the Investor’s taxpayer identification number is ________________.

5. That no purpose of the acquisition of the Residual Certificates is to avoid or impede the assessment or collection of tax.

6. That the Investor understands that, as the holder of the Residual Certificates, the Investor may incur tax liabilities in excess of any cash flows generated by such Residual Certificates.

7. That the Investor intends to pay taxes associated with holding the Residual Certificates as they become due.

IN WITNESS WHEREOF, the Investor has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its [Title of Officer] this ____ day of _________, 20__.

[NAME OF INVESTOR]

By:________________________________________________________
[Name of Officer]
[Title of Officer]
[Address of Investor for receipt of distributions]

Address of Investor for receipt of tax information:

Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Investor, and acknowledged to me that he executed the same as his free act and deed and the free act and deed of the Investor.

Subscribed and sworn before me this ___ day of _________, 20___.

NOTARY PUBLIC

COUNTY OF

STATE OF

My commission expires the ___ day of ___________________, 20___.

EXHIBIT F-1

FORM OF INVESTMENT LETTER

[Date]
[SELLER]

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, MN 55479

Structured Asset Mortgage Investments II Inc.
383 Madison Avenue
New York, New York 10179

Re:	Structured Asset Mortgage Investments II Inc., Prime Mortgage Trust,
Series 2006-1 Mortgage Pass-Through Certificates (the “Certificates”),
including the Class B-4, Class B-5 and Class B-6 Certificates (the “Privately Offered Certificates”)

Dear Ladies and Gentlemen:

In connection with our purchase of the [Privately Offered Certificates], we confirm that:

(i)
we understand that the Privately Offered Certificates are not being registered under the Securities Act of 1933, as amended (the “Act”) or any applicable state securities or “Blue Sky” laws, and are being sold to us in a transaction that is exempt from the registration requirements of such laws;

(ii)
any information we desired concerning the Certificates, including the Privately Offered Certificates, the trust in which the Certificates represent the entire beneficial ownership interest (the “Trust”) or any other matter we deemed relevant to our decision to purchase Privately Offered Certificates has been made available to us;

(iii)
we are able to bear the economic risk of investment in Privately Offered Certificates; we are an institutional “accredited investor” as defined in Section 501(a) of Regulation D promulgated under the Act and a sophisticated institutional investor;

(iv)
we are acquiring Privately Offered Certificates for our own account, not as nominee for any other person, and not with a present view to any distribution or other disposition of the Privately Offered Certificates;

(v)
we agree the Privately Offered Certificates must be held indefinitely by us (and may not be sold, pledged, hypothecated or in any way disposed of) unless subsequently registered under the Act and any applicable state securities or “Blue Sky” laws or an exemption from the registration requirements of the Act and any applicable state securities or “Blue Sky” laws is available;

(vi)
we agree that in the event that at some future time we wish to dispose of or exchange any of the Privately Offered Certificates (such disposition or exchange not being currently foreseen or contemplated), we will not transfer or exchange any of the Privately Offered Certificates unless:

(A) (1) the sale is to an Eligible Purchaser (as defined below), (2) if required by the Pooling and Servicing Agreement (as defined below) a letter to substantially the same effect as either this letter or, if the Eligible Purchaser is a Qualified Institutional Buyer as defined under Rule 144A of the Act, the Rule 144A and Related Matters Certificate in the form attached to the Pooling and Servicing Agreement (as defined below) (or such other documentation as may be acceptable to the Securities Administrator) is executed promptly by the purchaser and delivered to the addressees hereof and (3) all offers or solicitations in connection with the sale, whether directly or through any agent acting on our behalf, are limited only to Eligible Purchasers and are not made by means of any form of general solicitation or general advertising whatsoever; and

(B) if the Privately Offered Certificates is not registered under the Act (as to which we acknowledge you have no obligation), the Privately Offered Certificates is sold in a transaction that does not require registration under the Act and any applicable state securities or “blue sky” laws and, if Wells Fargo Bank, N.A. (the “Securities Administrator”) so requests, a satisfactory Opinion of Counsel is furnished to such effect, which Opinion of Counsel shall be an expense of the transferor or the transferee;

(vii)
we agree to be bound by all of the terms (including those relating to restrictions on transfer) of the Pooling and Servicing, pursuant to which the Trust was formed; we have reviewed carefully and understand the terms of the Pooling and Servicing Agreement;

(viii)
we either: (i) are not acquiring the Privately Offered Certificates directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or section 4975 of the Internal Revenue Code of 1986, as amended, or (ii) are providing a representation to the effect that the proposed transfer and holding of a Privately Offered Certificates and the servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, Prohibited Transaction Exemption (“PTE”) 84-14, PTE 91-38, PTE 90-1, PTE 95-60, or PTE 96-23 and (II) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer, the Securities Administrator or the Trustee or (iii) have attached hereto the opinion specified in Section 5.07 of the Agreement.

(ix)
We understand that each of the Privately Offered Certificates bears, and will continue to bear, a legend to substantiate the following effect: “THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, SUBJECT TO (A) THE RECEIPT BY THE SECURITIES ADMINISTRATOR OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE SECURITIES ADMINISTRATOR OF SUCH OTHER EVIDENCE ACCEPTABLE TO THE SECURITIES ADMINISTRATOR THAT SUCH REOFFER, RESALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS OR IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION. THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (1) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION EXEMPTION (“PTE”) 84-14, PTE 91-38, PTE 90-1, PTE 95-60 OR PTE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE OR UNLESS THE OPINION PROVIDED IN SECTION 5.07 OF THE AGREEMENT IS PROVIDED.”

“Eligible Purchaser” means a corporation, partnership or other entity which we have reasonable grounds to believe and do believe (i) can make representations with respect to itself to substantially the same effect as the representations set forth herein, and (ii) is either a Qualified Institutional Buyer as defined under Rule 144A of the Act or an institutional “Accredited Investor” as defined under Rule 501 of the Act.

Terms not otherwise defined herein shall have the meanings assigned to them in the Pooling and Servicing Agreement, dated as of May 1, 2006, among Structured Asset Mortgage Investments II Inc., Wells Fargo Bank, National Association as master servicer and securities administrator, EMC Mortgage Corporation, as seller and U.S. Bank National Association as Trustee (the “Pooling and Servicing Agreement’).

If the Purchaser proposes that its Certificates be registered in the name of a nominee on its behalf, the Purchaser has identified such nominee below, and has caused such nominee to complete the Nominee Acknowledgment at the end of this letter.

Name of Nominee (if any): _______________________________________________

IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned Eligible Purchaser on the ___ day of ________, 20___.

Very truly yours,

[PURCHASER]

By: __________________________________________________________
(Authorized Officer)

[By:__________________________________________________________
Attorney-in-fact]

Nominee Acknowledgment

The undersigned hereby acknowledges and agrees that as to the Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Purchaser identified above, for whom the undersigned is acting as nominee.

[NAME OF NOMINEE]

By:__________________________________________________________
(Authorized Officer)

[By: __________________________________________________________
Attorney-in-fact]

EXHIBIT F-2

FORM OF RULE 144A AND RELATED MATTERS CERTIFICATE

[SELLER]                                                                                                   &#16 0;                                            [Date]

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, MN 55479

Structured Asset Mortgage Investments II Inc.
383 Madison Avenue
New York, New York 10179

Re:	Structured Asset Mortgage Investments II Inc., Prime Mortgage Trust, Series 2006-1 Mortgage Pass-Through Certificates (the “Certificates”),
including the Class B-4, Class B-5 and Class B-6 Certificates (the “Privately Offered Certificates”)

Dear Ladies and Gentlemen:

In connection with our purchase of Privately Offered Certificates, the undersigned certifies to each of the parties to whom this letter is addressed that it is a qualified institutional buyer (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Act”)) as follows:

1.
It owned and/or invested on a discretionary basis eligible securities (excluding affiliate’s securities, bank deposit notes and CD’s, loan participations, repurchase agreements, securities owned but subject to a repurchase agreement and swaps), as described below:

Date: ______________, 20__ (must be on or after the close of its most recent fiscal year)

Amount: $ _____________________; and

2.            The dollar amount set forth above is:

a.             greater than $100 million and the undersigned is one of the following entities:

(x) an insurance company as defined in Section 2(13) of the Act1 ; or

1 A purchase by an insurance company for one or more of its separate accounts, as defined by Section 2(a)(37) of the Investment Company Act of 1940, which are neither registered nor required to be registered thereunder, shall be deemed to be a purchase for the account of such insurance company.

(y)	an investment company registered under the Investment Company Act or any business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940; or

(z)	a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; or

(aa)
a plan (i) established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, the laws of which permit the purchase of securities of this type, for the benefit of its employees and (ii) the governing investment guidelines of which permit the purchase of securities of this type; or

(bb)	a business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940; or

(cc)
a corporation (other than a U.S. bank, savings and loan association or equivalent foreign institution), partnership, Massachusetts or similar business trust, or an organization described in Section 501(c)(3) of the Internal Revenue Code; or

(dd)	a U.S. bank, savings and loan association or equivalent foreign institution, which has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements; or

(ee)	an investment adviser registered under the Investment Advisers Act; or

b.	greater than $10 million, and the undersigned is a broker-dealer registered with the SEC; or

c.
less than $10 million, and the undersigned is a broker-dealer registered with the SEC and will only purchase Rule 144A securities in transactions in which it acts as a riskless principal (as defined in Rule 144A); or

d.
less than $100 million, and the undersigned is an investment company registered under the Investment Company Act of 1940, which, together with one or more registered investment companies having the same or an affiliated investment adviser, owns at least $100 million of eligible securities; or

e.	less than $100 million, and the undersigned is an entity, all the equity owners of which are qualified institutional buyers.

The undersigned further certifies that it is purchasing a Privately Offered Certificates for its own account or for the account of others that independently qualify as “Qualified Institutional Buyers” as defined in Rule 144A. It is aware that the sale of the Privately Offered Certificates is being made in reliance on its continued compliance with Rule 144A. It is aware that the transferor may rely on the exemption from the provisions of Section 5 of the Act provided by Rule 144A. The undersigned understands that the Privately Offered Certificates may be resold, pledged or transferred only to (i) a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance in Rule 144A, or (ii) an institutional “accredited investor,” as such term is defined under Rule 501 of the Act in a transaction that otherwise does not constitute a public offering.

The undersigned agrees that if at some future time it wishes to dispose of or exchange any of the Privately Offered Certificates, it will not transfer or exchange any of the Privately Offered Certificates to a Qualified Institutional Buyer without first obtaining a Rule 144A and Related Matters Certificate in the form hereof from the transferee and delivering such certificate to the addressees hereof. Prior to making any transfer of Privately Offered Certificates, if the proposed Transferee is an institutional “accredited investor,” the transferor shall obtain from the transferee and deliver to the addressees hereof an Investment Letter in the form attached to the Pooling and Servicing Agreement, dated as of May 1, 2006, among Structured Asset Mortgage Investments II Inc., Wells Fargo Bank, N.A., EMC Mortgage Corporation and U.S. Bank National Association, as Trustee, pursuant to Certificates were issued.

The undersigned certifies that it either: (i) is not acquiring the Privately Offered Certificates directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or section 4975 of the Internal Revenue Code of 1986, as amended, or (ii) is providing a representation or an opinion of counsel to the effect that the proposed transfer and holding of a Privately Offered Certificates and the servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under a prohibited transaction exemption, including, but not limited to, Prohibited Transaction Exemption (“PTE”) 84-14, PTE 91-38, PTE 90-1, PTE 95-60, PTE 96-23 and (II) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer, the Securities Administrator or the Trustee or (iii) has attached hereto the opinion specified in Section 5.07 of the Agreement.

If the Purchaser proposes that its Certificates be registered in the name of a nominee on its behalf, the Purchaser has identified such nominee below, and has caused such nominee to complete the Nominee Acknowledgment at the end of this letter.

Name of Nominee (if any):

IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned Eligible Purchaser on the ____ day of ___________, 20___.

Very truly yours,

[PURCHASER]

By: ____________________________________________
(Authorized Officer)

[By: ____________________________________________
Attorney-in-fact]

NOMINEE ACKNOWLEDGMENT

The undersigned hereby acknowledges and agrees that as to the Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Purchaser identified above, for whom the undersigned is acting as nominee.

[NAME OF NOMINEE]

By: ____________________________________________
(Authorized Officer)

[By: ____________________________________________
Attorney-in-fact]

EXHIBIT F-3

FORM OF TRANSFER CERTIFICATE FOR EXCHANGE OR
TRANSFER FROM RULE 144A GLOBAL CERTIFICATE TO
REGULATION S GLOBAL CERTIFICATE

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, MN 55479

Reference is hereby made to the Pooling and Servicing Agreement (“Pooling and Servicing Agreement”), dated as of May 1, 2006, among Structured Asset Mortgage Investments II Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer and Securities Administrator, EMC Mortgage Corporation, as Seller and U.S. Bank National Association as Trustee. Capitalized terms used but not defined herein are used as defined in the Pooling and Servicing Agreement:

The undersigned (the “Transferor”) owns and proposes to transfer the interests in the Rule 144A Global Certificates specified in Annex A hereto (the “Certificates”) to __________ (the “Transferee”), in the principal amounts in such Rule 144A Global Certificates (the “Transfer”) as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

(a)	the Transfer is being effected in accordance with transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates;

(b)
the Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, the Transferor hereby further certifies that:

(i)
the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or the Transferor and each Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a “designated offshore securities market” (as defined Rule 902 of Regulation S under the Securities Act) and neither the Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States,

(ii)	no directed selling efforts have been made in contravention of the requirements of Rule 903 or Rule 904 of Regulation S under the Securities Act, and

(iii)	the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

Upon consummation of the proposed transfer in accordance with the terms of the Pooling and Servicing Agreement, the transferred beneficial interest will be subject to the restrictions on transfer enumerated in the legends printed on the Regulation S Global Certificates by which the Transferee shall hold its interest and in the Pooling and Servicing Agreement and the Securities Act.

Dated:                           Very truly yours,
[Name of Transferor]

By:__________________________
Name:
Title:

ANNEX A

The Transferor owns and proposes to transfer a beneficial interest in the following:

(i)	G	Class [___] Rule 144A Global Certificate, principal amount of $_____________,

(ii)	G	Class [___] Rule 144A Global Certificate, principal amount of $_____________, or

(iii)	G	Class [___] Rule 144A Global Certificate, principal amount of $_____________.

EXHIBIT F-4

FORM OF TRANSFER CERTIFICATE FOR EXCHANGE OR
TRANSFER FROM REGULATION S GLOBAL CERTIFICATE TO
RULE 144A GLOBAL CERTIFICATE

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, MN 55479

Reference is hereby made to the Pooling and Servicing Agreement (“Pooling and Servicing Agreement”), dated as of May 1, 2006, among Structured Asset Mortgage Investments II Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer and Securities Administrator, EMC Mortgage Corporation, as Seller and U.S. Bank National Association as Trustee. Capitalized terms used but not defined herein are used as defined in the Pooling and Servicing Agreement:

The undersigned (the “Transferor”) owns and proposes to transfer the interests in the Regulation S Global Certificates specified in Annex A hereto (the “Certificates”), in the principal amounts in such Regulation S Global Certificates (the “Transfer”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

(a)	the Transfer is being effected 0in accordance with transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates;

(b)
the Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that:

(i)	the Transferee is purchasing the beneficial interest for its own account, or for one or more accounts with respect to which the Transferee exercises sole investment discretion,

(ii)	the Transferor reasonably believes that the Transferee and each such account is a “qualified institutional buyer” within the meaning of Rule 144A, and

(iii)	the Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

Upon consummation of the proposed Transfer in accordance with the terms of the Pooling and Servicing Agreement, the transferred beneficial interest will be subject to the restrictions on transfer enumerated in the legends printed on the Rule 144A Global Certificates by which the Transferee shall hold its interest and in the Pooling and Servicing Agreement and the Securities Act.

Dated: Very truly yours,
[Name of Transferor]

By:__________________________
Name:
Title:

ANNEX A

The Transferor owns and proposes to transfer a beneficial interest in the following:

(i)	G	Class [___] Regulation S Global Certificate, principal amount of $_____________,

(ii)	G	Class [___] Regulation S Global Certificate, principal amount of $_____________, or

(iii)	G	Class [___] Regulation S Global Certificate, principal amount of $_____________.

EXHIBIT G

FORM OF CUSTODIAL AGREEMENT

THIS CUSTODIAL AGREEMENT (as amended and supplemented from time to time, the “Agreement”), dated as of May 31, 2006, by and among U.S. BANK NATIONAL ASSOCIATION, not individually but solely as trustee under the Pooling and Servicing Agreement defined below (including its successors under the Pooling and Servicing Agreement defined below, the “Trustee”), STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., as depositor (together with any successor in interest, the “Depositor”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as master servicer and securities administrator (together with any successor in interest or successor under the Pooling and Servicing Agreement referred to below, the “Master Servicer”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as custodian (together with any successor in interest or any successor appointed hereunder, the “Custodian”).

WITNESSETH THAT:

WHEREAS, the Depositor, the Master Servicer, the Trustee and EMC Mortgage Corporation, as seller (the “Seller”) have entered into a Pooling and Servicing Agreement, dated as of May 1, 2006, relating to the issuance of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1 (as in effect on the date of this agreement, the “Original Pooling and Servicing Agreement,” and as amended and supplemented from time to time, the “Pooling and Servicing Agreement”); and

WHEREAS, the Custodian has agreed to act as agent for the Trustee for the purposes of receiving and holding certain documents and other instruments delivered by the Depositor or the Master Servicer under the Pooling and Servicing Agreement and the Servicers under their respective Servicing Agreements, all upon the terms and conditions and subject to the limitations hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Trustee, the Depositor, the Master Servicer and the Custodian hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned in the Original Pooling and Servicing Agreement, unless otherwise required by the context herein.

ARTICLE II

CUSTODY OF MORTGAGE DOCUMENTS

Section 2.1.  Custodian to Act as Agent: Acceptance of Mortgage Files. The Custodian, as the duly appointed custodial agent of the Trustee for these purposes, acknowledges (subject to any exceptions noted in the Initial Certification referred to in Section 2.3(a)) receipt of the Mortgage Files relating to the Mortgage Loans identified on the schedule attached hereto (the “Mortgage Files”) and declares that it holds and will hold such Mortgage Files as agent for the Trustee, in trust, for the use and benefit of all present and future Certificateholders.

Section 2.2.  Recordation of Assignments. If any Mortgage File includes one or more assignments of Mortgage to the Trustee in a state which is specifically excluded from the Opinion of Counsel delivered by the Seller to the Trustee and the Custodian pursuant to the provisions of Section 2.01 of the Pooling and Servicing Agreement, each such assignment shall be delivered by the Custodian to the Depositor for the purpose of recording it in the appropriate public office for real property records, and the Depositor, at no expense to the Custodian, shall promptly cause to be recorded in the appropriate public office for real property records each such assignment of Mortgage and, upon receipt thereof from such public office, shall return each such assignment of Mortgage to the Custodian.

Section 2.3.  Review of Mortgage Files.

(a)  On or prior to the Closing Date, in accordance with Section 2.02 of the Pooling and Servicing Agreement, the Custodian shall deliver to the Depositor and the Trustee an Initial Certification in the form annexed hereto as Exhibit One evidencing receipt (subject to any exceptions noted therein) of a Mortgage File for each of the Mortgage Loans listed on the Schedule attached hereto (the “Mortgage Loan Schedule”).

(b)  Within 90 days of the Closing Date, the Custodian agrees, for the benefit of the Holders of the Mortgage Pass-Through Certificates, to review, in accordance with the provisions of Section 2.02 of the Pooling and Servicing Agreement, each such document, and shall deliver to the Depositor and the Trustee an Interim Certification in the form annexed hereto as Exhibit Two to the effect that all such documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, except for any exceptions listed on Schedule A attached to such Interim Certification. The Custodian shall be under no duty or obligation to inspect, review or examine said documents, instruments, certificates or other papers to determine that the same are genuine, enforceable, or appropriate for the represented purpose or that they have actually been recorded or that they are other than what they purport to be on their face.

(c)  Not later than 180 days after the Closing Date, the Custodian shall review the Mortgage Files as provided in Section 2.02 of the Pooling and Servicing Agreement and deliver to the Depositor and the Trustee a Final Certification in the form annexed hereto as Exhibit Three evidencing the completeness of the Mortgage Files.

(d)  In reviewing the Mortgage Files as provided herein and in the Pooling and Servicing Agreement, the Custodian shall make no representation as to and shall not be responsible to verify (i) the validity, legality, enforceability, due authorization, recordability, sufficiency or genuineness of any of the documents included in any Mortgage File or (ii) the collectability, insurability, effectiveness or suitability of any of the documents in any Mortgage File.

Upon receipt of written request from the Trustee, the Custodian shall as soon as practicable supply the Trustee with a list of all of the documents relating to the Mortgage Loans missing from the Mortgage Files.

Section 2.4.  Notification of Breaches of Representations and Warranties. Upon discovery by the Custodian of a breach of any representation or warranty made by the Depositor as set forth in the Pooling and Servicing Agreement with respect to a Mortgage Loan relating to a Mortgage File, the Custodian shall give prompt written notice to the Depositor, the related Servicer and the Trustee.

Section 2.5.  Custodian to Cooperate: Release of Mortgage Files. Upon receipt of written notice from the Trustee that the Seller has repurchased a Mortgage Loan pursuant to Article II of the Pooling and Servicing Agreement, and that the purchase price therefore has been deposited in the Master Servicer Collection Account or the Distribution Account, then the Custodian agrees to promptly release to the Seller the related Mortgage File.

Upon the Custodian’s receipt of a request for release (a “Request for Release”) substantially in the form of Exhibit D to the Pooling and Servicing Agreement signed by a Servicing Officer of the related Servicer, stating that it has received payment in full of a Mortgage Loan or that payment in full will be escrowed in a manner customary for such purposes, the Custodian agrees promptly to release to the related Servicer, the related Mortgage File. The Depositor shall deliver to the Custodian and the Custodian agrees to accept the Mortgage Note and other documents constituting the Mortgage File with respect to any Substitute Mortgage Loan.

From time to time as is appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any Primary Insurance Policy, the related Servicer, (or if the Servicer does not, the Master Servicer) shall deliver to the Custodian a Request for Release signed by a Servicing Officer requesting that possession of all of the Mortgage File be released to the related Servicer and certifying as to the reason for such release and that such release will not invalidate any insurance coverage provided in respect of the Mortgage Loan under any of the Insurance Policies. Upon receipt of the foregoing, the Custodian shall deliver the Mortgage File to the related Servicer. The related Servicer shall cause each Mortgage File or any document therein so released to be returned to the Custodian when the need therefore by the related Servicer no longer exists, unless (i) the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Master Servicer Collection Account or the Distribution Account or (ii) the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the related Servicer has delivered to the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery.

At any time that a Servicer is required to deliver to the Custodian a Request for Release, the Servicer shall deliver two copies of the Request for Release if delivered in hard copy or the Servicer may furnish such Request for Release electronically to the Custodian, in which event the Servicing Officer transmitting the same shall be deemed to have signed the Request for Release. In connection with any Request for Release of a Mortgage File because of a repurchase of a Mortgage Loan, such Request for Release shall be followed by an assignment of mortgage, without recourse, representation or warranty from the Trustee to the Seller and the related Mortgage Note shall be endorsed without recourse, representation or warranty by the Trustee and be returned to the Seller provided, however, that in the case of a Mortgage Loan that is registered on the MERS System, no assignment of mortgage or endorsement of the Mortgage Note by the Trustee shall be required. In connection with any Request for Release of a Mortgage File because of the payment in full of a Mortgage Loan, such Request for Release shall be accompanied by a certificate of satisfaction or other similar instrument to be executed by or on behalf of the Trustee and returned to the related Servicer.

Section 2.6.  Assumption Agreements. In the event that any assumption agreement, substitution of liability agreement or sale of servicing agreement is entered into with respect to any Mortgage Loan subject to this Agreement in accordance with the terms and provisions of the Pooling and Servicing Agreement, the Master Servicer, to the extent provided in the related Servicing Agreement, shall cause the related Servicer to notify the Custodian that such assumption or substitution agreement has been completed by forwarding to the Custodian the original of such assumption or substitution agreement, which shall be added to the related Mortgage File and, for all purposes, shall be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting parts thereof.

ARTICLE III

CONCERNING THE CUSTODIAN

Section 3.1.  Custodian as Bailee and Agent of the Trustee. With respect to each Mortgage Note, Mortgage and other documents constituting each Mortgage File which are delivered to the Custodian, the Custodian is exclusively the bailee and custodial agent of the Trustee and has no instructions to hold any Mortgage Note or Mortgage for the benefit of any person other than the Trustee and the Certificateholders and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and in the Pooling and Servicing Agreement. Except upon compliance with the provisions of Section 2.5 of this Agreement, no Mortgage Note, Mortgage or Mortgage File shall be delivered by the Custodian to the Depositor, the Servicers or the Master Servicer or otherwise released from the possession of the Custodian.

Section 3.2.  Custodian May Own Mortgage Pass-Through Certificates. The Custodian in its individual or any other capacity may become the owner or pledgee of Mortgage Pass-Through Certificates with the same rights it would have if it were not Custodian.

Section 3.3.  Master Servicer to Pay Custodian’s Fees and Expenses. The Master Servicer covenants and agrees to pay to the Custodian from time to time, and the Custodian shall be entitled to, reasonable compensation for all services rendered by it in the exercise and performance of any of the powers and duties hereunder of the Custodian, and the Master Servicer will pay or reimburse the Custodian upon its request for all reasonable expenses, disbursements and advances incurred or made by the Custodian in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), except any such expense, disbursement or advance as may arise from its negligence or bad faith or to the extent that such cost or expense is indemnified by the Depositor pursuant to the Pooling and Servicing Agreement.

Section 3.4.  Custodian May Resign; Trustee May Remove Custodian. The Custodian may resign from the obligations and duties hereby imposed upon it as such obligations and duties relate to its acting as Custodian of the Mortgage Loans. Upon receiving such written notice of resignation, the Trustee shall either take custody of the Mortgage Files itself and give prompt written notice thereof to the Depositor, the Master Servicer and the Custodian, or promptly appoint a successor Custodian by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Custodian and one copy to the successor Custodian. If the Trustee shall not have taken custody of the Mortgage Files and no successor Custodian shall have been so appointed and have accepted appointment within 30 days after the giving of such written notice of resignation, the resigning Custodian may petition any court of competent jurisdiction for the appointment of a successor Custodian.

The Trustee may remove the Custodian at any time with the consent of the Master Servicer. In such event, the Trustee shall appoint, or petition a court of competent jurisdiction to appoint, a successor Custodian hereunder. Any successor Custodian shall be a depository institution subject to supervision or examination by federal or state authority, shall be able to satisfy the other requirements contained in Section 3.6 and shall be unaffiliated with the Servicer, or the Depositor.

Any resignation or removal of the Custodian and appointment of a successor Custodian pursuant to any of the provisions of this Section 3.4 shall become effective upon acceptance of appointment by the successor Custodian. The Trustee shall give prompt notice to the Depositor and the Master Servicer of the appointment of any successor Custodian. No successor Custodian shall be appointed by the Trustee without the prior approval of the Depositor and the Master Servicer.

Section 3.5.  Merger or Consolidation of Custodian. Any Person into which the Custodian may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any Person succeeding to the business of the Custodian, shall be the successor of the Custodian hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 3.6.  Representations of the Custodian. The Custodian hereby represents that it is a depository institution subject to supervision or examination by a federal or state authority, has a combined capital and surplus of at least $15,000,000 and is qualified to do business in the jurisdictions in which it will hold any Mortgage File.

ARTICLE IV

COMPLIANCE WITH REGULATION AB

Section 4.1.  Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of this Article IV is to facilitate compliance by the Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. The Depositor shall not exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission under the Securities Act and the Exchange Act. Each of the parties hereto acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the mortgage-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. The Custodian shall cooperate reasonably with the Depositor to deliver to the Depositor (including any of its assignees or designees), any and all disclosure, statements, reports, certifications, records and any other information necessary in the reasonable, good faith determination of the Depositor to permit the Depositor to comply with the provisions of Regulation AB.

Section 4.2.  Additional Representations and Warranties of the Custodian.

(a)  The Custodian hereby represents and warrants that the information set forth in the Prospectus Supplement under the caption “Description of the Certificates - The Custodians” (the “Custodian Disclosure”) does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)  The Custodian shall be deemed to represent to the Depositor as of the date hereof and on each date on which information is provided to the Depositor under Section 4.3 that, except as disclosed in writing to the Depositor prior to such date: (i) there are no aspects of its financial condition that could have a material adverse effect on the performance by it of its Custodian obligations under this Agreement or any other Securitization Transaction as to which it is the custodian; (ii) there are no material legal or governmental proceedings pending (or known to be contemplated) against it; and (iii) there are no affiliations, relationships or transactions relating to the Custodian with respect to the Depositor or any sponsor, seller, issuing entity, servicer, trustee, originator, significant obligor, enhancement or support provider or other material transaction party (as such terms are used in Regulation AB) relating to the Securitization Transaction contemplated by the Agreement, as identified by the Depositor to the Custodian in writing as of the Closing Date (each, a “Transaction Party”).

(c)  If so requested by the Depositor on any date following the Closing Date, the Custodian shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such confirmation, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party. Any such request from the Depositor shall not be given more than once each calendar quarter, unless the Depositor shall have a reasonable basis for a determination that any of the representations and warranties may not be accurate.

Section 4.3.  Additional Information to Be Provided by the Custodian. For so long as the Certificates are outstanding, for the purpose of satisfying the Depositor's reporting obligation under the Exchange Act with respect to any class of Certificates, the Custodian shall (a) notify the Depositor in writing of any material litigation or governmental proceedings pending against the Custodian that would be material to Certificateholders, and (b) provide to the Depositor a written description of such proceedings. Any notices and descriptions required under this Section 4.3 shall be given no later than five Business Days prior to the Determination Date following the month in which the Custodian has knowledge of the occurrence of the relevant event. As of the date the Depositor or Master Servicer files each Report on Form 10-D or Form 10-K with respect to the Certificates, the Custodian will be deemed to represent that any information previously provided under this Section 4.3, if any, is materially correct and does not have any material omissions unless the Custodian has provided an update to such information.

Section 4.4.  Report on Assessment of Compliance and Attestation. On or before March 15 of each calendar year, the Custodian shall:

(i)  deliver to the Master Servicer, the Securities Administrator and the Depositor a report (in form and substance reasonably satisfactory to the Master Servicer, the Securities Administrator and the Depositor) regarding the Custodian’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Master Servicer, the Securities Administrator and the Depositor and signed by an authorized officer of the Custodian, and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit Four hereto; and

(ii)  deliver to the Master Servicer, the Securities Administrator and the Depositor a report of a registered public accounting firm reasonably acceptable to the Master Servicer, the Securities Administrator and the Depositor that attests to, and reports on, the assessment of compliance made by the Custodian and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act.

Section 4.5.  Indemnification; Remedies.

The Custodian shall indemnify the Depositor, each affiliate of the Depositor, the Master Servicer, the Trustee and each broker dealer acting as underwriter, placement agent or initial purchaser of the Certificates or each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(1)  (A) any untrue statement of a material fact contained or alleged to be contained in the Custodian Disclosure and any information, report, certification, accountants’ attestation or other material provided under this Article IV by or on behalf of the Custodian (collectively, the “Custodian Information”), or (B) the omission or alleged omission to state in the Custodian Information a material fact required to be stated in the Custodian Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(2)  any failure by the Custodian to deliver any information, report, certification, accountants’ attestation or other material when and as required under this Article IV.

(iii)  In the case of any failure of performance described in clause (ii) of Section 4.5(a), the Custodian shall promptly reimburse the Depositor for all costs reasonably incurred by the Depositor in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Custodian.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1.  Notices. All notices, requests, consents and demands and other communications required under this Agreement or pursuant to any other instrument or document delivered hereunder shall be in writing and, unless otherwise specifically provided, may be delivered personally, by telegram or telex, or by registered or certified mail, postage prepaid, return receipt requested, at the addresses specified on the signature page hereof (unless changed by the particular party whose address is stated herein by similar notice in writing).

Section 5.2.  Amendments. No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto, and neither the Depositor, the Master Servicer nor the Trustee shall enter into any amendment hereof except as permitted by the Pooling and Servicing Agreement. The Trustee shall give prompt notice to the Custodian of any amendment or supplement to the Pooling and Servicing Agreement and furnish the Custodian with written copies thereof.

Section 5.3.  GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 5.4.  Recordation of Agreement. To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Depositor and at the Trust’s expense, but only upon direction accompanied by an Opinion of Counsel reasonably satisfactory to the Depositor to the effect that the failure to effect such recordation is likely to materially and adversely affect the interests of the Certificateholders.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 5.5.  Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the holders thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

Address: One Federal Street, 3rd Floor Boston, MA 02110	U.S. BANK NATIONAL ASSOCIATION, not individually but solely as Trustee By:__________________________________ Name: Title:
Address: 383 Madison Avenue New York, New York 10179	STRUCTURED ASSET MORTGAGE INVESTMENTS II INC. By:__________________________________ Name: Title:
Address: 9062 Old Annapolis Road Columbia, Maryland 21045	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer By:__________________________________ Name: Title:
Address: 1015 10th Avenue Southeast Minneapolis, MN 55414	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian By:__________________________________ Name: Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the 31st day of May 2006 before me, a notary public in and for said State, personally appeared ___________________ known to me to be a(n)____________________ of U.S. Bank National Association that executed the within instrument, and also known to me to be the person who executed it on behalf of said national banking association and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

________________________________
Notary Public

[SEAL]

STATE OF MARYLAND	)
	)	ss.:
COUNTY OF HOWARD	)

On the 31stday of May 2006 before me, a notary public in and for said State, personally appeared _______________________, known to me to be a(n)____________________ of Wells Fargo Bank, National Association, a national banking association that executed the within instrument, and also known to me to be the person who executed it on behalf of said national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

________________________________ Notary Public

[SEAL]

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the 31st day of May 2006 before me, a notary public in and for said State, personally appeared ________________________, known to me to be a(n)_________________________ of Structured Asset Mortgage Investments II Inc., one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

________________________________ Notary Public

[Notarial Seal]

STATE OF MINNESOTA	)
	)	ss.:
COUNTY OF HENNEPIN	)

On the 31st day of May 2006 before me, a notary public in and for said State, personally appeared ___________   ____, known to me to be a _______________ of Wells Fargo Bank, National Association, one of the national banking associations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

________________________________ Notary Public

[Notarial Seal]

EXHIBIT ONE

FORM OF CUSTODIAN INITIAL CERTIFICATION

May 31, 2006

U.S. Bank National Association One Federal Street, 3rd Floor Boston, MA 02110	Structured Asset Mortgage Investments II Inc. 383 Madison Avenue New York, New York 10179

Attention: Structured Asset Mortgage Investments II Inc.
Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1

Re:
Custodial Agreement, dated as of May 31, 2006, by and among U.S. Bank National Association,
Structured Asset Mortgage Investments II Inc. and Wells Fargo Bank, National Association
relating to Prime Mortgage Trust 2006-1, Mortgage Pass-Through Certificates, Series 2006-1

Ladies and Gentlemen:

In accordance with Section 2.3(a) of the above-captioned Custodial Agreement, and subject to Section 2.02(a) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File (which contains an original Mortgage Note or lost note affidavit) to the extent required in Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:_______________________________
Name:
Title:

EXHIBIT TWO

FORM OF CUSTODIAN INTERIM CERTIFICATION

___________, 20__

U.S. Bank National Association One Federal Street, 3rd Floor Boston, MA 02110	Structured Asset Mortgage Investments II Inc. 383 Madison Avenue New York, New York 10179

Attention: Structured Asset Mortgage Investments II Inc.
Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1

Re:      Custodial Agreement, dated as of May 31, 2006, by and among U.S. Bank National Association,
Structured Asset Mortgage Investments II Inc. and Wells Fargo Bank, National Association
relating to Prime Mortgage Trust 2006-1, Mortgage Pass-Through Certificates, Series 2006-1

Ladies and Gentlemen:

In accordance with Section 2.3(b) of the above-captioned Custodial Agreement, and subject to Section 2.02(a) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that: all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:_______________________________________
Name:____________________________________
Title:_____________________________________

EXHIBIT THREE

FORM OF CUSTODIAN FINAL CERTIFICATION

_______, 20__

U.S. Bank National Association One Federal Street, 3rd Floor Boston, MA 02110	Structured Asset Mortgage Investments II Inc. 383 Madison Avenue New York, New York 10179

Attention: Structured Asset Mortgage Investments II Inc.
Prime Mortgage Trust 2006-1, Mortgage Pass-Through Certificates, Series 2006-1

Re:	Custodial Agreement, dated as of May 31, 2006, by and among U.S. Bank National Association, Structured Asset
Mortgage Investments II Inc. and Wells Fargo Bank, National Association relating to Prime Mortgage Trust
2006-1, Mortgage Pass-Through Certificates, Series 2006-1

Ladies and Gentlemen:

In accordance with Section 2.3 of the above-captioned Custodial Agreement and subject to Section 2.02(b) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that all required documents have been executed and received and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement or in the Pooling and Servicing Agreement, as applicable.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:____________________________
Name:__________________________
Title:___________________________

SCHEDULE A

MORTGAGE LOAN SCHEDULE

(Provided upon Request)

EXHIBIT FOUR

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Custodian shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institutions” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliations; and (D) contain explanations for reconciling items, These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements, (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors; or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related asset pool documents.	√
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	√
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation of recovery actions (e.g., forbearance plans, modifications and deed in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction documents.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements., Such records are maintained in at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts); (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 3- calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax ore insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the service at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible funds are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in item 1114(a)(1) through (3) or item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT H

FORM OF MORTGAGE LOAN PURCHASE AGREEMENT

MORTGAGE LOAN PURCHASE AGREEMENT, dated as of May 31, 2006, as amended and supplemented by any and all amendments hereto (collectively, the “Agreement”), by and between EMC MORTGAGE CORPORATION, a Delaware corporation (the “Seller”) and STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., a Delaware corporation (the “Purchaser”).

Upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell, and the Purchaser agrees to purchase, certain conventional, first lien mortgage loans secured primarily by one- to four-family residential properties, an interest in shares issued by a cooperative apartment corporation and the related proprietary lease and individual condominium units (collectively, the “Mortgage Loans”) as described herein. The Purchaser intends to deposit the Mortgage Loans into a trust fund (the “Trust Fund”) and create Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1 (the “Certificates”), under a pooling and servicing agreement, to be dated as of May 1, 2006 (the “Pooling and Servicing Agreement”), among the Purchaser, as depositor, Wells Fargo Bank, National Association, as master servicer and securities administrator, U.S. Bank National Association, as trustee (the “Trustee”) and EMC Mortgage Corporation, as seller.

The Purchaser has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (Number 333-106323) relating to its Mortgage Pass-Through Certificates and the offering of certain series thereof (including certain classes of the Mortgage Pass-Through Certificates) from time to time in accordance with Rule 415 under the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Securities Act”). Such registration statement, when it became effective under the Securities Act, and the prospectus relating to the public offering of certain classes of the Mortgage Pass-Through Certificates by the Purchaser (the “Public Offering”), as each may be amended or supplemented from time to time pursuant to the Securities Act or otherwise, are referred to herein as the “Registration Statement” and the “Prospectus,” respectively. The “Term Sheet Supplement” shall mean the free writing prospectus, dated May 12, 2006. The “Prospectus Supplement” shall mean the final supplement, dated May 30, 2006, to the Prospectus, dated March 28, 2006, relating to certain classes of the Certificates. With respect to the Public Offering of certain classes of the Certificates, the Purchaser and Bear, Stearns & Co. Inc. (“Bear Stearns”) have entered into a terms agreement dated as of May 30, 2006 to an underwriting agreement dated May 12, 2006, between the Purchaser and Bear Stearns (together, the “Underwriting Agreement”).

Now, therefore, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree as follows:

Definitions. Certain terms are defined herein. Capitalized terms used herein but not defined herein shall have the meanings specified in the Pooling and Servicing Agreement. The following other terms are defined as follows:

Acquisition Price: Cash in an amount equal to $______ (plus $______ in accrued interest)1 .

Bear Stearns: Bear, Stearns & Co. Inc.

Closing Date: May 31, 2006.

Cut-off Date: May 1, 2006.

Cut-off Date Balance: Shall mean $286,444,709.

Deleted Mortgage Loan: A Mortgage Loan replaced or to be replaced by a Substitute Mortgage Loan.

Due Date: With respect to each Mortgage Loan, the date in each month on which its scheduled payment is due if such due date is the first day of a month and otherwise is deemed to be the first day of the following month or such other date specified in the related Servicing Agreement.

Fitch: Fitch, Inc. or its successor in interest.

Master Servicer: Wells Fargo Bank, National Association.

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS® System: The system of recording transfers of Mortgages electronically maintained by MERS.

Mortgage: The mortgage or deed of trust creating a first lien on an interest in real property securing a Mortgage Note.

Mortgage File: The items referred to in Exhibit 1 pertaining to a particular Mortgage Loan and any additional documents required to be added to such documents pursuant to this Agreement.

Mortgage Interest Rate: The annual rate of interest borne by a Mortgage Note as stated therein.

Mortgagor: The obligor(s) on a Mortgage Note.

Net Rate: For each Mortgage Loan, the Mortgage Interest Rate for such Mortgage Loan less the Servicing Fee Rate and the Lender-Paid PMI Rate (if applicable).

Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller or the Purchaser, reasonably acceptable to the Trustee.

Person: Any legal person, including any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Purchase Price: With respect to any Mortgage Loan (or any property acquired with respect thereto) required to be repurchased by the Seller pursuant to this Agreement or Article II of the Pooling and Servicing Agreement, an amount equal to the sum of (i)(a) 100% of the Outstanding Principal Balance of such Mortgage Loan as of the date of repurchase (or if the related Mortgaged Property was acquired with respect thereto, 100% of the Outstanding Principal Balance at the date of the acquisition), plus (b) accrued but unpaid interest on the Outstanding Principal Balance at the related Mortgage Interest Rate, through and including the last day of the month of repurchase, plus (c) any unreimbursed Monthly Advances and servicing advances payable to the Servicer of the Mortgage Loan and (ii) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any anti-predatory lending laws.

Rating Agencies: Fitch and S&P, each a “Rating Agency.”

Securities Act: The Securities Act of 1933, as amended.

Security Instrument: A written instrument creating a valid first lien on a Mortgaged Property securing a Mortgage Note, which may be any applicable form of mortgage, deed of trust, deed to secure debt or security deed, including any riders or addenda thereto.

Servicing Agreements: Shall have the meaning assigned to such term in the Pooling and Servicing Agreement.

Standard & Poor’s or S&P: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or its successors in interest.

Substitute Mortgage Loan: A mortgage loan substituted for a Deleted Mortgage Loan which must meet on the date of such substitution the requirements stated herein and in the Pooling and Servicing Agreement; upon such substitution, such mortgage loan shall be a “Mortgage Loan” hereunder.

Value: The value of the Mortgaged Property at the time of origination of the related Mortgage Loan, such value being the lesser of (i) the value of such property set forth in an appraisal accepted by the applicable originator of the Mortgage Loan or (ii) the sales price of such property at the time of origination.

  Purchase and Sale of the Mortgage Loans and Related Rights. (a) Upon satisfaction of the conditions set forth in Section 10 hereof, the Seller agrees to sell, and the Purchaser agrees to purchase Mortgage Loans having an aggregate outstanding principal balance as of the Cut-off Date equal to the Cut-off Date Balance.

(b)  The closing for the purchase and sale of the Mortgage Loans and the closing for the issuance of the Mortgage Pass-Through Certificates will take place on the Closing Date at the office of the Purchaser’s counsel in New York, New York or such other place as the parties shall agree.

(c)  Upon the satisfaction of the conditions set forth in Section 10 hereof, on the Closing Date, the Purchaser shall pay to the Seller the Acquisition Price for the Mortgage Loans in immediately available funds by wire transfer to such account or accounts as shall be designated by the Seller.

(d)  In addition to the foregoing, on the Closing Date the Seller assigns to the Purchaser all of its right, title and interest in the Servicing Agreements (other than its right to enforce the representations and warranties set forth therein).

  Mortgage Loan Schedules. The Seller agrees to provide to the Purchaser as of the Cut-off Date a preliminary listing of the Mortgage Loans (the “Preliminary Mortgage Loan Schedule”) setting forth the information listed on Exhibit 2 to this Agreement with respect to each of the Mortgage Loans being sold by the Seller. If there are changes to the Preliminary Mortgage Loan Schedule, the Seller shall provide to the Purchaser as of the Closing Date a final schedule (the “Final Mortgage Loan Schedule”) setting forth the information listed on Exhibit 2 to this Agreement with respect to each of the Mortgage Loans being sold by the Seller to the Purchaser. The Final Mortgage Loan Schedule shall be delivered to the Purchaser on the Closing Date, shall be attached to an amendment to this Agreement to be executed on the Closing Date by the parties hereto and shall be in form and substance mutually agreed to by the Seller and the Purchaser (the “Amendment”). If there are no changes to the Preliminary Mortgage Loan Schedule, the Preliminary Mortgage Loan Schedule shall be the Final Mortgage Loan Schedule for all purposes hereof.

  Mortgage Loan Transfer.

(a)  The Purchaser will be entitled to all scheduled payments of principal and interest on the Mortgage Loans due after the Cut-off Date (regardless of when actually collected) and all payments thereon, other than scheduled principal and interest due on or before the Cut-off Date but received after the Cut-off Date. The Seller will be entitled to all scheduled payments of principal and interest on the Mortgage Loans due on or before the Cut-off Date (including payments collected after the Cut-off Date) and all payments thereon, other than scheduled principal and interest due after the Cut-off Date but received on or before the Cut-off Date. Such principal amounts and any interest thereon belonging to the Seller as described above will not be included in the aggregate outstanding principal balance of the Mortgage Loans as of the Cut-off Date as set forth on the Final Mortgage Loan Schedule.

(b)  Pursuant to various conveyancing documents to be executed on the Closing Date and pursuant to the Pooling and Servicing Agreement, the Purchaser will assign on the Closing Date all of its right, title and interest in and to the Mortgage Loans to the Trustee for the benefit of the Certificateholders. In connection with the transfer and assignment of the Mortgage Loans, the Seller has delivered or will deliver or cause to be delivered to the Trustee by the Closing Date or such later date as is agreed to by the Purchaser and the Seller (each of the Closing Date and such later date is referred to as a “Mortgage File Delivery Date”), the items of each Mortgage File, provided, however, that in lieu of the foregoing, the Seller may deliver the following documents, under the circumstances set forth below: (w) in lieu of the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Seller in time to permit their delivery as specified above, the Seller may deliver a true copy thereof with a certification by the Seller, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original, which has been transmitted for recording”; (x) in lieu of the Security Instrument, assignments to the Trustee or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents (as evidenced by a certification from the Seller to such effect) the Seller may deliver photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; (y) in lieu of the Mortgage Notes relating to the Mortgage Loans, each identified in the list delivered by the Purchaser to the Trustee on the Closing Date and attached hereto as Exhibit 5, the Seller may deliver lost note affidavits and indemnities of the Seller; and (z) the Seller shall not be required to deliver intervening assignments or Mortgage Note endorsements between the related Underlying Seller and the Seller, between the Seller and the Depositor, and between the Depositor and the Trustee; and provided further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Seller, in lieu of delivering the above documents, may deliver to the Trustee a certification by the Seller or the Master Servicer to such effect and shall deposit all amounts paid in respect of such Mortgage Loans in the Master Servicer Collection Account on the Closing Date. The Seller shall deliver such original documents (including any original documents as to which certified copies had previously been delivered) or such certified copies to the Trustee promptly after they are received. The Seller shall cause the Mortgage and intervening assignments, if any, and the assignment of the Security Instrument to be recorded not later than 180 days after the Closing Date, unless such assignment is not required to be recorded under the terms set forth in Section 6(a) hereof.

(c)  In connection with the assignment of any Mortgage Loan registered on the MERS® System, the Seller further agrees that it will cause, at the Seller’s own expense, within 30 days after the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the Seller to the Purchaser and by the Purchaser to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Mortgage Pass-Through Certificates issued in connection with such Mortgage Loans. The Seller further agrees that it will not, and will not permit any Servicer or the Master Servicer, and the Master Servicer agrees that it will not, alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of the Pooling and Servicing Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of the Pooling and Servicing Agreement.

(d)  The Seller and the Purchaser acknowledge hereunder that all of the Mortgage Loans and the related servicing will ultimately be assigned to U.S. Bank National Association, as Trustee for the Holders of the Mortgage, on the date hereof.

  Examination of Mortgage Files.

(a)  On or before the Mortgage File Delivery Date, the Seller will have made the Mortgage Files available to the Purchaser or its agent for examination which may be at the offices of the Trustee or the Seller and/or the Seller’s custodian. The fact that the Purchaser or its agent has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser’s rights to demand cure, repurchase, substitution or other relief as provided in this Agreement. In furtherance of the foregoing, the Seller shall make the Mortgage Files available to the Purchaser or its agent from time to time so as to permit the Purchaser to confirm the Seller’s compliance with the delivery and recordation requirements of this Agreement and the Pooling and Servicing Agreement. In addition, upon request of the Purchaser, the Seller agrees to provide to the Purchaser, Bear Stearns and to any investors or prospective investors in the Mortgage Pass-Through Certificates information regarding the Mortgage Loans and their servicing, to make the Mortgage Files available to the Purchaser, Bear Stearns and to such investors or prospective investors (which may be at the offices of the Seller and/or the Seller’s custodian) and to make available personnel knowledgeable about the Mortgage Loans for discussions with the Purchaser, Bear Stearns and such investors or prospective investors, upon reasonable request during regular business hours, sufficient to permit the Purchaser, Bear Stearns and such investors or potential investors to conduct such due diligence as any such party reasonably believes is appropriate.

(b)  Pursuant to the Pooling and Servicing Agreement, on the Closing Date the Custodian, on behalf of the Trustee, for the benefit of the Pass-Through Certificates, will acknowledge receipt of each Mortgage Loan by delivery to the Seller, the Purchaser and the Trustee of an initial certification in the form attached as Exhibit One to the Custodial Agreement.

(c)  Pursuant to the Pooling and Servicing Agreement, within 90 days of the Closing Date (or, with respect to any Substitute Mortgage Loan, within five Business Days after the receipt by the Trustee or Custodian thereof), the Trustee will review or shall cause the Custodian to review items of the Mortgage Files as set forth on Exhibit 1 and will deliver to the Seller, the Purchaser and the Trustee an interim certification substantially in the form of Exhibit Two to the Custodial Agreement. If the Trustee or Custodian, as its agent, finds any document listed on Exhibit 1 not to have been executed or received, or to be unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in the Final Mortgage Loan Schedule or to appear defective on its face (a “Material Defect”), the Trustee or the Custodian, as its agent, shall promptly notify the Seller of such Material Defect. The Seller shall correct or cure any such Material Defect within 90 days from the date of notice from the Trustee or the Custodian, as its agent, of the Material Defect and if the Seller fails to correct or cure such Material Defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, the Seller will, in accordance with the terms of the Pooling and Servicing Agreement, within 90 days of the date of notice, provide the Trustee with a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase the related Mortgage Loan at the applicable Purchase Price; provided that, if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure, repurchase or substitution must occur within 90 days from the date such breach was discovered; provided, however, that if such defect relates solely to the inability of the Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, the Seller shall not be required to purchase such Mortgage Loan if the Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the Custodian, as its agent, shall be effected by the Seller within thirty days of its receipt of the original recorded document.

(d)  Pursuant to the Pooling and Servicing Agreement, within 180 days of the Closing Date (or, with respect to any Substitute Mortgage Loan, within five Business Days after the receipt by the Trustee or Custodian thereof) the Trustee will review or cause the Custodian to review items of the Mortgage Files as set forth on Exhibit 1 and will deliver to the Seller, the Purchaser and the Trustee a final certification substantially in the form of Exhibit Three to the Custodial Agreement. If the Trustee or Custodian, as its agent, finds a Material Defect, the Trustee or the Custodian, as its agent, shall promptly notify the Seller of such Material Defect. The Seller shall correct or cure any such Material Defect within 90 days from the date of notice from the Trustee or the Custodian, as its agent, of the Material Defect and if the Seller fails to correct or cure such Material Defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, the Seller will, in accordance with the terms of the Pooling and Servicing Agreement, within 90 days of the date of notice, provide the Trustee with a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase the related Mortgage Loan at the applicable Purchase Price; provided that, if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure, repurchase or substitution must occur within 90 days from the date such breach was discovered; provided, however, that if such defect relates solely to the inability of the Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, the Seller shall not be required to purchase such Mortgage Loan if the Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the Custodian, as its agent, shall be effected by the Seller within thirty days of its receipt of the original recorded document.

(e)  At the time of any substitution, the Seller shall deliver or cause to be delivered the Substitute Mortgage Loan, the related Mortgage File and any other documents and payments required to be delivered in connection with a substitution pursuant to the Pooling and Servicing Agreement. At the time of any purchase or substitution, the Trustee in accordance with the terms of the Pooling and Servicing Agreement shall (i) assign to the Seller and cause the Custodian to release the documents (including, but not limited to, the Mortgage, Mortgage Note and other contents of the Mortgage File) in the possession of the Custodian relating to the Deleted Mortgage Loan and (ii) execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in the Seller title to such Deleted Mortgage Loan.

  Recordation of Assignments of Mortgage.

(a)  The Seller shall cause each assignment of the Security Instrument from the Seller to the Trustee to be recorded not later than 180 days after the Closing Date, unless (a) such recordation is not required by the Rating Agencies or an Opinion of Counsel has been provided to the Trustee (with a copy to the Custodian) which states that the recordation of such assignments is not necessary to protect the interests of the Certificateholders in the related Mortgage Loans or (b) MERS is identified on the Mortgage or a properly recorded assignment of the Mortgage, as the Mortgagee of record solely as nominee for the Seller and its successors and assigns; provided, however, notwithstanding the foregoing, each assignment shall be submitted for recording by the Seller in the manner described above, at no expense to the Trust or Trustee, upon the earliest to occur of (i) reasonable direction by the Holders of Mortgage Pass-Through Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the portion of the Trust related to such Classes, (ii) the occurrence of an Event of Default, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Seller and (iv) the occurrence of a servicing transfer as described in Section 8.02 of the Pooling and Servicing Agreement.

While each such Mortgage or assignment is being recorded, if necessary, the Seller shall leave or cause to be left with the Trustee a certified copy of such Mortgage or assignment. All customary recording fees and reasonable expenses relating to the recordation of the assignments of mortgage to the Trustee or the Opinion of Counsel, as the case may be, shall be borne by the Seller.

(b)  It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Seller to the Purchaser, as contemplated by this Agreement be, and be treated as, a sale. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans are held by a court to continue to be property of the Seller, then (a) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the applicable Uniform Commercial Code; (b) the transfer of the Mortgage Loans provided for herein shall be deemed to be a grant by the Seller to the Purchaser of a security interest in all of the Seller’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, to the extent the Purchaser would otherwise be entitled to own such Mortgage Loans and proceeds pursuant to Section 4 hereof, including all amounts, other than investment earnings, from time to time held or invested in any accounts created pursuant to the Pooling and Servicing Agreement, whether in the form of cash, instruments, securities or other property; (c) the possession by the Purchaser or the Trustee of Mortgage Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-313 (or comparable provision) of the applicable Uniform Commercial Code; and (d) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to any provision hereof or pursuant to the Pooling and Servicing Agreement shall also be deemed to be an assignment of any security interest created hereby. The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be reasonably necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Pooling and Servicing Agreement.

  Representations and Warranties of Seller Concerning the Mortgage Loans. The Seller hereby represents and warrants to the Purchaser as of the Closing Date, or such other date as may be specified below with respect to each Mortgage Loan being sold by it, that:

(i)  the information set forth in the Mortgage Loan Schedule attached hereto is true and correct in all material respects and the information provided to the Rating Agencies, including the Mortgage Loan level detail, is true and correct according to the Rating Agency requirements;

(ii)  immediately prior to the transfer to the Purchaser, the Seller was the sole owner of beneficial title and holder of each Mortgage and Mortgage Note relating to the Mortgage Loans and is conveying the same free and clear of any and all liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature and the Seller has full right and authority to sell or assign the same pursuant to this Agreement;

(iii)  Each Mortgage Loan at the time it was made complied in all material respects with all applicable laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all applicable anti-predatory lending laws; and each Mortgage Loan has been serviced in all material respects in accordance with all applicable laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all applicable anti-predatory lending laws and the terms of the related Mortgage Note, the Mortgage and other loan documents;

(iv)  there is no monetary default existing under any Mortgage or the related Mortgage Note and there is no material event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or event of acceleration; and neither the Seller, any of its affiliates nor any servicer of any related Mortgage Loan has taken any action to waive any default, breach or event of acceleration; and no foreclosure action is threatened or has been commenced with respect to the Mortgage Loan;

(v)  the terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, (i) if required by law in the jurisdiction where the Mortgaged Property is located, or (ii) to protect the interests of the Trustee on behalf of the Certificateholders;

(vi)  no selection procedure reasonably believed by the Seller to be adverse to the interests of the Certificateholders was utilized in selecting the Mortgage Loans;

(vii)  each Mortgage is a valid and enforceable first lien on the property securing the related Mortgage Note and each Mortgaged Property is owned by the Mortgagor in fee simple (except with respect to common areas in the case of condominiums, PUDs and de minimis PUDs) or by leasehold for a term longer than the term of the related Mortgage, subject only to (i) the lien of current real property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions being acceptable to mortgage lending institutions generally or specifically reflected in the appraisal obtained in connection with the origination of the related Mortgage Loan or referred to in the lender’s title insurance policy delivered to the originator of the related Mortgage Loan and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage;

(viii)  there is no mechanics’ lien or claim for work, labor or material affecting the premises subject to any Mortgage which is or may be a lien prior to, or equal with, the lien of such Mortgage except those which are insured against by the title insurance policy referred to in (xiii) below;

(ix)  there was no delinquent tax or assessment lien against the property subject to any Mortgage, except where such lien was being contested in good faith and a stay had been granted against levying on the property;

(x)  there is no valid offset, defense or counterclaim to any Mortgage Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note;

(xi)  the physical property subject to any Mortgage is free of material damage and is in good repair and there is no proceeding pending or threatened for the total or partial condemnation of any Mortgaged Property;

(xii)  the Mortgaged Property and all improvements thereon comply with all requirements of any applicable zoning and subdivision laws and ordinances;

(xiii)  a lender’s title insurance policy (on an ALTA or CLTA form) or binder, or other assurance of title customary in the relevant jurisdiction therefor in a form acceptable to Fannie Mae or Freddie Mac, was issued on the date that each Mortgage Loan was created by a title insurance company which, to the best of the Seller’s knowledge, was qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring the Seller and its successors and assigns that the Mortgage is a first priority lien on the related Mortgaged Property in the original principal amount of the Mortgage Loan. The Seller is the sole insured under such lender’s title insurance policy, and such policy, binder or assurance is valid and remains in full force and effect, and each such policy, binder or assurance shall contain all applicable endorsements including a negative amortization endorsement, if applicable;

(xiv)  At the time of origination, each Mortgaged Property was the subject of an appraisal which conformed to the underwriting requirements of the originator of the Mortgage Loan and, the appraisal is in a form acceptable to Fannie Mae or FHLMC.

(xv)  the improvements on each Mortgaged Property securing a Mortgage Loan is insured (by an insurer which is acceptable to the Seller) against loss by fire and such hazards as are covered under a standard extended coverage endorsement in the locale in which the Mortgaged Property is located, in an amount which is not less than the lesser of the maximum insurable value of the improvements securing such Mortgage Loan or the outstanding principal balance of the Mortgage Loan, but in no event in an amount less than an amount that is required to prevent the Mortgagor from being deemed to be a co-insurer thereunder; if the improvement on the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the condominium project; if upon origination of the related Mortgage Loan, the improvements on the Mortgaged Property were in an area identified as a federally designated flood area, a flood insurance policy is in effect in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the restorable cost of improvements located on such Mortgaged Property or (iii) the maximum coverage available under federal law; and each Mortgage obligates the Mortgagor thereunder to maintain the insurance referred to above at the Mortgagor’s cost and expense;

(xvi)  each Mortgage Loan constitutes a “qualified mortgage” under Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7) and (9) without reliance on the provisions of Treasury Regulation Section 1.860G-2(a)(3) or Treasury Regulation Section 1.860G-2(f)(2) or any other provision that would allow a Mortgage Loan to be treated as a “qualified mortgage” notwithstanding its failure to meet the requirements of Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7) and (9);

(xvii)  none of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) “high cost home,” “covered” (excluding home loans defined as “covered home loans” in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004), “high risk home” or “predatory” loans under any applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees);

(xviii)  the information set forth in Schedule A of the Prospectus Supplement with respect to the Mortgage Loans is true and correct in all material respects;

(xix)  no Mortgage Loan (a) is a “high cost loan” or “covered loan” as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS® Glossary, which is now Version 5.6d, Appendix E, attached hereto as Exhibit 6 or (b) was originated on or after October 1, 2002 through March 6, 2003 and is governed by the Georgia Fair Lending Act;

(xx)  each Mortgage Loan was originated in accordance with the underwriting guidelines of the related originator;

(xxi)  each original Mortgage has been recorded or is in the process of being recorded in accordance with the requirements of Section 2.01 of the Pooling and Servicing Agreement in the appropriate jurisdictions wherein such recordation is required to perfect the lien thereof for the benefit of the Trust Fund;

(xxii)  the related Mortgage File contains each of the documents and instruments listed in Section 2.01 of the Pooling and Servicing Agreement, subject to any exceptions, substitutions and qualifications as are set forth in such Section;

(xxiii)  the Mortgage Loans are currently being serviced in accordance with accepted servicing practices; and

(xxiv)  with respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Mortgage Loan Seller and each prepayment penalty is permitted pursuant to federal, state and local law, provided that (i) no Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated and (ii) such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan.

(xxv)  If any of the Mortgage Loans are secured by a leasehold interest, with respect to each leasehold interest: the use of leasehold estates for residential properties is an accepted practice in the area where the related Mortgaged Property is located; residential property in such area consisting of leasehold estates is readily marketable; the lease is recorded and no party is in any way in breach of any provision of such lease; the leasehold is in full force and effect and is not subject to any prior lien or encumbrance by which the leasehold could be terminated or subject to any charge or penalty; and the remaining term of the lease does not terminate less than ten years after the maturity date of such Mortgage Loan;

(xxvi)  each Mortgage Loan was originated (a) by a savings and loan association, savings bank, commercial bank, credit union, insurance company or similar institution that is supervised and examined by a federal or state authority, (b) by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, as amended, or (c) by a mortgage broker or correspondent lender in a manner such that the related Mortgage Loan would be regarded for purposes of Section 3(a)(41) of the Securities Exchange Act of 1934, as amended, as having been originated by an entity described in clauses (a) or (b) above.

It is understood and agreed that the representations and warranties set forth in this Section 7 will inure to the benefit of the Purchaser, its successors and assigns, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or assignment of Mortgage or the examination of any Mortgage File. Upon any substitution for a Mortgage Loan, the representations and warranties set forth above shall be deemed to be made by the Seller as to any Substitute Mortgage Loan as of the date of substitution.

Upon discovery or receipt of notice by the Seller, the Purchaser or the Trustee of a breach of any representation or warranty of the Seller set forth in this Section 7 which materially and adversely affects the value of the interests of the Purchaser, the Certificateholders or the Trustee in any of the Mortgage Loans delivered to the Purchaser pursuant to this Agreement, the party discovering or receiving notice of such breach shall give prompt written notice to the others. In the case of any such breach of a representation or warranty set forth in this Section 7, within 90 days from the date of discovery by the Seller, or the date the Seller is notified by the party discovering or receiving notice of such breach (whichever occurs earlier), the Seller will (i) cure such breach in all material respects, (ii) purchase the affected Mortgage Loan at the applicable Purchase Price or (iii) if within two years of the Closing Date, substitute a qualifying Substitute Mortgage Loan in exchange for such Mortgage Loan; provided that, (A) in the case of a breach of the representation and warranty concerning the Mortgage Loan Schedule contained in clause (i) of this Section 7, if such breach is material and relates to any field on the Mortgage Loan Schedule which identifies any Prepayment Charge or (B) in the case of a breach of the representation contained in clause (x) of this Section 7, then, in each case, in lieu of purchasing such Mortgage Loan from the Trust Fund at the Purchase Price, the Seller shall pay the amount of the Prepayment Charge (net of any amount previously collected by or paid to the Trust Fund in respect of such Prepayment Charge) from its own funds and without reimbursement therefor, and the Seller shall have no obligation to repurchase or substitute for such Mortgage Loan. The obligations of the Seller to cure, purchase or substitute a qualifying Substitute Mortgage Loan shall constitute the Purchaser’s, the Trustee’s and the Certificateholder’s sole and exclusive remedy under this Agreement or otherwise respecting a breach of representations or warranties hereunder with respect to the Mortgage Loans, except for the obligation of the Seller to indemnify the Purchaser for such breach as set forth in and limited by Section 13 hereof.

Any cause of action against the Seller or relating to or arising out of a breach by the Seller of any representations and warranties made in this Section 7 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Seller or notice thereof by the party discovering such breach and (ii) failure by the Seller to cure such breach, purchase such Mortgage Loan or substitute a qualifying Substitute Mortgage Loan pursuant to the terms hereof.

  Representations and Warranties Concerning the Seller. As of the date hereof and as of the Closing Date, the Seller represents and warrants to the Purchaser as to itself in the capacity indicated as follows:

(a)  the Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Seller’s business as presently conducted or on the Seller’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)  the Seller has full power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(c)  the execution and delivery by the Seller of this Agreement have been duly authorized by all necessary action on the part of the Seller; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Seller or its properties or the charter or by-laws of the Seller, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Seller’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(d)  the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made and, in connection with the recordation of the Mortgages, powers of attorney or assignments of Mortgages not yet completed;

(e)  this Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of the Seller enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)  there are no actions, suits or proceedings pending or, to the knowledge of the Seller, threatened against the Seller, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Seller will be determined adversely to the Seller and will if determined adversely to the Seller materially and adversely affect the Seller’s ability to perform its obligations under this Agreement; and the Seller is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement; and

(g)  the Seller’s Information (as defined in Section 13(a) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

  Representations and Warranties Concerning the Purchaser. As of the date hereof and as of the Closing Date, the Purchaser represents and warrants to the Seller as follows:

(a)  the Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing as a foreign corporation to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Purchaser’s business as presently conducted or on the Purchaser’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)  the Purchaser has full corporate power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(c)  the execution and delivery by the Purchaser of this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Purchaser or its properties or the articles of incorporation or by-laws of the Purchaser, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(d)  the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made;

(e)  this Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller, constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)  there are no actions, suits or proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Purchaser will be determined adversely to the Purchaser and will if determined adversely to the Purchaser materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement; and the Purchaser is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement; and

(g)  the Purchaser’s Information (as defined in Section 13(b) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

  Conditions to Closing.

(a)  The obligations of the Purchaser under this Agreement will be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(i)  Each of the obligations of the Seller required to be performed at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects; all of the representations and warranties of the Seller under this Agreement shall be true and correct as of the date or dates specified in all material respects; and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement, or the Pooling and Servicing Agreement; and the Purchaser shall have received certificates to that effect signed by authorized officers of the Seller.

(ii)  The Purchaser shall have received all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to the Purchaser, duly executed by all signatories (other than the Purchaser) as required pursuant to the respective terms thereof:

(1)  If required pursuant to Section 3 hereof, the Amendment dated as of the Closing Date and any documents referred to therein;

(2)  If required pursuant to Section 3 hereof, the Final Mortgage Loan Schedule containing the information set forth on Exhibit 2 hereto, one copy to be attached to each counterpart of the Amendment;

(3)  The Pooling and Servicing Agreement, in form and substance reasonably satisfactory to the Trustee and the Purchaser, and all documents required thereby duly executed by all signatories;

(4)  A certificate of an officer of the Seller dated as of the Closing Date, in a form reasonably acceptable to the Purchaser, and attached thereto the resolutions of the Seller authorizing the transactions contemplated by this Agreement, together with copies of the charter and by-laws of the Seller;

(5)  One or more opinions of counsel from the Seller’s counsel otherwise in form and substance reasonably satisfactory to the Purchaser, the Trustee and each Rating Agency;

(6)  A letter from each of the Rating Agencies giving each Class of Certificates set forth on Schedule A the rating set forth on Schedule A; and

(7)  Such other documents, certificates (including additional representations and warranties) and opinions as may be reasonably necessary to secure the intended ratings from each Rating Agency for the Certificates.

(iii) The Certificates to be sold to Bear Stearns pursuant to the Underwriting Agreement and the Purchase Agreement shall have been issued and sold to Bear Stearns.

(iv) The Seller shall have furnished to the Purchaser such other certificates of its officers or others and such other documents and opinions of counsel to evidence fulfillment of the conditions set forth in this Agreement and the transactions contemplated hereby as the Purchaser and its counsel may reasonably request.

(b)  The obligations of the Seller under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(i)  The obligations of the Purchaser required to be performed by it on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and all of the representations and warranties of the Purchaser under this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, and no event shall have occurred which would constitute a breach by it of the terms of this Agreement, and the Seller shall have received a certificate to that effect signed by an authorized officer of the Purchaser.

(ii)  The Seller shall have received copies of all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to the Seller, duly executed by all signatories other than the Seller as required pursuant to the respective terms thereof:

(1)  If required pursuant to Section 3 hereof, the Amendment dated as of the Closing Date and any documents referred to therein;

(2)  The Pooling and Servicing Agreement, in form and substance reasonably satisfactory to the Seller, and all documents required thereby duly executed by all signatories;

(3)  A certificate of an officer of the Purchaser dated as of the Closing Date, in a form reasonably acceptable to the Seller, and attached thereto the resolutions of the Purchaser authorizing the transactions contemplated by this Agreement and the Pooling and Servicing Agreement, together with copies of the Purchaser’s articles of incorporation, and evidence as to the good standing of the Purchaser dated as of a recent date;

(4)  One or more opinions of counsel from the Purchaser’s counsel in form and substance reasonably satisfactory to the Seller;

(5)  Such other documents, certificates (including additional representations and warranties) and opinions as may be reasonably necessary to secure the intended rating from each Rating Agency for the Certificates;

  Fees and Expenses. Subject to Section 16 hereof, the Seller shall pay on the Closing Date or such later date as may be agreed to by the Purchaser (i) the fees and expenses of the Seller’s attorneys and the reasonable fees and expenses of the Purchaser’s attorneys, (ii) the fees and expenses of Deloitte & Touche LLP, (iii) the fee for the use of Purchaser’s Registration Statement based on the aggregate original principal amount of the Certificates and the filing fee of the Commission as in effect on the date on which the Registration Statement was declared effective, (iv) the fees and expenses including counsel’s fees and expenses in connection with any “blue sky” and legal investment matters, (v) the fees and expenses of the Trustee which shall include without limitation the fees and expenses of the Trustee (and the fees and disbursements of its counsel) with respect to (A) legal and document review of this Agreement, the Pooling and Servicing Agreement, the Certificates and related agreements, (B) attendance at the Closing and (C) review of the Mortgage Loans to be performed by the Custodian, (vi) the expenses for printing or otherwise reproducing the Certificates, the Prospectus and the Prospectus Supplement, (vii) the fees and expenses of each Rating Agency (both initial and ongoing), (viii) the fees and expenses relating to the preparation and recordation of mortgage assignments (including intervening assignments, if any and if available, to evidence a complete chain of title from the originator to the Trustee) from the Seller to the Trustee or the expenses relating to the Opinion of Counsel referred to in Section 6(a) hereof, as the case may be, and (ix) Mortgage File due diligence expenses and other out-of-pocket expenses incurred by the Purchaser in connection with the purchase of the Mortgage Loans and by Bear Stearns in connection with the sale of the Certificates. The Seller additionally agrees to pay directly to any third party on a timely basis the fees provided for above which are charged by such third party and which are billed periodically.

  Accountants’ Letters.

(a)  Deloitte & Touche LLP will review the characteristics of a sample of the Mortgage Loans described in the Final Mortgage Loan Schedule and will compare those characteristics to the description of the Mortgage Loans contained in the Prospectus Supplement under the captions “Summary of Prospectus Supplement—The Mortgage Loans”, “The Mortgage Pool” and “Certain Characteristics of the Mortgage Loans” in Schedule A thereto. The Seller will cooperate with the Purchaser in making available all information and taking all steps reasonably necessary to permit such accountants to complete the review and to deliver the letters required of them under the Underwriting Agreement. Deloitte & Touche LLP will also confirm certain calculations as set forth under the caption “Yield On The Certificates” in the Prospectus Supplement.

(b)  To the extent statistical information with respect to the Master Servicer or any Servicer’s servicing portfolio is included in the Prospectus Supplement under the caption “The Master Servicer and the Servicers,” a letter from the certified public accountant for such Master Servicer, Servicer or Servicers, as applicable, will be delivered to the Purchaser dated the date of the Prospectus Supplement, in the form previously agreed to by the Seller and the Purchaser, with respect to such statistical information.

  Indemnification.

(a)  The Seller shall indemnify and hold harmless the Purchaser and its directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon (i) any untrue statement of a material fact contained in the Seller’s Information as identified in Exhibit 3, the omission to state in the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by the Seller and in which additional Seller’s Information is identified), in reliance upon and in conformity with Seller’s Information a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading, (ii) any representation or warranty assigned or made by the Seller in Section 7 or Section 8 hereof being, or alleged to be, untrue or incorrect, or (iii) any failure by the Seller to perform its obligations under this Agreement; and the Seller shall reimburse the Purchaser and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action.

The foregoing indemnity agreement is in addition to any liability which the Seller otherwise may have to the Purchaser or any other such indemnified party.

(b)  The Purchaser shall indemnify and hold harmless the Seller and its respective directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon (i) any untrue statement of a material fact contained in the Purchaser’s Information as identified in Exhibit 4, the omission to state in the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by the Purchaser and in which additional Purchaser’s Information is identified), in reliance upon and in conformity with the Purchaser’s Information, a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading, (ii) any representation or warranty made by the Purchaser in Section 9 hereof being, or alleged to be, untrue or incorrect, or (iii) any failure by the Purchaser to perform its obligations under this Agreement; and the Purchaser shall reimburse the Seller, and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend any such loss, claim, damage, liability or action. The foregoing indemnity agreement is in addition to any liability which the Purchaser otherwise may have to the Seller, or any other such indemnified party,

(c)  Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify each party against whom indemnification is to be sought in writing of the commencement thereof (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 13 except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it may have otherwise). In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent it may elect by written notice delivered to the indemnified party promptly (but, in any event, within 30 days) after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by one of the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) such indemnified party or parties shall have reasonably concluded that there is a conflict of interest between itself or themselves and the indemnifying party in the conduct of the defense of any claim or that the interests of the indemnified party or parties are not substantially co-extensive with those of the indemnifying party (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the indemnifying parties; provided, however, that the indemnifying party shall be liable only for the fees and expenses of one counsel in addition to one local counsel in the jurisdiction involved. Anything in this subsection to the contrary notwithstanding, an indemnifying party shall not be liable for any settlement or any claim or action effected without its written consent; provided, however, that such consent was not unreasonably withheld.

(d)  If the indemnification provided for in paragraphs (a) and (b) of this Section 13 shall for any reason be unavailable to an indemnified party in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to in Section 13, then the indemnifying party shall in lieu of indemnifying the indemnified party contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative benefits received by the Seller on the one hand and the Purchaser on the other from the purchase and sale of the Mortgage Loans, the offering of the Mortgage Pass-Through Certificates and the other transactions contemplated hereunder. No person found liable for a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

(e)  The parties hereto agree that reliance by an indemnified party on any publicly available information or any information or directions furnished by an indemnifying party shall not constitute negligence, bad faith or willful misconduct by such indemnified party.

  Notices. All demands, notices and communications hereunder shall be in writing but may be delivered by facsimile transmission subsequently confirmed in writing. Notices to the Seller shall be directed to EMC Mortgage Corporation, 2780 Lake Vista Drive, Lewisville, TX 75067 Facsimile: (469) 759-4714, Attention, President, and notices to the Purchaser shall be directed to Structured Asset Mortgage Investments II Inc., 383 Madison Avenue, New York, New York 10179 (Telecopy: (212-272-7206)), Attention: Baron Silverstein; or to any other address as may hereafter be furnished by one party to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the ret urn receipt) provided that it is received on a business day during normal business hours and, if received after normal business hours, then it shall be deemed to be received on the next business day.

  Transfer of Mortgage Loans. The Purchaser retains the right to assign the Mortgage Loans and any or all of its interest under this Agreement to the Trustee without the consent of the Seller, and, upon such assignment, the Trustee shall succeed to the applicable rights and obligations of the Purchaser hereunder; provided, however, the Purchaser shall remain entitled to the benefits set forth in Sections 11, 13 and 17 hereto and as provided in Section 2(a). Notwithstanding the foregoing, the sole and exclusive right and remedy of the Trustee with respect to a breach of representation or warranty of the Seller shall be the purchase or substitution obligations of the Seller contained in Sections 5 and 7 hereof.

  Termination. This Agreement may be terminated (a) by the mutual consent of the parties hereto prior to the Closing Date, (b) by the Purchaser, if the conditions to the Purchaser’s obligation to close set forth under Section 10(a) hereof are not fulfilled as and when required to be fulfilled or (c) by the Seller, if the conditions to the Seller’s obligation to close set forth under Section 10(b) hereof are not fulfilled as and when required to be fulfilled. In the event of termination pursuant to clause (b), the Seller shall pay, and in the event of termination pursuant to clause (c), the Purchaser shall pay, all reasonable out-of-pocket expenses incurred by the other in connection with the transactions contemplated by this Agreement. In the event of a termination pursuant to clause (a), each party shall be responsible for its own expenses.

  Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement, or contained in certificates of officers of the Seller submitted pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Mortgage Loans to the Purchaser (and by the Purchaser to the Trustee). Subsequent to the delivery of the Mortgage Loans to the Purchaser, the Seller’s representations and warranties contained herein with respect to the Mortgage Loans shall be deemed to relate to the Mortgage Loans actually delivered to the Purchaser and included in the Final Mortgage Loan Schedule and any Substitute Mortgage Loan and not to those Mortgage Loans deleted from the Preliminary Mortgage Loan Schedule pursuant to Section 3 hereof prior to the Closing.

  Severability. If any provision of this Agreement shall be prohibited or invalid under applicable law, the Agreement shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

  Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but which together shall constitute one and the same agreement.

  Amendment. This Agreement cannot be amended or modified in any manner without the prior written consent of each party.

  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

  Further Assurances. Each of the parties agrees to execute and deliver such instruments and take such actions as another party may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement including any amendments hereto which may be required by either Rating Agency.

  Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and their permitted successors and assigns and, to the extent specified in Section 13 hereof, Bear Stearns, and their directors, officers and controlling persons (within the meaning of federal securities laws). The Seller acknowledges and agrees that the Purchaser may assign its rights under this Agreement (including, without limitation, with respect to the Seller’s representations and warranties respecting the Mortgage Loans) to the Trustee. Any person into which the Seller may be merged or consolidated (or any person resulting from any merger or consolidation involving the Seller), any person resulting from a change in form of the Seller or any person succeeding to the business of the Seller, shall be considered the “successor” of the Seller hereunder and shall be considered a party hereto without the execution or filing of any paper or any further act or consent on the part of any party hereto. Except as provided in the two preceding sentences, this Agreement cannot be assigned, pledged or hypothecated by either party hereto without the written consent of the other parties to this Agreement and any such assignment or purported assignment shall be deemed null and void.

  The Seller. The Seller will keep in full force and effect its existence, all rights and franchises as a corporation under the laws of the State of its incorporation and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is necessary to perform its obligations under this Agreement.

  Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

  No Partnership. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

1 Please contact Bear, Stearns & Co. Inc. for Purchase Price.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

EMC MORTGAGE CORPORATION

By:_____________________________________
Name:
Title:

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

By:_____________________________________
Name:
Title:

EXHIBIT 1

CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser or its designee, and which shall be delivered to the Purchaser or its designee pursuant to the terms of the Agreement.

(a)  with respect to each Mortgage Loan (other than a Cooperative Loan):

(i)  The original Mortgage Note, endorsed without recourse to the order of the Trustee or to blank and showing an unbroken chain of endorsements from the originator thereof to the Person endorsing it to the Trustee, or a lost note affidavit together with a copy of the related Mortgage Note;

(ii)  The original Mortgage and, if the related Mortgage Loan is a MOM Loan, noting the presence of the MIN and language indicating that such Mortgage Loan is a MOM Loan, which shall have been recorded (or if the original is not available, a copy), with evidence of such recording indicated thereon (or if the original is not available, a copy), with evidence of such recording indicated thereon (or if the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Seller in time to permit their recording as specified in Section 2.01(b) of the Pooling and Servicing Agreement, shall be in recordable form);

(iii)  unless the Mortgage Loan is a MOM Loan, a certified copy of the assignment (which may be in the form of a blanket assignment if permitted in the jurisdiction in which the Mortgaged Property is located) to “U.S. Bank National Association, as Trustee”, with evidence of recording with respect to each Mortgage Loan in the name of the Trustee thereon (or if (A) the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Seller in time to permit their delivery as specified in Section 2.01(b) of the Pooling and Servicing Agreement, the Seller may deliver a true copy thereof with a certification by the Seller, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original, which has been transmitted for recording” or (B) the related Mortgaged Property is located in a state other than Maryland and an Opinion of Counsel has been provided as set forth in Section 2.01(b) of the Pooling and Servicing Agreement, shall be in recordable form);

(iv)  all intervening assignments of the Security Instrument, if applicable and only to the extent available to the Seller with evidence of recording thereon;

(v)  the original or a copy of the policy or certificate of primary mortgage guaranty insurance, to the extent available, if any;

(vi)  the original policy of title insurance or mortgagee’s certificate of title insurance or commitment or binder for title insurance; and

(vii)  originals of all modification agreements, if applicable and available.

(b)  with respect to each Cooperative Loan so assigned:

(i)  The original Mortgage Note, endorsed without recourse to the order of the Trustee or to blank and showing an unbroken chain of endorsements from the originator thereof to the Person endorsing it to the Trustee, or lost note affidavit, together with a copy of the related Mortgage Note;

(ii)  A counterpart of the Cooperative Lease and the Assignment of Proprietary Lease to the originator of the Cooperative Loan with intervening assignments showing an unbroken chain of title from such originator to the Trustee;

(iii)  The related Cooperative Stock Certificate, representing the related Cooperative Stock pledged with respect to such Cooperative Loan, together with an undated stock power (or other similar instrument) executed in blank;

(iv)  The original recognition agreement by the Cooperative of the interests of the mortgagee with respect to the related Cooperative Loan and any transfer documents related to the recognition agreement;

(v)  The Security Agreement;

(vi)  Copies of the original UCC-1 financing statement, and any continuation statements, filed by the originator of such Cooperative Loan as secured party, each with evidence of recording thereof, evidencing the interest of the originator under the Security Agreement and the Assignment of Proprietary Lease;

(vii)  Copies of the filed UCC-3 assignments of the security interest referenced in clause (vi) above showing an unbroken chain of title from the originator to the Trustee, each with evidence of recording thereof, evidencing the interest of the originator under the Security Agreement and the Assignment of Proprietary Lease;

(viii)  An executed assignment of the interest of the originator in the Security Agreement and Assignment of Proprietary Lease, showing an unbroken chain of title from the originator to the Trustee; and

(ix)  The original of each modification, assumption agreement or preferred loan agreement, if any, relating to such Cooperative Loan.

EXHIBIT 2

MORTGAGE LOAN SCHEDULE INFORMATION

EXHIBIT 3

SELLER’S INFORMATION

All information in the Prospectus Supplement described under the following Sections: “SUMMARY OF PROSPECTUS SUPPLEMENT—The Mortgage Loans,” “THE MORTGAGE POOL”, “THE SPONSOR" and “SCHEDULE A—CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS.”

EXHIBIT 4

PURCHASER’S INFORMATION

All information in the Prospectus Supplement and the Prospectus, except the Seller’s Information.

EXHIBIT 5

SCHEDULE OF LOST NOTES

Available Upon Request

EXHIBIT 6
REVISED April 18, 2006

APPENDIX E - Standard & Poor’s Predatory Lending Categories

Standard & Poor’s has categorized loans governed by anti-predatory lending laws in the Jurisdictions listed below into three categories based upon a combination of factors that include (a) the risk exposure associated with the assignee liability and (b) the tests and thresholds set forth in those laws. Note that certain loans classified by the relevant statute as Covered are included in Standard & Poor’s High Cost Loan Category because they included thresholds and tests that are typical of what is generally considered High Cost by the industry.

Standard & Poor’s High Cost Loan Categorization

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti- Predatory Lending Law
Arkansas	Arkansas Home Loan Protection Act, Ark. Code Ann. §§ 23-53-101 et seq. Effective July 16, 2003	High Cost Home Loan
Cleveland Heights, OH	Ordinance No. 72-2003 (PSH), Mun. Code §§ 757.01 et seq. Effective June 2, 2003	Covered Loan
Colorado
Consumer Equity Protection, Colo. Stat.
Ann. §§ 5-3.5-101 et seq.

Effective for covered loans offered or entered into on or after January 1, 2003. Other provisions of the Act took effect on June 7, 2002
Covered Loan
Connecticut	Connecticut Abusive Home Loan Lending Practices Act, Conn. Gen. Stat. §§ 36a-746 et seq. Effective October 1, 2001	High Cost Home Loan
District of Columbia	Home Loan Protection Act, D.C. Code §§ 26-1151.01 et seq. Effective for loans closed on or after January 28, 2003	Covered Loan
Florida	Fair Lending Act, Fla. Stat. Ann. §§ 494.0078 et seq. Effective October 2, 2002	High Cost Home Loan

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti- Predatory Lending Law
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6 2003	High Cost Home Loan
Georgia as amended (Mar. 7, 2003 - current)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective for loans closed on or after March 7, 2003	High Cost Home Loan
HOEPA Section 32	Home Ownership and Equity Protection Act of 1994, 15 U.S.C. § 1639, 12 C.F.R. §§ 226.32 and 226.34 Effective October 1, 1995, amendments October 1, 2002	High Cost Loan
Illinois	High Risk Home Loan Act, Ill. Comp. Stat. tit. 815, §§ 137/5 et seq. Effective January 1, 2004 (prior to this date, regulations under Residential Mortgage License Act effective from May 14, 2001)	High Risk Home Loan
Kansas	Consumer Credit Code, Kan. Stat. Ann. §§ 16a-1-101 et seq. Sections 16a-1-301 and 16a-3-207 became effective April 14, 1999; Section 16a-3-308a became effective July 1, 1999	High Loan to Value Consumer Loan (id. § 16a-3-207) and;
High APR Consumer Loan (id. § 16a-3-308a)
Kentucky	2003 KY H.B. 287 - High Cost Home Loan Act, Ky. Rev. Stat. §§ 360.100 et seq. Effective June 24, 2003	High Cost Home Loan
Maine	Truth in Lending, Me. Rev. Stat. tit. 9- A, §§ 8-101 et seq. Effective September 29, 1995 and as amended from time to time	High Rate High Fee Mortgage

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti- Predatory Lending Law
Massachusetts	Part 40 and Part 32, 209 C.M.R. §§ 32.00 et seq. and 209 C.M.R. §§ 40.01 et seq. Effective March 22, 2001 and amended from time to time	High Cost Home Loan
Nevada	Assembly Bill No. 284, Nev. Rev. Stat. §§ 598D.010 et seq. Effective October 1, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B- 22 et seq. Effective for loans closed on or after November 27, 2003	High Cost Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	High Cost Home Loan
New York	N.Y. Banking Law Article 6-1 Effective for applications made on or after April 1, 2003	High Cost Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	High Cost Home Loan
Ohio	H.B. 386 (codified in various sections of the Ohio Code), Ohio Rev. Code Ann. §§ 1349.25 et seq. Effective May 24, 2002	Covered Loan
Oklahoma	Consumer Credit Code (codified in various sections of Title 14A) Effective July 1, 2000; amended effective January 1, 2004	Subsection 10 Mortgage

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti- Predatory Lending Law
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	High Cost Home Loan
West Virginia	West Virginia Residential Mortgage Lender, Broker and Servicer Act, W. Va. Code Ann. §§ 31-17-1 et seq. Effective June 5, 2002	West Virginia Mortgage Loan Act Loan

Standard & Poor’s Covered Loan Categorization

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti- Predatory Lending Law
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	Covered Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B 22 et seq. Effective November 27, 2003 - July 5, 2004	Covered Home Loan

Standard & Poor’s Home Loan Categorization

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti- Predatory Lending Law
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B- 22 et seq. Effective for loans closed on or after November 27, 2003	Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	Consumer Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	Consumer Home Loan

SCHEDULE A

REQUIRED RATINGS FOR EACH CLASS OF CERTIFICATES

Public Certificates

Class	Fitch	S&P
Class I-A-1	AAA	AAA
Class II-A-1	AAA	AAA
Class II-A-2	AAA	AAA
Class II-A-3	AAA	AAA
Class II-A-4	AAA	AAA
Class II-A-5	AAA	AAA
Class II-A-6	AAA	AAA
Class II-A-7	AAA	AAA
Class II-A-8	AAA	AAA
Class II-A-9	AAA	AAA
Class III-A-1	AAA	AAA
Class III-A-2	AAA	AAA
Class X	AAA	AAA
Class PO	AAA	AAA
Class B-1	AA	AA
Class B-2	A	A
Class B-3	BBB	BBB

None of the above ratings have been lowered since the respective dates of such letters.

Private Certificates

Class	Fitch	S&P
Class B-4	BB	BB
Class B-5	B	B
Class B-6	--	--

None of the above ratings have been lowered since the respective dates of such letters.

SCHEDULE B

MORTGAGE LOAN SCHEDULE

[Provided upon request]

EXHIBIT I-1

CHEVY CHASE SERVICING AGREEMENT

EXHIBIT I-1

CHEVY CHASE SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,

CHEVY CHASE BANK, F.S.B.
Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT
Dated as of July 1, 2001

(Adjustable Rate Mortgage Loans)1

ARTICLE I

Section 1.01	Defined Terms

ARTICLE II

Section 2.01	Agreement to Purchase
Section 2.02	Purchase Price
Section 2.03	Servicing of Mortgage Loans
Section 2.04	Record Title and Possession of Mortgage Files; Maintenance of Servicing Files
Section 2.05	Books and Records
Section 2.06	Transfer of Mortgage Loans
Section 2.07	Delivery of Mortgage Loan Documents
Section 2.08	Quality Control Procedures

ARTICLE III

Section 3.01	Representations and Warranties of the Company
Section 3.02	Representations and Warranties as to Individual Mortgage Loans
Section 3.03	Repurchase; Substitution
Section 3.04	Representations and Warranties of the Purchaser

ARTICLE IV

Section 4.01	Company to Act as Servicer
Section 4.02	Collection of Mortgage Loan Payments
Section 4.03	Realization Upon Defaulted Mortgage Loans
Section 4.04	Establishment of Custodial Accounts; Deposits in Custodial Accounts
Section 4.05	Permitted Withdrawals from the Custodial Account
Section 4.06	Establishment of Escrow Accounts; Deposits in Escrow Accounts
Section 4.07	Permitted Withdrawals From Escrow Account
Section 4.08	Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder
Section 4.09	Transfer of Accounts
Section 4.10	Maintenance of Hazard Insurance
Section 4.11	Maintenance of Mortgage Impairment Insurance Policy
Section 4.12	Fidelity Bond, Errors and Omissions Insurance
Section 4.13	Title, Management and Disposition of REO Property
Section 4.14	Notification of Maturity Date

ARTICLE V

Section 5.01	Distributions
Section 5.02	Statements to the Purchaser
Section 5.03	Monthly Advances by the Company
Section 5.04	Liquidation Reports

ARTICLE VI

Section 6.01	Assumption Agreements
Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files
Section 6.03	Servicing Compensation
Section 6.04	Annual Statement as to Compliance
Section 6.05	Annual Independent Certified Public Accountants’ Servicing Report
Section 6.06	Purchaser’s Right to Examine Company Records

ARTICLE VII

Section 7.01	Company Shall Provide Information as Reasonably Required

ARTICLE VIII

Section 8.01	Indemnification; Third Party Claims
Section 8.02	Merger or Consolidation of the Company
Section 8.03	Limitation on Liability of the Company and Others
Section 8.04	Company Not to Assign or Resign
Section 8.05	No Transfer of Servicing

ARTICLE IX

Section 9.01	Events of Default
Section 9.02	Waiver of Defaults

ARTICLE X

Section 10.01	Termination
Section 10.02	Termination Without Cause

ARTICLE XI

Section 11.01	Successor to the Company
Section 11.02	Amendment
Section 11.03	Recordation of Agreement
Section 11.04	Governing Law
Section 11.05	Notices
Section 11.06	Severability of Provisions
Section 11.07	Exhibits
Section 11.08	General Interpretive Principles
Section 11.09	Reproduction of Documents
Section 11.10	Confidentiality of Information
Section 11.11	Recordation of Assignment of Mortgage
Section 11.12	Assignment by Purchaser
Section 11.13	No Partnership
Section 11.14	Execution: Successors and Assigns
Section 11.15	Entire Agreement
Section 11.16	No Solicitation
Section 11.17	Closing
Section 11.18	Cooperation of Company with Reconstitution

EXHIBITS

A	Contents of Mortgage File
B	Custodial Account Letter Agreement
C	Escrow Account Letter Agreement
D	Form of Assignment and Assumption Agreement
E	[reserved]
F	[reserved]
G	Request for Release of Documents and Receipt
H	Company’s Underwriting Guidelines
I	Form of Term Sheet

This is a Purchase, Warranties and Servicing Agreement, dated as of July 1, 2001 and is executed between EMC Mortgage Corporation, as Purchaser (the "Purchaser") and Chevy Chase Bank, F.S.B., as the Company (the “Company”).

W I T N E&am p;am p;#1 60;S S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis, pursuant to the terms of a letter agreement dated as of June 29, 2001 by and between the Company and the Purchaser (the "Confirmation").

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with FNMA or Freddie Mac servicing practices and procedures, for MBS pool mortgages, as defined in the FNMA or Freddie Mac Guides including future updates.

Adjustment Date: As to each Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agency Guide: The FNMA Guides or the Freddie Mac Guides.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as of the Origination Date as the value of the Mortgaged Property.

Assignment: An assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan, or a notice of transfer or equivalent instrument delivered in accordance with the MERS requirements.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or Maryland, or (iii) a day on which banks in the State of New York or Maryland are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan or pool of Mortgage Loans, the date stated on the related Term Sheet.

Code: The Internal Revenue Code, as amended (the “Code”).

Company: Chevy Chase Bank, F.S.B., its successor in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Assistant Vice President, Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: As defined in the Recitals to this Agreement.

Conversion Feature: A provision whereby the Mortgagor may elect to convert to a fixed Mortgage Interest Rate pursuant to the terms set forth in the Mortgage Note.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "Chevy Chase Bank, F.S.B., in trust for EMC Mortgage Corporation" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (a) within FDIC insured accounts (or other accounts with comparable insurance coverage acceptable to the Rating Agencies) created, maintained and monitored by the Company so that all funds deposited therein are fully insured, (b) with the corporate trust department of a financial institution assigned a long-term debt rating of not less than Baa3, and a short term debt rating of P3, from Moody's Investors Services and, if ownership of the Mortgage Loans is evidenced by mortgaged backed securities, the equivalent required ratings of the Rating Agencies, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company and of any creditors or depositors of the institution in which such account is maintained or (c) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (b) or (c) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: Chevy Chase Bank, F.S.B., or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of the Rating Agencies; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of the Rating Agencies.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan.

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "Chevy Chase Bank, F.S.B., in trust for EMC Mortgage Corporation, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

FNMA: The Federal National Mortgage Association, or any successor thereto.

FNMA Guides: The FNMA Seller's Guide and the FNMA Servicer's Guide and all amendments or additions thereto.

Freddie Mac Guides: The Freddie Mac Seller’s Guide and the Freddie Mac Servicer’s Guide and all amendments or additions thereto.

GAAP: Generally accepted accounting principles,
consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: On each Adjustment Date, the applicable index shall be the six month London Interbank Offered Rate (LIBOR) as published in the Wall Street Journal. For purposes of determining the Index, for each Adjustment Date LIBOR shall be the most recent figure available as of the first business day of the month immediately preceding the Adjust-ment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lender Paid Mortgage Insurance Rate: The Lender Paid Mortgage Insurance Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

Lifetime Rate Cap: As to each Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan which is 600 basis points (6%) above the initial Mortgage Interest Rate.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

MERS: Mortgage Electronic Registration Systems, Inc.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Premium.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Company's Mortgage Loan identifying number;

(2) the Mortgagor's name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied;

(5) the type of residential property constituting the Mortgaged Property;

(6) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(7) the Sales Price, if applicable, appraised value and Loan-to-Value Ratio, at origination;

(8) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Periodic Rate Cap and the Lifetime Rate Cap;

(9) the Origination Date of the Mortgage Loan; the stated maturity date; and the amount of the Monthly Payment at origination;

(10) the amount of the Monthly Payment as of the related Cut-off Date;

(11) the original principal amount of the Mortgage Loan;

(12) the principal balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(13) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(14) a code indicating the documentation style (i.e. full, alternative or reduced);

(15) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received thirty (30) or more days after its Due Date;

(16) the date on which the first payment is or was due;

(17) a code indicating whether or not the Mortgage Loan is the subject of Primary Mortgage Insurance;

(18) a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(19) actual next due date as of the Cutoff Date;

(20) product type; and

(21) Lender Paid Mortgage Insurance Rate.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5) the weighted average months to next Adjustment Date.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located, which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President, Assistant Vice President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan closed and funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the closing and funding of the debt being refinanced, but rather the closing and funding of the debt currently outstanding under the terms of the Mortgage Loan Documents.

OTS: Office of Thrift Supervision, its successors and assigns.

Periodic Rate Cap: As to each Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, starting with the second Adjustment Date, which is 200 basis points (2%) above or below, respectively, the Mortgage Interest Rate in effect during the immediately preceding 12 month period. As to the first Adjustment Date, the maximum increase or decrease in the Mortgage Interest Rate is 300 basis points (3%) above or below, respectively, the Mortgage Interest Rate in effect during the immediately preceding fixed-rate period.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability corporation, trust, unincorporated organization or government or any agency or political subdivision thereof.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by FNMA or FHLMC.

Rating Agencies: Standard & Poor's Ratings Services, Moody's Investor Service or, in the event that some or all of ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the outstanding principal balance of the Mortgage Loan, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the date of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate, and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company, as Company, with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.05) of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05.

Servicing Fee Rate: The Servicing Fee Rate shall be a rate per annum equal to 37.5 basis points.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals or microfilmed copies of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

ARTICLE II

SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate principal balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the Closing Date, with servicing retained by Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least one (1) Business Day prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected. The initial principal amount of the Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the current principal amount of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer to the Company after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals or microfilmed copies of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan has been reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of FNMA or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by FNMA or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that (i) the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company and the Company, and (ii) in no event shall there be more than three (3) Persons at any given time having the status of "Purchaser" hereunder. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7) and (8) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than one (1) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. The Company shall continue to use its best efforts to effect delivery within 210 days of the related Closing Date.

The Company shall pay all initial recording fees, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee, including any fees, costs or expenses related to the registration of the Mortgage Loans with MERS, if applicable. The Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee.

Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 120 days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, in the form of Exhibit G attached hereto, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 No Commission.

The Company and the Purchaser agree that no broker, Investment Banker, agent or other person (including but not limited to Purchaser) is entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) Chevy Chase Bank, F.S.B. is a federally chartered savings bank duly organized, validly existing and in good standing and has all licenses and qualifications necessary to carry out its business as now being conducted, and in any event the Company is in compliance with the applicable laws of any state to the extent necessary to ensure the enforceability of each Mortgage Loan in accordance with the terms of this Agreement; the Company is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no unresolved demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment of Mortgage to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms; the Company has the full power and authority and legal right to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c) Neither the execution and delivery of this Agreement nor the related Term Sheet, nor the origination of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's or the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which they are bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d) There is no litigation, suit, proceeding or investigation pending or to the Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement or the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement and the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement and the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company, and any prior originator or Company with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. With respect to escrow deposits and payments that the Company, on behalf of the investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) The Company is an approved Seller/Servicer of residential mortgage loans for FNMA, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for FNMA and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either FNMA or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement and the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company or Company pursuant to this Agreement and the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the related Term Sheet. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)  If requested by the Purchaser, the Company shall have delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. If so, all such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement and the related Term Sheet; and

(o)  Neither the Company nor the Purchaser have dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate principal balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding balances of the Mortgage Loans as of the Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate principal balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrant to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

(a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors.

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date, the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan; and, as of the related Closing Date, there has been no more than one delinquency during the related preceding twelve-month period, and such delinquency did not last more than 30 days;

(d) There are no defaults by the Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the FNMA or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the FNMA or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and on the date of origination contained a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to FNMA or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under FNMA or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor;

(h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; the Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company, the Mortgagor, or, to the best of Company's knowledge, on the part of any other party involved in the origination of the Mortgage Loan. Either the borrower or a guarantor is a natural person. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage (including any fees, costs or expenses related to the registration of the Mortgage Loans with MERS, if applicable) were paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to FNMA or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to FNMA or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, are the sole insureds of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto. The Mortgage Notes and Mortgages are on forms generally acceptable in the industry. The Mortgage Loan bears interest at an adjustable rate as set forth in the Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) No Mortgaged Property has been materially damaged by waste, fire, earthquake, earth movement, windstorm, tornado, flood or other casualty. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has been and there currently is, no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of FNMA or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to FNMA or FHLMC and was made by a Qualified Appraiser;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain “balloon” or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z) The Mortgagor is not in bankruptcy and, to the best of the Company's knowledge, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) [reserved]

(bb) [reserved]

(cc) [reserved]

(dd) [reserved]

(ee) None of the Mortgage Loans have a Loan-to-Value Ratio greater than 95%;

(ff) For all of the Mortgage Loans, based on representations made by the Mortgagor at the time of origination, all of the Mortgaged Properties are occupied as the Mortgagor's primary residence. To the best of the Company's knowledge, the Mortgaged Property is lawfully occupied under applicable law;

(gg) In the event the Mortgage Loan has an LTV greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan is and will be insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. The Mortgage Loan Remittance Rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium;

(hh) The assignment of Mortgage (unless the Mortgage is registered with MERS in accordance with Subsection 2.07) is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. Any Assignments of Mortgage registered with MERS in accordance with Subsection 2.07 have been assigned a valid mortgage identification number by MERS. Company is an approved MERS participant. Any and all costs, fees and expenses associated with the registration of the Mortgages with MERS and the transfer of the Mortgage Loans on the MERS system to Purchaser have been paid by Company and Purchaser shall not be responsible for any such costs, fees and expenses;

(ii) The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. As of the date of origination, no portion of any Mortgaged Property is used for commercial purposes, and since the Origination Date, to the best of the Company's knowledge, no portion of any Mortgaged Property is used for commercial purposes;

(jj) Except for the Mortgage Loans indicated on the Mortgage Loan Schedule which require interest-only payments until the first Adjustment Date and both interest and principal payments after such Adjustment Date (the “Interest Only Mortgage Loans”), principal payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal (other than with respect to the Interest Only Mortgage Loans) and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(kk) As of the date of origination and to the best of Company’s knowledge, as of the related Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(ll) If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development), such condominium or planned unit development project meets Company's eligibility requirements as set forth in Exhibit H;

(mm) To the best of Company’s knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; to the best of Company's knowledge, there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company does not have any knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo) No Mortgage Loan is currently a construction or rehabilitation Mortgage Loan or facilitates the trade-in or exchange of a Mortgaged Property;

(pp) No action has been taken or failed to be taken by Company, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or for any other reason under such coverage;

(qq) Each Mortgage Loan has been serviced in all material respects in compliance with Accepted Servicing Practices;

(rr) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority. No Mortgaged Property is a timeshare; and

(ss) Each Mortgage Note, each Mortgage, each Assignment of Mortgage and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the Closing Date, delivered to the Purchaser or its designee, or its assignee.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and, at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty days of the earlier of either discovery by or notice to the Company of such breach, all affected Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and, at Purchaser’s sole option, within one hundred twenty (120) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan; provided however, that in the event that any Mortgage Loan was part of a securitization, notwithstanding any contrary provision of this Agreement, no substitution shall be made. Any substitute Mortgage Loan shall be acceptable to Purchaser. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substituted date

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

Section 3.04 Representations and Warranties of the Purchaser.

Purchaser represents, warrants and covenants to Company that, as of the related Closing Date or as of such date specifically provided herein:

(a)
Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in and is in good standing under the laws of each state in which the business transacted by it or the character of the properties owned or leased by it requires such qualification.

(b)
Purchaser has the full power an authority to perform, and to enter into and consummate, all transactions contemplated by this Agreement and the related Term Sheet. Purchaser has the full power and authority to purchase and hold each Mortgage Loan.

(c)
Neither the acquisition of the Mortgage Loans by Purchaser pursuant to this Agreement and the related Term Sheet, the consummation of the transactions contemplated hereby, nor the fulfillment of or the compliance with the terms and conditions of this Agreement and the related Term Sheet, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or result in a material breach of any legal restriction or any material agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which Purchaser or its property is subject;

(d)
There is no action, suit, proceeding, investigation or litigation pending or, to the Purchaser’s knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to Purchaser would adversely affect the purchase of the Mortgage Loans by Purchaser hereunder, or Purchaser’s ability to perform its obligations under this Agreement and the related Term Sheet; and

(e)
No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Purchaser of or compliance by Purchaser with this Agreement and the related Term Sheet or the consummation of the transactions contemplated by this Agreement and the related Term Sheet (including, but not limited to, any approval from HUD), or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as an independent contractor, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the FNMA Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, the title, management of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and any of the servicing provisions of the Agency Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy issuer, if required. In no event shall Company be obligated to repurchase a Mortgage Loan due to the exercise of any Conversion Feature.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement, Purchaser shall be deemed to have given consent in connection with respect to a particular matter if Purchaser does not affirmatively grant or deny consent within 5 Business Days from the date Purchaser receives a written request for consent for such matter from Company as Company.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account.

Section 4.03 Realization Upon Defaulted Mortgage

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser as to restoration expenses in excess of five thousand dollars ($5,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings and prior to the rejection of any offer of reinstatement. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90 days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

In the event that a Mortgage Loan becomes REO Property, such property shall be disposed of by Company, with the consent of Purchaser as required pursuant to this Agreement, within two years after becoming an REO Property. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale, and if such REO Property has been securitized, the Company shall consult with any applicable master servicer with respect to such securitization so that the foregoing will be in compliance with the applicable securitization’s structure. Moreover, pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, if such REO Property has been securitized, the Company shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code after consultation with the applicable master servicer for the related securitization.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii) all Liquidation Proceeds;

(iv) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13;

(v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with the Company's normal servicing procedures, the loan documents or applicable law;

(vii) any Monthly Advances;

(viii) Intentionally Omitted;

(ix) any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor;

(x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of: amortization schedule fees, fees for copies of canceled escrow checks, escrow analysis and loan documents, credit verification fees, fees for property inspections for defaults and lost drafts, fees for fax copies, partial release fees, nsf fees, speed pay fees, subordination fees and wire
Fees, as well as late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv).

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03 or Section 3.04, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees, the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the FNMA Guides or as otherwise set forth in this Agreement or the related Term Sheet, it being understood that for those Mortgage Loans in foreclosure, Company shall recover for Servicing Advances and Servicing Fees through the completion of foreclosure and disposition of the REO Property; such recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 or Section 3.04 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii)to remove funds inadvertently placed in the Custodial Account by the Company; and

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii)all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii)to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii) to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation; provided, however that any such lender paid mortgage insurance coverage may also be terminated without approval by Purchaser in the event that such coverage is terminated in accordance with the Mortgagor’s Mortgage Note, Mortgage, or any riders or addenda thereto. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as Company, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to FNMA or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to FNMA or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the FNMA Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the FNMA Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by an insurer acceptable to FNMA or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by FNMA in the FNMA Guide. The Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty days' prior written notice to the Purchaser. The Company shall notify the Purchaser within thirty business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the FNMA Guides of each acquisition of REO Property upon such acquisition, together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. The fee for such administrative services (the “Administrative Fee”) shall be $1,500 to be paid upon liquidation of the REO Property. No Servicing Fee shall be assessed on any REO Property from and after the date on which it becomes an REO Property.

The Company shall, either itself or through an agent selected by the Company, and in accordance with the FNMA Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser at Purchaser’s request.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the FNMA Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions). Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees, in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05, and, only to the extent the related REO Property was not liquidated prior to Company’s termination, any Administrative Fee prorated based on the following ratio: (1) the total number of months the Company serviced it as REO Property to (2) the total number of months from completion of foreclosure to completion of liquidation of the REO Property. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the related Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the related Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, which report, in hard copy, shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be nonrecoverable. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser (such approval not to be unreasonably withheld), will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement. Purchaser shall be deemed to have consented to any assumption for which Purchaser was given notification and requested to consent, but for which neither a consent nor an objection was given by Purchaser within five Business Days of such notification.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the FNMA Guides. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of       Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than three Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges and other ancillary fees shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Company will deliver to the Purchaser as of September 30th of each year, beginning with 2001, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding fiscal year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Purchaser upon request.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

Within one hundred twenty (120) days of Company's fiscal year end the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provided Purchaser with copies of its audited financial statements upon execution by Purchaser of an agreement to keep confidential the contents of such financial statements.

Section 6.06 Purchaser's Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

ARTICLE VII

REPORTS TO BE PREPARED BY COMPANY

Section 7.01 Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above; provided, however, that prior to furnishing such statements or information to any prospective purchaser, the Company may require such prospective purchaser to execute a confidentiality agreement in a form satisfactory to the Company.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE COMPANY

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any reasonable written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

Unless the Purchaser is notified in writing that the Company intends to change its status as a federal savings bank (such notice shall be given by the Company to Purchaser one month prior to such change), the Company will keep in full effect its existence, rights and franchises as a federal savings bank under federal law except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, or which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a FNMA or FHLMC approved Seller/Servicer in good standing.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement as set forth in Section 10.02, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two Business Days after the earlier of the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser or the date upon which such non-payment is discovered by Company; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) Company ceases to be approved by both FNMA and FHLMC as a mortgage loan Company and Company for more than thirty days; or

(vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice, all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with or without cause under the terms of this Agreement.

Section 10.02 Termination Without Cause.

The Purchaser may, at its sole option, terminate any rights the Company may have hereunder, without cause, upon no less than 90 days written notice. Any such notice of termination shall be in writing and delivered to the Company as provided in Section 11.05 of this Agreement. In the event of such termination, the Purchaser agrees to pay, as liquidated damages, a sum equal to three percent (3.0%) of the aggregate unpaid principal balance of the Mortgage Loans.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii) or 10.02, the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The Company shall be compensated in accordance with this Agreement up until the effective date of its termination or resignation. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01, 10.01, or 10.02 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor Company.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

Section 11.02 Amendment.

This Agreement and the related Term Sheet may be amended from time to time by the Company and the Purchaser only by written agreement signed by the Company and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i) if to the Company:

Chevy Chase Bank, F.S.B.
7501 Wisconsin Avenue, West Tower, 6th Floor
Bethesda, MD 20814
Attention: Michael Drayne

With copy to:
Keith McLendon, Esq.
Deputy General Counsel
7501 Wisconsin Avenue, West Tower, 13th Floor
Bethesda, MD 20814

and:

Vicki Parry
Loan Servicing Manager
6151 Chevy Chase Drive
Laurel, MD 20707

(ii)  if to the Purchaser:
EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irvine, Texas 75038
Attention: Edward Raice

with copy to: EMC Mortgage Corporation, General Counsel

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)  the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party, in addition to consumer information some of which information may be deemed confidential pursuant to the Gramm-Leach-Bliley Act (Pub. L. 106-102). Each party agrees to keep all such non-public information strictly confidential (and shall require any third party which receives any such confidential information to keep such information confidential), and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment by Purchaser.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. However, in no event shall there be more than three (3) Persons at any given time having the status of "Purchaser" hereunder.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Execution: Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein or in the Confirmation. This Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto and shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement and the related Term Sheet, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Company's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company and Company under this Agreement and the related Term Sheet shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement or the related Term Sheet;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement and the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms of this Agreement and the related Term Sheet;

(d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement and the related Term Sheet, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement and the related Term Sheet, without recourse, to:

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer");

however, in no event shall there be more than three (3) persons at any given time having the status of "Purchaser" hereunder.

The Company agrees to execute in connection with any agreements between the Purchaser and the Company in connection with a Whole Loan Transfer, a Company's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement and the related Term Sheet.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement (provided that with respect to those representations and warranties set forth in Section 3.02, the Company shall only restate those representations and warranties that relate in any way to the Mortgage Loan (or any set of facts with respect thereto) as of origination and any representations and warranties that relate to the servicing of such Mortgage Loan as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such Company or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. The Purchaser shall be responsible for the costs relating to the delivery of such information.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION Purchaser

By:
Name:
Title:

CHEVY CHASE BANK, F.S.B. Company

By:
Name:
Title:

EXHIBIT A
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". In the event that the original Mortgage Note is lost, a lost note affidavit may be provided.

2.  The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

4. At Purchaser’s option, the Company shall either deliver (i) the original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording; or (ii) if the Assignment of Mortgage is issued in accordance with MERS requirements, Company shall cause each Mortgage Loan to be registered with MERS in the name of Purchaser (or as otherwise directed by Purchaser). If an Assignment of Mortgage is issued in accordance with (i) above, and if the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]".

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

10. Residential loan application.

11. Uniform underwriter and transmittal summary (FNMA Form 1008) or reasonable equivalent.

12. Credit report on the mortgagor.

13. Business credit report, if applicable.

14. Residential appraisal report and attachments thereto.

15. The original of any guarantee executed in connection with the Mortgage Note.

16. Verification of employment and income except for Mortgage Loans originated under a Limited Documentation Program, all in accordance with Company's underwriting guidelines.

17. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

18. Photograph of the Mortgaged Property (may be part of appraisal).

19. Survey of the Mortgaged Property, if any.

20. Sales contract, if applicable.

21. If available, termite report, structural engineer’s report, water portability and septic certification.

22. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

23. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

To: Chevy Chase Bank, F.S.B.
_____________________
_____________________

(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of July 1, 2001, Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "Chevy Chase Bank, F.S.B., in trust for EMC Mortgage Corporation". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

CHEVY CHASE BANK, F.S.B.

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number _____________ at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.

CHEVY CHASE BANK, F.S.B.

By:
Name:
Title:

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT

To: Chevy Chase Bank, F.S.B.
_____________________
_____________________

(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of July 1, 2001, Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as " Chevy Chase Bank, F.S.B., in trust for EMC Mortgage Corporation, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

CHEVY CHASE BANK, F.S.B.

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________________ , at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.

CHEVY CHASE BANK, F.S.B.

By:
Name:
Title:

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated ___________________, between __________________, a _____________________ corporation("Assignor") and _____________________, a __________________ corporation ("Assignee"):

For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as Purchaser, in, to and under (a) those certain Mortgage Loans listed on Exhibit A attached hereto (the "Mortgage Loans") and (b) that certain Purchase, Warranties and Servicing Agreement, Adjustable Rate Mortgage Loans (the "Purchase, Warranties and Servicing Agreement"), dated as of July 1, 2001 by and among EMC Mortgage Corporation ("Purchaser"), and Chevy Chase Bank, F.S.B. (the "Company") with respect to the Mortgage Loans.

The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and all obligations of the Assignor with respect to any mortgage loans subject to the Purchase, Warranties and Servicing Agreement which are not the Mortgage Loans set forth on Exhibit A attached hereto and are not the subject of this Assignment and Assumption Agreement.

2. The assignor warrants and represents to, and covenants with, the Assignee that:

a. The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

b. The Assignor has not received notice or, and has no knowledge of, any offsets, counterclaims or other defenses available to the Company with respect to the Purchase, Warranties and Servicing Agreement or the Mortgage Loans;

c. The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Purchase, Warranties and Servicing Agreement or the Mortgage Loans, including without limitation the transfer of the servicing obligations under the Purchase, Warranties and Servicing Agreement. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under or defaults under, the Purchase, Warranties and Servicing Agreement, or the Mortgage Loans; and

d. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made by general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933 (the "1933 Act") or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

3. The Assignee warrants and represents to, and covenants with, the Assignor and the Company that:

a. The Assignee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to acquire, own and purchase the Mortgage Loans;

b. The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The execution, delivery and performance of the Assignee of this Assignment and Assumption Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignee and constitutes the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its respective terms;

c. To the best of Assignee's knowledge, no material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby;

d. The Assignee agrees to be bound, as Purchaser, by all of the terms, covenants and conditions of the Purchase, Warranties and Servicing Agreement and the Mortgage Loans, and from and after the date hereof, the Assignee assumes for the benefit of each of the Company and the Assignor all of the Assignor's obligations as Purchaser thereunder, with respect to the Mortgage Loans;

e. The Assignee understands that the Mortgage Loans have not been registered under the 1933 Act or the securities laws of any state;

f. The purchase price being paid by the Assignee for the Mortgage Loans is in excess of $250,000 and will be paid by cash remittance of the full purchase price within sixty (60) days of the sale;

g. The Assignee is acquiring the Mortgage Loans for investment for its own account only and not for any other person;

h. The Assignee considers itself a substantial, sophisticated institutional investor having such knowledge and financial and business matters that it is capable of evaluating the merits and the risks of investment in the Mortgage Loans;

i. The Assignee has been furnished with all information regarding the Mortgage Loans that it has requested from the Assignor or the Company;

j. Neither the Assignee nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, an interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the 1933 Act or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

k. Either: (1) the Assignee is not an employee benefit plan ("Plan") within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a plan (also "Plan") within the meaning of section 4975(e)(1) of the Internal Revenue Code of 1986 ("Code"), and the Assignee is not directly or indirectly purchasing the Mortgage Loans on behalf of, investment manager of, as named fiduciary of, as Trustee of, or with assets of, a Plan; or (2) the Assignee's purchase of the Mortgage Loans will not result in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.

Distributions shall be made by wire transfer of immediately available funds to _____________________________
for the account of _________________________________________
account number ___________________________________________________. Applicable statements should be mailed to ____________________
_____________________________________________________________.

Any new loan number assigned to a Mortgage Loan by the Assignee shall be provided to the Company at the following address: Chevy Chase Bank, F.S.B., 7501 Wisconsin Avenue, Bethesda, MD 20814, Attention: _______________. In addition, if Assignee has changed its document custodian from the previous custodian, such new custodian’s name, address and contact information shall be provided to the Company at the aforementioned address.

The Assignor's address for purposes for all notices and correspondence related to the Mortgage Loans and this Agreement is:

________________________________________
________________________________________

Attention: ______________________________

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption to be executed by their duly authorized officers as of the date first above written.

_____________________________	_________________________
Assignor	Assignee

By:______________________	By:___________________________
Its:_____________________	Its:__________________________

Taxpayer Identification	Taxpayer Identification
Number:________________--__	Number:_______________________

Acknowledged:

Chevy Chase Bank, F.S.B.

By:___________________________
Its:__________________________

EXHIBIT E

RESERVED

EXHIBIT F

RESERVED

EXHIBIT G

REQUEST FOR RELEASE/RETURN OF DOCUMENTS

To Custodian/Name:
Address:
Date:

In connection with the administration of the pool of mortgages held by you in custody for _______________ (“Owner”), the undersigned (the “Company”) requests the release of the mortgage documents for the mortgage described below for the reason indicated.

Property address:
Pool number:
Lender loan number:

Original Mortgage Amount                    $
Date of Original Mortgage
Interest Rate
Monthly Fixed Installment (P&I)
Paid Through Date

REASON FOR REQUESTING DOCUMENTS (Check one of the items below):

____   On __________ (date), the above captioned mortgage loan was paid in full or the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required to be paid have been or will be deposited in the Custodial Account as required.

____   The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Owner in the event of reinstatement.

____   Other (explain)
_________________________________________________
_________________________________________________

TO CUSTODIAN: PLEASE ACKNOWLEDGE RELEASE OF THE DOCUMENTS BY YOUR SIGNATURE.

Lender Number: 149020004
Lender Address: 6151 Chevy Chase Drive, Laurel, MD 20707, Telephone No: (800) 933-9100

Acknowledged:

By Custodian:	By Lender: CHEVY CHASE BANK, F.S.B.

Authorized Signature	Authorized Signature
Name:	Name:
Title:	Title:

--------------------------------------------------------------------------------------------------------------------------------------
TO CUSTODIAN: PLEASE ACKNOWLEDGE RETURN OF THE DOCUMENTS BY YOUR SIGNATURE.

Acknowledged:

By Custodian:	Reason For Returning Documents (check one):

________________________________	____ Loan was reinstated
Authorized Signature
Name:
Date: __________________________	____ Other: (Explain) ________________

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between and Chevy Chase Bank, F.S.B., a federal savings bank, located at 7700 Old Georgetown Road, Bethesda, MD 20814 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irvine, Texas 75038 (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of July 1, 2001, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1. Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:

Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions:

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans:

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

CHEVY CHASE BANK, F.S.B.

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

SCHEDULE I

MORTGAGE LOAN SCHEDULE

AMENDMENT NO. 1 TO PURCHASE, WARRANTIES AND SERVICING AGREEMENT

THIS AMENDMENT NO. 1, effective as of January 13, 2003, amends the Purchase, Warranties and Servicing Agreement by and between EMC Mortgage Corporation (the “Purchaser”) and Chevy Chase Bank, F.S.B. (the “Company”), previously entered into as of July 1, 2002 (the “Agreement”).

RECITALS

WHEREAS, the Company sells to the Purchaser, and the Purchaser purchases from the Company, from time to time, pursuant to the Agreement, certain conventional residential Mortgage Loans, including all Servicing Rights related thereto; and

WHEREAS, in connection with future sales of Mortgage Loans to the Purchaser, the Company and the Purchaser wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Company agree to amend the Agreement as follows:

1. Section 1.01 of the Agreement shall be amended as follows: (a) The definitions of Cash-Out Refinancing and Rate/Term Refinancing shall be added.

“Cash-Out Refinancing: As defined in the Fannie Mae Guide under the heading Cash-Out Refinance.”

“Rate/Term Refinancing: As defined in the Fannie Mae Guide under the heading Limited Cash-Out Refinance.”

(b) Item (16) of the definition of “Mortgage Loan Schedule” shall be revised as follows: “(16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, Cash-Out Refinancing, Rate/Term Refinance);”

2. The second sentence of Section 3.02 (h) of the Agreement shall be deleted in its entirety and replaced with the following: “None of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) classified and/or defined as a “high cost”, “covered”, or “predatory” loan under any other state, federal or local law or regulation or ordinance, including, but not limited to, the States of Georgia or North Carolina, or the City of New York.”

3. All other terms and conditions of the Agreement remain unchanged and in full force and effect.

4. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed and delivered by their proper and duly authorized officers as of the day and year first above written.

EMC Mortgage Corporation	Chevy Chase Bank, F.S.B.

By:	By:
Name:	Name:
ITS: (Title)	ITS: (Title)

AMENDMENT NUMBER TWO
to the

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of January 31, 2006

between

EMC MORTGAGE CORPORATION,
as Purchaser

and

CHEVY CHASE BANK, F.S.B,
as Company

This AMENDMENT NUMBER TWO (this “Amendment”) is made and entered into this 31st day of January, 2006, by and between EMC Mortgage Corporation, a Delaware corporation, as purchaser (the “Purchaser”) and Chevy Chase Bank, F.S.B., as company (the “Company”) in connection with the Purchase, Warranties and Servicing Agreement, dated as of July 1, 2001, between the above mentioned parties (the “Agreement”). This Amendment is made pursuant to Section 11.02 of the Agreement.

RECITALS

WHEREAS,  the parties hereto have entered into the Agreement;

WHEREAS, the Agreement provides that the parties thereto may enter into an amendment to the Agreement;

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement or Regulation AB as applicable.

2. Article I of the Agreement is hereby amended effective as of the date hereof by adding the following definitions to Section 1.01:

Commission or SEC: The Securities and Exchange Commission.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction and as identified in writing to the Company as the depositor for such Securitization Transaction.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents and as identified in writing to the Company as the depositor for such Securitization Transaction.

Nonrecoverable Advance: Any portion of a Monthly Advance or Servicing Advance previously made or proposed to be made by the Company pursuant to this Agreement, that, in the good faith judgment of the Company, will not or, in the case of a proposed advance, would not, be ultimately recoverable by it from the related Mortgagor or the related Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds or otherwise with respect to the related Mortgage Loan.

Originator: A bank, savings and loan, or mortgage banker that creates a mortgage secured by a borrower’s residential real property and sells such mortgage in the secondary market.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company. For the avoidance of doubt, a “Qualified Correspondent” includes a “table broker” or mortgage lender that originates loans underwritten and funded by the Company or an Affiliate of the Company.

Reconstitution Agreement: Any servicing agreement relating to a Reconstitution.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit M for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit M and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Company and any Person that will be responsible for signing any Sarbanes Certification with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit M).

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company, and shall not include a mortgage broker that does not fund loans.

3. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Subservicer in Section 1.01 and replacing it with the following:

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB; provided, however, that the term “Subservicer” shall not include any master servicer, or any special servicer engaged at the request of a Depositor, Purchaser or investor in a Securitization Transaction, nor any “back-up servicer” or trustee performing servicing functions on behalf of a Securitization Transaction.

4. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Principal Prepayment in Section 1.01 and replacing it with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

5. Article III of the Agreement is hereby amended effective as of the date hereof by revising Section 3.01(n) as follows (new text underlined):

(n) If requested by the Purchaser, the Company shall have delivered to the Purchaser the Company’s financial statements, for its last two complete fiscal years. If so, all such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information last provided to the Purchaser that would have a material adverse effect on its ability to perform its obligations under this Agreement and the related Term Sheet;

6. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(p):

(p) As of the date of each Pass-Through Transfer, and with respect to the representations (1)-(5) only if the Company is a “servicer” within the meaning of Item 1108(a)(3) of Regulation AB, and with respect to representation (6) only if the Company meets the requirements for disclosure under Item 1117 of Regulation AB, and with respect to representation (7) only if the Company meets the requirements for disclosure under Item 1119 of Regulation AB and except as has been otherwise disclosed to the Purchaser, any Master Servicer and any Depositor: (1) no default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company; (2) no material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company; (3) the Company has not been terminated as Servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s servicing policies and procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Company’s financial condition that could have a material adverse impact on the performance by the Company of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Company of a type that are described under Item 1119 of Regulation AB.

7. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(q):

(q) If so requested by the Purchaser or any Depositor on any date, the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties, if any, set forth in Section 3.01(p) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

8. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(r):

(r) Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause each Subservicer and Third-Party Originator to), provided that the Company (and each Subservicer and Third-Party Originator, as the case may be) meets the disclosure requirements of Items 1117 and 1119 of Regulation AB, as the case may be, for such disclosure period (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any legal proceedings pending, or known to be contemplated by governmental authorities against the Company, any Subservicer or any Third-Party Originator that could reasonably be expected to be material to investors in securities in such Securitization Transaction, (B) any known affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Company, any Subservicer or any Third-Party Originator 9provided that the requesting party identify, in writing, such parties by name) and any of the parties specified in clause (7) of paragraph (p) of this Section (and any other transaction party identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

All notification pursuant to this Section 3.01(r), other than those pursuant to Section 3.01(r)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 3.01(r)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

9. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(s):

(s) As a condition to the succession to the Company or any Subservicer as Servicer or Subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser, any Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser, any Master Servicer and such Depositor and agreed to by the Company, all information reasonably requested by the Purchaser, any Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

10. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.02(tt):

With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

11.  Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following after the second sentence of the first paragraph of Section 4.01:

In addition, the Company shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

12. Article IV of the Agreement is hereby amended effective as of the date hereof by adding this paragraph to the end of Section 4.02:

The Company shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan.

13. Article IV of the Agreement is hereby amended effective as of the date hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

In determining the delinquency status of any Mortgage Loan, the Company will use delinquency recognition policies as described to and approved by the Purchaser, and shall revise these policies as requested by the Purchaser from time to time.

14. Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to interest;

(iii) with respect to each Mortgage Loan, the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the Stated Principal Balance of each Mortgage Loan and the aggregate Stated Principal Balance of all Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(v) with respect to each Mortgage Loan, the current Mortgage Interest Rate;

(vi) with respect to each Mortgage Loan, the aggregate amount of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and REO Disposition Proceeds received during the prior distribution period;

(vii) with respect to each Mortgage Loan, the amount of any Prepayment Interest Shortfalls paid by the Company in accordance with Section 4.04(viii) during the prior distribution period;

(viii) the beginning and ending balances of the Custodial Account and Escrow Account;

(ix) the number of Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(x) with respect to each Mortgage Loan, the Stated Principal Balance of each Mortgage Loan (a) delinquent as grouped in the following intervals through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days, 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired;

(xi) with respect to each Mortgage Loan, the amount and severity of any realized loss following liquidation of such Mortgage Loan;

(xii) with respect to each Mortgage Loan, and in the aggregate for all Mortgage Loans, the amount of any Monthly Advances made by the Company during the prior distribution period;

(xiii) with respect to each Mortgage Loan, a description of any Servicing Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Servicing Advances, and the aggregate amount of Servicing Advances for all Mortgage Loans during the prior distribution period;

(xiv) with respect to each Mortgage Loan, a description of any Nonrecoverable Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Nonrecoverable Advances, and the aggregate amount of Nonrecoverable Advances for all Mortgage Loans during the prior distribution period;

(xv) with respect to each Mortgage Loan, a description of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company with respect to such Mortgage Loan during the prior distribution period pursuant to Section 4.05, and the source of funds for such reimbursement, and the aggregate amount of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company for all Mortgage Loans during the prior distribution period pursuant to Section 4.05;

(xvi) with respect to any Mortgage Loan, a description of any material modifications, extensions or waivers to the terms, fees, penalties or payments of such Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

(xvii) a description of any material breach of a representation or warranty set forth in Section 3.01 or Section 3.02 herein or of any other breach of a covenant or condition contained herein and the status of any resolution of such breach;

(xviii) with respect to each Mortgage Loan, the Stated Principal Balance of any substitute Mortgage Loan provided by the Company and the Stated Principal Balance of any Mortgage Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein;

(xix) with respect to each Mortgage Loan, the Stated Principal Balance of any Mortgage Loan that has been repurchased by the Company in accordance with Section 3.03 herein.

In addition, the Company shall provide to the Purchaser such other information reasonably known or available to the Company that is related to Company’s performance of such servicing functions and that is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB, as amended from time to time. The Company shall also provide a monthly report, in the form of Exhibit E hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit F with respect to defaulted mortgage loans and Exhibit N, with respect to realized losses and gains, with each such report.

The Company shall prepare and file any and all information statements or other filings that any governmental taxing authority requires the Company to deliver to such taxing authority or to the Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

15. Article V of the Agreement is hereby amended effective as of the date hereof by deleting the last paragraph of Section 5.03 in its entirety and replacing it with the following:

The Company’s obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loans, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be a Nonrecoverable Advance. In such event, the Company shall deliver to the purchaser an Officer’s Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are Nonrecoverable Advances.

16. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.04 in its entirety and replacing it with the following:

Section 6.04 Annual Statement as to Compliance; Annual Certification.

(a) The Company will deliver to the Purchaser and any Master Servicer, not later than March 1 of each calendar year beginning in 2007, an Officer’s Certificate reasonably acceptable to the Purchaser (an “Annual Statement of Compliance”) stating, as to the signatory thereof, that (i) a review of the servicing activities of the Company during the preceding calendar year and of servicing performance under this Agreement or other applicable servicing agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its servicing-related obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Company to the Purchaser upon request and by the Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an officer’s certificate (an “Annual Certification”) of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(b) With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, by March 1 of each calendar year beginning in 2007, an officer of the Company shall execute and deliver an Annual Certification to the Purchaser, any Master Servicer and any related Depositor for the benefit of each such entity and such entity’s affiliates that are transaction parties and the officers, directors and agents of any such entities that may rely on such Annual Certification in the fulfillment of their obligations with respect to Regulation AB, in the form attached hereto as Exhibit K. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Certification of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(c) If the Company cannot deliver the related Annual Statement of Compliance or Annual Certification by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Annual Statement of Compliance or Annual Certification, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.04 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as set forth in 6.04(c), and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company except for compensation and rights arising prior to such termination. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

17. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.05 in its entirety and replacing it with the following:

Section 6.05 [Reserved]

18. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.07:

Section 6.07 Assessment of Compliance with Servicing Criteria.

On and after January 1, 2006, the Company shall service and administer, and shall cause each Subservicer to Servicer or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, the Company shall deliver to the Purchaser or its designee, any Master Servicer and any Depositor on or before March 1 of each calendar year beginning in 2007, a report (an “Assessment of Compliance”) reasonably satisfactory to the Purchaser, any Master Servicer and any Depositor regarding the Company’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB or as otherwise required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Company that contains the following:

(a) A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Company;

(b) A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Company;

(c) An assessment by such officer of the Company’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the Company’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Company, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit M hereto delivered to the Purchaser concurrently with the execution of this Agreement.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, on or before March 1 of each calendar year beginning in 2007, the Company shall furnish to the Purchaser or its designee, any Master Servicer and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Company, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB or as otherwise required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Company shall cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 11.19 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Sections 6.07.

If the Company cannot deliver the related Assessment of Compliance or Attestation Report by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Assessment of Compliance or Attestation Report, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.07 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as described herein, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company except for compensation and rights arising prior to such termination. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

Notwithstanding anything in this Agreement to the contrary, the Company will only be required to deliver an Assessment of Compliance and Attestation Report when it is not “participating in the servicing function” within the meaning of Item 1122 of Regulation AB including Instruction 2 thereof upon prior written notice by the Purchaser that any Master Servicer has requested such information.

19. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.08:

Section 6.08 Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that a purpose of Sections 3.01(p), 5.02, 6.04, 6.07, 11.18, 11.19 and Exhibit J of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Purchaser, any Master Servicer or any Depositor shall exercise its right to request or require delivery of information or other performance under these provisions other than in good faith and as is reasonable, or for purposes other than compliance with the provisions of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder that are applicable to any Securitization Transaction. The Company, the Purchaser, the Master Servicer and any Depositor acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff or consensus among participants in the asset-backed securities markets, and agrees to negotiate in good faith with the Purchaser, Master Servicer or any Depositor, upon a request made in good faith regarding the Company’s delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Pass-Through Transfer, the Company shall cooperate with the Purchaser to deliver to the Purchaser (including any of its assignees or designees that are parties to the relevant transaction) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith and reasonable determination of the Purchaser, Master Servicer or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

20. Article IX of the Agreement is hereby amended effective as of the date hereof by deleting the first sentence of the last paragraph of Section 9.01 and replacing it with the following (new text underlined):

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, or as otherwise stated herein, in which case, automatically and without notice) may, in addition to whatever rights the Purchaser or Master Servicer may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor Servicer reasonably acceptable to any Master Servicer for such Securitization Transaction) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same except for compensation and rights arising prior to such termination.

21. Article IX of the Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 9.01:

The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as Servicer for cause and the transfer of servicing of the Mortgage Loans to a successor Servicer due to such termination for cause. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

22. Article XI of the Agreement is hereby amended effective as of the date hereof by restating Section 11.18 in its entirety as follows:

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers.

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any Servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties (including the Company), and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties and the Company, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement. Notwithstanding anything to the contrary in this Section 11.18, the Company agrees that it is required to perform the obligations described in Exhibit J hereto.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and, at the Purchaser’s expense due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser subject to the limitations of this Section 11.18; and (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, the Company shall provide to such Servicer or issuer, as the case may be, and any other participants in such Reconstitution upon the Purchaser’s request and subject to the limitations of this Section 11.18:

(i) any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

(ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant;

(iii) within 5 Business Days after request by the Purchaser, the information with respect to the Company (as Originator) and each Third-Party Originator of the Mortgage Loans as required under Item 1110(a) and (b) of Regulation AB, a summary of the requirements of which has of the date hereof is attached hereto as Exhibit L for convenience of reference only. If requested by the Purchaser, this will include information about the applicable credit-granting or underwriting criteria;

(iv) within 5 Business Days after request by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) and (c) provided, however, that Seller shall not be required to provide Static Pool Information with respect to mortgage loans originated prior to January 1, 2006 pursuant to Item 1105(f) of Regulation AB; provided, further, however that Seller shall provide such information if it becomes reasonably available to Seller. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content and presentation of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format as customarily provided by Seller or if Seller does not customarily provide such information as reasonably required by the Purchaser or the Depositor, as applicable and agreed to by the Company;

(v) within 5 Business Days after request by the Purchaser, information with respect to the Company (as Servicer) as required by Item 1108(b) and (c) of Regulation AB, and provided the Company (as Servicer) meets the criteria in Item 1108(a)(3). A summary of the requirements of Item 1108(b) and (c) of Regulation AB is attached hereto as Exhibit L for convenience of reference only. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall provide the information required pursuant to this clause with respect to the Subservicer;

(vi) within 5 Business Days after request by the Purchaser,
(a) if the Company (or Third-Party Originator of Subservicer as the case may be) meets the disclosure criteria of Item 1117 of Regulation AB, information regarding any legal proceedings pending (or known to be contemplated by governmental authorities) against the Company (as Originator and as Servicer) and each Third-Party Originator of the Mortgage Loans and each Subservicer that could be material to investors in the Securities issued in the related Securitization Transaction, a summary of the requirements of Item 1117 of Regulation AB as of the date hereof is attached hereto as Exhibit L for convenience of reference only;
(b) if the Company (or Third-Party Originator of Subservicer as the case may be) meets the disclosure criteria of Item 1119 of Regulation AB, information regarding affiliations with respect to the Company (as Originator and as Servicer) and each Third-Party Originator of the Mortgage Loans and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of Item 1119(a) of Regulation AB as of the date hereof is attached hereto as Exhibit L for convenience of reference only; and
(c) if the Company (or Third-Party Originator of Subservicer as the case may be) meets the disclosure criteria of Item 1119 of Regulation AB,information regarding relationships and transactions with respect to the Company (as Originator and as Servicer) and each Third-Party Originator of the Mortgage Loans and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of Item 1119(b) and (c) of Regulation AB as of the date hereof is attached hereto as Exhibit L for convenience of reference only; and

(vii) if so requested by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, or to any financial information included in any other disclosure provided under this Section 11.18, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Pass-Through Transfer. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor;

(viii) Following the date of any Pass-Through Transfer after January 1, 2006 containing Mortgage Loans and for the period while such Mortgage Loans are in any Pass-Through Transfer, the Purchaser agrees to furnish to the Company, within forty-five (45) days of the close of each related month, on a monthly basis, loan level performance information regarding the related Mortgage Loans, including delinquency, foreclosure and loss data, but excluding any personal borrower information, which Purchaser deems necessary for the Company’s compliance with Regulation AB, and to be used by the Company solely on an aggregate basis for Regulation AB disclosure purposes. The preceding sentence shall only apply to Mortgage Loans for which Purchaser is the Servicer; provided, however, that if Purchaser is no longer the Servicer of the related Mortgage Loans, the Purchaser shall use its best efforts to require the new Servicer to provide such information. The Company agrees that the Purchaser may thereafter provide updated performance information on the Mortgage Loans for any previous period.

(ix) If so requested, in writing, by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to), provided that the Company (and each Subservicer and Third-Party Originator, as the case may be) meets the disclosure requirements of items 1117 and 1119 of Regulation AB, as the case may be, for such disclosure period (i) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any legal proceedings pending, or known to be contemplated by governmental authorities against the Company, any Subservicer or any Third-Party Originator that could be material to investors in the securities issued in such Securitization Transaction that develop following the closing date of such Securitization Transaction, (B) any known affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties (provided that the requesting party identify, in writing, such parties by name) specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships. The obligations of the Company under this paragraph (ix) with respect to a Securitization Transaction shall terminate upon the termination of the Purchaser’s and Depositor’s reporting obligations under the Exchange Act with respect to such securitization;

(x) As a condition to the succession to the Company or any Subservicer as Servicer or Subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(x) In addition to such information as the Company, as Servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events with respect to such Mortgage Loans serviced by the Company along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(xi) The Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit L and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

The Company shall indemnify the Purchaser, the Depositor, and the Master Servicer, and each of their respective affiliates including as applicable each of the following parties participating in a Pass-Through Transfer: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser with respect to such Pass-Through Transfer, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain (each, a “Regulation AB Loss”) arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Section 11.18 by the Company or by another third-party on the direction of the Company, or provided under this Section 11.18 by or at the direction of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under this Section 11.18, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 11.18, including any failure by the Company to identify pursuant to Section 11.19 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Company of a representation or warranty set forth in Section 3.01 or in a writing furnished pursuant to Section 3.01(q) and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01(q) to the extent made as of a date subsequent to such closing date; or

(iv) the negligence bad faith or willful misconduct of the Company in connection with its performance under this Section 11.18.

In the case of any claim involving Regulation AB Losses instituted involving any untrue statement of a material fact alleged to be contained in any Company Information, the Purchaser shall notify the Company and the Company may, but only with the written approval of the Purchaser in the Purchaser’s sole discretion, retain counsel satisfactory to the Purchaser to represent the Purchaser with respect to the Regulation AB Losses (provided that the counsel so designated would have no actual or potential conflict of interest in connection with such representation), and the Company shall pay the fees and disbursements of such counsel related to such claim. If the Company assumes the defense of such proceeding, it shall be entitled to settle such proceeding with the written consent of the Purchaser (in its sole discretion) or, if such settlement provides for release of the Purchaser in connection with all matters relating to the proceeding which have been asserted against the Purchaser in such proceeding by the other parties to such settlement, without the consent of the Purchaser.

For purposes of clarification with respect to the indemnification given above in this Section 11.18, the Seller shall only be required to indemnify the Indemnified Parties with respect to Regulation AB Losses that any Indemnified Party incurs when such Regulation AB Losses arise out of or are based upon Company Information and only with respect to those Mortgage Loans sold pursuant to this Agreement; provided, that the indemnification provided in this Section 11.18 shall be the only indemnification with respect to Regulation AB Losses; provided, further, that if any loan performance information is not provided to the Company pursuant to this Agreement, the Company shall have no obligation to indemnify any Indemnified Party for Regulation AB Losses arising from the Company’s failure to provide Static Pool Information.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described above, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

23. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.19:

Section 11.19. Use of Subservicers and Subcontractors.

(a) The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as Servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as Servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (d) of this Section.

(b) The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 3.01(p), 3.01(s), 6.04, 6.07 and 11.18 of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 3.01(r) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser, any Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.07 and any Annual Certification required under Section 6.04(b) as and when required to be delivered under this Agreement.

(c) The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.07 and 11.18 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any Assessment of Compliance and Attestation Report and the other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.07, in each case as and when required to be delivered.

24. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.20:

Section 11.20. Third Party Beneficiary Rights, Benefits and Obligations.

For purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof and as limited herein as if it were a direct party to this Agreement.

25. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit E:
EXHIBIT E

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The Servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The Servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the Servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

26. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit F:

EXHIBIT F

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the Originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external Servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the Servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the Servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the Servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

• ASUM-	Approved Assumption
• BAP-	Borrower Assistance Program
• CO-	Charge Off
• DIL-	Deed-in-Lieu
• FFA-	Formal Forbearance Agreement
• MOD-	Loan Modification
• PRE-	Pre-Sale
• SS-	Short Sale
• MISC-	Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

27. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit J:

EXHIBIT J

COMPANY’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

• The Company shall (i) possess the ability to service to a securitization documents; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a Master Servicer in format reasonably acceptable to such Master Servicer by the 10th calendar day of each month.

• The Company shall provide an acceptable annual certification (officer’s certificate) to the Master Servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications customarily required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 1 of each year), provided that the Company has notice that such other annual certifications will be required.

• The Company shall maintain its servicing system in accordance with the requirements of the Master Servicer.

28. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit K:

EXHIBIT K

FORM OF COMPANY CERTIFICATION

Re: The [ ] agreement dated as of [ l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as Servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

29. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit L:

EXHIBIT L

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit L is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit L and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

-Provide static pool information with respect to mortgage loans that were originated or purchased by the Company and which are of the same type as the Mortgage Loans.

-Provide static pool information regarding delinquencies, cumulative losses and prepayments for prior securitized pools of the Company.

-If the Company has less than 3 years experience securitizing assets of the same type as the Mortgage Loans, the Company may provide the static pool information by vintage origination years regarding loans originated or purchased by the Company, instead of by prior securitized pool. A vintage origination year represents mortgage loans originated during the same year.

-Such static pool information shall be for the prior five years, or for so long as the Company has been originating or purchasing (in the case of data by vintage origination year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

-The static pool information for each vintage origination year or prior securitized pool, as applicable, shall be presented in monthly or quarterly increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

-Provide summary information for the original characteristics of the prior securitized pools or vintage origination years, as applicable and material, including: number of pool assets, original pool balance, weighted average initial loan balance, weighted average mortgage rate, weighted average and minimum and maximum FICO, product type, loan purpose, weighted average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

Provide the following information with respect to each servicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-a description of the Company’s form of organization;

-a description of how long the Company has been servicing residential mortgage loans; a general discussion of the Company’s experience in servicing assets of any type as well as a more detailed discussion of the Company’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Company’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Company that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including whether any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company, and the extent of outsourcing the Company uses;

-a description of any material changes to the Company’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-information regarding the Company’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Pass-Through Transfer, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and the Company’s processes and procedures designed to address such factors;

-statistical information regarding principal and interest advances made by the Company on the Mortgage Loans and the Company’s overall servicing portfolio for the past three years; and

-the Company’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

-Identify any originator or group of affiliated originators that originated, or is expected to originate, 10% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer.

Item 1110(b)

Provide the following information with respect to any originator or group of affiliated originators that originated, or is expected to originate, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-the Company’s form of organization; and

-a description of the Company’s origination program and how long the Company has been engaged in originating residential mortgage loans, which description must include a discussion of the Company’s experience in originating mortgage loans of the same type as the Mortgage Loans and information regarding the size and composition of the Company’s origination portfolio as well as information that may be material to an analysis of the performance of the Mortgage Loans, such as the Company’s credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

-describe any legal proceedings pending against the Company or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

-describe any affiliations of the Company, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Pass-Through Transfer.

Item 1119(b)

-describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

-describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Pass-Through Transfer, including the material terms and approximate dollar amount involved, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

30. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit M:

EXHIBIT M

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up Servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]
Date:

By:
Name:
Title:

31. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit N:

EXHIBIT N

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.     The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.            The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.            Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.      Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of Servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.  The total of lines 1 through 12.

3.  Credits:

14-21.      Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.          The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________	Date: _______________
Phone: ______________________	Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________

Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale     Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes      No

If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ ______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney's Fees	________________	(4)
(5)	Taxes	________________	(5)
(6)	Property Maintenance	________________	(6)
(7)	MI/Hazard Insurance Premiums	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	$________________	(12)
Cash for Keys__________________________	________________
HOA/Condo Fees_______________________	________________
______________________________________	________________
______________________________________	________________
Total Expenses	$ _______________	(13)
Credits:
(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance Proceeds	________________	(18)
HUD Part A	________________	(18a)
HUD Part B	________________	(18b)
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________	(21)
_________________________________________	_________________
_________________________________________	_________________
Total Credits	$________________	(22)
Total Realized Loss (or Amount of Gain)	$________________	(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

32. Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

33. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the following parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION, as Purchaser

By:
Name:
Title:

CHEVY CHASE BANK, F.S.B., as Company

By:
Name:
Title:

EXHIBIT I-2

EMC SERVICING AGREEMENT

______________________________________________________________________________

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.
Owner

and

EMC MORTGAGE CORPORATION
Servicer

SERVICING AGREEMENT

Dated as of May 1, 2006

_________________________________________________________________

EXHIBITS

Exhibit A	Mortgage Loan Schedule

Exhibit B	Custodial Account Letter Agreement

Exhibit C	Escrow Account Letter Agreement

Exhibit D	Form of Request for Release

Exhibit E	Reporting Data for Monthly Report

Exhibit F	Reporting Data for Defaulted Loans

Exhibit G	Form of Owner Certification

Exhibit H	Summary of Regulation AB Servicing Criteria

Exhibit I	Summary of Applicable Regulation AB Requirements

Exhibit J	Servicing Criteria to be Addressed in Assessment of Compliance

Exhibit K	Reporting Data for Realized Losses and Gains

THIS IS A SERVICING AGREEMENT, dated as of May 1, 2006, and is executed between Structured Asset Mortgage Investments II Inc. (the "Owner") and EMC Mortgage Corporation (the "Servicer").

W I T N E S S E T H :

WHEREAS, the Owner is the owner of the Mortgage Loans;

WHEREAS, the Owner and the Servicer wish to prescribe the permanent management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Owner and the Servicer agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01. Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: The procedures, including prudent collection and loan administration procedures, and the standard of care (i) employed by prudent mortgage servicers which service mortgage loans of the same type as the Mortgage Loans in the jurisdictions in which the related Mortgage Properties are located or (ii) in accordance with the Fannie Mae Guide or Freddie Mac Guide, subject to any variances negotiated with Fannie Mae or Freddie Mac and subject to the express provisions of this Agreement. Such standard of care shall not be lower than that the Servicer customarily employs and exercises in servicing and administering similar mortgage loans for its own account and shall be in full compliance with all federal, state, and local laws, ordinances, rules and regulations.

Adjustment Date: As to each ARM Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

ARM Loans: First lien, conventional, 1-4 family residential Mortgage Loans with interest rates which adjust from time to time in accordance with the related Index and are subject to Periodic Rate Caps and Lifetime Rate Caps and which may permit conversion to fixed interest rates.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a legal holiday in the States of Maryland, Minnesota, New York or the jurisdiction in which the Servicer conducts its servicing activities, or (iii) a day on which banks in the States of Maryland, Minnesota, New York or the jurisdiction in which the Servicer conducts its servicing activities are authorized or obligated by law or executive order to be closed.

Code: The Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

Commission or SEC: The Securities and Exchange Commission.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Custodial Account: One or more demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "PRIME 2006-1 Custodial Account in trust for Structured Asset Mortgage Investments II Inc., Owner of Whole Loan Mortgages and various Mortgagors" established at a Qualified Depository, each of which accounts shall be held by such Qualified Depository in a fiduciary capacity, separate and apart from its funds and general assets.

Custodian: Wells Fargo Bank, National Association, or such other custodian as Owner shall designate.

Cut-off Date: The open of business on May 1, 2006.

Delinquency Recognition Policies: The generally accepted industry standard that defines the proper means of reporting delinquency status, which will be either of the following two methodologies: (i) a loan is determined to be delinquent if the payment is not received by the end of the day immediately preceding the loan's next due date, or (ii) a loan is determined to be delinquent if a payment is not received by the loan’s due date in the following month. The applicable policy for reporting delinquency status pursuant to this Agreement will be the policy specified in the related pooling and servicing agreement.

Delinquent: As defined in the related pooling and servicing agreement.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Pass-Through Transfer.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the Remittance Date.

Due Date: Each day on which payments of principal and interest are required to be paid in accordance with the terms of the related Mortgage Note, exclusive of any days of grace.

Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Escrow Account: The separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled " PRIME 2006-1 Escrow Account, in trust for Structured Asset Mortgage Investments II Inc., Owner of Whole Loan Mortgages and various Mortgagors" and shall be established at a Qualified Depository, each of which accounts shall in no event contain funds in excess of the FDIC insurance limits.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Fannie Mae: Fannie Mae, or any successor thereto.

Fannie Mae Guide: The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Servicer pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time.

Freddie Mac: Freddie Mac, or any successor thereto.

Freddie Mac Guide: The Freddie Mac Selling Guide and the Freddie Mac Servicing Guide and all amendments or additions thereto.

Full Principal Prepayment: A Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

GAAP: Generally accepted accounting procedures, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: With respect to each ARM Loan, on the related Adjustment Date, the index used to determine the Mortgage Interest Rate on each such ARM Loan.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lifetime Rate Cap: With respect to each ARM Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan, as specified in the related Mortgage Note.

Liquidation Proceeds: Amounts, other than Insurance Proceeds and Condemnation Proceeds, received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 4.13.

Margin: With respect to each ARM Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate.

Master Servicer: Wells Fargo Bank, National Association, its successors in interest and assigns, or any successor thereto designated by the Owner.

Monthly Advance: The aggregate of the advances made by the Servicer on any Remittance Date pursuant to Section 5.03.

Monthly Payment: With respect to each Mortgage Loan, the scheduled monthly payment of principal and interest thereon which is payable by the related Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan in accordance with the provisions of the related Mortgage Note, and in the case of an ARM Loan, as adjusted from time to time on each Adjustment Date for such Mortgage Loan to equal the Index for such Mortgage Loan plus the Margin for such Mortgage Loan, and subject to the limitations on such interest rate imposed by the Periodic Rate Cap and the Lifetime Rate Cap.

Mortgage Loan: An individual Mortgage Loan described herein and as further identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage Loan Documents, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

Mortgage Loan Documents: The original mortgage loan legal documents held by the Custodian.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Owner, which shall be equal to the related Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans attached hereto as Exhibit A, such schedule being acceptable to the Owner and the Servicer.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note.

Mortgagor: The obligor on a Mortgage Note.

Net Liquidation Proceeds: As to any Mortgage Loan, Liquidation Proceeds net of unreimbursed Servicing Advances, Servicing Fees and Monthly Advances and expenses incurred by the Servicer in connection with the liquidation of the Mortgage Loan and the related Mortgaged Property.

Nonrecoverable Advance: Any advance previously made by the Servicer pursuant to Section 5.03 or any Servicing Advance proposed to be made by the Servicer in respect of a Mortgage Loan or REO Property which, in the good faith judgment of the Servicer, may not be ultimately recoverable by the Servicer from Liquidation Proceeds or Insurance Proceeds on such Mortgage Loan or REO Property as provided herein. The determination by the Servicer that it has made a Nonrecoverable Advance, or that a proposed advance may constitute a Nonrecoverable Advance, shall be evidenced by an Officer's Certificate of the Servicer delivered to the Owner and detailing the reasons for such determination.

Officer's Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Servicer, and delivered to the Owner as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Owner.

Owner: Structured Asset Mortgage Investments II Inc., its successors in interest and assigns (including the Trustee in connection with a Pass-Through Transfer).

Partial Principal Prepayment: A Principal Prepayment by a Mortgagor of a partial principal balance of a Mortgage Loan.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Periodic Rate Cap: With respect to each ARM Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations the timely payment of which are fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof (including any Trustee or the Master Servicer) and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the Federal Deposit Insurance Cor-poration;

(iii) repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumen-tality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation (including any Trustee or the Master Servicer) incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances and amounts of all the Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities (including money market or common trust funds for which any Trustee or the Master Servicer or any affiliate thereof acts as a manager or an advisor) and which money market funds are rated in one of the two highest rating categories by each Rating Agency;

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Prepayment Interest Excess: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment in full or in part during the portion of the related Prepayment Period occurring between the first day of the calendar month in which such Remittance Date occurs and the Determination Date of the calendar month in which such Remittance Date occurs, an amount equal to interest (to the extent received) at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment for the number of days commencing on the first day of the calendar month in which such Remittance Date occurs and ending on the last date through which interest is collected from the related Mortgagor.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each such Mortgage Loan that was the subject of a Principal Prepayment during the portion of the related Prepayment Period occurring between the first day of the related Prepayment Period and the last day of the calendar month preceding the month in which such Remittance Date occurs, an amount equal to interest (to be paid by the Servicer out of its own funds without reimbursement therefor) at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment for the number of days commencing on the date on which the prepayment is applied and ending on the last day of the calendar month preceding such Remittance Date.

Prepayment Period: As to any Remittance Date, (a) in the case of Full Principal Prepayments, the period commencing on the 16th day of the month prior to the month in which the related Remittance Date occurs and ending on the 15th day of the month in which such Remittance Date occurs, and (b) in the case of Partial Principal Prepayments, the preceding calendar month.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance, or any replacement policy therefor obtained by the Servicer pursuant to Section 4.08.

Prime Rate: The prime rate of U.S. money center banks as published from time to time in The Wall Street Journal.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Qualified Appraiser: An appraiser, duly appointed by the Servicer, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, which appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

Qualified Depository: (a) The Custodian, (b) a depository, the accounts of which are insured by the FDIC and the short term debt ratings and the long term deposit ratings of which are rated in one of the two highest rating categories by either of Moody’s Investors Service, Inc. or Fitch, Inc., or (c) a depository, the short-term debt obligations, or other short-term deposits of which are rated at least ‘A-2’ and the long-term unsecured debt obligations of which are rated at least ‘AA-’ by Standard & Poor's Ratings Service, a division of The McGraw Hill Companies Inc.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae and Freddie Mac.

Rating Agency: Standard & Poor's Ratings Service, a division of The McGraw Hill Companies Inc., and Moody's Investors Service, Inc.

Reconstitution Agreement: Any agreement involving any Pass-Through Transfer or Whole Loan Transfer.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

REMIC Provisions: The provisions of the Federal income tax law relating to a REMIC, which appear at Section 860A through 860G of the Code, and related provisions, and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The Remittance Date shall be the 23rd day of any month, or if such 23rd day is not a Business Day, the first Business Day immediately preceding such 23rd day.

REO Disposition: The final sale by the Servicer of any REO Property.

REO Disposition Proceeds: Amounts received by the Servicer in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Servicer on behalf of the Owner as described in Section 4.13.

Sarbanes Certification: A certification required pursuant to The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations or amendments thereof by the Commission’s staff).

Securities Act: The Securities Act of 1933, as amended.

Securities Administrator: The securities administrator with respect to any Pass-Through Transfer.

Servicer: EMC Mortgage Corporation, or any of its successors in interest or any successor under this Agreement appointed as herein provided.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Servicer of its servicing obligations relating to each Mortgage Loan, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Servicer specifies the Mortgage Loan(s) to which such expenses relate), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and (e) compliance with the obligations under Section 4.08.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit H for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit H and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Owner, the Servicer and any Person that will be responsible for signing any Sarbanes Certification with respect to a Pass-Through Transfer in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit H).

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual servicing fee the Owner shall pay to the Servicer, which shall, for a period of one full month, be equal to one--twelfth of the product of (a) the applicable Servicing Fee Rate and (b) the outstanding principal balance of the Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Owner to pay the Servicing Fee is limited to, and the Servicing Fee is payable from the interest portion of such Monthly Payment collected by the Servicer or as otherwise provided under Section 4.05.

Servicing Fee Rate: The Servicing Fee Rate shall be a rate per annum equal to 0.375%.

Servicing File: The documents, records and other items pertaining to a particular Mortgage Loan and any additional documents relating to such Mortgage Loan as are in, or as may from time to time come into, the Servicer's possession.

Servicing Officer: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Owner upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan after giving effect to payments of principal due and received or for which a Monthly Advance has been made, minus (ii) all amounts previously distributed to the Owner with respect to the Mortgage Loan representing Principal Prepayments.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Servicer or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicer under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

Trustee: The Person appointed as trustee in connection with any Pass-Through Transfer.

Whole Loan Transfer: The sale or transfer of some or all of the ownership interest in the Mortgage Loans by the Owner to one or more third parties in whole loan or participation format, which third party may be Fannie Mae or Freddie Mac.

ARTICLE II
SERVICING OF MORTGAGE LOANS; POSSESSION OF SERVICING FILES; BOOKS AND RECORDS; DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01. Servicing of Mortgage Loans.

The Servicer does hereby agree to service the Mortgage Loans in accordance with the terms of this Agreement. The rights of the Owner to receive payments with respect to the Mortgage Loans shall be as set forth in this Agreement.

Section 2.02. Maintenance of Servicing Files.

The Servicer shall maintain a Servicing File consisting of all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Servicer is for the sole purpose of servicing the Mortgage Loan, and such retention and possession by the Servicer is in a custodial capacity only. The Servicer acknowledges that the ownership of each Mortgage Loan, including the Note, the Mortgage, all other Mortgage Loan Documents and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Owner. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Servicer shall be received and held by the Servicer in trust for the exclusive benefit of the Owner as the owner of the related Mortgage Loans. Any portion of the related Servicing Files retained by the Servicer shall be appropriately identified in the Servicer's computer system to clearly reflect the ownership of the related Mortgage Loans by the Owner. The Servicer shall release its custody of the contents of the related Servicing Files only in accordance with written instructions of the Owner, except when such release is required as incidental to the Servicer's servicing of the Mortgage Loans, such written instructions shall not be required.

Section 2.03. Books and Records.

The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be appropriately identified in the Servicer's computer system to clearly reflect the ownership of the Mortgage Loan by the Owner. In particular, the Servicer shall maintain in its possession, available for inspection by the Owner, or its designee and shall deliver to the Owner upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Servicer may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Servicer complies with the requirements of the Fannie Mae Guide.

The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Owner or its designee the related Servicing File (or copies thereof) during the time the Owner retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

Section 2.04. Transfer of Mortgage Loans.

No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Servicer in accordance with this Section 2.04. The Owner may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans in accordance with Sections 10.02 and 11.12, provided, however, that the transferee will not be deemed to be an Owner hereunder binding upon the Servicer unless such transferee shall agree in writing to be bound by the terms of this Agreement and an assignment and assumption of this Agreement reasonably acceptable to the Servicer. The Owner shall advise the Servicer in writing of the transfer. Upon receipt of notice of the permitted transfer, the Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Owner from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.05. Delivery of Mortgage Loan Documents.

The Servicer shall forward to the Custodian on behalf of the Owner original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within 4 week(s) of their execution; provided, however, that the Servicer shall provide the Custodian on behalf of the Owner with a certified true copy of any such document submitted for recordation within 4 week(s) after its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 180 days of its execution. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Servicer shall continue to use its best efforts to effect delivery as soon as possible thereafter.

From time to time the Servicer may have a need for Mortgage Loan Documents to be released by the Custodian. If the Servicer shall require any of the Mortgage Loan Documents, the Servicer shall notify the Custodian in writing of such request in the form of the request for release attached hereto as Exhibit D. The Custodian shall deliver to the Servicer within five (5) Business Days, any requested Mortgage Loan Document previously delivered to the Custodian, provided that such documentation is promptly returned to the Custodian when the Servicer no longer requires possession of the document, and provided that during the time that any such documentation is held by the Servicer, such possession is in trust for the benefit of the Owner.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SERVICER

The Servicer represents, warrants and covenants to the Owner that as of the date hereof or as of such date specifically provided herein:

(a) The Servicer is a validly existing corporation in good standing under the laws of the State of its organization and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise exempt or not required under applicable law to effect such qualification or license and no demand for such qualification or license has been made upon the Servicer by any such state, and in any event the Servicer is in compliance with the laws of each such State to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Servicer has full power and authority to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable against it in accordance with its terms subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(c) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with any of the terms, conditions or provisions of the Servicer's articles of incorporation or by-laws or materially conflict with or result in a breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject;

(d) There is no litigation pending or, to the Servicer's knowledge, threatened with respect to the Servicer which is reasonably likely to have a material adverse effect on the execution, delivery or enforceability of this Agreement, or which is reasonably likely to have a material adverse effect on the financial condition of the Servicer;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement except for consents, approvals, authorizations and orders which have been obtained;

(f) The Servicer is an approved seller/servicer of residential mortgage loans for Fannie Mae and Freddie Mac. The Servicer is in good standing to service mortgage loans for Fannie Mae and Freddie Mac and no event has occurred which would make the Servicer unable to comply with eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

(g) As of the date of each Pass-Through Transfer, and except as has been otherwise disclosed to the Owner, the Master Servicer and any Depositor, or disclosed in any public filing: (1) no default or servicing related performance trigger has occurred as to any other Pass-Through Transfer due to any act or failure to act of the Servicer; (2) no material noncompliance with applicable servicing criteria as to any other Pass-Through Transfer has occurred, been disclosed or reported by the Servicer; (3) the Servicer has not been terminated as servicer in a residential mortgage loan Pass-Through Transfer, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Servicer’s servicing policies and procedures for similar loans have occurred in the preceding three years; (5) there are no aspects of the Servicer’s financial condition that could have a material adverse impact on the performance by the Servicer of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Servicer that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Servicer of a type that are described under Item 1119 of Regulation AB;

(h) If so requested by the Owner, the Master Servicer or any Depositor on any date, the Servicer shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in clause (g) of this Article or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party;

(i) Notwithstanding anything to the contrary in the Agreement, the Servicer shall (or shall cause each Subservicer) (i) immediately notify the Owner, the Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Servicer or any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Servicer or any Subservicer and any of the parties specified in clause (7) of paragraph (g) of this Article (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Owner and any Depositor a description of such proceedings, affiliations or relationships;

(j) As a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Owner, the Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Owner, the Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Owner, the Master Servicer and such Depositor, all information reasonably requested by the Owner, the Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities; and

(k)  Servicer has delivered to the Owner and the Master Servicer financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the Servicer since the date of the Servicer’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement.

ARTICLE IV
ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01. Servicer to Act as Servicer.

The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and with Accepted Servicing Practices (giving due consideration to the Owner's reliance on the Servicer), and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement and with Accepted Servicing Practices and shall exercise the same care that it customarily employs for its own account. In addition, the Servicer shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations. Except as set forth in this Agreement, the Servicer shall service the Mortgage Loans in accordance with Accepted Servicing Practices in compliance with the servicing provisions of the Fannie Mae Guide, which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, and title insurance, management of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Loan Documents, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and any of the servicing provisions of the Fannie Mae Guide, the provisions of this Agreement shall control and be binding upon the Owner and the Servicer. The Owner may, at its option, deliver powers-of-attorney to the Servicer sufficient to allow the Servicer as servicer to execute all documentation requiring execution on behalf of Owner with respect to the servicing of the Mortgage Loans, including satisfactions, partial releases, modifications and foreclosure documentation or, in the alternative, shall as promptly as reasonably possible, execute and return such documentation to the Servicer.

Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Servicer's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Owner, provided, however, that with respect to any Mortgage Loan that is not in default or if default is not reasonably forseeable, unless the Servicer has provided   to the  Owner  a certification addressed to the  Owner, based on the advice of counsel or certified public accountants that have a national reputation with respect to taxation of REMICs that a modification of such Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of  the REMICs and has obtained the prior written consent of the Owner, the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal), change the final maturity date on such Mortgage Loan or waive a prepayment penalty or charge. In the event of any such modification which has been agreed to in writing by the Owner and which permits the deferral of interest or principal payments on any Mortgage Loan, the Servicer shall, on the Business Day immediately preceding the related Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04 and Section 5.03, the difference between (a) such month's principal and one month's interest at the related Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Servicer shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties.

The Servicer shall perform all of its servicing responsibilities hereunder or may cause a subservicer to perform any such servicing responsibilities on its behalf, but the use by the Servicer of a subservicer shall not release the Servicer from any of its obligations hereunder and the Servicer shall remain responsible hereunder for all acts and omissions of each subservicer as fully as if such acts and omissions were those of the Servicer. Any such subservicer must be a Fannie Mae approved seller/servicer or a Freddie Mac seller/servicer in good standing and no event shall have occurred, including but not limited to, a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers by Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac. The Servicer shall pay all fees and expenses of each subservicer from its own funds, and a subservicer's fee shall not exceed the Servicing Fee.

At the cost and expense of the Servicer, without any right of reimbursement from the Custodial Account, the Servicer shall be entitled to terminate the rights and responsibilities of a subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Servicer, at the Servicer's option, from electing to service the related Mortgage Loans itself. In the event that the Servicer's responsibilities and duties under this Agreement are terminated pursuant to Section 8.04, 9.01 or 10.01, and if requested to do so by the Owner, the Servicer shall at its own cost and expense terminate the rights and responsibilities of each subservicer effective as of the date of termination of the Servicer. The Servicer shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of each subservicer from the Servicer's own funds without reimbursement from the Owner.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a subservicer or any reference herein to actions taken through a subservicer or otherwise, the Servicer shall not be relieved of its obligations to the Owner and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into an agreement with a subservicer for indemnification of the Servicer by the subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Any subservicing agreement and any other transactions or services relating to the Mortgage Loans involving a subservicer shall be deemed to be between such subservicer and Servicer alone, and the Owner shall have no obligations, duties or liabilities with respect to such Subservicer including no obligation, duty or liability of Owner to pay such subservicer's fees and expenses. For purposes of distributions and advances by the Servicer pursuant to this Agreement, the Servicer shall be deemed to have received a payment on a Mortgage Loan when a subservicer has received such payment.

Section 4.02. Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Servicer will proceed with diligence to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Servicer will take reasonable care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

The Servicer shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan.

With respect to Mortgage Loans affected by Hurricane Katrina, if the Mortgaged Property is located in public and individual assistance counties as designated by FEMA (as set forth on its website www.fema.gov), the Servicer may cease charging of late fees and credit reporting activity for all Mortgagors in certain counties until May 1, 2006, and if reasonably prudent, may extend such period as long as necessary. In addition, the Servicer may suspend all foreclosure and bankruptcy activity relating to such certain Mortgage Loans until May 1, 2006, and if reasonably prudent, may extend such period as long as necessary.

Section 4.03. Realization Upon Defaulted Mortgage Loans.

The Servicer shall use its reasonable efforts, consistent with the procedures that the Servicer would use in servicing loans for its own account and the requirements of the Fannie Mae Guide, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. In determining the delinquency status of any Mortgage Loan, the Servicer will use Delinquency Recognition Policies in accordance with the terms set forth in the related pooling and servicing agreement. The Servicer shall use its reasonable efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Owner, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Owner after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings or functions as Servicing Advances; provided, however, that it shall be entitled to reimbursement therefor as provided in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Owner otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. Upon completion of the inspection, the Servicer shall promptly provide the Owner with a written report of the environmental inspection. After reviewing the environmental inspection report, the Owner shall determine how the Servicer shall proceed with respect to the Mortgaged Property.

Section 4.04.  Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. Each Custodial Account shall be established with a Qualified Depository. To the extent such funds are not deposited in a Custodial Account, such funds may be invested in Permitted Investments for the benefit of the Owner (with any income earned thereon for the benefit of the Servicer). Custodial Accounts will be reconciled within 45 days. Funds deposited in the Custodial Account may be drawn on by the Servicer in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Owner upon request. The Servicer acknowledges and agrees that the Servicer shall bear any losses incurred with respect to Permitted Investments. The amount of any such losses shall be immediately deposited by the Servicer in the Custodial Account, out of the Servicer's own funds, with no right to reimbursement therefor.

The Servicer shall deposit in a mortgage clearing account on a daily basis, and in the Custodial Account or Accounts no later than 48 hours after receipt and identification of funds and retain therein the following payments and collections:

(i) all payments on account of principal, including Principal Prepayments and penalties, on the Mortgage Loans received after the Cut-off Date;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the related Mortgage Loan Remittance Rate received after the Cut-off Date;

(iii) all Net Liquidation Proceeds received after the Cut-off Date;

(iv) any net amounts received by the Servicer after the Cut-off Date in connection with any REO Property pursuant to Section 4.13;

(v) all Insurance Proceeds received after the Cut-off Date including amounts required to be deposited pursuant to Sections 4.08 and 4.10, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, the loan documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property received after the Cut-off Date other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, the loan documents or applicable law;

(vii) any Monthly Advances as provided in Section 5.03;

(viii) any amounts received after the Cut-off Date and required to be deposited in the Custodial Account pursuant to Section 6.02; and

(ix) with respect to each full or partial Principal Prepayment received after the Cut-off Date, any Prepayment Interest Shortfalls, to the extent of the Servicer's aggregate Servicing Fee received with respect to the related Due Period.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, and all Prepayment Interest Excess need not be deposited by the Servicer in the Custodial Account.

Section 4.05. Permitted Withdrawals From the Custodial Account.

The Servicer may, from time to time, make withdrawals from the Custodial Account for the following purposes:

(i) to make payments to the Owner in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Servicer's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made;

(iii) to reimburse itself for unreimbursed Servicing Advances and Monthly Advances, the Servicer's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds received after the Cut-off Date related to such Mortgage Loan;

(iv) to pay to itself as servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date) and (b) the Servicing Fee from that portion of any payment recovery attributable to interest on a particular Mortgage Loan;

(v) to reimburse itself for any Nonrecoverable Advances;

(vi) to transfer funds to another Qualified Depository in accordance with Section 4.09 hereof;

(vii) to reimburse itself as provided in Section 8.03 hereof;

(viii) to remove funds inadvertently placed in the Custodial Account in error by the Servicer; and

(ix) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06. Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. Each Escrow Account shall be established with a Qualified Depository. To the extent such funds are not deposited in an Escrow Account, such funds may be invested in Permitted Investments. Funds deposited in an Escrow Account may be drawn on by the Servicer in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Owner upon request. The Servicer acknowledges and agrees that the Servicer shall bear any losses incurred with respect to Permitted Investments. The amount of any such losses shall be immediately deposited by the Servicer in the Escrow Account, as appropriate, out of the Servicer's own funds, with no right to reimbursement therefor.

The Servicer shall deposit in a mortgage clearing account on a daily basis, and in the Escrow Account or Accounts no later than 48 hours after receipt of funds and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any items as are required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Servicer shall make withdrawals from an Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth in and in accordance with Section 4.07. Except as provided in Section 4.07, the Servicer shall be entitled to retain any interest paid on funds deposited in an Escrow Account by the Qualified Depository.

Section 4.07. Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by the Servicer only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, Primary Mortgage Insurance Policy premiums, if applicable, and comparable items;

(ii) to reimburse Servicer for any Servicing Advance made by Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in connection with an acquisition of REO Property;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Servicer, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06;

(viii) to remove funds inadvertently placed in an Escrow Account in error by the Servicer; and

(ix) to clear and terminate the Escrow Account on the termination of this Agreement.

As part of its servicing duties, the Servicer shall pay to the Mortgagors interest on funds in an Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor.

Section 4.08. Payment of Taxes, Insurance and Other Charges, Maintenance of Primary Mortgage Insurance Policies, Collections Thereunder.

With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor when due. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Servicer will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be maintained until the ratio of the current outstanding principal balance of the related Mortgage Loan to the appraised value of the related Mortgaged Property, based on the most recent appraisal of the Mortgaged Property performed by a Qualified Appraiser, such appraisal to be included in the Servicing File, is reduced to an amount for which Fannie Mae no longer requires such insurance to be maintained. The Servicer will not cancel or refuse to renew any Primary Mortgage Insurance Policy that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Servicer shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Servicer shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09. Transfer of Accounts.

The Servicer may transfer the Custodial Account or the Escrow Account to a different Qualified Depository from time to time. The Servicer shall notify the Owner of any such transfer within 15 Business Days of transfer. If any one of the investment ratings of a Qualified Depository holding funds or Eligible Investments in the Custodial Account or Escrow Account is downgraded by the issuing rating agency, the Servicer shall, within three (3) Business Days of receipt of notice of the downgrading, transfer all such accounts, funds and Permitted Investments to a different Qualified Depository in accordance with this Agreement.

Section 4.10. Maintenance of Hazard Insurance.

The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) the percentage such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as being a special flood hazard area that has federally-mandated flood insurance requirements, the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. The Servicer shall also maintain on the REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Servicer or the Mortgagor or maintained on property acquired in respect of the Mortgage Loans, other than pursuant to the Fannie Mae Guide or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Servicer. The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies currently reflect a General Policy Rating in Best's Key Rating Guide currently acceptable to Fannie Mae and are licensed to do business in the state wherein the property subject to the policy is located.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Servicer shall obtain and maintain a mortgage impairment or blanket policy issued by an issuer that has a Best rating of A:VI insuring against hazard losses on all of Mortgaged Properties securing the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, the Servicer shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been one or more losses which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as Servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of the Owner, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days prior written notice to the Owner.

Section 4.12. Fidelity Bond, Errors and Omissions Insurance.

The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies that would meet the requirements of Fannie Mae or Freddie Mac on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loans and who handle funds, money, documents and papers relating to the Mortgage Loans. The Fidelity Bond and errors and omissions insurance shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. Such Fidelity Bond and errors and omissions insurance shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guide or by Freddie Mac in the Freddie Mac Guide. The Servicer shall, upon request of Owner, deliver to the Owner a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty days prior written notice to the Owner. The Servicer shall notify the Owner within five Business Days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Owner and its successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy.

Section 4.13. Title, Management and Disposition of REO Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Owner or its designee. Any such Person or Persons holding such title other than the Owner shall acknowledge in writing that such title is being held as nominee for the benefit of the Owner.

The Servicer shall assume the responsibility for marketing each REO Property in accordance with Accepted Servicing Practices. Thereafter, the Servicer shall continue to provide certain administrative services to the Owner relating to such REO Property as set forth in this Section 4.13. The REO Property must be sold within three years following the end of the calendar year of the date of acquisition, unless a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held and (i) the Owner shall have been supplied with an Opinion of Counsel (at the Servicer's expense) to the effect that the holding by the related trust of such Mortgaged Property subsequent to such three-year period (and specifying the period beyond such three-year period for which the Mortgaged Property may be held) will not result in the imposition of taxes on "prohibited transactions" of the related trust as defined in Section 860F of the Code, or cause the related REMIC to fail to qualify as a REMIC, in which case the related trust may continue to hold such Mortgaged Property (subject to any conditions contained in such Opinion of Counsel), or (ii) the Owner (at the Servicer's expense) or the Servicer shall have applied for, prior to the expiration of such three-year period, an extension of such three-year period in the manner contemplated by Section 856(e)(3) of the Code, in which case the three-year period shall be extended by the applicable period. If a period longer than three years is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Owner as to progress being made in selling such REO Property.

Notwithstanding any other provision of this Agreement, if a REMIC election has been made, no Mortgaged Property held by a REMIC shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the related trust or sold or managed in such a manner or pursuant to any terms that would (i) cause such Mortgaged Property to fail to qualify at any time as "foreclosure property" within a meaning of Section 860G(a)(8) of the Code, (ii) subject the related trust to the imposition of any federal or state income taxes on "net income from foreclosure property" with respect to such Mortgaged Property within the meaning of Section 860G(c) of the Code, or (iii) cause the sale of such Mortgaged Property to result in the receipt by the related trust or any income from non-permitted assets as described in Section 860F(a) (2)(B) of the Code, unless the Servicer has agreed to indemnify and hold harmless the related trust with respect to the imposition of any such taxes.

The Servicer shall deposit or cause to be deposited, on a daily basis in each Custodial Account all revenues received with respect to the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 hereof. The Servicer shall maintain separate records with respect to each REO Property identifying all deposits and withdrawals from the Custodial Account for each REO Property.

The Servicer shall furnish to the Owner on each Remittance Date, an operating statement for each REO Property covering the operation of each REO Property for the previous month. Such operating statement shall be accompanied by such other information as the Owner shall reasonably request.

The Servicer shall, either itself or through an agent selected by the Servicer, and in accordance with the Fannie Mae Guide, manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. Each REO Disposition shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer deems to be in the best interest of the Owner. The REO Disposition Proceeds from the sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter, the expenses of such sale shall be paid and the Servicer shall reimburse itself for any related Servicing Advances, or Monthly Advances made pursuant to Section 5.03.

The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as may be required by the circumstances. The Servicer shall make or cause the inspector to make a written report of each such inspection. Such reports shall be retained in the Servicing File and copies thereof shall be forwarded by the Servicer to the Owner.

Section 4.14.Notification of Adjustments.

With respect to each Mortgage Loan, the Servicer shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date in compliance with requirements of applicable law and the related Mortgage and Mortgage Note. The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate adjustments. The Servicer shall promptly, upon written request therefor, deliver to the Owner such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by the Servicer or the receipt of notice from the Owner that the Servicer has failed to adjust a Mortgage Interest Rate in accordance with the terms of the related Mortgage Note and Mortgage, the Servicer shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss or deferral caused to the Owner thereby.

ARTICLE V
PAYMENTS TO THE OWNER

Section 5.01. Remittances.

On each Remittance Date, the Servicer shall remit to the Owner (i) all amounts credited to the Custodial Account as of the close of business on the last day of the calendar month preceding the Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, except (a) Full Principal Prepayments received on or before the 15th day of the month in which a Remittance Date occurs shall be remitted to the Owner on the Remittance Date of such month, and (b) Full Principal Prepayments received after the 15th day of the month in which a Remittance Date occurs shall be remitted to the Owner on the next following Remittance Date, plus, to the extent not already deposited in the Custodial Account, the sum of (ii) all Monthly Advances, if any, which the Servicer is obligated to distribute pursuant to Section 5.03 and (iii) all Prepayment Interest Shortfalls the Servicer is required to make up pursuant to Section 4.04, minus (iv) any amounts attributable to Monthly Payments collected after the Cut-off Date but due on a Due Date or Dates subsequent to the last day of the related Due Period, which amounts shall be remitted on the related Remittance Date next succeeding the Due Period for such amounts.

With respect to any remittance received by the Owner after the Business Day on which such payment was due, the Servicer shall pay to the Owner interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus two percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be remitted to the Owner by the Servicer on the date such late payment is made and shall cover the period commencing with the day following such Business Day and ending with the Business Day on which such payment is made, both inclusive. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

Section 5.02 Statements to the Owner and the Master Servicer.

The Servicer shall furnish to the Owner and the Master Serivcer an individual Mortgage Loan accounting report (a ”Report”), as of the last Business Day of each month and the end of the related Prepayment Period, as applicable, in the Servicer's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, such Report shall be received by the Owner and the Master Servicer no later than the tenth calendar day of the month of the related Remittance Date (or, with respect to information as to Full Principal Prepayments and prepayment penalties no later than one (1) Business Day after the end of each Prepayment Period), a report in an Excel (or compatible) electronic format, in such format as may be mutually agreed upon by both the Owner and the Servicer, and which shall provide the information required to be contained in the monthly statements to certificateholders as specified in the related pooling and servicing Agreement, to the extent applicable to the Servicer.

In addition, the Servicer shall provide to the Master Servicer and the Owner such other information known or available to the Servicer that is necessary in order to provide the distribution and pool performance information as required under Regulation AB, as amended from time to time, as determined by the Owner in its sole discretion. The Servicer shall also provide a monthly report, in the form of Exhibit E hereto, or such other form as is mutually acceptable to the Servicer, the Owner and the Master Servicer, Exhibit F with respect to defaulted mortgage loans and Exhibit K, with respect to realized losses and gains, with each such report.

The Servicer shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Owner or the Master Servicer pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicer shall provide the Owner and the Master Servicer with such information concerning the Mortgage Loans as is necessary for the Owner and the Master Servicer to prepare its federal income tax return as Owner and the Master Servicer may reasonably request from time to time.

In addition, not more than 60 days after the end of each calendar year, the Servicer shall furnish to each Person who was an Owner and the Master Servicer at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances of principal and interest for the applicable portion of such year.

Section 5.03. Monthly Advances by the Servicer.

Not later than the close of business on the Business Day preceding each Remittance Date, the Servicer shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Servicer, whether or not deferred pursuant to Section 4.01, of Monthly Payments, adjusted to the related Mortgage Loan Remittance Rate, which are delinquent at the close of business on the related Determination Date; provided, however, that the amount of any such deposit may be reduced by the Amount Held for Future Distribution (as defined below) then on deposit in the Custodial Account. Any portion of the Amount Held for Future Distribution used to pay Monthly Advances shall be replaced by the Servicer by deposit into the Custodial Account on any future Remittance Date to the extent that the funds that are available in the Custodial Account for remittance to the Owner on such Remittance Date are less than the amount of payments required to be made to the Owner on such Remittance Date.

The "Amount Held for Future Distribution" as to any Remittance Date shall be the total of the amounts held in the Custodial Account at the close of business on the preceding Determination Date which were received after the Cut-off Date on account of (i) Liquidation Proceeds, Insurance Proceeds, and Principal Prepayments received or made in the month of such Remittance Date, and (ii) payments which represent early receipt of scheduled payments of principal and interest due on a date or dates subsequent to the related Due Date.

The Servicer's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the final disposition or liquidation of the Mortgaged Property, unless the Servicer deems such advance to be nonrecoverable from Liquidation Proceeds, REO Disposition Proceeds or Insurance Proceeds with respect to the applicable Mortgage Loan. In such latter event, the Servicer shall deliver to the Owner an Officer's Certificate of the Servicer to the effect that an officer of the Servicer has reviewed the related Servicing File and has obtained a recent appraisal and has made the reasonable determination that any additional advances are nonrecoverable from Liquidation or Insurance Proceeds with respect to the applicable Mortgage Loan.

Section 5.04. Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Owner pursuant to a deed-in--lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property in such form as the Servicer and the Owner shall agree. The Servicer shall also provide reports on the status of REO Property containing such information as Owner may reasonably require.

ARTICLE VI
GENERAL SERVICING PROCEDURES

Section 6.01. Assumption Agreements.

The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of a Mortgaged Property (whether by absolute conveyance or by contract of, sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Servicer shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Servicer, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Servicer, with the prior consent of the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Servicer shall follow the underwriting practices and procedures of the Fannie Mae Guide. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note and the amount of the Monthly Payment may not be changed. The Servicer shall notify the Owner that any such substitution of liability or assumption agreement has been completed by forwarding to the Owner the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage Loan Documents and shall, for all purposes, be considered a part of such related mortgage file to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Servicer for entering into an assumption or substitution of liability agreement shall belong to the Servicer.

Notwithstanding the foregoing paragraphs of this section or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02. Satisfaction of Mortgages and Release of Mortgage Loan Documents.

Upon the payment in full of any Mortgage Loan, the Servicer will immediately notify the Custodian with a certification and request for release by a Servicing Officer, which certification shall include a statement to the effect that all amounts received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been so deposited, and a request for delivery to the Servicer of the portion of the Mortgage Loan Documents held by the Custodian. Upon receipt of such certification and request, the Owner shall promptly release or cause the Custodian to promptly release the related Mortgage Loan Documents to the Servicer and the Servicer shall prepare and deliver for execution by the Owner or at the Owner's option execute under the authority of a power of attorney delivered to the Servicer by the Owner any satisfaction or release. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Servicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Owner may have under the mortgage instruments, the Servicer, upon written demand, shall remit within one Business Day to the Owner the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Servicer shall maintain the Fidelity Bond insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loans, including for the purpose of collection under any Primary Mortgage Insurance Policy, upon request of the Servicer and delivery to the Custodian of a servicing receipt signed by a Servicing Officer, the Custodian shall release the portion of the Mortgage Loan Documents held by the Custodian to the Servicer. Such servicing receipt shall obligate the Servicer to promptly return the related Mortgage Loan Documents to the Custodian, when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or such documents have been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has promptly delivered to the Owner or the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such documents were delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Owner or the Custodian, as applicable, to the Servicer.

Section 6.03. Servicing Compensation.

As compensation for its services hereunder, the Servicer shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amounts provided for as the Servicer's Servicing Fee. Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, late payment charges, Prepayment Charges and other ancillary fees shall be retained by the Servicer to the extent not required to be deposited in the Custodial Account. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04. Annual Statement as to Compliance; Annual Certification.

(a) The Servicer will deliver to the Owner and the Master Servicer, not later than March 15th of each calendar year beginning in 2007, an Officer’s Certificate (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement or other applicable servicing agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Servicer to the Owner upon request and by the Owner to any Person identified as a prospective purchaser of the Mortgage Loans. In the event that the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Servicer shall deliver an Annual Statement of Compliance of the Subservicer as described above as to each Subservicer as and when required with respect to the Servicer.

(b) With respect to the Mortgage Loans, by March 15th of each calendar year beginning in 2007, an officer of the Servicer shall execute and deliver an Officer’s Certificate (an “Annual Certification”) to the Owner, the Master Servicer, the Securities Administrator, and any related Depositor for the benefit of each such entity and such entity’s affiliates and the officers, directors and agents of any such entity and such entity’s affiliates, in the form attached hereto as Exhibit G. In the event that the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer or a Subcontractor, to the extent such party is “participating in the servicing function” pursuant to Item 1122 of Regulation AB, the Servicer shall deliver an Annual Certification of the Subservicer as described above as to each Subservicer and Subcontractor, to the extent such party is “participating in the servicing function” pursuant to Item 1122 of Regulation AB, as and when required with respect to the Servicer.

The Servicer shall indemnify and hold harmless the Master Servicer and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under this Section 6.04 or Section 6.09 or the negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Master Servicer, then the Servicer agrees that it shall contribute to the amount paid or payable by the Master Servicer as a result of the losses, claims, damages or liabilities of the Master Servicer in such proportion as is appropriate to reflect the relative fault of the Master Servicer on the one hand and the Servicer on the other in connection with a breach of the Servicer’s obligations under this Section 6.09(b) or the Servicer’s negligence, bad faith or willful misconduct in connection therewith.

Upon request by the Owner or the Master Servicer, the Servicer will deliver to such requesting party a copy of the audited (if such financial statements are available, otherwise unaudited) financial statements of the Servicer for the most recent fiscal year of the Servicer.

Section 6.05. [Reserved]

Section 6.06. Owner's Right to Examine Servicer Records.

The Owner shall have the right to examine and audit, at its expense, upon reasonable notice to the Servicer, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Servicer, or held by another for the Servicer or on its behalf or otherwise, which relate to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement.

The Servicer shall provide to the Owner and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Owner access to any documentation regarding the Mortgage Loans in the possession of the Servicer which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Servicer, and in accordance with the applicable federal or state government regulations.

Section 6.07. Compliance with REMIC Provisions.

If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Servicer shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on "contribution" to a REMIC set forth in Section 860G(d) of the Code unless the Servicer has received an Opinion of Counsel (at the expense of the party seeking to take such actions) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

Section 6.08. Non-solicitation.

The Servicer shall not knowingly conduct any solicitation exclusively targeted to the Mortgagors for the purpose of inducing or encouraging the early prepayment or refinancing of the related Mortgage Loans. It is understood and agreed that promotions undertaken by the Servicer or any agent or affiliate of the Servicer which are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this section. Nothing contained herein shall prohibit the Servicer from (i) distributing to Mortgagors any general advertising including information brochures, coupon books, or other similar documentation which indicates services the Servicer offers, including refinances or (ii) providing financing of home equity loans to Mortgagors at the Mortgagor's request.

Section 6.09. Assessment of Compliance with Servicing Criteria.

On and after May 1, 2006, the Servicer shall service and administer, and shall cause each subservicer to service or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to the Mortgage Loans, the Servicer shall deliver to the Owner or its designee, the Master Servicer, the Securities Administrator, and any Depositor on or before March 15th of each calendar year beginning in 2007, a report (an “Assessment of Compliance”) regarding the Servicer’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB, or as otherwise required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Servicer that contains the following:

(a) A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Servicer;

(b) A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Servicer;

(c) An assessment by such officer of the Servicer’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the Servicer’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Servicer, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on Exhibit J hereto.

With respect to the Mortgage Loans, on or before March 15th of each calendar year beginning in 2007, the Servicer shall furnish to the Owner or its designee, the Master Servicer, the Securities Administrator and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Servicer, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, or as otherwise required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Servicer shall cause each Subservicer, and each Subcontractor determined by the Servicer pursuant to Section 11.15 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Owner, the Master Servicer, the Securities Administrator and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Section 6.09.

Section 6.10. Intent of the Parties; Reasonableness.

The Owner and the Servicer acknowledge and agree that a purpose of clause (g) of Article III, Sections 5.02, 6.04, 6.09 and 10.02 of this Agreement is to facilitate compliance by the Owner and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Owner, the Master Servicer or any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Servicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Owner or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Pass-Through Transfer, the Servicer shall cooperate fully with the Owner to deliver to the Owner (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Owner or any Depositor to permit the Owner or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, any Subservicer and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Owner or any Depositor to be necessary in order to effect such compliance.

ARTICLE VII
REPORTS TO BE PREPARED BY SERVICER

Section 7.01. Servicer Shall Provide Information as Reasonably Required.

The Servicer shall furnish to the Owner upon request, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable or appropriate with respect to the purposes of this Agreement. The Servicer may negotiate with the Owner for a reasonable fee for providing such report or information, unless (i) the Servicer is required to supply such report or information pursuant to any other section of this Agreement, or (ii) the report or information has been requested in connection with Internal Revenue Service or other regulatory agency requirements. All such reports or information shall be provided by and in accordance with all reasonable instructions and directions given by the Owner. The Servicer agrees to execute and deliver all such instruments and take all such action as the Owner, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

ARTICLE VIII
THE SERVICER

Section 8.01. Indemnification; Third Party Claims.

The Servicer agrees to indemnify the Owner, its successors and assigns, any agent of the Owner, and the Master Servicer, and hold each of such Persons harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that such Person may sustain in any way related to the failure of the Servicer to perform in any way its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement and for breach of any representation or warranty of the Servicer contained herein. The Servicer shall immediately notify the Owner or other indemnified Person if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Owner and such other Indemnified Person and with counsel reasonably satisfactory to the Owner and such Person) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or such other indemnified Person in respect of such claim but failure to so notify the Owner and such other indemnified Person shall not limit its obligations hereunder. The Servicer agrees that it will not enter into any settlement of any such claim without the consent of the Owner and such other indemnified Person unless such settlement includes an unconditional release of the Owner and such other indemnified Person from all liability that is the subject matter of such claim. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02. Merger or Consolidation of the Servicer.

The Servicer will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer whether or not related to loan servicing, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, or which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) which is a Fannie Mae or Freddie Mac approved seller/servicer in good standing.

Section 8.03. Limitation on Liability of the Servicer and Others.

Neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform in any way its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of gross negligence or any breach of the terms and conditions of this Agreement. The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by the Owner respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that the Servicer may, with the consent of the Owner, which consent shall not be unreasonably withheld, undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Owner will be liable, and the Servicer shall be entitled to be reimbursed therefor from the Custodial Account pursuant to Section 4.05.

Section 8.04. Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer and the Owner or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Owner which Opinion of Counsel shall be in form and substance acceptable to the Owner. No such resignation shall become effective until a successor shall have assumed the Servicer's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05. No Transfer of Servicing.

With respect to the retention of the Servicer to service the Mortgage Loans hereunder, the Servicer acknowledges that the Owner has acted in reliance upon the Servicer's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this section, the Servicer shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Owner, which approval shall not be unreasonably withheld; provided that the Servicer may assign the Agreement and the servicing hereunder without the consent of Owner to an affiliate of the Servicer to which all servicing of the Servicer is assigned so long as (i) such affiliate is a Fannie Mae and Freddie Mac approved servicer and (ii) if it is intended that such affiliate be spun off to the shareholders of the Servicer, such affiliate have a GAAP net worth of at least $25,000,000 and (iii) such affiliate shall deliver to the Owner a certification pursuant to which such affiliate shall agree to be bound by the terms and conditions of this Agreement and shall certify that such affiliate is a Fannie Mae and Freddie Mac approved servicer in good standing.

ARTICLE IX
DEFAULT

Section 9.01. Events of Default.

In case one or more of the following Events of Default by the Servicer shall occur and be continuing, that is to say:

(i) any failure by the Servicer to remit to the Owner any payment required to be made under the terms of this Agreement which continues unremedied for one (1) Business Day after written notice thereof (it being understood that this subparagraph shall not affect Servicer's obligation pursuant to Section 5.01 to pay default interest on any remittance received by the Owner after the Business Day on which such payment was due); or

(ii) any failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement (other than those described in clause (ix) hereof), the breach of which has a material adverse effect and which continue unremedied for a period of thirty days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and such failure shall be deemed to have a material adverse effect) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

(v) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) the Servicer ceases to be approved by either Fannie Mae or Freddie Mac (to the extent such entities are then operating in a capacity similar to that in which they operate on the date hereof) as a mortgage loan servicer for more than thirty days to the extent such entities perform similar functions; or

(vii) the Servicer attempts to assign its right to servicing compensation hereunder or the Servicer attempts, without the consent of the Owner, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof except as otherwise permitted herein; or

(viii) the Servicer ceases to be qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Servicer's ability to perform its obligations hereunder; or

(ix) failure by the Servicer to duly perform, within the required time period, its obligations under Section 6.04, 6.09 or any of clauses (v) through (viii) of Section 10.02;

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Owner, by notice in writing to the Servicer may, in addition to whatever rights the Owner may have under Section 8.01 and at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer (and if the Servicer is servicing any of the Mortgage Loans in a Pass-Through Transfer, appoint a successor servicer reasonably acceptable to the Master Servicer for such Pass-Through Transfer) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same. On or after the receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Owner, the Servicer shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Servicing Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer's sole expense. The Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

The Servicer shall promptly reimburse the Owner (or any designee of the Owner, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Owner (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Servicer as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer, if the termination and/or transfer of servicing is for cause related to a servicer default. The provisions of this paragraph shall not limit whatever rights the Owner or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

Section 9.02. Waiver of Defaults.

The Owner may waive only by written notice any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X
TERMINATION

Section 10.01. Termination.

The respective obligations and responsibilities of the Servicer shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Servicer and the Owner in writing; or (iii) termination by the Owner pursuant to Section 9.01. Simultaneously with any such termination and the transfer of servicing hereunder, the Servicer shall be entitled to be reimbursed for any outstanding Servicing Advances and Monthly Advances.

Section 10.02. Cooperation of Servicer with a Reconstitution.

The Servicer and the Owner agree that with respect to some or all of the Mortgage Loans, on or after the related closing date, on one or more dates (each a "Reconstitution Date") at the Owner's sole option, the Owner may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers.

The Servicer agrees to execute in connection with any agreements among the Owner, the Servicer, and any servicer in connection with a Whole Loan Transfer, an assignment, assumption and recognition agreement, or, at Owner’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties. It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Servicer than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Owner, the Servicer agrees (1) to cooperate fully with the Owner and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Owner; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, the Servicer shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:

(i) any and all information and appropriate verification of information which may be reasonably available to the Servicer, whether through letters of its auditors and counsel or otherwise, as the Owner or any such other participant shall request upon reasonable demand;

(ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Servicer as are reasonably agreed upon by the Servicer and the Owner or any such other participant;

(iii) within 5 Business Days after request by the Owner, the information with respect to the Servicer (as servicer) as required by Item 1108(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit I for convenience of reference only, as determined by Owner in its sole discretion. In the event that the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Servicer shall provide the information required pursuant to this clause with respect to the Subservicer;

(iv) within 5 Business Days after request by the Owner,

(a) information regarding any legal proceedings pending (or known to be contemplated) against the Servicer (as servicer) and each Subservicer as required by Item 1117 of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit I for convenience of reference only, as determined by Owner in its sole discretion,

(b) information regarding affiliations with respect to the Servicer (as servicer) and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit I for convenience of reference only, as determined by Owner in its sole discretion, and

(c) information regarding relationships and transactions with respect to the Servicer (as servicer) and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit I for convenience of reference only, as determined by Owner in its sole discretion;

(v) for the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Servicer shall (or shall cause each Subservicer to) (i) provide prompt notice to the Owner, the Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Servicer or any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Servicer or any Subservicer and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Servicer, and (E) the Servicer’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Servicer’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Owner and any Depositor a description of such proceedings, affiliations or relationships;

(vi) as a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Owner, the Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Owner and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Owner and such Depositor, all information reasonably requested by the Owner or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(vii) in addition to such information as the Servicer, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Pass-Through Transfer that includes any of the Mortgage Loans serviced by the Servicer or any Subservicer, the Servicer or such Subservicer, as applicable, shall, to the extent the Servicer or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(viii) the Servicer shall provide to the Owner, the Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Servicer or any Subservicer or the Servicer or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit I and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

The Servicer shall indemnify the Owner, each affiliate of the Owner, and each of the following parties participating in a Pass-Through Transfer: each issuing entity; each Person (including, but not limited to, the Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Section 10.02 by or on behalf of the Servicer, or provided under this Section 10.02, Sections 6.04 and 6.09 and by or on behalf of any Subservicer or Subcontractor (collectively, the “Servicer Information”), or (B) the omission or alleged omission to state in the Servicer Information a material fact required to be stated in the Servicer Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Servicer Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Servicer Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Servicer of its obligations under this Section 10.02, including particularly any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 10.02, including any failure by the Servicer to identify pursuant to Section 11.15 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Servicer of a representation or warranty set forth in Section Article III or in a writing furnished pursuant to clause (h) of Article III and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to clause (h) of Article III to the extent made as of a date subsequent to such closing date; or

(iv) the negligence bad faith or willful misconduct of the Servicer in connection with its performance under this Section 10.02.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Servicer agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Servicer on the other.

In the case of any failure of performance described above, the Servicer shall promptly reimburse the Owner, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered pursuant to this Section or Section 6.04 or Section 6.09 as required by the Servicer, any Subservicer or any Subcontractor.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or Pass Through Transfer shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

Section 10.03. Master Servicer.

The Servicer, including any successor servicer hereunder, shall be subject to the supervision of the Master Servicer, which Master Servicer shall be obligated to ensure that the Servicer services the Mortgage Loans in accordance with the provisions of this Agreement. The Master Servicer, acting on behalf of the Owner, shall have the same rights as the Owner to enforce the obligations of the Servicer under this Agreement. The Master Servicer shall be entitled to terminate the rights and obligations of the Servicer under this Agreement upon the failure of the Servicer to perform any of its obligations under this Agreement if such failure constitutes an Event of Default as provided in Article IX of this Agreement. Notwithstanding anything to the contrary, in no event shall the Master Servicer assume any of the obligations of the Owner under this Agreement.

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.01. Successor to the Servicer.

Prior to termination of the Servicer's responsibilities and duties under this Agreement pursuant to Sections 8.04, 9.01 or 10.01(ii), the Owner shall (i) succeed to and assume all of the Servicer's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Owner may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Owner and such successor shall agree. In the event that the Servicer's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Servicer pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this section and shall in no event relieve the Servicer of the representations and warranties made pursuant to Article III and the remedies available to the Owner under Section 8.01, it being understood and agreed that the provisions of such Article III and Section 8.01 shall be applicable to the Servicer notwithstanding any such resignation or termination of the Servicer, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Owner an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Servicer or this Agreement pursuant to Section 8.04, 9.01 or 10.01 shall not affect any claims that the Owner may have against the Servicer arising prior to any such termination or resignation.

The Servicer shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Servicing Files and related documents and statements held by it hereunder and the Servicer shall account for all funds. The Servicer shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer. The successor shall make such arrangements as it may deem appropriate to reimburse the Servicer for unrecovered Monthly Advances and Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Servicer pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Servicer shall notify the Owner of such appointment.

All reasonable costs and expenses incurred in connection with replacing the Servicer upon its resignation or the termination of the Servicer in accordance with the terms of this Agreement, including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Servicer as a result of an Event of Default and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor service to service the Mortgage Loans in accordance with this Agreement, shall be payable on demand by the resigning or terminated Servicer without any right of reimbursement therefor.

Section 11.02. Amendment.

This Agreement may be amended from time to time by the Servicer and the Owner by written agreement signed by the Servicer and the Owner.

Section 11.03. Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of all the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the Owner's expense on direction of the Owner accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Owner or is necessary for the administration or servicing the Mortgage Loans.

Section 11.04. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 11.05. Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telecopier and confirmed by a similar mailed writing, as follows:

(i) if to the Servicer:

EMC Mortgage Corporation
2780 Lake Vista Ridge Drive
Lewisville, Texas 75067
Attention: President or General Counsel
Telecopier No.: (469) 759-4714

(ii) if to the Owner:

Bear, Stearns & Co. Inc.
383 Madison Ave.
New York, New York 10179
Attention: Global Credit Administration
Telecopier No.: (212) 272-5591

(iii) if to the Master Servicer:

Wells Fargo Bank, National Association
P.O. Box 98
Columbia, Maryland 21046
Attention: Master Servicing - PRIME 2006-1

And for overnight delivery to:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Master Servicing - PRIME 2006-1
Telecopier No.: (410) 715-2380

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice, or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the address (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06. Severability of Provisions.

Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07. Exhibits

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08. General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi) the term "include" or "including" shall mean without limitation by reason of enumeration.

Section 11.09. Reproduction of Documents.

This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10. Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Except as required to be disclosed by law, each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of this Agreement.

Section 11.11. Assignment by the Owner.

The Owner shall have the right, without the consent of the Servicer hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Owner hereunder, by executing an assignment and assumption agreement reasonably acceptable to the Servicer and the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to such Mortgage Loans. In no event shall Owner sell a partial interest in any Mortgage Loan. All references to the Owner in this Agreement shall be deemed to include its assignees or designees. It is understood and agreed between the Owners and the Servicer that no more than five (5) Persons shall have the right of owner under this Agreement at any one time.

Section 11.12. No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for Owner.

Section 11.13. Execution, Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.05, this Agreement shall inure to the benefit of and be binding upon the Servicer and the Owner and their respective successors and assigns.

Section 11.14. Entire Agreement.

Each of the Servicer and the Owner acknowledge that no representations, agreements or promises were made to it by the other party or any of its employees other than those representations, agreements or promises specifically contained herein. This Agreement sets forth the entire understanding between the parties hereto and shall be binding upon all successors of both parties.

Section 11.15.   Use of Subservicers and Subcontractors.

(a) The Servicer shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (b) of this Section. The Servicer shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the servicers of any Subcontractor, to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (d) of this Section. The Servicer must notify the Owner, the Master Servicer and any Depositor in writing of any affiliations or relationships that develop following the closing date between the Servicer or any Subservicer.

(b) The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of this Section and with clauses (g) and (j) of Article III, Sections 6.04, 6.09 and 10.02 of this Agreement to the same extent as if such Subservicer were the Owner, and to provide the information required with respect to such Subservicer under Section 3.01(i) of this Agreement. The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Owner, the Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.09, any Annual Certification required under Section 6.04(b), any Additional Form 10-D Disclosure and any Form 8-K Disclosure Information, as and when required to be delivered.

(c) The Servicer shall promptly upon request provide to the Owner, the Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Owner, the Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of Sections 6.07 and 10.02 of this Agreement to the same extent as if such Subcontractor were the Servicer. The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Owner and any Depositor any Assessment of Compliance and Attestation Report and other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.09 (and any Annual Certification required under Section 6.09(b)), in each case as and when required to be delivered.

11.16. Third Party Beneficiary

For purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

IN WITNESS WHEREOF, the Servicer and the Owner have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date and year first above written.

EMC MORTGAGE CORPORATION Servicer

By:
Name:
Title:

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC. Owner

By:
Name:
Title:

EXHIBIT A

MORTGAGE LOAN SCHEDULE

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT
(date)

To:______________________
_________________________
_________________________
(the "Depository")

As "Servicer" under the Servicing Agreement, dated as of May 1, 2006, (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[Servicer] Custodial Account, in trust for [Owner], Owner of Whole Loan Mortgages, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

By:
Name:
Title:
The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[ ] (name of Depository)

By:
Name:
Title:

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT

(date)

To:___________________________
______________________________
______________________________
(the "Depository")

As "Servicer" under the Servicing Agreement, dated as of May 1, 2006 (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[Servicer] Escrow Account, in trust for [Owner], Owner of Whole Loan Mortgages, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

By:
Name:
Title:
The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[ ] (name of Depository)

By:
Name:
Title:

EXHIBIT D

REQUEST FOR RELEASE OF DOCUMENTS

To:          Wells Fargo Bank, National Association

1015 10th Avenue S.E.

Mpls., MN 55414

Attn: ________________

Re:	Custodial Agreement dated as of November 30, 1999, between EMC Mortgage Corporation and Wells Fargo Bank, National Association, as Custodian

In connection with the administration of the Mortgage Loans held by you as Custodian for the Owner pursuant to the above-captioned Custody Agreement, we request the release, and hereby acknowledge receipt, of the Custodian's Mortgage File for the Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

_______	1.	Mortgage Paid in Full

_______	2.	Foreclosure

_______	3.	Substitution

_______	4.	Other Liquidation (Repurchases, etc.)

_______	5.	Nonliquidation [Reason:_______________________________]

Address to which Custodian should

Deliver the Custodian's Mortgage File:

By:
(authorized signer)
Issuer:
Address:
Date:

Custodian

Wells Fargo Bank, National Association

Please acknowledge the execution of the above request by your signature and date below:

____________________________________	_________________
Signature	Date

Documents returned to Custodian:

____________________________________	_________________
Custodian	Date

EXHIBIT E

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

EXHIBIT F

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

(a) Column/Header Name	(b) Description	(c) Decimal	(d) Format Comment
(e) SERVICER_LOAN_NBR	(f) A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR	(g)	(h)
(i) LOAN_NBR	(j) A unique identifier assigned to each loan by the originator.	(k)	(l)
(m) CLIENT_NBR	(n) Servicer Client Number	(o)	(p)
(q) SERV_INVESTOR_NBR	(r) Contains a unique number as assigned by an external servicer to identify a group of loans in their system.	(s)	(t)
(u) BORROWER_FIRST_NAME	(v) First Name of the Borrower.	(w)	(x)
(y) BORROWER_LAST_NAME	(z) Last name of the borrower.	(aa)	(bb)
(cc) PROP_ADDRESS	(dd) Street Name and Number of Property	(ee)	(ff)
(gg) PROP_STATE	(hh) The state where the property located.	(ii)	(jj)
(kk) PROP_ZIP	(ll) Zip code where the property is located.	(mm)	(nn)
(oo) BORR_NEXT_PAY_DUE_DATE	(pp) The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.	(qq)	(rr) MM/DD/YYYY
(ss) LOAN_TYPE	(tt) Loan Type (i.e. FHA, VA, Conv)	(uu)	(vv)
(ww) BANKRUPTCY_FILED_DATE	(xx) The date a particular bankruptcy claim was filed.	(yy)	(zz) MM/DD/YYYY
(aaa) BANKRUPTCY_CHAPTER_CODE	(bbb) The chapter under which the bankruptcy was filed.	(ccc)	(ddd)
(eee) BANKRUPTCY_CASE_NBR	(fff) The case number assigned by the court to the bankruptcy filing.	(ggg)	(hhh)
(iii) POST_PETITION_DUE_DATE	(jjj) The payment due date once the bankruptcy has been approved by the courts	(kkk)	(lll) MM/DD/YYYY
(mmm) BANKRUPTCY_DCHRG_DISM_DATE	(nnn) The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.	(ooo)	(ppp) MM/DD/YYYY
(qqq) LOSS_MIT_APPR_DATE	(rrr) The Date The Loss Mitigation Was Approved By The Servicer	(sss)	(ttt) MM/DD/YYYY
(uuu) LOSS_MIT_TYPE	(vvv) The Type Of Loss Mitigation Approved For A Loan Such As;	(www)	(xxx)
(yyy) LOSS_MIT_EST_COMP_DATE	(zzz) The Date The Loss Mitigation /Plan Is Scheduled To End/Close	(aaaa)	(bbbb) MM/DD/YYYY
(cccc) LOSS_MIT_ACT_COMP_DATE	(dddd) The Date The Loss Mitigation Is Actually Completed	(eeee)	(ffff) MM/DD/YYYY
(gggg) FRCLSR_APPROVED_DATE	(hhhh) The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.	(iiii)	(jjjj) MM/DD/YYYY
(kkkk) ATTORNEY_REFERRAL_DATE	(llll) Date File Was Referred To Attorney to Pursue Foreclosure	(mmmm)	(nnnn) MM/DD/YYYY
(oooo) FIRST_LEGAL_DATE	(pppp) Notice of 1st legal filed by an Attorney in a Foreclosure Action	(qqqq)	(rrrr) MM/DD/YYYY
(ssss) FRCLSR_SALE_EXPECTED_DATE	(tttt) The date by which a foreclosure sale is expected to occur.	(uuuu)	(vvvv) MM/DD/YYYY
(wwww) FRCLSR_SALE_DATE	(xxxx) The actual date of the foreclosure sale.	(yyyy)	(zzzz) MM/DD/YYYY
(aaaaa) FRCLSR_SALE_AMT	(bbbbb) The amount a property sold for at the foreclosure sale.	(ccccc) 2	(ddddd) No commas(,) or dollar signs ($)
(eeeee) EVICTION_START_DATE	(fffff) The date the servicer initiates eviction of the borrower.	(ggggg)	(hhhhh) MM/DD/YYYY
(iiiii) EVICTION_COMPLETED_DATE	(jjjjj) The date the court revokes legal possession of the property from the borrower.	(kkkkk)	(lllll) MM/DD/YYYY
(mmmmm) LIST_PRICE	(nnnnn) The price at which an REO property is marketed.	(ooooo) 2	(ppppp) No commas(,) or dollar signs ($)
(qqqqq) LIST_DATE	(rrrrr) The date an REO property is listed at a particular price.	(sssss)	(ttttt) MM/DD/YYYY
(uuuuu) OFFER_AMT	(vvvvv) The dollar value of an offer for an REO property.	(wwwww) 2	(xxxxx) No commas(,) or dollar signs ($)
(yyyyy) OFFER_DATE_TIME	(zzzzz) The date an offer is received by DA Admin or by the Servicer.	(aaaaaa)	(bbbbbb) MM/DD/YYYY
(cccccc) REO_CLOSING_DATE	(dddddd) The date the REO sale of the property is scheduled to close.	(eeeeee)	(ffffff) MM/DD/YYYY
(gggggg) REO_ACTUAL_CLOSING_DATE	(hhhhhh) Actual Date Of REO Sale	(iiiiii)	(jjjjjj) MM/DD/YYYY
(kkkkkk) OCCUPANT_CODE	(llllll) Classification of how the property is occupied.	(mmmmmm)	(nnnnnn)
(oooooo) PROP_CONDITION_CODE	(pppppp) A code that indicates the condition of the property.	(qqqqqq)	(rrrrrr)
(ssssss) PROP_INSPECTION_DATE	(tttttt) The date a property inspection is performed.	(uuuuuu)	(vvvvvv) MM/DD/YYYY
(wwwwww) APPRAISAL_DATE	(xxxxxx) The date the appraisal was done.	(yyyyyy)	(zzzzzz) MM/DD/YYYY
(aaaaaaa) CURR_PROP_VAL	(bbbbbbb) The current "as is" value of the property based on brokers price opinion or appraisal.	(ccccccc) 2	(ddddddd)
(eeeeeee) REPAIRED_PROP_VAL	(fffffff) The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	(ggggggg) 2	(hhhhhhh)
(iiiiiii) If applicable:	(jjjjjjj)	(kkkkkkk)	(lllllll)
(mmmmmmm) DELINQ_STATUS_CODE	(nnnnnnn) FNMA Code Describing Status of Loan	(ooooooo)	(ppppppp)
(qqqqqqq) DELINQ_REASON_CODE	(rrrrrrr) The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.	(sssssss)	(ttttttt)
(uuuuuuu) MI_CLAIM_FILED_DATE	(vvvvvvv) Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.	(wwwwwww)	(xxxxxxx) MM/DD/YYYY
(yyyyyyy) MI_CLAIM_AMT	(zzzzzzz) Amount of Mortgage Insurance Claim Filed	(aaaaaaaa)	(bbbbbbbb) No commas(,) or dollar signs ($)
(cccccccc) MI_CLAIM_PAID_DATE	(dddddddd) Date Mortgage Insurance Company Disbursed Claim Payment	(eeeeeeee)	(ffffffff) MM/DD/YYYY
(gggggggg) MI_CLAIM_AMT_PAID	(hhhhhhhh) Amount Mortgage Insurance Company Paid On Claim	(iiiiiiii) 2	(jjjjjjjj) No commas(,) or dollar signs ($)
(kkkkkkkk) POOL_CLAIM_FILED_DATE	(llllllll) Date Claim Was Filed With Pool Insurance Company	(mmmmmmmm)	(nnnnnnnn) MM/DD/YYYY
(oooooooo) POOL_CLAIM_AMT	(pppppppp) Amount of Claim Filed With Pool Insurance Company	(qqqqqqqq) 2	(rrrrrrrr) No commas(,) or dollar signs ($)
(ssssssss) POOL_CLAIM_PAID_DATE	(tttttttt) Date Claim Was Settled and The Check Was Issued By The Pool Insurer	(uuuuuuuu)	(vvvvvvvv) MM/DD/YYYY
(wwwwwwww) POOL_CLAIM_AMT_PAID	(xxxxxxxx) Amount Paid On Claim By Pool Insurance Company	(yyyyyyyy) 2	(zzzzzzzz) No commas(,) or dollar signs ($)
(aaaaaaaaa) FHA_PART_A_CLAIM_FILED_DATE	(bbbbbbbbb) Date FHA Part A Claim Was Filed With HUD	(ccccccccc)	(ddddddddd) MM/DD/YYYY
(eeeeeeeee) FHA_PART_A_CLAIM_AMT	(fffffffff) Amount of FHA Part A Claim Filed	(ggggggggg) 2	(hhhhhhhhh) No commas(,) or dollar signs ($)
(iiiiiiiii) FHA_PART_A_CLAIM_PAID_DATE	(jjjjjjjjj) Date HUD Disbursed Part A Claim Payment	(kkkkkkkkk)	(lllllllll) MM/DD/YYYY
(mmmmmmmmm) FHA_PART_A_CLAIM_PAID_AMT	(nnnnnnnnn) Amount HUD Paid on Part A Claim	(ooooooooo) 2	(ppppppppp) No commas(,) or dollar signs ($)
(qqqqqqqqq) FHA_PART_B_CLAIM_FILED_DATE	(rrrrrrrrr) Date FHA Part B Claim Was Filed With HUD	(sssssssss)	(ttttttttt) MM/DD/YYYY
(uuuuuuuuu) FHA_PART_B_CLAIM_AMT	(vvvvvvvvv) Amount of FHA Part B Claim Filed	(wwwwwwwww) 2	(xxxxxxxxx) No commas(,) or dollar signs ($)
(yyyyyyyyy) FHA_PART_B_CLAIM_PAID_DATE	(zzzzzzzzz) Date HUD Disbursed Part B Claim Payment	(aaaaaaaaaa)	(bbbbbbbbbb) MM/DD/YYYY
(cccccccccc) FHA_PART_B_CLAIM_PAID_AMT	(dddddddddd) Amount HUD Paid on Part B Claim	(eeeeeeeeee) 2	(ffffffffff) No commas(,) or dollar signs ($)
(gggggggggg) VA_CLAIM_FILED_DATE	(hhhhhhhhhh) Date VA Claim Was Filed With the Veterans Admin	(iiiiiiiiii)	(jjjjjjjjjj) MM/DD/YYYY
(kkkkkkkkkk) VA_CLAIM_PAID_DATE	(llllllllll) Date Veterans Admin. Disbursed VA Claim Payment	(mmmmmmmmmm)	(nnnnnnnnnn) MM/DD/YYYY
(oooooooooo) VA_CLAIM_PAID_AMT	(pppppppppp) Amount Veterans Admin. Paid on VA Claim	(qqqqqqqqqq) 2	(rrrrrrrrrr) No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:
• ASUM-	Approved Assumption
• BAP-	Borrower Assistance Program
• CO-	Charge Off
• DIL-	Deed-in-Lieu
• FFA-	Formal Forbearance Agreement
• MOD-	Loan Modification
• PRE-	Pre-Sale
• SS-	Short Sale
• MISC-	Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:
• Mortgagor
• Tenant
• Unknown
• Vacant

The Property Condition field should show the last reported condition of the property as follows:
• Damaged
• Excellent
• Fair
• Gone
• Good
• Poor
• Special Hazard
• Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

EXHIBIT G

FORM OF SERVICER CERTIFICATION

Re: The [     ] agreement dated as of [        ] l, 200[     ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, Officer’s Certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

EXHIBIT H

SUMMARY OF REGULATION AB
SERVICING CRITERIA

NOTE: This Exhibit H is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit H and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(b)	General servicing considerations.

(1)  Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

(2)  If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

(3)  Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

(4)  A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

(c)	Cash collection and administration.

(1)  Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

(2)  Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(3)  Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(4)  The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(5)  Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(6)  Unissued checks are safeguarded so as to prevent unauthorized access.

(7)  Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(d)	Investor remittances and reporting.

(1)  Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

(2)  Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(3)  Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

(4)  Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

(e)	Mortgage Loan administration.

(1)  Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

(2)  Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(3)  Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(4)  Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(5)  The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

(6)  Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related mortgage loan documents.

(7)  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(8)  Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(9)  Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

(10)  Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

(11)  Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

(12)  Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

(13)  Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(14)  Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

(15)  Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT I

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit I is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit I and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1108(b) and (c)

Provide the following information with respect to each servicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-a description of the Owner’s form of organization;

-a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Servicer that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including whether any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Servicer, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Servicer, and the extent of outsourcing the Servicer uses;

-a description of any material changes to the Servicer’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-information regarding the Servicer’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Pass-Through Transfer, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and the Servicer’s processes and procedures designed to address such factors;

-statistical information regarding principal and interest advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio for the past three years; and

-the Owner’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1117

-describe any legal proceedings pending against the Servicer or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

-describe any affiliations of the Servicer, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Pass-Through Transfer.

Item 1119(b)

-describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer, between the Servicer, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

-describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Pass-Through Transfer, including the material terms and approximate dollar amount involved, between the Servicer, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

EXHIBIT J

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

SERVICING CRITERIA TO BE ADDRESSED
IN ASSESSMENT OF COMPLIANCE
(RMBS unless otherwise noted)

Key:
X - obligation

Where there are multiple checks for criteria the attesting party will identify in their management assertion that they are attesting only to the portion of the distribution chain they are responsible for in the related transaction agreements.

RegAB Reference	Servicing Criteria	Servicers
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF OWNER] [NAME OF SUBSERVICER]
Date:

By:
Name:
Title:

EXHIBIT K

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.
The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.
The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.
Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.	Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.
* For escrow advances - complete payment history
(to calculate advances from last positive escrow balance forward)
* Other expenses -  copies of corporate advance history showing all payments
* REO repairs > $1500 require explanation
* REO repairs >$3000 require evidence of at least 2 bids.
* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate
* Unusual or extraordinary items may require further documentation.
13.                         The total of lines 1 through 12.
Credits:

14-21.                    Complete as applicable. Required documentation:
* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney
Letter of Proceeds Breakdown.
* Copy of EOB for any MI or gov't guarantee
* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.                          The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________	Date: _______________
Phone: ______________________	Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale     Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes      No

If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:
(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ ______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney's Fees	________________	(4)
(5)	Taxes	________________	(5)
(6)	Property Maintenance	________________	(6)
(7)	MI/Hazard Insurance Premiums	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	$________________	(12)
	Cash for Keys__________________________	________________
	HOA/Condo Fees_______________________	________________
	______________________________________	________________
	______________________________________	________________
Total Expenses		$ _______________	(13)
Credits:
(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance Proceeds	________________	(18)
HUD Part A		________________	(18a)
HUD Part B		________________	(18b)
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________	(21)
_________________________________________		_________________
_________________________________________		_________________
Total Credits		$________________	(22)
Total Realized Loss (or Amount of Gain)		$________________	(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

EXHIBIT I-3

EMC MORTGAGE CORPORATION
Purchaser,

NATIONAL CITY MORTGAGE COMPANY
Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT
Dated as of October 1, 2001

(Fixed and Adjustable Rate Mortgage Loans)

ARTICLE I

Section 1.01 Defined Terms

ARTICLE II

Section 2.01 Agreement to Purchase
Section 2.02 Purchase Price
Section 2.03 Servicing of Mortgage Loans
Section 2.04 Record Title and Possession of Mortgage Files;
Maintenance of Servicing Files
Section 2.05 Books and Records
Section 2.06 Transfer of Mortgage Loans
Section 2.07 Delivery of Mortgage Loan Documents
Section 2.08 Quality Control Procedures
Section 2.09 Near-term Principal Prepayments; Near Term Payment Defaults
ARTICLE III

Section 3.01 Representations and Warranties of the Company
Section 3.02 Representations and Warranties as to
Individual Mortgage Loans
Section 3.03 Repurchase; Substitution
Section 3.04 Representations and Warranties of the Purchaser
ARTICLE IV

Section 4.01 Company to Act as Servicer
Section 4.02 Collection of Mortgage Loan Payments
Section 4.03 Realization Upon Defaulted Mortgage Loans
Section 4.04 Establishment of Custodial Accounts;
Deposits in Custodial Accounts
Section 4.05 Permitted Withdrawals from the
Custodial Account
Section 4.06 Establishment of Escrow Accounts;
Deposits in Escrow Accounts
Section 4.07 Permitted Withdrawals From Escrow Account
Section 4.08 Payment of Taxes, Insurance and Other
Charges; Maintenance of Primary Mortgage
Insurance Policies; Collections Thereunder
Section 4.09 Transfer of Accounts
Section 4.10 Maintenance of Hazard Insurance
Section 4.11 Maintenance of Mortgage Impairment
Insurance Policy
Section 4.12 Fidelity Bond, Errors and Omissions
Insurance
Section 4.13 Title, Management and Disposition of REO Property
Section 4.14 Notification of Maturity Date

ARTICLE V

Section 5.01 Distributions
Section 5.02 Statements to the Purchaser
Section 5.03 Monthly Advances by the Company
Section 5.04 Liquidation Reports

ARTICLE VI

Section 6.01 Assumption Agreements
Section 6.02 Satisfaction of Mortgages and Release
of Mortgage Files
Section 6.03 Servicing Compensation
Section 6.04 Annual Statement as to Compliance
Section 6.05 Annual Independent Certified Public
Accountants’ Servicing Report
Section 6.06 Purchaser’s Right to Examine Company Records

ARTICLE VII

Section 7.01 Company Shall Provide Information as Reasonably
Required

ARTICLE VIII

Section 8.01 Indemnification; Third Party Claims
Section 8.02 Merger or Consolidation of the Company
Section 8.03 Limitation on Liability of the Company and Others
Section 8.04 Company Not to Assign or Resign
Section 8.05 No Transfer of Servicing
ARTICLE IX

Section 9.01 Events of Default
Section 9.02 Waiver of Defaults

ARTICLE X

Section 10.01 Termination

ARTICLE XI

Section 11.01 Successor to the Company
Section 11.02 Amendment
Section 11.03 Recordation of Agreement
Section 11.04 Governing Law
Section 11.05 Notices
Section 11.06 Severability of Provisions
Section 11.07 Exhibits
Section 11.08 General Interpretive Principles
Section 11.09 Reproduction of Documents
Section 11.10 Confidentiality of Information
Section 11.11 Recordation of Assignment of Mortgage
Section 11.12 Assignment by Purchaser
Section 11.13 No Partnership
Section 11.14 Execution: Successors and Assigns
Section 11.15 Entire Agreement
Section 11.16 No Solicitation
Section 11.17 Closing
Section 11.18 Cooperation of Company with Reconstitution

EXHIBITS
A	Contents of Mortgage File
B	Custodial Account Letter Agreement
C	Escrow Account Letter Agreement
D	Form of Assignment, Assumption and Recognition Agreement
E	Form of Trial Balance
F	[reserved]
G	Request for Release of Documents and Receipt
H	Company’s Underwriting Guidelines
I	Form of Term Sheet

This is a Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001 and is executed between EMC MORTGAGE CORPORATION, as Purchaser (the "Purchaser"), and NATIONAL CITY MORTGAGE COMPANY (the "Company").

W I T N E S S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis, pursuant to the terms of this Agreement and the related Term Sheet.

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or Ohio, or (iii) a day on which banks in the State of New York or Ohio are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet, which are expected to be the dates set forth in the related Confirmation.

Code:  The Internal Revenue Code of 1986, or any successor statute thereto.

Company: National City Mortgage Company, their successors in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The Trade Confirmation Letter between the Purchaser and the Company which relates to the Mortgage Loans.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Moody’s and “A” or higher by either Standard & Poor’s or Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: National City Bank Ohio, or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled " National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

GAAP: Generally accepted accounting principles, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lender Primary Mortgage Insurance Policy: Any Primary Mortgage Insurance Policy for which premiums are paid by the Company.

Lender Paid Mortgage Insurance Rate: The Lender Paid Mortgage Insurance Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

Lifetime Rate Cap: As to each Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Rate, if any.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Company's Mortgage Loan identifying number;

(2) the Mortgagor's first and last name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5) the type of residential property constituting the Mortgaged Property;

(6)	the original months to maturity of the Mortgage Loan;

(7) the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10) the Origination Date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16)  a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17)  a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

(19) the date on which the first payment is or was due;

(20)	a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(21)	a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(22)	a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(23)	the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(24)	product type (i.e. fixed, 3/1, 5/1, etc.);

(25)	credit score and/or mortgage score, if applicable;

(26)	the Lender Paid Mortgage Insurance Rate;

(27)	a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof; and

(28)         the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5)  the weighted average months to next Adjustment Date;

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

Periodic Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances of all of the Mortgage Loans and Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Moody’s Investors Service, Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: As set forth in the related Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

ARTICLE II

SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage       Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan has been reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 270th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 Near-term Principal Prepayments; Near Term Payment Defaults

In the event any Principal Prepayment is made by a Mortgagor on or prior to sixty (60) days after the related Closing Date, the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment by the Company.

In the event any of the first two (2) scheduled Monthly Payments which are due under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser’s sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)  Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(o)  The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

(a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual Interest Paid to Date of their related Cut-off Date(or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy, Lender Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; the Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain balloon or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are “interest-only” Mortgage Loans or “negative amortization” Mortgage Loans. With the respect to each adjustable rate Mortgage Loan, each Mort-gage Note requires a monthly payment which is suffi-cient (a) during the period prior to the first adjust-ment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjust-ment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With the respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provi-sions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

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(hh) Unless set forth in the related Term Sheet, in the event the Mortgage Loan had an LTV at origination greater than 80.00%, either (i) the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer or (ii) the Mortgage Loan was insured as to payment defaults by a Lender Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, as applicable, have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. Any Mortgage Loan subject to a Lender Primary Mortgage Insurance Policy obligates the Company to maintain the Lender Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; With respect to any Primary Mortgage Insurance Policy, the mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium;

(ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj) Unless otherwise specified in the related Term Sheet, none of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property is used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(ll) As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo) No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp) The Mortgagor for each Mortgage Loan is a natural person;

(qq) None of the Mortgage Loans are Co-op Loans;

(rr)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(ss)  With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage; and

(ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser’s sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

Section 3.04 Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

(a) The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

(b) The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

(c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d) There is no litigation pending or to the best of the Purchaser’s knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer and Lender Primary Mortgage Insurance Policy insurer, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contriburions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy and Lender Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

In no event will the Company waive its right to any prepayment penalty or premium without the prior written consent of Purchaser and Company will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty rider to the Mortgage.

Section 4.03 Realization Upon Defaulted Mortgage

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated or a notice of default sent within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account, which shall be deposited within 24 hours of receipt, shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments on the Mortgage Loans;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii) all Liquidation Proceeds;

(iv) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

(v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii) any Monthly Advances;

(viii) with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix) any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

(x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05 Permitted Withdrawals From the CustodialAccount.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii) to remove funds inadvertently placed in the Custodial Account by the Company; and

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts;
Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)  to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment
Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by an insurer acceptable to Fannie Mae or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions
Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. The fee for such administrative services shall be $2,000 to be paid upon liquidation of the REO Property. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Company shall provide the Purchaser with the following information regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, plus (iv) unless otherwise stated in the related Confirmation or related Term Sheet, any amount received by the Company that represents a prepayment penalty with respect to a Mortgage Loan, minus (v) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be nonrecoverable. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Company will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Company beginning in March 2002, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Purchaser upon request.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

Within ninety (90) days of Company's fiscal year end beginning in March 2002 the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provided Purchaser with copies of its audited financial statements.

Section 6.06 Purchaser's Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the federal government, FDIC, or any other similar regulations.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01 Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement such periodic, special or other reports, information or documentation, not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. Such periodic, special or other reports, information or documentation furnished to the Purchaser at the Purchaser’s request pursuant to the preceding sentence shall be at the expense of the Purchaser. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing; provided, further, however, that the Company shall give sixty (60) days written notice to the Purchaser of any merger, conversion or consolidation to which the Company shall be a party, or of any Person succeeding to the business of the Company, and the Purchaser, at it sole option, shall make the determination as to whether such successor of the Company shall continue to service the Mortgage Loans hereunder.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i) if to the Company:

National City Mortgage Company
3232 Newmark Drive
Miamisburg, Ohio 45342
Attention: Sheila N. Hansford
Telecopier No.: (937) 910-4137

Servicing contact:

National City Mortgage Company
3232 Newmark Drive
Miamisburg, Ohio 45342
Attention: T. Jackson Case

(ii)  if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Mr. Edward Raice
Telecopier No.: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
245 Park Avenue
New York, New York 10167
Attention: Mary Haggerty

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)  the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment by Purchaser.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Execution: Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements, and customer portfolio and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. From and after the Closing Date, the Purchaser agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Purchaser’s behalf, to personally by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Company,. In addition, the Purchaser or any of its affiliates shall not solicit any Mortgagor for any other financial products or services. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Purchasr or any affiliate of the Purchaser which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16 The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affiliates for disclosure contained in any offering document relating to the Company or its affiliates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information. With respect to each Pass-Through Transfer, the Purchaser shall provide thirty (30) days notice of such transfer, unless otherwise agreed by the parties in the related Confirmation. With respect to each Whole Loan Transfer, limits on frequency of Reconstitution may be provided in the related Confirmation or related Term Sheet for the related Mortgage Loans.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION
Purchaser

By:________________________
Name:
Title:

NATIONAL CITY MORTGAGE COMPANY
Company

By: _______________________
Name:
Title:

EXHIBIT A
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if required.

4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9.   Reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11. Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal).

20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

______________, 2001

To: [_______________________]
(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001 (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as " National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

NATIONAL CITY MORTGAGE COMPANY
By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[___________________________]By:____________________________

By:
Name:
Title:

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
_____________, 2001

To: [_______________________]
(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of October 1, 2001 (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

NATIONAL CITY MORTGAGE COMPANY

By:____________________________
Name:__________________________
Title:_________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[______________________]

By:______________________________
Name:____________________________
Title:___________________________

EXHIBIT D

FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200__, among EMC Mortgage Corporation (the “Assignor”), ___________________ (the “Assignee”), and _______________________ (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable Company, in blank, and an assignment of mortgage in recordable form from the applicable Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h) Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)
Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(e)
No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a) In the case of Company,

____________________
____________________
____________________
____________________
____________________

With a copy to ______________________________________.

(b)	In the case of Assignor,

____________________
____________________
____________________
____________________
____________________

(c) In the case of Assignee,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Mr. Edward Raice
Telecopier No.: (972) 444-2810

with a copy to:

___________________
245 Park Avenue
New York, New York 10167
Attention: ___________
Telecopier No.: (212) 272-____

8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15.	The Company and Assignor hereby amend the Purchase Agreement as follows:

(a) The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator: ________________________

Supplemental PMI Insurer: ________________________

Supplemental PMI Policy: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:  ________________________

(b) The following definition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d) Clause (vi) of Section 6.1 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor

By:
Name:
Title:

Assignee

By:
Name:
Title:

Company

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

FORM OF TRIAL BALANCE

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE: Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
Signature
___________________________________
Title

Send documents to: _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:________________

By:________________________________
Signature

_______________________________
Title

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between National City Mortgage Company, a ________ corporation, located at 3232 Newmark Drive, Miamisburg, Ohio 45342 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at ______________ (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of October 1, 2001, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1. Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:

Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans: [None]

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

NATIONAL CITY MORTGAGE COMPANY

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

SCHEDULE I

MORTGAGE LOAN SCHEDULE

AMENDMENT REG AB

TO THE PURCHASE, WARRANTIES AND SERVICING AGREEMENT

This is Amendment Reg AB (the “Amendment Reg AB”), dated as of March 1, 2006 (the “Amendment Date”), by and between EMC Mortgage Corporation (the “Purchaser”), and National City Mortgage, Co. (the “Company”) to that certain Seller’s Purchase, Warranties and Servicing Agreement dated as of October 1, 2001 between the Company and the Purchaser (the “Agreement”).

W I T N E S S E T H

WHEREAS, the Company and the Purchaser have agreed, subject to the terms and conditions of this Amendment Reg AB that the Agreement be amended to reflect certain agreed upon revisions to the terms of the Agreement.

Accordingly, the Company and the Purchaser hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Agreement is hereby amended as follows:

DEFINED TERMS

[Capitalized terms not defined are presumed to be defined in the applicable Agreement.]

Commission: The United States Securities and Exchange Commission.

Company Information: As defined in Section 7(a).

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Exchange Act. The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company. For the avoidance of doubt, a “Qualified Correspondent” includes a “table broker” or mortgage lender that originates loans underwritten and funded by the Company or an Affiliate of the Company.

Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

Reconstitution Agreement: Any servicing agreement relating to a Reconstitution.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer: As defined in Section 3(c).

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete material functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB; provided, however, that the term “Subservicer” shall not include any master servicer, or any special servicer other than the Company engaged at the request of a Depositor, Purchaser or investor in a Securitization Transaction, nor any “back-up servicer” or trustee performing servicing functions on behalf of a Securitization Transaction.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company and shall not include a mortgage broker that does not fund loans.

Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

ARTICLE 1
COMPLIANCE WITH REGULATION AB

Section 1 Intent of the Parties.

The Purchaser and the Company acknowledge and agree that the purpose of Article 1 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings and will provide such comparable disclosure in unregistered offerings to the extent such disclosure becomes consistent with industry practice. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings. Neither the Purchaser nor any Depositor shall exercise its right to request (if any request is required) delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the provisions of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with reasonable requests made by the Purchaser, any Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate as set forth herein with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

Section 2 Additional Representations and Warranties of the Company.

(a) The Company shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Section 3 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date and unless otherwise disclosed in such information provided under Section 3: (i) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (ii) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (iv) no material changes to the Company’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction; (v) there are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (v) there are no material legal or governmental proceedings pending (or known to be contemplated by Government authorities) against the Company, or to the knowledge of the Company, any Subservicer or any Third-Party Originator; and (vi) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Section 3, the Company shall, within five business days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

Section 3 Information to Be Provided by the Company.

In connection with any Securitization Transaction the Company shall (i) within five business days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing, or in a mutually agreed upon electronic format, and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a), (b), (c) and (f) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (in writing, or in a mutually agreed upon electronic format, and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

(a) If so requested by the Purchaser or any Depositor, the Company shall provide (or cause each Third-Party Originator or Subservicer, as applicable, to provide) such information, as mutually agreed upon by the Purchaser or any Depositor and the Company (or such Third-Party Originator or Subservicer, as applicable), regarding (i) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, and (iii) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A) the originator’s form of organization;

(B) a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be materialin the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C) a description of any material legal proceedings pending (or known to be contemplated by governmental authorities) against the Company, or to the knowledge of the Company, each Third-Party Originator and each Subservicer; and

(D) a description of any affiliation or relationship between the Company, each Third-Party Originator, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified and noticed to the Company by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1) the sponsor;
(2) the depositor;
(3) the issuing entity;
(4) any servicer;
(5) any trustee;
(6) any originator;
(7) any significant obligor;
(8) any enhancement or support provider; and
(9) any other material transaction party.

(b) If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (.pdf) file, or other such electronic format as mutually agreed upon by the Purchaser or the Depositor and the Company, as applicable.

Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the Purchaser or Depositor, as applicable (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction[, and shall also be addressed to and for the benefit of the Company, its assignees and such Third-Party Originator. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(c) If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and cause each Subservicer to so provide such information (each of the Company and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum:

(A) the Servicer’s form of organization;

(B) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1) whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction;
(2) the extent of outsourcing the Servicer utilizes;
(3) whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction; and
(4) whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and
(5) such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C) a description of any material changes during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D) information regarding the Servicer’s financial condition, to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition would have a material impact on pool performance or on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E) information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F) a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G) a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

(H) information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(d) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, at the time the Company knows or should have known of any of the circumstances in subsection (i) of this paragraph, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation proceedings pending or governmental proceedings known to be contemplated against the Company, any Subservicer or any Third-Party Originator, as applicable, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

All notification pursuant to this Section 3(d) should be sent to EMC by e-mail to regABnotifications@bear.com. In addition, each such notice other than those pursuant to Section 3(d)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 3(d)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

(e) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least fifteen calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to the related Securitization Transaction.

(f) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, if so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the performance or servicing of the Mortgage Loans as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB as applicable to the Company. The Company shall also provide a monthly report, in the form of Exhibit C hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit D with respect to defaulted mortgage loans and Exhibit E, with respect to realized losses and gains, with each such report. Such information shall be provided concurrently with the monthly reports otherwise required to be delivered by the servicer under this Agreement, commencing with the first such report due not less than ten Business Days following such request.

(g) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):
(i) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(ii) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(iii) information regarding any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

(h) The Company shall provide, as may be reasonably requested by the Purchaser, any Master Servicer or any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder to the Purchaser, any Master Servicer and any Depositor.

Section 4 Servicer Compliance Statement.

On or before March 1 of each calendar year, commencing in 2007, the Company shall deliver to the Purchaser, any Master Servicer and any Depositor a statement of compliance addressed to the Purchaser, such Master Servicer and such Depositor and signed by an authorized officer of the Company, to the effect that (i) a review of the Company’s activities as servicer during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 5 Report on Assessment of Compliance and Attestation.

(a) On or before March 1 of each calendar year, commencing in 2007, the
Company shall:

(i) deliver to the Purchaser, any Master Servicer and any Depositor a report (in form and substance reasonably satisfactory to the Purchaser, such Master Servicer and such Depositor) regarding the Company’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser, such Master Servicer and such Depositor and signed by an authorized officer of the Company, and shall address each of the applicable Servicing Criteria specified on Exhibit B hereto;

(ii) deliver to the Purchaser, any Master Servicer and any Depositor a report of a registered public accounting firm reasonably acceptable to the Purchaser, such Master Servicer and such Depositor that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii) cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 6(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section; and

(iv) deliver and cause each Subservicer and Subcontractor described in clause (iii) to provide to the Purchaser, any Master Servicer any Depositor and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification signed by the appropriate officer of the Company in the form attached hereto as Exhibit A; provided that such certification delivered by the Company may not be filed as an exhibit to, or included in, any offering document or registration statement.

The Company acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

(b) Each assessment of compliance provided by a Subservicer pursuant to
Section 5(a)(i) shall address each of the Servicing Criteria specified on Exhibit B hereto. An assessment of compliance provided by a Subcontractor pursuant to Section 5(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to Section 6.

Section 6 Use of Subservicers and Subcontractors.

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section.

(a) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 2, 3(c), (e), (f) and (g), 4, 5, and 07 of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 3(d) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 4, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 5 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 5 as and when required to be delivered.

(b) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as a master servicer or administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 5 and 7 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subcontractor under Section 5, in each case as and when required to be delivered.

Section 7 Indemnification; Remedies.

(a) The Company shall indemnify the Purchaser and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and the Depositor (each, an “Indemnified Party”), and shall hold each of them (each, an “Indemnified Party”) harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material provided under this Article 1 by or on behalf of the Company, or provided under this Article 1 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under this Article I, including particularly the failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article I, including any failure by the Company to identify pursuant to Section 6(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB; or

(iii) any breach by the Company of a representation or warranty set forth in Section 2(a) or in a writing furnished pursuant to Section 2(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(b) to the extent made as of a date subsequent to such closing date; or

(iv) if the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in clause (a)(ii) of this Section, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(b)          (i) Any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article I, or any breach by the Company of a representation or warranty set forth in Section 2(a) or in a writing furnished pursuant to Section 2(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(b) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, if such failure or breach is not cured within two (2) Business Days after the Company receives written notice of such failure or breach (which may be provided by e-mail), and shall entitle the Purchaser or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Company except for reimbursing the Company for any servicing advances that the Company actually made as servicer pursuant to this Agreement and rights arising prior to such termination (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction); provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(ii) Any failure by the Company, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 4 or 5, including any failure by the Company to identify pursuant to Section 6(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten calendar days after the date of written notice from the Master Servicer shall constitute an Event of Default (notwithstanding any other provision in this Agreement or any Reconstitution Agreement to the contrary) with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser, any Master Servicer or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company except for reimbursing the Company for any servicing advances that the Company actually made as servicer pursuant to this Agreement and rights arising prior to such termination; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(iii) The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

(c) Notification and Cooperation. The parties hereto further agree, and any Indemnified Party not a party hereto is deemed to agree, as a condition to its reliance on such indemnification, that the Company’s indemnification obligations under this Section 7 are subject to the following terms and conditions:

(i) An Indemnified Party seeking indemnification hereunder shall give written notice to the Company within a reasonable time after the Indemnified Party receives notice of an indemnifiable claim provided that failure to give such notice within a reasonable time shall not invalidate the Company’s obligations to indemnify such Indemnified Party except if, and then only to the extent that, such failure materially prejudices the Indemnifying Party or its ability to defend such claim, and the Indemnifying Party shall have the burden of proving such material prejudice;
(ii) The Company shall undertake the defense of the action or claim with counsel or other representatives of its own choosing and reasonably acceptable to the Indemnified Party (which counsel shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party);
(iii) The Indemnified Party shall have the right to participate and assist in, but not control, the defense of such claim and employ separate counsel in any action or claim, at the expense of the Indemnified Party (i.e., at its own expense), provided that if the interests of the Company and the Indemnified Party diverge, the Indemnified Party shall be entitled to separate counsel at the Company’s expense, provided such expense is reasonable; and
(iv) The Company shall not settle or compromise any claim suit or action against the Indemnified Party without the express prior written consent of the Indemnified Party.

(d) Exclusive Remedy. Except for remedies under the Agreement and remedies that cannot be waived as a matter of law and injunctive relief, the rights under this Section 7 shall be the exclusive remedy for breaches of this Section 7 (including any covenant, obligation, representation or warranty contained herein or therein).

(e) Limitations. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated under this Section 7 to indemnify an Indemnified Party otherwise entitled to indemnity hereunder in respect of any indemnifiable claims or losses to the extent that such claims or losses result directly from the willful misconduct, bad faith or negligent acts of the Indemnified Party.

(f) The parties hereto agree that any written notice under this Section 7 may be made via email.

Section 8 Third Party Beneficiary.

For purposes of this Article I and any related provisions thereto, each Master Servicer shall be considered a third-party beneficiary of this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

NATIONAL CITY MORTGAGE CO. (Seller)

By:
Name:	Kelly C. Johnson
Title:	Senior Vice President

EMC MORTGAGE CORPORATION (Purchaser)

By:
Name:
Title:

EXHIBIT A

FORM OF ANNUAL CERTIFICATION

Re:	The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made , not misleading with respect to the period of time covered by the Company Servicing Information;

(3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement; and

(5) The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor “participating in the servicing function” pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date: ________________________
By:  _________________________
Name:  _______________________
Title:  ________________________

EXHIBIT B

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Company [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) were prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) were reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT C

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

EXHIBIT D

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting
Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

EXHIBIT E

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.             The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.             The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.             Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.       Complete as applicable. Required documentation:

*      For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

*      For escrow advances - complete payment history

        (to calculate advances from last positive escrow balance forward)

*      Other expenses -  copies of corporate advance history showing all payments

*      REO repairs > $1500 require explanation

*      REO repairs >$3000 require evidence of at least 2 bids.

*      Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

*       Unusual or extraordinary items may require further documentation.

13.           The total of lines 1 through 12.

3.  Credits:

14-21.     Complete as applicable. Required documentation:

*       Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

          Letter of Proceeds Breakdown.

*       Copy of EOB for any MI or gov't guarantee

*       All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.           The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale     Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes      No

If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

EXHIBIT I-4

WACHOVIA SERVICING AGREEMENT

EXHIBIT I-5

EXECUTION COPY
October 28, 2004

EMC MORTGAGE CORPORATION

Purchaser

and

WELLS FARGO BANK, N.A.

Company

______________________________________________________

AMENDED AND RESTATED MASTER
SELLER'S WARRANTIES AND SERVICING AGREEMENT

Dated as of November 1, 2005

______________________________________________________

Fixed Rate and Adjustable Rate Mortgage Loans

ARTICLE I
DEFINITIONS
ARTICLE II
CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS
ARTICLE III
REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH
ARTICLE IV
ADMINISTRATION AND SERVICING OF MORTGAGE LOANS
ARTICLE V
PAYMENTS TO PURCHASER
ARTICLE VI
GENERAL SERVICING PROCEDURES
ARTICLE VII
COMPANY TO COOPERATE
ARTICLE VIII
THE COMPANY
ARTICLE IX
SECURITIZATION TRANSACTIONS; WHOLE LOAN TRANSFERS AND AGENCY TRANSFERS
ARTICLE X
DEFAULT
ARTICLE XI
TERMINATION
ARTICLE XII
MISCELLANEOUS PROVISIONS

EXHIBITS

Exhibit A	Form of Assignment and Conveyance Agreement
Exhibit B	Custodial Agreement
Exhibit C	Contents of Each Retained Mortgage File, Servicing File and Custodial Mortgage File
Exhibit D	Servicing Criteria
Exhibit E	Form of Sarbanes Certification
Exhibit F	Form of Sarbanes-Oxley Back-Up Certification
Exhibit G	Form of Assignment, Assumption and Recognition Agreement
Exhibit H	Electronic Data File

This is an Amended and Restated Master Seller's Warranties and Servicing Agreement for residential first mortgage loans, dated and effective as of November 1, 2005, and is executed between EMC Mortgage Corporation, as purchaser (the "Purchaser"), and Wells Fargo Bank, N.A., as seller and servicer (the "Company").

W I T N E S S E T H

WHEREAS, the Purchaser has agreed to purchase from the Company and the Company has agreed to sell to the Purchaser from time to time (each a “Transaction”) certain residential Mortgage Loans which shall be delivered as whole loans (each a “Loan Package”) on various dates (each a “Closing Date”) as provided for in certain Assignment and Conveyance Agreements by and between the Purchaser and the Company as executed from time to time; and
WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule; and

WHEREAS, the Purchaser and the Company wish to prescribe the manner of purchase of the Mortgage Loans and the conveyance, servicing and control of the Mortgage Loans.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Whenever used herein, the following words and phrases, unless the content otherwise requires, shall have the following meanings:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note and Mortgage.

Agency/Agencies: Fannie Mae, Freddie Mac or GNMA, or any of them as applicable.

Agency Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to an Agency which sale or transfer is not a Securitization Transaction or Whole Loan Transfer.

Agreement: This Amended and Restated Master Seller's Warranties and Servicing Agreement and all amendments hereof and supplements hereto.

ALTA: The American Land Title Association or any successor thereto.

Appraised Value: With respect to any Mortgage Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Mortgage Loan as the value of the related Mortgaged Property, or (ii) the purchase price paid for the Mortgaged Property, provided, however, in the case of a refinanced Mortgage Loan, such value shall be based solely on the appraisal made in connection with the origination of such Mortgage Loan.

Assignment and Conveyance Agreement: With respect to each Transaction, the agreement between the Purchaser and the Company conveying to the Purchaser all the right, title and interest of the Company in and to the related Mortgage Loans listed on the related Mortgage Loan Schedule, a form of which is attached hereto as Exhibit A.

Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser or if the related Mortgage has been recorded in the name of MERS or its designee, such actions as are necessary to cause the Purchaser to be shown as the owner of the related Mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS, including assignment of the MIN Number which will appear either on the Mortgage or the Assignment of Mortgage to MERS.

Assignment of Mortgage Note and Pledge Agreement: With respect to a Cooperative Loan, an assignment of the Mortgage Note and Pledge Agreement.

Assignment of Proprietary Lease: With respect to a Cooperative Loan, an assignment of the Proprietary Lease sufficient under the laws of the jurisdiction wherein the related Cooperative Apartment is located to effect the assignment of such Proprietary Lease.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the states where the parties are located or are authorized or obligated by law or executive order to be closed.

Buydown Agreement: An agreement between the Company and a Mortgagor, or an agreement among the Company, a Mortgagor and a seller of a Mortgaged Property or a third party with respect to a Mortgage Loan which provides for the application of Buydown Funds.

Buydown Funds: In respect of any Buydown Mortgage Loan, any amount contributed by the seller of a Mortgaged Property subject to a Buydown Mortgage Loan, the buyer of such property, the Company or any other source, plus interest earned thereon, in order to enable the Mortgagor to reduce the payments required to be made from the Mortgagor’s funds in the early years of a Mortgage Loan.

Buydown Mortgage Loan: Any Mortgage Loan in respect of which, pursuant to a Buydown Agreement, (i) the Mortgagor pays less than the full Monthly Payments specified in the Mortgage Note for a specified period, and (ii) the difference between the payments required under such Buydown Agreement and the Mortgage Note is provided from Buydown Funds.

Buydown Period: The period of time when a Buydown Agreement is in effect with respect to a related Buydown Mortgage Loan.

Closing Date: The date or dates, set forth in the related Commitment Letter, on which from time to time the Purchaser shall purchase and the Company shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule for each Transaction.

Code: The Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

Commission: The United States Securities and Exchange Commission.

Commitment Letter: The commitment letter executed in relation to each Transaction that sets forth, among other things, the Purchase Price for the related Mortgage Loans.

Company: Wells Fargo Bank, N.A., or its successor in interest or assigns, or any successor to the Company under this Agreement appointed as herein provided.

Company Information: As defined in Section 9.01(f)(i)(A).

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Cooperative: The entity that holds title (fee or an acceptable leasehold estate) to all of the real property that the Project comprises, including the land, separate dwelling units and all common areas.

Cooperative Apartment: The specific dwelling unit relating to a Cooperative Loan.

Cooperative Lien Search: A search for (a) federal tax liens, mechanics’ liens, lis pendens, judgments of record or otherwise against (i) the Cooperative, (ii) the seller of the Cooperative Apartment and (iii) the Company if the Cooperative Loan is a refinanced Mortgage Loan, (b) filings of financing statements and (c) the deed of the Project into the Cooperative.

Cooperative Loan: A Mortgage Loan that is secured by Cooperative Shares and a Proprietary Lease granting exclusive rights to occupy the related Cooperative Apartment.

Cooperative Shares: The shares of stock issued by a Cooperative, owned by the Mortgagor, and allocated to a Cooperative Apartment.

Covered Loan: A Mortgage Loan categorized as “Covered” pursuant to the Standard & Poor’s Glossary for File Format for LEVELS® Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

Custodial Account: The separate account or accounts created and maintained pursuant to Section 4.04.

Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, a form of which is annexed hereto as Exhibit B.

Custodial Mortgage File: The items referred to as items (1), (2), (4), (5) and (10) in Exhibit C annexed hereto to be delivered by the Company to the Custodian on the related Closing Date with respect to a particular Mortgage Loan, and any additional documents required to be added to the Custodial Mortgage File and delivered to the custodian pursuant to this Agreement.

Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement as provided therein.

Cut-off Date: With respect to each Transaction, the first day of the month in which the related Closing Date occurs.

Deleted Mortgage Loan: A Mortgage Loan which is repurchased by the Company in accordance with the terms of this Agreement and which is, in the case of a substitution pursuant to Section 3.03, replaced or to be replaced with a Qualified Substitute Mortgage Loan.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Determination Date: The Business Day immediately preceding the related Remittance Date.

Due Date: The first day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of the Remittance Date and ending in the first day of the month of the Remittance Date.

Electronic Data File: The final electronic file of the Mortgage Loans, in relation to each Transaction, provided by Company to the Purchaser on or before the related Closing Date.

Errors and Omissions Insurance Policy: An errors and omissions insurance policy to be maintained by the Company pursuant to Section 4.12.

Escrow Account: The separate account or accounts created and maintained pursuant to Section 4.06.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 10.01.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Fannie Mae: The Federal National Mortgage Association or any successor thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor thereto.

Gross Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which is added to the Index in order to determine the related Interest Rate, as set forth in the Mortgage Loan Schedule.

High Cost Loan: A Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, (b) a “high cost home,” “threshold,” “covered,” “high risk home,” “predatory” or similar loan under any other applicable state, federal or local law or (c) a Mortgage Loan categorized as “High Cost” pursuant to the Standard & Poor’s Glossary for File Format for LEVELS® Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

Home Loan: A Mortgage Loan categorized as “Home Loan” pursuant to the Standard & Poor’s Glossary for File Format for LEVELS® Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

Incremental Interest: As to any Incremental Rate Mortgage Loan, the amount of interest accrued on such Mortgage Loan attributable to the Incremental Rate; provided, however, that with respect to any payment of interest received in respect of such a Mortgage Loan (whether paid by the Mortgagor or received as Liquidation Proceeds or otherwise) which is less than the full amount of interest then due with respect to such Mortgage Loan, only that portion of such payment of interest that bears the same relationship to the total amount of such payment of interest as the Incremental Rate, if any, in respect of such Mortgage Loan bears to the Mortgage Interest Rate shall be allocated to the Incremental Interest with respect thereto.

Incremental Rate: For an Incremental Rate Mortgage Loan, the per annum increase to the initial Mortgage Interest Rate set forth in the addendum to the related Mortgage Note, which increase takes effect upon the occurrence of certain specified conditions prior to the first Adjustment Date and remains in effect until the first Adjustment Date.

Incremental Rate Mortgage Loan: A Mortgage Loan for which the related Mortgage Note includes an addendum that allows for an increase to the initial Mortgage Interest Rate upon the occurrence of certain specified conditions.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest thereon.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Interest Only Mortgage Loan: A Mortgage Loan for which an interest-only payment feature is allowed during the interest-only period set forth in the related Mortgage Note.

Lender Paid Mortgage Insurance Policy or LPMI Policy: A PMI Policy for which the Company pays all premiums from its own funds, without reimbursement therefor.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original loan amount of the Mortgage Loan at its origination (unless otherwise indicated) to the Appraised Value of the Mortgaged Property.

MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System

MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

MIN: Mortgage Identification Number used to identify mortgage loans registered under MERS.

Monthly Advance: The portion of each Monthly Payment that is delinquent with respect to each Mortgage Loan at the close of business on the Determination Date, required to be advanced by the Company pursuant to Section 5.03 on the Business Day immediately preceding the Remittance Date of the related month.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan or in the case of an Interest Only Mortgage Loan, payments of (i) interest, or (ii) principal and interest, if applicable, on a Mortgage Loan.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note or the Pledge Agreement securing the Mortgage Note for a Cooperative Loan.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note in accordance with the provisions of the Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Retained Mortgage File, the Custodial Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

Mortgage Loan Documents: With respect to a Mortgage Loan, the original related Mortgage Note with applicable addenda and riders, the original related Security Instrument and the originals of any required addenda and riders, the original related Assignment and any original intervening related Assignments, the original related title insurance policy and evidence of the related PMI Policy, if any.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule: With respect to each Transaction, a schedule of Mortgage Loans, which shall be attached to the related Assignment and Conveyance Agreement, setting forth the following information with respect to each Mortgage Loan: (1) the Company’s Mortgage Loan number; (2) the city state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four-family residence, a Cooperative Loan, planned unit development or condominium; (4) the current Mortgage Interest Rate; (5) the current net Mortgage Interest Rate; (6) the current Monthly Payment; (7) the Gross Margin; (8) the original term to maturity; (9) the scheduled maturity date; (10) the principal balance of the Mortgage Loan as of the related Cut-off Date after deduction of payments of principal due on or before the related Cut-off Date whether or not collected; (11) the Loan-to-Value; (12) the next Adjustment Date; (13) the lifetime Mortgage Interest Rate cap; (14) whether the Mortgage Loan is convertible or not; (15) a code indicating the mortgage guaranty insurance company; (16) a code indicating whether the Mortgage Loan contains pledged assets; (17) a code indicating whether the Mortgage Loan has balloon payments; (18) a code indicating whether the Mortgage Loan is an Interest Only Mortgage Loan; (16) a field indicating whether the Mortgage Loan is a Home Loan; and (17) the Servicing Fee.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note, or with respect to a Cooperative Loan, the Cooperative Apartment.

Mortgagor: The obligor on a Mortgage Note.

Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or the President or a Vice President or an Assistant Vice President and certified by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the Company, reasonably acceptable to the Purchaser.

Periodic Interest Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date pursuant to the terms of the Mortgage Note.

Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

Pledge Agreement: With respect to a Cooperative Loan, the specific agreement creating a first lien on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease.

Pledge Instruments: With respect to a Cooperative Loan, the Stock Power, the Assignment of the Proprietary Lease and the Assignment of the Mortgage Note and Pledge Agreement.

PMI Policy: A policy of primary mortgage guaranty insurance evidenced by an electronic form and certificate number issued by a Qualified Insurer, as required by this Agreement with respect to certain Mortgage Loans.

Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Principal Prepayment Period: The month preceding the month in which the related Remittance Date occurs.

Project: With respect to a Cooperative Loan, all real property owned by the related Cooperative including the land, separate dwelling units and all common areas.

Proprietary Lease: With respect to a Cooperative Loan, a lease on a Cooperative Apartment evidencing the possessory interest of the Mortgagor in such Cooperative Apartment.

Purchaser: EMC Mortgage Corporation, or its successor in interest or any successor to the Purchaser under this Agreement as herein provided.

Purchase Price: The purchase price for each Loan Package shall be as stated in the related Commitment Letter.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchased or post-purchased quality assurance procedures (which may involve, among other things, review of a sample or mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Qualified Depository: A deposit account or accounts maintained with a federal or state chartered depository institution the deposits in which are insured by the FDIC to the applicable limits and the short-term unsecured debt obligations of which (or, in the case of a depository institution that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor’s Ratings Group or Prime-1 by Moody’s Investors Service, Inc. (or a comparable rating if another rating agency is specified by the Purchaser by written notice to the Company) at the time any deposits are held on deposit therein.

Qualified Insurer: A mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Company for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the Stated Principal Balance of the Deleted Mortgage Loan; (ii) have a Mortgage Loan Remittance Rate not less than and not more than two percent (2%) greater than the Mortgage Loan Remittance Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan and (v) comply with each representation and warranty set forth in Sections 3.01 and 3.02.

Rating Agency/Agencies: Any nationally recognized statistical Rating Agency, or its successors, including Standard & Poor’s, a division of The McGraw-Hill Companies, Moody’s Investors Service, Inc. and Fitch Ratings.

Recognition Agreement: An agreement whereby a Cooperative and a lender with respect to a Cooperative Loan (i) acknowledge that such lender may make, or intends to make, such Cooperative Loan, and (ii) make certain agreements with respect to such Cooperative Loan.

Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

Reconstitution Agreement: The agreement or agreements entered into by the Company and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans serviced hereunder, in connection with a Whole Loan Transfer or Securitization Transaction.

Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement may be removed from this Agreement and reconstituted as part of a Securitization Transaction, Agency Transfer or Whole Loan Transfer pursuant to Section 9.01 hereof. The Reconstitution Date shall be such date as the Purchaser shall designate.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day (or if such 18th day is not a Business Day, the first Business Day immediately following) of any month.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: All amounts received with respect to an REO Disposition pursuant to Section 4.16.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser through foreclosure or by deed in lieu of foreclosure, as described in Section 4.16.

Repurchase Price: Unless agreed otherwise by the Purchaser and the Company, a price equal to (i) the Stated Principal Balance of the Mortgage Loan plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the date on which interest has last been paid and distributed to the Purchaser through the last day of the month in which such repurchase takes place, less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

Retained Mortgage File: The items referred to as items (3), (6), (7), (8) and (9) in Exhibit C annexed hereto with respect to a particular Mortgage Loan that are not required to be delivered to the Custodian pursuant to this Agreement, and any additional documents required to be added to the Retained Mortgage File pursuant to this Agreement.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (a) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (b) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer: As defined in Section 9.01(e)(iii).

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses other than Monthly Advances (including reasonable attorney's fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of any REO Property and (d) compliance with the obligations under Section 4.08 and 4.10 (excluding the Company’s obligations to pay the premiums on LPMI Policies).

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is received. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.05) of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05.

Servicing Fee Rate: The per annum percentage for each Mortgage Loan, as stated in the Commitment Letter.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Retained Mortgage File which are not delivered to the Custodian and copies of the Mortgage Loan Documents listed in the Custodial Agreement the originals of which are delivered to the Custodian pursuant to Section 2.03.

Servicing Officer: Any officer of the Company involved in or responsible for the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan, (i) the principal balance of the Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Stock Certificate: With respect to a Cooperative Loan, a certificate evidencing ownership of the Cooperative Shares issued by the Cooperative.

Stock Power: With respect to a Cooperative Loan, an assignment of the Stock Certificate or an assignment of the Cooperative Shares issued by the Cooperative.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

Subsidy Account: An account maintained by the Company specifically to hold all Subsidy Funds to be applied to individual Subsidy Loans.

Subsidy Funds: With respect to any Subsidy Loans, funds contributed by the employer of a Mortgagor in order to reduce the payments required from the Mortgagor for a specified period in specified amounts.

Subsidy Loan: Any Mortgage Loan subject to a temporary interest subsidy agreement pursuant to which the monthly interest payments made by the related Mortgagor will be less than the scheduled monthly interest payments on such Mortgage Loan, with the resulting difference in interest payments being provided by the employer of the Mortgagor. Each Subsidy Loan will be identified as such in the related Electronic Data File.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

Time$aver® Mortgage Loan: A Mortgage Loan which has been refinanced pursuant to a Company program that allows a rate/term refinance of an existing Company serviced loan with minimal documentation.

Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to a third party, which sale or transfer is not a Securitization Transaction or Agency Transfer.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS

Section 2.01 Conveyance of Mortgage Loans; Possession of Custodial Mortgage Files; Maintenance of Retained Mortgage Files and Servicing Files.

Pursuant to an Assignment and Conveyance Agreement, on the related Closing Date, the Company, simultaneously with the payment of the Purchase Price by the Purchaser, shall thereby sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement and the related Assignment and Conveyance Agreement, all the right, title and interest of the Company in and to the Mortgage Loans listed on the respective Mortgage Loan Schedule annexed to such Assignment and Conveyance Agreement, together with the Retained Mortgage Files and Custodial Mortgage Files and all rights and obligations arising under the documents contained therein. Pursuant to Section 2.03, the Company shall deliver the Custodial Mortgage File for each Mortgage Loan comprising the related Loan Package to the Custodian.

The contents of each Retained Mortgage File not delivered to the Custodian are and shall be held in trust by the Company for the benefit of the Purchaser as the owner thereof. The Company shall maintain a Servicing File consisting of a copy of the contents of each Custodial Mortgage File and the originals of the documents in each Retained Mortgage File not delivered to the Custodian. The possession of each Retained Mortgage File and Servicing File by the Company is at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. Upon the sale of the Mortgage Loans the ownership of each Mortgage Note, the related Mortgage and the related Custodial Mortgage File and Servicing File shall vest immediately in the Purchaser, and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Company shall vest immediately in the Purchaser and shall be retained and maintained by the Company, in trust, at the will of the Purchaser and only in such custodial capacity. The Company shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Purchaser, unless such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan pursuant to Section 3.03 or 6.02. All such costs associated with the release, transfer and re-delivery to the Company shall be the responsibility of the Purchaser other than any related recording costs (especially in instances of breach).

In addition, in connection with the assignment of any MERS Mortgage Loan, the Company agrees that it will cause, the MERS® System to indicate that such Mortgage Loans have been assigned by the Company to the Purchaser in accordance with this Agreement by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files the information required by the MERS® System to identify the Purchaser as beneficial owner of such Mortgage Loans.

Section 2.02 Books and Records; Transfers of Mortgage Loans.

From and after the sale of the Mortgage Loans to the Purchaser in the related Loan Package on each Closing Date, all rights arising out of such Mortgage Loans including but not limited to all funds received on or in connection with such Mortgage Loans, shall be received and held by the Company in trust for the benefit of the Purchaser as owner of such Mortgage Loans, and the Company shall retain record title to the related Mortgages for the sole purpose of facilitating the servicing and the supervision of the servicing of such Mortgage Loans.

The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae or Freddie Mac and records of periodic inspections as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Company complies with the requirements of the Fannie Mae Selling and Servicing Guide, as amended from time to time.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of such Mortgage Loan and thereafter in accordance with applicable laws and regulations.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any Person with respect to this Agreement or the Mortgage Loans unless the books and records show such Person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Purchaser from its obligations hereunder with respect to the Mortgage Loans sold or transferred. Such notification of a transfer shall include a final loan schedule which shall be received by the Company no fewer than five (5) Business Days before the last Business Day of the month. If such notification is not received as specified above, the Company’s duties to remit and report as required by Section 5 shall begin with the next Due Period.

Section 2.03 Custodial Agreement; Delivery of Documents.

On each Closing Date with respect to each Mortgage Loan comprising the related Loan Package, the Company shall deliver and release to the Custodian the related Custodial Mortgage File as set forth in Exhibit C attached hereto.

The Custodian shall certify its receipt of any Mortgage Loan Documents actually received on or prior to such Closing Date and as required to be delivered pursuant to the Custodial Agreement, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Purchaser will be responsible for the fees and expenses of the Custodian.

Upon the Purchaser’s request, the Company shall deliver to Purchaser or its designee within ten (10) days after such request such contents of the Retained Mortgage file so requested. In the event that the company fails to deliver to the Purchaser or its designee the requested contents of the Retained Mortgage File within such ten-day period, and if the Company does not cure such failure within five (5) days following receipt of written notification of such failure, the Company shall repurchase each related Mortgage Loan at the price and in the manner specified in Section 3.03.

The Company shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution, provided, however, that the Company shall provide the Custodian with a certified true copy of any such document submitted for recordation within ten (10) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty days of its submission for recordation.

In the event the public recording office is delayed in returning any original document which the Company is required to deliver at any time to the Custodian in accordance with the terms of the Custodial Agreement or which the Company is required to maintain in the related Retained Mortgage File, the Company shall deliver to the Custodian or to the Retained Mortgage File, as applicable, within 240 days of its submission for recordation, a copy of such document and an Officer's Certificate, which shall (i) identify the recorded document; (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company will be required to deliver such document to the Custodian or to the Retained Mortgage File, as applicable, by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

In the event that new, replacement, substitute or additional Stock Certificates are issued with respect to existing Cooperative Shares, the Company immediately shall deliver to the Custodian the new Stock Certificates, together with the related Stock Powers in blank. Such new Stock Certificates shall be subject to the related Pledge Instruments and shall be subject to all of the terms, covenants and conditions of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH

Section 3.01 Company Representations and Warranties.
The Company hereby represents and warrants to the Purchaser that, as of the related Closing Date:

(a)	Due Organization and Authority.

The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Company, and in any event the Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Company has the full power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Company; and all requisite action has been taken by the Company to make this Agreement valid and binding upon the Company in accordance with its terms;

(b)	Ordinary Course of Business.

The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Company, who is in the business of selling and servicing loans, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(c)	No Conflicts.

Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with or result in a breach of any of the terms, articles of incorporation or by-laws or any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

(d)	Ability to Service.

The Company is an approved seller/servicer of conventional residential mortgage loans for Fannie Mae or Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Company is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae or Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with Fannie Mae or Freddie Mac eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

(e)	Reasonable Servicing Fee.

The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement;

(f)	Ability to Perform.

The Company does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken to hinder, delay or defraud any of the Company's creditors;

(g)	No Litigation Pending.

There is no action, suit, proceeding or investigation pending or threatened against the Company which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted, or in any material liability on the part of the Company, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of the Company to perform under the terms of this Agreement;

(h)	No Consent Required.

No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the sale of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

(i)	Selection Process.

The Mortgage Loans were selected from among either the outstanding fixed rate or adjustable rate one- to four-family mortgage loans in the Company's mortgage banking portfolio at the related Closing Date as to which the representations and warranties set forth in Section 3.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

(j)	No Untrue Information.

Neither this Agreement nor any statement, report or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading;

(k)	Sale Treatment.

The Company has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes;

(l)	No Material Change.

There has been no material adverse change in the business, operations, financial condition or assets of the Company since the date of the Company’s most recent financial statements;

(m)	No Brokers’ Fees.

The Company has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in the connection with the sale of the Mortgage Loans; and

(n)	MERS.

The Company is a member of MERS in good standing.

Section 3.02 Representations and Warranties Regarding Individual Mortgage Loans.

As to each Mortgage Loan, the Company hereby represents and warrants to the Purchaser that as of the related Closing Date:

(a)	Mortgage Loans as Described.

The information set forth in the respective Mortgage Loan Schedule and the information contained on the respective Electronic Data File delivered to the Purchaser is true and correct;

(b)	Payments Current.

All payments required to be made up to the related Cut-off Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment under any Mortgage Loan has been thirty (30) days delinquent more than one time within twelve (12) months prior to the related Closing Date;

(c)	No Outstanding Charges.

There are no defaults in complying with the terms of the Mortgages, and all taxes, governmental assessments, insurance premiums, leasehold payments, water, sewer and municipal charges, which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited directly or indirectly, the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is later, to the day which precedes by one month the Due Date of the first installment of principal and interest;

(d)	Original Terms Unmodified.

The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser and which has been delivered to the Custodian. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and which assumption agreement was delivered to the Custodian pursuant to the terms of the Custodial Agreement;

(e)	No Defenses.

The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(f)	No Satisfaction of Mortgage.

The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

(g)	Validity of Mortgage Documents.

The Mortgage Note and the Mortgage and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties;

With respect to each Cooperative Loan, the Mortgage Note, the Mortgage, the Pledge Agreement, and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage, the Pledge Agreement, the Proprietary Lease, the Stock Power, Recognition Agreement and the Assignment of Proprietary Lease had legal capacity to enter into the Mortgage Loan and to execute and deliver such documents, and such documents have been duly and properly executed by such parties;

(h)           No Fraud.

No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Company, or the Mortgagor, or to the best of the Company’s knowledge, any appraiser, any builder, or any developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

(i)	Compliance with Applicable Laws.

Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit and privacy protection, equal credit opportunity, disclosure or predatory and abusive lending laws applicable to the Mortgage Loan have been complied with, and the Company shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(j)	Location and Type of Mortgaged Property.

The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single, contiguous parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or a Cooperative Apartment, or an individual unit in a planned unit development or a townhouse, provided, however, that any condominium project or planned unit development shall conform with the applicable Fannie Mae requirements, or the underwriting guidelines of the company, regarding such dwellings, and no residence or dwelling is a mobile home. As of the respective date of the appraisal for each Mortgaged Property, any Mortgaged Property being used for commercial purposes conforms to the underwriting guidelines of the Company and, to the best of the Company’s knowledge, since the date of such appraisal, no portion of the Mortgage Property has been used for commercial purposes outside of the underwriting guidelines of the Company;

(k)    Valid First Lien.

The Mortgage is a valid, subsisting and enforceable first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(1)	the lien of current real property taxes and assessments not yet due and payable;

(2)
covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (i) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan and (ii) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

(3)
other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Company has full right to sell and assign the same to the Purchaser;

With respect to each Cooperative Loan, each Pledge Agreement creates a valid, enforceable and subsisting first security interest in the Cooperative Shares and Proprietary Lease, subject only to (i) the lien of the related Cooperative for unpaid assessments representing the Mortgagor’s pro rata share of the Cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (ii) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Pledge Agreement; provided, however, that the appurtenant Proprietary Lease may be subordinated or otherwise subject to the lien of any mortgage on the Project;

(l)    Full Disbursement of Proceeds.

The proceeds of the Mortgage Loan have been fully disbursed, except for escrows established or created due to seasonal weather conditions, and there is no requirement for future advances thereunder. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(m)	Consolidation of Future Advances.

Any future advances made prior to the related Cut-off Date, have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the related Mortgage Loan Schedule. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae or Freddie Mac; the consolidated principal amount does not exceed the original principal amount of the Mortgage Loan; the Seller shall not make future advances after the related Cut-Off Date;

(n)    Ownership.

The Company is the sole owner of record and holder of the Mortgage Loan and the related Mortgage Note and the Mortgage are not assigned or pledged, and the Company has good and marketable title thereto and has full right and authority to transfer and sell the Mortgage Loan to the Purchaser. The Company is transferring the Mortgage Loan free and clear of any and all encumbrances, liens, pledges, equities, participation interests, claims, charges or security interests of any nature encumbering such Mortgage Loan;

(o)    Origination/Doing Business.

The Mortgage Loan was originated by a savings and loan association, a savings bank, a commercial bank, a credit union, an insurance company, or similar institution which is supervised and examined by a federal or state authority or by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state;

(p)    LTV, PMI Policy.

Each Mortgage Loan has an LTV as set forth in the related Mortgage Loan Schedule and related Electronic Data File. Except as indicated on the Electronic Data File, those Mortgage Loans with an LTV greater than 80% at the time of origination, a portion of the unpaid principal balance of the Mortgage Loan is and will be insured as to payment defaults by a PMI Policy. If the Mortgage Loan is insured by a PMI Policy for which the Mortgage pays all premiums, the coverage will remain in place until (i) the LTV is decreased to 78% or (ii) the PMI Policy is otherwise terminated pursuant to the Homeowners Protection Act of 1998, 12 USC 4901, et seq. All provisions of such PMI Policy and LPMI Policy have been and are being complied with, such PMI Policy and LPMI Policy is in full force and effect, and all premiums due thereunder have been paid. The Qualified Insurer has a claims paying ability acceptable to Fannie Mae or Freddie Mac. Any Mortgage Loan subject to a PMI Policy obligates the Mortgagor or in the case of an LPMI Policy, obligates the Company, thereunder to maintain the PMI Policy or LPMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium. No prior holder of the Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such PMI Policy or LPMI Policy;

(q)    Title Insurance.

The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy of insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1), (2) and (3) of Paragraph (k) of this Section 3.02, and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. The Company is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(r)    No Defaults.

There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Company nor its predecessors have waived any default, breach, violation or event of acceleration;

(s)    No Mechanics' Liens.

There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not insured against by the title insurance policy referenced in Paragraph (q) above;

(t)    Location of Improvements; No Encroachments.

Except as insured against by the title insurance policy referenced in Paragraph (q) above, all improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

(u)	Payment Terms.

Except with respect to the Interest Only Mortgage Loans, principal payments commenced no more than 60 days after the funds were disbursed to the Mortgagor in connection with the Mortgage Loan. The Mortgage Loans have an original term to maturity of not more than 30 years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index plus the applicable Gross Margin, rounded up or down to the nearest multiple of 0.125% indicated by the Mortgage Note; provided that the Mortgage Interest Rate will not increase or decrease by more than 2.00% on any Adjustment Date, and will in no event exceed the maximum Mortgage Interest Rate or be lower than the minimum Mortgage Interest Rate listed on the Mortgage Loan Schedule for such Mortgage Loan. Each adjustable rate Mortgage Note requires a monthly payment which is sufficient, during the period prior to the first adjustment to the Mortgage Interest Rate, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate; provided however, with respect to any Interest Only Mortgage Loans, the Mortgage Note allows a Monthly Payment of interest only during the period prior to the first Adjustment Date and upon the first adjustment to the Mortgage Interest Rate, the Mortgage Note requires a Monthly Payment of principal and interest, sufficient to fully amortize the outstanding principal balance over the then remaining term of such Mortgage Loan. As to each adjustable rate Mortgage Loan, if the related Mortgage Interest Rate changes on an adjustment date, the then outstanding principal balance will be reamortized over the remaining life of such Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization;

(v)    Customary Provisions.

The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(w)    Occupancy of the Mortgaged Property.

As of the date of origination, the Mortgaged Property was lawfully occupied under applicable law;

(x)    No Additional Collateral.

The Mortgage Note is not and has not been secured by any collateral, pledged account, except as indicated on the Electronic Data File, or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in (k) above;

(y)    Deeds of Trust.

In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Mortgagee to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

(z)    Acceptable Investment.

The Company has no knowledge of any circumstances or conditions with respect to the Mortgage Loan, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan;

(aa)     Transfer of Mortgage Loans.

If the Mortgage Loan is not a MERS Mortgage Loan, the Assignment upon the insertion of the name of the assignee and recording information is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(bb)    Mortgaged Property Undamaged.

The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended;

(cc)    Collection Practices; Escrow Deposits.

The origination and collection practices used with respect to the Mortgage Loan have been in accordance with Accepted Servicing Practices, and have been in all material respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of the Company and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized under the Mortgage Note;

(dd)     No Condemnation.

There is no proceeding pending or to the best of the Company’s knowledge threatened for the total or partial condemnation of the related Mortgaged Property;

(ee)    The Appraisal.

The Servicing File contains an appraisal of the related Mortgaged Property. As to each Time$aver® Mortgage Loan, the appraisal may be from the original of the existing Company-serviced loan, which was refinanced via such Time$aver® Mortgage Loan. The appraisal was conducted by an appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof; and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and the appraiser both satisfy the applicable requirements of Title XI of the Financial Institution Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

(ff)    Insurance.

The Mortgaged Property securing each Mortgage Loan is insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire and such hazards as are covered under a standard extended coverage endorsement and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of Section 4.10, in an amount which is at least equal to the lesser of (a) 100% of the insurable value, on a replacement cost basis, of the improvements on the related Mortgaged Property, and (b) the greater of (i) the outstanding principal balance of the Mortgage Loan and (ii) an amount such that the proceeds of such insurance shall be sufficient to prevent the application to the Mortgagor or the loss payee of any coinsurance clause under the policy. If the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the project. If the improvements on the Mortgaged Property are in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (A) the outstanding principal balance of the Mortgage Loan, (B) the full insurable value and (C) the maximum amount of insurance which was available under the Flood Disaster Protection Act of 1973, as amended. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain a hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Company has not acted or failed to act so as to impair the coverage of any such insurance policy or the validity, binding effect and enforceability thereof;

(gg)	Servicemembers’ Civil Relief Act.

The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers’ Civil Relief Act, as amended;

(hh)	No Graduated Payments or Contingent Interests.

The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(ii)	No Construction Loans.

No Mortgage Loan was made in connection with (i) the construction or rehabilitation of a Mortgage Property or (ii) facilitating the trade-in or exchange of a Mortgaged Property other than a construction-to-permanent loan which has converted to a permanent Mortgage Loan;

(jj)	Underwriting.

Each Mortgage Loan was underwritten in accordance with the underwriting guidelines of the Company, which were in effect at the time the Mortgage Loan was originated; and the Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae;

(kk)	Buydown Mortgage Loans.

With respect to each Mortgage Loan that is a Buydown Mortgage Loan:

(i)
On or before the date of origination of such Mortgage Loan, the Company and the Mortgagor, or the Company, the Mortgagor and the seller of the Mortgaged Property or a third party entered into a Buydown Agreement. The Buydown Agreement provides that the seller of the Mortgaged Property (or third party) shall deliver to the Company temporary Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on each Due Date in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payment due on such Mortgage Loan. The temporary Buydown Funds enable the Mortgagor to qualify for the Buydown Mortgage Loan. The effective interest rate of a Buydown Mortgage Loan if less than the interest rate set forth in the related Mortgage Note will increase within the Buydown Period as provided in the related Buydown Agreement so that the effective interest rate will be equal to the interest rate as set forth in the related Mortgage Note. The Buydown Mortgage Loan satisfies the requirements of Fannie Mae or Freddie Mac guidelines;

(ii)
The Mortgage and Mortgage Note reflect the permanent payment terms rather than the payment terms of the Buydown Agreement. The Buydown Agreement provides for the payment by the Mortgagor of the full amount of the Monthly Payment on any Due Date that the Buydown Funds are available. The Buydown Funds were not used to reduce the original principal balance of the Mortgage Loan or to increase the Appraised Value of the Mortgage Property when calculating the Loan-to-Value Ratios for purposes of the Agreement and, if the Buydown Funds were provided by the Company and if required under Fannie Mae or Freddie Mac guidelines, the terms of the Buydown Agreement were disclosed to the appraiser of the Mortgaged Property;

(iii)	The Buydown Funds may not be refunded to the Mortgagor unless the Mortgagor makes a principal payment for the outstanding balance of the Mortgage Loan;

(iv)	As of the date of origination of the Mortgage Loan, the provisions of the related Buydown Agreement complied with the requirements of Fannie Mae or Freddie Mac regarding buydown agreements.

(ll)	Delivery of Custodial Mortgage Files.

Any documents required to be delivered by the Company under this Agreement have been delivered to the Custodian. The Company is in possession of a complete, true and accurate Retained Mortgage File and Custodial Mortgage File in compliance with Exhibit C hereto;

(mm)	No Violation of Environmental Laws.

There is no pending action or proceeding directly involving any Mortgaged Property of which the Company is aware in which compliance with any environmental law, rule or regulation is an issue; and to the best of the Company’s knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn)	No Bankruptcy.

No Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated and to the best of the Company’s knowledge, as of the related Closing Date, the Company has not received notice that any Mortgagor is a debtor under any state or federal bankruptcy or insolvency proceeding;

(oo)     HOEPA.

No Mortgage Loan is a High Cost Loan or Covered Loan;

(pp)     Cooperative Loans.

With respect to each Cooperative Loan:

(i)
The Cooperative Shares are held by a person as a tenant-stockholder in a Cooperative. Each original UCC financing statement, continuation statement or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first lien and security interest in the Cooperative Loan and Proprietary Lease has been timely and properly made. Any security agreement, chattel mortgage or equivalent document related to the Cooperative Loan and delivered to Purchaser or its designee establishes in Purchaser a valid and subsisting perfected first lien on and security interest in the Mortgaged Property described therein, and Purchaser has full right to sell and assign the same. The Proprietary Lease term expires no less than five years after the Mortgage Loan term or such other term acceptable to Fannie Mae or Freddie Mac;

(ii)
A Cooperative Lien Search has been made by a company competent to make the same which company is acceptable to Fannie Mae and qualified to do business in the jurisdiction where the Cooperative is located;

(iii)
(a) The term of the related Proprietary Lease is not less than the terms of the Cooperative Loan; (b) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative; (c) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease; (d) the Cooperative has been created and exists in full compliance with the requirements for residential cooperatives in the jurisdiction in which the Project is located and qualifies as a cooperative housing corporation under Section 210 of the Code; (e) the Recognition Agreement is on a form published by Aztech Document Services, Inc. or includes similar provisions; and (f) the Cooperative has good and marketable title to the Project, and owns the Project either in fee simple or under a leasehold that complies with the requirements of the Fannie Mae Guidelines; such title is free and clear of any adverse liens or encumbrances, except the lien of any blanket mortgage;

(iv)	The Company has the right under the terms of the Mortgage Note, Pledge Agreement and Recognition Agreement to pay any maintenance charges or assessments owed by the Mortgagor;

(v)
Each Stock Power (i) has all signatures guaranteed or (ii) if all signatures are not guaranteed, then such Cooperative Shares will be transferred by the stock transfer agent of the Cooperative if the Company undertakes to convert the ownership of the collateral securing the related Cooperative Loan;

(qq)     Georgia Fair Lending Act.

There is no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003, which is secured by property located in the State of Georgia;

(rr)    Methodology.

The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the borrower’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the borrower’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the borrower had a reasonable ability to make timely payments on the Mortgage Loan;

(ss)	Imposition of a Premium.

With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law, and (ii) notwithstanding any state or federal law to the contrary, the Company shall recommend that such prepayment premium is not imposed in any instance when the mortgage debt is accelerated as the result of the borrower’s default in making the loan payments;

(tt)	Single Premium Credit Life.

No Mortgagor was required to purchase any single premium credit insurance policy (e.g. life, disability, accident, unemployment or health insurance products) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g. life, disability, accident, unemployment or health insurance product) as part of the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan;

(uu)     No Arbitration Provision.

With respect to each Mortgage Loan, neither the related Mortgage nor the related Mortgage Note requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction;

(ww)	Credit Reporting.

With respect to each Mortgage Loan, the Company has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e. favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis; and

(xx)	Illinois Interest Act.

Any Mortgage Loan with a Mortgaged Property in the State of Illinois complies with the Illinois Interest Act.

Section 3.03 Repurchase.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans to the Purchaser and the delivery of the Mortgage Loan Documents to the Custodian and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Custodial Mortgage Files or Retained Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser (or which materially and adversely affects the interests of Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other.

Within ninety (90) days of the earlier of either discovery by or notice to the Company of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans, the Company shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Company shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.01, and such breach cannot be cured within 90 days of the earlier of either discovery by or notice to the Company of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Company at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Section 3.02 and the Company discovers or receives notice of any such breach within 120 days of the related Closing Date, the Company shall, if the breach cannot be cured, at the Purchaser's option and provided that the Company has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Company has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan within ninety (90) days of the written notice of the breach or the failure to cure, whichever is later. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 3.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price for distribution to Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution.

At the time of repurchase or substitution, the Purchaser and the Company shall arrange for the reassignment of the Deleted Mortgage Loan to the Company and the delivery to the Company of any documents held by the Custodian relating to the Deleted Mortgage Loan. If the Company repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Company shall cause MERS to designate on the MERS® System to remove the Purchaser as the beneficial holder with respect to such Mortgage Loan. In the event of a repurchase or substitution, the Company shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the related Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Company shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Company shall effect such substitution by delivering to the Custodian for such Qualified Substitute Mortgage Loan the documents required by Section 2.03, with the Mortgage Note endorsed as required by Section 2.03. No substitution will be made in any calendar month after the Determination Date for such month. The Company shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Company. With respect to any Deleted Mortgage loan, distributions to Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Company shall thereafter be entitled to retain all amounts subsequently received by the Company in respect of such Deleted Mortgage Loan.

For any month in which the Company substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Company shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Company in the month of substitution pursuant to Section 5.01. Accordingly, on the date of such substitution, the Company shall deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall.

In addition to such repurchase or substitution obligation, the Company shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Company representations and warranties contained in this Agreement. It is understood and agreed that the obligations of the Company set forth in this Section 3.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided in this Section 3.03 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Company to the Purchaser, (ii) failures by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event a Mortgage Loan pays off in full on or before the related Closing Date, the Company must repay the Purchaser the difference between the Unpaid Principal Balance of such Mortgage Loan as of the date of pay off and the Unpaid Principal Balance multiplied by the purchase price percentage adjusted, if necessary in accordance with the Commitment Letter.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as an independent contractor, shall service and administer the Mortgage Loans and shall have full power and authority, acting alone or through the utilization of a Subcontractor, to do any and all things in connection with such servicing and administration which the Company may deem necessary or desirable, consistent with the terms of this Agreement and with Accepted Servicing Practices. The Company shall be responsible for any and all acts of a Subcontractor, and the Company’s utilization of a Subcontractor shall in no way relieve the liability of the Company under this Agreement.

Consistent with the terms of this Agreement, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that the Company shall not make any future advances with respect to a Mortgage Loan and (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Company, imminent and the Company has obtained the prior written consent of the Purchaser) the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer or forgive the payment of principal (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 5.03, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances made pursuant to Section 5.03. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Company, the Purchaser shall furnish the Company with any powers of attorney and other documents necessary or appropriate to enable the Company to carry out its servicing and administrative duties under this Agreement.

In servicing and administering the Mortgage Loans, the Company shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to Accepted Servicing Practices where such practices do not conflict with the requirements of this Agreement, and the Purchaser's reliance on the Company.

The Company is authorized and empowered by the Purchaser, in its own name, when the Company believes it appropriate in its reasonable judgment to register any Mortgage Loan on the MERS® System, or cause the removal from the registration of any Mortgage Loan on the MERS® System, with written consent of the Purchaser, to execute and deliver, on behalf of the Purchaser, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Purchaser and its successors and assigns.

The Company shall cause to be maintained for each Cooperative Loan a copy of the financing statements and shall file and such financing statements and continuation statements as necessary, in accordance with the Uniform Commercial Code applicable in the jurisdiction in which the related Cooperative Apartment is located, to perfect and protect the security interest and lien of the Purchaser.

The Company shall apply any Principal Prepayment on an Interest Only Mortgage Loan to the then-outstanding principal balance, at which time the interest-only payment feature shall be extinguished. The related Monthly Payment shall thereafter consist of both principal and interest components, and the amount of such Monthly Payment shall not change prior to the next Adjustment Date.

Section 4.02 Liquidation of Mortgage Loans.

In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 4.01 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Company shall take such action as (1) the Company would take under similar circumstances with respect to a similar mortgage loan held for its own account for investment, (2) shall be consistent with Accepted Servicing Practices, (3) the Company shall determine prudently to be in the best interest of Purchaser, and (4) is consistent with any related PMI Policy. In the event that any payment due under any Mortgage Loan is not postponed pursuant to Section 4.01 and remains delinquent for a period of 90 days or any other default continues for a period of 90 days beyond the expiration of any grace or cure period, the Company shall commence foreclosure proceedings, the Company shall notify the Purchaser in writing of the Company's intention to do so, and the Company shall not commence foreclosure proceedings if the Purchaser objects to such action within three (3) Business Days of receiving such notice. In the event the Purchaser objects to such foreclosure action, the Company shall not be required to make Monthly Advances with respect to such Mortgage Loan, pursuant to Section 5.03, and the Company's obligation to make such Monthly Advances shall terminate on the 90th day referred to above. In such connection, the Company shall from its own funds make all necessary and proper Servicing Advances, provided, however, that the Company shall not be required to expend its own funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine (a) that such preservation, restoration and/or foreclosure will increase the proceeds of liquidation of the Mortgage Loan to Purchaser after reimbursement to itself for such expenses and (b) that such expenses will be recoverable by it either through Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Custodial Account pursuant to Section 4.05) or through Insurance Proceeds (respecting which it shall have similar priority).

Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. The cost for such inspection or review shall be borne by the Purchaser. Upon completion of the inspection or review, the Company shall promptly provide the Purchaser with a written report of the environmental inspection.

After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Purchaser directs the Company to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Company, the Company shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 4.05 hereof. In the event the Purchaser directs the Company not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 4.05 hereof.

Section 4.03 Collection of Mortgage Loan Payments.

Continuously from the related Cut-off Date until the principal and interest on all Mortgage Loans are paid in full, the Company shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable and shall take special care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loan and the Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.04 Establishment of and Deposits to Custodial Account.

The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts, in the form of time deposit or demand accounts, titled "Wells Fargo Bank, N.A. in trust for the Purchaser and/or subsequent purchasers of Mortgage Loans - P & I." The Custodial Account shall be established with a Qualified Depository. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Custodial Account. Any funds deposited into the Custodial Account shall at all times be insured to the fullest extent allowed by applicable law. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05.

The Company shall deposit in the Custodial Account within one (1) Business Day of Company’s receipt, and retain therein, the following collections received by the Company and payments made by the Company after the related Cut-off Date, other than payments of principal and interest due on or before the related Cut-off Date, or received by the Company prior to the related Cut-off Date but allocable to a period subsequent thereto:

(i)	all payments on account of principal on the Mortgage Loans, including all Principal Prepayments;

(ii)	all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii)	all Liquidation Proceeds;

(iv)
all Insurance Proceeds including amounts required to be deposited pursuant to Section 4.10 (other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14), Section 4.11 and Section 4.15;

(v)	all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14;

(vi)	any amount required to be deposited in the Custodial Account pursuant to Section 4.01, 5.03, 6.01 or 6.02;

(vii)
any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 3.03 and all amounts required to be deposited by the Company in connection with a shortfall in principal amount of any Qualified Substitute Mortgage Loan pursuant to Section 3.03;

(viii)
with respect to each Principal Prepayment an amount (to be paid by the Company out of its funds) which, when added to all amounts allocable to interest received in connection with the Principal Prepayment, equals one month's interest on the amount of principal so prepaid at the Mortgage Loan Remittance Rate;

(ix)	any amounts required to be deposited by the Company pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy;

(x)	any amounts received with respect to or related to any REO Property and all REO Disposition Proceeds pursuant to Section 4.16; and

(xi)	an amount from the Subsidy Account that when added to the Mortgagor’s payment will equal the full monthly amount due under the related Mortgage Note.

The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05.

Section 4.05 Permitted Withdrawals From Custodial Account.

The Company shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

(i)	to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii)
to reimburse itself for Monthly Advances of the Company's funds made pursuant to Section 5.03, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late payments of principal and/or interest respecting which any such advance was made, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that, where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 6.02, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii)
to reimburse itself for unreimbursed Servicing Advances, and for any unpaid Servicing Fees, the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 6.02, in which case the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan. Upon Purchaser's request, the Company shall provide documentation supporting the Company's Servicing Advances;

(iv)	to pay itself interest on funds deposited in the Custodial Account;

(v)	to reimburse itself for expenses incurred and reimbursable to it pursuant to Section 8.01;

(vi)
to pay any amount required to be paid pursuant to Section 4.16 related to any REO Property, it being understood that, in the case of any such expenditure or withdrawal related to a particular REO Property, the amount of such expenditure or withdrawal from the Custodial Account shall be limited to amounts on deposit in the Custodial Account with respect to the related REO Property;

(vii)	to reimburse itself for any Servicing Advances or REO expenses after liquidation of the Mortgaged Property not otherwise reimbursed above;

(viii)	to remove funds inadvertently placed in the Custodial Account by the Company; and

(ix)	to clear and terminate the Custodial Account upon the termination of this Agreement.

In the event that the Custodial Account is interest bearing, on each Remittance Date, the Company shall withdraw all funds from the Custodial Account except for those amounts which, pursuant to Section 5.01, the Company is not obligated to remit on such Remittance Date. The Company may use such withdrawn funds only for the purposes described in this Section 4.05.

Section 4.06 Establishment of and Deposits to Escrow Account.

The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, "Wells Fargo Bank, N.A., in trust for the Purchaser and/or subsequent purchasers of Residential Mortgage Loans, and various Mortgagors - T & I." The Escrow Accounts shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance thereunder. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Escrow Account. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07.

The Company shall deposit in the Escrow Account or Accounts within one (1) Business Days of Company’s receipt, and retain therein:

(i)	all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii)	all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii)	all payments on account of Buydown Funds.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law to be paid to the Mortgagor. To the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account or Accounts may be made by the Company only:

(i)
to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

(ii)
to reimburse the Company for any Servicing Advances made by the Company pursuant to Section 4.08 with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

(iii)	to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan;

(iv)	for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

(v)	for application to restoration or repair of the Mortgaged Property in accordance with the procedures outlined in Section 4.14;

(vi)	to pay to the Company, or any Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)	to remove funds inadvertently placed in the Escrow Account by the Company;

(viii)	to remit to Purchaser payments on account of Buydown Funds as applicable; and

(ix)	to clear and terminate the Escrow Account on the termination of this Agreement.

Section 4.08 Payment of Taxes, Insurance and Other Charges.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of PMI Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments, and the Company shall make advances from its own funds to effect such payments.

Section 4.09 Protection of Accounts.

The Company may transfer the Custodial Account, the Subsidy Account or the Escrow Account to a different Qualified Depository from time to time with prior written notice to Purchaser.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan hazard insurance such that all buildings upon the Mortgaged Property are insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) 100% of the insurable value, on a replacement cost basis, of the improvements on the related Mortgaged Property, and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds of such insurance shall be sufficient to prevent the application to the Mortgagor or the loss payee of any coinsurance clause under the policy. In the event a hazard insurance policy shall be in danger of being terminated, or in the event the insurer shall cease to be acceptable to Fannie Mae or Freddie Mac, the Company shall notify the Purchaser and the related Mortgagor, and shall use its best efforts, as permitted by applicable law, to obtain from another qualified insurer a replacement hazard insurance policy substantially and materially similar in all respects to the original policy. In no event, however, shall a Mortgage Loan be without a hazard insurance policy at any time, subject only to Section 4.11 hereof.

If upon origination of the Mortgage Loan, the related Mortgaged Property was located in an area identified by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier acceptable to Fannie Mae or Freddie Mac in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the mortgage if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf, as permitted by applicable law.

If a Mortgage is secured by a unit in a condominium project, the Company shall verify that the coverage required of the owner's association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current Fannie Mae requirements, and secure from the owner's association its agreement to notify the Company promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

In the event that any Purchaser or the Company shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Company shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor's attention the required amount of coverage for the Mortgaged Property and if the Mortgagor does not obtain such coverage, the Company shall immediately force place the required coverage on the Mortgagor’.

All policies required hereunder shall name the Company as loss payee and shall be endorsed with standard or union mortgagee clauses, without contribution, which shall provide for at least 30 days prior written notice of any cancellation, reduction in amount or material change in coverage.

The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are acceptable to Fannie Mae and Freddie Mac and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Company shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner, and that they properly describe the property address.

Pursuant to Section 4.04, any amounts collected by the Company under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Company's normal servicing procedures as specified in Section 4.14) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05.

Section 4.11 Maintenance of Mortgage Impairment Insurance.

In the event that the Company shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10. The Company shall prepare and make any claims on the blanket policy as deemed necessary by the Company in accordance with Accepted Servicing Practices. Any amounts collected by the Company under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, the Company shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Company's funds, without reimbursement therefor. Upon request of the Purchaser, the Company shall cause to be delivered to such Purchaser a certificate of insurance and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days' prior written notice to such Purchaser.

Section 4.12 Maintenance of Fidelity Bond and Errors and Omissions Insurance.

The Company shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other Persons acting in any capacity requiring such Persons to handle funds, money, documents or papers relating to the Mortgage Loans ("Company Employees"). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Company Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Company against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be with a company acceptable to Fannie Mae or Freddie Mac and in amounts at least equal to the amounts acceptable to Fannie Mae or Freddie Mac. Upon the request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certified true copy of such fidelity bond and insurance policy and a statement from the surety and the insurer that such fidelity bond and insurance policy shall in no event be terminated or materially modified without 30 days' prior written notice to the Purchaser.

Section 4.13 Inspections.

If any Mortgage Loan is more than 60 days delinquent, the Company immediately shall inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Accepted Servicing Practices or as may be required by the primary mortgage guaranty insurer. The Company shall keep a record of each such inspection and shall provide the Purchaser with copies of such upon request.

Section 4.14 Restoration of Mortgaged Property.

The Company need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. For claims greater than $15,000, at a minimum the Company shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

(i)	the Company shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(ii)	the Company shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics' and materialmen's liens;

(iii)	the Company shall verify that the Mortgage Loan is not in default; and

(iv)	pending repairs or restoration, the Company shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

If the Purchaser is named as an additional loss payee, the Company is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

Section 4.15 Maintenance of PMI Policy; Claims.

Each Mortgage Loan has an LTV as indicated on the Mortgage Loan Schedule and Electronic Data File. Except as indicated on the Electronic Data File, with respect to each Mortgage Loan with an LTV in excess of 80% at the time of origination, the Company shall, without any cost to the Purchaser maintain or cause the Mortgagor to maintain in full force and effect a PMI Policy or LPMI Policy insuring a portion of the unpaid principal balance of the Mortgage Loan as to payment defaults. If the Mortgage Loan is insured by a PMI Policy for which the Mortgagor pays all premiums, the coverage will remain in place until (i) the LTV decreases to 78% or (ii) the PMI Policy is otherwise terminated pursuant to the Homeowners Protection Act of 1998, 12 USC 4901, et seq. In the event that such PMI Policy shall be terminated other than as required by law, the Company shall obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated PMI Policy. If the insurer shall cease to be a Qualified Insurer, the Company shall determine whether recoveries under the PMI Policy and LPMI Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Company shall in no event have any responsibility or liability for any failure to recover under the PMI Policy or LPMI Policy for such reason. If the Company determines that recoveries are so jeopardized, it shall notify the Purchaser and the Mortgagor, if required, and obtain from another Qualified Insurer a replacement insurance policy. The Company shall not take any action which would result in noncoverage under any applicable PMI Policy or LPMI Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related PMI Policy or LPMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such PMI Policy or LPMI Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such PMI Policy or LPMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement PMI Policy or LPMI Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any PMI Policy in a timely fashion in accordance with the terms of such PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.16 Title, Management and Disposition of REO Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser, or in the event the Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Company from any attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the Purchaser.

The Purchaser shall have the option to manage and operate the REO Property provided the Purchaser gives written notice of its intention to do so within thirty (30) days after such REO Property is acquired in foreclosure or by deed in lieu of foreclosure. The election by the Purchaser to manage the REO Property shall not constitute a termination of any rights of the Company pursuant to Section 11.02. Upon the Company's receipt of such written notice, it shall be relived of any obligation to manage, conserve, protect, operate, dispose or sell the Mortgaged Property for the Purchaser, or its designee. All such duties will become the obligation of the Purchaser, or its designee. In such connection, upon the Mortgaged Property being acquired on behalf of the Purchaser, or its designee, the Company shall fully cooperate with Purchaser to transfer management of the REO Property to Purchaser, or its designee, and shall immediately submit a statement of expenses to the Purchaser for reimbursement within 30 days for all Monthly Advances and Servicing Advances. If Company does not receive reimbursement of such expenses from the Purchaser within the 30-days of the statement of expenses, Company shall be permitted to withdraw such amount from the Custodial Account pursuant to Section 4.05.

In the event the Purchaser does not elect to manage an REO Property, the Company shall manage, conserve and protect the related REO Property for the Purchaser. The Company, either itself or through an agent selected by the Company, shall manage the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Company deems to be in the best interest of the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless (i) a REMIC election has not been made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than one year is permitted under the foregoing sentence and is necessary to sell any REO Property, (i) the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property and (ii) if, with the written consent of the Purchaser, a purchase money mortgage is taken in connection with such sale, such purchase money mortgage shall name the Company as mortgagee, and such purchase money mortgage shall not be held pursuant to this Agreement, but instead a separate participation agreement among the Company and Purchaser shall be entered into with respect to such purchase money mortgage.

The Company shall also maintain on each REO Property fire and hazard insurance with extended coverage in amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.

The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter the expenses of such sale shall be paid and the Company shall reimburse itself for any related unreimbursed Servicing Advances, unpaid Servicing Fees and unreimbursed advances made pursuant to Section 5.03. On the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received the net cash proceeds of such sale remaining in the Custodial Account shall be distributed to the Purchaser.

The Company shall withdraw the Custodial Account funds necessary for the proper operation management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 and the fees of any managing agent of the Company, or the Company itself. The Company shall make monthly distributions on each Remittance Date to the Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in the Section 4.16 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

Section 4.17 Real Estate Owned Reports.

Together with the statement furnished pursuant to Section 5.02, the Company shall furnish to the Purchaser on or before the Remittance Date each month a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Company's efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information as the Purchaser shall reasonably request.

Section 4.18 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property.

Section 4.19 Reports of Foreclosures and Abandonments of Mortgaged Property.

Following the foreclosure sale or abandonment of any Mortgaged Property, the Company shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code. The Company shall file information reports with respect to the receipt of mortgage interest received in a trade or business and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by the Code.

Section 4.20 Application of Buydown Funds.

With respect to each Buydown Mortgage Loan, the Company shall have deposited into the Escrow Account, no later than the last day of the month, Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on all Due Dates in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payments which are required to be paid by the Mortgagor under the terms of the related Mortgage Note (without regard to the related Buydown Agreement as if the Mortgage Loan were not subject to the terms of the Buydown Agreement). With respect to each Buydown Mortgage Loan, the Company will distribute to the Purchaser on each Remittance Date an amount of Buydown Funds equal to the amount that, when added to the amount required to be paid on such date by the related Mortgagor, pursuant to and in accordance with the related Buydown Agreement, equals the full Monthly Payment that would otherwise be required to be paid on such Mortgage Loan by the related Mortgagor under the terms of the related Mortgage Note (as if the Mortgage Loan were not a Buydown Mortgage Loan and without regard to the related Buydown Agreement).

If the Mortgagor on a Buydown Mortgage Loan defaults on such Mortgage Loan during the Buydown Period and the Mortgaged Property securing such Buydown Mortgage Loan is sold in the liquidation thereof (either by the Company or the insurer under any related Primary Insurance Policy) the Company shall, on the Remittance Date following the date upon which Liquidation Proceeds or REO Disposition proceeds are received with respect to any such Buydown Mortgage Loan, distribute to the Purchaser all remaining Buydown Funds for such Mortgage Loan then remaining in the Escrow Account. Pursuant to the terms of each Buydown Agreement, any amounts distributed to the Purchaser in accordance with the preceding sentence will be applied to reduce the outstanding principal balance of the related Buydown Mortgage Loan. If a Mortgagor on a Buydown Mortgage Loan prepays such Mortgage Loan in its entirety during the related Buydown Period, the Company shall be required to withdraw from the Escrow Account any Buydown Funds remaining in the Escrow Account with respect to such Buydown Mortgage Loan in accordance with the related Buydown Agreement. If a principal prepayment by a Mortgagor on a Buydown Mortgage Loan during the related Buydown Period, together with any Buydown Funds then remaining in the Escrow Account related to such Buydown Mortgage Loan, would result in a principal prepayment of the entire unpaid principal balance of the Buydown Mortgage Loan, the Company shall distribute to the Purchaser on the Remittance Date occurring in the month immediately succeeding the month in which such Principal Prepayment is received, all Buydown Funds related to such Mortgage Loan so remaining in the Escrow Account, together with any amounts required to be deposited into the Custodial Account.

Section 4.21 Notification of Adjustments.

With respect to each adjustable rate Mortgage Loan, the Company shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. The Company shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate adjustments. Upon the discovery by the Company or the receipt of notice from the Purchaser that the Company has failed to adjust a Mortgage Interest Rate in accordance with the terms of the related Mortgage Note, the Company shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss or deferral caused the Purchaser thereby.

Section 4.22 Confidentiality/Protection of Customer Information.

The Company shall keep confidential and shall not divulge to any party, without the Purchaser's prior written consent, the price paid by the Purchaser for the Mortgage Loans, except to the extent that it is reasonable and necessary for the Company to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies. Each party agrees that it shall comply with all applicable laws and regulations regarding the privacy or security of Customer Information and shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information, including maintaining security measures designed to meet the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, 66 Fed. Reg. 8616 (the “Interagency Guidelines”), if applicable. For purposes of this Section 4.22, the term “Customer Information” shall have the meaning assigned to it in the Interagency Guidelines.

Section 4.23 Fair Credit Reporting Act

The Company, in its capacity as servicer for each Mortgage Loan, agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

Section 4.24 Establishment of and Deposits to Subsidy Account.

The Company shall segregate and hold all Subsidy Funds collected and received pursuant to the Subsidy Loans separate and apart from any of its own funds and general assets and shall establish and maintain one or more Subsidy Accounts, in the form of time deposit or demand accounts, titled “Wells Fargo Bank, N.A., in trust for the Purchaser, its successors or assigns, and/or subsequent purchasers of residential Mortgage Loans, and various Mortgagors.” The Subsidy Account shall be an eligible deposit account established with an eligible institution.

The Company shall, from time to time, withdraw funds from the Subsidy Account for the following purposes:

(i)	to deposit in the Custodial Account in the amounts and in the manner provided for in Section 4.04(xi);
(ii)	to transfer funds to another eligible institution in accordance with Section 4.09 hereof;
(iii)	to withdraw funds deposited in error; and
(iv)	to clear and terminate the Subsidy Account upon the termination of this Agreement.

Notwithstanding anything to the contrary elsewhere in this Agreement, the Company may employ the Escrow Account as the Subsidy Account to the extent that the Company can separately identify any Subsidy Funds deposited therein.

Section 4.25 Use of Subservicers and Subcontractors.

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section 4.25. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section 4.25.

(a) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section 4.25 and with Sections 6.04, 6.06, 9.01(e)(iii), 9.01(e)(v) and 9.01(f) of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 9.01(e)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 6.04 and any assessment of compliance and attestation required to be delivered by such Subservicer under Section 6.06 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 6.06 as and when required to be delivered.

(b) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser and any Depositor (or any designee of the Depositor, such as a master servicer or administrator) a written description (in form and substance satisfactory to the Purchaser and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.06 and 9.01(f) of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation required to be delivered by such Subcontractor under Section 6.06, in each case as and when required to be delivered.

ARTICLE V

PAYMENTS TO PURCHASER

Section 5.01 Remittances.

On each Remittance Date the Company shall remit by wire transfer of immediately available funds to the Purchaser (a) all amounts deposited in the Custodial Account as of the close of business on the Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05), plus (b) all amounts, if any, which the Company is obligated to distribute pursuant to Section 5.03, minus (c) any amounts attributable to Principal Prepayments received after the applicable Principal Prepayment Period which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayment in accordance with Section 4.04(viii); minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the first day of the month of the Remittance Date, and minus (e) any amounts attributable to Buydown Funds being held in the Custodial Account, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts.

With respect to any remittance received by the Purchaser after the Business Day on which such payment was due, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. Such interest shall be remitted by wire transfer of immediately available funds within one Business Day following agreement by the Purchaser and the Company of the penalty amount. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

Section 5.02 Statements to Purchaser.

Not later than the Remittance Date, the Company shall furnish to the Purchaser a monthly remittance advice in the standard form of electronic Alltel® file, as to the period ending on the last day of the preceding month. If requested by the Purchaser prior to the related Closing Date, the first monthly remittance advice due to the Purchaser following such Closing Date shall be furnished by the 12th calendar day, or if such day is not a Business Day, then the preceding Business Day.

Section 5.03 Monthly Advances by Company.

On the Business Day immediately preceding each Remittance Date, the Company shall deposit in the Custodial Account from its own funds or from amounts held for future distribution an amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the immediately preceding Determination Date or which were deferred pursuant to Section 4.01. Any amounts held for future distribution and so used shall be replaced by the Company by deposit in the Custodial Account on or before any future Remittance Date if funds in the Custodial Account on such Remittance Date shall be less than payments to the Purchaser required to be made on such Remittance Date. The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the last Remittance Date prior to the Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including REO Disposition Proceeds, Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan; provided, however, that such obligation shall cease if the Company determines, in its sole reasonable opinion, that advances with respect to such Mortgage Loan are non-recoverable by the Company from Liquidation Proceeds, Insurance Proceeds, REO Disposition Proceeds, Condemnation Proceeds, or otherwise with respect to a particular Mortgage Loan. In the event that the Company determines that any such advances are non-recoverable, the Company shall provide the Purchaser with a certificate signed by two officers of the Company evidencing such determination.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Transfers of Mortgaged Property.

The Company shall use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the Person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Company shall, to the extent it has knowledge of such conveyance, immediately notify the Purchaser and exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, that the Company shall not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related PMI Policy, if any.

If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company shall enter into (i) an assumption and modification agreement with the Person to whom such property has been conveyed, pursuant to which such Person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Company is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note and the Company has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. If an assumption fee is collected by the Company for entering into an assumption agreement the fee will be retained by the Company as additional servicing compensation. In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan, the outstanding principal amount of the Mortgage Loan nor any other materials terms shall be changed without Purchaser’s consent.

To the extent that any Mortgage Loan is assumable, the Company shall inquire diligently into the credit worthiness of the proposed transferee, and shall use the underwriting criteria for approving the credit of the proposed transferee which are used with respect to underwriting mortgage loans of the same type as the Mortgage Loans. If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Loan Documents.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company shall notify the Purchaser in the Monthly Remittance Advice as provided in Section 5.02, and may request the release of any Mortgage Loan Documents.

If the Company satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Company otherwise prejudice any rights the Purchaser may have under the mortgage instruments, upon written demand of the Purchaser, the Company shall repurchase the related Mortgage Loan at the Repurchase Price by deposit thereof in the Custodial Account within 2 Business Days of receipt of such demand by the Purchaser. The Company shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 4.12 insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amount of its Servicing Fee. The Servicing Fee shall be payable monthly and shall be computed on the basis of the outstanding principal balance and for the period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion of such Monthly Payments.

Additional servicing compensation in the form of assumption fees, to the extent provided in Section 6.01, and late payment charges shall be retained by the Company to the extent not required to be deposited in the Custodial Account. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

Section 6.04 Annual Statements as to Compliance.

(i) The Company shall deliver to the Purchaser, on or before February 28, 2006, an Officer's Certificate, stating that (x) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement or similar agreements has been made under such officer's supervision, and (y) to the best of such officer's knowledge, based on such review, the Company has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Company to cure such default.

(ii) On or before March 1 of each calendar year, commencing in 2007, the Company shall deliver to the Purchaser and any Depositor a statement of compliance addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, to the effect that (a) a review of the Company’s activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (b) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 6.05 Annual Independent Public Accountants' Servicing Report.

Except with respect to Securitization Transactions occurring on or after January 1, 2006, on or before February 28, 2006, the Company, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to each Purchaser to the effect that such firm has examined certain documents and records relating to the servicing of the mortgage loans similar in nature and that such firm is of the opinion that the provisions of this or similar agreements have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Single Attestation Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. By providing Purchaser a copy of a Uniform Single Attestation Program Report from their independent public accountant's on an annual basis, Company shall be considered to have fulfilled its obligations under this Section 6.05.

Section 6.06 Report on Assessment of Compliance and Attestation.

With respect to any Mortgage Loans that are the subject of a Securitization Transaction occurring on or before March 1 of each calendar year, commencing in 2007, the Company shall:

(i)
deliver to the Purchaser and any Depositor a report (in form and substance reasonably satisfactory to the Purchaser and such Depositor) regarding the Company’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit D hereto;

(ii)
deliver to the Purchaser and any Depositor a report of a registered public accounting firm reasonably acceptable to the Purchaser and such Depositor that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii)
cause each Subservicer and each Subcontractor, determined by the Company pursuant to Section 425(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser and such Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section 6.06; and

(iv)
deliver to the Purchaser, any Depositor and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification in the form attached hereto as Exhibit E.

The Company acknowledges that the parties identified in clause (iv) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

Section 6.07 Remedies.

(i) Any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Article 9, Section 6.04, Section 6.05 or Section 6.06, or any breach by the Company of a representation or warranty set forth in Section 9.01(e)(iv)(A), or in a writing furnished pursuant to Section 9.01(e)(iv)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(e)(iv)(B) to the extent made as of a date subsequent to such closing date, shall, except as provided in sub-clause (ii) of this Section, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Company; provided that to the extent than any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(ii) Any failure by the Company, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 6.04, Section 6.05 or Section 6.06, including any failure by the Company to identify any Subcontract “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten (10) calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(iii) The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

Section 6.08 Right to Examine Company Records.

The Purchaser, or its designee, shall have the right to examine and audit any and all of the books, records, or other information of the Company, whether held by the Company or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice. The Purchaser shall pay its own expenses associated with such examination.

Section 6.09 Compliance with REMIC Provisions.

If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Company shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on “prohibited transactions” as defined Section 860(a)(2) of the Code and the tax on “contributions” to a REMIC set forth in Section 860(d) of the Code) unless the Company has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

ARTICLE VII

COMPANY TO COOPERATE

Section 7.01 Provision of Information.

During the term of this Agreement, the Company shall furnish to the Purchaser such periodic, special, or other reports or information, and copies or originals of any documents contained in the Servicing File for each Mortgage Loan provided for herein. All other special reports or information not provided for herein as shall be necessary, reasonable, or appropriate with respect to the Purchaser or any regulatory agency will be provided at the Purchaser’s expense. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Purchaser may give.

The Company shall execute and deliver all such instruments and take all such action as the Purchaser may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement.

Section 7.02 Financial Statements; Servicing Facility.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective Purchaser a Consolidated Statement of Operations of the Company for the most recently completed two (2) fiscal years for which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Company also shall make available any comparable interim statements to the extent any such statements have been prepared by or on behalf of the Company (and are available upon request to members or stockholders of the Company or to the public at large).

The Company also shall make available to Purchaser or prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Company or the financial statements of the Company, and to permit any prospective purchaser to inspect the Company's servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE COMPANY

Section 8.01 Indemnification; Third Party Claims.

The Company shall indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to perform its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser promptly shall reimburse the Company for all amounts advanced by it pursuant to the preceding sentence except when the claim is in any way related to the Company's indemnification pursuant to Section 3.03, or the failure of the Company to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company shall keep in full effect its existence, rights and franchises and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, provided, however, that the successor or surviving Person shall be an institution which is a Fannie Mae/Freddie Mac-approved company in good standing and has a net worth of no less than $25 million. Furthermore, in the event the Company transfers or otherwise disposes of all or substantially all of its assets to an affiliate of the Company, such affiliate shall satisfy the condition above, and shall also be fully liable to the Purchaser for all of the Company's obligations and liabilities hereunder.

Section 8.03 Limitation on Liability of Company and Others.

Neither the Company nor any of the directors, officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Company or any such Person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement or any other liability which would otherwise be imposed under this Agreement. The Company and any director, officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the Company shall be entitled to reimbursement from the Purchaser of the reasonable legal expenses and costs of such action.

Section 8.04 Limitation on Resignation and Assignment by Company.

The Purchaser has entered into this Agreement with the Company and subsequent Purchaser will purchase the Mortgage Loans in reliance upon the independent status of the Company, and the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, the Company shall neither assign this Agreement or the servicing rights hereunder or delegate its rights or duties hereunder (other than pursuant to Section 4.01) or any portion hereof or sell or otherwise dispose of all of its property or assets without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

The Company shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 12.01.

Without in any way limiting the generality of this Section 8.04, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder (other than pursuant to Section 4.01) or any portion thereof or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement upon notice given as set forth in Section 10.01, without any payment of any penalty or damages and without any liability whatsoever to the Company or any third party.

ARTICLE IX

SECURITIZATION TRANSACTIONS; WHOLE LOAN TRANSFERS AND AGENCY TRANSFERS

Section 9.01 Securitization Transactions; Whole Loan Transfers and Agency Transfers

The Purchaser and the Company agree that with respect to some or all of the Mortgage Loans, the Purchaser, at its sole option, may effect Whole Loan Transfers, Agency Transfer or Securitization Transactions, retaining the Company as the servicer thereof or subservicer if a master servicer is employed, or as applicable the "seller/servicer." On the Reconstitution Date, the Mortgage Loans transferred may cease to be covered by this Agreement; provided, however, that, in the event that any Mortgage Loan transferred pursuant to this Section 9.01 is rejected by the transferee, the Company shall continue to service such rejected Mortgage Loan on behalf of the Purchaser in accordance with the terms and provisions of this Agreement.

The Company shall cooperate with the Purchaser in connection with each Whole Loan Transfer, Agency Transfer or Securitization Transaction in accordance with this Section 9.01. In connection therewith:

(a)
the Company shall make all representations and warranties with respect to the Mortgage Loans as of the related Closing Date and with respect to the Company itself as of the closing date of each Whole Loan Transfer, Agency Transfer or Securitization Transaction;

(b)
the Company shall negotiate in good faith and execute any seller/servicer agreements required to effectuate the foregoing provided such agreements create no greater obligation or cost on the part of the Company than otherwise set forth in this Agreement;

(c)	the Company shall provide as applicable:

(i)
any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser shall request;

(ii)
such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably believed necessary by the trustee, any Rating Agency or the Purchaser, as the case may be, in connection with such Whole Loan Transfers, Agency Transfers or Securitization Transactions. The Purchaser shall pay all third party costs associated with the preparation of such information. The Company shall execute any seller/servicer agreements required within a reasonable period of time after receipt of such seller/servicer agreements which time shall be sufficient for the Seller and Seller's counsel to review such seller/servicer agreements. Under this Agreement, the Company shall retain a Servicing Fee for each Mortgage Loan, at no less than the applicable Servicing Fee Rate; and

(iii)	at any time as required by any Rating Agency, such additional documents from the related Retained Mortgage File to the Custodian as may be required by such Rating Agency;

(d)
the Company shall with respect to any Mortgage Loans that are subject to a Securitization Transaction occurring on or before December 31, 2005,in which the filing of a Sarbanes-Oxley Certification directly with the Commission is required, by February 28, 2006, or in connection with any additional Sarbanes-Oxley Certification required to be filed upon thirty (30) days written request, an officer of the Company shall execute and deliver an Officer’s Certification substantially in the form attached hereto as Exhibit F, to the entity filing the Sarbanes-Oxley Certification directly with the Commission (such as the Purchaser, any master servicer, any trustee or any depositor) for the benefit of such entity and such entity’s affiliates and the officers, directors and agents of such entity and such entity’s affiliates, and shall indemnify such entity or persons arising out of any breach of Company’s obligations or representations relating thereto as provided in such Officer’s Certification.

(e)
the Company shall, in connection with any Securitization Transaction occurring on or after January 1, 2006, the Company shall (1) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (i), (ii), (iii) and (vii) of this subsection (e), and (2) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (iv) of this subsection (e).

(i)
if so requested by the Purchaser or any Depositor, the Company shall provide such information regarding (1) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (2) each Third-Party Originator, and (3) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A)	the originator’s form of organization;

(B)
a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be material, in the good faith judgment of the Purchaser, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C)	a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Company, each Third-Party Originator and each Subservicer; and

(D)
a description of any affiliation or relationship between the Company, each Third-Party Originator, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing in advance of a Securitization Transaction:

(1)	the sponsor;
(2)	the depositor;
(3)	the issuing entity;
(4)	any servicer;
(5)	any trustee;
(6)	any originator;
(7)	any significant obligor;
(8)	any enhancement or support provider; and
(9)	any other material transaction party.

(ii)
If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (1) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (2) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(iii)
If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and each Subservicer (each of the Company and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Items 1108 of Regulation AB. Such information shall include, at a minimum:

(A)	the Servicer’s form of organization;

(B)
a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1)
whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

(2)	the extent of outsourcing the Servicer utilizes;

(3)
whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

(4)	whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

(5)	such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C)
a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D)
information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E)
information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F)	a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G)
a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

(H)
information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(iv)
If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (1) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Company, any Subservicer or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in Section 9.01(e)(i)(D) (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (2) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

(v)
As a condition to the succession to the Company or any Subservicer as servicer or Subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with is reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(vi)	(A)
The Company shall represent to the Purchaser, as of the date on which information is first provided to the Purchaser under this Section 9.01(e) that, except as disclosed in writing to the Purchaser prior to such date: (1) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (2) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (3) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (4) no material changes to the Company’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (5) there are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (6) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator; and (7) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(B)
If so requested by the Purchaser on any date following the date on which information is first provided to the Purchaser under this Section 9.01(e), the Company shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in sub clause (A) above or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

(vii)
In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, if so requested by the Purchaser or any Depositor, the Company shall provide such information reasonably available to the Company regarding the performance of the Mortgage Loans as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB.

(f)
the Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction; each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)    (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material provided under Sections 9.01(c) and (e) by or on behalf of the Company, or provided under Sections 9.01(c) and (e) by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Sections 9.01(c) and (e), including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB; or

(iii)
any breach by the Company of a representation or warranty set forth in Section 9.01(e)(iv)(A) or in a writing furnished pursuant to Section 9.01(e)(iv)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(e)(iv)(B) to the extent made as of a date subsequent to such closing date.

In the case of any failure of performance described in sub-clause (ii) of this Section 9.01(f), the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

(g)
the Purchaser and each Person who controls the Purchaser shall indemnify the Company, each affiliate of the Company, each Person who controls any of such parties or the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Company, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)    (A) any untrue statement of a material fact contained or alleged to be contained in any offering materials related to a Securitization Transaction, including without limitation the registration statement, prospectus, prospectus supplement, any private placement memorandum, any offering circular, any computational materials, and any amendments or supplements to the foregoing (collectively, the “Securitization Materials”) or (B) the omission or alleged omission to state in the Securitization Materials a material fact required to be stated in the Securitization Materials or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is other than a statement or omission arising out of, resulting from, or based upon the Company Information.

The Purchaser and the Company acknowledge and agree that the purpose of Section 9.01(e) is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

In the event the Purchaser has elected to have the Company hold record title to the Mortgages, prior to the Reconstitution Date the Company shall prepare an Assignment of Mortgage in blank or to the trustee from the Company acceptable to the trustee for each Mortgage Loan that is part of the Whole Loan Transfers, Agency Transfer or Securitization Transactions. The Company shall pay all preparation and recording costs associated with the initial Assignment of Mortgage. The Company shall execute each Assignment of Mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the trustee upon the Company's receipt thereof. Additionally, the Company shall prepare and execute, at the direction of the Purchaser, any note endorsements in connection with any and all seller/servicer agreements. If required at any time by a Rating Agency, Purchaser or successor purchaser in connection with any Whole Loan Transfer, Agency Sale or Securitization Transaction, the Company shall deliver such additional documents from its Retained Mortgage File within thirty (30) Business Days to the Custodian, successor purchaser or other designee of the Purchaser as said Rating Agency, Purchaser or successor purchaser may require.

All Mortgage Loans (i) not sold or transferred pursuant to Whole Loan Transfers, Agency Transfer or Securitization Transactions or (ii) that are subject to a Securitization for which the related trust is terminated for any reason, shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

ARTICLE X

DEFAULT

Section 10.01 Events of Default.

Each of the following shall constitute an Event of Default on the part of the Company:

(i)
any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(ii)
failure by the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement or in the Custodial Agreement which continues unremedied for a period of 90 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser or by the Custodian; or

(iii)	failure by the Company to maintain its license to do business in any jurisdiction where the Mortgaged Property is located if such license is required; or

(iv)
a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such degree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

(v)
the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(vi)
the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations; or

(vii)	the Company ceases to meet the qualifications of a Fannie Mae/Freddie Mac servicer; or

(viii)
the Company attempts to assign its right to servicing compensation hereunder or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof in violation of Section 8.04.

In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, the Purchaser, by notice in writing to the Company, may terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof.

Upon receipt by the Company of such written notice, all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.01. Upon written request from any Purchaser, the Company shall prepare, execute and deliver to the successor entity designated by the Purchaser any and all documents and other instruments, place in such successor's possession all Servicing Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Company's sole expense. The Company shall cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account, Subsidy Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

Section 10.02 Waiver of Defaults.

By a written notice, the Purchaser may waive any default by the Company in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE XI

TERMINATION

Section 11.01 Termination.

This Agreement shall terminate upon either: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any REO Property with respect to the last Mortgage Loan and the remittance of all funds due hereunder; or (ii) mutual consent of the Company and the Purchaser in writing.

Section 11.02 Termination Without Cause.

The Purchaser may terminate, at its sole option, any rights the Company may have hereunder, without cause as provided in this Section 11.02. Any such notice of termination shall be in writing and delivered to the Company by registered mail as provided in Section 12.05.

The Company shall be entitled to receive, as such liquidated damages, upon the transfer of the servicing rights, an amount equal to: (i) 2.75% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .25% is paid per annum, (ii) 3.25% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .375% is paid per annum, and (iii) 3.75% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .44% or greater is paid per annum.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01 Successor to Company.

Prior to termination of the Company's responsibilities and duties under this Agreement pursuant to Sections 8.04, 10.01, 11.01 (ii) or 11.02 the Purchaser shall, (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Company pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this Section 12.01 and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01 and 3.02 and the remedies available to the Purchaser under Section 3.03, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such sale, assignment, resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 3.01, except for subsection (h) with respect to the sale of the Mortgage Loans and subsections (i) and (k) thereof, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or termination of this Agreement pursuant to Section 8.04, 10.01, 11.01 or 11.02 shall not affect any claims that any Purchaser may have against the Company arising out of the Company's actions or failure to act prior to any such termination or resignation.

The Company shall deliver promptly to the successor servicer the funds in the Custodial Account, Subsidy Account and Escrow Account and all Servicing Files and related documents and statements held by it hereunder and the Company shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment in accordance with the procedures set forth in Section 12.05.

Section 12.02 Amendment.

This Agreement may be amended from time to time by written agreement signed by the Company and the Purchaser.

Section 12.03 Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Each of the Company and the Purchaser hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect or any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Company or the Purchaser. This provision is a material inducement for the Purchaser to enter into this Agreement.

Section 12.04 Duration of Agreement.

This Agreement shall continue in existence and effect until terminated as herein provided. This Agreement shall continue notwithstanding transfers of the Mortgage Loans by the Purchaser.

Section 12.05 Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

(i) if to the Company with respect to servicing and investor reporting issues:

Wells Fargo Bank, N.A.
1 Home Campus
Des Moines, Iowa 50328-0001
Attention: John B. Brown, MAC X2401-042

If to the Company with respect to all other issues:

Wells Fargo Bank, N.A.
7430 New Technology Way
Frederick, MD 21703
Attention: Structured Finance Manager, MAC X3906-012

In each instance with a copy to:

Wells Fargo Bank, N.A.
1 Home Campus
Des Moines, Iowa 50328-0001
Attention: General Counsel, MAC X2401-06T

or such other address as may hereafter be furnished to the Purchaser in writing by the Company;

(ii) if to Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Dr., Suite 200
Irving, TX 75038
Attention: Ralene Ruyle

With a copy to:

Bear Stearns Mortgage Capital Corp.
383 Madison Avenue
New York, NY 10179
Attention: Baron Silverstein

Section 12.06 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 12.07 Relationship of Parties.

Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for the Purchaser.

Section 12.08 Execution; Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 12.09 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Company's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 12.10 Assignment by Purchaser.

The Purchaser shall have the right, without the consent of the Company but subject to the limit set forth in Section 2.02 hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment, Assumption and Recognition Agreement substantially in the form attached as Exhibit G and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

Section 12.11 Solicitation of Mortgagor.

Neither party shall, after the related Closing Date, take any action to solicit the refinancing of any Mortgage Loan. It is understood and agreed that neither (i) promotions undertaken by either party or any affiliate of either party which are directed to the general public at large, including, without limitation, mass mailings based upon commercially acquired mailing lists, newspaper, radio, television advertisements nor (ii) serving the refinancing needs of a Mortgagor who, without solicitation, contacts either party in connection with the refinance of such Mortgage or Mortgage Loan, shall constitute solicitation under this Section.

[Intentionally Blank - Next Page Signature Page]

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION Purchaser		WELLS FARGO BANK, N.A. Company

By:	By:
Name:	Name:
Title:	Title:

STATE OF	)
	)	ss.:
COUNTY OF___________	)

On the _____ day of _______________, 20___ before me, a Notary Public in and for said State, personally appeared __________________, known to me to be _________________ of Wells Fargo Bank, N.A., the national banking association that executed the within instrument and also known to me to be the person who executed it on behalf of said bank, and acknowledged to me that such bank executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public My Commission expires _________________

STATE OF	)
	)	ss.:
COUNTY OF___________	)

On the _____ day of _______________, 20___ before me, a Notary Public in and for said State, personally appeared _____________________________________, known to me to be the ______________________________ of EMC Mortgage Corporation, the corporation that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public My Commission expires _________________

EXHIBIT A
FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

On this _____ day of __________, 20___, Wells Fargo Bank, N.A. (the "Seller") as the Seller under that certain Amended and Restated Master Mortgage Loan Purchase Agreement, ("Purchase Agreement") and as the Company under that certain Amended and Restated Master Seller's Warranties and Servicing Agreement (the "Servicing Agreement") each dated as of _______________, 20___, (collectively, the "Agreements") does hereby sell, transfer, assign, set over and convey to EMC Mortgage Corporation as the Purchaser (the "Purchaser") under the Purchase Agreement, and Purchaser hereby accepts from Seller, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A, together with the Custodial Mortgage Files and Retained Mortgage Files and all rights and obligations arising under the documents contained therein. Pursuant to Section 2.03 of the Servicing Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased. The Servicing Files retained by the Seller pursuant to Section 2.01 of the Servicing Agreement shall be appropriately marked to clearly reflect the sale of the related Mortgage Loans to the Purchaser.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreements.

EMC MORTGAGE CORPORATION Purchaser		WELLS FARGO BANK, N.A. Company

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT B

CUSTODIAL AGREEMENT

EXHIBIT C

CONTENTS OF EACH RETAINED MORTGAGE FILE,
SERVICING FILE AND CUSTODIAL MORTGAGE FILE

With respect to each Mortgage Loan, the Retained Mortgage File and Custodial Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be retained by the Company in the Retained Mortgage File or Servicing File or delivered to the Custodian pursuant to Sections 2.01 and 2.03 of the Seller's Warranties and the Servicing Agreement to which this Exhibit is attached (the "Agreement"):

1.
The original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of   without recourse" and signed in the name of the Company by an authorized officer (in the event that the Mortgage Loan was acquired by the Company in a merger, the signature must be in the following form: "[Company], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by the Company while doing business under another name, the signature must be in the following form: "[Company], formerly know as [previous name]").

2.	The original of any guarantee executed in connection with the Mortgage Note (if any).

3.
The original Mortgage, with evidence of recording thereon or a certified true and correct copy of the Mortgage sent for recordation. If in connection with any Mortgage Loan, the Company cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the related Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded Mortgage.

Further, with respect to MERS Mortgage Loans, (a) the Mortgage names MERS as the Mortgagee and (b) the requirements set forth in the Electronic Tracking Agreement have been satisfied, with a conformed recorded copy to follow as soon as the same is received by the Company.

4.	the originals or certified true copies of any document sent for recordation of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon.

5.
The original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except for the insertion of the name of the assignee and recording information). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in the Custodial Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Company in a merger, the Assignment of Mortgage must be made by "[Company], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment of Mortgage must be by "[Company], formerly know as [previous name]."

6.
Originals or certified true copies of documents sent for recordation of all intervening assignments of the Mortgage with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment.

7.	The electronic form of PMI Policy as identified by certificate number.

8.	The original mortgagee policy of title insurance or other evidence of title such as a copy of the title commitment or copy of the preliminary title commitment.

9.	Any security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

10.	Original power of attorney, if applicable.
11.	For each Cooperative Loan, the original or a seller certified true copy of the following:

The original Pledge Agreement entered into by the Mortgagor with respect to such Cooperative Loan;

UCC-3 assignment in blank (or equivalent instrument), sufficient under the laws of the jurisdiction where the related Cooperative Apartment is located to reflect of record the sale and assignment of the Cooperative Loan to the Purchaser;

Original assignment of Pledge Agreement in blank showing a complete chain of assignment from the originator of the related Cooperative Loan to the Company;

Original Form UCC-1 and any continuation statements with evidence of filing thereon with respect to such Cooperative Loan;

Cooperative Shares with a Stock Certificate in blank attached;

Original Proprietary Lease;

Original Assignment of Proprietary Lease, in blank, and all intervening assignments thereof;

Original recognition agreement of the interests of the mortgagee with respect to the Cooperative Loan by the Cooperative, the stock of which was pledged by the related Mortgagor to the originator of such Cooperative Loan; and

Originals of any assumption, consolidation or modification agreements relating to any of the items specified above.

With respect to each Mortgage Loan, the Servicing File shall include each of the following items to the extent in the possession of the Company or in the possession of the Company’s agent(s):

12.	The original hazard insurance policy and, if required by law, flood insurance policy, in accordance with Section 4.10 of the Agreement.

13.	Residential loan application.

14.	Mortgage Loan closing statement.

15.	Verification of employment and income, unless originated under the Company's Limited Documentation program, Fannie Mae Timesaver Plus.

16.	Verification of acceptable evidence of source and amount of down payment.

17.	Credit report on the Mortgagor.

18.	Residential appraisal report.

19.	Photograph of the Mortgaged Property.

20.	Survey of the Mortgage property, if required by the title company or applicable law.

21.
Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e. map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

22.	All required disclosure statements.

23.	If available, termite report, structural engineer's report, water potability and septic certification.

24.	Sales contract, if applicable.

25.
Evidence of payment of taxes and insurance premiums, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

26.	Amortization schedule, if available.

27.	Payment history for any Mortgage Loan that has been closed for more than 90 days.

In the event an Officer's Certificate of the Company is delivered to the Custodian because of a delay caused by the public recording office in returning any recorded document, the Company shall deliver to the Custodian, within 240 days of the related Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company shall be required to deliver to the Custodian the applicable recorded document by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

EXHIBIT D

SERVICING CRITERIA TO BE ADDRESSED
IN ASSESSMENT OF COMPLIANCE

Reg AB Reference	Servicing Criteria	Applicable Servicing Criteria	Inapplicable Servicing Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

Reg AB Reference	Servicing Criteria	Applicable Servicing Criteria	Inapplicable Servicing Criteria
Pool Asset Administration (cont’d)
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT E

FORM OF SARBANES CERTIFICATION

Re:	The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [Name of Servicer], certify to [the Owner], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of the Servicer provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Servicer’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Servicer during 200[ ] that were delivered by the Servicer to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Servicer Servicing Information”);

(2) Based on my knowledge, the Servicer Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Servicer Servicing Information;

(3) Based on my knowledge, all of the Servicer Servicing Information required to be provided by the Servicer under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4) I am responsible for reviewing the activities performed by the Servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Servicer has fulfilled its obligations under the Agreement; and

(5)  The Compliance Statement, the Servicing Assessment and the Attestation Report required to be provided by the Servicer pursuant to the Agreement have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date:

By:
Name:
Title:

EXHIBIT F

FORM OF SARBANES-OXLEY BACK-UP CERTIFICATION

I, ______________________, Vice President of Wells Fargo Bank, N.A. (the "Servicer"), certify to __________________, and its officers, directors, agents and affiliates (the "Sarbanes Certifying Party"), and with the knowledge and intent that they will rely upon this certification, that:

(i)
Based on my knowledge, the information relating to the Mortgage Loans and the servicing thereof submitted by the Servicer to the Sarbanes Certifying Party which is used in connection with preparation of the reports on Form 8-K and the annual report on Form 10-K filed with the Securities and Exchange Commission with respect to the Securitization, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

(ii)	The servicing information required to be provided to the Sarbanes Certifying Party by the Servicer under the relevant servicing agreement has been provided to the Sarbanes Certifying Party;

(iii)
I am responsible for reviewing the activities performed by the Servicer under the relevant servicing agreement and based upon the review required by the relevant servicing agreement, and except as disclosed in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the Sarbanes Certifying Party, the Servicer has, as of the date of this certification fulfilled its obligations under the relevant servicing agreement; and

(iv)
I have disclosed to the Sarbanes Certifying Party all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the relevant servicing agreement.

(v)
The Servicer shall indemnify and hold harmless the Sarbanes Certifying Party and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under this Certification or the negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Sarbanes Certifying Party, then the Servicer agrees that it shall contribute to the amount paid or payable by the Sarbanes Certifying Party as a result of the losses, claims, damages or liabilities of the Sarbanes Certifying Party in such proportion as is appropriate to reflect the relative fault of the Sarbanes Certifying Party on the one hand and the Servicer on the other in connection with a breach of the Servicer's obligations under this Certification or the Servicer's negligence, bad faith or willful misconduct in connection therewith.

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Servicer.

Dated:
By:
Name:
Title:

EXHIBIT G

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

____________, 20__

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT, dated ___________________, 20____ between _________________, a _________________ corporation having an office at _________________ ("Assignor") and _________________, having an office at _________________ ("Assignee"):

For and in consideration of the sum of one dollar ($1.00) and other valuable consideration the receipt and sufficiency of which are hereby acknowledge, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as Purchaser, in, to and under that certain Seller's Warranties and Servicing Agreement, (the "Seller's Warranties and Servicing Agreement"), dated as of _________________, by and between _________________ (the "Purchaser"), and _________________ (the "Company"), and the Mortgage Loans delivered thereunder by the Company to the Assignor, and that certain Custodial Agreement, (the "Custodial Agreement"), dated as of _________________, by and among the Company, the Purchaser and _________________ (the "Custodian").

2. The Assignor warrants and represents to, and covenants with, the Assignee that:

a. The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

b. The Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to the Company with respect to the Seller's Warranties and Servicing Agreement or the Mortgage Loans;

c. The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Seller's Warranties and Servicing Agreement, the Custodial Agreement or the Mortgage Loans, including without limitation the transfer of the servicing obligations under the Seller's Warranties and Servicing Agreement. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under, the Seller's Warranties and Servicing Agreement or the Mortgage Loans; and

d. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 33 Act or require registration pursuant thereto.

3. That Assignee warrants and represent to, and covenants with, the Assignor and the Company pursuant to Section 12.10 of the Seller's Warranties and Servicing Agreement that:

a. The Assignee agrees to be bound, as Purchaser, by all of the terms, covenants and conditions of the Seller's Warranties and Servicing Agreement, the Mortgage Loans and the Custodial Agreement, and from and after the date hereof, the Assignee assumes for the benefit of each of the Company and the Assignor all of the Assignor's obligations as purchaser thereunder;

b. The Assignee understands that the Mortgage Loans have not been registered under the 33 Act or the securities laws of any state;

c. The purchase price being paid by the Assignee for the Mortgage Loans are in excess of $250,000.00 and will be paid by cash remittance of the full purchase price within 60 days of the sale;

d. The Assignee is acquiring the Mortgage Loans for investment for its own account only and not for any other person. In this connection, neither the Assignee nor any person authorized to act therefor has offered to Mortgage Loans by means of any general advertising or general solicitation within the meaning of Rule 502(c) of US Securities and Exchange Commission Regulation D, promulgated under the Securities Act;

e. The Assignee considers itself a substantial sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans;

f. The Assignee has been furnished with all information regarding the Mortgage Loans that it has requested from the Assignor or the Company;

g. Neither the Assignee nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner which would constitute a distribution of the Mortgage Loans under the 33 Act or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 33 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

h. Either (1) the Assignee is not an employee benefit plan ("Plan") within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a plan (also "Plan") within the meaning of section 4975(e)(1) of the Internal Revenue Code of 1986 ("Code"), and the Assignee is not directly or indirectly purchasing the Mortgage Loans on behalf of, investment manager of, as named fiduciary of, as Trustee of, or with assets of, a Plan; or (2) the Assignee's purchase of the Mortgage Loans will not result in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.

i. The Assignee's address for purposes of all notices and correspondence related to the Mortgage Loans and the Seller's Warranties and Servicing Agreements is:

Attention: _________________

The Assignee's wire transfer instructions for purposes of all remittances and payments related to the Mortgage Loans and the Seller's Warranties and Servicing Agreement is:

Attention: _________________

4. From and after the date hereof, the Company shall note the transfer of the Mortgage Loans to the Assignee in its books and records, the Company shall recognize the Assignee as the owner of the Mortgage Loans and the Company shall service the Mortgage Loans for the benefit of the Assignee pursuant to the Seller’s Warranties and Servicing Agreement, the terms of which are incorporated herein by reference. It is the intention of the Assignor, the Company and the Assignee that the Seller’s Warranties and Servicing Agreement shall be binding upon and inure to the benefit of the Company and the Assignee and their respective successors and assigns.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption to be executed by their duly authorized officers as of the date first above written.

Assignor	Assignee

By:	By:
Name:	Name:
Its:	Its:
Tax Payer Identification No.:	Tax Payer Identification No.:

EXHIBIT H

ELECTRONIC DATA FILE

(1)	the street address of the Mortgaged Property including the city, state, county and zip code;

(2)	a code indicating whether the Mortgaged Property is a single family residence, a 2-4 family dwelling, a PUD, a cooperative, a townhouse, manufactured housing or a unit in a condominium project;

(3)	the Mortgage Interest Rate as of the Cut-off Date;

(4)	the current Monthly Payment;

(5)	loan term, number of months;

(6)	the stated maturity date;

(7)	the Stated Principal Balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due on or before the Cut-off Date;

(8)	the Loan-to-Value Ratio;

(9)	a code indicating whether the Mortgage Loan is an Interest Only Mortgage Loan;

(10)	a code indicating whether the Mortgage Loan is a temporary buydown (Y or N);

(11)	the Servicing Fee Rate;

(12)	a code indicating whether the Mortgage Loan is covered by lender-paid mortgage insurance (Y or N);

(13) a	code indicating whether the Mortgage Loan is a Time$aver® Mortgage Loan (Y or N);

(14)	the Mortgagor's first and last name;

(15)	a code indicating whether the Mortgaged Property is owner-occupied;

(16)	the remaining months to maturity from the Cut-off Date, based on the original amortization schedule;

(17)	the date on which the first Monthly Payment was due on the Mortgage Loan;

(18)	the last Due Date on which a Monthly Payment was actually applied to the actual principal balance;

(19)	the original principal amount of the Mortgage Loan;

(20)	a code indicating the purpose of the loan (i.e., purchase, financing, rate/term refinancing, cash-out refinancing);

(21)	the Mortgage Interest Rate at origination;

(22)	the date on which the first Monthly Payment was due on the Mortgage Loan;

(23)
a code indicating the documentation style (i.e., full (providing two years employment verification - 2 years W-2’s and current pay stub or 2 years 1040’s for self employed borrowers), alternative or reduced);

(24)	a code indicating if the Mortgage Loan is subject to a PMI Policy;

(25)	the Appraised Value of the Mortgage Property;

(26)	the sale price of the Mortgaged Property, if applicable;

(27)	the Mortgagor’s Underwriting FICO Score;

(28)	term of prepayment penalty in years;

(29)	a code indicating the product type;

(30)	a code indicating the credit grade of the Mortgage Loan;

(31)	the unpaid balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of all payments of principal;

(32)	the Note date of the Mortgage Loan;

(33)	the mortgage insurance certificate number and percentage of coverage, if applicable;

(34)	the Mortgagor’s date of birth;

(35)	the MIN Number for each Mortgage Loan, if applicable;

(36)	employer name;

(37)	subsidy program code;

(38)	servicer name;

(39)	the combined Loan-to-Value Ratio;

(40)	the total Loan-to-Value Ratio;

(41)	whether the Mortgage Loan is convertible (Y or N);

(42)	a code indicating whether the Mortgage Loan is a relocation loan (Y or N);

(43)	a code indicating whether the Mortgage Loan is a leasehold loan (Y or N);

(44)	a code indicating whether the Mortgage Loan is an Alt A loan (Y or N);

(45)	a code indicating whether the Mortgage Loan is a no ratio loan (Y or N);

(46)	a code indicating whether the Mortgage Loan is a Pledged Asset Mortgage Loan (Y or N);

(47)	effective LTV percentage for Pledged Asset Mortgage Loans;

(48)	citizenship type code;

(49)	a code indicating whether the Mortgage Loan is a conforming or non-conforming loan, based on the original loan balance;

(50)	the name of the client for which the Mortgage Loan was originated;

(51)	the program code;

(52)	the loan sub doc code;

(53)	the remaining interest-only term for Interest Only Mortgage Loans;

The Company shall provide the following
For the Home Mortgage Disclosure Act (HMDA):

(54)	the Mortgagor’s and co-Mortgagor’s (if applicable) ethnicity;

(55)	the Mortgagor’s and co-Mortgagor’s (if applicable) race;

(56)	lien status;

(57)	for cash-out refinance loans, the cash purpose;

(58)	the Mortgagor’s and co-Mortgagor’s (if applicable) gender;

(59)	the Mortgagor’s and co-Mortgagor’s (if applicable) social security numbers;

(60)	the number of units for the property;

(61)	the year in which the property was built;

(62)	the qualifying monthly income of the Mortgagor;

(63)	the number of bedrooms contained in the property;

(64)	a code indicating first time buyer (Y or N);

(65)	the total rental income, if any;

The Seller shall provide the following
for the adjustable rate Mortgage Loans (if applicable):

(66)	the maximum Mortgage Interest Rate under the terms of the Mortgage Note;

(67)	the Periodic Interest Rate Cap;

(68)	the Index;

(69)	the next Adjustment Date;

(70)	the Gross Margin; and

(71)	the lifetime interest rate cap.

MASTER MORTGAGE LOAN PURCHASE AGREEMENT

This is an Amended and Restated Master Mortgage Loan Purchase Agreement (the "Agreement"), dated as of November 1, 2004 by and between EMC Mortgage Corporation, having an office at 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") and Wells Fargo Bank, N.A., having an office at 1 Home Campus, Des Moines, Iowa 50328-0001 (the "Seller").

W I T N E&am p;am p;#1 60;S S E T H

WHEREAS, the Seller agrees to sell, and the Purchaser agrees to purchase, from time to time certain conventional residential mortgage loans (the "Mortgage Loans") on a servicing retained basis as described herein:

WHEREAS, the Mortgage Loans shall be delivered as pools of whole loans (each a “Loan Package”) on various dates as provided herein (each a “Closing Date”); and

WHEREAS, the parties intend hereby to set forth the terms and conditions upon which the proposed Transactions will be effected.

NOW THEREFORE, in consideration of the promises and the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1.  All capitalized terms not otherwise defined herein have the respective meanings set forth in the Amended and Restated Master Seller's Warranties and Servicing Agreement, dated as of the date herewith (the“Master Seller's Warranties and Servicing Agreement").

SECTION 2. Agreement to Purchase. The Seller agrees to sell, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the applicable related Cut-off Date in an amount as set forth in the related Commitment Letters or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans in the related Loan Package accepted by the Purchaser on the related Closing Date. The Mortgage Loans will be delivered pursuant to the Master Seller's Warranties and Servicing Agreement.

SECTION 3.  Mortgage Schedules. The Seller will provide the Purchaser with certain information constituting a listing of the Mortgage Loans to be purchased under this Agreement for each Transaction (the "Mortgage Loan Schedule"). Each Mortgage Loan Schedule shall conform to the definition of "Mortgage Loan Schedule" under the Master Seller's Warranties and Servicing Agreement.

SECTION 4.  Purchase Price. The purchase price for each Loan Package (the "Purchase Price") shall be the percentage of par as stated in the related Commitment Letter, multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed in the related Loan Package, after application of scheduled payments of principal for such related Loan Package due on or before the related Cut-off Date whether or not collected. The purchase price for a Loan Package may be adjusted as stated in the related Commitment Letter.

In addition to the Purchase Price, the Purchaser shall pay to the Seller, at closing, accrued interest on the initial principal amount of the Mortgage Loans at the weighted average Mortgage Loan Remittance Rate for each Loan Package from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

With respect to each Loan Package, the Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Seller after the related Cut-off Date shall belong to the Seller), and (3) all payments of interest on the Mortgage Loans at the Mortgage Loan Remittance Rate (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected. Therefore, payments of scheduled principal and interest prepaid for a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts (minus interest at the Servicing Fee Rate) shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

SECTION 5.  Examination of Mortgage Files. Prior to each Closing Date, the Seller shall (a) deliver to the Purchaser in escrow, for examination, the Mortgage File for each Mortgage Loan, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the Mortgage Files available to the Purchaser for examination at the Seller's offices or such other location as shall otherwise be agreed upon by the Purchaser and the Seller. Such examination may be made by the Purchaser or by any prospective purchaser of the Mortgage Loans from the Purchaser, at any time before or after such related Closing Date, upon prior reasonable notice to the Seller. The fact that the Purchaser or any prospective purchaser of the Mortgage Loans has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided under the Master Seller's Warranties and Servicing Agreement.

Prior to Seller’s receipt of the Purchase Price, the Purchaser shall cause the Custodian to act as bailee for the sole and exclusive benefit of the Seller pursuant to the Custodial Agreement and act only in accordance with Seller’s instructions. Upon the Seller’s receipt of the Purchase Price, the Seller shall provide notification to the Custodian to release ownership of the Mortgage Loan Documents contained in the Custodial Mortgage File. Such notification shall be in a form of a written notice by facsimile or other electronic media, with a copy sent to the Purchaser. Subsequent to such release, such Mortgage Loan Documents shall be retained by the Custodian for the benefit of the Purchaser. All Mortgage Loan Documents related to Mortgage Loans not purchased by the Purchaser on the Closing Date, shall be maintained by the Custodian for the benefit of the Seller and shall be returned to the Seller within two (2) Business Days after the Closing Date.

SECTION 6.  Representations, Warranties and Agreements of Seller. The Seller agrees and acknowledges that it shall, as a condition to the consummation of the transactions contemplated hereby, make the representations and warranties specified in Section 3.01 and 3.02 of the Master Seller's Warranties and Servicing Agreement, as of each related Closing Date. The meaning of the term "Agreement" as used in Sections 3.01 and 3.02 of the Master Seller's Warranties and Servicing Agreement shall include this Agreement. The Seller, without conceding that the Mortgage Loans are securities, hereby makes the following additional representations, warranties and agreements which shall be deemed to have been made as of the related Closing Date:

a) neither the Seller nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of any Mortgage Loans, any interest in any Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of any Mortgage Loans, any interest in any Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to any Mortgage Loans, any interest in any Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act or which would render the disposition of any Mortgage Loans a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

b) the Seller has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with this transaction other than the Purchaser.

SECTION 7.  Representation, Warranties and Agreement of Purchaser. The Purchaser, without conceding that the Mortgage Loans are securities, hereby makes the following representations, warranties and agreements, which shall have been deemed to have been made as of the related Closing Date.

a) the Purchaser understands that the Mortgage Loans have not been registered under the Securities Act or the securities laws of any state;

b) the Purchaser is acquiring the Mortgage Loans for its own account only and not for any other person;

c) the Purchaser considers itself a substantial, sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans;

d) the Purchaser has been furnished with all information regarding the Mortgage Loans which it has requested from the Seller or the Company; and

e) neither the Purchaser nor anyone acting on its behalf offered, transferred, pledged, sold or otherwise disposed of any Mortgage Loan, any interest in any Mortgage Loan or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of any Mortgage Loan, any interest in any Mortgage Loan or any other similar security from, or otherwise approached or negotiated with respect to any Mortgage Loan, any interest in any Mortgage Loan or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act or which would render the disposition of any Mortgage Loan a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans.

SECTION 8.  Closing. The closing for the purchase and sale of each Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree; or conducted in person, at such place as the parties shall agree.

The closing shall be subject to each of the following conditions:

a) all of the representations and warranties of the Seller under this Agreement and under the Master Seller's Warranties and Servicing Agreement shall be true and correct as of such related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Master Seller's Warranties and Servicing Agreement;

b) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all Closing Documents as specified in Section 9 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

c) the Seller shall have delivered and released to the Custodian under the Master Seller's Warranties and Servicing Agreement all documents required pursuant to the related Custodial Agreement, and

d) all other terms and conditions of this Agreement shall have been complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Seller on such related Closing Date the applicable Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

SECTION 9.  Closing Documents. With respect to the Mortgage Loans, the Closing Documents shall consist of the following documents:

On the initial Closing Date:

1.	the Master Seller's Warranties and Servicing Agreement, in three counterparts;

2.	this Agreement in two counterparts;

3.
the Custodial Agreement, dated as November 30, 1999, by and between EMC Mortgage Corporation as Owner, and Wells Fargo Bank, N.A. (formerly Wells Fargo Bank Minnesota, N.A.) attached as an exhibit to the Master Seller's Warranties and Servicing Agreement;

4.
the Mortgage Loan Schedule for the related Loan Package, one copy to be attached to each counterpart of the Master Seller's Warranties and Servicing Agreement, to each counterpart of this Agreement, and to each counterpart of the Custodial Agreement, as the Mortgage Loan Schedule thereto;

5.	a Receipt and Certification, as required under the Custodial Agreement;

6.	an Opinion of Counsel of the Seller, in the form of Exhibit 1 hereto; and

7.	an Assignment and Conveyance Agreement for the related Mortgage Loans.

On each subsequent Closing Date, the following documents:

1.	the Mortgage Loan Schedule for the related Loan Package;

2.	an Assignment and Conveyance Agreement for the related Mortgage Loans; and

3.	a Receipt and Certification, as required under the Custodial Agreement.

SECTION 10.  Costs. The Purchaser shall pay any commissions due its salesmen, the legal fees and expenses of its attorneys and the costs and expenses associated with the Custodian. The Seller shall be responsible for reasonable costs and expenses associated with any preparation of the initial assignments of mortgage. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including fees for title policy endorsements and continuations and the Seller's attorney fees, shall be paid by the Seller.

SECTION 11.  Servicing The Mortgage Loans shall be serviced by the Seller in accordance with the terms of the Master Seller's Warranties and Servicing Agreement. The Seller shall be entitled to servicing fees calculated as provided therein, at the Servicing Fee Rate.

SECTION 12.  Financial Statements. The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers a Consolidated Statement of Operations of the Seller for the most recently completed two fiscal years respecting which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Purchaser shall also make available any comparable interim statements to the extent any such statements have been prepared by the seller in a format intended or otherwise suitable for the public at large. The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans in its own portfolio and loans serviced for others (if any), including foreclosure and delinquency ratios.

The Seller also agrees to allow access to a knowledgeable (as shall be determined by the Seller) financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

SECTION 13.  Mandatory Delivery. The sale and delivery on each Closing Date of the related Mortgage Loans described on the respective Mortgage Loan Schedules is mandatory, it being specifically understood and agreed that each Mortgage Loan must be unique and identifiable on such related Closing Date and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver the Mortgage Loans on or before such related Closing Date. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

SECTION 14.  Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address shown on the first page hereof, or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice of communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

SECTION 15.  Severability Clause. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is as close as possible to the economic effect of this Agreement without regard to such invalidity.

SECTION 16.  Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

SECTION 17.  Place of Delivery and Governing Law. This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, except to the extent preempted by Federal Law.

Each of the Seller and the Purchaser hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Seller or the Purchaser. This provision is a material inducement for the Purchaser to enter into this Agreement.

SECTION 18.  Further Agreements. The Purchaser and the Seller each agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

Without limiting the generality of the foregoing, the Seller shall reasonably cooperate with the Purchaser in connection with the initial resales of the Mortgage Loans by the Purchaser. In that connection, the Seller shall provide to the Purchaser: (i) any and all information and appropriate verification of information, whether through letters of its auditors and counsel or otherwise, as the Purchaser shall reasonably request, and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors and certificates of public officials or officers of the Seller as are reasonably believed necessary by the Purchaser in connection with such resales. The requirement of the Seller pursuant to (ii) above shall terminate on the related Closing Date, except as provided pursuant to Article IX of the Master Seller’s Warranties and Servicing Agreement. Prior to incurring any out-of-pocket expenses pursuant to this paragraph, the Seller shall notify the Purchaser in writing of the estimated amount of such expense. The Purchaser shall reimburse the Seller for any such expense following its receipt of appropriate details thereof.

SECTION 19.  Intention of the Parties. It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling, an undivided 100% ownership interest in the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

SECTION 20.  Successors and Assigns; Assignment of Purchase Agreement. This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective successors and assigns of the Seller and the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the consent of the Purchaser.

SECTION 21. Waivers; Other Agreements. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

SECTION 22. Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

SECTION 23. General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

c) references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

e) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

f) the term "include" or "including" shall mean without limitation by reason of enumeration.

SECTION 24. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
[Signatures Follow]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

EMC MORTGAGE CORPORATION (Purchaser)

By:
Name:
Title:

WELLS FARGO BANK, N.A. (Seller)

By:
Name:
Title:

EXHIBIT 1

FORM OF OPINION OF COUNSEL

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Re: Mortgage Loan Sale by Wells Fargo Bank, N.A. (the “Company”) to EMC Mortgage Corporation (the “Purchaser”) of first lien mortgage loans (the “Mortgage Loans”) pursuant to that certain Amended and Restated Master Seller’s Warranties and Servicing Agreement and Amended and Restated Master Mortgage Loan Purchase Agreement by and between the Company and the Purchaser, dated as of November 1, 2005.

Dear Sir/Madam:

I am @ of Wells Fargo Bank, N.A. and have acted as counsel to Wells Fargo Bank, N.A. (the “Company”), with respect to certain matters in connection with the sale by the Company of Mortgage Loans pursuant to that certain Amended and Restated Master Seller’s Warranties and Servicing Agreement and Amended and Restated Master Mortgage Loan Purchase Agreement by and between the Company and EMC Mortgage Corporation (the “Purchaser”), dated as of November 1, 2005, (the “Agreements”), which sale is in the form of whole Mortgage Loans. Capitalized terms not otherwise defined herein have the meanings set forth in the Amended and Restated Master Seller’s Warranties and Servicing Agreement.

I have examined the following documents:

1.	the Amended and Restated Master Seller’s Warranties and Servicing Agreement;

2.	the Amended and Restated Master Mortgage Loan Purchase Agreement;

3.	the Custodial Agreement;

4.	the form of endorsement of the Mortgage Notes; and

5.	such other documents, records and papers as I have deemed necessary and relevant as a basis for this opinion.

To the extent I have deemed necessary and proper, I have relied upon the representations and warranties of the Company contained in the Agreements. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

Based upon the foregoing, it is my opinion that;

1.	The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

2.
The Company has the power to engage in the transactions contemplated by the Agreements, the Custodial Agreement and all requisite power, authority and legal right to execute and deliver the Agreements, the Custodial Agreement and the Mortgage Loans, and to perform and observe the terms and conditions of such instruments.

3.
Each person who, as an officer or attorney-in-fact of the Company, signed (a) the Agreements, each dated as of November 1, 2005, by and between the Company and the Purchaser, and (b) any other document delivered prior hereto or on the date hereof in connection with the sale and servicing of the Mortgage Loans in accordance with the Agreements was, at the respective times of such signing and delivery, and is, as of the date hereof, duly elected or appointed, qualified and acting as such officer or attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures.

4.
Each of the Agreements, the Custodial Agreement, and the Mortgage Loans, has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its terms, subject to the effect of insolvency, liquidation, convervatorship and other similar laws administered by the Federal Deposit Insurance Corporation affecting the enforcement of contract obligations of insured banks and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser’s ownership of the Mortgage Loans.

5.
The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements and the Custodial Agreement, and by original or facsimile signature in order to execute the endorsements to the Mortgage Notes and the assignments of the Mortgages, and the original or facsimile signature of the officer at the Company executing the endorsements to the Mortgage Notes and the assignments of the Mortgages represents the legal and valid signature of said officer of the Company.

6.
Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements, the Custodial Agreement or the sale and delivery of the Mortgage Loans or the consummation of the transactions contemplated by the Agreements, and the Custodial Agreement; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

7.
Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Agreements and the Custodial Agreement, will conflict with or results in or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

8.
There is no action, suit, proceeding or investigation pending or, to the best of my knowledge, threatened against the Company which, in my opinion, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements, and the Custodial Agreement, or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements and the Custodial Agreement.

9.
For purposes of the foregoing, I have not regarded any legal or governmental actions, investigations or proceedings to be "threatened" unless the potential litigant or governmental authority has manifested to the legal department of the Company or an employee of the Company responsible for the receipt of process a present intention to initiate such proceedings; nor have I regarded any legal or governmental actions, investigations or proceedings as including those that are conducted by state or federal authorities in connection with their routine regulatory activities. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient fully to transfer all right, title and interest of the Company thereto as noteholder and mortgagee, apart from the rights to service the Mortgage Loans pursuant to the Agreements.

10.
The form of endorsement that is to be used with respect to the Mortgage Loans is legally valid and sufficient to duly endorse the Mortgage Notes to the Purchaser. Upon the completion of the endorsement of the Mortgage Notes and the completion of the assignments of the Mortgages, and the recording thereof, the endorsement of the Mortgage Notes, the delivery to the Custodian of the completed assignments of the Mortgages, and the delivery of the original endorsed Mortgage Notes to the Custodian would be sufficient to permit the entity to which such Mortgage Note is initially endorsed at the Purchaser’s direction, and to whom such assignment of Mortgages is initially assigned at the Purchaser’s direction, to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and would be sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                            Sincerely,

EXHIBIT J

ASSIGNMENT AGREEMENTS
EXHIBIT J

ASSIGNMENT AGREEMENTS

EMC MORTGAGE CORPORATION
Purchaser,

WACHOVIA MORTGAGE CORPORATION
Seller

SELLER’S PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of July 1, 2005

ARTICLE I    DEFINITIONS

Section 1.01. Defined Terms.

ARTICLE II    SERVICING OF MORTGAGE LOANS; RECORD TITLE AND POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL AGREEMENT; DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01. Agreement to Purchase.
Section 2.02. Purchase Price.
Section 2.03. Servicing of Mortgage Loans.
Section 2.04. Record Title and Possession of Mortgage Files; Maintenance of Servicing Files
Section 2.05. Books and Records.
Section 2.06. Transfer of Mortgage Loans
Section 2.07. Delivery of Mortgage Loan Documents
Section 2.08. Quality Control Procedures.
Section 2.09. Closing.

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE SELLER; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01. Representations and Warranties of the Seller.
Section 3.02. Representations and Warranties as to Individual Mortgage Loans.
Section 3.03. Repurchase.
Section 3.04. Purchase Price Protection.
Section 3.05. Repurchase of Mortgage Loans With First Payment Defaults.

ARTICLE IV    ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS

Section 4.01. The Seller to Act as Servicer.
Section 4.02. Collection of Mortgage Loan Payments.
Section 4.03. Realization Upon Defaulted Mortgage Loans.
Section 4.04. Establishment of Custodial Accounts; Deposits in Custodial Accounts.
Section 4.05. Permitted Withdrawals From the Custodial Account.
Section 4.06. Establishment of Escrow Accounts; Deposits in Accounts.
Section 4.07. Permitted Withdrawals From the Escrow Account.
Section 4.08. Payment of Taxes, Insurance and Charges; Maintenance of Primary Mortgage Insurance; Collections Thereunder.
Section 4.09. Transfer of Accounts.
Section 4.10. Maintenance of Hazard Insurance.
Section 4.11. Maintenance of Mortgage Impairment Insurance Policy.
Section 4.12. Maintenance of Fidelity Bond and Errors and Omissions Insurance.
Section 4.13. Title, Management and Disposition of REO Property.
Section 4.14. Notification of Maturity Date.

ARTICLE V    PAYMENTS TO THE PURCHASER

Section 5.01. Distributions.
Section 5.02. Statements to the Purchaser.
Section 5.03. Monthly Advances by the Seller.
Section 5.04. Liquidation Reports.

ARTICLE VI    GENERAL SERVICING PROCEDURES

Section 6.01. Assumption Agreements.
Section 6.02. Satisfaction of Mortgages and Release of Mortgage Files.
Section 6.03. Servicing Compensation.
Section 6.04. Annual Statement as to Compliance.
Section 6.05. Annual Independent Certified Public Accountants’ Servicing Report.
Section 6.06. Purchaser’s Right to Examine Seller Records.
Section 6.07. Seller Shall Provide Information as Reasonably Required.

ARTICLE VII    THE SELLER

Section 7.01. Indemnification; Third Party Claims.
Section 7.02. Merger or Consolidation of the Seller.
Section 7.03. Limitation on Liability of the Seller and Others.
Section 7.04. Seller Not to Assign or Resign.
Section 7.05. No Transfer of Servicing.

ARTICLE VIII    DEFAULT

Section 8.01. Events of Default.
Section 8.02. Waiver of Defaults.

ARTICLE IX    TERMINATION

Section 9.01. Termination.

ARTICLE X    RECONSTITUTION OF MORTGAGE LOANS

Section 10.01. Reconstitution of Mortgage Loans.

ARTICLE XI    MISCELLANEOUS PROVISIONS

Section 11.01. Successor to the Seller.
Section 11.02. Amendment.
Section 11.03. Recordation of Agreement.
Section 11.04. Governing Law.
Section 11.05. Notices.
Section 11.06. Severability of Provisions.
Section 11.07. Exhibits.
Section 11.08. General Interpretive Principles.
Section 11.09. Reproduction of Documents.
Section 11.10. Confidentiality of Information.
Section 11.11. Recordation of Assignments of Mortgage.
Section 11.12. Assignment by Purchaser.
Section 11.13. No Partnership.
Section 11.14. Execution; Successors and Assigns.
Section 11.15. Entire Agreement.
Section 11.16. No Solicitation.
Section 11.17. Costs.
Section 11.18. Protection of Mortgagor Personal Information.

EXHIBITS

A-1	Contents of Mortgage File
A-2	Contents of Servicing File
B	Form of Custodial Account Letter Agreement
C	Form of Escrow Account Letter Agreement
D	Form of Assignment, Assumption and Recognition Agreement
E	Form of Assignment and Conveyance
F	Request for Release of Documents and Receipt

SELLER’S PURCHASE, WARRANTIES AND SERVICING AGREEMENT

This is a Seller’s Purchase, Warranties and Servicing Agreement, dated as of July 1, 2005 and is executed by and between EMC Mortgage Corporation, as purchaser (the “Purchaser”), and Wachovia Mortgage Corporation, as seller and servicer (in such capacity, the “Seller”).

WITNESSETH:

WHEREAS, the Purchaser has heretofore agreed to purchase from the Seller and the Seller has heretofore agreed to sell to the Purchaser certain Mortgage Loans, servicing rights retained, from time to time, pursuant to the terms of a letter agreement by and between the Seller and the Purchaser (the “Purchase Price and Terms Letter”);

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule, which is annexed to the related Assignment and Conveyance. The Mortgage Loans as described herein shall be delivered in groups of whole loans (each, a “Mortgage Loan Package”) on various dates as provided herein (each, a “Closing Date”); and

WHEREAS, the Purchaser and the Seller wish to prescribe the representations and warranties of the Seller with respect to itself, the Mortgage Loans and the management, servicing and control of the Mortgage Loans by the Seller.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Seller agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides, including future updates.

Adjustable Rate Mortgage Loan: A Mortgage Loan as to which the related Mortgage Note provides that the Mortgage Interest Rate may be adjusted periodically.

Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date set forth in the related Mortgage Note on which the Mortgage Interest Rate on the Mortgage Loan is adjusted in accordance with the terms of the Mortgage Note.

Agency Transfer: The sale or transfer by the Purchaser of some or all of the Mortgage Loans to Fannie Mae or Freddie Mac.

Agreement: This Seller’s Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the underwriting requirements of the originator, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan, provided, however, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by an appraisal made for the originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by an appraiser who met the underwriting requirements of the originator.

Assignment and Conveyance: As defined in Section 2.03.

Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the transfer of the Mortgage.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than (i) a Saturday or a Sunday, or (ii) a legal holiday in the States of New York or North Carolina, or (iii) a day on which banks in the States of New York or North Carolina are authorized or obligated by law or executive order to be closed.

Closing Date: The date or dates set forth in the related Purchase Price and Terms Letter on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell to the Purchaser, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

Code: The Internal Revenue Code of 1986, as the same may be amended from time to time (or any successor statute thereto).

Compensating Interest: For any Remittance Date, the lesser of (i) the aggregate Servicing Fee payable to the Seller for such Remittance Date and (ii) the aggregate Prepayment Interest Shortfall for such Remittance Date.

Condemnation Proceeds: All awards, compensation and settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Convertible Mortgage Loan: Any Adjustable Rate Mortgage Loan purchased pursuant to this Agreement as to which the related Mortgage Note permits the Mortgagor to convert the Mortgage Interest Rate on such Mortgage Loan to a fixed Mortgage Interest Rate.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Co-op Stock: With respect to a Co-op Loan, the single outstanding class of stock, partnership interest or other ownership instrument in the related residential cooperative housing corporation.

Credit Score: The credit score for each Mortgage Loan shall be the minimum of two credit bureau scores obtained at origination or such other time by the Seller. If two credit bureau scores are obtained, the Credit Score will be the lower score. If three credit bureau scores are obtained, the Credit Score will be the middle of the three. When there is more than one applicant, the lowest of the applicants’ Credit Scores will be used. There is only one (1) score for any loan regardless of the number of borrowers and/or applicants.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled “Wachovia Mortgage Corporation, in trust for the Purchaser, owner of various whole loan series” and shall be established as an Eligible Account, in the name of the Person that is the “Purchaser” with respect to the related Mortgage Loans.

Cut-off Date: With respect to each Mortgage Loan Package, the first Business Day of the month of the related Closing Date, or as otherwise set forth in the related Purchase Price and Terms Letter.

Determination Date: With respect to each Remittance Date, the 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month in which such Remittance Date occurs.

Due Date: With respect to any Mortgage Loan, the day of the month on which the Monthly Payment is due on such Mortgage Loan, exclusive of any days of grace.

Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (a) within FDIC insured accounts (or other accounts with comparable insurance coverage acceptable to the Rating Agencies) created, maintained and monitored by the Seller so that all funds deposited therein are fully insured, (b) with the corporate trust department of a financial institution assigned a long-term debt rating of not less than “Baa3,” and a short term debt rating of “P3,” from Moody’s Investors Services, Inc. and, if ownership of the Mortgage Loans is evidenced by mortgaged backed securities, the equivalent ratings of the rating agencies, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Seller and of any creditors or depositors of the institution in which such account is maintained or (c) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (b) or (c) of the preceding sentence, the Seller shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: An institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of the Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of the Rating Agencies.

Eligible Investments: Any one or more of the following obligations or securities:

(a) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(b) (i) demand or time deposits, federal funds or bankers’ acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (ii) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(c) repurchase obligations with a term not to exceed thirty (30) days and with respect to (i) any security described in clause (a) above and entered into with a depository institution or trust company (acting as principal) described in clause (b)(ii) above;

(d) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Eligible Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as Eligible Investments to exceed 10% of the aggregate outstanding principal balances of all of the Mortgage Loans and Eligible Investments;

(e) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(f) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(g) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (a)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be an Eligible Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Equity: With respect to any second lien Mortgage Loan, the Appraised Value, less the unpaid principal balance of the related First Lien.

Equity Loan-to-Value: With respect to any second lien Mortgage Loan, the original principal balance of such Mortgage Loan, divided by the Equity.

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled “Wachovia Mortgage Corporation, in trust for the Purchaser, owner of various whole loan series and various Mortgagors” and shall be established as an Eligible Account, in the name of the Person that is the “Purchaser” with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage, applicable law or any other related document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 8.01.

Fannie Mae: The entity formerly known as the Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guides: The Fannie Mae Sellers’ Guide and the Fannie Mae Servicers’ Guide and all amendments or additions thereto, including, but not limited to, future updates thereof.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

Fidelity Bond: A fidelity bond to be maintained by the Seller pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended and in effect from time to time.

First Lien: With respect to any second lien Mortgage Loan, the mortgage loan relating to the corresponding Mortgaged Property having a first priority lien.

First Remittance Date: The eighteenth (18th) day of the month following each respective Closing Date, or if such day is not a Business Day, the first Business Day immediately preceding such 18th day.

Fixed Rate Mortgage Loan: A Mortgage Loan purchased pursuant to this Agreement which bears a fixed Mortgage Interest Rate during the life of the loan.

Freddie Mac: The entity formerly known as the Federal Home Loan Mortgage Corporation, or any successor thereto.

Freddie Mac Guides: The Freddie Mac Sellers’ Guide and the Freddie Mac Servicers’ Guide and all amendments or additions thereto, including, but not limited to, any future updates thereof.

GAAP: Generally accepted accounting principles, consistently applied.

Gross Margin: With respect to any Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note and the related Mortgage Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Mortgage Note to determine the new Mortgage Interest Rate for such Mortgage Loan.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

Index: With respect to any Adjustable Rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the Mortgage Interest Rate thereon.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Interest Only Mortgage Loan: A Mortgage Loan that only requires payments of interest for a period of time specified in the related Mortgage Note.

Liquidation Proceeds: Amounts received in connection with the partial or complete liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee’s sale, foreclosure sale or otherwise, or in connection with the sale of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan and, with respect to any second lien Mortgage Loan, the outstanding principal amount of any related First Lien as of the date of origination of such mortgage loan, to the Appraised Value of the related Mortgaged Property.

Maximum Mortgage Interest Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that is set forth on the related Mortgage Loan Schedule and in the related Mortgage Note and is the maximum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be increased on any Adjustment Date.

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System.

MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

MIN: The Mortgage Identification Number for any MERS Mortgage Loan.

Minimum Mortgage Interest Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that is set forth on the related Mortgage Loan Schedule and in the related Mortgage Note and is the minimum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be decreased on any Adjustment Date.

MOM Loan: Any Mortgage Loan as to which MERS is acting as mortgagee, solely as nominee for the originator of such Mortgage Loan and its successors and assigns.

Monthly Advance: The payment required to be made by the Seller with respect to any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan pursuant to the terms of the related Mortgage Note.

Mortgage: With respect to any Mortgage Loan that is not a Co-op Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first or second lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first or second lien upon a leasehold estate of the Mortgagor. With respect to a Co-op Loan, the related Security Agreement.

Mortgage File: With respect to each Mortgage Loan, the documents pertaining thereto specified in Exhibit A-1 and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Interest Rate: As to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the related Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, any escrow accounts related to the Mortgage Loan, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents contained in a Mortgage File.

Mortgage Loan Package: As defined in the Recitals to this Agreement.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the Mortgage Interest Rate less the related Servicing Fee Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Assignment and Conveyance, each such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Seller’s Mortgage Loan identifying number;

(2) the Mortgagor’s name;

(3) the street address of the Mortgaged Property including the state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied;

(5) the type of residential property constituting the Mortgaged Property;

(6) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(7) the Loan-to-Value Ratio at origination and as of the related Cut-off Date;

(8) with respect to any second lien Mortgage Loan, the Equity Loan-to-Value Ratio at origination and as of the related Cut-off Date;

(9) the Mortgage Interest Rate at origination and as of the related Cut-off Date;

(10) the Mortgage Loan origination date;

(11) the paid through date;

(12) the stated maturity date of the Mortgage Loan and of the First Lien, if applicable;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan and the principal balance of the related First Lien, if applicable, as of the date of origination;

(15) the Scheduled Principal Balance of the Mortgage Loan and the principal balance of the related First Lien, if applicable, as of the related Cut-off Date;

(16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17) a code indicating the documentation style (i.e. full, alternative or reduced);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received thirty (30) or more days after its Due Date;

(19) the date on which the first Monthly Payment is due and the applicable next Due Date;

(20) a code indicating whether or not the Mortgage Loan is insured as to payment defaults by a Primary Mortgage Insurance Policy; and, in the case of any Mortgage Loan which is insured as to payment defaults by a Primary Mortgage Insurance Policy, the name of the provider of such Primary Mortgage Insurance Policy;

(21) a code indicating whether or not the Mortgage Loan is the subject of a prepayment penalty, and if so, the terms of such prepayment penalty;

(22) the Primary Mortgage Insurance Policy certificate number, if applicable;

(23) the Primary Mortgage Insurance Policy coverage percentage, if applicable;

(24) a code indicating the Credit Score of the Mortgagor at the time of origination of the Mortgage Loan;

(25) a code indicating the specific loan/underwriting program of each Mortgage Loan as assigned by the Seller pursuant to the Underwriting Standards;

(26) the loan type (i.e. fixed, adjustable; 2/28, 3/27, 5/25, etc.);

(27) with respect to each Adjustable Rate Mortgage Loan, the first Adjustment Date and the Adjustment Date frequency;

(28) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin;

(29) with respect to each Adjustable Rate Mortgage Loan, the Maximum Mortgage Interest Rate under the terms of the Mortgage Note;

(30) with respect to each Adjustable Rate Mortgage Loan, the Minimum Mortgage Interest Rate under the terms of the Mortgage Note;

(31) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap;

(32) with respect to each Adjustable Rate Mortgage Loan, the first Adjustment Date immediately following the related Cut-off Date;

(33) with respect to each Adjustable Rate Mortgage Loan, the Index;

(34) a code indicating whether the Mortgage Loan is a second lien Mortgage Loan;

(35) a code indicating whether the Mortgage Loan is a MERS Mortgage Loan; and

(36) a code indicating whether the Mortgage Loan is an Interest Only Mortgage Loan and the term of the interest-only period.

With respect to the Mortgage Loans in the aggregate in each Mortgage Loan Package, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date unless otherwise specified:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average original months to maturity of the Mortgage Loans and the weighted average remaining months to maturity of the Mortgage Loans.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: With respect to any Mortgage Loan, the underlying real property securing repayment of the related Mortgage Note, consisting of a fee simple parcel of real estate or a leasehold estate, the term of which is equal to or longer than the term of such Mortgage Note.

Mortgagor: The obligor on a Mortgage Note.

Mortgagor Personal Information: Any information, including, but not limited to, all personal information about a Mortgagor that is disclosed to the Seller or the Purchaser by or on behalf of the Mortgagor.

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers’ Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

OTS: Office of Thrift Supervision or any successor thereto.

Pass-Through Transfer: As defined in Section 10.01(a)(iii).

Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan and any Adjustment Date therefor, a number of percentage points per annum that is set forth in the related Mortgage Loan Schedule and in the related Mortgage Note, which is the maximum amount by which the Mortgage Interest Rate for such Mortgage Loan may increase (without regard to the Maximum Mortgage Interest Rate) or decrease (without regard to the Minimum Mortgage Interest Rate) on such Adjustment Date from the Mortgage Interest Rate in effect immediately prior to such Adjustment Date, which may be a different amount with respect to the first Adjustment Date.

Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: As to any Remittance Date and Principal Prepayment in full, the difference between (i) one full month’s interest at the applicable Mortgage Interest Rate (after giving effect to any applicable relief act reduction, debt service reduction and deficient valuation), as reduced by the Servicing Fee Rate, on the outstanding principal balance of the related Mortgage Loan immediately prior to such Principal Prepayment and (ii) the amount of interest actually received with respect to such Mortgage Loan in connection with such Principal Prepayment.

Primary Mortgage Insurance Policy: Each policy of primary mortgage insurance represented to be in effect pursuant to Section 3.02(bb), or any replacement policy therefor obtained by the Seller pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in The Wall Street Journal (Northeast Edition).

Principal Prepayment: Any full or partial payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchase Price and Terms Letter: As defined in the Recitals to this Agreement which may also be a form of trade execution notice.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: With respect to each Mortgage Loan, an appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Fannie Mae and Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided by the insurance policy issued by it, approved as an insurer by Fannie Mae or Freddie Mac.

Rating Agencies: Standard & Poor’s Ratings Services, a division of The McGraw- Hill Companies, Inc., Moody’s Investors Service, Inc. or, in the event that some or all ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of each month, beginning with the First Remittance Date, or if such day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Seller of any REO Property.

REO Disposition Proceeds: Amounts received by the Seller in connection with an REO Disposition.

REO Property: A Mortgaged Property acquired by or on behalf of the Purchaser in full or partial satisfaction of the related Mortgage as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) in the event such Mortgage Loan is required to be repurchased during the period (A) from the related Closing Date to the closing date for any related Pass-Through Transfer or Whole Loan Transfer, the greater of 100% or the percentage of par as stated in the related Purchase Price and Terms Letter multiplied by the outstanding principal balance of the Mortgage Loan or (B) after the closing date for any related Pass-Through Transfer or Whole Loan Transfer, 100% multiplied by the outstanding principal balance of the Mortgage Loan, plus (ii) interest on such outstanding principal balance at the related Mortgage Loan Remittance Rate from the date through which interest was last distributed to the Purchaser (from payments from the related Mortgagor or from Monthly Advances) through the day prior to the date of repurchase, less (iii) amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in connection with such Mortgage Loan.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Security Agreement: With respect to a Co-op Loan, the agreement or mortgage creating a security interest in favor of the originator of the Co-op Loan in the related Co-op Stock.

Scheduled Principal Balance: As to each Mortgage Loan and any date of determination, (i) the principal balance of such Mortgage Loan as of the related Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal (or advances in lieu thereof).

Servicing Advances: All customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in the performance by the Seller of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of a Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Seller specifies the Mortgage Loan(s) to which such expenses relate, and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Seller hereunder), (c) the management and liquidation of any REO Property, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Seller with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: As to each Mortgage Loan Package, the amount of the fee the Purchaser shall pay to the Seller for servicing the Mortgage Loans in accordance with the terms of this Agreement, which shall, with respect to each Mortgage Loan, for a period of one full month, be equal to one-twelfth of the product of (i) the Servicing Fee Rate and (ii) the Scheduled Principal Balance of such Mortgage Loan as of the first day of the month for which such fee is being calculated.

Servicing Fee Rate: The per annum rate at which the Servicing Fee accrues, which rate with respect to each Mortgage Loan shall be as set forth in the related Purchase Price and Terms Letter.

Servicing File: With respect to each Mortgage Loan, the documents pertaining thereto specified in Exhibit A-2 and copies of all documents for such Mortgage Loan specified in Exhibit A-1.

Servicing Officer: Any officer of the Seller involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Seller to the Purchaser upon request, as such list may from time to time be amended.

Underwriting Standards: As to each Mortgage Loan, the Seller’s underwriting guidelines in effect as of the date of origination of such Mortgage Loan.

Whole Loan Transfer: As defined in Section 10.01(a)(i).

ARTICLE II

SERVICING OF MORTGAGE LOANS; RECORD TITLE AND POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL AGREEMENT; DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01. Agreement to Purchase.

The Seller agrees to sell and the Purchaser agrees to purchase on each Closing Date, pursuant to this Agreement and the related Purchase Price and Terms Letter, the Mortgage Loans being sold by the Seller and listed on the related Mortgage Loan Schedule, servicing rights retained, having an aggregate Scheduled Principal Balance in an amount as set forth in the related Purchase Price and Terms Letter, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on such Closing Date. The Seller shall deliver in an electronic format the Mortgage Loan Schedule for the Mortgage Loans to be purchased on such Closing Date to the Purchaser at least two (2) Business Days prior to such Closing Date.

Section 2.02. Purchase Price.

The Purchase Price for the Mortgage Loans in a Mortgage Loan Package shall be equal to the sum of (a) the percentage of par as stated in the related Purchase Price and Terms Letter (subject to adjustment as provided therein), multiplied by the aggregate Scheduled Principal Balance of Mortgage Loans as of the related Cut-off Date listed on the related Mortgage Loan Schedule plus (b) accrued interest on the aggregate Scheduled Principal Balance of the related Mortgage Loans at the weighted average Mortgage Loan Remittance Rate of such Mortgage Loans from the related Cut-off Date to but not including such Closing Date (the “Purchase Price”). If so provided in the related Purchase Price and Terms Letter, portions of each Mortgage Loan Package shall be priced separately.

The Purchase Price as set forth in the preceding paragraph for the Mortgage Loans in a Mortgage Loan Package shall be paid on the related Closing Date by wire transfer of immediately available funds.

With respect to each Mortgage Loan, the Purchaser shall be entitled to (1) the principal portion of all Monthly Payments due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that the principal portion of all Monthly Payments due on or before the related Cut-off Date and collected by the Seller or any successor servicer after the related Cut-off Date shall belong to the Seller), and (3) all payments of interest on the Mortgage Loans at the related Mortgage Loan Remittance Rate (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The Scheduled Principal Balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled Principal Prepayments collected prior to the related Cut-off Date; provided, however, that Monthly Payments for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such Monthly Payments shall be the property of the Purchaser. The Seller shall deposit any such Monthly Payments into the Custodial Account.

Section 2.03. Servicing of Mortgage Loans.

On each Closing Date, the Mortgage Loans in the related Mortgage Loan Package will be sold by the Seller to the Purchaser on a servicing retained basis upon the execution and delivery of an Assignment and Conveyance in the form attached hereto as Exhibit E (the “Assignment and Conveyance”).

Simultaneously with the execution and delivery of the related Assignment and Conveyance, for each Mortgage Loan Package, the Seller hereby agrees to service the Mortgage Loans listed on the Mortgage Loan Schedule in accordance with Accepted Servicing Practices and this Agreement. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04. Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of each Closing Date, the Seller will have sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Seller hereby acknowledges that the Purchaser will have, all the right, title and interest of the Seller in and to the Mortgage Loans. In accordance with Section 2.07, the Seller shall deliver at its own expense, the Mortgage Files for the related Mortgage Loans to Purchaser or its designee. The possession of each Servicing File by the Seller is for the sole purpose of servicing the related Mortgage Loan. From each Closing Date, the ownership of each related Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Seller shall be received and held by the Seller in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Seller shall be appropriately identified in the Seller’s computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser.

In addition, in connection with the assignment of any MERS Mortgage Loan, the Seller agrees that it will cause, at its own expense, the MERS® System to indicate that such Mortgage Loans have been assigned by the Seller to the Purchaser in accordance with this Agreement by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files the information required by the MERS® System to identify the Purchaser of such Mortgage Loans. The Seller further agrees that it will not alter the information referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement.

Section 2.05. Books and Records.

The sale of each Mortgage Loan will be reflected on the Seller’s balance sheet and other financial statements as a sale of assets by the Seller and will be reflected on the Purchaser’s balance sheet and other financial statements as a purchase by the Purchaser. The Seller shall maintain, a complete set of books and records for the Mortgage Loans sold by it which shall be appropriately identified in the Seller’s computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. In particular, the Seller shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Seller and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Seller complies with the requirements of the Fannie Mae Guides.

Section 2.06. Transfer of Mortgage Loans.

The Seller shall keep at its office books and records in which, subject to such reasonable regulations as it may prescribe, the Seller shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms of Section 11.12. For the purposes of this Agreement, the Seller shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a properly executed Assignment, Assumption and Recognition Agreement in the form of Exhibit D with respect to such Mortgage Loan has been delivered to the Seller; provided, that, unless otherwise provided in the related Purchase Price and Terms Letter, in no event shall there be more than five (5) “Purchasers” with respect to any Mortgage Loan Package. Upon receipt of notice of the transfer, the Seller shall mark its books and records to reflect the ownership of the Mortgage Loans by such assignee, and, except as otherwise provided herein, the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07. Delivery of Mortgage Loan Documents.

The Seller shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents no later than four (4) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. If the Seller cannot deliver the original recorded Mortgage Loan Documents on the related Closing Date, the Seller shall, promptly upon receipt thereof and in any case not later than 270 days from the related Closing Date, deliver such original recorded documents to the Purchaser or its designee (unless the Seller is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 270 days of the related Closing Date solely because such documents shall not have been returned by the appropriate recording office, the Seller shall notify the Purchaser of the same and indicate in such notice the approximate date on which such documents shall be delivered. The Seller shall provide the Purchaser with updated reports as to the status of such documents as necessary thereafter. The Seller shall use its best efforts to effect delivery of all delayed recorded documents within 360 days of the related Closing Date; provided, however, that if such documents are not delivered by the 360th day from the related Closing Date, the Seller shall, at Purchaser’s request, repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

No later than three (3) days prior to the related Closing Date, the Seller shall provide a copy of the commitment for title insurance to the Purchaser or its designee.

Any review by the Purchaser or its designee of the Mortgage Files shall in no way alter or reduce the Seller’s obligations hereunder.

The Seller shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within two (2) weeks of their execution and shall also provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within two (2) weeks of its return from the appropriate public recording office.

Section 2.08. Quality Control Procedures.

The Seller shall have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser a magnetic diskette, or transmit by modem or e-mail, a listing on a loan-level basis of the information contained in the Mortgage Loan Schedule;

(b) all of the representations and warranties of the Seller and the Purchaser under this Agreement shall be materially true and correct as of the related Closing Date or, with respect to representations and warranties made as of a date other than the related Closing Date, as of such date, and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c) the Purchaser shall have received, or the Purchaser’s attorneys shall have received in escrow, all closing documents, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d) the Seller shall have received, or the Seller’s attorneys shall have received in escrow, all closing documents, in such forms as are agreed upon and acceptable to the Seller, duly executed by all signatories other than the Seller as required pursuant to the terms hereof;

(e) the Seller shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required to be delivered and released pursuant to the terms of this Agreement; and

(f) all other terms and conditions of this Agreement, the related Purchase Price and Terms Letter and the related Assignment and Conveyance shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01. Representations and Warranties of the Seller.

The Seller represents, warrants and covenants to the Purchaser that as of each Closing Date or as of such date specifically provided herein:

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon the Seller by any such state, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Seller has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement, the related Purchase Price and Terms Letter and the related Assignment and Conveyance and to conduct its business as presently conducted; the Seller has duly authorized the execution, delivery and performance of this Agreement and any agreements contemplated hereby, has duly executed and delivered this Agreement, the related Purchase Price and Terms Letter and the related Assignment and Conveyance, and any agreements contemplated hereby, and this Agreement, the related Purchase Price and Terms Letter, the related Assignment and Conveyance and each Assignment of Mortgage to the Purchaser and any agreements contemplated hereby, constitute the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws, and by equitable principles affecting the enforceability of the rights of creditors; and all requisite corporate action has been taken by the Seller to make this Agreement, the related Purchase Price and Terms Letter, the related Assignment and Conveyance and all agreements contemplated hereby valid and binding upon the Seller in accordance with their respective terms;

(c) None of the execution and delivery of this Agreement, the related Purchase Price and Terms Letter, the related Assignment and Conveyance, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement, the related Purchase Price and Terms Letter or the related Assignment and Conveyance will conflict with any of the terms, conditions or provisions of the Seller’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any material agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject;

(d) There is no litigation, suit, proceeding or investigation pending or, to the Seller’s knowledge, threatened, or any order or decree outstanding, which is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement, the related Purchase Price and Terms Letter or the related Assignment and Conveyance, or which is reasonably likely to have a material adverse effect on the financial condition of the Seller;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement, the related Purchase Price and Terms Letter and the related Assignment and Conveyance, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement, the related Purchase Price and Terms Letter and the related Assignment and Conveyance are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement, the related Purchase Price and Terms Letter and the related Assignment and Conveyance are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The Seller has not used selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Seller’s portfolio at the Cut-off Date;

(h) The Seller will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(i) The Seller is an approved seller/servicer of residential mortgage loans for Fannie Mae or Freddie Mac and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Seller is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws and regulations, meets the minimum capital requirements, if applicable, set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae or Freddie Mac and no event has occurred which would make the Seller unable to comply with eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

(j) The Seller does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement and the related Purchase Price and Terms Letter. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Seller’s creditors;

(k) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, the Seller pursuant to this Agreement, the related Purchase Price and Terms Letter or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(l) The Seller acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Seller, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement;

(m) The Seller has delivered to the Purchaser financial statements as to its last two complete fiscal years for which financial statements are available. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller’s financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement, the related Purchase Price and Terms Letter or the related Assignment and Conveyance;

(n) The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans; and

(o) The Seller is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Mortgage Loans for as long as such Mortgage Loans are registered with MERS.

Section 3.02. Representations and Warranties as to Individual Mortgage Loans.

The Seller hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

(a) The information set forth in the Mortgage Loan Schedule, including any diskette or other related data tapes delivered to the Purchaser, is complete, true and correct in all material respects as of the related Cut-off Date;

(b) With respect to a first lien Mortgage Loan that is not a Co-op Loan, the Mortgage creates a first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note. With respect to a first lien Mortgage Loan that is a Co-op Loan, the Mortgage creates a first lien or a first priority ownership interest in the stock ownership and leasehold rights associated with the cooperative unit securing the related Mortgage Note;

(c) With respect to a second lien Mortgage Loan that is not a Co-op Loan, the Mortgage creates a second lien or a second priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note. With respect to a second lien Mortgage Loan that is a Co-op Loan, the Mortgage creates a second lien or a second priority ownership interest in the stock ownership and leasehold rights associated with the cooperative unit securing the related Mortgage Note;

(d) All payments due on or prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date, the Mortgage Loan is not delinquent thirty (30) days or more in payment and has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan; as to each Mortgage Loan, there has been no thirty (30) day delinquency during the immediately preceding twelve-month period;

(e) All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(f) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed in connection with such Mortgage Loan, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(g) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(h) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and on the date of origination contained a standard mortgagee clause naming the Seller and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae and Freddie Mac requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or Freddie Mac guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and upon the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor;

(i) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects;

(j) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

(k) With respect to any first lien Mortgage Loan, the related Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property and, with respect to any second lien Mortgage Loan, the related Mortgage is a valid, subsisting, enforceable and perfected second lien on the Mortgaged Property, including for Mortgage Loans that are not Co-op Loans, all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note’s original principal balance. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first or second lien, as applicable, of the Mortgage subject only to (1) with respect to any second lien Mortgage Loan, the related First Lien, (2) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the appraised value of the Mortgaged Property as set forth in such appraisal, and (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates (1) with respect to any first lien Mortgage Loan, a valid, subsisting, enforceable and perfected first lien and first priority security interest and (2) with respect to any second lien Mortgage Loan, a valid, subsisting, enforceable and perfected second lien and second priority security interest, in each case, on the property described therein, and the Seller has the full right to sell and assign the same to the Purchaser;

(l) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights of creditors generally and the equitable remedy of specific performance and by general equitable principles. All parties to the Mortgage Note and the related Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the related Mortgage. The Mortgage Note and the related Mortgage have been duly and properly executed by such parties. To the Seller’s knowledge, no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Seller, the Mortgagor or any other party involved in the origination of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or related Mortgage;

(m) Except with respect to MERS Mortgage Loans, the Seller or its affiliate is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note, and upon recordation the Purchaser or its designee will be the owner of record of the Mortgage and the indebtedness evidenced by the Mortgage Note, and upon the sale of the Mortgage Loan to the Purchaser, the Seller will retain the Servicing File in trust for the Purchaser only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser on the related Closing Date, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment or pledge, and the Seller had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement;

(n) Each Mortgage Loan that is not a Co-op Loan is covered by an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (k)(1), (2), (3) and (4) above) the Seller, its successors and assigns, as to the first or second priority lien, as applicable, of the Mortgage in the original principal amount of the Mortgage Loan. Where required by applicable state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Seller’s interest therein does not require the consent of or notification to the insurer and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement and the related Purchase Price and Terms Letter. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy;

(o) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Seller nor, any prior mortgagee has waived any default, breach, violation or event permitting acceleration. With respect to each second lien Mortgage Loan, (i) the First Lien is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the second lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

(p) There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage, which are not insured against by the title insurance policy referenced in paragraph (n) above;

(q) All improvements subject to the Mortgage which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (n) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(r) The Mortgage Loan was originated by or for the Seller. The Mortgage Loan complies with the terms, conditions and requirements of the Underwriting Standards in all material respects. The Mortgage Notes and Mortgages (exclusive of any riders) are on forms generally acceptable to Fannie Mae or Freddie Mac. The Mortgage Loan bears interest at the Mortgage Interest Rate set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the originator at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(s)  At origination of the Mortgage Loan and as of each related Closing Date, the related Mortgaged Property was free of material damage and waste. At origination of the Mortgage Loan and as of each related Closing Date, there was no proceeding pending for the total or partial condemnation of the Mortgaged Property;

(t) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption;

(u) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale or attempted sale after default by the Mortgagor;

(v) If required by the applicable processing style, the Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser. The appraisal is in a form acceptable to Fannie Mae or Freddie Mac;

(w) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(x) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (k) above and such collateral does not serve as security for any other obligation;

(y) The Mortgage Loan does not contain balloon or “graduated payment” features; to the extent any Mortgage Loan contains any buydown provision, such buydown funds have been maintained and administered in accordance with, and such Mortgage Loan otherwise complies with, Fannie Mae or Freddie Mac requirements relating to buydown loans;

(z) The Mortgagor was not in bankruptcy or insolvent as of the date of origination of the Mortgage Loan or as of each related Closing Date;

(aa) Each Fixed Rate Mortgage Loan has an original term to maturity of not more than thirty (30) years, with interest calculated and payable in arrears on the first day of each month in equal monthly installments of principal and interest. Except with respect to Interest Only Mortgage Loans, each Mortgage Note requires a monthly payment which is sufficient to fully amortize the original principal balance of the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty (30) years and to pay interest at the related Mortgage Interest Rate; provided, however, in the case of a balloon Mortgage Loan, the Mortgage Loan matures at least five (5) years after the first payment date thereby requiring a final payment of the outstanding principal balance prior to the full amortization of the Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization;

(bb) If a Mortgage Loan has an LTV greater than 80%, the portion of the principal balance of such Mortgage Loan in excess of the portion of the Appraisal Value of the Mortgaged Property required by Fannie Mae, is and will be insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith. The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium;

(cc) The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(dd) As to Mortgage Loans that are not Co-op Loans and that are not secured by an interest in a leasehold estate, the Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a mobile home. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and, since the date of origination no portion of the Mortgaged Property has been used for commercial purposes, except as permitted under the Underwriting Standards;

(ee) Except with respect to Interest Only Mortgage Loans, principal payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with such Mortgage Loan;

(ff) Unless otherwise noted on the Mortgage Loan Schedule, no Mortgage Loan imposes a prepayment penalty;

(gg) As of the date of origination of the Mortgage Loan, the Mortgaged Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(hh) If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development), or stock in a cooperative housing corporation, such condominium, cooperative or planned unit development project meets the Seller’s eligibility requirements as set forth in Underwriting Standards;

(ii) To the Seller’s knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue and there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property. The Seller has not received any notice of any environmental hazard on the Mortgaged Property;

(jj) The related Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act;

(kk) No action has been taken or failed to be taken by the Seller on or prior to the related Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, or for any other reason under such coverage;

(ll) Each Mortgage Loan has been serviced in all material respects in compliance with Accepted Servicing Practices and applicable state and federal laws, including, without limitation, the Federal Truth-In-Lending Act and other consumer protection laws, real estate settlement procedures, usury, equal credit opportunity and disclosure laws;

(mm) With respect to each Co-op Loan, the related Mortgage is a valid, enforceable and subsisting first security interest on the related cooperative shares securing the related cooperative note, subject only to (a) liens of the cooperative for unpaid assessments representing the Mortgagor’s pro rata share of the cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Security Agreement. There are no liens against or security interest in the cooperative shares relating to each Co-op Loan (except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Co-op Loan), which have priority over the Seller’s security interest in such cooperative shares;

(nn) With respect to each Co-op Loan, a search for filings of financing statements has been made by a company competent to make the same, which company is acceptable to Fannie Mae and qualified to do business in the jurisdiction where the cooperative unit is located, and such search has not found anything which would materially and adversely affect the Co-op Loan;

(oo) With respect to each Co-op Loan, the related cooperative corporation that owns title to the related cooperative apartment building is a “cooperative housing corporation” within the meaning of Section 216 of the Code, and is in material compliance with applicable federal, state and local laws which, if not complied with, could have a material adverse effect on the Mortgaged Property;

(pp) With respect to each Co-op Loan, there is no prohibition against pledging the shares of the cooperative corporation or assigning the Co-op Lease;

(qq) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(rr) With respect to any ground lease to which a Mortgaged Property may be subject: (i) a true, correct and complete copy of the ground lease and all amendments, modifications and supplements thereto is included in the Servicing File, and the Mortgagor is the owner of a valid and subsisting leasehold interest under such ground lease; (ii) such ground lease is in full force and effect, unmodified and not supplemented by any writing or otherwise except as contained in the Mortgage File; (iii) all rent, additional rent and other charges reserved therein have been fully paid to the extent payable as of the related Closing Date; (iv) the Mortgagor enjoys the quiet and peaceful possession of the leasehold estate, subject to any sublease; (v) the Mortgagor is not in default under any of the terms of such ground lease, and there are no circumstances which, with the passage of time or the giving of notice, or both, would result in a default under such ground lease; (vi) the lessor under such ground lease is not in default under any of the terms or provisions of such ground lease on the part of the lessor to be observed or performed; (vii) the lessor under such ground lease has satisfied any repair or construction obligations due as of the related Closing Date pursuant to the terms of such ground lease; (viii) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, such ground lease; (ix) the ground lease term extends beyond the maturity date of the related Mortgage Loan; and (x) the Purchaser has the right to cure defaults on the ground lease;

(ss) With respect to any broker fees collected and paid on any of the Mortgage Loans, all broker fees have been properly assessed to the borrower and no claims will arise as to broker fees that are double charged and for which the borrower would be entitled to reimbursement;

(tt) Each Mortgage Loan constitutes a “qualified mortgage” under Section 860G(a)(3)(A) of the Code and Treasury Regulations Section 1.860G-2(a)(1);

(uu) Except as provided in Section 2.07, the Mortgage Note, the Mortgage, the Assignment of Mortgage and the other documents set forth in Exhibit A-1 and required to be delivered on the related Closing Date have been delivered to the Purchaser or its designee;

(vv) All information supplied by, on behalf of, or concerning the Mortgagor is true, accurate and complete and does not contain any statement that is or will be inaccurate or misleading in any material respect;

(ww) The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans. The Seller shall maintain such statement in the Servicing File;

(xx) No Mortgage Loan had a Loan-to-Value Ratio at the time of origination of more than 100%. No second lien Mortgage Loan has an Equity LTV in excess of 100%;

(yy) Either (a) no consent for the second lien Mortgage Loan is required by the holder of the related First Lien or (b) such consent has been obtained and is contained in the Mortgage File;

(zz) With respect to any second lien Mortgage Loan, the Seller has not received notice of: (1) any proceeding for the total or partial condemnation of any Mortgaged Property, (2) any subsequent, intervening mortgage, lien, attachment, lis pendens or other encumbrance affecting any Mortgaged Property or (3) any default under any mortgage, lien or other encumbrance senior to each Mortgage;

(aaa) No second lien Mortgage Loan is a “home equity line of credit”;

(bbb) As of the Closing Date, the Seller has not received a notice of default of a First Lien which has not been cured;

(ccc) No First Lien provides for negative amortization;

(ddd) No Mortgage Loan is (i) classified as a “high cost” mortgage loan under the Home Ownership and Equity Protection Act of 1994, as amended, nor is any Mortgage Loan a “high cost home,” “covered”, “high risk home” or “predatory” loan under any applicable state, federal or local law (or a similarly classified loan using different terminology under an applicable law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees), (ii) subject to the New Jersey Home Ownership Security Act of 2002 (the “Act”), unless such Mortgage Loan is a (1) “Home Loan” as defined in the Act that is a first lien Mortgage Loan, which is not a “High Cost Home Loan” as defined in the Act or (2) “Covered Home Loan” as defined in the Act that is a first lien purchase money Mortgage Loan, which is not a High Cost Home Loan under the Act, or (iii) secured by Mortgaged Property in the Commonwealth of Massachusetts with a loan application date on or after November 7, 2004 that refinances a mortgage loan that is less than sixty (60) months old, unless such Mortgage Loan (a) is on an investment property, (b) meets the requirements set forth in the Code of Massachusetts Regulation (“CMR”), 209 CMR 53.04(1)(b), or (c) meets the requirements set forth in the 209 CMR 53.04(1)(c). In addition to and notwithstanding anything to the contrary herein, no Mortgage Loan for which the Mortgaged Property is located in New Jersey is a “Home Loan” as defined in the Act that was made, arranged, or assigned by a person selling either a manufactured home or home improvements to the Mortgaged Property or was made by an originator to whom the Mortgagor was referred by any such seller;

(eee) None of the proceeds of the Mortgage Loan were used to finance single-premium credit insurance policies;

(fff) With respect to any Mortgage Loan which is a Texas Home Equity Loan, any and all requirements of Section 50, Article XVI of the Texas Constitution applicable to Texas Home Equity Loans which were in effect at the time of the origination of the Mortgage Loan have been complied with;

(ggg) There is no Mortgage Loan originated on or after October 1, 2002 and prior to March 7, 2003 and secured by a Mortgaged Property located in the State of Georgia;

(hhh) The origination and servicing practices with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations, and in all material respects proper and prudent in the mortgage origination and servicing business. With respect to escrow deposits and payments that the Seller is entitled to collect, all such payments are in the possession of, or under the control of, the Seller, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected and are being maintained in full compliance with applicable state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited;

(iii) No Mortgage Loan is a Convertible Mortgage Loan;

(jjj) The Seller will transmit full-file credit reporting data for each Mortgage Loan pursuant to the Fannie Mae Selling Guide and that for each Mortgage Loan, the Company agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off;

(kkk) With respect to any Mortgage Loan originated on or after August 1, 2004, neither the related Mortgage nor the related Mortgage Note requires the borrower to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction;

(lll) No borrower was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No borrower obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan; no proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

(mmm) No borrower was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan’s originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan’s origination, such borrower did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan’s originator or any affiliate of the Mortgage Loan’s originator; and

(nnn) With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan’s origination, the borrower agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the loan’s origination, the borrower was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Servicer shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the borrower’s default in making the loan payments.

Section 3.03. Repurchase.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage File to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination, or lack of examination, of any Mortgage Loan Document. Upon discovery by the Seller or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the others. The Seller shall have a period of ninety (90) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Seller hereby covenants and agrees that if any such breach is not corrected or cured within such ninety (90) day period, the Seller shall, at the Purchaser’s option, repurchase such Mortgage Loan at the Repurchase Price. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within ninety (90) days of the earlier of either discovery by or notice to the Seller of such breach, all affected Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Seller at the Repurchase Price. Any such repurchase shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price.

If pursuant to the foregoing provisions the Seller repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Seller shall either (i) cause MERS to execute and deliver an assignment of the Mortgage in recordable form to transfer the Mortgage from MERS to the Seller and shall cause such Mortgage to be removed from registration on the MERS® System in accordance with MERS’ rules and regulations or (ii) cause MERS to designate on the MERS® System the Seller as the beneficial holder of such Mortgage Loan.

It is understood and agreed that the obligation of the Seller set forth in this Section 3.03 to cure or repurchase a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 7.01, constitutes the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Seller fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser’s reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 7.01, that failure shall, upon compliance by the Purchaser with the next to the last paragraph of this Section 3.03, be an Event of Default and the Purchaser shall be entitled to pursue all available remedies. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 8.01 and 9.01.

Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Seller or notice thereof by the Purchaser to the Seller, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, Purchaser may, in connection with any repurchase or substitution of a Defective Mortgage Loan pursuant to this Section 3.03, require that the Seller deliver, at the Seller’s expense, an Opinion of Counsel to the effect that such repurchase or substitution will not (i) result in the imposition of taxes on “prohibited transactions” of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

Section 3.04. Purchase Price Protection.

With respect to any Mortgage Loan that prepays in full during the first month following the related Closing Date or as otherwise set forth in the related Purchase Price and Terms Letter or Assignment and Conveyance, the Seller shall reimburse the Purchaser the amount (if any) by which the Purchase Price paid by the Purchaser to the Seller exceeded 100% of the outstanding scheduled principal balance of the Mortgage Loan as of the related Cut-off Date, within thirty (30) days of such payoff. Upon any assignment of a Mortgage Loan and/or this Agreement, the Purchaser may at its option retain its rights under this Section 3.04 notwithstanding such assignment.

Section 3.05. Repurchase of Mortgage Loans With First Payment Defaults.

If a Mortgagor is thirty (30) days or more delinquent with respect to the first Monthly Payment, or as otherwise set forth in the related Purchase Price and Terms Letter or Assignment and Conveyance, due to the Purchaser on the related Mortgage Loan immediately following the related Closing Date, the Seller, at the Purchaser’s option, shall promptly repurchase such Mortgage Loan from the Purchaser within thirty (30) calendar days’ of receipt of written notice from the Purchaser. Any repurchase pursuant to this Section 3.05 shall be made at the Repurchase Price.

ARTICLE IV

ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS

Section 4.01. The Seller to Act as Servicer.

The Seller, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and with Accepted Servicing Practices, and shall have full power and authority, acting alone or through subservicers or agents, to do or cause to be done any and all things in connection with such servicing and administration which the Seller may deem necessary or desirable and consistent with the terms of this Agreement and with Accepted Servicing Practices. The Seller shall service and administer the Mortgage Loans through the exercise of the same care that it customarily employs for its own account. The Seller may perform its servicing responsibilities through agents or independent contractors, but shall not thereby be released from any of its responsibilities hereunder. Notwithstanding anything to the contrary, the Seller may delegate any of its duties under this Agreement to one or more of its affiliates without regard to any of the requirements of this Section; provided, however, that the Seller shall not be released from any of its responsibilities hereunder by virtue of such delegation.

Except as set forth in this Agreement, the Seller shall service the Mortgage Loans in compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, the title, management of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement shall control and be binding upon the Purchaser and the Seller.

Consistent with the terms of this Agreement, the Seller may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Seller’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Mortgagor is in default with respect to the Mortgage Loan, or such default is, in the judgment of the Seller, reasonably foreseeable, or the Seller has obtained the prior written consent of the Purchaser, the Seller shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment of any principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal), make any future advances or extend the final maturity date, as the case may be, with respect to such Mortgage Loan. In the event of any such modification that permits the deferral of interest or principal payments on any Mortgage Loan, the Seller shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) the otherwise scheduled Monthly Payment and (b) the amount paid by the Mortgagor. The Seller shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Seller shall continue, and is hereby authorized and empowered by the Purchaser when the Seller believes it appropriate and reasonable in its best judgment, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Purchaser pursuant to the provisions of Section 4.13. Notwithstanding anything herein to the contrary, the Seller may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date without the prior consent of the Purchaser. Any such agreement shall be approved by any applicable holder of a Primary Mortgage Insurance Policy, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Seller (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Seller, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

The Seller shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Seller shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

The Seller is authorized and empowered by the Purchaser, in its own name, when the Seller believes it appropriate in its reasonable judgment to register any Mortgage Loan on the MERS® System, or cause the removal from the registration of any Mortgage Loan on the MERS® System, to execute and deliver, on behalf of the Purchaser, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Purchaser and its successors and assigns.

Unless a different time period is stated in this Agreement, the Purchaser shall be deemed to have given consent in connection with a particular matter if the Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date the Purchaser receives a written request for consent for such matter from the Seller.

The Seller shall accurately and fully report its borrower credit files related to the Mortgage Loans to Equifax, Transunion and Experian in a timely manner.

Section 4.02. Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be serviced subject to this Agreement, the Seller will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Seller will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.03. Realization Upon Defaulted Mortgage Loans.

The Seller shall use commercially reasonable efforts, consistent with the procedures that the Seller would use in servicing loans for its own account, Accepted Servicing Practices, any Primary Mortgage Insurance and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated pursuant to Fannie Mae guidelines and applicable state law with respect to Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments. The Seller shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which the Mortgaged Property shall have suffered damage, the Seller shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Seller through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. The Seller shall notify the Purchaser in writing (which may be by electronic mail) of the commencement of foreclosure proceedings. The Seller shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Seller has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser’s expense. Upon completion of the inspection, the Seller shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Seller shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Seller as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a Monthly Payment, without payment of any termination fee with respect thereto; provided, that, notwithstanding anything to the contrary set forth in Section 4.05, the Seller shall on the date such termination takes effect be reimbursed for any unreimbursed Monthly Advances of the Seller's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and unpaid Servicing Fees, in each case relating to such delinquent Mortgage Loan. In the event of any such termination, the provisions of Section 9.01 hereof shall apply to such termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Seller, with the consent of the Purchaser as required pursuant to this Agreement, within three (3) years after becoming an REO Property, unless the Seller provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to three years after its becoming REO Property, will not result in the imposition of taxes on “prohibited transactions” as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. The Seller shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code, or any “net income from foreclosure property” which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Seller shall either itself or through an agent selected by the Seller, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, the Seller shall provide the Purchaser or any master servicer with information sufficient to perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

Section 4.04. Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Seller shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. Each Custodial Account shall be an Eligible Account. Funds deposited in a Custodial Account may be drawn on in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the initial Closing Date, and upon the request of any subsequent purchaser.

The Seller shall deposit in the Custodial Account on a daily basis, within two (2) Business Days of receipt thereof, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii) all Liquidation Proceeds;

(iv) any amounts required to be deposited by the Seller in connection with any REO Property pursuant to Section 4.13 and, in connection therewith, the Seller shall provide the Purchaser with written detail itemizing all of such amounts;

(v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with the Seller’s normal servicing procedures, the loan documents or applicable law;

(vii) any Monthly Advances;

(viii) Compensating Interest, if any, for the month of distribution. Such deposit shall be made from the Seller’s own funds, without reimbursement therefor;

(ix) all proceeds of any Mortgage Loan repurchased in accordance with Section 3.03 or Section 3.05;

(x) any amounts required to be deposited by the Seller pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Seller’s own funds, without reimbursement therefor; and

(xi) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01 or Section 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, assumption fees and other ancillary fees, to the extent permitted by Section 6.01, need not be deposited by the Seller in the Custodial Account.

The Seller may invest the funds in the Custodial Account in Eligible Investments designated in the name of the Seller for the benefit of the Seller, which shall mature not later than the Business Day next preceding the Remittance Date next following the date of such investment (except that (A) any investment in the Eligible Institution with which the Custodial Account is maintained may mature on such Remittance Date and (B) any other investment may mature on such Remittance Date if the Seller shall advance funds on such Remittance Date, pending receipt thereof to the extent necessary to make distributions to the Purchaser) and shall not be sold or disposed of prior to maturity. Notwithstanding anything to the contrary herein and above, all income and gain realized from any such investment shall be for the benefit of the Seller and shall be subject to withdrawal by the Seller from the Custodial Account pursuant to Section 4.05(iv). The amount of any losses incurred in respect of any such investments shall be deposited in the Custodial Account by the Seller out of its own funds immediately as realized.

Section 4.05. Permitted Withdrawals From the Custodial Account.

The Seller may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Seller’s right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fee) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Seller’s right thereto shall be prior to the rights of the Purchaser, except that, where the Seller is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Seller’s right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees, the Seller’s right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and REO Disposition Proceeds;

(iv) to pay to itself as part of its servicing compensation: (a) any interest earned on funds or any investment earnings in the Custodial Account net of any losses on such investments (all such amounts to be withdrawn monthly not later than each Remittance Date), and (b) to the extent not otherwise retained, the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 or Section 3.05 all amounts received thereon and not distributed as of the date on which the related Repurchase Price is determined;

(vi) to reimburse itself for unreimbursed Monthly Advances and Servicing Advances to the extent not fully reimbursed pursuant to Section 4.05(ii) or (iii) above;

(vii) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(viii) to remove funds inadvertently placed in the Custodial Account by the Seller or for which amounts previously deposited are returned unpaid by the related Mortgagor’s banking institution; and

(ix) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06. Establishment of Escrow Accounts; Deposits in Accounts.

The Seller shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. Each Escrow Account shall be an Eligible Account. Funds deposited in the Escrow Account may be drawn on by the Seller in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the initial Closing Date, and upon request to any subsequent purchaser.

The Seller shall deposit in the Escrow Account or Accounts on a daily basis, within two (2) Business Days of receipt thereof, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Seller shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Seller shall be entitled to retain any interest paid on funds deposited in an Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Seller shall pay interest on escrowed funds to the Mortgagor notwithstanding that such Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.07. Permitted Withdrawals From the Escrow Account.

Withdrawals from the Escrow Account may be made by the Seller only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items for the related Mortgage;

(ii) to reimburse the Seller for any Servicing Advance made by the Seller with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Seller, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii) to clear and terminate the Escrow Account on the termination of this Agreement;

(viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06;

(ix) to remove funds inadvertently placed in the Escrow Account by the Seller or for which amounts previously deposited are returned unpaid by the related Mortgagor’s banking institution; and

(x) to clear and terminate the Escrow Account upon the termination of this Agreement.

Section 4.08. Payment of Taxes, Insurance and Charges; Maintenance of Primary Mortgage Insurance; Collections Thereunder.

With respect to each Mortgage Loan, the Seller shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums (if any) and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Seller in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Seller shall determine that any such payments are made by the Mortgagor at the time they first become due. The Seller assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments subject to its ability to recover such Servicing Advances pursuant to Sections 4.05(ii), (iii) and (vi). Notwithstanding the foregoing, if the Seller reasonably determines that any such Servicing Advance would not be recoverable from amounts collected on the related Mortgage Loan, the Seller shall have no obligation to make such Servicing Advance. Any such determination shall be evidenced by an Officer’s Certificate delivered to the Purchaser indicating the reasons therefor.

The Seller will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each first lien Mortgage Loan for which such coverage is herein required. Such coverage will be maintained until the Loan-to-Value ratio of the related Mortgage Loan is reduced to the amount for which Fannie Mae no longer requires such insurance to be maintained. The Seller will not cancel or refuse to renew any Primary Mortgage Insurance Policy in effect on the related Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or non-renewed policy is obtained from and maintained with a Qualified Insurer. The Seller shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Seller would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Seller shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Seller shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Seller agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted first lien Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Seller under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09. Transfer of Accounts.

The Seller may transfer a Custodial Account or an Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon providing notice of the transfer to the Purchaser.

Section 4.10. Maintenance of Hazard Insurance.

The Seller shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or Freddie Mac and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or Freddie Mac, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan and (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Seller determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Seller shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if the related Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Seller shall immediately force place the required flood insurance on the Mortgagor’s behalf. To the extent the payment of the related premiums will not, in the Seller’s reasonable determination, constitute non-recoverable Servicing Advances, the Seller shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Seller under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Seller or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Seller and its successors and/or assigns and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Seller. The Seller shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Seller shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11. Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Seller (or an affiliate of the Seller) shall obtain and maintain a blanket policy issued by an issuer acceptable to Fannie Mae or Freddie Mac insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Seller shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Seller agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Seller shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use commercially reasonable efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Purchaser.

Section 4.12. Maintenance of Fidelity Bond and Errors and Omissions Insurance.

The Seller shall maintain, at its own expense, a blanket Fidelity Bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loans to handle funds, money, documents and papers relating to the Mortgage Loans. The Fidelity Bond shall be in the form of a mortgage banker’s blanket bond and shall protect and insure the Seller against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Seller against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Seller against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Seller from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides or by Freddie Mac in the Freddie Mac Guides. The Seller shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Purchaser. Upon request by the Purchaser, the Seller shall provide the Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13. Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure, by deed in lieu of foreclosure or other method resulting in full or partial satisfaction of the related Mortgage, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the “doing business” or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Seller, at the expense of the Purchaser, from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Seller shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition, and thereafter assume the responsibility for marketing such REO Property in accordance with Accepted Servicing Practices. Thereafter, the Seller shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. No Servicing Fee shall be assessed or otherwise accrue with respect to any REO Property.

The Seller shall, either itself or through an agent selected by the Seller, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Seller shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least annually thereafter or more frequently as required by the circumstances. The Seller shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Servicing File.

The Seller shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within three (3) years after title has been taken to such REO Property, unless the Seller determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than three (3) years is permitted under the foregoing sentence and is necessary to sell any REO Property, the Seller shall report monthly to the Purchaser as to the progress being made in selling such REO Property. If as of the date title to any REO Property was acquired by the Seller there were outstanding unreimbursed Servicing Advances with respect to the REO Property, the Seller shall be entitled to immediate reimbursement from the Purchaser for any related unreimbursed Servicing Advances. The disposition of REO Property shall be carried out by the Seller at such price, and upon such terms and conditions, as the Seller deems to be in the best interests of the Purchaser. The Seller shall update the Purchaser from time-to-time as to the status of each REO Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser’s sole option, terminate the Seller as servicer of any such REO Property without payment of any termination fee with respect thereto; provided, that, notwithstanding anything to the contrary set forth in Section 4.05, the Seller shall on the date such termination takes effect be reimbursed for any unreimbursed advances of the Seller’s funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and unpaid Servicing Fees, in each case relating to the Mortgage Loan underlying such REO Property. In the event of any such termination, the provisions of Section 9.01 hereof shall apply to the termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five (5) Business Days following any such termination, the Seller shall, if necessary, convey such REO Property to the Purchaser and shall provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or broker’s price opinion and copies of any related mortgage impairment insurance policy claims. In addition, within five (5) Business Days following any such termination, the Seller shall provide the Purchaser with the following information and documents regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims or repair bids.

Section 4.14. Notification of Maturity Date.

With respect to each Mortgage Loan, the Seller shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01. Distributions.

On each Remittance Date, the Seller shall distribute by wire transfer to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Seller is obligated to distribute pursuant to Section 5.03, plus (iii) all payments in respect of Compensating Interest for such Remittance Date required to be deposited in the Custodial Account pursuant to Section 4.04(viii), minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts, and any Principal Prepayments received during the month of such Remittance Date, which amounts shall be remitted on the next succeeding Remittance Date.

With respect to any remittance received by the Purchaser after the Business Day following the Business Day on which such payment was due, the Seller shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus two percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Seller on the date such late payment is made and shall cover the period commencing with the day following the second Business Day on which such payment was due and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Seller of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Seller.

Section 5.02. Statements to the Purchaser.

The Seller shall furnish to the Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Seller’s assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth (5th) Business Day of the following month in a format mutually agreed upon by both the Purchaser and the Seller, which report shall contain the following (or such other information as is mutually agreed upon by the Seller and the Purchaser):

(i) with respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment and a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the aggregate Scheduled Principal Balance of the Mortgage Loans;

(iv) the aggregate of any expenses reimbursed to the Seller during the prior distribution period pursuant to Section 4.05; and

(v) the number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, and (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired.

The Seller shall also provide, upon request, a monthly servicing report, sorted in the Purchaser’s assigned loan number order, in the form of Alltel reports P139, S214, S215 and S50Y and Fidelity report P-4DL (or in such other forms as the Purchaser and the Seller may agree), with each such report.

The Seller shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to the Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Seller shall provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as the Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Seller shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Section 5.03. Monthly Advances by the Seller.

Not later than the close of business on the Business Day preceding each Remittance Date, the Seller shall deposit in the Custodial Account an amount equal to all Monthly Payments, whether or not deferred pursuant to Section 4.01, which were due on a Mortgage Loan on the immediately preceding Due Date and delinquent at the close of business on the related Determination Date.

The Seller’s obligation to make such Monthly Advances as to any Mortgage Loan will continue through the earlier of: (i) the date of the termination or resignation, as applicable, of the Seller pursuant to Section 7.04, 8.01 or 9.01 or (ii) the date of final disposition and liquidation of the related Mortgage Loan or any Mortgaged Property acquired through foreclosure or a conveyance in lieu of foreclosure, unless the Seller reasonably believes such advance to be non-recoverable from proceeds of the related Mortgage Loan. In such event, the Seller shall deliver to the Purchaser an Officer’s Certificate of the Seller to the effect that an officer of the Seller has reviewed the related Servicing File and has made the reasonable determination that any additional advances are non-recoverable from proceeds of the related Mortgage Loan.

Section 5.04. Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Seller shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property. The Seller shall also provide reports on the status of REO Property containing such information as the Purchaser may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01. Assumption Agreements.

The Seller shall, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any “due-on-sale” clause to the extent permitted by law; provided, however, that the Seller shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Seller reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Seller will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. If the Seller is prohibited under applicable law from (a) entering into an assumption agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed or (b) requiring the original Mortgagor to remain liable under the Mortgage Note, the Seller, with the prior consent of the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original Mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Seller shall follow the underwriting practices and procedures of the Fannie Mae Guides. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note and the amount of the Monthly Payment may not be changed. If the credit of the proposed transferee does not meet such underwriting criteria, the Seller diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Seller shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Seller for entering into an assumption or substitution of liability agreement shall belong to the Seller as additional servicing compensation.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Seller shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Seller may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term “assumption” is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02. Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Seller of a notification that payment in full will be escrowed in a manner customary for such purposes, the Seller will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five (5) Business Days after receipt of such certification and request, release or cause to be released to the Seller, the related Mortgage Loan Documents and, upon its receipt of such documents, the Seller shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than three (3) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Seller the release or satisfaction properly executed by the owner of record of the applicable Mortgage or its duly appointed attorney in fact. If such Mortgage Loan is a MERS Mortgage Loan, the Seller is authorized to cause the removal from the registration on the MERS System of such Mortgage and to execute and deliver, on behalf of the Purchaser, any and all instruments of satisfaction or cancellation or of partial or full release.

In the event the Seller satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the Mortgage Loan Documents, the Seller, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loans, including for the purpose of collection under any Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Seller and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Seller. Such servicing receipt shall obligate the Seller to return such Mortgage Loan Documents to the Purchaser when the need therefor by the Seller no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Seller has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Seller.

Section 6.03. Servicing Compensation.

As compensation for its services hereunder, the Seller shall be entitled to the Servicing Fee. Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, late payment charges, prepayment penalties (unless otherwise set forth in the related Purchase Price and Terms Letter or Assignment and Conveyance), interest and investment earning on funds on deposit in the Custodial Account and Escrow Account (to the extent provided for herein) and other ancillary income shall be retained by the Seller to the extent not required to be deposited in the Custodial Account. The Seller shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.

Section 6.04. Annual Statement as to Compliance.

Within the later of (a) seventy-five (75) days after the end of each calendar year or (b) fifteen (15) calendar days prior to the date on which the Purchaser or the affiliate of the Purchaser required to file an annual report on Form 10-K in connection with any Pass-Through Transfer is required to file such annual report on Form 10-K with the United States Securities and Exchange Commission (the “SEC”), the Seller will deliver to the Purchaser an Officers’ Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Seller during the preceding calendar year and of performance under this Agreement has been made under such officers’ supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Seller has fulfilled in all material respects all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof. The first Officer’s Certificate delivered by the Seller to the Purchaser pursuant to this Section shall be delivered on or before March 15, 2006, or such other date as may be required pursuant to the first sentence of this Section 6.04. Copies of such statement shall be provided by the Seller to the Purchaser upon request.

Section 6.05. Annual Independent Certified Public Accountants’ Servicing Report.

Within the later of (a) seventy-five (75) days after the end of each calendar year or (b) fifteen (15) calendar days prior to the date on which the Purchaser or the affiliate of the Purchaser required to file an annual report on Form 10-K in connection with any Pass-Through Transfer is required to file such annual report on Form 10-K with the SEC, the Seller at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Seller’s servicing of residential mortgage loans, and that, on the basis of such an examination, conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers or the Audit Guide for HUD Approved Title II Approved Mortgagees and Loan Correspondent Programs, such firm is of the opinion that the Seller’s servicing has been conducted in compliance with such programs, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. The first statement delivered by the Seller to the Purchaser pursuant to this Section shall be delivered on or before March 15, 2006, or such other date as may be required pursuant to the first sentence of this Section 6.05. Copies of such statement shall be provided by the Seller to the Purchaser.

Section 6.06. Purchaser’s Right to Examine Seller Records.

At its expense, the Purchaser shall have the right to examine and audit upon reasonable notice to the Seller, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Seller, or held by another for the Seller or on its behalf or otherwise, which relates to the performance or observance by the Seller of the terms, covenants or conditions of this Agreement.

The Seller shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to, OCC, OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Seller which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Seller, and in accordance with the federal government, OCC, FDIC, OTS, or any other similar regulations; provided, however, that in connection with providing such access, the Seller shall not be required to incur any out-of-pocket costs unless provisions have been made for the reimbursement thereof.

Section 6.07. Seller Shall Provide Information as Reasonably Required.

The Seller shall furnish to the Purchaser during the term of this Agreement such periodic, special or other reports, information or documentation as the Purchaser may reasonably request, as shall be necessary, reasonable or appropriate in respect to the Mortgage Loans and the performance of the Seller under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser; provided, that, the Seller shall not be liable for any out-of-pocket costs with respect to the provision of such reports, information or documentation. All such reports or information shall be provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Seller under this Agreement. The Seller agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

The Seller, upon reasonable advance notice, shall make reasonably available to the Purchaser or any prospective purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Seller’s servicing facilities for the purpose of satisfying such prospective purchaser that the Seller has the ability to service the Mortgage Loans as provided in this Agreement.

The Seller shall maintain with respect to each Mortgage Loan and shall make available for inspection by the Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

ARTICLE VII

THE SELLER

Section 7.01. Indemnification; Third Party Claims.

The Seller agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses (collectively, “Damages”) that the Purchaser may sustain in any way related to the failure of the Seller to observe and perform its duties, obligations, covenants, and agreements and to service the Mortgage Loans in compliance with the terms of this Agreement or from any claim, demand, defense or assertion based on or grounded upon, or resulting from a breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Seller hereunder shall immediately notify the Purchaser if a claim is made by a third party with respect to this Agreement or a Mortgage Loan, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Seller shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Seller for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Seller to service and administer the Mortgage Loans in compliance with the terms of this Agreement, the failure of the Seller to perform its duties and obligations pursuant to this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of the Seller. The provisions of this Section 7.01 shall survive termination of this Agreement and transfer of the related servicing rights.

Section 7.02. Merger or Consolidation of the Seller.

The Seller shall keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Seller may be merged or consolidated (including by means of sale or disposal of all or substantially all of the Seller’s assets), or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller (whether or not related to loan servicing), shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000 and (ii) an institution who is a Fannie Mae or Freddie Mac approved seller/servicer in good standing.

Section 7.03. Limitation on Liability of the Seller and Others.

The duties and obligations of the Seller shall be determined solely by the express provisions of this Agreement, the Seller shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Seller. Neither the Seller nor any of the officers, employees or agents of the Seller shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Seller or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Seller and any officer, employee or agent of the Seller may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Seller shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Seller may undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Seller shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 7.04. Seller Not to Assign or Resign.

Except as otherwise provided herein, the Seller shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Seller and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Seller. Any such determination permitting the resignation of the Seller shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Seller’s responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 7.05. No Transfer of Servicing.

With respect to the retention of the Seller to service the Mortgage Loans hereunder, the Seller acknowledges that the Purchaser has acted in reliance upon the Seller’s independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section 7.05, the Seller shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof without the prior written approval of the Purchaser, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Seller may, without the consent of the Purchaser, retain reasonable and necessary third party contractors to perform certain servicing and loan administration functions, including and limited to, hazard insurance administration, tax payment and administration, flood certification and administration and foreclosure activities; provided, that such contractors shall perform such servicing and loan administrative functions in a manner consistent with this Agreement; provided, further, that the retention of such contractors by Seller shall not limit the obligation of the Seller to service the Mortgage Loans pursuant to the terms and conditions of this Agreement or release it from any of its obligations hereunder.

ARTICLE VIII

DEFAULT

Section 8.01. Events of Default.

In case one or more of the following Events of Default by the Seller shall occur and be continuing, that is to say:

(i) any failure by the Seller to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two (2) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Seller by the Purchaser; or

(ii) failure on the part of the Seller duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Seller set forth in this Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Seller by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Seller and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(iv) the Seller shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Seller or of or relating to all or substantially all of its property; or

(v) the Seller shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) the Seller ceases to be approved by Fannie Mae or Freddie Mac as a mortgage loan seller and servicer for more than thirty (30) days; or

(vii) the Seller attempts to assign its right to servicing compensation hereunder or the Seller attempts, without the consent of the Purchaser, to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof in a manner not permitted under this Agreement; or

(viii) the Seller ceases to be (a) licensed to service first lien residential mortgage loans in each jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Seller’s ability to perform its obligations hereunder; or

(ix) failure on the part of the Seller to comply with Section 6.04 or Section 6.05, which failure continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Seller by the Purchaser.

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Seller may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 7.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Seller under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Seller for the same. On or after the receipt by the Seller of such written notice of termination, all authority and power of the Seller under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.01. Upon written request from the Purchaser, the Seller shall prepare, execute and deliver, any and all documents and other instruments, place in such successor’s possession all Servicing Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Seller’s sole expense. The Seller agrees to cooperate with the Purchaser and such successor in effecting the termination of the Seller’s responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Seller to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

If any of the Mortgage Loans are MERS Mortgage Loans, in connection with the termination or resignation (as described in Section 8.04) of the Seller hereunder, either (i) the successor servicer shall represent and warrant that it is a member of MERS in good standing and shall agree to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS, or (ii) the Seller shall cooperate with the successor servicer either (x) in causing MERS to execute and deliver an assignment of Mortgage in recordable form to transfer the Mortgage from MERS to the Purchaser and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Mortgage Loan or servicing of such Mortgage Loan on the MERS® System to the successor servicer or (y) in causing MERS to designate on the MERS® System the successor servicer as the servicer of such Mortgage Loan.

Section 8.02. Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Seller in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE IX

TERMINATION

Section 9.01. Termination.

The respective obligations and responsibilities of the Seller shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; (ii) by mutual consent of the Seller and the Purchaser in writing; or (iii) termination of the Seller by the Purchaser with cause under the terms of this Agreement.

ARTICLE X

RECONSTITUTION OF MORTGAGE LOANS

Section 10.01. Reconstitution of Mortgage Loans.

(a) The Seller acknowledges and the Purchaser agrees that with respect to some or all of the Mortgage Loans, the Purchaser may effect, upon ten (10) Business Days prior written notice to the Seller, either:

(i) one or more sales of the Mortgage Loans as whole loan transfers (each, a “Whole Loan Transfer”);

(ii) one or more Agency Transfers; and/or

(iii) one or more sales of the Mortgage Loans as public or private pass-through transfers (each, a “Pass-Through Transfer”).

(b) With respect to each Whole Loan Transfer, Agency Transfer or Pass-Through Transfer, as the case may be, the Seller agrees:

(i) to cooperate reasonably with the Purchaser and any prospective purchaser with respect to all reasonable requests that do not result in an undue burden or expense of the Seller;

(ii) to execute all agreements required to be executed by the Seller in connection with such Whole Loan Transfer, Agency Transfer or Pass-Through Transfer, including a pooling and servicing agreement in form and substance reasonably acceptable to the parties, provided that any such agreements be consistent with the terms hereof and, unless otherwise agreed by the Seller, impose no greater duties, liabilities or obligations upon the Seller than those set forth herein and provided that the Seller is given an opportunity to review and reasonably negotiate in good faith the content of such documents not specifically referenced or provided for herein;

(iii) to make all the representations and warranties set forth in Section 3.01 as of the date of the Whole Loan Transfer, Agency Transfer or Pass-Through Transfer;

(iv) to deliver to the Purchaser (a) for inclusion in any prospectus or other offering material such publicly available information regarding the Seller and its financial condition and any additional information reasonably requested by the Purchaser or required by law or regulation, (b) any similar nonpublic, unaudited financial information (which the Purchaser may, at its option and its cost, have audited by certified public accountants) and such other information as is reasonably requested by the Purchaser and which the Seller is capable of providing without unreasonable effort or expense, and to indemnify the Purchaser and its affiliates for any losses, costs or damages incurred by any of them directly related to any material misstatements contained in such information or for any omissions of material fact required to be stated therein to the extent such information is provided by the Seller specifically for use in a prospectus or other offering material; provided, that, the Purchaser shall indemnify the Seller and its affiliates for any losses, costs or damages related to any material misstatements contained in any prospectus or other offering material other than in such information provided by the Seller specifically for use therein or for any omissions of material fact required to be stated therein and (c) such statements and audit letters of reputable, certified public accountants pertaining to information provided by the Seller pursuant to clause (a) above as shall be reasonably requested by the Purchaser; and

(v) to deliver to the Purchaser, and to any Person designated by the Purchaser, opinions of counsel in a form reasonably acceptable to the Purchaser as are customarily delivered by sellers and servicers and reasonably determined by the Purchaser to be necessary in connection with Whole Loan Transfers, Agency Transfers or Pass-Through Transfers, as the case may be, it being understood that the reasonable cost of any opinions of counsel (other than in-house counsel) that may be required for a Whole Loan Transfer, Agency Transfer or Pass-Through Transfer, as the case may be, shall be the responsibility of the Purchaser.

The Purchaser shall reimburse the Seller for any and all reasonable out-of-pocket expenses, costs and fees, including reasonable attorney’s fees, incurred by the Seller in response to requests for information or assistance under this Section. All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer, Agency Transfer or Pass-Through Transfer shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect. Notwithstanding anything to the contrary in this Section 10.01, the Company agrees that it is required to perform the obligations described in Exhibit H hereto in connection with a Reconstitution.

Section 10.02. Monthly Reporting with Respect to a Reconstitution.

As long as the Company continues to service Mortgage Loans, the Company agrees that with respect to any Mortgage Loan sold or transferred pursuant to a Reconstitution as described in Section 10.01 of this Agreement (a “Reconstituted Mortgage Loan”), the Company, at its expense, shall provide the Purchaser with the information set forth in Exhibit G attached hereto for each Reconstituted Mortgage Loan in Excel or such electronic delimited file format as may be mutually agreed upon by both Purchaser and Company. Such information shall be provided monthly for all Reconstituted Mortgage Loans on the fifth (5th) Business Day of each month for the immediately preceding monthly period, and shall be transmitted to the new investor or master servicer.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01. Successor to the Seller.

Prior to termination of Seller’s responsibilities and duties under this Agreement pursuant to Section 7.04, 8.01 or 9.01, the Purchaser shall (i) succeed to and assume all of the Seller’s responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 7.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Seller under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Seller’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Seller shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Seller pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Seller of the representations and warranties made pursuant to Section 3.01 and the indemnification obligations of the Seller pursuant to Section 7.01.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Seller and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Seller, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Seller or this Agreement pursuant to Section 7.04, 7.05, 8.01 or 9.01 shall not affect any claims that the Purchaser may have against the Seller arising prior to any such termination or resignation.

The Seller shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Seller shall account for all funds. The Seller shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Seller. Upon appointment of successor servicer to the Seller, the Seller shall be reimbursed for unrecovered Servicing Advances, Monthly Advances and unpaid Servicing Fees which would otherwise have been recovered by the Seller pursuant to this Agreement but for the appointment such successor servicer.

Upon a successor’s acceptance of appointment as such, the Seller shall notify by mail the Purchaser of such appointment.

Section 11.02. Amendment.

This Agreement may be amended or supplemented from time to time by written agreement executed by the Purchaser and the Seller.

Section 11.03. Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of all the Mortgaged Properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Seller at the Seller’s expense on direction of the Purchaser.

Section 11.04. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law provisions, except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05. Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i) if to the Seller:

Wachovia Mortgage Corporation
201 South College Street
Suite 1600
Charlotte, North Carolina 28288-1088
Attention: Caroline Payne
Facsimile: (704) 383-4591

with a copy to:

Wachovia Mortgage Corporation
1100 Corporate Center Drive
Raleigh, North Carolina 27607
Attention: Tom Fowler

Facsimile: (919) 852-7525

(ii) if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ms. Ralene Ruyle
Telecopier No.: (972) 444-2810

with copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Steven Trombetta

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06. Severability of Provisions.

Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07. Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08. General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(iii) references herein to “Articles,” “Sections,” Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi) the term “include” or “including” shall mean without limitation by reason of enumeration; and

(vii) headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09. Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10. Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Except as required by law, each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over the Purchaser, provided such information is identified as confidential non-public information.

Section 11.11. Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected (i) with respect to MERS Mortgage Loans, at the Purchaser’s expense and (ii) with respect to Mortgage Loans that are not MERS Mortgage Loans, at the Seller’s expense, in each case, in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12. Assignment by Purchaser.

The Purchaser shall have the right, upon notice to the Seller, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans; provided, however, that, in no event shall there be any more than five (5) “Purchasers” with respect to any Mortgage Loan Package. In no event shall the Purchaser sell a partial interest in any Mortgage Loan without the prior written consent of the Seller, which consent may be granted or withheld in the Seller’s sole discretion. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

Section 11.13. No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Seller shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14. Execution; Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 7.02, this Agreement shall inure to the benefit of and be binding upon the Seller and the Purchaser and their respective successors and assigns.

Section 11.15. Entire Agreement.

Each of the parties to this Agreement acknowledges that no representations, agreements or promises were made to any of the other parties to this Agreement or any of its employees other than those representations, agreements or promises specifically contained herein. This Agreement and the related Purchase Price and Terms Letter set forth the entire understanding between the parties hereto and shall be binding upon all successors of all of the parties. In the event of any inconsistency between a Purchase Price and Terms Letter and this Agreement, this Agreement shall control.

Section 11.16. No Solicitation.

From and after the related Closing Date, except as provided below, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller’s behalf, in any manner to solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors to refinance any Mortgage Loans and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the related Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that the following promotions or solicitations undertaken by the Seller or any affiliate of the Seller shall not be prohibited under this Section 11.16: (i) promotions or solicitations that are directed to the general public at large or segments thereof, provided that no segment shall consist primarily of the borrowers or obligors under the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements; (ii) responding to Mortgagor requests for pay-off information and regarding other bank or financial products or services; and (iii) promotions or solicitations to any Mortgagor for any other bank or financial products or services, unless such promotions or solicitations are for a prepayment of a Mortgage Loan.

Section 11.17. Costs.

The Purchaser shall pay any commissions due its salesmen, the expenses of its accountants and attorneys and the expenses and fees of any broker retained by the Purchaser with respect to the transactions covered by this Agreement. To the extent not otherwise provided herein, all other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including, without limitation, fees for recording intervening assignments of mortgage and Assignments of Mortgage, the cost of obtaining tax service contracts and the legal fees and expenses of its attorneys shall be paid by the Seller. The Seller shall be responsible for causing the recordation of all Assignments of Mortgage and all intervening assignments of mortgage, as applicable.

Section 11.18. Protection of Mortgagor Personal Information.

Each of the Purchaser and the Seller agree that it (i) shall comply with any applicable laws and regulations regarding the privacy and security of Mortgagor Personal Information, (ii) shall not use Mortgagor Personal Information in any manner inconsistent with any applicable laws and regulations regarding the privacy and security of Mortgagor Personal Information, (iii) shall not disclose Mortgagor Personal Information to third parties except at the specific written direction of the other; provided, however, that the Purchaser and the Seller may disclose Mortgagor Personal Information to third parties in connection with secondary market transactions to the extent not prohibited by applicable law or to the extent required by a valid and effective subpoena issued by a court of competent jurisdiction or other governmental body, (iv) shall maintain adequate physical, technical and administrative safeguards to protect Mortgagor Personal Information from unauthorized access and (v) shall immediately notify the other of any actual or suspected breach of the confidentiality of Mortgagor Personal Information.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION, as Purchaser

By:
Name:
Title:

WACHOVIA MORTGAGE CORPORATION, as Seller

By:
Name:
Title:

[Signature Page to Seller’s Purchase, Warranties and Servicing Agreement, dated as of July 1, 2005]

Exhibit A-1

Contents of Mortgage File

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Seller in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Seller’s Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed “Pay to the order of ___________________ without recourse,” and signed in the name of the Seller by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Seller. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by “[Seller], successor by merger to the [name of predecessor]”. If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by “[Seller] formerly known as [previous name]”. If the original note is unavailable, seller will provide an affidavit of lost note (in form acceptable to the Purchaser) stating that the original Mortgage Note was lost or destroyed, together with a copy of such Mortgage Note and indemnifying the Purchaser against any and all claims arising as a result of any person or entity claiming they are the holder of the note or that the note has been paid off and returned.

2. A true certified copy, certified by the [title insurer], of the applicable First Lien.

3. Except as provided below and for each Mortgage Loan that is not a MERS Mortgage Loan, the original Mortgage with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the [title insurer], of the original Mortgage together with a certificate of the Seller certifying that the original Mortgage has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located and in the case of each MERS Mortgage Loan, the original Mortgage, noting the presence of the MIN of the Mortgage Loans and either language indicating that the Mortgage Loan is a MOM Loan or if the Mortgage Loan was not a MOM Loan at origination, the original Mortgage and the assignment thereof to MERS, with evidence of recording indicated thereon, or a copy of the Mortgage certified by the public recording office in which such Mortgage has been recorded.

4. The original or certified to be a true copy or if in electronic form identified on the Mortgage Loan Schedule, the certificate number, certified by the Seller, of the related Primary Mortgage Insurance Policy, if required.

5. In the case of each Mortgage Loan that is not a MERS Mortgage Loan, the original Assignment, from the Seller in accordance with Purchaser’s instructions, which assignment shall, but for any blanks requested by the Purchaser, be in form and substance acceptable for recording, or a copy certified by the Seller as a true and correct copy of the original Assignment which has been sent for recordation. If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment must be by “[Seller] formerly known as [previous name]”.

6. With respect to Mortgage Loans that are not Co-op Loans, the original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

7. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Seller, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the [title insurer] of the original Assignment together with a certificate of the [title insurer] certifying that the original Assignment has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located.

8. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the [title insurer], of such original document together with certificate of Seller certifying the original of such document has been delivered for recording in the appropriate recording office of the jurisdiction in which the Mortgaged Property is located.

9. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located (or, in lieu thereof, a duplicate or conformed copy of such instrument, together with a certificate of receipt from the recording office, certifying that such copy represents a true and complete copy of the original and that such original has been or is currently submitted to be recorded in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located), or if the original power of attorney or other such instrument has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located.

10. With respect to a Co-op Loan: (i) a copy of the Co-op Lease and the assignment of such Co-op Lease to the originator of the Mortgage Loan, with all intervening assignments showing a complete chain of title and an assignment thereof by Seller; (ii) the stock certificate together with an undated stock power relating to such stock certificate executed in blank; (iii) the recognition agreement in substantially the same form as standard a “AZTECH” form; (iv) copies of the financial statement filed by the originator as secured party and, if applicable, a filed UCC-3 Assignment of the subject security interest showing a complete chain of title, together with an executed UCC-3 Assignment of such security interest by the Seller in a form sufficient for filing.

11. The original of any guarantee executed in connection with the Mortgage Note.

Notwithstanding anything to the contrary herein, the Seller may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

Exhibit A-2

Contents of Servicing File

With respect to each Mortgage Loan, the Servicing File shall include each of the following items, which shall be available for inspection by the Purchaser:

1. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

2. Residential loan application.

3. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

4. Credit report on the mortgagor.

5. Business credit report, if applicable.

6. Residential appraisal report and attachments thereto.

7. Verification of employment and income except for Mortgage Loans originated under a Limited Documentation Program, all in accordance with Seller’s Underwriting Standards.

8. Verification of acceptable evidence of source and amount of down payment, in accordance with the Underwriting Standards.

9. Photograph of the Mortgaged Property (may be part of appraisal).

10. Survey of the Mortgaged Property, if any.

11. Sales contract, if applicable.

12. If available, termite report, structural engineer’s report, water portability and septic certification.

13. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

14. Any ground lease, including all amendments, modifications and supplements thereto.

15. Any other document required to service the Mortgage Loans.

Exhibit B

Form of Custodial Account Letter Agreement

__________________ , 200_

To:

As “Seller” under the Seller’s Purchase, Warranties and Servicing Agreement, dated as of July 1, 2005 (the “Agreement”), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as “Wachovia Mortgage Corporation, in trust for the Purchaser, owner of various whole loan series - principal and interest”. All deposits in the account shall be subject to withdrawal therefrom by order signed by the Seller. This letter is submitted to you in duplicate. Please execute and return one original to us.

WACHOVIA MORTGAGE CORPORATION, as SELLER

By:
Name:
Title:

The undersigned, as “Depository,” hereby certifies that the above described account has been established under Account Number ______________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.

By:
Name:
Title:

Exhibit C

Form of Escrow Account Letter Agreement

_____________________, 200_

To:

As “Seller” under the Seller’s Purchase, Warranties and Servicing Agreement, dated as of July 1, 2005 (the “Agreement”), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as “Wachovia Mortgage Corporation, in trust for the Purchaser, owner of various whole loan series, and various Mortgagors.” All deposits in the account shall be subject to withdrawal therefrom by order signed by the Seller. This letter is submitted to you in duplicate. Please execute and return one original to us.

WACHOVIA MORTGAGE CORPORATION, as SELLER

By:
Name:
Title:

The undersigned, as “Depository,” hereby certifies that the above described account has been established under Account Number ______________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.

By:
Name:
Title:

Exhibit D

Form of Assignment, Assumption and Recognition Agreement

This Assignment, Assumption and Recognition Agreement (this “Assignment Agreement”), dated as of _________, among EMC Mortgage Corporation, a Delaware corporation (the “Assignor”), ______________________, a ________ corporation (the “Assignee”), and Wachovia Mortgage Corporation, a North Carolina corporation (the “Seller”):

For good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1. The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as Purchaser, in, to and under (a) those certain mortgage loans listed on Exhibit A attached hereto (the “Mortgage Loans”); and (b) the Seller’s Purchase, Warranties and Servicing Agreement dated as of July 1, 2005, but only to the extent of the Mortgage Loans (the “Purchase Agreement”). For purposes of this Assignment Agreement, the term “Purchase Agreement” includes any separate Assignment and Conveyance pursuant to which Seller and Assignor effectuated the purchase and sale of any Mortgage Loan following the execution and delivery of the Purchase Agreement.

The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under any all obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on Exhibit A attached hereto and are not the subject of this Assignment Agreement.

2. Each of the Seller and the Assignor represent and warrant to the Assignee that (a) the copy of the Purchase Agreement, attached hereto as Exhibit B, provided to the Assignee, is a true, complete and accurate copy of the Purchase Agreement, (b) the Purchase Agreement is in full force and effect as of the date hereof, (c) the provisions thereof have not been waived, amended or modified in any respect, nor have any notices of termination been given thereunder, (d) the Purchase Agreement contains all of the terms and conditions governing the sale of the Mortgage Loans by Seller to Assignor and the purchase of the Mortgage Loans by Assignor from Seller; provided, however, that the date of purchase and sale and the amount of payment for the Mortgage Loans may be set out in a Purchase Price and Terms Letter, as defined in the Purchase Agreement, and (e) Seller sold, conveyed and transferred each Mortgage Loan to Assignor pursuant to the Purchase Agreement.

3. The Assignor warrants and represents to, and covenants with, the Assignee and the Seller that:

(a) As of the date hereof, the Assignor is not in default under the Purchase Agreement;

(b) The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Purchase Agreement, free from any and all claims and encumbrances arising out of the Assignor’s ownership thereof, and the Mortgage Loans, as well as the Purchase Agreement, upon the transfer thereof to the Assignee as contemplated herein, shall be free and clear of all such liens, claims and encumbrances or any lien claim or encumbrance arising out of the ownership of the Mortgage Loans by any person at any time after Assignor first acquired any Mortgage Loan from the Seller;

(c) The Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to the Seller with respect to the Purchase Agreement or the Mortgage Loans;

(d) The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Purchase Agreement or the Mortgage Loans. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under or defaults under, the Purchase Agreement, or the Mortgage Loans;

(e) The Assignor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to sell, transfer and assign the Mortgage Loans;

(f) The Assignor has full corporate power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignor. This Assignment Agreement has been duly executed and delivered by the Assignor and constitutes the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

(g) No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby; and

(h) The Assignor has paid the purchase price for the Mortgage Loans and has satisfied any conditions to closing required of it under the terms of the Purchase Agreement.

4. The Assignee warrants and represents to, and covenants with, the Assignor and the Seller that:

(a) The Assignee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to acquire, own and purchase the Mortgage Loans;

(b) The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This Assignment Agreement has been duly executed and delivered by the Assignee and constitutes the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

(c) No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) The Assignee agrees to be bound, as Purchaser, by all of the terms, covenants and conditions of the Purchase Agreement and the Mortgage Loans, and from and after the date hereof, the Assignee assumes for the benefit of each of the Seller and the Assignor all of the Assignor’s obligations as Purchaser thereunder, with respect to the Mortgage Loans.

5. The Seller warrants and represents to, and covenants with, the Assignor and the Assignee that:

(a) The Seller is not a natural person or a general partnership and is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to service the Mortgage Loans;

(b) The Seller has full power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Seller’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Seller’s charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Seller is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject. The execution, delivery and performance by the Seller of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Seller. This Assignment Agreement has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

(d) No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Seller in connection with the execution, delivery or performance by the Seller of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby;

(e) As of the date hereof, the Seller is not in default under the Purchase Agreement; and

(f) No event has occurred or has failed to occur, during the period commencing on date on which Assignor acquired the Mortgage Loans and ending on the date hereof, inclusive, which would make the representations and warranties set forth in Section 3.01 of the Purchase Agreement untrue if such representations and warranties were made with respect to the Mortgage Loans effective as of the date hereof.

6. From and after the date hereof, the Seller shall recognize the Assignee as the owner of the Mortgage Loans, and shall look solely to the Assignee for performance from and after the date hereof of the Assignor’s obligations with respect to the Mortgage Loans.

7. Notice Addresses.

(a) The Assignee’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment Agreement is:

________________
________________
________________
Attention: ________________

(b) The Assignor’s address for purposes for all notices and correspondence related to the Mortgage Loans and this Assignment Agreement is:

[_____________________________]
[_____________________________]
[_____________________________]
[_____________________________]
Attention: _______________

(c) The Seller’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment Agreement is:

Wachovia Mortgage Corporation
1100 Corporate Center Drive
Raleigh, North Carolina 27607
Attention: Tom Fowler

8. This Assignment Agreement shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of laws principles) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, except to the extent preempted by federal law.

9. This Assignment Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Seller, the Assignor or the Assignee may be merged or consolidated shall, without the requirement for any further writing, be deemed the Seller, the Assignor or the Assignee, respectively, hereunder.

10. No term or provision of this Assignment Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This Assignment Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement by the Assignor.

12. Notwithstanding the assignment of the Purchase Agreement by either the Assignor or Assignee, this Assignment Agreement shall not be deemed assigned by the Seller or the Assignor unless assigned by separate written instrument.

13. For the purpose for facilitating the execution of this Assignment Agreement as herein provided and for other purposes, this Assignment Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Assignment Agreement to be executed by their duly authorized officers as of the date first above written.

EMC Mortgage Corporation Assignor

By:
Name:
Title:

[______________________________________________________]
Assignee

By:
Name:
Title:

Wachovia Mortgage Corporation Seller

By:
Name:
Title:

Exhibit E

Form of Assignment and Conveyance

On this ____ day of ________, 200_, Wachovia Mortgage Corporation (“Wachovia”) as the Seller under that certain Seller’s Purchase, Warranties and Servicing Agreement, dated as of July 1, 2005 (the “Agreement”), by and between Wachovia and EMC Mortgage Corporation (the “Purchaser”) does hereby sell, transfer, assign, set over and convey to the Purchaser under the Agreement, without recourse, but subject to the terms of the Agreement, all rights, title and interest of Wachovia (excluding the right to service the Mortgage Loans) in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A, together with the Mortgage Files and all rights and obligations arising under the documents contained therein.

Pursuant to Section 2.07 of the Agreement, Wachovia has delivered to the Purchaser the documents for each Mortgage Loan to be purchased as set forth therein. The contents of each Servicing File required to be retained by Wachovia to service the Mortgage Loans pursuant to the Agreement and thus not delivered to the Purchaser are and shall be held in trust by Wachovia, for the benefit of the Purchaser as the owner thereof. Wachovia’s possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Agreement, and such retention and possession by Wachovia shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of Wachovia shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by Wachovia at the will of the Purchaser in such custodial capacity only.

[Remainder of page intentionally blank - signature page follows]

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

WACHOVIA MORTGAGE CORPORATION

By:
Name:
Title:

Exhibit F

Request for Release of Documents and Receipt

RE: Mortgage Loan #___________________________________
BORROWER: __________________________________________________
PROPERTY:  __________________________________________________

Pursuant to a Seller’s Purchase, Warranties and Servicing Agreement (the “Agreement”) between the Seller and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Seller requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____
On _________________, the above captioned mortgage loan was paid in full or the Seller has been notified that payment in full has been or will be escrowed. The Seller hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____
The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Seller hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____
The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Seller hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____	Other (explain)
_______________________________________________________ _______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Seller all original mortgage documents in your possession relating to this loan.

Dated:_________________            By:________________________________
     Signature
___________________________________
                          Title

Send documents to:

Acknowledgment:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:_________________            By:________________________________
     Signature
___________________________________
                          Title

EXHIBIT G
RECONSTITUTED MORTGAGE LOAN REPORTING

IP1270 FIELD NAME	DESCRIPTION
MACCTNO	Investor Loan Number
MSRVACCT	Servicer Loan Number
MSERVID	blank
MCUTOFF	Cutoff Date
MINVSTR	Investor Number
MCATNUM	Category Number
MNOTRAT	Note Rate
MSRVFEE	Service Fee Rate
MPTRAT	Pass Thru Rate
MBSCHBAL	Beginning Scheduled Principal Balance
MPICONST	P&I Constant
MSCHINT	Scheduled Gross Interest
MPTINT	Scheduled Net Interest
MSCHPRN	Scheduled Principal
MLIQPRN	PIF Principal
MLIQINT	PIF Interest
MADDPRN	Curtailment
MADDTRN	Cutoff Date Curtailment Collected
MPRNADJ	Adjustment
MSCHPYMT	Total Scheduled Payment
MTOTREMIT	Total Remittance Due
MESCHBAL	Ending Scheduled Principal Balance
MBPRIBAL	Beginning Actual Principal Balance
MEPRIBAL	Ending Actual Principal Balance
MDUEDATE	Due Date
MPRNCOLL	Principal Collected
MSRFCOLL	Interest Collected
MLIQCDE	Liquidation Code
MLIQDTE	Liquidation Date
MARMNOT	ARM Note Rate

EXHIBIT H

SELLER’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

•
The Seller shall: (i) possess the ability to service under customary securitization documents; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property); (iii) make compensating interest payments on payoffs and curtailments; and (iv) remit and report to a master servicer in format reasonably acceptable to such master servicer and the Seller by the 10th calendar day of each month.

•
The Seller shall provide an acceptable annual certification (officer’s certificate) to the master servicer (as required by the Sarbanes-Oxley Act of 2002) to the extent a Form 10-K or other required filing is made with respect to the securitization, as well as any other annual certifications required under the securitization documents (i.e., the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 15 of each year).

•	The Seller shall allow for the Purchaser, the master servicer or their designee to perform a review of audited financials and net worth of the Company.

•	The Seller shall provide a customary Uniform Single Attestation Program certificate and Management Assertion as requested by the master servicer or the Purchaser.

•
The Seller shall provide information on each Custodial Account as reasonably requested by the master servicer or the Purchaser, and each Custodial Account shall comply with the reasonable requirements for such accounts as set forth in the securitization documents.

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (this “AAR Agreement”) made as of May [31], 2006, among EMC Mortgage Corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1 (the “Assignee”), National City Mortgage Co. (the “Company”) and Structured Asset Mortgage Investments II Inc. (“SAMI II”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the “Assigned Loan Schedule”) purchased by Assignor from Company pursuant to (a) the Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001, between Assignor and Company as amended by Amendment Reg AB to the Purchase, Warranties and Servicing Agreement, dated as of March 1, 2006 (the “Purchase Agreement”) and (b) that certain Term Sheet, dated November 15, 2006 between Assignor and Company (the “Term Sheet” and together with the Purchase Agreement, the “Agreements”), shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreements.

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Assigned Loans shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Agreements. Assignor specifically reserves and does not assign to Assignee any right title and interest in, to or under any Mortgage Loans subject to the Agreements other than those set forth on Attachment l. Notwithstanding anything to the contrary contained herein, the Assignor is retaining the right to enforce the representations and warranties set forth in Article III of the Purchase Agreement and in the Term Sheet, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase Agreement against the Company. In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under Section 2.09 of the Purchase Agreement.

Representations; Warranties and Covenants

2. Assignor warrants and represents to Assignee and Company as of the date hereof:

a.
Attached hereto as Attachment 2 are true and accurate copies of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Agreements as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignor's interests, rights and obligations under the Agreements as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

c.	Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Agreements;

d.
Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modifications of, the Agreements. Assignor has no knowledge of, and has not received notice of, any waivers under or any amendments or other modifications of, or assignment of rights or obligations under the Agreements;

e.
Assignor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

f.
Assignor has full power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

g.
No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans, or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans, with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

h.
There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement; and

i.
Assignor has received from Company, and has delivered to Assignee, all documents required to be delivered to Assignor by Company prior to the date hereof pursuant to Section 2.07 of the Purchase Agreement with respect to the Assigned Loans.

3. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

a.
Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire and hold the Assigned Loans as trustee on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1;

b.
Assignee has full power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

c.
No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby; and

d.
There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement.

4. Company warrants and represents to, and covenants with, Assignor and Assignee as of the date hereof:

a.
Attached hereto as Attachment 2 are true and accurate copies of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Agreements;

c.
Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

d.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

e.
Company shall establish a Custodial Account and an Escrow Account under the Purchase Agreement in favor of Assignee with respect to the Assigned Loans separate from the Custodial Account and the Escrow Account previously established under the Purchase Agreement in favor of Assignor; and

f.
No event has occurred from the applicable Closing Date to the date hereof which would render the representations and warranties as to the related Mortgage Loans made by the Company in Section 3.02 of the Purchase Agreement or in the related Term Sheet to be untrue in any material respect.

5. Company warrants and represents to, and covenants with, Assignor and SAMI II as of the date hereof:

a.
Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

b.
No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

c.	Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

d.
No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Purchase Agreement and this AAR Agreement for mortgage loans of a type similar to the Assigned Loans have occurred during the three-year period immediately preceding the date hereof;

e.
There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Purchase Agreement and this AAR Agreement;

f.	There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

g.
There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and SAMI II in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or SAMI II with respect to the Securitization Transaction and (ii) provide to the Assignor and SAMI II a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

6. Notwithstanding any term hereof to the contrary, the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1.

Recognition of Assignee

7. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans for Assignee as if Assignee and Company had entered into a separate servicing agreement for the servicing of the Assigned Loans in the form of the Purchase Agreement (as modified herein), the terms of which are incorporated herein by reference. In addition, Company hereby acknowledges that from and after the date hereof, the Assigned Loans will be subject to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of May 1, 2006, by and among, EMC Mortgage Corporation, Structured Asset Mortgage Investments II Inc., Wells Fargo Bank, National Association as master servicer (the “Master Servicer”) and securities administrator and U.S. Bank National Association. Pursuant to the Pooling and Servicing Agreement, the Master Servicer has the right to monitor and enforce, on behalf of the Assignee, the performance by Company of its servicing obligations under this AAR Agreement. Such right will include, without limitation, the right to terminate the Company under the Purchase Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. In connection therewith, Company hereby agrees that all remittances required to be made with respect to the Assigned Loans pursuant to the Purchase Agreement will be made in accordance with the following wire transfer instructions:

Bank: Wells Fargo Bank, National Association
ABA Routing Number: 121000248
Account Name: SAS Clearing
Account # 3970771416
FFC to: PRIME 2006-1, Account # [________]

and the Company shall deliver all reports and other notices required to be delivered under the Purchase Agreement to the Assignee and to the Master Servicer at:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager PRIME 2006-1

It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Agreements which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Company shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, SAMI II, the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, SAMI II, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under Section 11.18 of the Purchase Agreement by or on behalf of the Assignor, or provided under Section 11.18 of the Purchase Agreement by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under Section 11.18 of Purchase Agreement, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Section 11.18 of the Purchase Agreement, including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Company of a representation or warranty set forth in Section 3.01 of the Purchase Agreement or in a writing furnished pursuant to Section 3.01 of the Purchase Agreement and made as of a date prior to the date hereof, to the extent that such breach is not cured by the date hereof, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01 of the Purchase Agreement to the extent made as of a date subsequent to the date hereof; or

(iv) the negligence, bad faith or willful misconduct of the Company in connection with its performance under Section 11.18 of the Purchase Agreement.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in Section 11.18 of the Purchase Agreement, the Company shall promptly reimburse the Assignor, SAMI II and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

Modification of the Purchase Agreement

8. The Purchase Agreement, as it relates to the Assigned Loans, shall be amended by the Company and the Assignor as follows:

(a) Section 1.01 of the Purchase Agreement shall be amended by adding the following definitions thereto:

Master Servicer: Wells Fargo Bank, National Association, or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

Nonrecoverable Advance: Any advance previously made by the Company pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Company, may not be ultimately recoverable by the Company from Liquidation Proceeds or otherwise. The determination by the Company that it has made a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

Pooling and Servicing Agreement: That certain pooling and servicing agreement, dated as of May 1, 2006, among Structured Asset Mortgage Investments II Inc., EMC Mortgage Corporation, U.S. Bank National Association, as trustee, Wells Fargo Bank, National Association as securities administrator and the Master Servicer.

(b) The definition of “Business Day” is deleted in its entirety and replaced with the following definition:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of Maryland, Minnesota, New York or Ohio, or (iii) a day on which banks in the States of Maryland, Minnesota, New York or Ohio are authorized or obligated by law or executive order to be closed.

(c) The definition of “Servicing Fee Rate” is deleted in its entirety and replaced with the following definition:

Servicing Fee Rate: a per annum rate to equal to [___].

(d) Subsection 3.02(nn) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act;

(e) Amendment of Section 5.02 of the Purchase Agreement. Section 5.02 of the Purchase Agreement is hereby amended by replacing the first two paragraphs with the following:

“Not later than the tenth (10th) calendar day of each month (or if such tenth calendar day is not a Business Day, the immediately succeeding Business Day), the Servicer shall furnish to the Master Servicer (i) (a) monthly loan data in the format set forth in Exhibit E-1 hereto, (b) default loan data in the format set forth in Exhibit E-2 hereto and (c) information regarding realized losses and gains in the format set forth in Exhibit E-3 hereto (or in such other formats mutually agreed between the Servicer and the Master Servicer), in each case relating to the period ending on the last day of the preceding calendar month, (ii) all such information required pursuant to clause (i)(a) above on a magnetic tape, electronic mail, or other similar media reasonably acceptable to the Master Servicer and (iii) all supporting documentation with respect to the information required pursuant to clause (i)(c) above.”

(f) Section 6.02 of the Purchase Agreement is hereby amended by including the words “(or if the Company does not, the Master Servicer may)” after the word “will” and before the word “immediately” in the third line thereof.

(g) Section 6.04 of the Purchase Agreement shall be deleted in its entirety and replaced.

(h) Section 6.05 of the Purchase Agreement shall be deleted in its entirety.

(i) Section 9.01 of the Purchase Agreement is hereby amended by adding the word “or” at the end of clause (ix) thereof and inserting the following as clause (x):

(x) failure by the Company to duly perform, within the required time period, its obligations under Section 4 and Section 5 of Article 1 of Amendment Reg. AB to the Servicing Agreement which failure continues unremedied for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by any party to this Agreement or by any Master Servicer. This paragraph shall supersede any other provision of this Agreement or other Agreement to the contrary.

(j) The following is added as Subsection 4.05(vii) of the Purchase Agreement:

(vii) to reimburse itself for any Nonrecoverable Advances;

(k) Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Section 11.04  Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws other than Section 5-1401 of the New York General Obligations Law which shall govern. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Miscellaneous

9. All demands, notices and communications related to the Assigned Loans, the Agreements and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered mail, postage prepaid, as follows:

a. In the case of Company,

National City Mortgage Co.
3232 Newmark Drive
Miamisburg, Ohio 45342
Attention: Mary Beth Criswell

b. In the case of Assignor,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle
Telecopier No.: (972) 444-2810

with a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese

c. In the case of Assignee,

U.S. Bank National Association, as Trustee
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Services, PRIME 2006-1
Telecopier No.: (617) 603-6638

d.  In the case of the Master Servicer,

Wells Fargo Bank, National Association
     9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager PRIME 2006-1
Telecopier No.: (410) 715-2380

10. This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

11. No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

12. This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively hereunder. Any Master Servicer shall be considered a third party beneficiary of this AAR Agreement, entitled to all the rights and benefits accruing to any Master Servicer herein as if it were a direct party to this AAR Agreement. A copy of all assessments, attestations, reports and certifications required to be delivered by the servicer under the Purchase Agreement and this AAR Agreement shall be delivered to the Master Servicer by the date(s) specified herein or therein and where such documents are required to be addressed to such party, such addressee shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

13. This AAR Agreement shall survive the conveyance of the Assigned Loans as contemplated in this AAR Agreement.

14. This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

15. In the event that any provision of this AAR Agreement conflicts with any provision of the Agreements with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

16. Exhibit E-1, Exhibit E-2 and Exhibit E-3 (attached hereto as Attachment 3 to this AAR Agreement) and hereby attached to the Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1, as Assignee

By:
Name:
Title:

NATIONAL CITY MORTGAGE CO. Company

By:
Name:
Title:

Acknowledged and Agreed:

WELLS FARGO BANK, N.A., as Master Servicer

By:
Name:
Title:

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

By:
Name:
Title:

ATTACHMENT l

ASSIGNED LOAN SCHEDULE

(Provided upon request)

- - -
[TPW: NYLEGAL:501511.4] 17297-00443 06/15/2006 04:20 PM

ATTACHMENT 2

PURCHASE AGREEMENT AND TERM SHEET

(Provided upon request)

ATTACHMENT 3

EXHIBIT E-1

REPORTING DATA FOR MONTHLY REPORT
Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/ delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11

MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

EXHIBIT E-2
REPORTING DATA FOR DEFAULTED LOANS
Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-	Approved Assumption
•	BAP-	Borrower Assistance Program
•	CO-	Charge Off
•	DIL-	Deed-in-Lieu
•	FFA-	Formal Forbearance Agreement
•	MOD-	Loan Modification
•	PRE-	Pre-Sale
•	SS-	Short Sale
•	MISC-	Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

• Damaged

• Excellent

• Fair

• Gone

• Good

• Poor

• Special Hazard

• Unknown

EXHIBIT E-3
REPORTING DATA FOR REALIZED LOSSES AND GAINS

Exhibit : Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1. The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2. The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.  Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12. Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.The total of lines 1 through 12.

Credits:

14-21.  Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.  The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23. The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Exhibit 3A: Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________

Phone: ______________________                            Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________

Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale     Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes      No

If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ ______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney's Fees	________________	(4)
(5)	Taxes	________________	(5)
(6)	Property Maintenance	________________	(6)
(7)	MI/Hazard Insurance Premiums	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	$________________	(12)
Cash for Keys__________________________	________________
HOA/Condo Fees_______________________	________________
______________________________________	________________
______________________________________	________________
Total Expenses	$ _______________	(13)
Credits:
(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance Proceeds	________________	(18)
HUD Part A	________________	(18a)
HUD Part B	________________	(18b)
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________	(21)
_________________________________________	_________________
_________________________________________	_________________
Total Credits	$________________	(22)
Total Realized Loss (or Amount of Gain)	$________________	(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT (the “Assignment and Assumption Agreement”), dated as of May 30, 2006, by EMC Mortgage Corporation, a Delaware corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1 (the “Assignee”) and Wells Fargo Bank, N.A. (the “Company”).

Whereas the Company has agreed to service certain mortgage loans listed on Exhibit A-1 hereto (the “April Loans”), the servicing obligations to which were transferred to the Company on [April 1, 2006];

Whereas the Company has agreed to service the certain mortgage loans listed on Exhibit A-2 hereto (the “June Loans” and together with the April Loans, the “Mortgage Loans”), the servicing obligations to which were transferred to the Company on [June 1, 2006]; and

Whereas the Assignor and the Company entered into that certain Amended and Restated Master Seller’s Warranties and Servicing Agreement dated as of November 1, 2005 (the “Warranties and Servicing Agreement” or the “Agreement”), pursuant to which the Company hereby agrees to service the Mortgage Loans.

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans, including the June Loans upon the servicing transfer in connection with those loans, shall be subject to the terms of this Assignment and Assumption Agreement. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Warranties and Servicing Agreement.

Assignment and Assumption

1. Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest in, to and under (a) the Mortgage Loans and (b) the Warranties and Servicing Agreement with respect to the Mortgage Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title and interest, to and under the Warranties and Servicing Agreement with respect to any mortgage loan other than the Mortgage Loans listed on Exhibit A. Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 of the Warranties and Servicing Agreement, and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 of the Warranties and Servicing Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company set forth in those sections against the Company. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Warranties and Servicing Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

With regards to the Mortgage Loans, a breach of the representations and warranties contained in Section 3.01 of the Warranties and Servicing Agreement shall constitute termination of the Company as servicer as provided for in Section 11.01 of the Warranties and Servicing Agreement. Section 3.02 of the Warranties and Servicing Agreement shall not apply to the Mortgage Loans.

Representations Warranties and Covenants

2. The Assignor warrants and represents to, and covenants with, the Assignee that as of the date hereof:

(a)
Attached hereto as Exhibit B is a true and accurate copy of the Warranties and Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, further amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
The Assignor is the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Warranties and Servicing Agreement as they relate to the Mortgage Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Mortgage Loans to the Assignee as contemplated herein, Assignee shall have good title to each and every Mortgage Loan, as well as any and all of the Assignee’s interests, rights and obligations under the Warranties and Servicing Agreement as they relate to the Mortgage Loans, free and clear of any and all liens, claims and encumbrances;

(c)	There are no offsets, counterclaims or other defenses available to the Company with respect to the Mortgage Loans or the Warranties and Servicing Agreement;

(d)	The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Mortgage Loan;

(e)
The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

(f)
The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignor. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

(h)
The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to the Assignor by the Company prior to the date hereof pursuant to the Warranties and Servicing Agreement with respect to the Mortgage Loans and has not received, and has not requested from the Company, any additional documents.

3. The Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a)
The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Mortgage Loans on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1;

(b)
The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignee. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the Company, will constitute the valid and legally binding obligation of Assignee enforceable against the Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby; and

(d)
The Assignee assumes all of the rights of the Purchaser under the Warranties and Servicing Agreement with respect to the Mortgage Loans other than the right to enforce the obligations of the Company under the Warranties and Servicing Agreement.

4. The Company warrants and represents to, and covenants with, the Assignor and the Assignee as of the date hereof:

(a)
Attached hereto as Exhibit B is a true and accurate copy of the Warranties and Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, further amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and has all requisite power and authority to service the Mortgage Loans and otherwise to perform its obligations under the Warranties and Servicing Agreement;

(c)
The Company has full power and authority to execute, deliver and perform its obligations under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on part of the Company. This Assignment and Assumption Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by the effect of insolvency, liquidation, conservatorship and other similar laws administered by the Federal Deposit Insurance Corporation affecting the enforcement of contract obligations of insured banks and subject to the application of the rules of equity;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby;

(e)
The Company shall establish a Custodial Account and an Escrow Account under the Warranties and Servicing Agreement in favor of the Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established under the Warranties and Servicing Agreement in favor of Assignor; and

(f)
Pursuant to Section 9.01 of the Warranties and Servicing Agreement, the Company hereby restates the representations and warranties set forth in Section 3.01 of the Warranties and Servicing Agreement with respect to the Company as of the date hereof as amended by Section 9.

5. Company warrants and represents to, and covenants with, Assignor and Structured Asset Mortgage Investments II Inc. as of the date hereof:

(a)  Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

(b)  No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

(c)  Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

(d)  No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Warranties and Servicing Agreement and this Assignment and Assumption Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the date hereof;

(e)  There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Warranties and Servicing Agreement and this Assignment and Assumption Agreement;

(f)  There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

(g)  There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

6. Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this Assignment and Assumption Agreement or the breach of any covenant or condition contained herein.

7. The Company hereby acknowledges that Wells Fargo Bank, N.A. and any successor thereto (the “Master Servicer”), has been appointed as master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement dated as of May 1, 2006 the “Pooling and Servicing Agreement”), among Structured Asset Mortgage Investments II Inc., the Assignor, the Assignee and the Master Servicer, and therefore has the right to enforce all obligations of the Company under the Warranties and Servicing Agreement. Such right will include, without limitation, the right to receive all remittances required to be made by the Company under the Warranties and Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Warranties and Servicing Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company hereby acknowledges that the Master Servicer shall be obligated to notify the Assignee in accordance with the Pooling and Servicing Agreement upon the discovery of an event of default by the Company of its obligations under the Warranties and Servicing Agreement and the Assignee shall have the right to terminate the Company as servicer under the Warranties and Servicing Agreement upon the occurrence of such an event of default.

8. Notwithstanding any term hereof to the contrary, the execution and delivery of this Assignment and Assumption Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Assignment and Assumption Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1.

Recognition of Assignee

9. From and after the date hereof, Company shall recognize Assignee as owner of the Mortgage Loans and will service the Mortgage Loans for Assignee as if Assignee and Company had entered into a separate servicing agreement for the servicing of the Mortgage Loans in the form of the Warranties and Servicing Agreement (as modified herein), the terms of which are incorporated herein by reference. Notwithstanding anything to the contrary contained herein or in the Warranties and Servicing Agreement, Company acknowledges that the Mortgage Loans will be part of a REMIC and hereby agrees that in no event will it service the Mortgage Loans in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this Assignment and Assumption Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Warranties and Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of Assignee.

Modification of the Warranties and Servicing Agreement

10. The Company and Assignor hereby amend the Warranties and Servicing Agreement as follows:

(a) The following definitions shall be added to Article I of the Warranties and Servicing Agreement:

Assignee: U.S. Bank National Association, as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Nonrecoverable Advance: Any advance previously made by the Company pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Company, may not be ultimately recoverable by the Company from Liquidation Proceeds or otherwise. The determination by the Company that it has made a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Securities Administrator: With respect to any Securitization Transaction, the “securities administrator,” if any, identified in the related transaction documents.

SEC: The Securities and Exchange Commission.

Trustee: U.S. Bank National Association.

(b) The definition of Principal Prepayment in Article I of the Warranties and Servicing Agreement is deleted in its entirety and replaced with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

(c) The definition of “Qualified Depository” in the Warranties and Servicing Agreement shall be modified by deleting the word “A-1” and replacing it with the word “A-1+”.

(d) Article III of the Agreement is hereby amended effective as of the date hereof as follows:

(1)	Section 3.01(b) is amended by replacing the “,” after the word “loans” in the third line, with a “.”, and deleting the remainder of the sentence.

(2)	Section 3.01(c) is amended by deleting, “the sale of the Mortgage Loans to the Purchaser”.

(3)	Section 3.01(f) is amended by adding a “.” after, “The Company is solvent.” And deleting the remainder of the paragraph.

(4)	Section 3.01(h) is amended by deleting, “or the sale of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement.

(5)           Section 3.01(i) is deleted in its entirety.

(6)           Section 3.01(k) is deleted in its entirety.

(7)	by deleting Section 3.01(l) in its entirety and replacing it with the following:

(l) No Material Change.

There has been no material adverse change in the servicing policies and procedures, business, operations, financial condition or assets of the Company since the date of the Company’s most recent financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(8) Section 3.01(m) is deleted in its entirety; and

(9) Section 3.02 is not applicable to the Mortgage Loans.

(e) Article IV of the Agreement is hereby amended effective as of the date hereof by adding “, other than Servicing Advances,” after “future advances” in the second paragraph of Section 4.01.

(f) Article IV of the Agreement is hereby amended effective as of the date hereof by deleting “, and the Company shall not commence foreclosure proceedings if the Purchaser objects to such action within three (3) Business Days of receiving such notice” in first paragraph of Section 4.02.

(g) Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following paragraph to Section 4.03:

The Company shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Purchaser by the Remittance Date.

With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity, such prepayment penalty shall not be imposed in any instance where the mortgage loan is accelerated or paid off in connection with the workout of a delinquent mortgage or due to the borrower’s default, notwithstanding that the terms of the mortgage loan or state or federal law might permit the imposition of such penalty.

(h) Article IV of the Agreement is hereby amended by replacing the second paragraph of Section 4.04 with the following:

The Company shall deposit in a mortgage clearing account on a daily basis, and in the Custodial Account within (2) Business Days after the Company’s receipt of such funds, and retain therein, the following collections received by the Company and payments made by the Company after the related Cut-off Date, other than payments of principal and interest due on or before the related Cut-off Date, or received by the Company prior to the related Cut-off Date but allocable to a period subsequent thereto:

(i) The following is added as Subsection 4.05(x) of the Warranties and Servicing Agreement:

“(x) to reimburse itself for any Nonrecoverable Advances;”

(j) Article IV of the Agreement is hereby amended by replacing the second paragraph of Section 4.06 with the following:

The Company shall deposit in a mortgage clearing account on a daily basis, and in the Escrow Account or Accounts within two (2) Business Days after the Company’s receipt of such funds, and retain therein:

(k) Article IV of the Agreement is hereby amended by replacing Section 4.25 with the following:

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section 4.25. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section 4.25.

(a) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section 4.25 and with Sections 6.04, 6.06, 9.01(e)(iii), 9.01(e)(v), 9.01(e)(vi), 9.01(e)(vii), 9.01(e)(viii) and 9.01(f) of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 9.01(e)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 6.04 and any assessment of compliance and attestation required to be delivered by such Subservicer under Section 6.06 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 6.06 as and when required to be delivered.

(b) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, such Depositor and such Master Servicer) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.06 and 9.01(f) of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subservicer and such Subcontractor under Section 6.06, in each case as and when required to be delivered.

(l) Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

No later than the tenth (10th) calendar day (or if such tenth (10th) day is not a Business Day, the first Business Day immediately preceding such tenth (10th day) of each month, the Company shall furnish to the Master Servicer an electronic file containing the data specified in Exhibit I, which data shall reflect information as to the period ending on the last day of the preceding month, Exhibit J with respect to defaulted mortgage loans and Exhibit K, with respect to realized losses and gains, with each such report.

(m) Section 6.02 (Satisfaction of Mortgages and Release of Mortgage Loan Documents) is hereby amended by adding “(other than as a result of a modification of the Mortgage pursuant to this Agreement or a liquidation of the Mortgaged Property pursuant to the terms of this Agreement)” after “secured by the Mortgage” in the second paragraph.

(n) Section 6.04 (Annual Statements as to Compliance) is hereby amended as follows:

(1) delete paragraph (i) in its entirety;

(2) delete the reference to “(ii)” at the beginning of the section paragraph; and

(3) Delete the references to “the Purchaser and any Depositor” and replace each with “the Master Servicer”.

(o) Section 6.05 (Annual Independent Public Accountants’ Servicing Report) is deleted in its entirety.

(p) Section 6.06 (Report on Assessment of Compliance and Attestation) is hereby amended by replacing the references to “the Purchaser and any Depositor” with “the Master Servicer”, “the Purchaser and such Depositor” with “the Master Servicer”, “Section 425(b)” with “Section 4.25(b)” and “”paragraphs (a) and (b)” with “paragraphs (i) and (ii)”.

(q) Section 6.07(i) is hereby amended by replacing the reference to “Section 9.01(e)(iv)(A)” with “Section 9.01(e)(vi)(A)”, “Section 9.01(e)(iv)(B)” with “Section 9.01(e)(vi)(B)” and deleting the reference to “Section 6.05”.

(r) Section 6.07(ii) is hereby amended by replacing the references to “Purchaser or Depositor” with “Purchaser, any Master Servicer or any Depositor”, “Subcontract” with “Subcontractor” and deleting the reference to “Section 6.05”.

(s) The following are added as the second, third and fourth paragraphs of Section 6.09 of the Warranties and Servicing Agreement:

“Notwithstanding anything in this Agreement to the contrary, the Company (a) shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of any Mortgage Loan that would both effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder).

Prior to taking any action with respect to the Mortgage Loans which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel reasonably acceptable to the Securities Administrator with a copy to the Trustee with respect to whether such action could result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an “Adverse REMIC Event”), and the Company shall not take any such action or cause the Trust Fund to take any such action as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in the REMIC. The Company shall not enter into any arrangement by which the REMIC will receive a fee or other compensation for services nor permit the REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.”

(t) Article IX of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by deleting in their entirety Sections 9.01(d), 9.01(e)(i) and 9.01(e)(ii).

(u) Article IX of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by replacing Section 9.01(e)(iv) with the following:

(iv) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer to) (1) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Company or any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company or any Subservicer and any of the parties specified in Section 9.01(e)(iii)(J) (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement, and (2) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

Each such notice/update pursuant to this Section 9.01(e)(iv) should be sent by e-mail to regABnotifications@bear.com. Additionally, all notifications pursuant to this Section 9.01(e)(iv), other than those pursuant to Section 9.01(e)(iv)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 9.01(e)(iv)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

(v) Section 9.01(e)(v) of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof, by replacing the references to “the Purchaser and any Depositor” with “the Purchaser, the Master Servicer and any Depositor” and “the Purchaser and such Depositor” with “the Purchaser, the Master Servicer and such Depositor”.

(w) The third paragraph of Section 9.01 of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by replacing such section with the following:

The Purchaser and the Company acknowledge and agree that the purpose of Section 9.01(e) is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

Neither the Purchaser, the Master Servicer nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser, the Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser and any Master Servicer to deliver to the Purchaser (including any of its assignees or designees), any Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser, the Master Servicer or any Depositor to permit the Purchaser, such Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

The Purchaser (including any of its assignees or designees) shall cooperate with the Company by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser’s reasonable judgment, to comply with Regulation AB.

(x) Section 9.01(e)(vii) of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by replacing such section with the following:

(vii) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten (10) days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

(y) Article IX of the Agreement is hereby amended effective as of the date hereof by inserting the following new Section 9.01(e)(viii) as follows:

(viii) The Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

(z) Article IX of the Agreement is hereby amended effective as of the date hereof by inserting the following after Section 9.01(e)(iii)(H) in its entirety as follows:

(I) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Servicer; and

(J) a description of any affiliation or relationship between the Servicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Servicer by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1) the sponsor;
(2) the depositor;
(3) the issuing entity;
(4) any servicer;
(5) any trustee;
(6) any originator;
(7) any significant obligor;
(8) any enhancement or support provider; and
(9) any other material transaction party.

(aa) Article IX of this Agreement is hereby amended by replacing Section 9.01(f) with the following:

(f)
the Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction; each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)            (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under Sections 4.25, 5.02, 6.04, 6.06 or 9.01(c) or (e) by or on behalf of the Company, or provided under Sections 9.01(c) or (e) by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any breach by the Company of its obligations under this Section 9.01(f), including any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Sections 4.25, 5.02, 6.04, 6.06 or 9.01(c) or (e), including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)
any breach by the Company of a representation or warranty set forth in Section 9.01(e)(vi)(A) or in a writing furnished pursuant to Section 9.01(e)(vi)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(e)(iv)(B) to the extent made as of a date subsequent to such closing date; or

(iv)	the negligence, bad faith or willful misconduct of the Company in connection with its performance under Sections 4.25, 6.04, 6.06, 6.07 or 9.01.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party ins such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in sub-clause (ii) of this Section 9.01(f), the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(bb) Article X of the Agreement is hereby amended effective as of the date hereof by replacing the reference to “Custodial Agreement” in Section 10.01(ii) with “Custodial Agreement (if no specific grace period or notification requirement is applicable therein)”.

(cc) Article X of the Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 10.01:

If the Company is terminated pursuant to this Section 10.01, the Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

(dd) The first sentence of Section 12.03 of the Warranties and Servicing Agreement is deleted in its entirety and replaced with the following:

Section 12.03  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law) and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(ee) A new Section 12.12 (Third Party Beneficiary) is hereby added to the Warranties and Servicing Agreement.

Section 12.12 Third Party Beneficiary.

For Purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

(ff) The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit I, a copy of which is annexed hereto as Exhibit C.

(gg) The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit J, a copy of which is annexed hereto as Exhibit D.

(hh) The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit K, a copy of which is annexed hereto as Exhibit E.

(ii) The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit D, a copy of which is annexed hereto as Exhibit F.

11. A copy of all assessments, attestations, reports and certificates required to be delivered by the Servicer under this AAR Agreement and the Purchase Agreement shall be delivered to the Master Servicer by the date(s) specified herein or therein, and where such documents are required to be addressed to any party, such addresses shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

12. Distributions shall be made by wire transfer of immediately available funds to:

Bear Stearns PRIME 2006-1 Master Servicer Collection Account
Wells Fargo Bank, N.A.
ABA# 121000248
Account Name: SAS Clearing
Account # 50912100
For Further Credit to: PRIME 2006-1, A/C# [_________]

and the Company shall deliver all reports required to be delivered under the Warranties and Servicing Agreement to the Master Servicer at:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager PRIME 2006-1
Telecopier No.: (410) 715-2380

13. Notices:

The Assignor’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

EMC Mortgage Corporation
Mac Arthur Ridge Illinois
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle, President

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese

The Assignee’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

U.S. Bank National Association,
as trustee
One Federal Street, 3rd Floor
Boston, MA 02110
Attention: Corporate Trust Services
PRIME 2006-1
Telecopy: (617) 603-6413

The Company’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

Wells Fargo Bank, N.A.
1 Home Campus
MAC X2401-042
Des Moines, Iowa 50328-0001
Attention: John B. Brown

With a copy to:

Wells Fargo Bank, N.A.
1 Home Campus
Des Moines, Iowa 50328-0001
Attention: General Counsel - MAC X2401-06T

Miscellaneous:

14. Each party will pay any commissions it has incurred and the Assignor shall pay the fees of its attorneys and the reasonable fees of the attorneys of the Assignee and the Company in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Assignment and Assumption Agreement.

15. This Assignment and Assumption Agreement shall be construed in accordance with the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New General Obligations Law, but otherwise without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

16. No term or provision of this Assignment and Assumption Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

17. This Assignment and Assumption Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

18. This Assignment and Assumption Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Warranties and Servicing Agreement to the extent of the Mortgage Loans by Assignor to Assignee and the termination of the Warranties and Servicing Agreement.

19. This Assignment and Assumption Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

20. In the event that any provision of this Assignment and Assumption Agreement conflicts with any provision of the Warranties and Servicing Agreement with respect to the Mortgage Loans, the terms of this Assignment and Assumption Agreement shall control.

21. Any new loan number assigned to a Mortgage Loan by the Assignee shall be provided to the Company at the following address: Wells Fargo Bank, N.A., 1 Home Campus, MAC X2401-042, Des Moines, Iowa 50328-0001 Attention: John B. Brown. In addition, if Assignee has changed its document custodian from the previous custodian, such new custodian’s name, address and contact information shall be provided to the Company at the aforementioned address.

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, 2006-1

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

WELLS FARGO BANK, N.A., as Company

By:
Name:
Title:

Acknowledged and Agreed

WELLS FARGO BANK, N.A., as Master Servicer

By:
Name:
Title:

Exhibit A-1

Mortgage Loans

[Provided upon request]

Exhibit A-2

Mortgage Loans

[Provided upon request]

Exhibit B

Amended and Restated Master Seller’s Warranties and Servicing Agreement dated as of November 1, 2005, between the Wells Fargo and EMC

[Provided upon request]

Exhibit C

EXHIBIT I

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

Exhibit D

EXHIBIT J

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-	Approved Assumption
•	BAP-	Borrower Assistance Program
•	CO-	Charge Off
•	DIL-	Deed-in-Lieu
•	FFA-	Formal Forbearance Agreement
•	MOD-	Loan Modification
•	PRE-	Pre-Sale
•	SS-	Short Sale
•	MISC-	Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

• Damaged

• Excellent

• Fair

• Gone

• Good

• Poor

• Special Hazard

• Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

Exhibit E

EXHIBIT K

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.
The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.	The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.	Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.	Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history
(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.           The total of lines 1 through 12.

Credits:

14-21.      Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.          The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________             Date: _______________

Phone: ______________________                                        Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________
Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale  Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes  No

If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ ______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney's Fees	________________	(4)
(5)	Taxes	________________	(5)
(6)	Property Maintenance	________________	(6)
(7)	MI/Hazard Insurance Premiums	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	$________________	(12)
Cash for Keys__________________________	________________
HOA/Condo Fees_______________________	________________
______________________________________	________________
______________________________________	________________
Total Expenses	$ _______________	(13)
Credits:
(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance Proceeds	________________	(18)
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________	(21)
_________________________________________	_________________
_________________________________________	_________________
Total Credits	$________________	(22)
Total Realized Loss (or Amount of Gain)	$________________	(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

Exhibit F

Exhibit D

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Servicer] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X

Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment and Assumption Agreement”), dated May 31, 2006, among EMC Mortgage Corporation, a Delaware corporation (“Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1 (“Assignee”), Chevy Chase Bank, F.S.B. (the “Company”) and Structured Asset Mortgage Investments II Inc. (“SAMI II”).

For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Defined terms used in this Assignment and Assumption Agreement and not otherwise defined herein shall have the meaning set forth in the Pooling and Servicing Agreement, dated as of May 1, 2006, among SAMI II, the Assignor, the Assignee, Wells Fargo Bank, National Association (the “Master Servicer”) and Wells Fargo Bank, National Association, as Securities Administrator.

2. The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on Exhibit A attached hereto (the “Mortgage Loans”), (b) that certain Purchase, Warranties and Servicing Agreement, dated as of July 1, 2001, as amended by Amendment No. 1, dated as of January 13, 2003, and Amendment No. 2, dated as of January 31, 2006, by and between the Assignor and the Company with respect to the Mortgage Loans (as amended, the “PWS Agreement”) and (c) that certain term sheet dated as of February 22, 2006 (the “Term Sheet”), by and between the Assignor and the Company. Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the PWS Agreement and in the Term Sheet, and the Assignor is retaining the right to enforce the representations and warranties set forth in those sections against the Company.

The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and all obligations of the Assignor with respect to any mortgage loans subject to the PWS Agreement and the Term Sheets which are not the Mortgage Loans set forth on Exhibit A attached hereto and are not the subject of this Assignment and Assumption Agreement.

3. The Assignor warrants and represents to, and covenants with, the Assignee that:

a. The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

b. The Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to the Company with respect to the PWS Agreement, the Term Sheet or the Mortgage Loans;

c. The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the PWS Agreement, the Term Sheets or the Mortgage Loans, including without limitation the transfer of the servicing obligations under the PWS Agreement. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under or defaults under, the PWS Agreement, the Term Sheet or the Mortgage Loans; and

d. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made by general solicitation, by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933 (the “1933 Act”) or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. The Assignee warrants and represents to, and covenants with, the Assignor and the Company that:

a. The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to hold the Mortgage Loans on behalf of the holders of the Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1;

b. The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The execution, delivery and performance of the Assignee of this Assignment and Assumption Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignee and constitutes the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its respective terms;

c. To the best of Assignee’s knowledge, no material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby;

d.  The Assignee assumes all of the rights of the Purchaser under the PWS Agreement with respect to the Assigned Loans other than the right to enforce the obligations of the Company under the PWS Agreement.

5. The Company warrants and represents to, and covenants with, the Assignor and the Assignee as of the date hereof:

a. Attached hereto as Exhibit B are true and accurate copies of the PWS Agreement and the relevant Term Sheet, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b. The Company is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States, and has all requisite power and authority to service the Mortgage Loans and otherwise to perform its obligations under the PWS Agreement and the Term Sheet;

c. The Company has full corporate power and authority to execute, deliver and perform its obligations under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on part of the Company. This Assignment and Assumption Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

d. No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby; and

e. The Company shall establish a Custodial Account and an Escrow Account under the PWS Agreement in favor of the Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established under the PWS Agreement in favor of the Assignor.

6. Company warrants and represents to, and covenants with, Assignor and SAMI II as of the date hereof:

a. Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

b. No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

c. Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

d. No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the PWS Agreement and this Assignment and Assumption Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the date hereof;

e. There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the PWS Agreement and this Assignment and Assumption Agreement;

f. There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

g. There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Subservicer and Third-Party Originator to), provided that the Company (and each Subservicer and Third-Party Originator, as the case may be) meets the disclosure requirements of Items 1117 and 1119 of Regulation AB, as the case may be, for such disclosure period (i) immediately notify Assignor and SAMI II in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, reasonably expected to be material to purchasers of securities backed by the Mortgage Loans, (B) any known affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or SAMI II with respect to the Securitization Transaction and (ii) provide to the Assignor and SAMI II a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

Recognition of Assignee

7. From and after the date hereof, the Company shall recognize the Assignee as owner of the Mortgage Loans, and acknowledges that the Mortgage Loans will be part of a REMIC, and will service the Mortgage Loans in accordance with the PWS Agreement. It is the intention of the Assignor, the Company and the Assignee that this Assignment and Assumption Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the PWS Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

Pursuant to Section 11.18 of the PWS Agreement, the Company hereby acknowledges that the representations and warranties set forth in Section 3.01 of the PWS Agreement with respect to the Company and Section 3.02 of the PWS Agreement and in the Term Sheet with respect to the Mortgage Loans are being made by the Company as of May 31, 2006. The Assignor retains the right to enforce the representations and warranties set forth in Section 3.02 of the PWS Agreement and in the Term Sheet against the Company.

8. Notwithstanding any term hereof to the contrary, the execution and delivery of this Assignment and Assumption Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Assignment and Assumption Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1.

Company shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, SAMI II, the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, SAMI II, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)            (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under Sections 6.04, 6.07, 11.18 or 11.19 of the PWS Agreement by the Company or by another third-party at the direction of the Company, or provided under Sections 6.04, 6.07, 11.18 or 11.19 of the PWS Agreement by or at the direction of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)           any breach by the Company of its obligations under Sections 6.04, 6.07, 11.18 or 11.19 of PWS Agreement, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Sections 6.04, 6.07, 11.18 or 11.19 of the PWS Agreement, including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)          any breach by the Company of a representation or warranty set forth in Section 3.01 of the PWS Agreement or in a writing furnished pursuant to Section 3.01 of the PWS Agreement and made as of a date prior to the date hereof, to the extent that such breach is not cured by the date hereof, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01 of the PWS Agreement to the extent made as of a date subsequent to the date hereof; or

(iv)           the negligence, bad faith or willful misconduct of the Company in connection with its performance under Sections 6.04, 6.07, 11.18 or 11.19 of the PWS Agreement.

For purposes of clarification with respect to the indemnification given above, the Company shall only be required to indemnify the Indemnified Parties with respect to Regulation AB Losses with respect to clause (i) above that any Indemnified Party incurs when such Regulation AB Losses arise out of or are based upon clauses (i), (ii), (iii) and (iv) above and only with respect to the Mortgage Loans; provided, that the indemnification provided under Section 11.18 of the PWS Agreement shall be the only indemnification with respect to Regulation AB Losses; provided, further, that if the loan performance information is not provided to the Company pursuant to the PWS Agreement, the Company shall have no obligation to indemnify any Indemnified Party for regulation AB Losses arising from the Company’s failure to provide Static Pool Information.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in Section 11.18 of the PWS Agreement, the Company shall promptly reimburse the Assignor, SAMI II and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator. This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

Modification of the PWS Agreement

9. The Assignor and the Company hereby amend the PWS Agreement as follows:

(a) The following definitions shall be added to Article I of the PWS Agreement:

Assignee: U.S. Bank National Association, as trustee for the holders of Prime Mortgage Trust, Pass-Through Certificates, Series 2006-1.

Master Servicer: Wells Fargo Bank, National Association or any successor thereto.

REMIC: A “real estate mortgage investment conduit” as defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

SAMI II: Structured Asset Mortgage Investments II Inc.

Securities Administrator: Wells Fargo Bank, National Association.

Trustee: U.S. Bank National Association.

(b) The definition of Business Day is deleted in its entirety and replaced with the following:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, Maryland or Minnesota, or (iii) a day on which banks in the States of New York, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

(c) The following are added as the last three paragraphs of Section 4.01 of the PWS Agreement:

“Notwithstanding anything to the contrary contained herein, the Company shall not permit any modification with respect to any Mortgage Loan without permission of the Master Servicer.

Notwithstanding anything to the contrary contained herein, any REO Property shall be disposed of by the Company before the close of the third taxable year following the taxable year in which the related Mortgage Loan became an REO Property, unless the Company is otherwise directed by the Master Servicer.

The Company shall comply with any written instructions, to the extent the Company is able to reasonably comply, received from the Master Servicer or the Assignor pertaining to the servicing of the Mortgage Loans and the acquisition, holding or disposition of any REO Property to ensure the continued qualification of each REMIC as a REMIC in accordance with the REMIC Provisions.”

(i)  (d) The first sentence of Subsection (c) of the definition of “Eligible Account” is deleted in its entirety and replaced with the following:

“(c) in a separate non-trust account (which is not fully insured by FDIC or other insurance) in an Eligible Institution.”

(e) The following is added to the last sentence of the definition of “Eligible Institution”:

“; provided that Chevy Chase Bank, F.S.B. shall cease to be an Eligible Institution in the event that either its short-term or long-term debt rating is reduced below the rating in effect on April 1, 2006.”

(f) Subsection 3.02(nn) is deleted in its entirety and replaced with the following:

“(nn) The Mortgagor has not notified the Company, and the Company does not have any knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act;”

(g)  Exhibit N of the PWS Agreement is deleted in its entirety and replaced with the following:

EXHIBIT N

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	x
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	x
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
x
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
x
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	x
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
x
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
x
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
x
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	x
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
x
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
x
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	x
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	x
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	x
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	x
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	x
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	x
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
x
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	x
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
x
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
x
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
x
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	x
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
x
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	x
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]

Date: _________________________

By: _________________________
Name:
Title:

10. The Company hereby acknowledges that Wells Fargo Bank, National Association has been appointed as the Master Servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2006, among SAMI II, the Assignor, Wells Fargo Bank, National Association and the Assignee, and that the Master Servicer has the right to enforce all obligations of the Company under the PWS Agreement with respect to the servicing of the Mortgage Loans. The Company shall make all distributions under the PWS Agreement: to the Master Servicer by wire transfer of immediately available funds to:

Wells Fargo Bank, National Association
San Francisco, CA
ABA # 121000248
Account Name: SAS Clearing
Account # 3970771416
FFC to: PRIME 2006-1, Account # 50918000

The Company shall deliver all reports required to be delivered under the PWS Agreement to the Master Servicer at:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager PRIME 2006-1
Telecopier No.: (410) 715-2380

11. Notices:

The Assignor’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle
Telecopy: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese

The Assignee’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

U.S. Bank National Association, as Trustee
One Federal Street, 3rd Floor
Boston, MA 02110
Attention: Corporate Trust Services, PRIME 2006-1
Telecopier No.: (617) 603-6638

The Company’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

Chevy Chase Bank, F.S.B.
7501 Wisconsin Avenue, 6th Floor
Bethesda, Maryland 20814
Attention: Amy Westland

With a copy to:

Sandra S. Barker, Esq.
Chief Mortgage Counsel
7501 Wisconsin Avenue, 13th Floor
Bethesda, Maryland 20814

The Security Administrator’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

Wells Fargo Bank, National Association
P.O. Box 98
Columbia, Maryland 21046
Attention: Client Manager, PRIME 2006-1

or, if by overnight delivery to:

9062 Old Annapolis Road
Columbia, Maryland 21045,
Attention: Client Manager, PRIME 2006-1
Telecopier No.: (410) 715-2380

Miscellaneous:

12. Each party will pay any commissions it has incurred and the Assignor shall pay the fees of its attorneys and the reasonable fees of the attorneys of the Assignee and the Company in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Assignment and Assumption Agreement.

13. This Assignment and Assumption Agreement shall be construed in accordance with the laws of the State of New York (other than Section 5-1401 of the New York General Obligations Law), without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14. No term or provision of this Assignment and Assumption Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

15. This Assignment and Assumption Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

16. This Assignment and Assumption Agreement shall survive the conveyance of the Mortgage Loans, the assignment of the PWS Agreement and the Term Sheets to the extent of the Mortgage Loans by Assignor to Assignee and the termination of the PWS Agreement and Term Sheets.

17. This Assignment and Assumption Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

18. In the event that any provision of this Assignment and Assumption Agreement conflicts with any provision of the PWS Agreement and Term Sheets with respect to the Mortgage Loans, the terms of this Assignment and Assumption Agreement shall control.

19. Any new loan number assigned to a Mortgage Loan by the Assignee shall be provided to the Company at the following address: Chevy Chase Bank, F.S.B., 6151 Chevy Chase Drive, Laurel, MD 20707, Attention: Vicki Parry. In addition, if Assignee has changed its document custodian from the previous custodian, such new custodian’s name, address and contact information shall be provided to the Company at the aforementioned address.

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, not individually but solely as Trustee, Assignee

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

CHEVY CHASE BANK, F.S.B.

By:
Name:
Title:

Acknowledged and Agreed

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

By:
Name:
Title:

Exhibit A:

Mortgage Loans

[Provided upon request]

Exhibit B:

PWS Agreement and Term Sheet

[Provided upon request]

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This Assignment, Assumption and Recognition Agreement (the “AAR Agreement”) is made and entered into as of May [31], 2006 (the “Closing Date”), among Structured Asset Mortgage Investments II Inc. (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1 (the “Assignee”) and EMC Mortgage Corporation (the “Company”).

Whereas, the Assignor and the Company entered into that certain Servicing Agreement, dated as of April 1, 2006 (the “Servicing Agreement”), pursuant to which the Company agreed to service certain mortgage loans (the “Mortgage Loans”) on behalf of the Assignor.

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans listed on Attachment 1 annexed hereto (the “Assigned Loans”) shall be subject to the terms of this AAR Agreement. Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Servicing Agreement.

Assignment and Assumption

1. Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under the Assigned Loans, and as they relate to the Assigned Loans, the Servicing Agreement. Notwithstanding anything to the contrary contained herein, the Assignor is not assigning to the Assignee any of its right, title and interest in, to and under the Servicing Agreement with respect to any other mortgage loan other than the Assigned Loans. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Servicing Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Assignor acknowledges and agrees that upon execution of this AAR Agreement, with respect to the Assigned Loans, the Assignee shall become the “Owner” under the Servicing Agreement, and all representations, warranties and covenants by the “Servicer” to the “Owner” under the Servicing Agreement including, but not limited to, the rights to receive indemnification, shall accrue to Assignee by virtue of this AAR Agreement.

Representations, Warranties and Covenants

2. Assignor warrants and represents to, and covenants with, Assignee and Company as of the date hereof that:

a.
Attached hereto as Attachment 2 is a true and correct copy of the Servicing Agreement, which Servicing Agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
Assignor was the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Servicing Agreement they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Servicing Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

c.	There are no offsets, counterclaims or other defenses available to the Company with respect to the Servicing Agreement;

d.	Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

e.
Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

f.
Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and the parties hereto, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

g.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

h.
There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

3. The Assignee warrants and represents to, and covenants with, the Assignor and the Company as of the date hereof that:

a.
Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans as trustee on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1;

b.
Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and the parties hereto, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

c.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

d.
There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement; and

e.	Assignee assumes for the benefit of each of Assignor and Company all of Assignor’s rights as “Owner” under the Servicing Agreement but solely with respect to the Assigned Loans.

4. Company warrants and represents to, and covenants with, Assignee and Assignor, as of the date hereof, that:

a.
Attached hereto as Attachment 2 is a true and accurate copy of the Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Servicing Agreement;

c.
Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

d.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

e.
Company shall establish a Custodial Account and an Escrow Account under the Servicing Agreement in favor of Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established under the Servicing Agreement in favor of Assignor;

f.
Pursuant to Section 10.02 of the Servicing Agreement, the Company hereby restates the representations and warranties set forth in Article III of the Servicing Agreement with respect to the Company and/or the Assigned Loans; and

g.
Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

5. Company warrants and represents to, and covenants with the Assignor as of the date hereof:

(a) Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

(b) No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

(c) Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

(d) No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Servicing Agreement and this AAR Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the date hereof;

(e) There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Servicing Agreement and this AAR Agreement;

(f) There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

(g) There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify the Assignor and SAMI II in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Mortgage Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or SAMI II with respect to the Securitization Transaction and (ii) provide to the Assignor and SAMI II a description of such proceedings, affiliations or relationships

6. Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

7. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Servicing Agreement but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

8. Notwithstanding any term hereof to the contrary, the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1 and not indiviually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1.

Miscellaneous

9. All demands, notices and communications related to the Assigned Loans, the Servicing Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

a.	In the case of Company,
EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ms. Ralene Ruyle
Telecopier No.: (972) 442-2810

b.	In the case of Assignor,
Structured Asset Mortgage Investments II Inc.
383 Madison Avenue,
New York, New York 10179
Attention: Ernie Calabrese
Telecopier No.: (212) 272-5591

c.	In the case of Assignee,

U.S. Bank National Association,
as Trustee
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Services, PRIME 2006-1
Telecopier No.: (617) 603-6638

10. The Company hereby acknowledges that Wells Fargo Bank, N.A. (the “Master Servicer”) has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2006, among the Assignor, the Assignee, the Company, the Master Servicer and Wells Fargo Bank, N.A. as securities administrator, and therefor has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the Servicing Agreement. Such right will include, without limitation, the right to terminate the Company under the Servicing Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Servicing Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company shall make all distributions under the Servicing Agreement, as they relate to the Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

PRIME Trust 2006-1
Wells Fargo Bank, N.A.
ABA# 121000248
SAS Clearing
Account # 3970771416
For Further Credit to: PRIME 2006-1, Account # [___________]

and the Company shall deliver all reports required to be delivered under the Servicing Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 8 herein and to the Master Servicer at:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager PRIME 2006-1

Telecopier No. (410) 715-2380

11. THIS AAR AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

12. No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

13. This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

14. This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignments of the Servicing Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Servicing Agreement.

15. This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

16. In the event that any provision of this AAR Agreement conflicts with any provision of the Servicing Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement on the date first above written.

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., the Assignor	U.S. BANK NATIONAL ASSOCIATION, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1, the Assignee

By:___________________________________________	By:_________________________________________
Name:_________________________________________ Title:__________________________________________	Name:_______________________________________ Title:________________________________________

EMC MORTGAGE CORPORATION, the Company

By:___________________________________________
Name:_________________________________________ Title:__________________________________________

Acknowledged and Agreed: WELLS FARGO BANK, N.A.
By:___________________________________________
Name:_________________________________________ Title:__________________________________________

Attachment I

Assigned Loans

Attachment II

Servicing Agreement

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (this “AAR Agreement”) made as of May 30, 2006, among EMC Mortgage Corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of the Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1 (the “Assignee”) and Wachovia Mortgage Corporation (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the “Assigned Loan Schedule”) purchased by Assignor from Company pursuant to (a) the Purchase, Warranties and Servicing Agreement, dated as of July 1, 2005, between Assignor and Company, as amended by Regulation AB Compliance Addendum to Seller’s Purchase, Warranties and Servicing Agreement (the “Addendum”), dated as of March 28, 2006 (as amended, the “Purchase Agreement”) and (b) the Assignment and Conveyance Agreement dated December 20, 2005, between Assignor and Company (the “Assignment and Conveyance Agreement”; and together with the Purchase Agreement, the “Agreements”), shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreements.
.

Assignment and Assumption

Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under (a) the Assigned Loans and (b) the Agreements with respect to the Assigned Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title or interest, in, to and under the Agreements with respect to any mortgage loan other than the Assigned Loans listed on Attachment 1. Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the Purchase Agreement and in the Assignment and Conveyance Agreement, the additional repurchase and premium recapture obligations set forth in the Assignment and Conveyance Agreement, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company set forth in those sections against the Company. In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under Section 2.09 of the Purchase Agreement.
Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Agreements or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Representations, Warranties and Covenants

1.  Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 are true and accurate copies of the Agreements which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Agreements as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignor’s interests, rights and obligations under the Agreements as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Agreements;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(h) Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

(i) The Assignor has received from Company, and has delivered to the Assignee, all documents required to be delivered to Assignor by the Company prior to the date hereof pursuant to Section 2.07 of the Purchase Agreement with respect to the Assigned Loans and has not received, and has not requested from the Company, any additional documents; and

(j) There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

2.  Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans as trustee on behalf of the holders of the Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(d) There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement; and

(e) Assignee assumes for the benefit of each of the Assignor and the Company all of the rights of the Purchaser under the Purchase Agreement with respect to the Assigned Loans.

3.  Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a) Attached hereto as Attachment 2 are true and accurate copies of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Agreements;

(c) Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(e) The Company shall establish a Custodial Account and an Escrow Account under the Purchase Agreement in favor of the Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established under the Purchase Agreement in favor of Assignor;

(f) No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement or in the related Assignment and Conveyance Agreement to be untrue in any material respect; and

(g) Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

4.  The Company hereby restates the representations and warranties set forth in Section 2.02 of the Addendum (with the information pertaining to Section 2.02(a)(vii) specified in Attachment 3 hereto) as of the date of hereof.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and Structured Asset Mortgage Investments II Inc. (“SAMI II”) in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or SAMI II with respect to the Securitization Transaction and (ii) provide to the Assignor and SAMI II a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

5.  Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

6.  From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Purchase Agreement (as modified by this AAR Agreement) but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

7.  Notwithstanding any term hereof to the contrary, the execution and delivery of the AAR Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1.

Modification of Purchase Agreement

8.  The Company and Assignor hereby amend the Purchase Agreement as follows:

(a) The definition of Business Day is deleted in its entirety and replaced with the following:

Business Day: Any day other than (i) a Saturday or a Sunday, or (ii) a legal holiday in the States of New York, North Carolina, Maryland or Minnesota, or (iii) a day on which banks in the States of New York, North Carolina, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

(b) The following definition is added to Section 1.01 of the Purchase, Warranties and Servicing Agreement:

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

(c) The following shall be added as the second paragraph in Section 4.02 of the Purchase, Warranties and Servicing Agreement:

“The Company shall not waive any Prepayment Charge unless: (i) such waiver is standard and customary in servicing similar mortgage loans to the Mortgage Loans (including any waiver of a Prepayment Charge in connection with a refinancing of a Mortgage Loan related to a default or a reasonably foreseeable default), and (ii) such waiver, in the reasonable judgment of the Company, would maximize recovery of total proceeds from the Mortgage Loan, taking into account the value of such Prepayment Charge and the related Mortgage Loan. In no event will the Company waive a Prepayment Charge in connection with a refinancing of a Mortgage Loan that is not related to a default or a reasonably foreseeable default. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Master Servicer by the Remittance Date.”

(d) Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Section 11.04  Governing Law.

This Agreement and the related Assignment and Conveyance Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws and except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Miscellaneous

9.  Company shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, SAMI II, the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, SAMI II, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under Article II of the Addendum by or on behalf of the Assignor, or provided under Article II of the Addendum by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under Article II of the Addendum, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Article II of the Addendum, including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Company of a representation or warranty set forth in Section 2.02(a) of the Addendum or in a writing furnished pursuant to Section 2.02(b) of the Addendum and made as of a date prior to the date hereof, to the extent that such breach is not cured by the date hereof, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2.02(b) of the Addendum to the extent made as of a date subsequent to the date hereof; or

(iv) the negligence, bad faith or willful misconduct of the Company in connection with its performance under Article II of the Addendum.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in Section 2.07(a)(ii) of the Addendum, the Company shall promptly reimburse the Assignor, SAMI II and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this AAR Agreement or the termination of any party to this AAR Agreement.

10.  All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)	In the case of Company:

Wachovia Mortgage Corporation
401 S Tryon St
Charlotte, North Carolina 28202-1934
Attention: Tim Schuck
Telephone No.: (704) 374-4497

(b)	In the case of Assignor:

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle
Telecopier No.: (972) 444-2810

with a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese
Telecopier No.: (212) 272-5591

(c)	In the case of Assignee:

U.S. Bank National Association,
as Trustee
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Services - PRIME 2006-1
Telecopier No.: (617) 603-6638

11.  The Company hereby acknowledges that Wells Fargo Bank, N.A. (the “Master Servicer”) has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2006, among the Assignor, the Assignee, SAMI II, Wells Fargo Bank, N.A. as securitites administrator and the Master Servicer, and therefor has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the Purchase Agreement. Such right will include, without limitation, the right to terminate the Company under the Purchase Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company shall make all distributions under the Purchase Agreement, as they relate to the Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

PRIME 2006-1 Master Servicer Collection Account
Wells Fargo Bank, N.A.
ABA# 121000248
Account Name: SAS Clearing
Account # 3970771416
For Further Credit to: PRIME 2006-1, Account # [_________]

and the Company shall deliver all reports required to be delivered under the Purchase Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 8 herein and to the Master Servicer at:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager PRIME 2006-1

12.  Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this AAR Agreement.

13.  This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14.  No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

15.  This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

16.  This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Agreements to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Agreements.

17.  This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

18.  In the event that any provision of this AAR Agreement conflicts with any provision of the Agreements with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor

By:___________________________________________
Name:_________________________________________ Title:__________________________________________

U.S. BANK NATIONAL ASSOCIATION, not individually but solely as Trustee for the Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1 Assignee

By:___________________________________________
Name:_________________________________________ Title:__________________________________________

Acknowledged and Agreed:

WELLS FARGO BANK, N.A.
By:___________________________________________
Name:_________________________________________ Title:__________________________________________

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

(Available upon request)

ATTACHMENT 2

AGREEMENTS

ATTACHMENT 3

AFFILIATION DISCLOSURE

(Pursuant to Item 1119 of Regulation AB)

1. Sponsor and any affiliate, including but not limited to:
a. EMC Mortgage Corporation
b. Bear, Stearns & Co. Inc.
c. Bear, Stearns Securities Corp.
d. Bear Stearns Structured Products
e. Bear, Stearns International Limited

2. Depositor and any affiliate, including but not limited to:
a. Bear Stearns Asset Backed Securities I LLC
b. Structured Asset Mortgage Investments II Inc.

3. Prime Mortgage Trust 2006-1 and any affiliate

4. U.S. Bank National Association, as Trustee, and any affiliate

5. Significant obligor and any affiliate - [None]

6. Enhancement or support provider and any affiliate - [None]

7. 1100(d)(1) parties - any named party in the Securitization Transaction:

a. Cap Contract Provider: [Bear Stearns Financial Products Inc.]

b. Underwriter: Bear, Stearns & Co. Inc.

c. Servicers: Chevy Chase Bank, F.S.B.; EMC Mortgage Corporation; National City Mortgage Co.; Wachovia Mortgage Corporation; Wells Fargo Bank, N.A.

d. Master Servicer: Wells Fargo Bank, National Association

e. Unaffiliated Servicer of 20%: Chevy Chase Bank, F.S.B.; EMC Mortgage Corporation

f. Originator of 10%: Chevy Chase Bank, F.S.B.; Impac Funding Corporation

g. Securities Administrator: Wells Fargo Bank, National Association

h. Custodian: Wells Fargo Bank, National Association

EXHIBIT K

FORM OF BACK-UP CERTIFICATION TO FORM 10-K CERTIFICATE

The [                      ] agreement dated as of [                 ], 200[   ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [NAME OF COMPANY], certify to [the Depositor] and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the Depositor and the Securities Administrator pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the Depositor and the Securities Administrator;

(4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

(5) The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any subservicer or subcontractor pursuant to the Agreement, have been provided to the Depositor and the Securities Administrator. Any material instances of noncompliance described in such reports have been disclosed to the Depositor and the Securities Administrator. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date: _________________________

By:

Name:  ________________________________

Title:  _________________________________

FORM OF CERTIFICATION TO BE
PROVIDED BY THE [SECURITIES ADMINISTRATOR] TO DEPOSITOR

Re:
________________________________ Trust 200_-____(the “Trust”), Mortgage Pass-Through Certificates, Series 200_-____, issued pursuant to the Trust Agreement, dated as of ________ 1, 200_, among ____________________________, as Depositor, Wells Fargo Bank, National Association, as [Securities Administrator] and __________________________________________________________

The [Securities Administrator] hereby certifies to the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the annual report on Form 10-K for the fiscal year [____] (the “Annual Report”), and all reports on Form 10-D required to be filed in respect of period covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;

(2) To my knowledge, (a) the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report, and (b) the [Securities Administrator’s] assessment of compliance and related attestation report referred to below, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such assessment of compliance and attestation report;

(3) To my knowledge, the distribution information required to be provided by the [Securities Administrator] under the Trust Agreement for inclusion in the Reports is included in the Reports;

(4) I am responsible for reviewing the activities performed by the [Securities Administrator] under the Trust Agreement, and based on my knowledge and the compliance review conducted in preparing the compliance statement of the [Securities Administrator] required by the Trust Agreement, and except as disclosed in the Reports, the [Securities Administrator] has fulfilled its obligations under the Trust Agreement in all material respects; and

(5) The report on assessment of compliance with servicing criteria applicable to the [Securities Administrator] for asset-backed securities of the [Securities Administrator] and each Subcontractor utilized by the [Securities Administrator] and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been included as an exhibit to the Annual Report. Any material instances of non-compliance are described in such report and have been disclosed in the Annual Report.

In giving the certifications above, the [Securities Administrator] has reasonably relied on information provided to it by the following unaffiliated parties: [names of servicer(s), master servicer, subservicer, depositor, trustee, custodian(s)]

Date:____________________________________

_________________________________________

[Signature]

[Title]

EXHIBIT L

SERVICING CRITERIA TO BE ADDRESSED
IN ASSESSMENT OF COMPLIANCE

Definitions
Primary Servicer - transaction party having borrower contact
Master Servicer - aggregator of pool assets
Securities Administrator - waterfall calculator
Back-up Servicer - named in the transaction (in the event a Back up Servicer becomes the Primary Servicer, follow Primary Servicer obligations)
Custodian - safe keeper of pool assets
Trustee - fiduciary of the transaction

Note: The definitions above describe the essential function that the party performs, rather than the party’s title. So, for example, in a particular transaction, the trustee may perform the “paying agent” and “securities administrator” functions, while in another transaction, the securities administrator may perform these functions.

Where there are multiple checks for criteria the attesting party will identify in their management assertion that they are attesting only to the portion of the distribution chain they are responsible for in the related transaction agreements.

Key:         X - obligation
[X] - under consideration for obligation

Reg AB Reference	Servicing Criteria	Primary Servicer	Master Servicer	Securities Admin	Custodian	Trustee (nominal)
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X	X	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
		X	X
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
		X	X	X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X	X	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
		X	X	X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
		X	X	X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
		X	X	X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X		X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
		X	X	X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.
		X	X	X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X	X	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X	X	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X	X	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X			X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X			X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X		X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
		X	X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
		X	X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X	X
1122(d)(4)(xv)
Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements. [In this transaction there is no external enhancement or other support.]
		X		X

EXHIBIT M

FORM 10-D, FORM 8-K AND FORM 10-K

REPORTING RESPONSIBILITY

As to each item described below, the entity indicated as the Responsible Party shall be primarily responsible for reporting the information to the party identified as responsible for preparing the Securities Exchange Act Reports pursuant to Section 4.18 of the Pooling and Servicing Agreement.

Under Item 1 of Form 10-D: a) items marked “Monthly Statements to Certificateholders” are required to be included in the periodic Distribution Date statement under Section 6.06, provided by the Securities Administrator based on information received from the party providing such information; and b) items marked “Form 10-D report” are required to be in the Form 10-D report but not the Monthly Statements to Certificateholders, provided by the party indicated. Information under all other Items of Form 10-D is to be included in the Form 10-D report. All such information and any other Items on Form 8-K and Form 10-D set forth in this Exhibit shall be sent to the Securities Administrator and the Depositor.

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee (nominal)	Depositor	Sponsor
10-D	Must be filed within 15 days of the distribution date for the asset-backed securities.
	1	Distribution and Pool Performance Information
Item 1121(a) - Distribution and Pool Performance Information
		(1) Any applicable record dates, accrual dates, determination dates for calculating distributions and actual distribution dates for the distribution period.			X (Monthly Statements to Certificateholders)
		(2) Cash flows received and the sources thereof for distributions, fees and expenses.			X (Monthly Statements to Certificateholders)
		(3) Calculated amounts and distribution of the flow of funds for the period itemized by type and priority of payment, including:			X (Monthly Statements to Certificateholders)
		(i) Fees or expenses accrued and paid, with an identification of the general purpose of such fees and the party receiving such fees or expenses.			X (Monthly Statements to Certificateholders)
(ii) Payments accrued or paid with respect to enhancement or other support identified in Item 1114 of Regulation AB (such as insurance premiums or other enhancement maintenance fees), with an identification of the general purpose of such payments and the party receiving such payments.
X (Monthly Statements to Certificateholders)
		(iii) Principal, interest and other distributions accrued and paid on the asset-backed securities by type and by class or series and any principal or interest shortfalls or carryovers.			X (Monthly Statements to Certificateholders)
		(iv) The amount of excess cash flow or excess spread and the disposition of excess cash flow.			X (Monthly Statements to Certificateholders)
		(4) Beginning and ending principal balances of the asset-backed securities.			X (Monthly Statements to Certificateholders)
(5) Interest rates applicable to the pool assets and the asset-backed securities, as applicable. Consider providing interest rate information for pool assets in appropriate distributional groups or incremental ranges.
X (Monthly Statements to Certificateholders)
		(6) Beginning and ending balances of transaction accounts, such as reserve accounts, and material account activity during the period.			X (Monthly Statements to Certificateholders)
(7) Any amounts drawn on any credit enhancement or other support identified in Item 1114 of Regulation AB, as applicable, and the amount of coverage remaining under any such enhancement, if known and applicable.
X (Monthly Statements to Certificateholders)
(8) Number and amount of pool assets at the beginning and ending of each period, and updated pool composition information, such as weighted average coupon, weighted average remaining term, pool factors and prepayment amounts.
					X (Monthly Statements to Certificateholders)			Updated pool composition information fields to be as specified by Depositor from time to time
		(9) Delinquency and loss information for the period.	X	X	X (Monthly Statements to Certificateholders)
		In addition, describe any material changes to the information specified in Item 1100(b)(5) of Regulation AB regarding the pool assets. (methodology)	X
(10) Information on the amount, terms and general purpose of any advances made or reimbursed during the period, including the general use of funds advanced and the general source of funds for reimbursements.
			X	X	X (Monthly Statements to Certificateholders)
		(11) Any material modifications, extensions or waivers to pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time.	X	X	X (Monthly Statements to Certificateholders)
		(12) Material breaches of pool asset representations or warranties or transaction covenants.	X	X	X (if agreed upon by the parties)			X
		(13) Information on ratio, coverage or other tests used for determining any early amortization, liquidation or other performance trigger and whether the trigger was met.			X (Monthly Statements to Certificateholders)
		(14) Information regarding any new issuance of asset-backed securities backed by the same asset pool,						X
information regarding any pool asset changes (other than in connection with a pool asset converting into cash in accordance with its terms), such as additions or removals in connection with a prefunding or revolving period and pool asset substitutions and repurchases (and purchase rates, if applicable), and cash flows available for future purchases, such as the balances of any prefunding or revolving accounts, if applicable.
			X	X	X			X
Disclose any material changes in the solicitation, credit-granting, underwriting, origination, acquisition or pool selection criteria or procedures, as applicable, used to originate, acquire or select the new pool assets.
								X	X
		Item 1121(b) - Pre-Funding or Revolving Period Information Updated pool information as required under Item 1121(b).						X
	2	Legal Proceedings
Item 1117 - Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:

		Sponsor (Seller)							X
		Depositor						X
Trustee
		Issuing entity						X
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator of 20% or more of pool assets as of the Cut-off Date						X
		Custodian				X
	3	Sales of Securities and Use of Proceeds
Information from Item 2(a) of Part II of Form 10-Q:

With respect to any sale of securities by the sponsor, depositor or issuing entity, that are backed by the same asset pool or are otherwise issued by the issuing entity, whether or not registered, provide the sales and use of proceeds information in Item 701 of Regulation S-K. Pricing information can be omitted if securities were not registered.
X
	4	Defaults Upon Senior Securities
		Information from Item 3 of Part II of Form 10-Q: Report the occurrence of any Event of Default (after expiration of any grace period and provision of any required notice)			X
	5	Submission of Matters to a Vote of Security Holders
		Information from Item 4 of Part II of Form 10-Q			X
	6	Significant Obligors of Pool Assets
		Item 1112(b) - Significant Obligor Financial Information*						X
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Item.
	7	Significant Enhancement Provider Information
Item 1114(b)(2) - Credit Enhancement Provider Financial Information*
		Determining applicable disclosure threshold						X
		Obtain required financial information or effecting incorporation by reference						X
Item 1115(b) - Derivative Counterparty Financial Information*
		Determining current maximum probable exposure						X
		Determining current significance percentage			X
		Notify derivative counterparty of significance percentage and request required financial information			X
		Obtain required financial information or effecting incorporation by reference						X
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Items.
	8	Other Information
		Disclose any information required to be reported on Form 8-K during the period covered by the Form 10-D but not reported	The Responsible Party for the applicable Form 8-K item as indicated below.
	9	Exhibits
		Distribution report			X
		Exhibits required by Item 601 of Regulation S-K, such as material agreements						X
8-K	Must be filed within four business days of an event reportable on Form 8-K.
	1.01	Entry into a Material Definitive Agreement
Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus
			X	X	X			X	X
	1.02	Termination of a Material Definitive Agreement	X	X	X			X	X
Disclosure is required regarding termination of any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

	1.03	Bankruptcy or Receivership
Disclosure is required regarding the bankruptcy or receivership, if known to the Master Servicer, with respect to any of the following:

Sponsor (Seller), Depositor, Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers, Certificate Administrator, Trustee, significant obligor, credit enhancer (10% or more), derivatives counterparty, Custodian
			X	X	X	X		X	X
	2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the Monthly Statement to Certificateholders
				X	X
	3.03	Material Modification to Rights of Security Holders
		Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Pooling and Servicing Agreement			X			X
	5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
		Disclosure is required of any amendment “to the governing documents of the issuing entity”						X
	5.06	Change in Shell Company Status
		[Not applicable to ABS issuers]						X
	6.01	ABS Informational and Computational Material
		[Not included in reports to be filed under Section 3.18]						X
	6.02	Change of Servicer or Trustee
Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers, certificate administrator or trustee.
			X	X	X			X
		Reg AB disclosure about any new servicer is also required.	X
		Reg AB disclosure about any new trustee is also required.					X (to the extent of a new trustee)
		Reg AB disclosure about any new securities administrator is also required.			X
	6.03	Change in Credit Enhancement or Other External Support [In this transaction there is no external enhancement or other support.]
Covers termination of any enhancement in manner other than by its terms, the addition of an enhancement, or a material change in the enhancement provided. Applies to external credit enhancements as well as derivatives.
					X			X
		Reg AB disclosure about any new enhancement provider is also required.			X			X
	6.04	Failure to Make a Required Distribution			X
	6.05	Securities Act Updating Disclosure
If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.
X
		If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.						X
	7.01	Regulation FD Disclosure	X	X	X			X
	8.01	Other Events
		Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to security holders.						X
	9.01	Financial Statements and Exhibits	The Responsible Party applicable to reportable event.
10-K	Must be filed within 90 days of the fiscal year end for the registrant.
	9B	Other Information
		Disclose any information required to be reported on Form 8-K during the fourth quarter covered by the Form 10-K but not reported	The Responsible Party for the applicable Form 8-K item as indicated above.
	15	Exhibits and Financial Statement Schedules
		Item 1112(b) - Significant Obligor Financial Information						X
Item 1114(b)(2) - Credit Enhancement Provider Financial Information
		Determining applicable disclosure threshold						X
		Obtain required financial information or effecting incorporation by reference						X
Item 1115(b) - Derivative Counterparty Financial Information
		Determining current maximum probable exposure						X
		Determining current significance percentage			X
		Notify derivative counterparty of significance percentage and request required financial information			X
		Obtain required financial information or effecting incorporation by reference						X
Item 1117 - Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:

		Sponsor (Seller)							X
		Depositor						X
Trustee
		Issuing entity						X
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator of 20% or more of pool assets as of the Cut-off Date						X
		Custodian				X
Item 1119 - Affiliations and relationships between the following entities, or their respective affiliates, that are material to Certificateholders:
		Sponsor (Seller)							X
		Depositor						X
Trustee
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator						X
		Custodian				X
		Credit Enhancer/Support Provider						X
		Significant Obligor						X
		Item 1122 - Assessment of Compliance with Servicing Criteria	X	X	X	X
		Item 1123 - Servicer Compliance Statement	X	X

EXHIBIT N

ADDITIONAL DISCLOSURE NOTIFICATION

Structured Asset Mortgage Investment II Inc.
383 Madison Avenue
New York, New York 10179
Fax: (212) 272-2000
E-Mail: regabnotification@bear.com

Wells Fargo Bank, N.A. as Securities Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045
Fax: (410) 715-2380
E-mail: cts.sec.notifications@wellsfargo.com

Attn:      Corporate Trust Services - Prime Mortgage Trust 2006-1-
SEC REPORT PROCESSING

RE: **Additional Form [   ] Disclosure**Required

Ladies and Gentlemen:

In accordance with Section 4.18 of the Pooling and Servicing Agreement, dated as of May 1, 2006, among EMC Mortgage Corporation, as Seller, Wells Fargo Bank, National Association, as Master Servicer and Securities Administrator and U.S. Bank National Association as Trustee. The undersigned hereby notifies you that certain events have come to our attention that [will][may] need to be disclosed on Form [ ].

Description of Additional Form [ ] Disclosure:

List of Any Attachments hereto to be included in the Additional Form [ ] Disclosure:

Any inquiries related to this notification should be directed to [ ], phone number: [ ]; email address: [ ].

[NAME OF PARTY]
as [role]

By: ________________________________
Name:
Title:

EXHIBIT O

PLANNED AND TARGETED PRINCIPAL SCHEDULES

Distribution Date	Schedule I Aggregate Planned Principal Amount for Class II-A-4, Class II-A-5 and Class II-A-6 Certificates	Schedule II Targeted Principal Amount for Class II-A-7 Certificates
Initial	46,769,000.00	28,293,749.99
June 25, 2006	46,577,325.14	28,077,405.23
July 25, 2006	46,366,168.82	27,833,926.49
August 25, 2006	46,135,616.38	27,563,624.31
September 25, 2006	45,885,765.56	27,266,868.60
October 25, 2006	45,616,726.51	26,944,088.25
November 25, 2006	45,328,621.70	26,595,770.55
December 25, 2006	45,021,585.84	26,222,460.47
January 25, 2007	44,695,765.80	25,824,759.71
February 25, 2007	44,351,320.53	25,403,325.68
March 25, 2007	43,988,420.88	24,958,870.18
April 25, 2007	43,607,249.54	24,492,158.02
May 25, 2007	43,208,000.86	24,004,005.45
June 25, 2007	42,790,880.72	23,495,278.40
July 25, 2007	42,356,106.32	22,966,890.60
August 25, 2007	41,903,906.05	22,419,801.52
September 25, 2007	41,434,519.29	21,855,014.17
October 25, 2007	40,949,775.63	21,275,768.22
November 25, 2007	40,449,902.92	20,683,001.68
December 25, 2007	39,935,162.28	20,077,720.63
January 25, 2008	39,406,401.23	19,461,748.13
February 25, 2008	38,865,071.88	18,837,701.56
March 25, 2008	38,312,557.75	18,208,038.31
April 25, 2008	37,751,108.41	17,576,311.30
May 25, 2008	37,182,654.48	16,945,522.91
June 25, 2008	36,609,431.15	16,318,974.55
July 25, 2008	36,035,175.94	15,701,830.84
August 25, 2008	35,461,138.88	15,095,742.18
September 25, 2008	34,887,707.13	14,501,151.32
October 25, 2008	34,316,331.36	13,919,885.46
November 25, 2008	33,748,750.53	13,354,068.04
December 25, 2008	33,184,941.05	12,803,403.39
January 25, 2009	32,624,878.61	12,267,599.83
February 25, 2009	32,068,539.08	11,746,370.74
March 25, 2009	31,515,898.48	11,239,434.48
April 25, 2009	30,966,932.98	10,746,514.35
May 25, 2009	30,421,618.90	10,267,338.46
June 25, 2009	29,879,932.73	9,801,639.65
July 25, 2009	29,341,851.12	9,349,155.45
August 25, 2009	28,807,350.84	8,909,627.96
September 25, 2009	28,276,408.84	8,482,803.79
October 25, 2009	27,749,002.22	8,068,433.99
November 25, 2009	27,225,108.20	7,666,273.96
December 25, 2009	26,704,704.19	7,276,083.39
January 25, 2010	26,187,767.72	6,897,626.17
February 25, 2010	25,674,276.47	6,530,670.35
March 25, 2010	25,164,208.27	6,174,988.02
April 25, 2010	24,657,541.11	5,830,355.31
May 25, 2010	24,154,253.09	5,496,552.26
June 25, 2010	23,654,322.48	5,173,362.77
July 25, 2010	23,155,482.47	4,861,429.62
August 25, 2010	22,654,763.27	4,561,714.54
September 25, 2010	22,152,946.73	4,273,789.78
October 25, 2010	21,654,504.24	3,995,777.13
November 25, 2010	21,159,414.13	3,727,474.89
December 25, 2010	20,667,654.89	3,468,684.88
January 25, 2011	20,179,205.16	3,219,212.48
February 25, 2011	19,694,043.69	2,978,866.51
March 25, 2011	19,212,149.38	2,747,459.18
April 25, 2011	18,733,501.29	2,524,806.04
May 25, 2011	18,258,078.60	2,310,725.93
June 25, 2011	17,814,967.98	2,145,803.74
July 25, 2011	17,374,976.63	1,988,779.56
August 25, 2011	16,938,084.18	1,839,483.35
September 25, 2011	16,504,270.41	1,697,748.13
October 25, 2011	16,073,515.21	1,563,409.91
November 25, 2011	15,645,798.63	1,436,307.68
December 25, 2011	15,221,100.81	1,316,283.29
January 25, 2012	14,799,402.07	1,203,181.48
February 25, 2012	14,380,682.82	1,096,849.76
March 25, 2012	13,964,923.61	997,138.42
April 25, 2012	13,552,105.13	903,900.46
May 25, 2012	13,142,208.18	816,991.51
June 25, 2012	12,744,695.99	748,659.65
July 25, 2012	12,350,018.90	686,153.02
August 25, 2012	11,958,158.22	629,337.22
September 25, 2012	11,569,095.38	578,080.29
October 25, 2012	11,182,811.94	532,252.70
November 25, 2012	10,799,289.56	491,727.30
December 25, 2012	10,418,510.05	456,379.30
January 25, 2013	10,040,455.32	426,086.19
February 25, 2013	9,668,853.79	396,981.33
March 25, 2013	9,305,230.05	367,404.27
April 25, 2013	8,949,429.75	337,375.81
May 25, 2013	8,601,301.38	306,916.12
June 25, 2013	8,303,929.16	273,045.45
July 25, 2013	8,013,107.09	238,901.16
August 25, 2013	7,728,703.49	204,499.18
September 25, 2013	7,450,589.20	169,854.95
October 25, 2013	7,178,637.54	134,983.37
November 25, 2013	6,912,724.27	99,898.89
December 25, 2013	6,652,727.52	64,615.47
January 25, 2014	6,398,527.76	29,146.63
February 25, 2014	6,150,007.78	0.00
March 25, 2014	5,907,052.59	0.00
April 25, 2014	5,669,549.45	0.00
May 25, 2014	5,437,387.75	0.00
June 25, 2014	5,248,167.59	0.00
July 25, 2014	5,063,067.37	0.00
August 25, 2014	4,882,002.48	0.00
September 25, 2014	4,704,889.94	0.00
October 25, 2014	4,531,648.43	0.00
November 25, 2014	4,362,198.25	0.00
December 25, 2014	4,196,461.26	0.00
January 25, 2015	4,034,360.87	0.00
February 25, 2015	3,875,822.02	0.00
March 25, 2015	3,720,771.13	0.00
April 25, 2015	3,569,136.08	0.00
May 25, 2015	3,420,846.17	0.00
June 25, 2015	3,307,243.33	0.00
July 25, 2015	3,195,687.98	0.00
August 25, 2015	3,086,242.67	0.00
September 25, 2015	2,978,689.29	0.00
October 25, 2015	2,872,906.21	0.00
November 25, 2015	2,768,736.86	0.00
December 25, 2015	2,665,972.00	0.00
January 25, 2016	2,564,267.32	0.00
February 25, 2016	2,463,788.19	0.00
March 25, 2016	2,365,017.80	0.00
April 25, 2016	2,268,030.84	0.00
May 25, 2016	2,172,623.77	0.00
June 25, 2016	2,079,051.75	0.00
July 25, 2016	1,987,280.33	0.00
August 25, 2016	1,897,275.67	0.00
September 25, 2016	1,809,004.59	0.00
October 25, 2016	1,722,434.50	0.00
November 25, 2016	1,637,533.41	0.00
December 25, 2016	1,554,269.94	0.00
January 25, 2017	1,472,613.28	0.00
February 25, 2017	1,392,533.18	0.00
March 25, 2017	1,313,999.98	0.00
April 25, 2017	1,236,984.54	0.00
May 25, 2017	1,161,458.27	0.00
June 25, 2017	1,087,393.13	0.00
July 25, 2017	1,014,761.55	0.00
August 25, 2017	943,536.53	0.00
September 25, 2017	873,691.53	0.00
October 25, 2017	805,200.52	0.00
November 25, 2017	738,037.94	0.00
December 25, 2017	672,178.72	0.00
January 25, 2018	607,598.24	0.00
February 25, 2018	544,272.35	0.00
March 25, 2018	482,177.34	0.00
April 25, 2018	421,289.95	0.00
May 25, 2018	361,587.34	0.00
June 25, 2018	303,047.09	0.00
July 25, 2018	245,647.22	0.00
August 25, 2018	189,366.14	0.00
September 25, 2018	134,182.66	0.00
October 25, 2018	80,076.00	0.00
November 25, 2018	27,025.75	0.00

EXHIBIT P

FORM OF TRUSTEE LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that U.S. Bank National Association, a national banking association, having a place of business at One Federal Street, 3rd Floor, Boston, Massachusetts 02110, not individually, but solely as Trustee (and in no personal or other representative capacity) under the Pooling and Servicing Agreement, dated as of May 1, 2006, by and among Structured Asset Mortgage Investments II Inc., the Trustee and EMC Mortgage Corporation (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms not defined herein have the definitions assigned to such terms in the Agreement), relating to the Prime Mortgage Trust, Certificates, Series 2006-1, hereby appoints _______________, in its capacity as a Servicer under the Agreement, as the Trustee’s true and lawful Special Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, but only in its capacity as Trustee aforesaid, to perform all acts and execute all documents as may be customary, necessary and appropriate to effectuate the following enumerated transactions in respect of any mortgage, deed of trust, promissory note or real estate owned from time to time owned (beneficially or in title, whether the Trustee is named therein as mortgagee or beneficiary or has become mortgagee or beneficiary by virtue of endorsement, assignment or other conveyance) or held by or registered to the Trustee (directly or through custodians or nominees), or in respect of which the Trustee has a security interest or other lien, all as provided under the applicable Agreement and only to the extent the respective Trustee has an interest therein under the Agreement, and in respect of which the Servicer is acting as servicer pursuant to the Agreement (the “Mortgage Documents”).

This appointment shall apply to the following enumerated transactions under the Agreement only:

The modification or re-recording of any Mortgage Document for the purpose of correcting it to conform to the original intent of the parties thereto or to correct title errors discovered after title insurance was issued and where such modification or re-recording does not adversely affect the lien under the Mortgage Document as insured.

2. The subordination of the lien under a Mortgage Document to an easement in favor of a public utility company or a state or federal agency or unit with powers of eminent domain including, without limitation, the execution of partial satisfactions/releases, partial reconveyances and the execution of requests to trustees to accomplish same.

3. The conveyance of the properties subject to a Mortgage Document to the applicable mortgage insurer, or the closing of the title to the property to be acquired as real estate so owned, or conveyance of title to real estate so owned.

4. The completion of loan assumption and modification agreements in respect of Mortgage Documents.

5. The full or partial satisfaction/release of a Mortgage Document or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related note.

6. The assignment of any Mortgage Document, in connection with the repurchase of the mortgage loan secured and evidenced thereby.

7. The full assignment of a Mortgage Document upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related note.

8. With respect to a Mortgage Document, the foreclosure, the taking of a deed in lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or termination, cancellation or rescission of any such foreclosure, including, without limitation, any and all of the following acts:

a.	the substitution of trustee(s) serving under a deed of trust, in accordance with state law and the deed of trust;

b.    the preparation and issuance of statements of breach or non-performance;

c.    the preparation and filing of notices of default and/or notices of sale;

d.    the cancellation/rescission of notices of default and/or notices of sale;

e.    the taking of a deed in lieu of foreclosure; and

f.    the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage Document or state law to expeditiously complete said transactions in paragraphs 8(a) through 8(e), above.

9. Demand, sue for, recover, collection and receive each and every sum of money, debt, account and interest (which now is, or hereafter shall become due and payable) belonging to or claimed by the Trustee under the Mortgage Documents, and to use or take any lawful means for recovery thereof by legal process or otherwise.

10. Endorse on behalf of the Trustee all checks, drafts and/or negotiable instruments made payable to the Trustee in respect of the Mortgage Documents.

The Trustee gives the Special Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by this Limited Power of Attorney, subject to the terms and conditions set forth in the Agreement including the standard of care applicable to servicers in the Agreement, and hereby does ratify and confirm what such Special Attorney-in-Fact shall lawfully do or cause to be done by authority hereof.

IN WITNESS WHEREOF, the Trustee has caused its corporate name to be hereto signed and affixed and these presents to be acknowledged by its duly elected and authorized officer this ___ day of ___ , 2006.

 U.S. Bank National Association, not individually, but solely as Trustee

By:_________________________________
Name:
Title:

WITNESS:                                                                                                              WITNESS:

_______________________________                                                                                              _______________________________
Name:                                                                                                          Name:
Title:                                                                                                            Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On ______________, 2006, before me, the undersigned, a Notary Public in and for said state, personally appeared __________________, personally known to me to be the person whose name is subscribed to the within instrument, and such person acknowledged to me that such person executed the within instrument in such person’s authorized capacity, and that by such signature on the within instrument the entity upon behalf of which such person acted executed the instrument.

WITNESS my hand and official seal.

______________________________
Notary Public

EXHIBIT Q

FORM OF CERTIFICATION TO BE
PROVIDED BY THE SECURITIES ADMINISTRATOR TO DEPOSITOR

Re: Structured Asset Mortgage Investments II Inc. Prime Mortgage Trust (the “Trust”), Certificates Series 2006-1, issued pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2006, among Structured Asset Mortgage Investments II Inc, as Depositor, Wells Fargo Bank, National Association, as Master Servicer and Securities Administrator and U.S. Bank National Association as Trustee and EMC Mortgage Corporation as Seller.

The Securities Administrator hereby certifies to the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the annual report on Form 10-K for the fiscal year [____] (the “Annual Report”), and all reports on Form 10-D required to be filed in respect of period covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;

(2) To my knowledge, (a) the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report, and (b) the Securities Administrator’s assessment of compliance and related attestation report referred to below, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such assessment of compliance and attestation report;

(3) To my knowledge, the distribution information required to be provided by the Securities Administrator under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

(4) I am responsible for reviewing the activities performed by the Securities Administrator under the Pooling and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the compliance statement of the Securities Administrator required by the Pooling and Servicing Agreement, and except as disclosed in the Reports, the Securities Administrator has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

(5) The report on assessment of compliance with servicing criteria applicable to the Securities Administrator for asset-backed securities of the Securities Administrator and each Subcontractor utilized by the Securities Administrator and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been included as an exhibit to the Annual Report. Any material instances of non-compliance are described in such report and have been disclosed in the Annual Report.

In giving the certifications above, the Securities Administrator has reasonably relied on information provided to it by the following unaffiliated parties: [names of servicer(s), master servicer, subservicer, depositor, trustee, custodian(s)]

Date:________________________________

_____________________________________
[Signature]
[Title]